As filed with the Securities and Exchange Commission on November 12, 2021
Registration No. 333-257305

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PIONEER MERGER CORP.*
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary standard industrial classification code number)	98-1563709 (I.R.S. Employer Identification Number)
660 Madison Avenue, 19th Floor
New York, New York 10065
Telephone: 212-803-9080
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ryan Khoury
Chief Executive Officer
660 Madison Avenue, 19th Floor
New York, New York 10065
Telephone: 212-803-9080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Christian O. Nagler Marshall P. Shaffer, P.C. Eric L. Schiele, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Christopher J. Austin Paul Hastings LLP 200 Park Ave New York, New York 10166 (212) 318-6000	Carl R. Sanchez Paul Hastings LLP 4747 Executive Drive, 12th Floor San Diego, CA 92121 (858) 458-3000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/consent solicitation statement/prospectus have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(6)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Acorns Common Stock(1)	179,456,611	$9.92(7)	$1,780,209,581		$194,221(11)
New Acorns Common Stock issuable upon exercise of warrants(2)	16,766,625	$11.50(8)	$192,816,188		$21,037(11)
New Acorns Common Stock(3).	199,595	$9.93(9)	$1,981,978		$217(11)
Warrants to purchase New Acorns Common Stock(4)	17,572,177	$—	$—	$	—(12)
New Acorns Common Stock(5)	26,481,530	$9.95(10)	$263,491,224		$24,426(13)
Total			$2,238,498,971		$239,901(14)

(1)
The number of shares of New Acorns Common Stock (as defined below) being registered represents (i) 40,250,000 Class A ordinary shares (as defined below) of Pioneer (as defined below), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-251556) (the "Registration Statement") and offered by Pioneer in its initial public offering, (ii) 10,062,500 Class B ordinary shares (as defined below) held by Pioneer’s initial shareholders, (iii) up to 128,423,746 shares of New Acorns Common Stock estimated to be issued to the equityholders of Acorns in connection with the Business Combination described in the proxy statement/consent solicitation statement/prospectus (as defined below) and (iv) up to 720,365 shares of New Acorns Common Stock estimated to be issued to holders of Acorns warrants upon the exercise of such warrants following the consummation of the Business Combination. The Class A ordinary shares and Class B ordinary shares of Pioneer will automatically be converted by operation of law into shares of New Acorns Common Stock as a result of the Domestication (as defined below).

(2)
Represents shares of New Acorns Common Stock to be issued upon the exercise of  (i) 13,416,625 public warrants (as defined below) and (ii) 3,350,000 private placement warrants (as defined below) in connection with the Business Combination described in the proxy statement/consent solicitation statement/prospectus. The warrants will convert into warrants to acquire shares of New Acorns Common Stock as a result of the Domestication.

(3)
The number of shares of New Acorns Common Stock being registered represents (i) up to 114,408 additional shares of New Acorns Common Stock estimated to be issued to the equityholders of Acorns in connection with the Business Combination described in the proxy statement/consent solicitation statement/prospectus and (ii) up to 85,187 shares of New Acorns Common Stock estimated to be issued to holders of Acorns warrants upon the exercise of such warrants following the consummation of the Business Combination.

(4)
The number of warrants to acquire shares of New Acorns Common Stock being registered represents (i) 13,416,625 public warrants, (ii) 3,350,000 private placement warrants and (iii) 805,552 Acorns warrants.

(5)
The number of shares of New Acorns Common Stock being registered represents up to 26,481,530 additional shares of New Acorns Common Stock estimated to be issued to the equityholders (including holders of outstanding options and restricted stock units) of Acorns in connection with the Business Combination described in the proxy statement/consent solicitation statement/prospectus.

(6)
Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Pioneer on the Nasdaq Capital Market (“Nasdaq”) on June 16, 2021 ($9.92 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act. June 16, 2021 was the date for which the initial filing fee was calculated (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).

(8)
Represents the exercise price of the warrants.

(9)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Pioneer on Nasdaq on September 29, 2021 ($9.93 per Class A ordinary share).

(10)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Pioneer on Nasdaq on October 25, 2021 ($9.95 per Class A ordinary share).

(11)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091, the rate in effect at the time such fee was paid..

(12)
In accordance with Rule 457(g), the entire registration fee for these warrants is allocated to the common stock being registered underlying these warrants, and no separate fee is paid for these warrants.

(13)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927, the rate in effect at the time such fee was paid.

(14)
Previously paid.

*
Immediately prior to the consummation of the Business Combination, Pioneer intends to effect a deregistration under Part XII the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which Pioneer’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed to “Acorns Holdings, Inc.” upon the consummation of the Domestication. As used herein, “New Acorns” refers to Pioneer after giving effect to the Domestication.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PIONEER MERGER CORP.
660 Madison Avenue, 19th Floor
New York, New York 10065
Dear Pioneer Merger Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.
As further described in the accompanying proxy statement/consent solicitation statement/prospectus, in connection with the Domestication, on the Closing Date and prior to the effective time (the “Effective Time”) of the Merger (as described below), among other things, (i) Pioneer will change its name to “Acorns Holdings, Inc.,” (ii) shares of Pioneer will be converted into shares of common stock of a domesticated Delaware corporation and (iii) the governing documents of Pioneer will be amended and restated. As used in the accompanying proxy statement/consent solicitation statement/prospectus, “New Acorns” refers to Pioneer after giving effect to the Domestication and the Business Combination.
At the extraordinary general meeting, Pioneer shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated as of May 26, 2021 (as it may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a wholly owned subsidiary of Pioneer (“Merger Sub”) and Acorns Grow Incorporated (“Acorns”), a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex A, including the transactions contemplated thereby.
As further described in the accompanying proxy statement/consent solicitation statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)
On the Closing Date, prior to the time at which the Effective Time occurs, Pioneer will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Pioneer will change its name to Acorns Holdings, Inc. (“New Acorns”) (for further details, see “Proposal No. 2 — The Domestication Proposal”).

(b)
Any PIPE Convertible Notes outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10.

(c)
Merger Sub will merge with and into Acorns, with Acorns as the surviving corporation in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Pioneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding common stock (after giving effect to (a) the conversion of Acorns preferred shares and Acorns convertible notes to common stock and (b) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), RSUs and options (vested and unvested) of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, based on an implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise prices of all Acorns options and Acorns warrants and (ii) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time, based on an implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pioneer entered into Subscription Agreements (the “Subscription Agreements”) with Alpha Wave Ventures, LP (“Alpha Wave”) and certain other investors (the “Other PIPE Investors,” and the Other PIPE Investors, together with Alpha Wave, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165,000,000 (the “PIPE Financing”). Falcon Edge, an affiliate of the Sponsor, is the investment manager of Alpha Wave. Alpha Wave will fund $7.5  million in the PIPE Financing. The shares of New Acorns Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.
You will also be asked to consider and vote upon (a) a proposal to approve the Domestication (the “Domestication Proposal”), (b) the proposed new bylaws and certificate of incorporation of New Acorns upon the Domestication (the “Proposed Bylaws” and “Proposed Certificate of Incorporation”), copies of which are attached as Annex C and D, respectively, to the accompanying proxy statement/consent solicitation statement/prospectus (the “Charter Proposal”), (c) on a non-binding advisory basis, proposals related to certain material differences between Pioneer’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents” and such proposals, collectively, the “Pioneer Governing Documents Proposals"), (d) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Nasdaq Proposal,” (e) a proposal to approve the election of seven (7) individuals who will constitute Pioneer’s Board of Directors immediately after the Effective Time (such proposal, the “Director Election Proposal”), and (f) a proposal to approve and adopt the 2021 Plan, a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex L, which is referred to herein as the “Long-Term Incentive Award Plan Proposal,” (g) a proposal to approve and adopt the Employee Stock Purchase Plan , a copy of which is attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex M, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (h) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. None of the Pioneer Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/consent solicitation statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Pioneer shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Pioneer ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (b) in order to solicit additional proxies from Pioneer shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if Pioneer shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by Pioneer from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing plus an amount equal to $55 million from the PIPE Convertible Notes, equal no less than $340,000,000 after deducting Pioneer’s unpaid expenses, liabilities, and any amounts paid to Pioneer shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate proceeds, the “Closing Aggregate Cash Amount”, and such condition to the consummation of the Business Combination, the “Closing Aggregate Cash Amount Condition”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Sponsor Support Agreements, the Sponsor Lock-Up Agreements, the Company Support Agreements, the Company Lock-Up Agreements, the Shareholders’ Agreement, the Registration Rights Agreement, the Sponsor Warrant Forfeiture Agreement and the Acorns Customer Loyalty Share Program (each as defined in the accompanying proxy statement/consent solicitation statement/prospectus). See “Business Combination Proposal — Related Agreements” for more information. Pursuant to the Existing Governing Documents, a holder of Pioneer’s public shares (a “public shareholder”) may request that Pioneer redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of Pioneer’s units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Pioneer’s transfer agent, directly and instruct it to do so. The redemption rights includes the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.
Public shareholders (other than those who have agreed not to do so by executing a Sponsor Support Agreement) may elect to redeem their public shares even if they vote “for” the Business Combination Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Acorns will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pioneer’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 26, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication. See “Extraordinary General Meeting of Pioneer — Redemption Rights” in the accompanying proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Sponsor, Alpha Wave and each of Messrs. Todd Davis, Mitchell Caplan and Oscar Salazar (collectively, the “initial shareholders”) have, pursuant to the Sponsor Support Agreements, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/consent solicitation statement/prospectus, the initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares of Pioneer. See “Business Combination Proposal - Related Agreements - Sponsor Support Agreements” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreements.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/consent solicitation statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Pioneer redeem public shares in an amount that would cause New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing and all of the Pioneer shareholder redemptions.
Pioneer is providing the accompanying proxy statement/consent solicitation statement/prospectus and accompanying proxy card to Pioneer’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Pioneer’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/consent solicitation statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Pioneer’s shareholders are urged to read the accompanying proxy statement/consent solicitation statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 68 of the accompanying proxy statement/consent solicitation statement/prospectus.
After careful consideration, the Board of Directors of Pioneer has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pioneer’s shareholders in the accompanying proxy statement/consent solicitation statement/prospectus. When you consider the recommendation of these proposals by the Board of Directors of Pioneer, you should keep in mind that Pioneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the holders of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Nasdaq Proposal, the Director

Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Pioneer Governing Documents Proposals are voted upon on a non-binding advisory basis only.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Pioneer Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/consent solicitation statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PIONEER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT / WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Pioneer’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Jonathan Christodoro
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/consent solicitation statement/prospectus is dated            , 2021 and is first being mailed to shareholders on or about            , 2021.

PIONEER MERGER CORP.
660 Madison Avenue, 19th Floor
New York, NY 10065
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2021
TO THE SHAREHOLDERS OF PIONEER MERGER CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), will be held at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
As all shareholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that Pioneer’s entry into the Business Combination Agreement, dated as of May 26, 2021 (as may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a wholly owned subsidiary of Pioneer (“Merger Sub”), and Acorns Grow Incorporated (“Acorns”), a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Pioneer as an exempted company in the Cayman Islands and the continuation and domestication of Pioneer as a corporation in the State of Delaware with the name “Acorns Holdings, Inc.,” (a) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10, (b) at the Effective Time, (i) Merger Sub will merge with and into Acorns (the “Merger”), with Acorns as the surviving corporation in the Merger and, after giving effect to such Merger, Acorns shall be a wholly-owned subsidiary of Pioneer and (ii) (x) outstanding common stock (after giving effect to (A) the conversion of Acorns preferred shares and Acorns convertible notes to common stock and (B) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), RSUs and options (vested and unvested) of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (y) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing (x) and (y), based on an implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants; and certain related agreements (including the Sponsor Support Agreements, Company Support Agreements, the Subscription Agreements, the Sponsor Lock-Up Agreements, Company Lock-Up Agreements, Shareholders’ Agreement, and the Registration Rights Agreement, each in the form attached to the proxy statement/consent solicitation statement/prospectus as

Annex E, Annex K, Annex I, Annex N, Annex F, Annex G and Annex J, respectively); and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.
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Proposal No. 2 — Domestication Proposal — RESOLVED, as a special resolution, that Pioneer be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pioneer be continued and domesticated as a corporation under the laws of the State of Delaware.

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Proposal No. 3 — Charter Proposal — RESOLVED, as a special resolution, that: (i) the Memorandum and Articles of Association of Pioneer (the “Existing Governing Documents”) be amended and restated by the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of the Company (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), (ii) the Company change its name from “Pioneer Merger Corp.” to “Acorns Holdings, Inc.”; and (iii) the authorized share capital be changed from 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 5,000,000 preference shares, par value $0.0001 per share, to 321,700,000 shares of common stock, par value $0.0001 per share, of New Acorns and 100,000 shares of preferred stock, par value $0.0001 per share, of New Acorns.

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Proposal No. 4 — Pioneer Governing Documents Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation to approve the following material differences between the Existing Governing Documents and the Proposed Governing Documents (such proposals, collectively, the “Pioneer Governing Documents Proposals”):

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Governing Documents Proposal A — an amendment to change the authorized share capital of Pioneer from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (a) 321,700,000 shares of common stock, par value $0.0001 per share, of New Acorns and (b) 100,000 shares of preferred stock, par value $0.0001 per share, of New Acorns.

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Governing Documents Proposal B — an amendment to authorize the New Acorns Board to issue any or all shares of New Acorns Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Acorns Board and as may be permitted by the DGCL.

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Governing Documents Proposal C — an amendment to authorize the removal of the ability of New Acorns shareholders to take action by written consent in lieu of a meeting.

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Governing Documents Proposal D — an amendment to authorize the amendment and restatement of the Existing Governing Documents be approved in accordance with the Charter Proposal, (i) changing the post-Business Combination corporate name from “Pioneer Merger Corp.” to “Acorns Holdings, Inc.” as more fully set out in the Charter Proposal (which is expected to occur upon the consummation of the Domestication), (ii) making New Acorns’ corporate existence perpetual, (iii) adopting (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) as the exclusive forum for certain shareholder litigation and (B) the federal district courts of the United States as the exclusive forum for causes of action arising under the Securities Act and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

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Proposal No. 5 — The Nasdaq Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing be approved.

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Proposal No. 6 — The Director Election Proposal — RESOLVED, as an ordinary resolution, that the election of seven (7) individuals who will constitute New Acorns’ Board of Directors be approved.

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Proposal No. 7 — The Long-Term Incentive Award Plan Proposal — RESOLVED, as an ordinary resolution, that the 2021 Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex L, be adopted and approved.

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Proposal No. 8 — The Employee Stock Purchase Plan Proposal — RESOLVED, as an ordinary resolution, that the New Acorns Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex M, be adopted and approved.

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Proposal No. 9 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/consent solicitation statement/prospectus is provided to Pioneer shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Pioneer ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (b) in order to solicit additional proxies from Pioneer shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if Pioneer shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by Pioneer from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and the PIPE Convertible Notes, equal no less than $340 million after deducting Pioneer’s unpaid expenses, liabilities, and any amounts paid to Pioneer shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Pioneer Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
These items of business are described in this proxy statement/consent solicitation statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares of Pioneer at the close of business on October 26, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. This proxy statement/consent solicitation statement/prospectus and accompanying proxy card is being provided to Pioneer’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Pioneer’s shareholders are urged to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 68 certain governance provisions in the Proposed Certificate of Incorporation of this proxy statement/consent solicitation statement/prospectus.
After careful consideration, the board of directors of Pioneer has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Pioneer’s shareholders in this proxy statement/consent solicitation statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Pioneer, you should keep in mind that Pioneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” in this proxy statement/consent solicitation statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request of Pioneer that New Acorns redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Pioneer’s transfer agent, in which you (a) request that New Acorns redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Pioneer’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pioneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Sponsor Support Agreement) may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Pioneer’s transfer agent, New Acorns will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Pioneer’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 26, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Acorns Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Pioneer — Redemption Rights” in this proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Support Agreements, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/consent solicitation statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Pioneer redeem public shares in an amount that would cause New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Pioneer Governing Documents Proposals are voted upon on a non-binding advisory basis only. All shareholders of Pioneer are cordially invited to attend the extraordinary general meeting in person. To ensure your representation at the extraordinary general meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/consent solicitation statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Pioneer Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/consent solicitation statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/consent solicitation statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PACX.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Pioneer Merger Corp.,
Jonathan Christodoro
Chairman of the Board of Directors
           , 2021.
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PIONEER’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF PIONEER — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ACORNS GROW INCORPORATED
5300 California Avenue
Irvine, CA 92617
NOTICE OF SOLICITATION OF WRITTEN CONSENT
To Shareholders of Acorns Grow Incorporated:
Pursuant to a Business Combination Agreement, dated as of May 26, 2021 (as it may be amended and/or restated from time to time, the “Business Combination Agreement” or “BCA”), by and among Pioneer Merger Corp. (“Pioneer”), Pioneer SPAC Merger Sub Inc., a wholly owned subsidiary of Pioneer (“Merger Sub”), and Acorns Grow Incorporated (“Acorns”), Merger Sub will be merged with and into Acorns, with Acorns surviving the merger as a wholly owned subsidiary of Pioneer (the “Business Combination”).
The accompanying proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of Acorns’ Board of Directors to request that Acorns shareholders as of the record date of                 , 2021 (the “Acorns Record Date”) approve by written consent the approval and adoption of the Business Combination Agreement, the Ancillary Documents to which Acorns is or will be a party and the transactions contemplated thereby, including the Merger (the “Business Combination Proposal”).
The accompanying proxy statement/consent solicitation statement/prospectus describes the Business Combination Agreement, the Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/consent solicitation statement/prospectus.
Acorns’ Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared advisable the Business Combination Agreement and the Business Combination upon the terms and conditions set forth in the Business Combination Agreement, and unanimously determined that the Business Combination Agreement and the Business Combination are in the best interests of Acorns and its shareholders. Acorns’ Board of Directors unanimously recommends that shareholders approve the Business Combination Proposal.
Certain of Acorns’ executive officers, directors and holders of 5% or more of Acorns’ common stock or preferred stock, who as of May 26, 2021 collectively hold approximately 71% of the voting power of the shares of Acorns capital stock as of such date, including Acorns preferred stock voting on an as-converted to common stock basis, have agreed to execute and deliver a written consent with respect to the outstanding shares of Acorns common stock and preferred stock held by such holders approving and adopting the Business Combination Agreement and approving the Business Combination; accordingly, Acorns expects to have the required votes to approve and adopt the Business Combination Agreement and the Business Combination. Due to the obligations of such shareholders, a failure of any other Acorns shareholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Acorns shareholder, is not expected to have any effect on the approval of each such proposal.
Please complete, date and sign the written consent furnished with the accompanying proxy statement/consent solicitation statement/prospectus and return it promptly to Acorns by one of the means described in the section entitled “Acorns’ Solicitation of Written Consents” beginning on page 141 of the accompanying proxy statement/consent solicitation statement/prospectus.
By Order of the Board of Directors,
/s/ Noah Kerner

Noah Kerner
Chief Executive Officer

2

The information in this proxy statement/consent solicitation statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2021
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
PIONEER MERGER CORP.

CONSENT SOLICITATION STATEMENT FOR
ACORNS GROW INCORPORATED

PROSPECTUS FOR UP TO 206,137,736 SHARES OF COMMON STOCK 17,572,177 WARRANTS OF PIONEER MERGER CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED ACORNS HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The Board of Directors of each of Pioneer Merger Corp., a Cayman Islands exempted Company (“Pioneer”), and Acorns Grow Incorporated, a Delaware corporation (“Acorns”), has unanimously approved (i) that certain Business Combination Agreement, dated as of May 26, 2021 (as amended from time to time, the “Business Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pioneer (“Merger Sub”), and Acorns, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A and (ii) the Merger (as defined below), the domestication of Pioneer as a Delaware corporation (the “Domestication”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”).
In connection with the Domestication, on the Closing Date (as defined below) immediately prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Pioneer will be converted into one share of common stock, par value $0.0001 per share, of New Acorns (collectively, the “New Acorns Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pioneer will automatically represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share on the terms and conditions set forth in the Pioneer Warrant Agreement; (iii) the governing documents of Pioneer will be amended and restated and become the certificate of incorporation and the bylaws of New Acorns as described in this proxy statement/consent solicitation statement/prospectus; and (iv) Pioneer’s name will change to “Acorns Holdings, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary shares of Pioneer and the underlying warrants of Pioneer prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number) representing the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share on the terms and subject to the conditions set forth in the Pioneer Warrant Agreement.
Following the consummation of the Domestication, on the Closing Date, Merger Sub will merge with and into Acorns (the “Merger”), with Acorns as the surviving corporation in the Merger and, after giving effect to the Merger, Acorns will be a wholly-owned subsidiary of New Acorns (the time that the Merger becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10 and (ii) at the Effective Time, (a) outstanding shares of Acorns Common Stock (after giving effect to (x) the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock and (y) the cash consideration which may be paid to Acorns stockholders if a cash election has been made), Acorns RSUs and Acorns options (vested and unvested) will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (b) outstanding Acorns Warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing clauses (a) and (b), based on an implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants.
This prospectus covers 206,137,736 shares of New Acorns Common Stock and 17,572,177 warrants to acquire shares of New Acorns Common Stock. The number of shares of New Acorns Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and convertible notes of Acorns in connection with the Business Combination (as more fully described in this proxy statement/consent solicitation statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of Pioneer in connection with the Business Combination. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/consent solicitation statement/prospectus. It is contemplated that, upon completion of the Business Combination, the holders of shares and convertible notes of Acorns will own, collectively, 130,517,664 shares of New Acorns Common Stock (excluding any

PIPE Shares and shares of New Acorns Common Stock issued in respect of the PIPE Convertible Notes), representing approximately 64% of the total shares outstanding under the no redemption scenario. The PIPE Investors and holders of PIPE Convertible Notes will own, collectively, 22,240,254 shares of New Acorns Common Stock acquired as PIPE Shares, representing approximately 11% of the total shares outstanding under the no redemption scenario. The current Pioneer stockholders will own 50,312,500 shares of New Acorns Common Stock, representing approximately 25% of the total shares outstanding under the no redemption scenario. This presentation assumes that no public shareholders holding Public Shares exercise redemption rights with respect to their Public Shares. If the actual facts are different than these assumptions, the ownership percentages in New Acorns will be different.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pioneer entered into Subscription Agreements (the “Subscription Agreements”) with Alpha Wave Ventures, LP (“Alpha Wave”) and certain other investors (the “Other PIPE Investors,” and the Other PIPE Investors, together with Alpha Wave, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors, an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165 million (the “PIPE Financing”). Falcon Edge, an affiliate of the Sponsor, is the investment manager of Alpha Wave. Alpha Wave will fund $7.5 million in the PIPE Financing. The shares of New Acorns Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pioneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Sponsor Support Agreements, the Sponsor Lock-Up Agreements, the Company Support Agreements, the Company Lock-Up Agreements, the Shareholders’ Agreement, the Amended and Restated Registration Rights Agreement, the Pioneer Sponsor Warrant Forfeiture Agreement and the Acorns Customer Loyalty Share Program (each as defined in the accompanying proxy statement/consent solicitation statement/prospectus). See “Business Combination Proposal — Related Agreements” for more information.
Pioneer’s units, shares of Class A common stock and warrants are each traded on Nasdaq under the symbol “PACXU,” “PACX” and “PACXW”, respectively. Upon the closing of the Business Combination, it is contemplated that New Acorns will have a single class of common stock. New Acorns intends to apply for listing, to be effective at the consummation of the Business Combination, of the common stock to be issued in connection with the Business Combination (including the PIPE Shares) together with the common stock previously issued in Pioneer’s initial public offering, the warrants issued in Pioneer’s initial public offering and simultaneous private placement, and the common stock underlying the warrants issued in Pioneer’s initial public offering and simultaneous private placement, on Nasdaq under the proposed symbols “OAKS”, in the case of the common stock, and “OAKW”, in the case of the warrants.
Pioneer is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.
This proxy statement/consent solicitation statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of Pioneer’s shareholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 68. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/consent solicitation statement/prospectus incorporates by reference important business and financial information about Pioneer from documents that are not included in or delivered with this proxy statement/consent solicitation statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/consent solicitation statement/prospectus and other filings of Pioneer with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from Pioneer at the following address:
Ryan Khoury
Pioneer Merger Corp.
660 Madison Avenue, 19th Floor
New York, New York 10065
Telephone: 212-803-9080
You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by            , 2021 (five business days prior to the meeting date) in order to receive them before the special meeting.
This proxy statement/consent solicitation statement/prospectus is dated           , 2021, and is first being mailed to Pioneer shareholders on or about such date.

LEGAL MATTERS	344
EXPERTS	344
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	344
ENFORCEABILITY OF CIVIL LIABILITY	344
WHERE YOU CAN FIND MORE INFORMATION	345
INDEX TO FINANCIAL STATEMENTS	F-1
Annexes
You should rely only on the information contained in this proxy statement/consent solicitation statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus is dated           , 2021. You should not assume that the information contained in this proxy statement/consent solicitation statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/consent solicitation statement/prospectus to Pioneer shareholders or Acorns shareholders nor the issuance by Pioneer of common stock in connection with the Business Combination will create any implication to the contrary.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus or the context otherwise requires, references to:
“2021 Plan” means the 2021 Long-Term Incentive Award Plan of the Combined Company after the closing of the Business Combination.
“Acorns” means Acorns Grow Incorporated, a Delaware corporation.
“Acorns convertible notes” means all notes issued and outstanding by Acorns or any of its subsidiaries that are convertible by their terms into shares of Acorns’ capital stock, in each case, other than the PIPE Convertible Notes.
“Acorns Common Stock” means the common stock, par value $0.001 per share, of Acorns.
“Acorns Equity Plan” means the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.
“Acorns Equity Value” means the implied fully-diluted equity value of Acorns of  $1.5 billion.
“Acorns option” means an option to purchase shares of Acorns common stock that is outstanding and unexercised as of immediately prior to the Effective Time.
“Acorns Preferred Stock” means, collectively, the (a) Series A Preferred Stock, par value $0.001 per share, of Acorns, (b) Series B Preferred Stock, par value $0.001 per share, of Acorns, (c) Series C Preferred Stock, par value $0.001 per share, of Acorns, (d) Series D Preferred Stock, par value $0.001 per share, of Acorns, (e) Series D-1 Preferred Stock, par value $0.001 per share, of Acorns, (f) Series E-1 Preferred Stock, par value $0.001 per share, of Acorns, and (g) Series E-2 Preferred Stock, par value $0.001 per share, of Acorns.
“Acorns RSU” means each restricted stock unit covering a specified number of shares of Acorns Common Stock that is outstanding and granted under the Acorns Equity Plan as of immediately prior to the Effective Time.
“Acorns warrant” means a warrant to purchase shares of Acorns capital stock (which for the avoidance of doubt is not an Acorns option) that is outstanding and unexercised as of immediately prior to the Effective Time.
“Alpha Wave” means Alpha Wave Ventures, LP, a Cayman Islands limited partnership.
“Articles of Association” means the amended and restated articles of association of Pioneer.
“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing.
“Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated as of May 26, 2021, by and among Pioneer, Merger Sub and Acorns, as amended, modified or supplemented from time to time.
“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“Charter Proposal” means Proposal No. 3 to approve the Proposed Certificate of Incorporation of Pioneer.
“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Pioneer, which will automatically convert, on a one-for-one basis, into shares of New Acorns Common Stock in connection with the Domestication.
“Class B ordinary shares” or “Founder Shares” means the 10,062,500 Class B ordinary shares, par value $0.0001 per share, of Pioneer outstanding as of the date of this proxy statement/consent solicitation statement/prospectus that were initially issued to Sponsor in a private placement prior to the initial public offering and of which 120,000 shares were transferred to Todd Davis, Mitchell Caplan and Oscar Salazar (40,000 shares each) in December 2020 and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Acorns Common Stock.
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.
“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or on such other date as Pioneer and Acorns may agree in writing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Lock-Up Agreement” means each of the Company Lock-Up Agreements entered into as of May 26, 2021, by Pioneer, Acorns and certain key stockholders of Acorns.
“Company Support Agreement” means each of the Company Support Agreements entered into as of May 26, 2021, by Pioneer, Acorns and certain key stockholders of Acorns.
“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively.
“Continental” means Continental Stock Transfer & Trust Company.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means the regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and other action, inaction, activity, responses or other conduct reasonably necessary in connection with or in response to or in compliance with any of the foregoing.
“Declaration” means Declaration Partners LP.
“DGCL” means the Delaware General Corporation Law, as amended.
“Director Election Proposal” means the proposal to elect seven (7) individuals who will constitute the New Acorns Board of Directors immediately after the Effective Time.
“Domestication” means the transfer by way of continuation and deregistration of Pioneer from the Cayman Islands and the continuation and domestication of Pioneer Merger Corp. as a corporation incorporated in the State of Delaware.
“Domestication Proposal” means the proposal to approve a change of Pioneer’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.
“DTC” means the Depository Trust Company.
“Effective Time” means the time at which the Merger becomes effective.
“ESPP” means the Pioneer Employee Stock Purchase Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental, in its capacity as the “Exchange Agent” under the Business Combination Agreement.
“Existing Governing Documents” means the Memorandum of Association and the Articles of Association.
“extraordinary general meeting” means the extraordinary general meeting of Pioneer at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of Pioneer’s precautions regarding the novel coronavirus or COVID-19, Pioneer is planning for the extraordinary general meeting to also be held virtually over the Internet.
“Falcon Edge” means Falcon Edge Capital, LP, a Delaware limited partnership, an affiliate of the Sponsor and the investment manager of Alpha Wave.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Initial Public Offering” means the initial public offering of 40,250,000 units, consummated on January 12, 2021, and the underwriters’ exercise of an over-allotment option to purchase 5,250,000 additional units to cover over-allotments on January 12, 2021, generating aggregate gross proceeds of  $402.5 million.
“initial shareholders” means Sponsor and its affiliates, Alpha Wave and officers and directors of Pioneer.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Memorandum of Association” means the amended and restated memorandum of association of Pioneer.
“Merger” means the merger of Merger Sub with and into Acorns pursuant to the Business Combination Agreement, with Acorns as the surviving corporation in the Merger and, after giving effect to such Merger, Acorns becoming a wholly-owned subsidiary of Pioneer.
“Merger Sub” means Pioneer SPAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pioneer.
“Morrow” means Morrow Sodali LLC.
“Nasdaq” means The Nasdaq Capital Market.
“Nasdaq Listing Rule” means each of the applicable provisions of the Nasdaq Stock Exchange Listing Rules.
“Nasdaq Proposal” means the proposal to approve by ordinary resolution for the purposes of complying with the Nasdaq Listing Rule, the issuance of shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), (c) or (d).
“New Acorns” means Pioneer Merger Corp. upon and after the Domestication.
“New Acorns Board of Directors” means the board of directors of New Acorns.
“New Acorns Common Stock” means the common stock, par value $0.0001 per share, of New Acorns.
“New Acorns Preferred Stock” means the preferred stock, par value $0.0001 per share, of New Acorns.
“Original Registration Rights Agreement” means the registration rights agreement entered into on January 12, 2021.

“ordinary shares” means Class A ordinary shares and Class B ordinary shares.
“Pioneer Governing Documents Proposals” means the four separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents, collectively.
“Pioneer” means Pioneer Merger Corp., a Cayman Islands exempted company, both prior to and after the Business Combination, which is expected to be renamed “Acorns Holdings, Inc.”, a Delaware corporation, upon the consummation of the Business Combination. In some instances, Pioneer after the Business Combination is alternatively referred to as the “Combined Company.”
“Pioneer Board of Directors” means the board of directors of Pioneer.
“Pioneer warrants” means the public warrants and the private warrants.
“PIPE Convertible Notes” means, collectively, the convertible notes issued by Acorns to Declaration and Senator in an aggregate principal amount of  $55 million.
“PIPE Convertible Notes Agreement” means the Note Purchase Agreement entered into among Acorns and affiliates of Declaration and Senator on March 26, 2021.
“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 16,500,000 shares of New Acorns Common Stock for an aggregate purchase price of  $165 million to be consummated in connection with Closing.
“PIPE Investors” means Alpha Wave and the Other PIPE Investors.
“PIPE Shares” means an aggregate of 16,500,000 shares of Class A shares to be issued to PIPE Investors in the PIPE Financing.
“private placement warrants” means the 6,700,000 private placement warrants outstanding as of the date of this proxy statement/consent solicitation statement/prospectus that were issued to Sponsor simultaneously with the closing of the initial public offering in a private placement at a price of  $1.50 per warrant. Each private placement warrant is exercisable for one Class A ordinary share at a price of  $11.50.
“pro forma” means giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing.
“Proposed Bylaws” means the proposed bylaws of New Acorns to be effective upon the Domestication attached to this proxy statement statement/consent solicitation statement/prospectus as Annex D.
“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New Acorns to be effective upon the Domestication attached to this proxy statement/consent solicitation statement/prospectus as Annex C.
“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.
“Public Shares” means the Class A ordinary shares included in the units issued in the Initial Public Offering.
“public shareholders” means holders of public shares, including the Sponsor, and Pioneer’s officers and directors to the extent they hold public shares; provided, that the holders of Founder Shares will be considered a “public shareholder” only with respect to any public shares held by them.
“public warrants” means the warrants exercisable for Class A ordinary shares included in the units issued in the Initial Public Offering.
“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents.

“Registration Rights Agreement” means the Amended and Restated Registration rights Agreement entered into on May 26, 2021 among Pioneer, Sponsor, Alpha Wave, and certain stockholders of Acorns.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senator” means Senator Investment Group.
“Shareholders’ Agreement” means the Shareholders’ Agreement, dated May 26, 2021, by and among Pioneer, Sponsor and Acorns.
“special meeting” means the extraordinary general meeting of Pioneer that is the subject of this proxy statement/consent solicitation statement/prospectus.
“Sponsor” means Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company and an affiliate of certain of Pioneer’s officers and directors.
“Sponsor Lock-Up Agreement” means each of the Sponsor Lock-Up Agreements entered into on May 26, 2021 among Pioneer, Acorns, and each of Sponsor, Todd Davis, Mitchell Caplan, Oscar Salazar and Alpha Wave.
“Sponsor Support Agreement” means each of the Sponsor Support Agreements entered into on May 26, 2021 among Pioneer, Acorns, and each of Sponsor, Todd Davis, Mitchell Caplan, Oscar Salazar and Alpha Wave.
“Sponsor Warrant Forfeiture Agreement” means the Sponsor Warrant Forfeiture Agreement entered into on May 26, 2021 among Pioneer, Sponsor and Acorns.
“Subscription Agreements” means the subscription agreements dated May 26, 2021, by and between Pioneer and the PIPE Investors.
“transfer agent” means Continental, Pioneer’s transfer agent.
“trustee” means Continental, in its capacity as the trustee of the Trust Account.
“Trust Account” means the trust account established at the consummation of Pioneer’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee.
“units” means the units of Pioneer, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by Pioneer in its initial public offering and in its concurrent private placement.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“warrants” means the public warrants and the private placement warrants.
“Warrant Agreement” means the warrant agreement dated January 12, 2021, by and between Pioneer and Continental.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION
•
The parties to the Business Combination are Pioneer, Merger Sub and Acorns. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Acorns, with Acorns surviving as a wholly owned subsidiary of Pioneer. See the Business Combination Agreement, a copy of which is attached hereto as Annex A.

•
Under the Business Combination Agreement, the shareholders and convertible noteholders of Acorns (other than the holders of the PIPE Convertible Notes) will receive an aggregate of approximately 130,517,664 shares of Pioneer common stock at the closing of the Business Combination. Holders of Acorns options, Acorns RSUs, and Acorns warrants will receive options, RSUs or warrants, as applicable, of Pioneer exercisable in the aggregate for approximately 25,307,572 shares of Pioneer common stock. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

•
Immediately following the closing of the Business Combination, Acorns’ shareholders (other than the holders of the PIPE Convertible Notes) will hold approximately 64% of the issued and outstanding Pioneer common stock (on account of Pioneer shares issued in the Business Combination) and current shareholders of Pioneer will hold approximately 25% of the issued and outstanding Pioneer common stock, and the remaining approximately 11% will be held by the investors in the PIPE Financing that are purchasing Pioneer common stock and the holders of the PIPE Convertible Notes, in each case, based on the number of shares of Pioneer common stock outstanding as of June 30, 2021 (assuming no holder of Pioneer’s public shares exercises redemption rights as described in this proxy statement/consent solicitation statement/prospectus and that no Acorns stockholder makes a cash election). See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

•
The Business Combination Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of Pioneer and Acorns; (ii) by either Pioneer or Acorns if the transactions are not consummated on or before January 15, 2022; (iii) by either Pioneer or Acorns if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, judgment, ruling or other action is final and non-appealable; (iv) by either Pioneer or Acorns if the other party has breached any of its covenants or representations and warranties such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within thirty days (or any shorter time period that remains prior to the termination date provided in item (ii) above) of the notice of the breach, provided that the terminating party is itself not in breach; (v) by Pioneer if Acorns shareholder approval of the Business Combination Agreement and the transactions contemplated thereby has not been obtained within one business day following the date that this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC; or (vi) by either Pioneer or Acorns if the Pioneer shareholder meeting (including any adjournment thereof) has been held, has concluded, Pioneer’s shareholders have duly voted and the Condition Precedent Proposals fail to be approved by the required votes described herein. See the section entitled “The Business Combination Proposal —  Termination.”

•
In addition to voting on the Business Combination Proposal, the shareholders of Pioneer will vote on separate proposals to approve amendments to Pioneer’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “Acorns Holdings, Inc.” as opposed to “Pioneer Merger Corp.”; (ii) change Pioneer’s capitalization so that it will have 321,700,000 authorized shares of a single class of common stock and 100,000 authorized shares of preferred stock, as opposed to Pioneer having 500,000,000 authorized Class A ordinary shares, 50,000,000 authorized Class B ordinary shares and 5,000,000 authorized preference shares; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The shareholders of Pioneer will also consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance by Pioneer of New Acorns Common Stock, in connection with the Business Combination and the PIPE Financing. The shareholders of Pioneer will also vote on proposals (w) to approve appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company, (x) to approve the 2021 Plan, (y) to approve the Employee Stock Purchase Plan, and (z) to approve, if necessary, an adjournment of the special meeting. See the sections entitled “Proposal No. 3 — The Charter Proposal,” “Proposal No. 4 — The Governing Documents Proposal,” “Proposal No. 5 — The Nasdaq Proposal,” “Proposal No. 6 — The Director Election Proposal,” “Proposal No. 7 — The Long-Term Incentive Award Plan Proposal,” “Proposal No. 8 — The Employee Stock Purchase Plan Proposal” and “Proposal No. 9 — The Adjournment Proposal.”
•
Upon completion of the Business Combination, the directors of the Combined Company will be Brent Callinicos, John Flynn, Sarah Jones Simmer, Noah Kerner, Varsha Rao, Dana Settle and Navroz Udwadia. See the section entitled “Proposal No. 6 — The Director Election Proposal.”

•
Upon completion of the Business Combination, the executive officers of the Combined Company will include Noah Kerner, Jasmine Lee, Manning Field, and the other persons described under “Proposal No. 6 — The Director Election Proposal — Information about Executive Officers, Directors and Nominees.”

•
Pursuant to the Registration Rights Agreement, certain of Acorns’ shareholders, the Sponsor and certain other shareholders of Pioneer will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of their securities of the Combined Company, subject to certain conditions set forth therein.

•
Pursuant to the Shareholders’ Agreement, for so long as the Sponsor maintains ownership of a certain percentage interest in Pioneer, Acorns will have the right to designate one nominee from a list of nominees provided by the Sponsor for election to Pioneer’s board of directors.

•
In connection with the execution of the Business Combination Agreement, certain of Acorns’ executive officers, directors and holders of 5% or more of Acorns’ common stock or preferred stock, who collectively hold approximately 71% of the outstanding shares of Acorns common stock as of May 26, 2021, including Acorns preferred stock voting on an as-converted to common stock basis, entered into agreements pursuant to which they have agreed to vote in favor of the Business Combination Agreement, the Business Combination and matters related thereto.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF PIONEER
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pioneer’s shareholders. We urge shareholders to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q: Why am I receiving this proxy statement/consent solicitation statement/prospectus?
A: Pioneer shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) Pioneer will be renamed “Acorns Holdings, Inc.”, (ii) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10, (iii) outstanding Acorns Common Stock (after giving effect to (a) the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock and (b) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), Acorns RSUs and Acorns options (vested and unvested) will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (iv) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing clauses (iii) and (iv), based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants. See “Proposal No. 1 —  Business Combination Proposal.”
A copy of the Business Combination Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
The approval of each of the Domestication Proposal and the Charter Proposal of a special resolution under Cayman Islands law, being the affirmative vote of the holders at least a two-thirds (2/3) majority of the holders of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Pioneer Governing Documents Proposals are voted upon on a non-binding advisory basis only.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Pioneer will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Pioneer will automatically represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share of New Acorns Common Stock on the terms and conditions set forth in the Warrant Agreement; and (iii) each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number). The Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the Proposed Governing Documents that are not adopted and approved by the Pioneer shareholders. In connection with clause (i) and (ii), each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary shares of Pioneer and underlying Pioneer warrants prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number) representing the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement. See “Domestication Proposal.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “ — What amendments will be made to the current constitutional documents of Pioneer?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS.
Q: What proposals are shareholders of Pioneer being asked to vote upon?
A:   At the extraordinary general meeting, Pioneer is asking holders of its ordinary shares to consider and vote upon separate proposals, as follows:
•
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the Business Combination;

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a proposal to approve by special resolution the Domestication;

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a proposal to approve by way of special resolution the amendment and restatement of the Existing Governing Documents with the Proposed Governing Documents;

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a proposal to approve, on a non-binding advisory basis, each of the Pioneer Governing Documents Proposals and thereby (i) authorize change to authorized share capital, (ii) authorize the Pioneer Board to make issuances of preferred stock, (iii) adopt (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) as the exclusive forum for certain shareholder litigation and (B) the federal district courts of the United States as the exclusive forum for causes of action arising under the Securities Act, and (iv) approve other changes to be made in connection with the adoption of Proposed Governing Documents. A copy of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/consent solicitation statement/prospectus as Annex C and D, respectively;

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a proposal to authorize the New Acorns Board to issue any or all shares of New Acorns Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Acorns Board and as may be permitted by the DGCL;

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a proposal to approve the Pioneer Designee and the Company Designees to serve as directors on the New Acorns Board;

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a proposal to authorize by way of special resolution, consequential upon the Domestication, the amendment and restatement of the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pioneer and Acorns, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;
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a proposal to approve by ordinary resolution the issuance of shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq listing requirements;

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a proposal to approve and adopt by ordinary resolution the 2021 Plan;

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a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan;

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a proposal to approve each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to this proxy statement/consent solicitation statement/prospectus or in correspondence related thereto;

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a proposal to approve each other proposal reasonably agreed by Pioneer and Acorns as necessary or appropriate in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the Subscription Agreements in connection with the PIPE Financing or the other agreements, documents, instruments and/or certificates contemplated by the Business Combination Agreement or to be executed in connection with the Business Combination Agreement; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If Pioneer’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement may be terminated and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Pioneer Governing Documents Proposals,” “The Nasdaq Proposal,” “Director Election Proposal,” “Long-Term Incentive Award Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”
Pioneer will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/consent solicitation statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Pioneer should read it carefully.
After careful consideration, the Pioneer Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Pioneer Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of Pioneer and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q: Why is Pioneer proposing the Business Combination?
A: Pioneer is a blank check company incorporated on October 21, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Pioneer may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, Pioneer has focused on prospective targets in the technology and consumer sectors that have attractive growth-oriented characteristics and strong underlying demand drivers. Pioneer is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations. Pioneer’s business strategy is to identify leading private companies that are potential industry disruptors or innovators in a growth market. We believe that our management team’s extensive experience and knowledge of local markets, access to leaders and innovators, and proven deal-sourcing capabilities presents an opportunity to create significant long-term value for our shareholders. Although we may pursue an opportunity in any business, industry, sector or geographic area, our management team believes that the technology and consumer sectors present some of the most attractive industries with large scale disruption opportunities
Pioneer has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Pioneer has sought to acquire companies that are potential industry disruptors or innovators in a growth market, in the technology and consumer sectors, that would benefit from the network and managerial expertise that Pioneer has, and that can benefit from being publicly traded.
Based on its due diligence investigations of Acorns and the industry in which it operates, including the financial and other information provided by Acorns in the course of negotiations, the Pioneer Board believes that Acorns meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal — The Pioneer Board’s Reasons for the Business Combination.”
Although the Pioneer Board believes that the Business Combination with Acorns presents a unique business combination opportunity and is in the best interests of Pioneer and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The Pioneer Board’s Reasons for the Business Combination” and “Risk Factors —  Risks Related to the Business Combination and Pioneer.”
Q: Did the Pioneer Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: No. The Pioneer Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, Pioneer’s management, the members of the Pioneer Board and the other representatives of Pioneer have substantial experience in evaluating the operating and financial merits of companies similar to Acorns and reviewed certain financial information of Acorns and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of Pioneer’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Pioneer Board in valuing Acorns’ business and assuming the risk that the Pioneer Board may not have properly valued such business.
Q: What will Acorns’ equityholders receive in return for the Business Combination with Pioneer?
A: Following the consummation of the Domestication and on the Closing Date, Merger Sub will merge with and into Acorns, with Acorns as the surviving corporation in the Merger and, after giving effect to such Merger, Acorns shall be a wholly-owned subsidiary of Pioneer. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding Acorns Common Stock (after giving effect to (a) the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock and (b) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), Acorns RSUs and Acorns options (vested and unvested) of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (ii) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing clauses (i) and (ii), based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.
Q: What is Acorns’ business?
A: Acorns is a financial technology and financial services company based in Irvine, California that specializes in micro-investing and robo-investing. Acorns’ vision is to help everyday Americans save and invest every day. Acorns is the parent company of Acorns Securities, LLC (“Acorns Securities”) and Acorns Advisers, LLC (“Acorns Advisers”). Acorns Securities is registered with the SEC as a broker-dealer under the Exchange Act and in all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands and is a member of FINRA. Acorns Advisers is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”).
Acorns is building a financial wellness system so that individuals and families can responsibly manage and grow their money. Acorns charges an affordable monthly subscriber fee for access to most of its services, with clear, monthly-based subscription pricing. Historically, Acorns’ customers could subscribe to its investment account product, Acorns Invest, which allows subscribers to invest in a diversified portfolio of exchange traded funds and includes the Round-ups® feature that helps subscribers automatically invest spare change from everyday purchases by rounding each purchase to the nearest dollar. As Acorns has introduced new products, including individual retirement accounts, deposit accounts that help subscribers invest, accounts managed by Acorns subscribers for minor beneficiaries, cash-forward rewards, and a financial literacy platform, it has bundled them within premium subscription offerings for individuals and families. Acorns’ financial wellness system is being designed to help automate the act of depositing, allocating those deposits into the right accounts and services included in their subscription, and then helping the subscriber grow their money over the long-term.
Due to the nature of its business, including the services provided by Acorns’ registered financial adviser and broker-dealer subsidiaries, Acorns is subject to extensive and complex rules and regulations and examination by various federal, state and local government authorities, designed to, among other things, protect subscribers and investors. These rules and regulations are constantly evolving and adverse changes to these rules, regulations or requirements, or failure to comply with them, could adversely affect Acorns’ business, operating results and financial condition. For example, there has been growing regulatory attention on the use of certain digital engagement practices (“DEPs”) by broker-dealers and investment advisers, which could lead to new regulatory requirements on DEPs. While Acorns deploys certain DEPs, these DEPs are not game-like features currently designed to incentivize investors to trade more often but, rather, to encourage positive savings and investing behavior for the long-term. Examples of this include interactive visualization tools to help subscribers understand the impact of their relative investment and deposit decisions, financial education, a cash forward reward program to earn bonus investments, recognition for subscribers achieving investment milestones and a complementary sweepstakes program. Regulatory restrictions on DEPs that do not differentiate between DEPs that appear to be the focus of current regulatory attention and those deployed by Acorns could adversely impact its ability to use DEPs or result in additional regulatory obligations for Acorns when using them. If Acorns fails to satisfy these regulatory requirements, it could be subject to regulatory fines and civil penalties. Any of the foregoing may result in a material adverse effect on Acorns business, financial condition, and results of operations.

For more information, please see the section of this proxy statement/prospectus entitled “Risk factors — Regulatory, Tax and Legal Risks — Our business is subject to an extensive, complex, overlapping and constantly changing regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, operating results and financial condition” and “Risk factors — Regulatory, Tax and Legal Risks — Possible regulatory restrictions on DEPs could adversely impact our business.”
Q: How will the Combined Company be managed following the business combination?
A: Following the Closing, it is expected that the current management of Acorns will become the management of New Acorns, and the New Acorns Board will consist of seven (7) directors. Pursuant to the Business Combination Agreement, the New Acorns Board will consist of  (i) one (1) individual designated by Acorns from a list of individuals agreed upon by Pioneer and Acorns, and (ii) six (6) individuals designated by Acorns in consultation with Pioneer. Please see the section entitled “Management of the Combined Company” for further information.
Q: What are the PIPE Convertible Notes?
A: Prior to the execution of the Business Combination Agreement, affiliates of Declaration and Senator entered into the PIPE Convertible Notes Agreement with Acorns, pursuant to which Acorns issued to Declaration and Senator convertible notes in an aggregate principal amount of $55 million. Pursuant to the terms of the PIPE Convertible Notes Agreement, any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such PIPE Convertibles Notes plus any accrued and unpaid interest thereunder in accordance with the terms thereof, in each case as of the Closing, divided by $10.
Q: What is the PIPE Financing?
A: In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Pioneer entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors, an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165 million. Falcon Edge, an affiliate of the Sponsor, is the investment manager of Alpha Wave. The Alpha Wave PIPE Investor will fund $7.5 million in the PIPE Financing. The shares of New Acorns Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pioneer will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Q: What equity stake will current Pioneer shareholders and current equityholders of Acorns hold in New Acorns immediately after the consummation of the Business Combination?
A: As of the date of this proxy statement/consent solicitation statement/prospectus, there are (i) 40,250,000 Class A ordinary shares outstanding and (ii) 10,062,500 Class B ordinary shares outstanding held by Pioneer’s initial shareholders. As of the date of this proxy statement/consent solicitation statement/prospectus, there are 6,700,000 private placement warrants outstanding held by Sponsor (3,350,000 of such warrants to be forfeited by the Sponsor immediately prior to the Closing pursuant to the Sponsor Warrant Forfeiture Agreement) and 13,416,625 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Acorns Common Stock. Therefore, as of the date of this proxy statement/consent solicitation statement/prospectus (without giving effect to the Business Combination and assuming that none of Pioneer’s outstanding public shares are redeemed in connection with the Business Combination), Pioneer’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 67,079,125 ordinary shares.
The following table illustrates varying ownership levels in New Acorns Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 150,000,000 shares of New Acorns Common Stock are issued to the holders of shares of Acorns Common Stock at Closing (including the holders of Acorns options and Acorns warrants and the holders of Acorns Preferred Stock and Acorns convertible notes that will convert to shares of Acorns Common Stock pursuant to their terms prior to completion of the Business Combination); (ii) 16,500,000 shares of New Acorns Common Stock are issued in the PIPE Financing; (iii) 5,740,254 shares of New Acorns Common Stock are issued to the holders of the PIPE Convertible Notes, (iv) no public warrants or private placement warrants to purchase New Acorns Common Stock that will be outstanding immediately following Closing have been exercised; (v) no vested and unvested options to purchase shares of New Acorns Common Stock that will be held by equity holders of Acorns immediately following the Closing have been exercised; and (vi) Acorns warrants will terminate pursuant to the terms of the Business Combination Agreement and holders of such warrants shall receive new warrants that are exercisable for shares of New Acorns Common Stock (in an amount and at an exercise prices pursuant to the terms set forth in the Business Combination Agreement). If the actual facts are different than these assumptions, the ownership percentages in New Acorns will be different.
The table below has been prepared using the assumptions below with respect to the potential redemption into cash of Pioneer’s common stock:
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Assuming No Redemptions:   This scenario assumes that no public shareholders of Pioneer exercise redemption rights with respect to their public shares for a pro rata share of the funds in Pioneer’s trust account.

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Assuming Maximum Redemptions:   This scenario assumes that the maximum number of Pioneer Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Closing Aggregate Cash Amount of  $340.0 million (which shall include $55 million from the PIPE Convertible Notes) as defined within the Business Combination Agreement. Under this scenario, approximately 28,290,100 Pioneer Class A Shares may be redeemed and still enable Pioneer to have sufficient cash to satisfy the cash closing conditions in the BCA. Under the terms of the BCA, the consummation of the Business Combination is conditioned upon Pioneer delivering to Acorns evidence that, immediately prior to the closing of the Business Combination (and following any redemptions of Public Shares), Pioneer will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the BCA provides that Acorns is not required to consummate the Transactions if the Closing Aggregate Cash Amount as defined within the Business Combination Agreement is less than $340.0 million (which shall include $55 million from the PIPE Convertible Notes).

The existing Acorns stakeholders (other than the holders of PIPE Convertible Notes) will hold 140,835,687 of the public shares immediately after the Business Combination, which approximates a 66.0% ownership level on a fully diluted basis, assuming no redemptions and cash payments made to Acorns existing shareholders under the cash election clause of  $91.6 million. Assuming maximum redemptions and no cash payments to existing Acorns shareholders (other than the holders of PIPE Convertible Notes) under the cash election clause, the existing Acorns stakeholders will hold 150,000,000 of the public shares immediately after the Business Combination, which approximates a 77.1% ownership level. The following summarizes the pro forma common stock outstanding under the two scenarios (excluding the potential dilutive effect of warrants):
	No Redemption		Maximum Redemption
	Shares	Fully Diluted %	Shares	Fully Diluted %
Shareholders
Former Acorns shareholders and preferred shareholders(2)(3)	140,835,687	66.0%	150,000,000	77.1%
Sponsor	10,062,500	4.7%	10,062,500	5.2%
PIPE shareholders	16,500,000	7.7%	16,500,000	8.5%
PIPE convertible notes(1)	5,740,254	2.7%	5,740,254	3.0%
Pioneer public shareholders	40,250,000	18.9%	11,959,900	6.2%
Total shares of common stock outstanding at closing of the Transaction	213,388,441	100.0%	194,262,654	100.0%

(1)
Convertible notes funded to Acorns in 2021 carrying 10% PIK interest with aggregate principal amount of  $55 million are converted at the same price and on the same terms offered to the PIPE Investors.

(2)
Each holder of Acorns common stock, on an if-converted basis, may elect to receive the equivalent per share value of the merger consideration in cash rather than in shares for up to ten percent (10%) of the respective holder’s common stock ownership in Acorns prior to the closing of the merger, subject to adjustment by Acorns and subject to available cash at closing. The no redemption and maximum redemption scenarios assume cash payments made to Acorns existing shareholders under the cash election clause of  $91.6 million and $0, respectively. This estimate was calculated using the midpoint between $400 million and $500 million for the Company Designated Balance Sheet Amount as described within the Business Combination Agreement. The scenarios also assume that all shares of common stock underlying Acorns options, warrants and RSUs are issued and outstanding as of immediately prior to the Closing.

(3)
The amount of cash that will be available to pay to Acorns’ shareholders who elect to receive a portion of their merger consideration in cash: (a) cash remaining in the Trust Account (after giving effect to redemptions) plus cash raised in the PIPE Financing, minus (b) any unpaid Pioneer expenses and unpaid Company expenses, minus (c) an amount, which will be between $400 million and $500 million, to be designated by Acorns no later than 5 business days prior to closing and we made an assumption of  $450 million for the purpose of this analysis. If the resulting number is negative, no cash will be available for secondary liquidity. Regardless of the amount of cash available, no shareholder may receive cash consideration with respect to more than 10% of their Acorns shares.

See the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Structure of the Business Combination” for additional information regarding the pre- and post- business combination organizational structure.
Q: Why is Pioneer proposing the Domestication?
A: Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Pioneer and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”
To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal and the Charter Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy, and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Q: What amendments will be made to the current constitutional documents of Pioneer?
A: The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Pioneer’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Pioneer’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:
	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The authorized share capital under the Existing Governing Documents is 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.	The Proposed Governing Documents will authorize 321,700,000 shares of New Acorns Common Stock par value $0.0001 per share and 100,000 shares of New Acorns Preferred Stock par value $0.0001 per share.
	See paragraph 5 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation,	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	Existing Governing Documents	Proposed Governing Documents
redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.
	See paragraph 5 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV subsection A of the Proposed Certificate of Incorporation
Shareholder/Shareholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow shareholders to vote in person or by proxy at a meeting of shareholders, but prohibit the ability of shareholders to act by written consent in lieu of a meeting.
	See Articles I of our Articles of Association.	See Article II subsection 2.04 of the Proposed Bylaws and Article VII subsection (C) of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Pioneer Merger Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Acorns Holdings, Inc.”
	See paragraph 1 of our Memorandum of Association	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if Pioneer does not consummate a business combination (as defined in the Existing Governing Documents) by January 12, 2023 (twenty-four months after the closing of Pioneer’s initial public offering), Pioneer will cease all operations except for the purposes of winding up and will redeem the shares issued in Pioneer’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Acorns’ ongoing existence; the default under the DGCL will make New Acorns’ existence perpetual.
	See Article 49 subsection 49.7 of our Articles of Association.	This is the default rule under the DGCL
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation	The Proposed Governing Documents adopt (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the

	Existing Governing Documents	Proposed Governing Documents
federal district court of the State of Delaware) as the exclusive forum for certain shareholder litigation and (B) the U.S. federal district courts as the exclusive forum for causes of action arising under the Securities Act.
See Article XI of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.
Q: How will the Domestication affect my ordinary shares, warrants and units?
A: In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Pioneer will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Pioneer will automatically represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share of New Acorns Common Stock on the terms and conditions set forth in the Warrant Agreement; and (iii) each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number). See “Domestication Proposal.”
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10 and (ii) at the Effective Time, (a) outstanding Acorns Common Stock (after giving effect to (x) the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock and (y) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), Acorns RSUs and Acorns options (vested and unvested) will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (b) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing clauses (a) and (b), based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.

Q: What are the U.S. federal income tax consequences of the Domestication?
A: As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Pioneer, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Pioneer public shares will be subject to Section 367(b) of the Code and, as a result:
•
a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares, will generally not recognize any gain or loss and will generally not be required to include any part of Pioneer’s earnings in income pursuant to the Domestication;

•
a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of  $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares will generally recognize gain (but not loss) on the exchange of Pioneer public shares for shares in Acorns (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, any such U.S. Holder may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to such holder’s Pioneer public shares, provided certain other requirements are satisfied. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

•
a U.S. Holder of Pioneer public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Pioneer public shares entitled to vote or 10% or more of the total value of all classes of Pioneer public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Pioneer public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication.

•
If Pioneer were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer’s 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer’s status as a PFIC for 2021. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders − U.S. Holders − PFIC Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Acorns Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders.”
Q: Do I have redemption rights?
A: If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/consent solicitation statement/prospectus. Public shareholders (other than those who have agreed not to do so by executing a Sponsor Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q: How do I exercise my redemption rights?
A: In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Pioneer’s public shareholders (other than those who have agreed not to do so by executing a Sponsor Support Agreement) may request that Pioneer redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Pioneer’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, Pioneer’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of October 26, 2021, this would have amounted to approximately $9.96 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to Pioneer unless the Board of Directors of Pioneer determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole of in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificate (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the share certificates for the public shares (if any) along with the redemption forms are delivered as described above,

then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Acorns Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q: If I am a holder of units, can I exercise redemption rights with respect to my units?
A: No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time,            , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q: What are the U.S. federal income tax consequences of exercising my redemption rights?
We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of Acorns Common Stock will generally be treated as selling such shares of Acorns Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of Acorns Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders.”
Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code. If we do not qualify for the start-up exception to the PFIC rules (e.g., in the unlikely event that the Domestication is not completed in 2021), U.S. Holders exercising redemption rights would also be subject to the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q: What happens to the funds deposited in the trust account after consummation of the Business Combination?
A: Following the closing of our initial public offering, an amount equal to $402,500,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 4, 2021, funds in the trust account totaled approximately $402,515,330.10 and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or

(ii) the redemption of all of the public shares if we are unable to complete a business combination by January 12, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Acorns, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital.
Q: What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A: Our public shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. In addition, in no event will we redeem public shares in an amount that would cause New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing and all of the Pioneer shareholder redemptions.
Additionally, as a result of redemptions, the trading market for the New Acorns Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the Nasdaq or another national securities exchange.
Q: What conditions must be satisfied to complete the Business Combination?
A: The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) Pioneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions; (iv) the Closing Aggregate Cash Amount Condition; (v) the approval by the Nasdaq of our initial listing application in connection with the Business Combination; (vi) the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Acorns will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the common and preferred shareholders of Acorns, (vii) the conversion of Acorns convertible notes and Acorns Preferred Stock into Acorns common stock, (viii) the consummation of the Domestication, and (ix) the approval by the Financial Industry Regulatory Authority, Inc. (“FINRA”) granting approval of the FINRA Application. For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Q: When do you expect the Business Combination to be completed?
A: It is currently expected that the Business Combination will be consummated in the second half of 2021. This date depends, among other things, on the approval of the FINRA Application by FINRA and of the proposals to be put to Pioneer shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Pioneer shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Pioneer ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from Pioneer shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if Pioneer shareholders redeem an amount of public shares such that the Closing Aggregate Cash Amount Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal-Conditions to Closing of the Business Combination.”
Q: What happens if the Business Combination is not consummated?
A: Pioneer will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Pioneer is not able to consummate the Business Combination with Acorns nor able to complete another business combination by January 12, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.
Q: Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A: Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q: What do I need to do now?
A: We urge you to read this proxy statement/consent solicitation statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card.
Q: How do I vote?
A: If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on October 26, 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to Pioneer shareholders that hold their shares in registered form and are registered as shareholders in Pioneer’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/consent solicitation statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Q: When and where will the extraordinary general meeting be held?
A: The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on            , 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the internet. Only shareholders who held ordinary shares of Pioneer at the close of business on the Record Date will be entitled to vote at the extraordinary general meeting.
Q: Who is entitled to vote at the extraordinary general meeting?
A: We have fixed October 26, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of Pioneer at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.
Q: How many votes do I have?
A: Pioneer shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 50,312,500 ordinary shares issued and outstanding, of which 40,250,000 were issued and outstanding public shares.
Q: What constitutes a quorum?
A: A quorum of Pioneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 25,156,251 ordinary shares would be required to achieve a quorum.
Q: What vote is required to approve each proposal at the extraordinary general meeting?
A: The following votes are required for each proposal at the extraordinary general meeting:
(i)
Business Combination Proposal: The Business Combination Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iii)
Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Pioneer Governing Documents Proposals: Each of the Pioneer Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

(v)
The Nasdaq Proposal: The Nasdaq Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
The Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)
Long-Term Incentive Award Plan Proposal: The Long-Term Incentive Award Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Employee Stock Purchase Plan Proposal: The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ix)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

As of the record date, Pioneer had 50,312,500 ordinary shares issued and outstanding. Pioneer shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 14,512,500 ordinary shares are subject to the Sponsor Support Agreements, pursuant to which certain holders of Pioneer’s Class A ordinary shares agreed to vote all of their shares in favor of the Business Combination. 35,800,000 ordinary shares are not subject to the Sponsor Support Agreements. For additional information regarding the Sponsor Support Agreements, see “Business Combination Proposal — Related Agreements — Pioneer Sponsor Support Agreements.”
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 25,156,251 shares, of which 10,643,751 shares are not subject to the Sponsor Support Agreements, will need to be voted in favor of each of the Business Combination Proposal, Governing Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, Governing Documents Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 33,541,667 shares, of which 19,029,167 shares are not subject to the Sponsor Support Agreements, will need to be voted in favor of the Domestication Proposal and the Charter Proposal in order to approve the Domestication Proposal and the Charter Proposal.

Q: Why is Pioneer proposing the Pioneer Governing Documents Proposals?
A: Pioneer is requesting that its shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Certificate of Incorporation that materially affect shareholder rights. This separate vote is not required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, Pioneer is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on Pioneer and the Pioneer Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Pioneer Governing Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Proposal No. 4 — Pioneer Governing Documents Proposals” for additional information.
Q: What are the recommendations of the Pioneer Board?
A: The Pioneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pioneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Pioneer Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Long-Term Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q: How do Sponsor and the other initial shareholders intend to vote their shares?
A: Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our initial shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/consent solicitation statement/prospectus, our initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q: What happens if I sell my Pioneer ordinary shares before the extraordinary general meeting?
A: The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on            , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q: What happens if I fail to take any action with respect to the extraordinary general meeting?
A: If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of New Acorns. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Pioneer. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q: What should I do if I receive more than one set of voting materials?
A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q: Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A: Pioneer will pay the cost of soliciting proxies for the extraordinary general meeting. Pioneer has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. Pioneer has agreed to pay Morrow a fee of  $37,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Pioneer will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Pioneer’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q: Where can I find the voting results of the extraordinary general meeting?
A: The preliminary voting results will be announced at the extraordinary general meeting. Pioneer will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q: Who can help answer my questions?
A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: PACX@investor.morrowsodali.com
You also may obtain additional information about Pioneer from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Pioneer’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the Condition Precedent Proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/consent solicitation statement/prospectus carefully, including the attached annexes. See also the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
Pioneer Merger Corp.
Pioneer is a blank check company incorporated as a Cayman Islands exempted company in October 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
The Pioneer Class A Shares and Pioneer Warrants are currently listed on Nasdaq under the symbols “PACX” and “PACXW,” respectively. Certain Pioneer Class A Shares and Pioneer Warrants currently trade as units consisting of one Pioneer Class A Share and one-third of one Pioneer Warrant, and are listed on Nasdaq under the symbol “PACXU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, the shares of New Acorns Common Stock and New Acorns Warrants received in exchange for the Pioneer Class A Shares and Pioneer Warrants will be listed on Nasdaq under the symbols “OAKS” and “OAKW,” respectively.
Pioneer’s principal executive offices are located at 660 Madison Avenue, 19th Floor, New York, NY 10065 and its phone number is (212) 803-9080.
Acorns Grow Incorporated
Acorns Grow Incorporated (“Acorns”) is a financial technology and financial services company based in Irvine, California that specializes in micro-investing and robo-investing. Acorns is building a financial wellness system so that individuals and families can responsibly manage and grow their money.
The mailing address of Acorns’ principal executive office is 5300 California Avenue, Irvine, CA 92617, and its telephone number is 855-739-2859.
Pioneer SPAC Merger Sub Inc.
Pioneer Merger Sub is a Delaware corporation and wholly-owned subsidiary of Pioneer formed for the purpose of effecting the Business Combination. Pioneer Merger Sub owns no material assets and does not operate any business. In the Business Combination, Pioneer Merger Sub will merge with and into Acorns, with Acorns continuing as the surviving entity.
Pioneer Merger Sub’s principal executive office is located at 660 Madison Avenue, 19th Floor, New York, NY 10065.

Structure of the Business Combination
The following diagram illustrates the ownership of Pioneer, as of the date of this proxy statement/consent solicitation statement/prospectus.
The following diagram illustrates the ownership of Acorns, as of the date of this proxy statement/consent solicitation statement/prospectus.

The following diagram illustrates the ownership of New Acorns after the Closing of the Business Combination and assumes that no public shareholders of Pioneer exercise redemption rights with respect to their public shares for a pro rata share of the funds in Pioneer’s trust account.

(1)
Holders of shares of Acorns Common Stock after giving effect to the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock based on the implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants.

(2)
Convertible notes funded to Acorns in 2021 carrying 10% PIK interest with aggregate principal amount of  $55 million are converted at the same price and on the same terms offered to the PIPE Investors.

The following diagram illustrates the ownership of New Acorns after the Closing of the Business Combination and assumes that the maximum number of Pioneer Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Closing Aggregate Cash Amount of  $340.0 million (which shall include $55 million from the PIPE Convertible Notes). Under this scenario, approximately 28,290,100 Pioneer Class A Shares may be redeemed and still enable Pioneer to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement. Under the terms of the Business Combination Agreement, the consummation of the Business Combination is conditioned upon Pioneer delivering to Acorns evidence that, immediately prior to the Closing of the Business Combination (and following any redemptions of Public Shares), Pioneer will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the Business Combination Agreement provides that Acorns is not required to consummate the transactions contemplated thereby if the Closing Aggregate Cash Amount is less than $340.0 million (which shall include $55 million from the PIPE Convertible Notes).

(1)
Holders of shares of Acorns Common Stock after giving effect to the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock based on the implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants.

(2)
Convertible notes funded to Acorns in 2021 carrying 10% PIK interest with aggregate principal amount of  $55 million are converted at the same price and on the same terms offered to the PIPE Investors.

Consideration to Acorns Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive cash has been effectively made, up to the Maximum Permitted Cash Election Shares, will be exchanged for cash equal to the Equity Value Per Share, (ii) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive New Acorns Common Stock has been effectively made and has not been revoked or no election to receive New Acorns Common Stock or cash has been made, will be exchanged for shares of New Acorns Common Stock equal to the Equity Value Per Share divided by $10.00, and (iii) all Acorns options (vested and unvested), Acorns warrants and Acorns RSUs will be exchanged for options, warrants and RSUs that are exercisable for shares of New Acorns Common Stock, with such adjustments to the number of shares and exercise prices, as applicable, determined based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.
For further details, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Business Combination Consideration.”
Conditions to the Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) Pioneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of

the Pioneer shareholder redemptions; (iv) the Closing Aggregate Cash Amount Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (vi) the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Acorns will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the common and preferred shareholders of Acorns and (vii) the conversion of Acorns preferred shares into common stock, and (viii) the consummation of the Domestication.
For further details, see “Proposal No. 1 — Business Combination Proposal — Conditions to Closing of the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Registration Rights Agreement, the Shareholders’ Agreement, the Sponsor Support Agreements, the form of Sponsor Lock-Up Agreement, the Company Support Agreement, the form of Company Lock-Up Agreement and the Sponsor Warrant Forfeiture Agreement are attached hereto as Annex I, Annex J, Annex G, Annex E, Annex N, Annex K, Annex F and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Subscription Agreements
In connection with and substantially concurrent with the execution of the Business Combination Agreement, Pioneer entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors, an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165,000,000, which we refer to as the “PIPE Financing”. Alpha Wave will fund $7,500,000 in the PIPE Financing. The shares of New Acorns Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Pioneer will grant the investors in the PIPE Financing certain customary registration rights and indemnification, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”
Registration Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Pioneer, Sponsor, Alpha Wave Ventures, LP, certain stockholders of Acorns, Todd Davis, Mitchell Caplan and Oscar Salazar, entered into the Registration Rights Agreement relating to, among other things, certain customary registration rights, including demand and piggy-back rights, which will become effective upon Closing, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Pioneer Shareholders’ Agreement
Concurrently with the execution of the Business Combination Agreement, Pioneer, Sponsor and Acorns entered into a shareholders’ agreements (the “Shareholders’ Agreement”) pursuant to which the parties thereto agreed, among other things, following the Effective Time and until the occurrence of the first date following the Closing on which the Sponsor Investors (as defined therein) beneficially own, in the aggregate, a number of Pioneer Common Stock less than 50% of the number of shares of Pioneer Common Stock beneficially owned by the Sponsor Investors immediately following the Closing (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), Acorns will nominate one director to the board of directors of

Pioneer from a list of individuals mutually agreed to by the Sponsor and Acorns as set forth in the Business Combination Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Shareholders’ Agreement.”
Sponsor Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, the Sponsor, certain directors and executive officers of Pioneer (the “Supporting Directors and Officers”) and Alpha Wave Ventures, LP (together with the Sponsor and the Supporting Directors and Officers, the “Supporting Sponsor Shareholders”) entered into support agreements (the “Sponsor Support Agreements”), pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Class A and/or Class B ordinary shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Pioneer or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) to the extent the Supporting Sponsor Shareholder may be required to do so pursuant to the Loyalty Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreements, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreements.”
Sponsor Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Sponsor Shareholders entered into lock-up agreements (the “Sponsor Lock-Up Agreements”), pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of   (i) the 12 month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares of Pioneer for cash securities, or other property, (iii) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition will be non-waivable) of the outstanding shares of Pioneer Common Stock for cash, securities or other property (a “Third Party Tender”), the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Sponsor Lock-Up Period will be revived and continue in accordance with its terms, and (iv) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share subdivisions, share recapitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Sponsor Lock-Up Period”) in respect of their Restricted Securities. During the Sponsor Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Lock-Up Agreement.”
Company Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and certain shareholders of Acorns (the “Supporting Company Shareholders”) entered into support agreements (the “Company Support Agreements”), pursuant to which each of the Supporting Company Shareholders has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) be bound by certain other covenants and agreements related to the Business Combination, and (iii) to the extent the Supporting Company Shareholder may be required to do so pursuant to the Loyalty

Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Company Support Agreements, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Company Support Agreements.”
Company Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Company Shareholders entered into lock-up agreements (the “Company Lock-Up Agreements”), pursuant to which each of the Supporting Company Shareholders, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of   (i) the six month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Pioneer Common Stock for cash, securities or other property, (iii) if after the Closing a third party makes a Third Party Tender, the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Company Lock-Up Period will be revived and continue in accordance with its terms, and (iv) certain other events (the “Company Lock-Up Period”). During the Company Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Company Lock-Up Agreements.”
Pioneer Sponsor Warrant Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, Acorns, Pioneer and Pioneer Merger Sponsor LLC, a Cayman Islands exempted limited company (the “Sponsor”), entered into the Sponsor Warrant Forfeiture Agreement (the “Sponsor Warrant Forfeiture Agreement”), pursuant to which, the Sponsor has agreed to, among other things, (i) immediately prior to the Closing, forfeit for no consideration and automatically cancel 3,350,000 private placement warrants of Pioneer held by the Sponsor (the “Sponsor Forfeiture Warrants”), and (ii) prior to the Closing, not transfer, pledge, encumber or otherwise subject to any lien, or otherwise dispose of, any of the Sponsor Forfeiture Warrants. In addition, the Sponsor and Pioneer have agreed to execute and deliver to Continental or any successor Warrant Agent (as defined in the Warrant Agreement), written instructions to register the transfer and cancellation of the Sponsor Forfeiture Warrants, effective as of immediately prior to the Closing, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Pioneer Sponsor Warrant Forfeiture Agreement.”
Loyalty Program Framework (Acorns Customer Loyalty Share Program)
In order to reward Acorns customers for their loyalty to Acorns and its products, New Acorns intends to establish the Acorns Customer Loyalty Share Program (the “Loyalty Program“). The Loyalty Program would be adopted by the New Acorns Board of Directors following the closing of the Business Combination and implemented promptly after New Acorns receives any other approvals that may be necessary to implement the program. The specific terms and conditions have not yet been established, but it is anticipated that such terms and conditions will relate to, among other things, the opportunity for certain eligible Acorns customers (such eligibility criteria initially to be agreed to between Pioneer and Acorns and thereafter established in accordance with the to be agreed terms of the Loyalty Program) to elect to receive shares of New Acorns’ Common Stock to be deposited into their respective Acorns brokerage accounts, subject to eligibility and regulatory requirements, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Loyalty Program Framework (Acorns Customer Loyalty Share Program).”
Interests of Pioneer’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Pioneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including

Pioneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Pioneer shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
•
the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of  $25,000 for the 10,062,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor paid $10,050,000 for its private placement of 6,700,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by January 12, 2023;

•
Navroz Udwadia of Pioneer, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Acorns Board determines to pay to its directors;

•
the fact that the initial shareholders and Pioneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pioneer fails to complete an initial business combination by January 12, 2023;

•
the fact that the Registration Rights Agreement will be entered into by the initial shareholders;

•
the fact that Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns;

•
the fact that Alpha Wave has entered into a subscription agreement to purchase 750,000 shares in the PIPE Financing;

•
the fact that the Sponsor and Pioneer’s officers and directors will lose their entire investment in Pioneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 12, 2023;

•
the fact that if the trust account is liquidated, including in the event Pioneer is unable to complete an initial business combination by January 12, 2023, the Sponsor has agreed to indemnify Pioneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pioneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pioneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
following the completion of the Business Combination, the Sponsor, Pioneer’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Pioneer from time to time, made by the Sponsor or certain of Pioneer’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Pioneer fails to complete a Business Combination within the required period, the Sponsor and Pioneer’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

•
pursuant to the Registration Rights Agreement, the Sponsor and certain of Pioneer’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Acorns common stock and New Acorns warrants held by such parties.

The initial shareholders have, pursuant to the Sponsor Support Agreements, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, Pioneer’s initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares. See “Related Agreements  —  Sponsor Support Agreements” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreements.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Reasons for Approval of the Business Combination
Pioneer’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Pioneer’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Pioneer’s board of directors may have given different weight to different factors.
For a more complete description of Pioneer’s reasons for the approval of the Business Combination and the recommendation of Pioneer’s board of directors, see the section entitled “The Business Combination — The Pioneer Board’s Reasons for the Business Combination."
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of Pioneer that New Acorns redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Pioneer’s transfer agent, in which you (a) request that New Acorns redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Pioneer’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pioneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Sponsor Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Pioneer’s transfer agent, New Acorns will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 26, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Acorns Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Pioneer — Redemption Rights” in this proxy statement/consent solicitation statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a

“group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Support Agreements, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Pioneer Sponsor Support Agreements” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreements.
Holders of the warrants will not have redemption rights with respect to the warrants.
Material U.S. Federal Income Tax Considerations
As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Pioneer, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Pioneer public shares will be subject to Section 367(b) of the Code and, as a result:
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a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares, will generally not recognize any gain or loss and will generally not be required to include any part of Pioneer’s earnings in income pursuant to the Domestication;

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a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of  $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares will generally recognize gain (but not loss) on the exchange of Pioneer public shares for shares in Acorns (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to such holder’s Pioneer public shares, provided certain other requirements are satisfied. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

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a U.S. Holder of Pioneer public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Pioneer public shares entitled to vote or 10% or more of the total value of all classes of Pioneer public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Pioneer public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication.
If Pioneer were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer's 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer's status as a PFIC for 2021. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Pioneer public shares or public warrants who or that is a “U.S. Holder” as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of each taxable year. Upon written request, Pioneer will endeavor to provide to a U.S. Holder such information as the IRS may require, including a “PFIC Annual Information Statement,” in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to public warrants in all cases. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder's particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders — PFIC Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s Acorns Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders.”
Board of Directors of Acorns Following the Business Combination
Following the Closing, it is expected that the current management of Acorns will become the management of New Acorns, and the New Acorns Board will consist of seven (7) directors. Pursuant to the Business Combination Agreement, the New Acorns Board will consist of  (i) one (1) individual designated by Acorns from a list of individuals agreed upon by Pioneer and Acorns, and (ii) six (6) individuals designated by Acorns in consultation with Pioneer.
Please see the section entitled “Management of the Combined Company” for further information.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pioneer as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Acorns immediately following the Domestication will be the same as those of Pioneer immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Under this method of accounting, Pioneer has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Acorns shareholders comprising a relative majority of the voting power of the Combined Company, Acorns’ operations prior to the acquisition comprising the only ongoing operations of New Acorns, and Acorns’ senior management comprising a majority of the senior management of New Acorns. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Acorns with the Business Combination being treated as the equivalent of Acorns issuing stock for the net assets of Pioneer, accompanied by a recapitalization. The net assets of Pioneer will be stated at historical costs, with no goodwill or other intangible assets recorded.
Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proposals to be Put to the Shareholders of Pioneer at the Extraordinary General Meeting of Pioneer
The following is a summary of the Condition Precedent Proposals to be put to the extraordinary general meeting of Pioneer.
The Business Combination Proposal.   The Business Combination Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Domestication Proposal.   The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Charter Proposal. The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Pioneer Governing Documents Proposals.   Each of the Pioneer Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

The Nasdaq Proposal.   The Nasdaq Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Director Election Proposal.   The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Long-Term Incentive Award Plan Proposal.   The 2021 Plan is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Employee Stock Purchase Plan Proposal.   The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Adjournment Proposal.   The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting of Pioneer
The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on            , 2021 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the internet.
Voting Power; Record Date
Pioneer shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on October 26, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 50,312,500 ordinary shares issued and outstanding, of which 40,205,000 were issued and outstanding public shares.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Pioneer has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Pioneer — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Extraordinary General Meeting of Pioneer
A quorum of Pioneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 25,156,251 ordinary shares would be required to achieve a quorum.
Recommendation to Pioneer Shareholders
The Pioneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pioneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Pioneer Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Long-Term Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Comparison of Corporate Governance and Shareholders’ Rights
For a summary of the material differences among the rights of holders of New Acorns Common Stock and holders of ordinary shares, see “Comparison of Corporate Governance and Shareholders’ Rights.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The Pioneer portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. Pioneer and Acorns filed the required forms under the HSR Act with the Antitrust Division and the FTC on June 10, 2021 and received clearance on July 12, 2021.
At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Acorns’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pioneer cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pioneer cannot assure you as to its result.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business

Combination upon divestiture of New Acorns’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Pioneer cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Pioneer cannot assure you as to its result.
None of Pioneer and Acorns are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Acorns Securities and Acorns Advisers
Acorns is the parent company of Acorns Securities and Acorns Advisers. Acorns Securities is registered with the SEC as a broker-dealer under the Exchange Act and in all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands and is a member of FINRA. Acorns Advisers is registered with the SEC as an investment adviser under the Advisers Act.
Approvals Related to the Change of Control of Acorns Securities
As a registered broker-dealer, Acorns Securities is required to obtain approval from FINRA in advance of any change of control or change in direct or indirect ownership of twenty-five percent (25%) or more, which will occur in connection with the consummation of the transactions contemplated by the BCA. Accordingly, on June 11, 2021, Acorns Securities submitted a Continuing Membership Application (a “CMA”) pursuant to FINRA Rule 1017 to seek FINRA approval. On October 25, 2021, FINRA issued a written approval of Acorns Securities’ CMA, which approval is a condition to closing under the BCA.
Further, Acorns Securities is registered as a broker-dealer in every U.S. state, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. As such, Acorns Securities will need to follow the applicable state approval process for a change in ownership or control. This process varies from state to state, but states generally take one of three approaches: (1) advance notice and pre-approval of the change of control/ownership; (2) notice prior to or immediately after the change occurs; or (3) FINRA notice filing and/or other notice after the change of control/ownership. In addition, it is possible that any state may request additional information prior to granting such approval. While filing such notices and obtaining such consents in not a condition to closing under the BCA, Acorns has undertaken to use commercially reasonable efforts to prepare and submit any such required applications for approval or notice filings.
Acorns Advisers Advisory Contract Consents
Under the Advisers Act, Acorns Advisers is required to include in each client advisory agreement a provision indicating that such agreement cannot be assigned without obtaining the consent of the client. The Advisers Act’s definition of  “assignment” includes a direct or indirect change of control of a registered investment adviser, which will occur with respect to Acorns Advisers as a result of the consummation of the transactions contemplated by the BCA, and Acorns Advisers must seek the consent of its clients in accordance with its client advisory agreements and the Advisers Act.
Acorns Advisers’ advisory agreements with its clients provide that a client will be deemed to have consented to an assignment of its advisory agreement if, within sixty (60) calendar days of being notified through the Acorns Website, the Acorns mobile application or by email of any intent of Acorns to assign a client’s advisory agreement, the client has not objected to such assignment. On June 14, 2021, Acorns sent an email to all of its existing clients, informing them of the transactions contemplated by the BCA, that such transactions are expected to result in a deemed assignment of their advisory agreements under the Advisers Act, and informing them if they do not object to such assignment prior to August 13, 2021 they will be deemed to have consented to such assignment.

In connection with obtaining client consent, if a client objects to the assignment of its advisory agreement, then the advisory relationship with respect to such client will be wound down.
Additionally, Acorns Advisers amended its form client advisory agreement on June 11, 2021 to provide that, by entering into a new agreement, any such new client is also affirmatively providing its consent to the anticipated deemed assignment of such client’s advisory agreement under the Advisers Act in connection with the consummation of the transactions contemplated under the BCA. As a result, additional notices and/or consents will not be required with respect to any clients that enter into a relationship with Acorns Advisers following the date of such amendment.
Other Required Regulatory Filings
Within a reasonable period of time following the consummation of the transactions contemplated by the BCA (generally within 30 days), Acorns Securities will amend its Form BD and Acorns Advisers will amend its Form ADV, in each case, to reflect the indirect changes in their ownership.
Summary of Risk Factors
You should consider carefully the risks described under “Risk Factors” in this proxy statement/consent solicitation statement/prospectus. A summary of the risks that could materially and adversely affect our business, financial condition, operating results and prospects include the following:
Risks Related to Acorns’ Business and Industry
Unless the context otherwise requires, references in this subsection to “we,” “us,” “our” and the “Company” refer to Acorns and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.
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We have a history of losses and may not achieve profitability in the future.

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Our results of operations and future prospects depend on our ability to retain existing, and attract new, subscribers. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

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If we fail to effectively manage any future growth, our business, operating results, and financial condition could be adversely affected.

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We may experience fluctuations in our quarterly operating results.

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We rely significantly on revenue from subscribers purchasing our subscription plans, and we may not be successful in maintaining the appeal of or expanding those offerings.

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Our estimates of the size of our addressable market may prove to be inaccurate.

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Our markets change rapidly, and we may not be successful adapting to these market changes.

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Our projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.

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We have in the past consummated, and from time to time we may evaluate and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

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We rely on third-party service providers for payment processing, API connections to financial services solutions, transactional data collection, the custody and clearing of securities transactions and other functions that are important to our operations. The loss of those service providers could materially and adversely affect our business, results of operations, and financial condition. Additionally, if a third-party service provider fails to comply with legal or regulatory requirements or otherwise to perform these functions properly, our business may be adversely affected.

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Our business is subject to the regulatory framework applicable to investment advisers and broker-dealers, including regulation by the SEC and FINRA.

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Possible regulatory restrictions on DEPs could adversely impact our business.

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Our business is subject to an extensive, complex, overlapping and constantly changing regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, operating results and financial condition.

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Our relationship with Lincoln Savings Bank exposes us to substantial regulatory risks that could adversely affect our business operations.

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Expansion and enforcement of consumer protection laws and regulations could adversely impact our business.

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Regulations relating to privacy, information security, and data protection could increase our costs, affect or limit how we collect and use personal information, and adversely affect our business opportunities.

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We have in the past, and continue to be, subject to inquiries, subpoenas, exams, pending investigations, or enforcement matters by state and federal regulators, the outcome of which are uncertain and could harm our business and results of operations, including by subjecting us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.

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If we fail to comply with applicable securities and banking laws, rules and regulations, either domestically or internationally, we could be subject to disciplinary actions, litigation, investigations, damages, penalties or restrictions that could significantly harm our business.

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Providing investment education tools could subject us to additional risks if such tools are construed to be investment advice or recommendations.

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If we do not maintain the capital and liquidity levels required by regulators or do not comply with customer reserve requirements, we may be fined or subject to other disciplinary or corrective actions.

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Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

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We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.

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Employee misconduct, which can be difficult to detect and deter, could harm our reputation and subject us to significant legal liability.

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We face risks related to natural disasters, health epidemics and other significant operational disruptions, which could adversely affect our business, financial condition or results of operations.

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Although we maintain insurance coverage that we believe is adequate for our business, we may not be able to get adequate insurance to cover all known risks and our insurance policies may not be sufficient to cover all claims.

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We have identified a material weakness in our internal control over financial reporting as of March 31, 2021. Our internal control over financial reporting did not result in proper accounting recognition of compensation expense related to secondary sales of common stock, which, due to its impact on our financial statements, we determined to be a material weakness. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

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Cyber incidents or attacks directed at us and other security breaches could result in information theft, data corruption, operational disruption and/or financial loss.

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Some aspects of our business processes include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

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We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.

Risks Related to Pioneer and the Business Combination
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The Sponsor and our executive officers and directors have entered into support agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

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The Sponsor, as well as Acorns, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

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If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

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Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

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Neither the Pioneer Board nor any committee thereof has obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Pioneer is paying for the business is fair to Pioneer’s shareholders from a financial point of view.

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The ability of Pioneer’s shareholders to exercise redemption rights with respect to Pioneer’s Public Shares may prevent Pioneer from completing the Business Combination or optimizing its capital structure.

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Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Acorns, some of whom may be from Pioneer and Acorns, and some of whom may join New Acorns following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Acorns.

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Since the initial shareholders, including Pioneer’s directors and executive officers, have interests that are different, or in addition, to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Acorns is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed, and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate.

•
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Acorns Common Stock to drop significantly, even if New Acorns’ business is doing well.

•
The public shareholders will experience immediate dilution as a consequence of the issuance of New Acorns Common Stock as consideration in the Business Combination and in the PIPE Financing.

Risks Related to Acorns Following the Consummation of the Business Combination and Related to Ownership of New Acorns Common Stock Following the Business Combination
Unless the context otherwise requires, references in this subsection to “we,” “us” and “our” refer to Acorns and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.
•
A market for our common stock may not develop or be sustained, which would adversely affect the liquidity and price of our common stock. If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price and liquidity of our common stock could decline.

•
After the closing of the business combination, a significant number of our common stock are subject to issuance upon exercise of outstanding warrants and options or we may issue additional shares of common stock, which may result in dilution to our shareholders or cause our share price to decline.

•
Our management team has limited skills related to experience managing a public company.

•
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

•
Our stock price has fluctuated historically, and may continue to fluctuate.

Emerging Growth Company
Pioneer is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pioneer has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pioneer, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pioneer’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Pioneer’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Consideration to Acorns Shareholders
At the Effective Time, Acorns Common Stock, Acorns Preferred Stock, Acorns convertible notes, Acorns options and Acorns warrants will be converted into the right to receive the following consideration:
•
each share of Acorns Common Stock, including Acorns Common Stock issuable upon the conversion of Acorns Preferred Stock and Acorns convertible notes, with respect to which an election to receive cash has been effectively made and has not been revoked (each such share, a “Cash Election Share”) will be converted into the right to receive an amount in cash equal to the Equity Value Per Share. The “Equity Value Per Share” is determined by dividing (i) the sum of the implied fully-diluted equity value of Acorns of  $1.5 billion (the “Acorns Equity Value”) plus the aggregate exercise price of Acorns options and Acorns warrants, by (ii) the aggregate number of shares of Acorns Common Stock that are (A) outstanding as of immediately prior to the Effective Time, (B) issuable upon conversion of shares of Acorns Preferred Stock and Acorns convertible notes that are outstanding as of immediately prior to the Effective Time, and (C) issuable upon exercise of Acorns options and Acorns warrants and the vesting of Acorns RSUs.

The maximum number of shares of Acorns Common Stock (including Acorns Common Stock issuable upon the conversion of Acorns Preferred Stock and Acorns convertible notes) with respect to which each Acorns shareholder may elect to receive cash (the “Maximum Permitted Cash Election Shares”) is limited to 10% of the aggregate number of shares of Acorns Common Stock (including Acorns Common Stock issuable upon the conversion of Acorns Preferred Stock and Acorns convertible notes) held by such shareholder. In addition, the amount of cash available to distribute in respect of all Cash Election Shares is limited to the portion of the aggregate cash proceeds to be received by Pioneer from the trust account in connection with the Business Combination together with the aggregate gross proceeds from the PIPE Financing (collectively, the “Aggregate Cash Amount”) that remains after deductions for (i) unpaid Acorns and Pioneer expenses and (ii) an amount designated by Acorns prior to the Closing to fulfill the cash requirements of New Acorns. Accordingly, if the portion of the Aggregate Cash Amount remaining after such deductions is insufficient to pay cash with respect to all Cash Election Shares, then the amount of cash paid to each Acorns shareholder holding Cash Election Shares will be reduced on a pro rata basis;
•
each share of Acorns Common Stock, including Acorns Common Stock issuable upon the conversion of Acorns Preferred Stock and Acorns convertible notes, with respect to which (i) an election to receive New Acorns Common Stock has been effectively made and has not been revoked (each such share, a “Stock Election Share”), or (ii) no election to receive cash or New Acorns Common Stock has been made (each such share, a “No Election Share”), will be converted into the right to receive a number of shares of New Acorns Common Stock equal to the Equity Value Per Share divided by $10.00 (the “Exchange Ratio”);

•
each Acorns option (whether vested or unvested) will be assumed by New Acorns and will be cancelled in exchange for options to purchase New Acorns Common Stock (each such Acorns option, a “Rollover Option”). Each Rollover Option will be exercisable for a number of shares of New Acorns Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Acorns Common Stock subject to the corresponding Acorns option, multiplied by (ii) the Exchange Ratio. Each Rollover Option will have an exercise price (rounded up to the nearest whole cent) equal to (x) the exercise price per share applicable to the corresponding Acorns option, divided by (y) the Exchange Ratio (such number of Pioneer Shares resulting from the conversion of all of the Rollover Options, the “Converted Rollover Option Shares”). Each Rollover Option will be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Acorns option as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement or for other immaterial administrative or ministerial changes as the New Acorns

Board (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover Options;
•
each Acorns RSU (whether vested or unvested) will be assumed by New Acorns and will be cancelled in exchange for options to purchase Acorns Common Stock (each such Acorns RSU, a “Rollover RSU”). Each Rollover RSU will represent the right to receive a number of shares of New Acorns Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Acorns common stock subject to the corresponding Acorns RSU, multiplied by (ii) the Exchange Ratio. Each Rollover RSU will be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Acorns RSU as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement or for such other immaterial administrative or ministerial changes as the New Acorns Board (or the compensation committee thereof) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs; and

•
each Acorns warrant will be assumed by New Acorns and will be cancelled in exchange for a warrant to purchase shares of New Acorns Common Stock (each such Acorns warrant, a “Rollover Warrant”). Each Rollover Warrant will be exercisable for a number of shares of New Acorns Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Acorns Common Stock subject to the corresponding Acorns warrant, multiplied by (ii) the Exchange Ratio. Each Rollover Warrant will have an exercise price per share of New Acorns Common Stock (rounded up to the nearest whole cent) subject to such Rollover Warrant equal to (x) the exercise price per share of Acorns Common Stock applicable to the corresponding Acorns warrant, divided by (y) the Exchange Ratio. Each Rollover Warrant will be subject to the same terms and conditions (including applicable expiration and termination provisions) that applied to the corresponding Acorns warrant as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement or for such other immaterial administrative or ministerial changes as the New Acorns Board may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.

Pro Forma Fully Diluted Ownership of New Acorns Upon Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of New Acorns will be as follows:
•
current holders of Acorns common stock, warrants, and options (other than the holders of PIPE Convertibles Notes) will own securities representing 140,835,687 shares of New Acorns Common Stock (excluding any PIPE Shares), representing approximately 66.0% of the fully diluted shares under the no redemption scenario, and 150,000,000 shares of New Acorns Common Stock (excluding any PIPE Shares), representing approximately 77.1% of the fully diluted shares under the maximum redemption scenario;

•
the PIPE Investors will own 16,500,000 shares of New Acorns Common Stock acquired as PIPE Shares, representing approximately 7.7% of the fully diluted shares under the no redemption scenario and approximately 8.5% of the fully diluted shares under the maximum redemption scenario;

•
the holders of PIPE Convertible Notes, will own 5,740,254 shares of New Acorns Common Stock, representing approximately 2.7% of the fully diluted shares under the no redemption scenario and approximately 3.0% of the fully diluted shares under the maximum redemption scenario; and

•
the current Pioneer shareholders will own 50,312,500 shares of New Acorns Common Stock (excluding any PIPE Shares and shares issuable upon exercise of Pioneer warrants), representing approximately 23.6% of the fully diluted shares under the no redemption scenario, and 22,022,400 shares of New Acorns Common Stock (excluding any PIPE Shares and shares issuable upon exercise of Pioneer warrants), representing approximately 11.4% of the fully diluted shares outstanding under the maximum redemption scenario.

The numbers of shares and percentage interests set forth above reflect two different redemption scenarios laid out below.
•
Assuming no redemption scenario: This presentation assumes that no public shareholders exercise redemption rights with respect to their Public Shares.

•
Assuming maximum redemption scenario: This presentation assumes that the public shareholders holding 28,290,100 of the Public Shares exercise redemption rights with respect to their Public Shares for an aggregate redemption payment of approximately $282.9 million. This maximum redemption scenario is based on a minimum cash condition of  $340 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, at Closing (as defined in the Business Combination Agreement attached hereto) of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other Pioneer cash and cash equivalents of Pioneer less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares.

The presentation set forth above does not give effect to any performance vesting provisions applicable to any shares of Pioneer Common Stock and assumes (i) that the Closing Date (as defined in the BCA attached hereto) will be August 31, 2021, (ii) the issuance of all shares reserved for issuance under Acorns’ existing equity incentive plans, including pursuant to outstanding options and (iii) that the current Acorns shareholders elect to receive cash of  $91.6 million as consideration in the Business Combination in the no redemption scenario and no cash consideration in the Business Combination in the maximum redemption scenario. In the event that current Acorns shareholders cash elect for less than $91.6 million in cash as consideration in the Business Combination in the no redemption scenario, additional shares of New Acorns Common Stock will be issued to current Acorns shareholders in place of such cash and such cash will be available on the New Acorns balance sheet. For example, if none of the current Acorns shareholders elect to receive any cash as consideration in the Business Combination, in the no redemption scenario, an additional 9,164,313 shares of New Acorns Common Stock will be issued to current Acorns shareholders and an additional $91.6 million will be available on the New Acorns balance sheet at Closing.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Acorns’ share ownership will be had the Business Combination occurred on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Acorns Solicitation of Written Consents
The BCA provides that Acorns will seek the approval of the Business Combination Proposal pursuant to this proxy statement/consent solicitation statement/prospectus, and, to the extent the Business Combination Proposal is approved by written consent and Acorns is not expected to call or convene any meeting of its shareholders in connection with the approval of the Business Combination Proposal. Acorns shareholders are being asked to approve the Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
Only Acorns shareholders of record as of the close of business on the Acorns Record Date will be entitled to execute and deliver a written consent. Each holder of Acorns Common Stock is entitled to one vote for each share of Acorns Common Stock held as of the Acorns Record Date. Each holder of Acorns Preferred Stock is entitled to a number of votes equal to the number of shares of Acorns Common Stock into which the shares of Acorns Preferred Stock held by such holder could be converted as of the Acorns Record Date.
The approval of the Business Combination Proposal requires the written consent or affirmative vote of the holders of a majority of the shares of Acorns Common Stock and Acorns Preferred Stock outstanding (voting together on an as-converted basis to Acorns Common Stock basis) (the “Acorns Shareholder Approval”).

Concurrently with the execution of the BCA, Pioneer, and the Supporting Company Shareholders entered into the Company Support Agreements. Each Company Support Agreement provides, among other things, that each Supporting Company Shareholder will execute and deliver a written consent with respect to the outstanding shares of Acorns Common Stock and Acorns Preferred Stock held by such Supporting Company Shareholder approving and adopting the BCA and the Business Combination. As of the date of the BCA, certain of Acorns’ executive officers, directors and holders of 5% or more of Acorns’ common stock or preferred stock, collectively hold approximately 71% of the outstanding shares of Acorns common stock, including Acorns preferred stock voting on an as-converted to common stock basis. The execution and delivery of written consents by all of the Supporting Company Shareholders will constitute the Acorns Shareholder Approval at the time of such delivery.
You may consent to the Business Combination Proposal with respect to your shares of Acorns Common Stock and/or Acorns Preferred Stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Acorns by the consent deadline.
You may execute a written consent to approve the Business Combination Proposal (which is equivalent to a vote for such proposal), or disapprove, or abstain from consenting with respect to, the Business Combination Proposal (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the Business Combination Proposal. If you are a record holder of shares of Acorns Common Stock and/or Acorns Preferred Stock and you return a signed written consent without indicating your decision on the Business Combination Proposal, you will have given your consent to approve such proposal.
Due to the obligations of the Supporting Company Shareholders under the Company Support Agreements, a failure of any other Acorns shareholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Acorns shareholder, is not expected to have any effect on the approval of the Business Combination Proposal.
Acorns shareholders should not send stock certificates with their written consents. Concurrently with the mailing of this proxy statement/consent solicitation statement/prospectus, a letter of transmittal and written instructions for the surrender of Acorns stock certificates or electronic certificates, as applicable, will be mailed to Acorns shareholders. Do not send in your certificates now.
The expense of preparing, printing and mailing these consent solicitation statement materials is being borne by Acorns. Officers and employees of Acorns may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PIONEER
Pioneer is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Such data as of June 30, 2021 and December 31, 2020, and for the six months ended June 30, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, are derived from Pioneer’s audited and unaudited financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The information is only a summary and should be read in conjunction with Pioneer’s consolidated financial statements and related notes and “Pioneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/consent solicitation statement/prospectus. Pioneer’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	For the six Months ended June 30, 2021	Period from October 21, 2020 (inception) through December 31, 2020
Statement of Operations Data
General and administrative expenses	$1,038,239	$35,012
General and administrative expenses — related party	—	—
Loss from operations	$(1,038,239)	$35,012
Other Income (expenses)
Loss on excess of fair value over cash received for Private Placement warrants	(737,000)
Change in fair value of derivative warrant liabilities	(4,023,500)
Financing costs – derivative warrant liabilities	(1,080,020)
Interest income from investments held in Trust Account	15,330
Net Income	$(6,863,429)
Basic and diluted weighted average shares outstanding of Class A redeemable ordinary shares	40,250,000	—
Basic and diluted net income per share, Class A	$0.00	—
Basic and diluted weighted average shares outstanding Class B non-redeemable ordinary shares	9,982,735	8,750,000
Basic and diluted net income (loss) per share, Class B	$(0.69)	$(0.00)

SELECTED HISTORICAL FINANCIAL INFORMATION OF ACORNS
We are providing the following selected historical financial information of Acorns to assist you in your analysis of the financial aspects of the Business Combination.
The balance sheet data as of June 30, 2021 and statement of operations data for the nine months ended June 30, 2021 and 2020 are derived from the unaudited condensed consolidated financial statements of Acorns included elsewhere in this proxy statement/consent solicitation statement/prospectus. The balance sheet data and statement of operations data as of and for the fiscal years ended September 30, 2020 and 2019 are derived from the audited consolidated financial statements of Acorns included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The below selected historical financial information is only a summary and should be read in conjunction with the unaudited condensed consolidated financial statements, consolidated financial statements, related notes, and “Acorns’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/consent solicitation statement/prospectus. The historical results of Acorns are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	Nine Months Ended June 30,		Year Ended September 30,
	2021	2020	2020	2019
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$76,024	$45,012	$63,480	$39,646
Costs and expenses:
Cost of revenue	13,203	12,160	16,131	11,427
Sales and marketing	74,213	54,599	68,559	76,910
Research and development	30,565	26,338	33,741	26,289
General and administrative	38,419	20,244	27,409	29,734
Total costs and expenses	156,400	113,341	145,840	144,360
Loss from operations	(80,376)	(68,329)	(82,360)	(104,714)
Interest and other income (expense), net	3,868	(1,236)	(3,106)	(4,396)
Loss before provision for income taxes	(76,508)	(69,565)	(85,466)	(109,110)
(Provision) benefit for income taxes	1,647	—	(6)	(5)
Net loss	(74,861)	(69,565)	(85,472)	(109,115)
Undistributed accumulated dividends on preferred stock	(11,989)	(11,313)	(15,331)	(11,648)
Net loss attributable to common shareholders	$(86,850)	$(80,878)	$(100,803)	$(120,763)
Net loss per share attributable to common shareholders:
Basic and diluted	$(6.52)	$(6.77)	$(8.41)	$(10.77)
Weighted-average shares used in computing net loss per share attributable to common shareholders:
Basic and diluted	13,312	11,948	11,992	11,216

	June 30, 2021	September 30, 2020	September 30, 2019
	(In thousands)
Balance Sheet Data:
Total current assets	$144,857	$128,616	$140,043
Total assets	161,283	137,316	150,037
Total current liabilities	90,891	56,275	38,396
Total liabilities	171,169	87,604	45,084
Working capital	53,966	72,341	101,647
Redeemable convertible preferred stock	371,502	359,513	319,182
Total shareholders’ deficit	(381,388)	(309,801)	(214,229)
	Nine Months Ended June 30,		Year Ended September 30,
	2021	2020	2020	2019
	(In thousands)
Statement of Cash Flow Data:
Net cash used in operating activities	$(41,011)	$(36,588)	$(45,289)	$(72,895)
Net cash used in investing activities	(815)	(594)	(685)	(2,463)
Net cash provided by financing activities	51,749	22,798	23,126	103,230
Net increase (decrease) in cash and cash equivalents	$9,923	$(14,384)	$(22,848)	$27,872

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The following Summary Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Pioneer will acquire all of the outstanding equity interests of Acorns in the Business Combination, Pioneer will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Acorns issuing shares for the net assets of Pioneer, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Acorns.
Pioneer and Acorns have different fiscal years. Pioneer’s fiscal year ends on December 31, whereas Acorns’ fiscal year ends on September 30. Concurrent with the consummation of the Business Combination, Pioneer will change its fiscal year end to September 30. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2021 combines the historical unaudited condensed statement of operations of Pioneer for the period from October 21, 2020 (inception) through June 30, 2021 with the historical unaudited condensed consolidated statement of operations of Acorns for the nine months ended June 30, 2021. Pioneer’s financial results for the nine months ended June 30, 2021 have been derived by adding its results of operations for the period from October 21, 2020 (inception) through December 31, 2020 to its results of operation for the six-month period ended June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 has been prepared utilizing period ends that are within one fiscal quarter of Pioneer’s year end, as permitted by Rule 11-02 of Regulation S-X, as amended by the final rule Release No. 33-10786. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 combines the audited historical statement of operations of Pioneer for the period from October 21, 2020 (inception) through December 31, 2020 with the audited historical consolidated statement of operations of Acorns for the fiscal year ended September 30, 2020.
Pioneer’s net loss per share of approximately $0.004 for the period from October 21, 2020 (inception) through December 31, 2020 was included in both the statement of operations for the year ended from October 21, 2020 (inception) through December 31, 2020 and the nine months ended October 21, 2020 (inception) through June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2021 is presented on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on October 1, 2019.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 is presented on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on October 1, 2019.
The Summary Pro Forma Information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in the is proxy statement/consent solicitation statement/prospectus:
•
the (a) historical audited financial statements of Pioneer as of December 31, 2020 and for the period from October 21, 2020 (inception) to December 31, 2020 and (b) the historical unaudited condensed financial statements of Pioneer as of and for the six months ended June 30, 2021; and
•
the (a) historical audited consolidated financial statements of Acorns as of and for the years ended September 30, 2020 and September 30, 2019 and (b) historical unaudited consolidated financial statements of Acorns as of and for the nine months ended June 30, 2021.

The Summary Pro Forma Information should be read together with Pioneer’s and Acorns’ audited financial statements and related notes, the sections titled “Pioneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Acorns’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed Summary Pro Forma Information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/consent solicitation statement/prospectus and the accompanying notes thereto. The Summary Pro Forma Information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Pioneer and Acorns for the applicable periods included in this proxy statement/consent solicitation statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pioneer’s financial position or results of operations actually would have been had the business combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pioneer following the reverse recapitalization.
The aggregate merger consideration for the Business Combination will be $1.5 billion, payable in the form of shares of Pioneer’s common stock valued at $10.00 per share.
Upon the terms and subject to the conditions set forth in the BCA, at the Closing, Pioneer, Merger Sub and Acorns shall cause Merger Sub to be merged with and into Acorns (the “Business Combination”), with Acorns continuing as the surviving corporation under the DGCL (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) following the Business Combination, being a wholly-owned subsidiary of Acquiror and the separate corporate existence of Merger Sub shall cease. The Business Combination shall be consummated in accordance with the BCA. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed in further detail in the footnotes to the Summary Pro Forma Information included elsewhere in this proxy statement/consent solicitation statement/prospectus:
•
the merger of Merger Sub, a wholly owned subsidiary of Pioneer, with and into Acorns, with Acorns continuing as the surviving corporation;

•
the consummation of the Business Combination and reclassification of cash held in Pioneer’s trust account to cash and cash equivalents, net of redemptions (see below);

•
the consummation of the PIPE Financing; and

•
the accounting for transaction costs incurred by both Pioneer and Acorns.

The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of Pioneer’s common stock:
•
Assuming No Redemptions:   This scenario assumes that no public shareholders of Pioneer exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in Pioneer’s trust account.

•
Assuming Maximum Redemptions:   This scenario assumes that the maximum number of Pioneer Class A Shares are redeemed such that the remaining funds held in the trust account, after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Closing Aggregate Cash Amount of $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, as defined within the Business Combination Agreement. Under this scenario, approximately 28,257,300 Pioneer Class A Shares may be redeemed and still enable Pioneer to have sufficient cash to satisfy the cash closing conditions in the BCA. Under the terms of the BCA, the consummation of the Business Combination is conditioned upon Pioneer delivering to Acorns evidence that, immediately prior to the closing of the Business Combination (and following any redemptions of Public Shares), Pioneer will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the BCA provides that Acorns is not required to consummate the Transactions if the Closing Aggregate Cash Amount as defined within the Business Combination Agreement is less than $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes.
	Pro Forma Combined (1)
Summary Unaudited Pro Forma Condensed Combined	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
	(in thousands, except share data)
Statement of Operations Data
As of and for the nine months ended June 30, 2021
Revenue	$76,024	$76,024
Net loss per common share – basic and diluted	$(0.38)	$(0.42)
Weighted-average common stock outstanding – basic and diluted	213,626,035	194,342,244
As of and for the fiscal year ended September 30, 2020
Revenue	$63,480	$63,480
Net loss per common share – basic and diluted	$(0.41)	$(0.46)
Weighted-average common stock outstanding – basic and diluted	213,626,035	194,342,244
Summary Unaudited Pro Forma Condensed Combined
As of the nine months ended June 30, 2021
Total assets	$608,973	$416,135
Total liabilities	$123,709	$123,709
Total shareholders’ deficit	$485,264	$292,426

(1)
Each holder of Acorns common stock, on an if-converted basis, may elect to receive the equivalent per share value of the merger consideration in cash rather than in shares for up to ten percent (10%) of the respective holder’s common stock ownership in Acorns prior to the closing of the merger, subject to adjustment by Acorns and subject to available cash at closing. The no redemption and maximum redemption scenarios assume cash payments made to Acorns existing shareholders under the cash election clause of  $89.7 million and $0, respectively. This estimate was calculated using the midpoint between $400 million and $500 million for the Company Designated Balance Sheet Amount as described within the Business Combination Agreement.

COMPARATIVE PER SHARE DATA
The following tables present Pioneer’s and Acorns’ historical and pro forma per share data as of and for the fiscal year ended September 30, 2020 and the nine months ended June 30, 2021. The pro forma net loss per common share data for the fiscal year ended September 30, 2020 and the nine months ended June 30, 2021 is presented as if the merger had been completed on October 1, 2019. The pro forma book value per share information is presented as if the merger had been completed on the last day of the period. The information provided in the table below is unaudited.
The historical per share data was derived from the following audited and interim unaudited financial statements:
•
Pioneer as of  (a) December 31, 2020 and for the period from October 21, 2020 (inception) through December 31, 2020 and (b) June 30, 2021 and for the six months then ended, included elsewhere in this proxy statement/consent solicitation statement/prospectus.

•
Acorns as of  (a) September 30, 2020 for the fiscal year ended September 30, 2020, and (b) June 30, 2021 and for the nine months then ended, included elsewhere in this proxy statement/consent solicitation statement/prospectus.

This information should be read together with Pioneer’s and Acorns’ audited annual financial statements and unaudited interim financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The pro forma data set forth below has been prepared using the assumptions below with respect to the potential redemption into cash of Pioneer’s common stock:
•
Assuming No Redemptions:   This scenario assumes that no public shareholders of Pioneer exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in Pioneer’s trust account.

•
Assuming Maximum Redemptions:   This scenario assumes that the maximum number of Pioneer Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Closing Aggregate Cash Amount of  $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, as defined within the Business Combination Agreement. Under this scenario, approximately 28,257,300 Pioneer Class A Shares may be redeemed and still enable Pioneer to have sufficient cash to satisfy the cash closing conditions in the BCA. Under the terms of the BCA, the consummation of the Business Combination is conditioned upon Pioneer delivering to Acorns evidence that, immediately prior to the closing of the Business Combination (and following any redemptions of Public Shares), Pioneer will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the BCA provides that Acorns is not required to consummate the Transactions if the Closing Aggregate Cash Amount as defined within the Business Combination Agreement is less than $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes.

The pro forma data set forth below is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.

	Historical		Pro Forma Combined		Acorns Equivalent Pro Forma Per Share Data(4)
	Acorns (Historical)	Pioneer Merger Corp. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the nine months ended June 30, 2021
Net loss per share – Common Stock – basic and diluted(2)	$(6.52)		$(0.38)	$(0.42)	$(0.66)	$(0.72)
Book value per share – Common Stock – basic and diluted(1)	$(27.98)		$2.27	$1.50	$3.94	$2.61
Weighted Average shares outstanding – Common Stock – basic and diluted	13,311,958		213,626,035	194,324,244	N/A	N/A
Net loss per share – Class A Ordinary Shares – basic and diluted(2)		$—
Book value per share – Class A Ordinary Shares – basic and diluted(1)		$0.10
Weighted Average shares outstanding – Class A Ordinary Shares – basic and diluted		40,250,000
Net income per share – Class B Ordinary Shares- basic and diluted(2)		$(0.72)
Book value per share – Class B Ordinary Shares – basic and diluted(1)		$0.10
Weighted Average shares outstanding – Class B Ordinary Shares – basic and diluted		9,638,944
As of and for the fiscal year ended September 30, 2020
Net loss per share – Common Stock – basic and diluted(2)	$(8.41)		$(0.41)	$(0.46)	$(0.72)	$(0.79)
Book value per share – Common Stock – basic and diluted(3)	$(25.83)		N/A(3)	N/A(3)	N/A(3)	N/A(3)
Weighted Average shares outstanding – Common Stock – basic and diluted	11,992,015		213,626,035	194,342,244	N/A	N/A
Net loss per share – Class A Ordinary Shares- basic and diluted(2)		N/A
Book value per share – Class A Ordinary Shares – basic and diluted(1)		N/A
Weighted Average shares outstanding – Class A Ordinary Shares – basic and diluted		N/A
Net loss per share – Class B Ordinary Shares – basic and diluted(2)		$—
Book value per share – Class B Ordinary Shares – basic and diluted(1)		$—
Weighted Average shares outstanding – Class B Ordinary Shares – basic and diluted		8,750,000

(1)
Book value per share is computed as total shareholders’ equity (deficit) divided by common stock outstanding. Common stock outstanding for the purpose of calculating the book value per share of Pioneer shares is comprised of the Class A and Class B shares outstanding.

(2)
Net income (loss) per common share is based on the net income (loss) and weighted average number of common stock outstanding.

(3)
Pro forma balance sheet information as of September 30, 2020 is not required and as such is not included in the table.

(4)
Equivalent net loss per common share  —  basic and diluted equivalent book value per share information is computed by multiplying the combined pro forma per share data by the exchange ratio defined in the BCA. The purpose of equivalent pro forma per share data is to equate the respective per share values to one share of Acorns.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY
This proxy statement/consent solicitation statement/prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/consent solicitation statement/prospectus in relation to Acorns has been provided by Acorns and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus and the documents incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:
•
factors relating to the business, operations and financial performance of Pioneer and the Business Combination, including:

•
the occurrence of any event, change or other circumstances that could result in the failure to consummate the Business Combination;

•
the outcome of any legal proceedings that may be instituted against Pioneer and Acorns regarding the Business Combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) Pioneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions; (iv) the Closing Aggregate Cash Amount Condition; (v) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (vi) the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Acorns will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the common and preferred shareholders; (vii) the conversion of Acorns Preferred Stock into New Acorns Common Stock and (viii) the consummation of the Domestication;

•
changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•
the ability to meet and maintain Nasdaq’s listing standards following the consummation of the Business Combination;

•
the projected financial information, growth rate and market opportunity of New Acorns;

•
the amount of redemption requirements made by public shareholders;

•
the inability to develop and maintain effective internal controls;

•
costs related to the Business Combination;

•
changes in applicable laws or regulations;

•
the risk that the Business Combination disrupts current plans and operations of Acorns as a result of the announcement and consummation of the Business Combination;

•
the risk that Acorns may not be able to retain its current subscribers or attract new subscribers;

•
the risk that Acorns’ estimates of its addressable market are inaccurate;

•
the risk that Acorns may fail to maintain its reputation and protect its brand;

•
the risk that we may not be able to raise financing in the future;

•
the risk that we may not be able to retain or recruit necessary officers, key employees or directors following the Business Combination;

•
the risk that Acorns may lose third-party service providers that are important to its operations and function;

•
the risk that regulations relating to privacy, information security and data protection increase the costs of Acorns’ operations;

•
the risk that Acorns’ investment education tool are construed as investment advice by regulators;

•
the risk that cyber attacks directed at Acorns could result in information theft, data corruption and operation disruption;

•
the risk that our public securities will be illiquid;

•
the effect of COVID-19 on the foregoing, including Pioneer’s ability to consummate the Business Combination due to the uncertainty resulting from the COVID-19 pandemic;

•
other risks and uncertainties indicated from time to time in filings made with the SEC, including those risk factors described under “Item 1A. Risk Factors” of Pioneer’s Annual Report on Form 10-K filed with the SEC on March 30, 2021; and

•
other factors detailed in this proxy statement/consent solicitation statement/prospectus under the section entitled “Risk Factors”.

•
factors relating to the business, operations and financial performance of Acorns and its subsidiaries, including:

•
the effect of uncertainties related to the global COVID-19 pandemic on its business, results of operations, and financial condition;

•
its ability to achieve and maintain profitability in the future;

•
the impact of the regulatory environment and complexities with compliance related to such environment on Acorns;

•
its ability to grow market share in existing markets or any new markets it may enter;

•
its ability to respond to general economic conditions;

•
its ability to manage its growth effectively and its expectations regarding the development and expansion of its business;

•
the success of Acorns’ marketing efforts and its ability to expand its subscriber base;

•
its ability to develop new products, features and functionality that are competitive and meet market needs;

•
the ability of Acorns to maintain an effective system of internal controls over financial reporting;

•
its ability to retain and hire necessary employees and staff its operations appropriately; and

•
other factors detailed in this proxy statement/consent solicitation statement/prospectus under the section entitled “Risk Factors”.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements in deciding how to grant your proxy or instruct how your vote should be cast on the Condition Precedent Proposals set forth in this proxy statement/consent solicitation statement/prospectus.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/consent solicitation statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/consent solicitation statement/prospectus.
The value of your investment in Pioneer following consummation of the Business Combination will be subject to the significant risks affecting Acorns and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/consent solicitation statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Acorns unless the context clearly indicates otherwise. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Pioneer and Acorns.
Risks Related to Acorns’ Business and New Acorns Following the Business Combination
Throughout this subsection, references to “we,” “us” and “our” are intended to refer to Acorns unless the context clearly indicates otherwise.
Risks Related to Our Financial Results and Growth
We have a history of losses and may not achieve profitability in the future.
Our net losses were $85.5 million and $109.1 million for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020, we had an accumulated deficit of  $309.8 million. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenue for our business generally, and achieve greater scale and generate greater operating cash flows from our customer subscriptions in particular, in future periods in order to achieve and maintain profitability. We intend to continue to invest in sales and marketing, technology and new products and services in order to enhance our brand recognition and our value proposition to our subscribers, and these additional costs will create further challenges to generating near term profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur significant losses, and we may not achieve or maintain future profitability, due to a number of reasons, including the risks described in this proxy statement/consent solicitation statement/prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.
Our results of operations and future prospects depend on our ability to retain existing, and attract new, subscribers. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.
We define a “subscriber” as someone who has subscribed to one of our subscription plans. We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among others:
•
the continued growth of our subscriber base,

•
our ability to retain our subscriber base,

•
our ability to attract and retain our subscribers at higher revenue subscription plans above our lowest cost plan,

•
our ability to acquire subscribers at a lower cost, and

•
our ability to increase the overall value to us of each of our subscribers while they remain on our platform.

We expect our competition to continue to increase. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services products, significantly greater financial, technical, marketing, and other resources and a larger customer base than we do. Any of these advantages would allow competitors to potentially offer more competitive pricing (including through a “freemium” model) or other terms or features, a broader range of investment and financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences, among other items. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services, which could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share or ability to capitalize on new market opportunities.
We currently compete at multiple levels with a variety of competitors, including:
•
traditional banks and other non-bank financial institutions for cash management accounts;

•
other brokerage firms, including online or mobile platforms, for investment accounts; and

•
other financial services firms offering a comprehensive platform to build financial well-being through retirement plan contributions, educational tools, and financial resources.

We believe that our ability to compete depends upon many factors both within and beyond our control, including, among others, the following:
•
the size of our subscriber base and the proportion of subscribers at higher revenue subscription plans;

•
our ability to introduce successful new products or services;

•
the timing and market acceptance of products and services, including developments and enhancements to those products and services, offered by us and our competitors;

•
customer service and support efforts;

•
selling and marketing efforts;

•
the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

•
changes in economic conditions, regulatory and policy developments;

•
general investment market conditions and their impact on our subscribers’ portfolios;

•
the ongoing impact of the COVID-19 pandemic on the investment and financial services markets we serve; and

•
our brand strength relative to our competitors.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, we may, for example, increase marketing expenditures or make other expenditures relative to increases in revenue or otherwise. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.
If we fail to acquire and retain new subscribers, or fail to do so in a cost-effective manner, we may be unable to increase revenue, improve margins or achieve profitability.
Our success depends on our ability to acquire and retain new subscribers and to do so in a cost-effective manner. We have made significant investments related to subscriber acquisition and expect to continue to spend significant amounts to acquire additional subscribers, and we cannot assure you that the revenue from the new subscribers we acquire will ultimately exceed the cost of acquiring those subscribers. Many of our subscribers are first-time investors, and we may not be successful in providing them with an experience that causes them to continue as subscribers over the longer term. Moreover, during the time that we have offered our products and services, the stock market has generally increased without a substantial sustained downturn, and many of our current and target customers may be hesitant to participate in the markets if there were a sudden or sustained decrease in the markets, which could materially and adversely affect our revenue.
Additionally, if we fail to deliver a quality user experience, or if consumers do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain subscribers. Additionally, if we are unable to acquire or retain subscribers above our lowest price product in volumes sufficient to grow our business, we may be unable to achieve our operational objectives. Consequently, our prices may increase, or may not decrease to levels sufficient to generate subscriber interest, our revenue may decrease, our margins may decline, and we may not achieve or maintain profitability. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
We believe that many of our new subscribers originate from non-paid and paid referrals from our subscribers. Therefore, we must ensure that our subscribers remain loyal to us in order to continue receiving those referrals. If our efforts to satisfy our subscribers are not successful, we may be unable to acquire new subscribers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher marketing expenses in order to acquire new subscribers.
We also use paid advertising, such as display, television, social media, app store and e-mail advertising, and we pay for search engine optimization and search engine marketing. We drive a significant amount of traffic to our website via search engines, which frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. Moreover, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing our website to place lower in search query results.
We also drive a significant amount of traffic to our website via social media or other internet channels used by our current and prospective subscribers. As social media and internet channels continue to rapidly evolve, we may be unable to develop or maintain a presence within these channels. If we are unable to cost-effectively drive traffic to our website through a mobile app store, our ability to acquire new subscribers and our financial condition would be materially and adversely affected. Additionally, our advertising is concentrated in a small number of internet channels, and if any of our other current marketing channels becomes less effective, if we are unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if we are not successful in generating new channels, we may not be able to attract new subscribers in a cost-effective manner or increase the activity of our subscribers. If we fail to generate new monthly subscriptions, increase our revenue per subscriber or maintain high levels of subscriber engagement, our business, financial condition, and results of operations could be materially and adversely affected.
If we fail to effectively manage any future growth, our business, operating results, and financial condition could be adversely affected.
We have experienced significant growth in our subscribers and have expanded and intend to continue to significantly expand our operations, including our employee headcount. This growth has placed, and will continue to place, significant demands on our management and operational and financial infrastructure, and we may not be able to sustain revenue growth consistent with prior periods, or at all.
To manage our growth effectively, we must continue to improve our operational, financial, and management systems and controls by, among other things:
•
effectively attracting, training, integrating, and retaining a large number of new employees, particularly our marketing, engineering and investment operations teams;

•
further improving our key business systems, processes, and information technology infrastructure, including our and third-party cloud services, to support our business needs;

•
enhancing our information, training, and communication systems to ensure that our employees are well-coordinated and can effectively communicate with each other and our subscribers; and

•
improving our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results.

If we fail to manage our expansion, implement improvements, or maintain effective internal controls and procedures, our costs and expenses may increase more than we plan and we may lose the ability to increase our subscriber adoption, enhance our existing solutions, develop new solutions, satisfy our subscribers, respond to competitive pressures, or otherwise execute our business plan. If we are unable to manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.
We may experience fluctuations in our quarterly operating results.
We experience fluctuations in our quarterly operating results due to a number of factors, including a change in the number of our subscribers, the level of our expenses, the degree to which we encounter competition in our markets, general economic conditions, the investment market environment, legal or regulatory developments, legislative or policy changes and the ongoing impact of the COVID-19 pandemic. For example, we have in the past experienced an outsized increase in new subscriptions during periods when there is increased publicity, social media activity and consumer interest related to investing-related topics, including cryptocurrency fluctuations and “meme stocks.” In light of these and other external factors beyond our control, results for any period should not be relied upon as being indicative of performance in future periods.
We rely significantly on revenue from subscribers purchasing our subscription plans, and we may not be successful in maintaining the appeal of or expanding those offerings.
To date, the vast majority of our revenue has been derived from subscribers who subscribe to one of our subscription plans. Subscribers can choose between $5, $3 and $1 subscription products. In September 2021, we began migrating away from our entry level $1 subscription product into more premium offerings including a premium individual and family product and removed the legacy basic Invest product from our registration funnel. We will continue to offer basic Invest products to our customers on an as-needed basis through a hardship assistance program, and we may offer promotional pricing from time to time in the future. We significantly rely, and expect to continue to significantly rely, on these subscribers for a substantial majority of our revenue. The introduction of competitors’ offerings with lower prices for consumers, a lack of subscriber satisfaction with our products, fluctuations in prices subscribers are willing to pay for our products, changes in consumer investment habits, including an increase in the use of competitors’ products or offerings, and other factors could result in declines in our subscriptions. Because we derive a vast majority of our revenue from subscribers who purchase these subscription plans, any material decline in demand for these offerings could have a material adverse impact on our future revenue and results of operations. In addition, if we are unable to successfully introduce new products, our revenue growth may decline, which could have a material adverse effect on our business, financial condition, and results of operations.

Our estimates of the size of our addressable market may prove to be inaccurate.
It is difficult to accurately estimate the size of the retail investor market and predict with certainty the rate at which the market for our products will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.
Our markets change rapidly, and we may not be successful adapting to these market changes.
The markets for our products and services are characterized by constant and rapid changes, frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance and our business, financial condition, and results of operations could be materially and adversely affected.
Our projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.
We operate in a rapidly changing and competitive industry, and our projections and calculations of key operating metrics are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain subscribers while generating sustained revenues through our subscription plans. Additionally, our business and our ability to generate revenue may be affected by reductions in consumer spending and investing from time to time as a result of a number of factors which may be difficult to predict. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us and our business, financial condition, and results of operations could be materially and adversely affected.
We have in the past consummated, and from time to time we may evaluate and potentially consummate, acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.
Our success will depend, in part, on our ability to expand our business. In some circumstances, we may determine to do so through the acquisition of complementary assets, businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:
•
diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•
coordination of technology, product development, risk management and sales and marketing functions;

•
retention of employees from the acquired company, and retention of our employees who were attracted to us because of our smaller size or for other reasons;

•
cultural challenges associated with integrating employees from the acquired company into our organization;

•
integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•
the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, information security safeguards, procedures and policies;

•
potential write-offs or impairments of intangible assets or other assets acquired in the acquisition;

•
liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•
litigation or other claims in connection with the acquired company, including claims from terminated employees, subscribers, former shareholders or other third parties; and

•
geographic expansion that may expose our business to known and unknown regulatory compliance risks including elevated risk factors for tax compliance, money laundering controls, and supervisory controls oversight.

Our failure to address these risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business, generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, regulatory obligations to further capitalize our business, and goodwill and intangible asset impairments, any of which could harm our financial condition and negatively impact our shareholders. To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes.
Our business depends on our strong and trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.
We have developed a strong and trusted brand that has contributed significantly to the success of our business. Historically, 55% of our subscriber growth has come via organic growth and word-of-mouth referrals. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our base of subscribers. We are a mission driven company, and our marketing reflects and relies on that mission and our reputation. Maintaining, promoting and positioning our brand and reputation will depend on our ability to continue to provide useful, reliable, secure, and innovative products and services; to maintain trust and remain a consumer financial services leader; to continue focusing on investing for everyday Americans; and to provide a consistent, high-quality subscriber experience.
We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that subscribers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely harmed.
Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information (“PII”), compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance (“ESG”) expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of subscribers. We work with a wide range of celebrity brand ambassadors, and our reputation could be harmed if they are involved in scandal or negative publicity. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter subscribers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our subscribers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business, financial condition, and results of operations could be materially and adversely affected.
Risks Related to Third Parties
We rely on third-party service providers for payment processing, API connections to financial services solutions, transactional data collection, the custody and clearing of securities transactions and other functions that are important to our operations. The loss of those service providers could materially and adversely affect our business, results of operations, and financial condition. Additionally, if a third-party service provider fails to comply with legal or regulatory requirements or otherwise to perform these functions properly, our business may be adversely affected.
We rely on third-party service providers to perform various functions relating to our investment origination and servicing business, including fraud detection, marketing, operational functions, cloud infrastructure services, information technology, telecommunications, and processing remotely created checks. We also rely on a third party service provided by Plaid, Inc. to gather transactional data from our subscribers’ financial institutions linked by them to provide certain services, including our Round-Ups feature that helps our subscribers invest their spare change. Additionally, we rely on third-party service providers to perform the clearing of securities transactions because we are not a self-clearing broker, and we also rely on third-party service providers to perform ACH processing, debit card issuance and investment processing because we are not a bank and cannot belong to or directly access the ACH payment network.
We do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform functions properly, including through negligence, willful misconduct or fraud, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.
Additionally, if one or more key third-party service providers were to cease to exist, to become a debtor in a bankruptcy or an insolvency proceeding or to seek relief under any debtor relief laws, or to terminate its relationship with us, there could be delays in our ability to process investments and perform other operational functions for which we are currently relying on such third-party service provider, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms.
In many cases, we are reliant on a single third party to provide such services, and we may not be able to replace that provider on the same terms or at all. For example, we currently use Amazon Web Services (“AWS”) and would be unable to switch instantly to another system in the event of failure to access AWS, so an AWS outage could result in our system being unavailable for a significant period of time. As a result of any such delay or inability to replace such key third-party service provider, our ability to process investments and perform other business functions could suffer and our business, financial condition and results of operations could be materially and adversely affected.

The success of our business depends in part on our ability to work with a bank partner, currently Lincoln Savings Bank, to provide deposit and debit card services facilitated through our platform and the loss of this bank partner could materially and adversely affect our business, results of operations, financial condition, and future prospects.
We act as a program manager for Lincoln Savings Bank, a state-chartered, federally insured bank, to market and distribute to subscribers Acorns-branded, Lincoln Savings Bank demand deposit accounts and linked debit cards. Our non-exclusive Program Management Agreement (the “PMA”) with Lincoln Savings Bank has an initial term of five years ending in November 2025, which automatically renews for successive two-year terms unless either party provides notice of non-renewal to the other party at least 180 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or Lincoln Savings Bank may terminate the PMA immediately upon written notice to the other party. Our Lincoln Savings Bank PMA does not prohibit Lincoln Savings Bank from working with our competitors or from offering competing services, and Lincoln Savings Bank currently supports deposit account programs in conjunction with other program managers. Lincoln Savings Bank could decide not to work with us for any reason, could make working with us cost-prohibitive, or could decide to enter into an exclusive or more favorable relationship with one or more of our competitors. In addition, Lincoln Savings Bank may not perform as expected under our program management agreement. We could in the future have disagreements or disputes with Lincoln Savings Bank, which could negatively impact or threaten our relationship with other banks with whom we may seek to partner. For additional information regarding our PMA with Lincoln Savings Bank, see the section entitled "Business of Acorns  —  The Program Management Agreement"
Lincoln Savings Bank is subject to oversight by the Federal Deposit Insurance Corporation (“FDIC”) and the Iowa Division of Banking and must comply with applicable rules and regulations and examination requirements. Any future adverse orders or regulatory enforcement actions to which Lincoln Savings Bank is subject, even if unrelated to our platform, could impose restrictions on Lincoln Savings Bank’s ability to continue to provide deposit accounts and debit cards to our subscribers. We are a service provider to Lincoln Savings Bank, and as such, we are subject to audit by Lincoln Savings Bank in accordance with FDIC guidance related to management of vendors. We are also subject to the examination and enforcement authority of the FDIC under the Bank Service Company Act. We may also be subject to review by the Iowa Division of Banking.
If Lincoln Savings Bank were to suspend, limit, or cease its operations, or if our relationship with Lincoln Savings Bank were to otherwise terminate for any reason (including, but not limited to, its failure to comply with regulatory actions), we would need to implement a substantially similar arrangement with another bank, modify our offerings, or curtail our operations. If we need to enter into alternative arrangements with a different bank to replace our existing arrangements, we may not be able to negotiate a comparable alternative arrangement in a timely manner or at all. In addition, transitioning deposit accounts to a new bank may result in delays in new account origination, may result in the loss of certain subscribers, or, if our platform becomes inoperable, may result in the inability to service subscribers through our platform. In the event that our relationship with Lincoln Savings Bank were terminated, and we were not able to replace it with another depository bank in a timely manner, on comparable or more favorable terms, or at all, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.
The success of our business depends in part on our ability to work with RBC Capital Markets, LLC, a third-party broker-dealer partner, to provide clearing services facilitated through our platform and the loss of this partner could materially and adversely affect our business, results of operations, financial condition, and future prospects.
Acorns Securities is an introducing broker that relies on RBC Capital Markets, LLC (“RBC”) to perform clearing functions on an omnibus basis as its clearing broker. As clearing broker, RBC also provides for control and receipt, custody and delivery of securities. We depend on the operational capacity and ability of RBC, as clearing broker, for the orderly processing of transactions. If our RBC clearing agreement is unilaterally terminated for any reason, we would be forced to find alternative clearing brokers without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change. There can be no assurance if there were a unilateral termination of the RBC clearing agreement that we would be able to find an alternative clearing brokers on acceptable terms to us or at all. In addition, if a clearing broker is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. From time to time, RBC, as clearing broker, may be subject to legal or regulatory proceedings in the ordinary course of its business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear Acorns’ trades and our business, financial condition and results of operations could be materially and adversely affected.
We depend on major mobile operating systems and third-party platforms for the distribution of our app. If Google Play, the Apple App Store, or other platforms limit, prohibit or otherwise interfere with or change the terms of, the distribution, use or marketing of our products in any material way, or if we experience increased fees associated with distributing our app through these platforms, our ability to grow may be adversely affected.
We rely upon third-party platforms for the distribution of our app that allows our subscribers to access our products and services. Our Acorns app is provided as a free application through both the Apple App Store and the Google Play Store, and it is also accessible via mobile and traditional websites. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution, and operation of our app are subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation. If our products are found to be in violation of any such terms and conditions, we may no longer be able to offer our products through such third-party platforms.
These platform providers may increase fees, change their fee structure, add fees associated with access to and use of their operating systems, alter how customers are able to advertise on their operating systems, change how the personal or other information of users is made available to application developers on their operating systems, limit the use of personal information for advertising purposes or restrict how end-users can share information on their operating systems or across other platforms. For example, the release of the iOS 14 operating system brought with it a number of new changes, including the need for app users to opt in before their identifier for advertisers (“IDFA”) can be accessed by an app. Apple’s IDFA is a string of numbers and letters assigned to Apple devices which advertisers use to identify app users to deliver personalized and targeted advertising. We expect that a significant majority of app users will not opt-in to grant IDFA access; as a consequence, our ability to accurately target and measure our advertising campaigns at the user level may become significantly limited and we may experience increased cost per registration.
Additionally, Apple and Google generally have the discretion to set the amounts of their platform fees and change their platforms’ terms of service and other policies with respect to us or other developers in their sole discretion, and those changes may be unfavorable to us. Further, platform fee changes may have a material adverse impact on our subscription revenue, our ability to pay developers and our gross margins.
There can be no guarantee that third-party platforms will continue to support our product offerings, or that subscribers will be able to continue to use our products. Further, any future adverse orders or regulatory enforcement actions to which these third-party platforms are subject, even if unrelated to our platform, could impose restrictions on our ability to provide products and services to our subscribers. Any changes to third-party platforms, the platforms’ terms of service or policies, or our relationships with mobile manufacturers and carriers (including, in each case, as a result of technical or regulatory issues), could degrade our products’ functionalities, reduce or eliminate our ability to distribute our products, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or result in fees or other charges to us, any of which could affect our product usage and could cause a material and adverse effect to our business, financial condition and results of operations.
Regulatory, Tax and Legal Risks
Our business is subject to the regulatory framework applicable to investment advisers and broker-dealers, including regulation by the SEC and FINRA.
We offer investment management services through Acorns Advisers which provides automated investment advice regarding the selection of a portfolio of exchange traded funds through the Acorns app or website. Acorns Advisers is registered as an investment adviser under the Advisers Act, and is subject to regulation by the SEC. Acorns Securities is an affiliated broker-dealer which is registered with the SEC and a Financial Industry Regulatory Authority (“FINRA”) member. Acorns Securities acts as an introducing broker and engages clearing brokers to provide execution, clearance or settlement services for the exchange traded funds (“ETFs”) transactions related to the portfolios managed by Acorns Advisers.
Investment advisers are subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with our advisory clients, including the retail customers who use our services as well as the funds we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our subscribers, including for example restrictions on transactions with our affiliates. Our investment adviser has in the past and will in the future be subject to periodic SEC examinations. Our investment adviser is also subject to other requirements under the Advisers Act and related regulations primarily intended to benefit advisory clients. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event such investment adviser fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing subscribers or fail to gain new subscribers. From time to time, Acorns Advisers may be threatened with or named as a defendant in lawsuits, arbitrations and administrative claims. See “Business of Acorns — Legal Proceedings”.
Our subsidiary, Acorns Securities, is an affiliated broker-dealer, is registered with the SEC and is a member of FINRA. The securities industry is highly regulated, including under federal, state and other applicable laws, rules, and regulations, and we may be adversely affected by regulatory changes related to suitability of financial products, supervision, sales practices, advertising, application of fiduciary standards, best execution, and market structure, any of which could limit our business and damage our reputation. FINRA and the SEC have adopted extensive regulatory requirements which apply to all aspects of Acorns Securities’ business, including communications with the public, capital structure, recordkeeping, anti-money laundering, trade and sales practices, advertising, the qualifications, registration, conduct and supervision of personnel, compensation and disclosure. Acorns Securities is also subject to net capital rules that mandate it maintains certain levels of capital and customer reserve requirement rules for the protection of customer cash and securities. In addition, Acorns Securities is regulated by state securities administrators in those state jurisdictions where it does business. FINRA, the SEC and certain states also have the authority to conduct periodic examinations of Acorns Securities and monitor its operations on an ongoing basis, and may also conduct administrative proceedings. Violations of such rules and regulations could result in censure, penalties and fines, the issuance of cease-and-desist orders, the suspension or expulsion from the securities industry of Acorns Securities or its officers or employees, or other similar adverse consequences. See “Business of Acorns — Government Regulation”. Additionally, material expansions of the business in which Acorns Securities engages are subject to approval by FINRA. This could delay, or even prevent, the firm’s ability to expand its securities and brokerage offerings in the future.
From time to time, Acorns Securities may be threatened with or named as a defendant in lawsuits, arbitrations and administrative claims. The firm is also subject to periodic regulatory examinations and inspections by regulators (including the SEC and FINRA). Compliance and trading problems or other deficiencies or weakness that are reported to regulators, such as the SEC and FINRA, by dissatisfied customers or others, or that are identified by regulators themselves are investigated by such regulators, and may, if pursued, result in formal claims being filed against Acorns Securities by customers or disciplinary action being taken by regulators against the firm or its employees. Our failure to comply with applicable laws or regulations or our own policies and procedures could result in fines, litigation, suspensions of personnel or other sanctions, which could have a material effect on our overall financial results. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and our brand and lead to material legal, regulatory and financial exposure (including fines and other penalties), cause us to lose existing subscribers or fail to gain new subscribers. In addition, in the normal course of business, Acorns Securities discuss matters with its regulators raised during regulatory examinations or otherwise subject to their inquiry. These matters could result in censures, fines, penalties or other sanctions.
Our proposed loyalty program may be subject to approval by regulators.
New Acorns, promptly following the approval and adoption by the New Acorns Board of Directors of the loyalty program mutually agreed by Acorns and Pioneer prior to the Closing Date, will use its reasonable best efforts to implement a loyalty program that will allow some of its eligible subscribers to own a share of Acorns, and earn more as they invite others to use Acorns products. Acorns Securities’ business is currently limited to executing ETF transactions based on orders placed on behalf of subscribers by Acorns Advisers and maintaining accounts of Acorns Advisers clients and subaccounts pursuant to an omnibus arrangement with its clearing broker. To the extent the loyalty program would be integrated into Acorns’ business and Acorns Securities would facilitate the transfer of Acorns’ shares in connection thereto, it may be considered a “material change in business operations” for Acorns Securities under FINRA Rule 1017 and may require a Continuing Membership Application to be submitted to and approved by FINRA prior to such integration. If FINRA does not grant any necessary approvals then Acorns may not be able to implement the proposed loyalty program and our business, financial condition, and results of operations could be materially and adversely affected. In addition, because the issuance of shares pursuant to the loyalty program will constitute a public offering of those shares, prior to commencement of the program, we will have to file and have declared effective by the SEC a registration statement of Form S-1.
Possible regulatory restrictions on DEPs could adversely impact our business.
Current regulatory scrutiny of certain DEPs by broker-dealers and investment advisers could lead to new regulatory requirements on DEPs. On August 27, 2021, the SEC requested comment on whether certain digital engagement practices by broker-dealers and investment advisers — specifically, behavioral prompts, differential marketing, game-like features (commonly referred to as “gamification”), and other design elements or features designed to engage with retail investors on digital platforms (e.g., websites, portals and applications or “apps”), as well as the analytical and technological tools and methods used in connection with these DEPs, and, investment adviser use of technology to develop and provide investment advice — warrant new regulatory requirements. The SEC also requested comment on digital tools used by investment advisers to develop and provide investment advice and investment advisers’ understanding and oversight of these tools and the related benefits and risks. On October 18, 2021, the SEC staff issued a report recommending consideration from a regulatory standpoint of whether DEPs with game-like features and celebratory animations lead investors to trade more than otherwise. Acorns deploys certain

DEPs to encourage positive savings and investing behavior for the long-term. Regulatory restrictions on DEPs that do not differentiate between DEPs that appear to be the focus of current regulatory attention and those deployed by us could adversely impact our ability to use DEPs or result in additional regulatory obligations for us when using them. If we fail to satisfy these regulatory requirements, we could be subject to regulatory fines and civil penalties. Any of the foregoing may result in a material adverse effect on our business, financial condition, and results of operations.
Our business is subject to an extensive, complex, overlapping and constantly changing regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our business, operating results and financial condition.
We are subject to various federal, state and local regulatory regimes. The principal policy objectives of these regulatory regimes are to protect consumers, investors, and other financial services customers and to prevent fraud, money laundering, and terrorist financing. Laws and regulations, among other things, require various disclosures and consents; mandate or prohibit certain terms and conditions for various financial products; prohibit unfair, deceptive, or abusive acts or practices; require us to submit to examinations by federal, state and local regulatory regimes; and require us to maintain various policies, procedures and internal controls. Monitoring and complying with all applicable laws and regulations can be difficult and costly. Failure to comply with any of these requirements may result in, among other things, enforcement action by governmental authorities, lawsuits, monetary damages, fines or monetary penalties, restitution or other payments to consumers, modifications to business practices, termination of commercial contracts, and reputational harm.
While certain aspects of our business may not be subject to particular financial services regulations, our contractual relationship with Lincoln Savings Bank subjects our banking products to additional bank-specific regulations, including those relating to consumer protection, anti-money laundering, escheatment, and data privacy and security. Legislative and regulatory changes could prompt Lincoln Savings Bank to alter the extent or the terms of its dealings with us in ways that may have adverse consequences for our business. For example, due to our relationship with Lincoln Savings Bank, we may be subject to indirect supervision and examination by the FDIC and the Iowa Division of Banking. As a result, new or expanded regulation focusing on challenger banking products or changes in interpretation or enforcement of regulations may have a material adverse effect on our business, results of operations, and financial condition due to increased compliance costs and new restrictions affecting the terms upon which we offer our services.
For example, there has been substantial regulatory and legislative activity at federal and state levels regarding standards of care for financial services firms, related to both taxable and retirement accounts. Actions taken by applicable regulatory or legislative bodies may impact our business activities and increase our costs.
We may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, or criminal or civil sanctions, all of which may have a material adverse effect on our reputation, business, results of operations, and financial condition.
Our relationship with Lincoln Savings Bank exposes us to substantial regulatory risks that could adversely affect our business operations.
Our relationship with Lincoln Savings Bank is subject to increasingly demanding regulatory requirements and oversight by federal bank regulators (such as the FDIC). We are also subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (“CFPB”) as a program manager for a bank, and as a provider of financial advisory services. In addition to rulemaking authority over several enumerated federal consumer financial protection laws, the CFPB is authorized to issue rules prohibiting unfair, deceptive or abusive acts or practices (“UDAAP”) by persons offering consumer financial products or services and their service providers and has authority to enforce these consumer financial protection laws and CFPB rules. CFPB rules and enforcement actions may require us to adjust our activities and may increase our compliance costs.
As a result, if the FDIC or CFPB concludes that we have not complied with applicable law or if the CFPB determines that our products or services are legally unfair, deceptive or abusive, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines, as well as requirements for consumer remediation, all of which may have an adverse effect on our business operations..
Expansion and enforcement of consumer protection laws and regulations could adversely impact our business.
State attorneys general and other regulators have indicated that they will take a more active role in enforcing consumer protection laws, including through use of provisions under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB. Such regulatory actions could result in penalties and reputational harm to us and a loss of consumers participating in our platform, and our compliance costs and litigation exposure could increase if the CFPB or other regulatory agencies enact new regulations, change regulations that were previously adopted, modify, through enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted, any of which could adversely affect our ability to perform. Further, in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body.
In addition, the federal government under the Biden administration is expected to bring an increased focus on enforcement of federal consumer protection laws and appoint consumer-oriented regulators at federal agencies such as the CFPB and the FDIC. It is possible that regulators could promulgate rulemakings and bring enforcement actions that materially impact our business and the business of Lincoln Savings Bank. These regulators may augment requirements that apply to deposit accounts that we market, or impose new programs and restrictions, and could otherwise revise or create new regulatory requirements that apply to us (or Lincoln Savings Bank), impacting our business, operations, and profitability.
We are subject to anti-money laundering and anti-terrorism financing laws, and failure to comply with these obligations could have significant adverse consequences for us.
We maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program includes policies, procedures, processes, and other internal controls designed to identify, monitor, manage, and mitigate the risk of money laundering and terrorist financing. These controls include procedures and processes to detect and report potentially suspicious transactions, perform consumer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. As a registered investment adviser and broker dealer, as well as pursuant to our PMA with Lincoln Savings Bank, we are required to maintain this program. We cannot provide any assurance that our programs and controls will be effective to ensure compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations we are required to comply with, and our failure to comply with these laws and regulations could result in a breach and termination of our agreement with Lincoln Savings Bank, which would have a material adverse effect on our business, results of operations, financial condition, and future prospects.

If we fail to comply with applicable requirements for our deposit account product, our subscribers’ deposits may not qualify for FDIC insurance and they may withdraw their funds, which could adversely affect our brand, business, results of operations, financial condition, and future prospects.
We offer FDIC-insured demand deposit accounts, which are provided by Lincoln Savings Bank. Under the terms of our PMA with Lincoln Savings Bank as well as the deposit account agreements between participating consumers and Lincoln Savings Bank, the deposit account is opened and maintained by Lincoln Savings Bank. We act as the service provider to Lincoln Savings Bank to, among other things, facilitate communication between consumers and Lincoln Savings Bank. We believe our deposit account program, including applicable records maintained by us and Lincoln Savings Bank, complies with all applicable requirements for each participating consumer’s deposits to be covered by FDIC insurance, up to the applicable maximum deposit insurance amount. However, if the FDIC were to disagree (e.g., because we and Lincoln Savings Bank have not adequately evidenced participating consumers’ ownership of each account), the FDIC might not recognize consumers’ claims as covered by deposit insurance in the event Lincoln Savings Bank fails and enters receivership proceedings under the Federal Deposit Insurance Act (“FDIA”). If the FDIC were to determine that consumers’ claims as covered by deposit insurance, or if Lincoln Savings Bank were to actually fail and enter receivership proceedings under the FDIA (regardless of whether the deposits are covered by FDIC insurance), participating consumers may withdraw their funds, which could materially and adversely affect our brand, business, results of operations, financial condition, and future prospects.
The CFPB has not yet issued regulations to implement Section 1033 of the Dodd-Frank Act, and when it does such regulations could increase our regulatory burden and cause significant financial and strategic costs on our business, and cause a loss of, or impact the servicing of, our subscribers.
Section 1033 of the Dodd-Frank Act provides, among other things, that subject to rules prescribed by the CFPB, a consumer financial services provider must make available to a consumer information in the control or possession of the provider concerning the consumer financial product or service that the consumer obtained from the provider. The CFPB has indicated that it plans to develop regulations to implement section 1033 and recently solicited comments and information in order to help it develop such regulation. We possess financial data from our subscribers in order to provide our products and services. For example, our subscribers link their funding source bank accounts and link credit cards, debit cards and other financial accounts for us to use their transactional data to calculate Round-Ups (as described in “Business of Acorns” section). New regulations (including, for example, any rulemakings or initiatives in response to the Executive Order on Promoting Competition in the American Economy issued by the President on July 9, 2021) present areas of uncertainty susceptible to alternative interpretations; regulators and prospective litigants may not agree with reasoned interpretations we adopt. Future regulations could require us to modify or curtail our offerings and business operations or impact our expenses and profitability. Additionally, some regulations may not directly apply to our business but may impact the capital markets, service providers or have other indirect effects on our ability to provide services to our subscribers. Any of the foregoing may result in a material adverse effect on our business, financial condition, and results of operations.
Regulations relating to privacy, information security, and data protection could increase our costs, affect or limit how we collect and use personal information, and adversely affect our business opportunities.
As part of our business, we collect PII, also referred to as personal data or personal information, and other potentially sensitive and/or regulated data from our subscribers. Laws and regulations in the United States restrict how personal information is collected, processed, stored, transferred, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

In the United States, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act, or CCPA, which became enforceable by the California Attorney General on July 1, 2020, and requires new disclosures to California consumers, imposes new rules for collecting or using information about minors, and affords consumers new abilities to opt out of certain disclosures of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of the CCPA, its implementing regulations, and uncertainties about the scope and applicability of exemptions that may apply to our business, are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a ballot initiative from privacy rights advocates that augments and expands CCPA was passed by California voters during the November 2020 election, which will strengthen privacy laws in California and create a new privacy regulatory agency in the state.
Additionally, we are subject to the Gramm-Leach-Bliley Act (“GLBA”) and implementing regulations and guidance. Among other things, the GLBA (i) imposes certain limitations on the ability to share consumers’ nonpublic personal information with nonaffiliated third parties and (ii) requires certain disclosures to consumers about their information collection, sharing and security practices and their right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions). The GLBA and other state laws also require that we implement and maintain certain security measures, policies and procedures to protect personal information.
Furthermore, legislators and/or regulators are increasingly adopting new and/or amending existing privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices; our policies and practices related to the collection, use, sharing, retention and safeguarding of consumer and/or employee information; and some of our current or planned business activities. New requirements, originating from new or amended laws, could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. Our failure to comply with privacy, information security and data protection laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions, consumer or merchant actions and damage to our reputation and brand, all of which could have a material adverse effect on our business.
Compliance with current or future privacy, information security and data protection laws (including those regarding security breach notification) affecting customer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve sharing information with third parties), which could materially and adversely affect our profitability. Additionally, there is always a danger that regulators can attempt to assert authority over our business in the area of privacy, information security and data protection. In addition, if our vendors and/or service providers are or become subject to laws and regulations in the jurisdictions that have enacted more stringent and expansive legislation applicable to privacy, information and/or data protection, the costs that these vendors and service providers must incur in becoming compliant may be passed along to us, resulting in increasing costs on our business.
If we execute on our plans to expand our business internationally, we will be required to comply with stringent privacy and data protection laws. In particular, if we do business in the European Union, we will be subject to the General Data Protection Regulation ("GDPR"), which would impose additional obligations and risk upon our business, including substantial expenses and changes to business operations that may be required to comply with the GDPR. Further, following the withdrawal of the United Kingdom from the European Union, if we do business in the United Kingdom, we will be required to comply separately with the GDPR as implemented in the United Kingdom, which may lead to additional compliance costs and could increase our overall risk.

We have in the past, and continue to be, subject to inquiries, subpoenas, exams, pending investigations, or enforcement matters by state and federal regulators, the outcome of which are uncertain and could harm our business and results of operations, including by subjecting us to significant fines, penalties, judgments, remediation costs, negative publicity, changes to our business model, and requirements resulting in increased expenses.
Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry and the focus of state and federal enforcement agencies on the financial services industry.
From time to time, we have been threatened with or named as a defendant in lawsuits, arbitrations and administrative claims involving securities, consumer financial services and other matters. Actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us, including reputational harm. For instance, we were sued in a class action based on our use Round-Ups that the plaintiffs alleged sometimes inadvertently resulted in overdrafts on funding accounts in an action filed on February 13, 2019, titled, Bingham v. Acorns Grow, Inc. and Acorns Advisers, LLC, Orange County Superior Court, Case No. 30-2019-01050842. The nature of the action is a consumer class action in which Plaintiff seeks to plead claims on behalf of a potential class of users of the Acorns’ investment app in California. We have settled this litigation (subject to final court approval) for $2.5 million, but there can be no assurance that we would be able to settle other litigation. Even if we are successful in defending against these actions, the defense of such matters may result in us incurring significant expenses or require us to make changes to our business or marketing practices. A substantial judgment, settlement, fine, or penalty could be material to our operating results or cash flows for a particular future period, depending on our results for that period. In market downturns and periods of heightened volatility, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against financial services companies have historically increased.
From time to time, we are also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies and self-regulatory organizations, regarding our business activities and our qualifications to conduct our business in certain jurisdictions. Compliance and trading problems or other deficiencies or weaknesses that are reported to regulators, such as the SEC, FINRA, the CFPB, or state regulators, by dissatisfied customers or others, or that are identified by regulators themselves, are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us, or that could cause significant harm to our reputation and divert management attention from the operation of our business. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities. We expect to continue to incur costs to comply with governmental regulations.
If we fail to comply with applicable securities and banking laws, rules and regulations, either domestically or internationally, we could be subject to disciplinary actions, litigation, investigations, damages, penalties or restrictions that could significantly harm our business.
We are subject to arbitration claims and lawsuits in the ordinary course of our business, as well as class actions and other significant litigation. We also are the subject of inquiries, investigations and proceedings by regulatory and other governmental agencies. Actions brought against us may result in settlements, awards, injunctions, fines, penalties and other results adverse to us. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by a large number of claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows, or could cause us significant reputational harm, which could harm our business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against financial services companies have historically increased.
The SEC, FINRA and other SROs and state securities commissions, among other things, can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The CFPB could bring an enforcement action against us. Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws. Regulatory agencies in countries outside of the U.S. have similar authority. The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance function. The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.
Providing investment education tools could subject us to additional risks if such tools are construed to be investment advice or recommendations.
We provide a variety of investment education and tools to our clients that we do not consider investment advice or an investment recommendation, including web-based educational articles such as those published by our partner CNBC. If these investment education tools are construed to be investment advice or recommendations, it could subject us to additional risks. Risks associated with providing investment advice and recommendations include those arising from how we disclose and address possible conflicts of interest, inadequate due diligence, inadequate disclosure, human error and fraud. For example, the SEC’s Regulation Best Interest and Form CRS (as described in “Regulators could challenge our position with respect to Regulation Best Interest and Form CRS” section) impose heightened conduct standards and requirements on broker-dealers that provide recommendations to retail customers. In addition, various states are considering potential regulations that could impose additional standards of conduct or other obligations on companies who provide investment advice or recommendations to retail investors. If our investment education tools are construed to be investment advice or recommendations and we fail to satisfy regulatory requirements, fail to know our subscribers, improperly advise our subscribers, or risks associated with advisory services otherwise materialize, we could be found liable for losses suffered by such subscribers, or could be subject to regulatory fines, and civil penalties, any of which could materially and adversely affect our business, financial condition, and results of operations.
Providing investment advice subjects us to additional risks.
We provide automated investment advice to investors to aid them in their decision making through our app and website. The investment recommendations and suggestions are based on information our subscribers provide to us through the app or website regarding their investment preferences and risk tolerances. Our advice may not fulfill regulatory requirements as a result of their failing to collect sufficient information about a customer or failing to understand the customer’s needs or risk tolerances. Risks associated with providing investment advice also include those arising from how we disclose and address possible conflicts of interest, inadequate due diligence, inadequate disclosure, human error and fraud. In addition, various states are considering potential regulations that could impose additional standards of conduct or other obligations on us when we provide investment advice or recommendations to retail investors and possibly to all of our subscribers. To the extent that we fail to satisfy regulatory requirements, fail to know our subscribers, improperly advise our subscribers, or risks associated with advisory services otherwise materialize, we could be found liable for losses suffered by such subscribers, or could be subject to regulatory fines, and civil penalties, any of which could materially and adversely affect our business, financial condition, and results of operations.
Regulators could challenge our position with respect to Regulation Best Interest and Form CRS.
In June 2019, the SEC adopted a new standard of conduct for broker-dealers applicable to retail customers (“Reg BI”) with a compliance date of June 30, 2020. Reg BI requires that broker-dealers act in the best interest of retail customers without placing their own financial or other interests ahead of the customer’s and imposes new obligations related to disclosure, duty of care, conflicts of interest and compliance. Along with Reg BI, the SEC also adopted Form CRS which requires each broker-dealer to have a two-page Form CRS disclosure document which it is required to provide to its retail customers. While Acorns Securities has a Form CRS, it takes the position that it does not provide recommendations to customers and that it is thus not subject to Reg BI. This position is based on the fact that Acorns Securities plays the limited role of executing securities transactions as it is instructed to do by its affiliate, Acorns Advisers, which is a registered investment adviser which is required to act in the best interest of its clients, and does not independently make any type of recommendations as a broker-dealer. If the SEC or FINRA were to take issue with this interpretation of Reg BI we could need to change our position on this issue and could become subject to regulatory fines or other penalties, which could materially and adversely affect our business, financial condition, and results of operations.
Statutes such as the Uniform Transfers to Minors Act/Uniform Gifts to Minors Act are subject to change, which could negatively impact our Acorns Early product.
In addition to standard investment accounts and individual retirement accounts, Acorns also offers Uniform Transfers to Minors Act (“UTMA”) and Uniform Gifts to Minors Act (“UGMA”) investment accounts through its Acorns Early program, which allows customers, as custodians, to open investment accounts on behalf of minors. UTMA and UGMA are both uniform codes adopted on a state-by-state basis and therefore have state-by-state variations and interpretations and are subject to change on a state-by-state basis. Any significant changes to UTMA/UGMA statutes could impact how we operate such accounts and potentially cause us to discontinue this product line. In addition, if we do not appropriately adjust our product to comply with any such significant changes we could be subject to fines or other penalties, which could materially and adversely affect our business, financial condition, and results of operations.
If we do not maintain the capital and liquidity levels required by regulators or do not comply with customer reserve requirements, we may be fined or subject to other disciplinary or corrective actions.
As a registered broker-dealer, Acorns Securities is subject to the net capital rules of the SEC and FINRA that mandate it maintains certain levels of capital. The SEC’s net capital rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC’s customer protection rule further requires that customer funds and securities be retained in a customer reserve bank account and that an appropriate reserve amount be retained in such account. The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule and FINRA regulations impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and FINRA for certain withdrawals of capital.
Failure to maintain the required net capital or customer reserve amounts by Acorns Securities would require notification to the SEC and FINRA, and could result in various restrictions on its ability to make capital distributions and even suspension or revocation of registration by the SEC or suspension or expulsion by FINRA as applicable, and could ultimately lead to Acorns Securities’ liquidation. If such net capital or customer reserve rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from Acorns Securities could be restricted. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.
We may be subject to increasingly complex U.S. federal and state tax laws and taxation, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on our business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow, our liquidity, financial condition and results of operations.
We are subject to regular review and audit by the relevant tax authorities in the jurisdictions we operate and, as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, claim that our operation constitutes a taxable presence in different jurisdictions, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination is made.
Furthermore, companies in the financial services industry, including us, may become subject to incremental taxation in various tax jurisdictions. The cost to comply with such laws or regulations could be significant. Taxing jurisdictions have not yet adopted uniform positions on this topic. We could be required to collect additional sales, use, value added, digital services, equalization levy or other similar taxes, either direct or indirect, or be subject to other liabilities that may increase the costs our subscribers would have to pay for our products and adversely affect our results of operations. If we are required to be responsible for payment of such additional taxes and are unable to pass such taxes or expenses through or collect them from our subscribers, our costs would increase, and our net income would be reduced.
In addition, the failure by our subscribers to comply with reporting obligations in connection with transactions on our platform could result in regulatory inquiry, reputational damage and potential enforcement actions and additional reporting and withholding requirements. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.
Personnel and Business Continuity Risks
We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.
We believe our success has depended, and continues to depend, on the efforts and talents of our senior management, who have significant experience in the financial services and technology industries, are responsible for our core competencies and would be difficult to replace. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.
Employee misconduct, which can be difficult to detect and deter, could harm our reputation and subject us to significant legal liability.
We operate in an industry in which integrity and the confidence of our subscribers is of critical importance. We are subject to risks of errors and misconduct by our employees that could adversely affect our business, including:

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engaging in misrepresentation or fraudulent activities when marketing or performing financial advisory, brokerage and other services to our subscribers;

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improperly using or disclosing confidential information of our subscribers or other parties;

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concealing errors or unauthorized activities; or

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otherwise not complying with applicable laws and regulations or our internal policies or procedures.

There have been numerous highly-publicized cases of fraud and other misconduct by financial services industry employees. The precautions that we take to detect and deter employee misconduct might not be effective. If any of our employees engage in illegal, improper, or suspicious activity or other misconduct, we could suffer serious harm to our reputation, financial condition, member relationships, and our ability to attract new subscribers. We also could become subject to regulatory sanctions and significant legal liability, which could materially and adversely affect our financial condition, reputation, member relationships and prospects of attracting additional subscribers.
Additionally, to the extent our workforce is remote, there are additional pressures on our employees, infrastructure and business operations that are not easily mitigated, including heightened challenges in protecting the data security. These risks include internet availability affecting work continuity and efficiency, dependencies on third-party communication tools, such as instant messaging and online meeting platforms, and potential vulnerabilities that arise if employees work in public places and other non-secure environments. While we have implemented a number of safeguards against these risks, there is no guarantee as to their continued effectiveness.
We face risks related to natural disasters, health epidemics and other significant operational disruptions, which could adversely affect our business, financial condition or results of operations.
Events beyond our control may damage our ability to maintain our platform and provide services to our subscribers. Such events include, but are not limited to, hurricanes, earthquakes, fires, floods and other natural disasters, public health crises, such as the ongoing COVID-19 pandemic or other infectious diseases, power outages, telecommunications failures and similar events. Terrorism, cyberattacks and other criminal, tortious or unintentional actions could also give rise to significant disruptions to our operations. Despite any precautions we may take, system interruptions and delays could occur as a result of any of these events, or if there are other unanticipated problems at our facilities or the facilities of third parties on whom we rely. Because we rely heavily on cloud-based servers, computer and communications systems and the internet to conduct our business and provide high-quality service to our subscribers, disruptions to these technologies could harm our ability to effectively run our business.
Comparable natural, technological and other risks may reduce demand for our products or cause our subscribers to suffer significant losses or incur significant disruptions, which may directly or indirectly impact our business. All of the foregoing could materially and adversely affect our business, results of operations and financial condition.
Although we maintain insurance coverage that we believe is adequate for our business, we may not be able to get adequate insurance to cover all known risks and our insurance policies may not be sufficient to cover all claims.
We rely on technology, particularly the internet and mobile services, to conduct much of our business activity and allow our customers to conduct financial transactions. Our systems and operations, as well as those of the third parties on whom we rely to conduct certain key functions, are vulnerable to disruptions from natural disasters, power outages, computer and telecommunications failures, software bugs, cyber-attacks, computer viruses, malware, distributed denial of service attacks, spam attacks, phishing or other social engineering, ransomware, security breaches, credential stuffing, technological failure, human error, terrorism and other similar events. If our technology are disrupted, we may have to make significant investments to upgrade, repair or replace our technology infrastructure and may not be able to make such investments on a timely basis, if at all. While we have made significant investments designed to enhance the reliability and scalability of our operations, we cannot assure that we will be able to maintain, expand and upgrade our systems and infrastructure to meet future requirements and mitigate future risks on a timely basis. Disruptions in service and slower system response times could interrupt our business and result in substantial losses, decreased subscriber service and satisfaction, subscriber attrition, fines, litigation, and harm to our reputation. Our insurance coverage may be insufficient to protect us against all losses and costs stemming from operational and technological failures and we cannot be certain that such insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, financial condition and results of operations.
Risk Management and Financial Reporting Risks
We have identified a material weakness in our internal control over financial reporting as of March 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
After consultation with our independent registered public accounting firm, management identified a material weakness in our internal control over financial reporting related to the accounting for secondary sales of common stock. Our internal control over financial reporting did not result in the proper accounting recognition of compensation expense related to secondary sales of common stock, which, due to its impact on our financial statements, we determined to be a material weakness.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Our risk management processes and procedures may not be effective.
We have not formally adopted comprehensive risk management processes and procedures. While we have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including deposit risk, liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.
Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.
Information Technology, Data and Cyber-Security Risks
We depend on third parties for a wide array of services, systems and information technology applications, and a breach or violation of law by one of these third parties could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense.
We depend on third parties for a wide array of financial and technology services, systems and information technology applications. Third-party vendors are significantly involved in many aspects of our software and systems development, servicing systems, the timely transmission of information across our data communication network, and for other telecommunications, processing, remittance and technology-related services in connection with our financial advisory and brokerage services. Certain of our vendor agreements are terminable on short or no notice, and if current vendors were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. If a service provider fails to provide the services required or expected, or fails to meet applicable contractual or regulatory requirements such as service levels or compliance with applicable laws, the failure could negatively impact our business. Such a failure could also adversely affect the perception of the reliability of our networks and services and the quality of our brand, which could materially adversely affect our business, financial condition and results of operations.
Our products and services may not function as intended due to errors in our or our third-party providers’ software, hardware, and systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect our business.
Our services are based on sophisticated software and computer systems and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of subscribers or subscriber data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our program agreement, terms and conditions, we cannot be certain that these measures will successfully limit our liability.
Additionally, online financial advisory, brokerage and banking services, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products, and services and to disable, degrade, or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our subscribers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. While we have not experienced a material financial impact related to hacking incidents, there can be no assurance that we will not incur significant expenses in relation to preventing or mitigating hacking attempts in the future. If we, our subscribers or third-party service providers are unable to anticipate or prevent these attacks, our subscribers may be harmed, our reputation could be damaged, and we could incur significant liability, which could materially and adversely affect our business, financial condition and results of operations.
Cyber incidents or attacks directed at us and other security breaches could result in information theft, data corruption, operational disruption and/or financial loss.
We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. The automated nature of the Acorns platform may make it an attractive target for hacking and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, in which case there would be an increased risk of fraud or identity theft. Security breaches could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. In addition, the software that we have developed to use in our daily operations is highly complex and may contain undetected technical errors that could cause our computer systems to fail. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.
Financial services providers like us, as well as our subscribers, colleagues, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated fraudsters and fraud rings in the future.
We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Indeed, fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered. Additionally, if hackers were able to access our secure files, they might be able to gain access to the personal information of our subscribers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of subscribers, all of which may materially and adversely affect our business, financial condition and results of operations.
Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and may lead to regulatory investigations and intervention, increased litigation (including class action litigation), remediation, fines and response costs, negative assessments of us and our subsidiaries by regulators, reputational and financial damage to our brand, and reduced usage of our products and services, all of which could have a material adverse impact on our business.
Fraudulent activity and other related incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Although we maintain insurance, there can be no assurance that liabilities or losses we may incur will be covered under such policies or that the amount of insurance will be adequate. Any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.
Some aspects of our business processes include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
We incorporate open source software into the proprietary Acorns platform and into other processes supporting our business. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License or other open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of the Acorns platform and negatively affects our business operations.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If portions of the proprietary Acorns platform are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of the Acorns platform or change our business activities. In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could materially and adversely affect our business, financial condition, and results of operations.
We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.
Our ability to service our subscribers depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our business processes and know-how, and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful.
In addition, the Acorns products and platform may infringe upon claims of third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. The costs of defending any such claims or litigation could be significant and, if we are unsuccessful, could subject us to substantial liability, prevent us from using the relevant technology or providing related products or services, or result in a requirement that we pay significant damages or licensing fees. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the Acorns platform to stay competitive in the future. If we cannot protect our proprietary technology from intellectual property challenges, or if the Acorns platform becomes obsolete, our ability to maintain the Acorns platform could be adversely affected, which could materially and adversely affect our business, financial condition, and results of operations.
Risks Relating to Owning Our Stock
A market for our common stock may not develop or be sustained, which would adversely affect the liquidity and price of our common stock. If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price and liquidity of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
After the closing of the business combination, a significant number of our common stock are subject to issuance upon exercise of outstanding warrants and options or we may issue additional shares of common stock, which may result in dilution to our shareholders or cause our share price to decline.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 16,766,667 shares of Acorns Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Acorns Common Stock will be issued, which will result in dilution to the holders of Acorns Common Stock and increase the number of shares eligible for resale in the public market. In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise.
Future sales of a substantial number of shares of our common stock, or the perception that such sales will occur, could cause a decline in the market price of our common stock. This is particularly true if we sell our stock at a discount. If our shareholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock and our ability to raise capital through an issue of equity securities in the future could be adversely affected, which could materially and adversely affect our business, financial condition, and results of operations.
Risks Related to the Business Combination and Pioneer
Unless the context otherwise requires, any reference in this section of this proxy statement/consent solicitation statement/prospectus to “Pioneer,” “we,” “us” or “our” refers to Pioneer prior to the Business Combination and to New Acorns following the Business Combination.
Our Sponsor and our executive officers and directors have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and our executive officers and directors, pursuant to the Sponsor Letter Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Business Combination). As of the date of this proxy statement/consent solicitation statement/prospectus, our initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares.
Neither the Pioneer Board nor any committee thereof has obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Pioneer is paying for the business is fair to Pioneer’s shareholders from a financial point of view.
Neither the Pioneer Board nor any committee thereof is required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price that Pioneer is paying for Acorns is fair to Pioneer from a financial point of view. Neither the Pioneer Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Pioneer Board and management conducted due diligence on Acorns and researched the industry in which Acorns operates. The Pioneer Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Acorns and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Pioneer Board and management in valuing Acorns, and the Pioneer Board and management may not have properly valued Acorns’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. See “Business Combination Proposal — The Pioneer Board’s Reasons for the Business Combination.”
Since the initial shareholders, including Pioneer’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Acorns is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed, and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate.
When you consider the recommendation of the Pioneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Pioneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Pioneer shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
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the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of  $25,000 for the 10,062,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that the Sponsor paid $10,050,000 for its private placement of 6,700,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by January 12, 2023;

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Navroz Udwadia of Pioneer, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Acorns Board determines to pay to its directors;

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the fact that the initial shareholders and Pioneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pioneer fails to complete an initial business combination by January 12, 2023;

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the fact that the Registration Rights Agreement will be entered into by the initial shareholders;

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the fact that Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns;

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the fact that Alpha Wave has entered into a subscription agreement to purchase 750,000 shares in the PIPE Financing;

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the fact that the Sponsor and Pioneer’s officers and directors will lose their entire investment in Pioneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 12, 2023;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate;

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the fact that if the trust account is liquidated, including in the event Pioneer is unable to complete an initial business combination by January 12, 2023, the Sponsor has agreed to indemnify Pioneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pioneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pioneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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following the completion of the Business Combination, the Sponsor, Pioneer’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Pioneer from time to time, made by the Sponsor or certain of Pioneer’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Pioneer fails to complete a Business Combination within the required period, the Sponsor and Pioneer’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

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pursuant to the Registration Rights Agreement, the Sponsor and certain of Pioneer’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Acorns common stock and New Acorns warrants held by such parties.

See “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for additional information on interests of Pioneer’s directors and executive officers.
The personal and financial interests of the initial shareholders as well as Pioneer’s directors and executive officers may have influenced their motivation in identifying and selecting Acorns as a business combination target, completing an initial business combination with Acorns and influencing the operation of the business following the initial business combination. In considering the recommendations of the Pioneer Board to vote for the proposals, its shareholders should consider these interests.
The exercise of Pioneer’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Pioneer’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Pioneer to agree to amend the Business Combination Agreement, to consent to certain actions taken by Acorns or to waive rights that Pioneer is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Acorns’ business, a request by Acorns to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Acorns’ business and would entitle Pioneer to terminate the Business Combination Agreement. In any of such circumstances, it would be at Pioneer’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, Pioneer does not believe there will be any changes or waivers that Pioneer’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Pioneer intends to circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit Pioneer’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Acorns has identified all material issues or risks associated with Acorns, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Acorns. Accordingly, any shareholders of Pioneer who choose to remain New Acorns shareholders following the Business Combination could suffer a reduction in the value of their investment. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully pursue claims under applicable state law or federal securities law.
Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement.
If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Acorns, some of whom may be from Pioneer and Acorns, and some of whom may join New Acorns following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Acorns.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Pioneer’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Acorns’ current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
Since the Business Combination Agreement requires us to meet the Closing Aggregate Cash Amount Condition at Closing, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.
The unaudited pro forma financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus may not be indicative of what New Acorns’ actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Acorns being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Acorns at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/consent solicitation statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final reverse recapitalization accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pendency of the Business Combination, Pioneer will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Certain covenants in the Business Combination Agreement impede the ability of Pioneer to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Pioneer may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Pioneer nor Acorns may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to Pioneer’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of Pioneer, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” Pioneer and Acorns may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Pioneer and Acorns to each lose some or all of the intended benefits of the Business Combination.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Acorns is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Acorns management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Acorns after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Acorns Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
Because Pioneer is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
Because Pioneer is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Pioneer is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Pioneer’s directors or executive officers, or enforce judgments obtained in the United States courts against Pioneer’s directors or officers.
Until the Domestication is effected, Pioneer’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Pioneer under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pioneer’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pioneer judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pioneer predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Pioneer Board or controlling shareholders than they would as public shareholders of a United States company.
The ability of Pioneer’s shareholders to exercise redemption rights with respect to Pioneer’s Public Shares may prevent Pioneer from completing the Business Combination or optimizing its capital structure.
Pioneer does not know how many shareholders will ultimately exercise their redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Pioneer’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In addition, if a larger number of shares are submitted for redemption than Pioneer initially expected, Pioneer may need to seek to arrange for additional third party financing to be able to satisfy the Closing Aggregate Cash Amount Condition (or such lower amount designated by Acorns if Acorns waives the condition).
If too many public shareholders elect to redeem their shares and additional third-party financing is not available to Pioneer, Pioneer may not be able to complete the Business Combination. Even if such third-party financing is available, Pioneer’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/consent solicitation statement/prospectus entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/consent solicitation statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and Pioneer.”
Sponsor, as well as Acorns, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the Nasdaq Proposal, Governing Documents Proposals, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange including Nasdaq.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our executive officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if  (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our executive officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer Class A ordinary shares from such exercise than if you were to exercise such warrants for cash.
The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Class A ordinary shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of  “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our Class A ordinary shares (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Class A ordinary shares from such exercise than if you were to exercise such warrants for cash.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following fiscal year end. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results and thus may have a material adverse effect on the market price of our securities.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our 13,416,625 Public Warrants and 6,700,000 Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our condensed balance sheet as of June 30, 2021 contained elsewhere in this proxy statement/consent solicitation statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earning may have a material adverse effect on the market price of our securities.
We have identified a material weakness in our internal control over financial reporting as of March 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, management identified a material weakness in our internal control over financial reporting related to the accounting for the warrants issued in connection with our Initial Public Offering. Our internal control over financial reporting did not result in the proper accounting classification of the warrants, which, due to its impact on our financial statements, we determined to be a material weakness.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
As a result of such material weakness, the change in accounting for our warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weakness in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/consent solicitation statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.
The price of New Acorns Common Stock and New Acorns warrants may be volatile.
Upon consummation of the Business Combination, the price of New Acorns Common Stock and New Acorns’ warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New Acorns and its subscribers operate;

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variations in its operating performance and the performance of its competitors in general;

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material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

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actual or anticipated fluctuations in New Acorns’ quarterly or annual operating results;

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publication of research reports by securities analysts about New Acorns or its competitors or its industry;

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the public’s reaction to New Acorns’ press releases, its other public announcements and its filings with the SEC;

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New Acorns’ failure or the failure of its competitors to meet analysts’ projections or guidance that New Acorns or its competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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commencement of, or involvement in, litigation involving New Acorns;

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changes in New Acorns’ capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Acorns Common Stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Acorns Common Stock and New Acorns’ warrants regardless of the operating performance of New Acorns.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Acorns Common Stock to drop significantly, even if New Acorns business is doing well.
Sales of a substantial number of shares of New Acorns Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Acorns Common Stock.

We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Acorns Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The public shareholders will experience immediate dilution as a consequence of the issuance of New Acorns Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10, (ii) at the Effective Time, (a) outstanding Acorns Common Stock (after giving effect to (x) the conversion of Acorns Preferred Stock and Acorns convertible notes to Acorns Common Stock and (y) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), Acorns RSUs and Acorns options (vested and unvested) of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants and (b) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Pioneer securities, and may adversely affect prevailing market prices for the New Acorns Common Stock and/or the New Acorns warrants.
Warrants will become exercisable for New Acorns Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 16,766,625 shares of New Acorns Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Acorns Common Stock will be issued, which will result in dilution to the holders of New Acorns Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could materially and adversely affect the market price of New Acorns Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The provisions of the amended and restated memorandum and articles of association that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company (or 65% of our ordinary shares with respect to amendments to the trust agreement governing the release of funds from our trust account), which is a lower amendment threshold than that of some other special purpose acquisition companies. It may be easier for us, therefore, to amend the amended and restated memorandum and articles of association to facilitate the completion of the Business Combination that some of our shareholders may not support.
The amended and restated memorandum and articles of association provide that any of its provisions related to pre-Business Combination activity (including the requirement to deposit proceeds of the initial public offering and the private placement of warrants into the trust account and not release such amounts except in specified circumstances, and to provide redemption rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of not less than two-thirds of our ordinary shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of 65% of our ordinary shares. Pioneer’s directors and executive officers, who collectively beneficially owned 20% of our issued and outstanding ordinary shares, will participate in any vote to amend the amended and restated memorandum and articles of association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the amended and restated memorandum and articles of association which govern our pre-Business Combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the amended and restated memorandum and articles of association.
The Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the amended and restated memorandum and articles of association to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with the Business Combination or to redeem 100% of our public shares if we do not complete the Business Combination within 24 months from the closing of the initial public offering, unless we provide our public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes paid or payable), divided by the number of then outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares, as applicable, purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last reported sales price of the New Acorns Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of  $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.365 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our sponsor or its permitted transferees.
Nasdaq may not list New Acorns’ securities on its exchange, which could limit investors’ ability to make transactions in New Acorns’ securities and subject New Acorns to additional trading restrictions.
An active trading market for New Acorns’ securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with the Nasdaq’s listing requirements. We will apply to have New Acorns’ securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Acorns’ securities are listed on Nasdaq, New Acorns may be unable to maintain the listing of its securities in the future.
If New Acorns fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Acorns would not be required to consummate the Business Combination. In the event that Acorns elected to waive this condition, and the Business Combination was consummated without New Acorns’ securities being listed on Nasdaq or on another national securities exchange, New Acorns could face significant material adverse consequences, including:
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a limited availability of market quotations for New Acorns’ securities;

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reduced liquidity for New Acorns’ securities;

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a determination that New Acorns Common Stock is a “penny stock” which will require brokers trading in New Acorns Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Acorns’ securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”
If New Acorns’ securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.
Securities research analysts may establish and publish their own periodic projections for New Acorns following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common stock could be adversely affected.
Because the post-combination company will become a publicly-traded company by virtue of a merger as opposed to an underwritten initial public offering, the process doesn't use the services of one or more underwriters which could result in less diligence being conducted.
In an underwritten initial public offering, underwriters typically conduct diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Pioneer is already a publicly-traded company, an underwriter has not been engaged. SPAC sponsors have an inherent conflict as their interests are worthless absent a business combination. While private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/consent solicitation statement/prospectus.
Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, any reference in this section of this proxy statement/consent solicitation statement/prospectus to “we,” “us” or “our” refers to Pioneer prior to the Business Combination and to Acorns following the Business Combination.
The Domestication may result in adverse tax consequences for holders of Pioneer public shares and public warrants, including holders exercising redemption rights.
As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders” below, the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Pioneer, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Pioneer public shares will be subject to Section 367(b) of the Code and, as a result:
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a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares, will generally not recognize any gain or loss and will generally not be required to include any part of Pioneer’s earnings in income pursuant to the Domestication;

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a U.S. Holder of Pioneer public shares whose Pioneer public shares have a fair market value of  $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares will generally recognize gain (but not loss) on the exchange of Pioneer public shares for shares in New Acorns (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Pioneer public shares, provided certain other requirements are satisfied. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication;

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a U.S. Holder of Pioneer public shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Pioneer public shares entitled to vote or 10% or more of the total value of all classes of Pioneer public shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Pioneer public shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Pioneer does not expect to have significant cumulative earnings and profits on the date of the Domestication; and

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If Pioneer were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer’s 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer’s status as a PFIC for 2021. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder's particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders — PFIC Considerations.”

For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights.”
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Acorns Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to public warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders.”
We may have been a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors.
Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer’s 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer’s status as a PFIC for 2021. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Pioneer public shares or public warrants who or that is a “U.S. Holder” as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of each taxable year. Upon written request, Pioneer will endeavor to provide to a U.S. Holder such information as the IRS may require, including a “PFIC Annual Information Statement,” in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to public warrants in all cases. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.” For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication to Pioneer Shareholders.”
Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.
The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss (“NOL”) carryforwards, allowing for the expensing of certain capital expenditures, and putting into effect the migration from a “worldwide” system of taxation to a more territorial system. Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect our tax obligations and effective tax rate in the period issued. As we continue to expand internationally, we will be subject to other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and results of operations. In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and on our results of operations. In addition, many countries and organizations have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in the countries where we do or intend to do business or require us to change the manner in which we operate our business.
As we expand the scale of our international business activities, these types of changes to the taxation of our activities could increase our worldwide effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.
Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.
There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.
Upon consummation of the Business Combination, the rights of holders of New Acorns Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Acorns Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Acorns Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Acorns becomes involved in costly litigation, which could have a material adverse effect on New Acorns.
In addition, there are differences between the Proposed Governing Documents of New Acorns and the current constitutional documents of Pioneer. For a more detailed description of the rights of holders of New Acorns Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholders’ Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Acorns are attached as Annex C and Annex D, respectively, to this proxy statement/consent solicitation statement/prospectus, and we urge you to read them.
Delaware law and New Acorns’ Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Acorns Board and therefore depress the trading price of New Acorns Common Stock. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the current members of the New Acorns board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:
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the ability of the New Acorns Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, New Acorns’ directors and officers;

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a prohibition on shareholder action by written consent, which forces shareholder action to be taken at an annual or special meeting of shareholders after such date and could delay the ability of shareholders to force consideration of a shareholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of shareholders may be called only by the New Acorns Board acting pursuant to a resolution by the New Acorns Board, which could delay the ability of shareholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of board of directors and shareholder meetings;

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the ability of the New Acorns Board to amend the bylaws, which may allow the New Acorns Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which shareholders must comply to nominate candidates to the New Acorns Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the New Acorns Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Acorns.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Acorns Board or management.
New Acorns’ Proposed Certificate of Incorporation will provide that a state or federal court located within the State of Delaware shall (to the fullest extent permitted by applicable law) be the exclusive forum for substantially all disputes between New Acorns and its shareholders, and will provide that federal district courts will be the exclusive forum for Securities Act claims, which could limit New Acorns’ shareholders’ ability to obtain a favorable judicial forum for disputes with New Acorns or its directors, officers, shareholders, employees or agents.
The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Acorns consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of New Acorns, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of New Acorns to New Acorns or New Acorns’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim against New Acorns governed by the internal affairs doctrine of the law of the State of Delaware shall to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Application of the choice of forum provision may be limited in some instances by law. For example, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the choice of forum provision does not designate the Court of Chancery as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in such instances.
The choice of forum provision in our Proposed Certificate of Incorporation may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Acorns or any of New Acorns’ directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in any action, New Acorns may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm New Acorns’ business, results of operations and financial condition.
Following the completion of the Business Combination, certain significant New Acorns shareholders whose interests may differ from those of public shareholders following the Business Combination will have the ability to significantly influence the Company’s business and management.
Pursuant to the Business Combination Agreement, the members of our board of directors immediately following the Closing Date will be one individual designated by Acorns from a list agreed upon by Pioneer and Acorns, and six individuals identified by Acorns, in consultation with Pioneer. Accordingly, Acorns will be able to significantly influence the approval of actions requiring board of director approval through their voting power. Such shareholders will retain significant influence with respect to New Acorns’ management, business plans and policies, including the appointment and removal of its officers. In particular, Acorns could influence whether acquisitions, dispositions and other change of control transactions are approved.
The Proposed Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with the Company.
The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the consumer financial services industry. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New Acorns’ interests or those of its shareholders. The Proposed Certificate of Incorporation will provide that none of the Sponsor, any of its affiliates or any director who is not employed by New Acorns (including any non-employee director who serves as one of its officers in both his director and officer capacities)

or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Acorns operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of New Acorns, acquisition opportunities that may be complementary to New Acorns’ business, and, as a result, those acquisition opportunities may not be available to New Acorns. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
Pioneer’s executive officers and directors and/or their affiliates may enter into agreements concerning Pioneer’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the public shares.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Pioneer or its securities, Pioneer’s executive officers and directors and/or their affiliates may enter into a written plan to purchase Pioneer’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Pioneer or its securities, Pioneer’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Condition Precedent Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal or the other Condition Precedent Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pioneer’s officers and directors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or warrants owned by the Sponsor for nominal value to such investors or holders.
The purpose of such share purchases and other transactions by Pioneer’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of Pioneer Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Condition Precedent Proposals and/or (y) Pioneer will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing, after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions, when, it appears that such requirements would otherwise not be met.
Entering into any such arrangements may have a depressive effect on the Pioneer Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.
As of the date of this proxy statement/consent solicitation statement/prospectus, Pioneer’s directors and executive officers and their affiliates have not entered into any such agreements. Pioneer will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

New Acorns’ business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Acorns to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New Acorns' Class A ordinary shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Acorns’ business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Acorns’ future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Acorns may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/consent solicitation statement/prospectus to “we,” “us” or “our” refers to Pioneer prior to the Business Combination and to New Acorns following the Business Combination.
Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/consent solicitation statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, Pioneer’s transfer agent, in which it (a) requests that New Acorns redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, Pioneer’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Pioneer’s transfer agent, will need to act to facilitate this request. It is Pioneer’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Pioneer does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Pioneer’s transfer agent, New Acorns will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Pioneer — Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of Pioneer’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite Pioneer’s compliance with the proxy rules, a public shareholder fails to receive Pioneer’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Pioneer is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Pioneer — Redemption Rights” for additional information on how to exercise your redemption rights.
If the Closing Aggregate Cash Amount Condition is waived, Pioneer does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of Pioneer’s shareholders do not agree.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Pioneer will not redeem public shares in an amount that would cause Pioneer’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, Pioneer may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements with respect to the private purchase of public shares by Pioneer or the persons described above have been entered into with any such investor or holder. Pioneer will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Pioneer will require each public shareholder seeking to exercise redemption rights to certify to Pioneer whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Pioneer at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Pioneer makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Pioneer’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pioneer if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Pioneer consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Pioneer cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Pioneer’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, Pioneer’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
Pioneer can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Pioneer share price, and may result in a lower value realized now than a shareholder of Pioneer might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/consent solicitation statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Pioneer Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Pioneer Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Pioneer Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
References in this section to “we,” “us” and “our” refer to Pioneer.
If we are not able to complete the Business Combination with Acorns nor able to complete another business combination by January 12, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If we are not able to complete the Business Combination with Acorns nor able to complete another business combination by January 12, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 12, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by January 12, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by January 12, 2023, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If we do not consummate an initial business combination by January 12, 2023, our public shareholders may be forced to wait until after January 12, 2023 before redemption from the trust account.
If we are unable to consummate our initial business combination by January 12, 2023 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/consent solicitation statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond January 12, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through January 12, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of June 30, 2021, we had cash of approximately $58,000 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2021, we had total current liabilities of approximately $439,406. The funds available to us outside of the trust account may not be sufficient to allow us to operate until January 12, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

Risks Related to Being a Public Company
Unless the context otherwise requires, any reference in this section of this proxy statement/consent solicitation statement/prospectus to “we,” “us” or “our” refers to Pioneer prior to the Business Combination and to New Acorns following the Business Combination.
Our management team has limited skills related to experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.
We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will be required to disclose material changes in internal control over financial reporting on an annual basis.
We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until our annual assessment for the fiscal year ending September 30, 2022.
To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.
Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by

Section 404. If we identify one or more material weaknesses, it could result in a material adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Our stock price has fluctuated historically, and may continue to fluctuate.
Our stock price can be volatile. Among the factors that may affect the volatility of our stock price are the following:
•
Speculation in the investment community or the press about, or actual changes in, our competitive position, organizational structure, executive team, operations, financial condition, financial reporting and results, expense discipline, strategic transactions, or progress on achieving the expected benefits from our Acorns acquisition;

•
The announcement of new products, services, acquisitions, or dispositions by us or our competitors;

•
Increases or decreases in revenue or earnings, changes in earnings estimates by the investment community, and variations between estimated financial results and actual financial results; and

•
Sales of a substantial number of shares of our common stock by large shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pioneer is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Pioneer and Acorns adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.
Pioneer and Acorns have different fiscal years. Pioneer’s fiscal year ends on December 31, whereas Acorns’ fiscal year ends on September 30. Concurrent with the consummation of the Business Combination, Pioneer will change its fiscal year end to September 30. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2021 combines the historical unaudited condensed statement of operations of Pioneer for the period from October 21, 2020 (inception) through June 30, 2021 with the historical unaudited condensed consolidated statement of operations of Acorns for the nine months ended June 30, 2021. Pioneer’s financial results for the nine months ended June 30, 2021 have been derived by adding its results of operations for the period from October 21, 2020 (inception) through December 31, 2020 to its results of operation for the six-month period ended June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 has been prepared utilizing period ends that are within one fiscal quarter of Pioneer’s year end, as permitted by Rule 11-02 of Regulation S-X, as amended by the final rule Release No. 33-10786. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 combines the audited historical statement of operations of Pioneer for the period from October 21, 2020 (inception) through December 31, 2020 with the audited historical consolidated statement of operations of Acorns for the fiscal year ended September 30, 2020.
Pioneer’s net loss per share of approximately $0.004 for the period from October 21, 2020 (inception) through December 31, 2020 was included in both the statement of operations for the year ended from October 21, 2020 (inception) through December 31, 2020 and the nine months ended from October 21, 2020 (inception) through June 30, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:
•
the (a) historical audited financial statements of Pioneer as of December 31, 2020 and for the period from October 21, 2020 (inception) to December 31, 2020 and (b) the historical unaudited condensed financial statements of Pioneer as of and for the six months ended June 30, 2021; and

•
the (a) historical audited consolidated financial statements of Acorns as of and for the years ended September 30, 2020 and September 30, 2019 and (b) historical unaudited consolidated financial statements of Acorns as of and for the nine months ended June 30, 2021.

This information should be read together with Pioneer’s and Acorns’ audited financial statements and related notes, the sections titled “Pioneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Acorns’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting,

Pioneer will be treated as the “accounting acquiree” and Acorns as the “accounting acquirer” for financial reporting purposes. Acorns was determined to be the accounting acquirer because Acorns stakeholders will collectively own a majority of the outstanding shares of the Combined Company as of the closing of the merger (66.0% in no redemption scenario and 77.2% in maximum redemption scenario, see the pro forma common stock outstanding under the two scenarios table below), Acorns’ management have nominated six of the seven board of directors as of the closing of the merger, and Acorns’ management will continue to manage the Combined Company. Additionally, Acorns’ business will comprise the ongoing operations of the Combined Company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Acorns issuing shares for the net assets of Pioneer, followed by a recapitalization. The consolidated assets, liabilities, and results of operations of Acorns will become the historical financial statements of New Acorns, and Pioneer’s assets, liabilities and results of operations will be consolidated with Acorns beginning on the acquisition date.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2020 and for the nine months ended June 30, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on October 1, 2019. Acorns and Pioneer have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. New Acorns will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.
The Business Combination and Related Transactions
The aggregate merger consideration for the Business Combination will be $1.5 billion plus the aggregate exercise prices of Acorns options and warrants prior to Closing, payable in the form of shares of Pioneer’s common stock valued at $10.00 per share. On a pro forma basis, the aggregate merger consideration of  $1.5 billion plus existing cash of Pioneer, proceeds from PIPE Financing, conversion of Acorns convertible notes into Pioneer common stock and forfeiture of private placement warrants of Pioneer held by the Sponsor pursuant to the Sponsor Warrant Forfeiture Agreement is approximately $2.2 billion.
Upon the terms and subject to the conditions set forth in the BCA, at the Closing, Pioneer, Merger Sub and Acorns shall cause Merger Sub to be merged with and into Acorns (the “Business Combination”), with Acorns continuing as the surviving corporation under the DGCL (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) following the Business Combination, being a wholly-owned subsidiary of Acquiror and the separate corporate existence of Merger Sub shall cease. The Business Combination shall be consummated in accordance with the BCA. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus:
•
the merger of Merger Sub, a wholly-owned subsidiary of Pioneer, with and into Acorns, with Acorns continuing as the surviving corporation;

•
the consummation of the Business Combination and reclassification of cash held in Pioneer’s trust account to cash and cash equivalents, net of redemptions (see below);

•
the consummation of the PIPE Financing; and

•
the accounting for transaction costs incurred by both Pioneer and Acorns.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Pioneer’s common stock:
•
Assuming No Redemptions:   This scenario assumes that no public shareholders of Pioneer exercise redemption rights with respect to their public shares for a pro rata share of the funds in Pioneer’s trust account.

•
Assuming Maximum Redemptions:   This scenario assumes that the maximum number of Pioneer Class A Shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation are sufficient to satisfy the Closing Aggregate Cash Amount of $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, as defined within the Business Combination Agreement. Under this scenario, approximately 28,257,300 Pioneer Class A Shares may be redeemed and still enable Pioneer to have sufficient cash to satisfy the cash closing conditions in the BCA. Under the terms of the BCA, the consummation of the Business Combination is conditioned upon Pioneer delivering to Acorns evidence that, immediately prior to the closing of the Business Combination (and following any redemptions of Public Shares), Pioneer will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the BCA provides that Acorns is not required to consummate the Transactions if the Closing Aggregate Cash Amount as defined within the Business Combination Agreement is less than $340.0 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes.

The existing Acorns stakeholders (other than the holders of PIPE Convertible Notes) will hold 141,026,491 of the public shares immediately after the Business Combination, which approximates a 66.0% ownership level on a fully-diluted basis and assuming no redemptions and cash payments made to Acorns existing shareholders under the cash election clause of  $89.7 million. Assuming maximum redemptions and no cash payments to existing Acorns shareholders (other than the holders of PIPE Convertible Notes) under the cash election clause, the existing Acorns stakeholders will hold 150,000,000 of the public shares immediately after the Business Combination, which approximates a 77.2% ownership level. The following summarizes the pro forma common stock outstanding under the two scenarios (excluding the potential dilutive effect of warrants):
	No Redemption		Maximum Redemption
	Shares	Fully Diluted %	Shares	Fully Diluted %
Shareholders
Former Acorns shareholders and preferred shareholders(2)(3)	141,026,491	66.0%	150,000,000	77.2%
Sponsor	10,062,500	4.7%	10,062,500	5.2%
PIPE shareholders	16,500,000	7.7%	16,500,000	8.5%
PIPE convertible notes(1)	5,787,044	2.7%	5,787,044	3.0%
Pioneer public shareholders	40,250,000	18.9%	11,992,700	6.1%
Total shares of common stock outstanding at closing of the Transaction	213,626,035	100.0%	194,342,244	100.0%

(1)
Convertible notes funded to Acorns in 2021 carrying 10% PIK interest with aggregate principal amount of  $55 million are converted at the same price and on the same terms offered to the PIPE Investors.

(2)
Each holder of Acorns common stock, on an if-converted basis, may elect to receive the equivalent per share value of the merger consideration in cash rather than in shares for up to ten percent (10%) of the respective holder’s common stock ownership in Acorns prior to the closing of the merger, subject to adjustment by Acorns and subject to available cash at closing.The no redemption and maximum redemption scenarios assume cash payments made to Acorns existing shareholders under the cash election clause of  $89.7 million and $0, respectively. Excludes holders of Acorns convertible notes. This estimate was calculated using the midpoint between $400 million and $500 million for the Company Designated Balance Sheet Amount as described within the Business Combination Agreement. The scenarios also assume that all shares of common stock underlying Acorns options, warrants and RSUs are issued and outstanding as of immediately prior to the Closing.
(3)
The amount of cash that will be available to pay to Acorns’ shareholders who elect to receive a portion of their merger consideration in cash: (a) cash remaining in the Trust Account (after giving effect to redemptions) plus cash raised in the PIPE Financing, minus (b) any unpaid Pioneer expenses and unpaid Company expenses, minus (c) an amount, which will be between $400 million and $500 million, to be designated by Acorns no later than 5 business days prior to closing and we made an assumption of  $450 million for the purpose of this analysis. If the resulting number is negative, no cash will be available for secondary liquidity. Regardless of the amount of cash available, no shareholder may receive cash consideration with respect to more than 10% of their Acorns shares.

See the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Structure of the Business Combination” for additional information regarding the pre- and post- business combination organizational structure.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2020 and nine month period ended June 30, 2021 are based on the historical financial statements of Pioneer and Acorns. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share data)
	As of June 30, 2021	As of June 30, 2021			As of June 30, 2021			As of June 30, 2021
	Acorns (Historical)	Pioneer Merger Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$54,925	$58	$402,515	3A	$504,925	$402,515	3A	$312,087
			165,000	3D		165,000	3D
			(27,838)	3H		(27,838)	3H
			(89,735)	3I		(282,573)	3B
Restricted cash	2,524	—	—		2,524	—		2,524
Receivable from clearing organization	53,050	—	—		53,050	—		53,050
Accounts receivable, net	6,650	—	—		6,650	—		6,650
Prepaid expenses – related party	13,306	—	—		13,306	—		13,306
Prepaid expenses and other current assets	14,402	687	(2,997)	3H	12,092	(2,997)	3H	12,092
Total current assets	144,857	745	446,945		592,547	254,107		399,709
Property and equipment, net	6,488	—	—		6,488	—		6,488
Other non-current assets	9,938	—	—		9,938	—		9,938
Cash and marketable securities held in Trust Account	—	402,515	(402,515)	3A	—	(402,515)	3A	—
Total assets	$161,283	$403,260	$44,430		$608,973	$(148,408)		$416,135
Liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$14,004	$239	$—		$14,243	$—		$14,243
Payable to customers	54,028	—	—		54,028	—		54,028
Other current liabilities	22,859	200	—		23,059	—		23,059
Total current liabilities	90,891	439	—		91,330	—		91,330
Convertible notes payable, net	74,297	—	(74,297)	3E	—	(74,297)	3E	—
Other non-current liabilities	5,981	—	(1,199)	3E	4,782	(1,199)	3E	4,782
Deferred underwriting commissions	—	14,088	(14,088)	3H	—	(14,088)	3H	—
Warrant liability	—	33,594	(5,997)	3J	27,597	(5,997)	3J	27,597
Total liabilities	171,169	48,121	(95,581)		123,709	(95,581)		123,709
Redeemable Preferred Stock
Convertible preferred stock – Series E-2; $0.001 par value	26,503	—	(26,503)	3F	—	(26,503)	3F	—
Convertible preferred stock – Series E-1; $0.001 par value	214,351	—	(214,351)	3F	—	(214,351)	3F	—
Convertible preferred stock – Series D-1; $0.001 par value	30,503	—	(30,503)	3F	—	(30,503)	3F	—
Convertible preferred stock – Series D; $0.001 par value	55,516	—	(55,516)	3F	—	(55,516)	3F	—
Convertible preferred stock – Series C; $0.001 par value	34,161	—	(34,161)	3F	—	(34,161)	3F	—
Convertible preferred stock – Series B; $0.001 par value	7,219	—	(7,219)	3F	—	(7,219)	3F	—

	As of June 30, 2021	As of June 30, 2021			As of June 30, 2021			As of June 30, 2021
	Acorns (Historical)	Pioneer Merger Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Convertible preferred stock – Series A; $0.001 par value	3,249	—	(3,249)	3F	—	(3,249)	3F	—
Common stock subject to possible redemption	—	350,140	(350,140)	3C	—	(350,140)	3C	—
Shareholders’ equity (deficit)								—
Acorns Common stock – $0.001 par value	14	—	(14)	3G	—	(14)	3G	—
Pioneer Common Stock, $.0001 par value	—	—	2	3D	26	2	3D	24
			5	3C		5	3C
			6	3F		6	3F
			14	3G		14	3G
			(1)	3I		(3)	3B
Pioneer Class A Ordinary shares, $0.0001 par value	—	—	—		—	—		—
Pioneer Class B Ordinary shares, $0.0001 par value	—	1	(1)	3C	—	(1)	3C	—
Additional paid-in capital	3,272	—	164,998	3D	869,913	164,998	3D	677,077
			350,136	3C		350,136	3C
			371,496	3F		371,496	3F
			4,998	3G		4,998	3G
			75,496	3E		75,496	3E
			(10,749)	3H		(10,749)	3H
			(89,734)	3I		(282,570)	3B
Accumulated deficit	(384,674)	4,998	(4,998)	3G	(384,675)	(4,998)	3G	(384,675)
			(5,998)	3H		(5,998)	3H
			5,997	3J		5,997	3J
Accumulated other comprehensive loss	—	—	—		—	—		—
Total shareholders’ equity (deficit)	(381,388)	4,999	861,653		485,264	668,815		292,426
Total liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)	$161,283	$403,260	$44,430		$608,973	$(148,408)		$(416,135)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
	For the Nine Months Ended June 30, 2021	For the Period from October 21, 2020 (Inception) through June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions)		For the Nine Months Ended June 30, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		For the Nine Months Ended June 30, 2021
	Acorns (Historical)	Pioneer Merger Corp. (Historical)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$76,024	$—	$—		$76,024	$—		$76,024
Costs and expenses:
Cost of revenue	13,203	—	—		13,203	—		13,203
Sales and marketing	74,213	—	—		74,213	—		74,213
Research and development	30,565	—	—		30,565	—		30,565
General and administrative	38,419	1,073	5,998	3CC	45,490	5,998	3CC	45,490
Total costs and expenses	156,400	1,073	5,998		163,471	5,998		163,471
Loss from operations	(80,376)	(1,073)	(5,998)		(87,447)	(5,998)		(87,447)
Loss on excess of fair value over cash received for private placement warrants	—	(737)	—		(737)	—		(737)
Change in fair value of derivative warrant liabilities	—	(4,024)	5,997	3EE	1,973	5,997	3EE	1,973
Financing costs – derivative warrant liabilities	—	(1,080)	—		(1,080)	—		(1,080)
Interest and other income (expense), net	3,868	—	848	3BB	4,716	848	3BB	4,716
Interest earned on marketable securities held in Trust Account	—	15	(15)	3AA	—	(15)	3AA	—
Income (loss) before provision for income taxes	(76,508)	(6,899)	832		(82,575)	832		(82,575)
Benefit for income taxes	1,647	—	—	3DD	1,647	—	3DD	1,647
Net income (loss)	$(74,861)	$(6,899)	$832		$(80,928)	$832		$(80,928)
Undistributed accumulated dividends on preferred stock	$(11,989)	$—	$11,989	3FF	$—	$11,989	3FF	$—
Net income (loss) attributable to common shareholders	$(86,850)	$(6,899)	$12,821		$(80,928)	$12,821		$(80,928)
Net loss per share of common stock – basic and diluted	$(6.52)				$(0.38)			$(0.42)
Weighted average shares of common stock outstanding – basic and diluted	13,311,958				213,626,035			194,342,244
Basic and diluted net loss per ordinary share – Class A		$—
Basic and diluted weighted average shares outstanding of ordinary share – Class A		40,250,000
Basic and diluted net income per ordinary share – Class B		$(0.72)
Basic and diluted weighted average shares outstanding of ordinary share – Class B		9,638,944

	Year Ended September 30, 2020	For the Period from October 21, 2020 (Inception) through December 31, 2020				Year Ended September 30, 2020		Year Ended September 30, 2020
	Acorns (Historical)	Pioneer Merger Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$63,480	$—	$—		$63,480	$—		$63,480
Costs and expenses:
Cost of revenue	16,131	—	—		16,131	—		16,131
Sales and marketing	68,559	—	—		68,559	—		68,559
Research and development	33,741	—	—		33,741	—		33,741
General and administrative	27,409	35	5,998	3CC	33,442	5,998	3CC	33,442
Total costs and expenses	145,840	35	5,998		151,873	5,998		151,873
Loss from operations	(82,360)	(35)	(5,998)		(88,393)	(5,998)		(88,393)
Interest and other income (expense), net	(3,106)	—	2,887	3BB	(219)	2,887	3BB	(219)
Loss before provision for income taxes	(85,466)	(35)	(3,111)		(88,612)	(3,111)		(88,612)
Provision for income tax	(6)	—	—	3DD	(6)	—	3DD	(6)
Net loss	$(85,472)	$(35)	$(3,111)		$(88,618)	$(3,111)		$(88,618)
Undistributed accumulated dividends on preferred stock	$(15,331)	$—	$15,331	3FF	$—	$15,331	3FF	$—
Net loss attributable to common shareholders	$(100,803)	$(35)	$12,220		$(88,618)	$12,220		$(88,618)
Net loss per share of common stock – basic and diluted	$(8.41)				$(0.41)			$(0.46)
Weighted average shares of common stock outstanding – basic and diluted	11,992,015				213,626,035			194,342,244
Basic and diluted net loss per ordinary share – Class A		N/A
Basic and diluted weighted average shares outstanding of ordinary share – Class A		N/A
Basic and diluted net loss per ordinary share – Class B		$(0.00)
Basic and diluted weighted average shares outstanding of ordinary share – Class B		8,750,000
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)
NOTE 1 — BASIS OF PRESENTATION
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pioneer will be treated as the “accounting acquiree” and Acorns as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Acorns issuing shares for the net assets of Pioneer, followed by a recapitalization. The net assets of Pioneer will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Acorns.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Pioneer believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Pioneer believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Pioneer and Acorns.
NOTE 2 — ACCOUNTING POLICIES AND RECLASSIFICATIONS
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Pioneer’s financial statements presentation with that of Acorns.
NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule Release

No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pioneer has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Acorns and Pioneer have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The Company has not reflected the income tax benefit in the pro forma statement of operations, as the Company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Acorns’ shares outstanding, assuming the Business Combination and related transactions occurred on October 1, 2019 for the fiscal year ended September 30, 2020 and for the nine months ended June 30, 2021.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
(A)
reflects the reclassification of  $402.5 million held in Pioneer’s trust account to cash and cash equivalents;

(B)
reflects the reduction in cash and Pioneer’s additional-paid-in-capital in the amount of $282.6 million related to the maximum redemption scenario;

(C)
reflects the reclassification of Pioneer’s common stock subject to possible redemption into permanent equity and the reclassification of Pioneer’s Class B Common Stock to common stock of the combined entity;

(D)
reflects cash proceeds from the concurrent PIPE Financing in the amount of $165.0 million and corresponding offset to additional-paid-in-capital;

(E)
reflects the conversion of Acorns convertible notes into Pioneer common stock. The conversion of the convertible notes includes principal of  $77.8 million plus accrued interest of  $2.3 million less (i) the elimination of the unaccreted discount of approximately $1.0 million and (ii) debt issuance costs of $4.7 million. The conversion also includes adjustments to other non-current liabilities of $0.9 million for the embedded derivative liability associated with the convertible notes and $0.3 million related to the warrant liability for the common stock;

(F)
reflects the conversion of the Acorns Preferred Stock into permanent equity in accordance with the Business Combination Agreement. In the event of a deemed liquidation event, the Acorns Preferred Stock and all accumulated but unpaid dividends will convert into common stock at the conversion rate equal to the original issuance price of each tranche of preferred stock, subject to adjustments. In accordance with the Amended and Restated Acorns Certificate, upon the consummation of a merger with Pioneer, the dividend rate on Acorns Preferred Stock, and all such dividends on the Acorns Preferred Stock accumulated to date, will be multiplied by a factor of 0.5682 in order to calculate the number of shares of common stock that the Preferred Stock will convert into. The amount of accumulated dividends recorded within the carrying amount of Preferred Stock in excess of this modified conversion rate will be reclassified to permanent equity upon conversion of the Preferred Stock into common stock;
(G)
reflects the elimination of Pioneer’s retained earnings and Acorns’ par value of common stock upon consummation of the Business Combination;

(H)
reflects an adjustment of  $27.8 million to reduce cash and $3.0 million to reduced deferred offering costs for transaction costs expected to be incurred by Pioneer and Acorns in relation to the Business Combination and PIPE Financing, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, $6.0 million was expensed and recorded in accumulated deficit, and the remaining $24.8 million was determined to be equity issuance costs and offset to additional-paid-in-capital, $14.1 million of which was previously recorded in APIC by Pioneer upon its initial public offering;

(I)
reflects the estimated cash paid to Acorns historical shareholders upon the exercise of the Cash Election Shares as defined within the Business Combination Agreement; and

(J)
reflects the forfeiture of 3,350,000 private placement warrants in accordance with the Sponsor Warrant Forfeiture Agreement.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2020 and nine months ended June 30, 2021 are as follows:
(AA)
elimination of interest income on the Trust Account;

(BB)
elimination of interest expense and debt issuance costs incurred on Acorns’ convertible notes converted to common stock of the combined company at the closing of the Business Combination;

(CC)
reflects the estimated transaction costs of  $6.0 million as if incurred on the first day of the period, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item;

(DD)
the net effect of all adjustments impacting the pro forma statement of operations results in an income tax benefit based on the application of the blended statutory tax rate of 25%. However, the Company has not reflected the income tax benefit of the adjustments in the pro forma statement of operations as the Company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets;

(EE)
reflects the forfeiture of 3,350,000 private placement warrants in accordance with the Sponsor Warrant Forfeiture Agreement; and

(FF)
reflects the guaranteed dividends on preferred stock accumulated during the period.

NOTE 4 — EARNINGS PER SHARE
Earnings per share represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Financing, assuming the shares were outstanding since October 1, 2019 for the fiscal year ended September 30, 2020 and for the nine months ended June 30, 2021. As the Business Combination and PIPE Financing are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Pioneer’s common stock for the fiscal year ended September 30, 2020 and nine month ended June 30, 2021:
	Nine Months Ended June 30, 2021		Fiscal year ended September 30, 2020
(in thousands, except share data)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
Numerator
Net loss	$(80,928)	$(80,928)	$(88,618)	$(88,618)
Denominator
Former Acorns shareholders and preferred shareholders	141,026,491	150,000,000	141,026,491	150,000,000
Sponsor	10,062,500	10,062,500	10,062,500	10,062,500
PIPE shareholders	16,500,000	16,500,000	16,500,000	16,500,000
PIPE convertible notes(1)	5,787,044	5,787,044	5,787,044	5,787,044
Pioneer public shareholders	40,250,000	11,992,700	40,250,000	11,992,700
Weighted-average shares – basic and diluted	213,626,035	194,342,244	213,626,035	194,342,244
Net loss per share
Basic and diluted	$(0.38)	$(0.42)	$(0.41)	$(0.46)

(1)
Convertible notes funded to Acorns in 2021 carrying 10% PIK interest with aggregate principal amount of $55 million are converted at the same price and on the same terms offered to the PIPE investors.

See the section entitled “Summary of the Proxy Statement/Consent Solicitation Statement/Prospectus — Structure of the Business Combination” for additional information regarding the pre- and post- business combination organizational structure.
Pioneer currently has 13,416,625 public warrants and 6,700,000 private warrants. Concurrent with the execution of the Business Combination Agreement, Acorns, Pioneer and Pioneer Merger Sponsor LLC, entered into the Sponsor Warrant Forfeiture Agreement, pursuant to which, the Sponsor has agreed to, among other things, (i) immediately prior to the Closing, forfeit for no consideration and automatically cancel 3,350,000 of the 6,700,000 private placement warrants of Pioneer held by the Sponsor. Each warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These warrants are not exercisable until 30 days after the closing of the Business Combination. As the Combined Company was in a loss position for the fiscal year ended September 30, 2020 and the nine months ended June 30, 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common stock.
Acorns currently has 360,516 common stock warrants and 59,862 preferred stock warrants. Each common stock warrant entitles the holder to purchase one share of common stock at exercise prices between $0.12 and $1.70 per one share, and each preferred stock warrant entitles the holder to purchase one share of Series C preferred stock at $1.73 per one share. As the Combined Company was in a loss position for the fiscal year ended September 30, 2020 and the nine months ended June 30, 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common stock.

EXTRAORDINARY GENERAL MEETING OF PIONEER
General
Pioneer is furnishing this proxy statement/consent solicitation statement/prospectus to Pioneer’s shareholders as part of the solicitation of proxies by the Pioneer Board for use at the extraordinary general meeting of Pioneer shareholders to be held on            , 2021, and at any adjournment thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to Pioneer’s shareholders on or about            , 2021 in connection with the vote on the proposals described in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus provides Pioneer’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on            , 2021 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50 Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the extraordinary general meeting to also be held virtually over the internet.
Purpose of the Pioneer Extraordinary General Meeting
At the extraordinary general meeting, Pioneer is asking holders of ordinary shares to consider and vote upon:
•
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the Business Combination;

•
a proposal to approve by special resolution the Domestication;

•
a proposal to approve by way of special resolution the amendment and restatement of the Existing Governing Documents with the Proposed Governing Documents;

•
a proposal to approve, on a non-binding advisory basis, each of the Pioneer Governing Documents Proposals and thereby (i) authorize the change to authorized share capital, (ii) authorize the Pioneer Board to make issuances of preferred stock, (iii) adopting (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) as the exclusive forum for certain shareholder litigation and (B) the federal district courts of the United States as the exclusive forum for causes of action arising under the Securities Act, and (iv) approve other changes to be made in connection with the adoption of Proposed Governing Documents. A copy of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/consent solicitation statement/prospectus as Annex C and D, respectively;

•
to authorize the New Acorns Board to issue any or all shares of New Acorns Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Acorns Board and as may be permitted by the DGCL;

•
a proposal to approve the Pioneer Designee and the Company Designees (as defined in the BCA) to serve as directors on the New Acorns Board;

•
to authorize by way of special resolution, consequential upon the Domestication, the amendment and restatement of the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by Pioneer and Acorns, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•
a proposal to approve by ordinary resolution shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq listing requirements;

•
a proposal to approve and adopt by ordinary resolution the 2021 Plan;

•
a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan;

•
a proposal to approve each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to this proxy statement/consent solicitation statement/prospectus or in correspondence related thereto;

•
a proposal to approve each other proposal reasonably agreed by Pioneer and Acorns as necessary or appropriate in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the subscription agreements in connection with the PIPE Financing or the other agreements, documents, instruments and/or certificates contemplated by the Business Combination Agreement or to be executed in connection with the Business Combination Agreement; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Pioneer Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
Recommendation of the Pioneer Board
The Pioneer Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Pioneer and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Document Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Long-Term Incentive Award Plan Proposal, “FOR” Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
Pioneer shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on October 26, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 50,312,500 ordinary shares issued and outstanding, of which 40,250,000 were issued and outstanding public shares.

Quorum
A quorum of Pioneer shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 25,156,251 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Broker non-votes will not count as votes cast at the extraordinary general meeting and, therefore, will not have any impact on the proposals presented at the extraordinary general meeting. Additionally, with respect to all proposals at the extraordinary general meeting, abstentions will not count as votes cast at the extraordinary general meeting and, therefore, will have no effect on the outcome of such proposals.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Governing Document Proposals on a non-binding advisory basis requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Nasdaq Proposal is being proposed as an ordinary resolution being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Director Election Proposal is being proposed as an ordinary resolution being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Long-Term Incentive Award Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Employee Stock Purchase Plan Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Document Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal is conditioned upon the approval of any other proposal.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Pioneer Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Document Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Long-Term Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Pioneer can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a Pioneer shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Pioneer’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PACX.info@investor.morrowsodali.com.
Redemption Rights
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of Pioneer that New Acorns redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(ii)
submit a written request to Continental, Pioneer’s transfer agent, in which you (i) request that New Acorns redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your public shares to Continental, Pioneer’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Pioneer’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing a Company Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Pioneer’s transfer agent, New Acorns will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 26, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Acorns Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Acorns Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to Pioneer unless the Board of Directors of Pioneer determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s share certificate (if any) and other redemption forms have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The initial shareholders have, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, the initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Pioneer Sponsor Support Agreement” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Letter Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on October 26, 2021 was $9.96. For illustrative purposes, as of October 26, 2021, funds in the trust account plus accrued interest thereon totaled approximately $402.5 million or $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Pioneer cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
Pioneer is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Pioneer and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Pioneer will bear the cost of the solicitation.
Pioneer has hired Morrow to assist in the proxy solicitation process. Pioneer will pay that firm a fee of  $37,500 plus disbursements. Such fee will be paid with non-trust account funds.
Pioneer will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Pioneer will reimburse them for their reasonable expenses.
Pioneer Initial Shareholders’ Agreements
As of the date of this proxy statement/consent solicitation statement/prospectus, there are 50,312,500 ordinary shares issued and outstanding, which includes an aggregate of 10,062,500 Class B ordinary shares held by the initial shareholders, including the Sponsor. In addition, as of the date of this proxy statement/consent solicitation statement/prospectus, there is outstanding an aggregate of 20,116,625 warrants, comprised of 6,700,000 private placement warrants held by Sponsor and 13,416,625 public warrants.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

ACORNS’ SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation Statement; Recommendation of the Acorns Board of Directors
The Acorns board of directors is providing this proxy statement/consent solicitation statement/prospectus to Acorns shareholders. Acorns shareholders are being asked to adopt and approve the Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.
After consideration, the Acorns board of directors unanimously approved and declared advisable the Business Combination Agreement (“BCA”) and the Business Combination, upon the terms and conditions set forth in the BCA, and unanimously determined that the BCA and the Business Combination are in the best interests of Acorns and its shareholders. The Acorns board of directors unanimously recommends that Acorns shareholders adopt and approve the Business Combination Proposal.
Acorns Shareholders Entitled to Consent
Only Acorns shareholders of record as of the close of business on         , 2021, the Acorns Record Date, will be entitled to execute and deliver a written consent. As of the Acorns Record Date, there were        shares of Acorns Common Stock issued and outstanding, 4,166,666 shares of Acorns Series A preferred stock, 5,000,000 shares of Acorns Series B preferred stock, 8,657,292 shares of Acorns Series C preferred stock, 9,882,033 shares of Acorns Series D preferred stock, 4,907,478 shares of Series D-1 preferred stock and 16,293,279 shares of Acorns Series E-1 preferred stock and 1,835,011 shares of Acorns Series E-2 preferred stock, in each case entitled to execute and deliver written consents with respect to the Business Combination Proposal. Each holder of Acorns Common Stock is entitled to one vote for each share of Acorns Common Stock held as of the Acorns Record Date. Each holder of Acorns Preferred Stock is entitled to a number of votes equal to the number of shares of Acorns Common Stock into which the shares of Acorns Preferred Stock held by such holder could be converted as of the Acorns Record Date.
Written Consents; Required Written Consents
The approval of the Business Combination Proposal requires the affirmative vote or written consent of a majority of the shares of Acorns Common Stock and Acorns Preferred Stock outstanding (voting together on an as-converted basis to Acorns Common Stock basis).
Concurrently with the execution of the BCA, Acorns, Pioneer, and the Supporting Shareholders entered into the Company Support Agreements. Each Company Support Agreement provides, among other things, that each Supporting Company Shareholder will execute and deliver a written consent with respect to the outstanding shares of Acorns Common Stock and Acorns Preferred Stock held by such Supporting Company Shareholder adopting the BCA and approving the Business Combination. As of May 26, 2021, the shares of Acorns capital stock that are owned by the Supporting Company Shareholders and subject to the Company Support Agreements represent approximately 71% of the voting power of the shares of Acorns capital stock outstanding as of such date. The execution and delivery of written consents by all of the Supporting Shareholders will constitute the Acorns Shareholder Approval at the time of such delivery.
Submission of Written Consents
You may consent to the Business Combination Proposal with respect to your shares of Acorns capital stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Acorns by the consent deadline.
If you hold shares of Acorns capital stock as of the close of business on the Acorns Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Acorns. Once you have completed, dated and signed the written consent, you may deliver it to Acorns by emailing a .pdf copy to shareholderconsent@Acorns.com.
The Acorns board of directors has set            , 2021 as the consent deadline. Acorns reserves the right to extend the consent deadline beyond            , 2021. Any such extension may be made without notice to Acorns shareholders.
Acorns shareholders should not send stock certificates with their written consents. Concurrently with the mailing of this proxy statement/consent solicitation statement/prospectus, a letter of transmittal and written instructions for the surrender of Acorns stock certificates or electronic certificates, as applicable, will be mailed to Acorns shareholders. Do not send in your certificates now.
Executing Written Consents; Revocation of Written Consents
You may execute a written consent to approve the Business Combination Proposal (which is equivalent to a vote for such proposal), or disapprove, or abstain from consenting with respect to, the Business Combination Proposal (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the Business Combination Proposal. If you are a record holder of shares of Acorns Common Stock and/or Acorns Preferred Stock and you return a signed written consent without indicating your decision on the Business Combination Proposal, you will have given your consent to approve such proposal.
Your consent to the Business Combination Proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Acorns Shareholder Support Agreements will constitute the Acorns Shareholder Approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to shareholderconsent@Acorns.com.
Due to the obligations of the Supporting Acorns Shareholders under the Acorns Shareholder Support Agreements, a failure of any other Acorns shareholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Acorns shareholder, is not expected to have any effect on the approval of the Business Combination Proposal.
Solicitation of Written Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation statement materials is being borne by Acorns. Officers and employees of Acorns may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
The discussion in this proxy statement/consent solicitation statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.
Overview
We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Pioneer shareholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus and the transactions contemplated thereby. Please see “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.
The Business Combination Agreement
This subsection of the proxy statement/consent solicitation statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/consent solicitation statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/consent solicitation statement/prospectus as characterizations of the actual state of facts about Pioneer, Sponsor, Acorns or any other matter.
On May 26, 2021, Pioneer, Merger Sub and Acorns entered into the Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time), which provides for, among other things, the following transactions:

(a)
Prior to the Closing, Pioneer will consummate the Domestication, pursuant to which Pioneer will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware pursuant to Section 388 of the DGCL and Part XII of the Cayman Islands Companies Law (2020 Revision), upon which Pioneer will change its name to “Acorns Holdings, Inc.”;

(b)
as of immediately prior to the Closing and following the Domestication, the PIPE Convertible Notes will convert into a number of shares of New Acorns Common Stock equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10;

(c)
at the Closing and on the Closing Date, Pioneer will (i) cause the trustee to contribute to Merger Sub the amount of cash remaining in the Trust Account (after deducting any amounts paid to Pioneer shareholders pursuant to redemptions, net of Pioneer’s unpaid transaction expenses), (ii) contribute to Merger Sub the proceeds actually received by Pioneer in the PIPE Financing (net of Acorns’ unpaid transaction expenses) (the amounts described in clauses (i) and (iii) collectively, the “Cash Contribution Proceeds”), and (iii) deposit (or cause the trustee to deposit) with the exchange agent the cash amount payable in exchange for a portion of the common stock of Acorns outstanding as of immediately prior to the Effective Time;

(d)
at the Closing, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Acorns, with Acorns as the surviving corporation in the Merger and, after giving effect to such merger, Acorns will be a wholly-owned subsidiary of Pioneer; and

(e)
in accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive cash has been effectively made, up to the Maximum Permitted Cash Election Shares, will be exchanged for cash equal to the Equity Value Per Share, (ii) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive New Acorns Common Stock has been effectively made and has not been revoked or no election to receive New Acorns Common Stock or cash has been made, will be exchanged for shares of New Acorns Common Stock equal to the Equity Value Per Share divided by $10.00, and (iii) all options (vested and unvested), warrants and RSUs of Acorns will be exchanged for options, warrants and RSUs that are exercisable for shares of New Acorns Common Stock, with such adjustments to number of shares and exercise prices, as applicable, determined based on the Acorns Equity Value plus the aggregate exercise prices of all Acorns options and Acorns warrants.

In connection with the foregoing and substantially concurrent with the execution of the Business Combination Agreement, Pioneer entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors, an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165,000,000. Pursuant to the terms of the Subscription Agreements, if the conditions to closing set forth in the Business Combination Agreement are satisfied, the PIPE Financing will be completed immediately prior to Closing.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Sponsor Support Agreements, the Sponsor Lock-Up Agreements, the Company Support Agreements, the Company Lock-Up Agreements, the Pioneer Shareholders’ Agreement, the

Registration Rights Agreement, the Sponsor Warrant Forfeiture Agreement and the Acorns Customer Loyalty Share Program (each as defined in the accompanying proxy statement/consent solicitation statement/prospectus). See “Related Agreements” for more information.
Effect of the Domestication on Existing Pioneer Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the Closing:
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each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock;

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each issued and outstanding Class B ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock;

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each issued and outstanding whole warrant to purchase Class A ordinary shares (but subject to the forfeiture, pursuant to the terms of the Sponsor Warrant Forfeiture Agreement) will represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share on the terms and conditions set forth in the Warrant Agreement;

•
the governing documents of Pioneer will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/consent solicitation statement/prospectus and Pioneer’s name will change to “Acorns Holdings, Inc.”; and

•
the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Pioneer shareholders, other than the amendments to the Pioneer governing documents that are contemplated by the Charter Proposal, which are a condition to the closing of the Business Combination.

Consideration to Acorns Equityholders in the Business Combination
Concurrently with the execution of the Business Combination Agreement, (a) Acorns and holders of Acorns convertible notes amended the terms of such notes to convert all such notes to common stock of Acorns on the Closing Date but prior to the Effective Time (the “Convertible Note Amendment”), and (b) certain holders of Acorns Preferred Stock have executed and delivered to Acorns an irrevocable written consent (the “Conversion Written Consent”) in order to (i) authorize the amendment and restatement of Acorns’ certificate of incorporation (the “Amended and Restated Acorns Certificate”) to increase the number of authorized shares of Acorns Common Stock and reduce the rate at which Acorns Preferred Stock accrues dividends and converts into Acorns Common Stock in connection with the transactions contemplated by the Business Combination Agreement, and (ii) effect the conversion of all shares of Acorns Preferred Stock to Acorns Common Stock in accordance with the terms of Acorns’ certificate of incorporation, with the effective time of such conversion occurring on the Closing Date but prior to the Effective Time. The Amended and Restated Acorns Certificate was filed with the Secretary of State of the State of Delaware on May 27, 2021.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive cash has been effectively made, up to the Maximum Permitted Cash Election Shares, will be exchanged for cash equal to the Equity Value Per Share, (ii) outstanding Acorns Common Stock (including Acorns Common Stock issuable upon conversion of Acorns Preferred Stock and Acorns convertible notes), with respect to which an election to receive New Acorns Common Stock has been effectively made and has not been revoked or no election to receive New Acorns Common Stock or cash has been made, will be exchanged for shares of New Acorns Common Stock equal to the Equity Value Per Share divided by $10.00, and (iii) all Acorns options (vested and unvested), Acorns warrants and Acorns RSUs will be exchanged for options, warrants and RSUs that are exercisable for shares of New Acorns Common Stock, with such adjustments to number of shares and exercise prices, as applicable, determined based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.

Company Designated Balance Sheet Amount
The Company Designated Balance Sheet Amount will be used for working capital and general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically through the exchange of documents via e-mail as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Pioneer and Acorns may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
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all applicable waiting periods under the HSR Act having expired or otherwise been terminated, and there not being in effect any voluntary agreement between Pioneer and Acorns, on the one hand, and the Federal Trade Commission or the Department of Justice, on the other hand, pursuant to which the parties to the Business Combination Agreement have agreed not to consummate the Merger for any period of time;

•
no order, law or other legal restraint issued by any governmental entity enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination being in effect, provided, that the governmental entity issuing such order, law or legal restraint has jurisdiction over the parties to the Business Combination Agreement with respect to the transactions contemplated by the Business Combination Agreement;

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this proxy statement/consent solicitation statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/consent solicitation statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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the conversion of Acorns Preferred Stock to Acorns Common Stock pursuant to the Conversion Written Consent having occurred as contemplated by the Conversion Written Consent;

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the conversion of the Acorns convertible notes to Acorns common stock having occurred as contemplated by the Convertible Note Amendment;

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the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Acorns is or will be a party and the transactions contemplated by each of the foregoing agreements (including the Merger) being obtained by the holders of the issued and outstanding Acorns Common Stock and Acorns Preferred Stock, voting together as a single class (with all shares of Acorns Preferred Stock voting on an as-converted to Acorns Common Stock basis) (the “Acorns Shareholder Written Consent”);

•
the approvals of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of Pioneer being obtained in accordance with Pioneer’s Governing Documents, the rules and regulations of Nasdaq and applicable law;

•
after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing and any redemptions), Pioneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and
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the approval by the Financial Industry Regulatory Authority, Inc. of the FINRA Application (as defined below) without any material restriction or conditions with respect to the Business Combination and the indirect change of ownership of Acorns Securities.

Other Conditions to the Obligations of the Pioneer Parties
The obligations of Pioneer and Merger Sub (collectively, the “Pioneer Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Pioneer (on behalf of itself and the other Pioneer Parties) of the following further conditions:
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the representations and warranties of Acorns regarding organization and qualification of Acorns and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control of Acorns and the representations and warranties of Acorns regarding the authority of Acorns to, among other things, consummate the transactions contemplated by the Business Combination Agreement and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of Acorns being true and correct in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding absence of certain changes of Acorns and its subsidiaries being true and correct in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of Acorns being true and correct (without giving effect to any limitation as to “materiality” or “Acorns Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Acorns Material Adverse Effect;

•
Acorns having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it at or prior to the Closing;

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No Acorns Material Adverse Effect will have occurred since the date of the Business Combination Agreement; and

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Pioneer having received a certificate executed by an authorized officer of Acorns confirming that the conditions set forth in the foregoing bullet points in this section have been satisfied.

Other Conditions to the Obligations of Acorns
The obligations of Acorns to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Acorns of the following further conditions:
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the representations and warranties regarding organization and qualification of the Pioneer Parties, the authority of the Pioneer Parties to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which they are or will be a party and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the Pioneer Parties and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of Pioneer being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of the Pioneer Parties being true and correct in all respects (without giving effect to any limitation of  “materiality” or “Pioneer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Pioneer Material Adverse Effect;

•
the Pioneer Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•
No Pioneer Material Adverse Effect will have occurred since the date of the Business Combination Agreement;

•
the Closing Aggregate Cash Amount being equal to or greater than $340 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes;

•
Pioneer’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved by Nasdaq and, immediately following the Effective Time, Pioneer being in compliance with any applicable initial and continuing listing requirements of Nasdaq, and Pioneer not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Acorns Common Stock (including the shares of New Acorns Common Stock to be issued in connection with the Closing but not in connection with the Acorns Customer Loyalty Share Program) included in the Listing Application (as defined below) being approved for listing on Nasdaq; and

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Acorns having received a certificate executed by an authorized officer of Pioneer confirming that the conditions set forth in the first five bullet points of this section have been satisfied.

Representations and Warranties
Under the Business Combination Agreement, Acorns made customary representations and warranties to the Pioneer Parties relating to, among other things: organization and qualification; capitalization; authorization; financial statements; absence of undisclosed liabilities; consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance and investigation.
Under the Business Combination Agreement, the Pioneer Parties made customary representations and warranties to Acorns relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; permits; absence of certain changes; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with law; Merger Sub activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; and investigation.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Acorns and the Pioneer Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Acorns and the Pioneer Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Acorns Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Acorns and its subsidiaries, taken as a whole, or (b) the ability of Acorns to consummate the Merger; provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following), alone or in combination shall be taken into account in determining whether a Acorns Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes attributable to the announcement or pendency of the transactions contemplated by the Business Combination Agreement, (iv) changes in conditions of the credit, debt, financial, banking, capital or securities markets (including changes in interests or exchange rates, prices of any security or market index or commodity, or any disruption of such markets) generally in the United States or any other country or region in the world, (v) changes in any applicable laws or changes or proposed changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Acorns or any of its subsidiaries operates, (vii) any failure by Acorns or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 or COVID-19 Measures) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing after the date thereof; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Acorns Material Adverse Effect has occurred or is reasonably likely to occur if such change, event, effect or occurrence has a disproportionate adverse effect on Acorns or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Acorns or any of its subsidiaries operate.
Under the Business Combination Agreement, certain representations and warranties of the Pioneer Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “Pioneer Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of Pioneer or Pioneer Merger Sub to consummate the Merger.
Covenants of the Parties
Covenants of Acorns
Acorns made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions, as consented to in writing by Pioneer (such consent not to be unreasonably withheld, conditioned or delayed) or as a result of or in connection with COVID-19 Measures, prior to the Closing, Acorns will and will cause its subsidiaries to, operate the business of Acorns and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Acorns and its subsidiaries.

•
Subject to certain exceptions, prior to the Closing, Acorns will and will cause its subsidiaries to, not do any of the following without Pioneer’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first and sixth sub-bullets below):

•
declare, set aside, make or pay any dividend or make any other distribution or payment in respect of any equity securities of Acorns or any subsidiary or repurchase any outstanding equity security of Acorns or any subsidiary;

•
merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof;

•
adjust, split, combine or reclassify any equity securities of Acorns;

•
adopt any amendments, supplements, restatements or modifications to any Acorns governing documents or any governing documents of any subsidiary;

•
sell, assign, abandon, lease, license, convey, sublicense or otherwise dispose of any material assets or properties of Acorns and its subsidiaries (other than intellectual property), or create, subject or incur any lien (other than permitted liens) on any material assets or properties of Acorns and its subsidiaries (other than intellectual property, subject to certain exceptions;

•
subject to certain exceptions, transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of or subject to a lien (other than permitted liens) any equity interests of Acorns or its subsidiaries or issue any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Acorns or any of its subsidiaries to issue any equity interests;

•
incur, create or assume any indebtedness other than ordinary course trade payables or pay down the Acorns convertible notes or the PIPE Convertible Notes;

•
except in the ordinary course of business enter into, amend, modify, extend, renew or terminate any real property lease or material contracts, waive any material benefit or right under any material contract or enter into any contract that if entered into prior to the execution and delivery of the Business Combination Agreement would be a material contract;

•
amend, modify, extend, renew, terminate or waive any benefits or rights under the Company Shareholder Written Consent, the Conversion Written Consent, the Convertible Note Amendment, the written consent of Acorns shareholders terminating certain shareholder agreements and letter agreements (the “Shareholders Agreement Written Consent”) or the PIPE Convertible Notes Agreement;

•
make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

•
transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any lien (other than permitted liens), fail to diligently maintain or otherwise dispose of any right, title or interest in any intellectual property rights owned by any of Acorns and its subsidiaries;

•
disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any person;

•
commit to, authorize or enter into any agreement in respect of any capital expenditure (or series of commitments or capital expenditures), other than those made in the ordinary course of business;

•
modify, extend or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Acorns and its subsidiaries;

•
implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988;

•
subject to certain exceptions, (i) amend or modify in any material respect, establish, adopt, enter into or terminate any benefit plan, (ii) other than in the ordinary course of business (including in connection with any annual performance reviews), pay, announce, promise to pay, increase or decrease the compensation or benefits, including any severance, change in control, transaction bonus, equity or equity-based, retention or termination payments or benefits, payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider of Acorns and its subsidiaries, (iii) hire, engage or terminate (other than for “cause”), furlough or temporarily layoff any executive officer of Acorns and its subsidiaries whose annualized base salary cash compensation exceeds or would exceed $325,000, (iv) take any action to accelerate any payment or benefit payable to any current or former director, manager, officer, employee, individual, independent contractor or service provider of Acorns and its subsidiaries or (v) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any of Acorns and its subsidiaries;

•
make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the intended tax treatment of the Merger;

•
compromise, commence or enter into any settlements in excess of a certain threshold which grants injunctive relief or other equitable remedies against Acorns and its subsidiaries or that impose any material non-monetary obligations on Acorns or any of its subsidiaries;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Acorns or any of its subsidiaries;

•
except as may be required by U.S. GAAP (or any interpretation thereof) or applicable law, make any material changes to the methods of accounting of Acorns or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards or applicable law;

•
enter into any contract providing for the payment of any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement;

•
make any change of control payment that is not disclosed to Pioneer on the disclosure schedules to the Business Combination Agreement delivered to Pioneer by Acorns;

•
enter into any new line of business or expand any existing line of business, including enter or expand into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any governmental entity or regulatory authority;

•
take any action that would result in Acorns Securities maintaining an amount of capital less than the amount required to be maintained by Acorns Securities under Rule 15c3-1 of the Exchange Act;

•
fail to maintain leased real property in substantially the same condition as of the date of the Business Combination Agreement, ordinary wear and tear, casualty and condemnation excepted; and

•
enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•
Prior to the Closing Date, Acorns will deliver to the counterparties under the contracts set forth on the disclosure schedules to the Business Combination Agreement any notices required to be given by Acorns under such contracts as a result of or in connection with the transactions contemplated by the Business Combination Agreement.
•
As promptly as reasonably practicable (and in any event within one (1) business day) following the time at which this registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part, is declared effective under the Securities Act, Acorns is required to obtain the Company Shareholder Written Consent.

•
At or prior to the Closing, the Company will purchase and maintain in effect for a period of six (6) years after the Effective Time a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of any persons currently covered by any comparable insurance policies of Acorns and its subsidiaries with respect to matters occurring on or prior to the Effective Time.

•
Acorns will, or will cause Acorns Securities to, (a) prepare and file as soon as reasonably practicable following the execution of the Business Combination Agreement (and in any event within ten (10) business days following the execution of the Business Combination Agreement) a continuing membership application for approval of a change in ownership or control of Acorns Securities under FINRA Rule 1017 with respect to the transaction contemplated by the Business Combination Agreement (the “FINRA Application”) and (b) use commercially reasonable efforts to prepare and submit applications for approval or notice filings required under applicable state securities laws with respect to a change in ownership or control of Acorns Securities with respect to governmental authorities in the U.S. states which require such approvals or filings.

•
Acorns will, or will cause Acorns Advisers to, as soon as reasonably practicable following the execution of the Business Combination Agreement (and in any event within ten (10) business days following the date thereof), send to each person (each an “Advisory Client”) to which Acorns Advisers provides investment advisory or investment management (including sub-advisory or other similar) services pursuant to any agreement or arrangement that contemplates the performance by Acorns Advisers of discretionary and/or non-discretionary investment advisory or investment management (including sub-advisory or other similar) services to, or otherwise managing any investment or trading account of, or for, any person (each an “Advisory Agreement”) a written notice in a manner authorized or permitted under such Advisory Client’s Advisory Agreement(s) (the “Client Notices”) (a) describing the transactions contemplated by the Business Combination Agreement, (b) requesting such Advisory Client’s affirmative consent to the “assignment” (as defined in the Advisers Act) of its Advisory Agreement resulting from the consummation of the transactions contemplated by the Business Combination Agreement, (c) providing an opportunity for such Advisory Client to countersign and acknowledge such Client Notice and (d) to the extent permitted in such Advisory Client’s Advisory Agreement(s), informing such Advisory Client that the Advisory Client’s consent to the assignment of its Advisory Agreement(s) will be deemed given if the Advisory Client does not, before the date that is sixty (60) days following the date such Client Notice was provided to the Advisory Client, indicate in writing to Acorns Advisers that it does not consent to the assignment of its Advisory Agreement(s).

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Acorns shall not and shall cause its subsidiaries not to and shall direct its and their respective representatives not to: (i) solicit, initiate, knowingly encourage, discuss, negotiate or knowingly facilitate, directly or indirectly, any inquiry, proposal or offer with respect to an Acorns Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acorns Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an Acorns Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Acorns or its subsidiaries (or any affiliate or successor of Acorns or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Covenants of Pioneer
The Pioneer Parties made certain covenants under the Business Combination Agreement, including, among others, the following:
•
Subject to certain exceptions, as consented to in writing by Acorns (such consent not to be unreasonably withheld, conditioned or delayed) or in connection with COVID-19 Measures, prior to the Closing, the Pioneer Parties will operate the business of the Pioneer Parties in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Pioneer Parties and take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

•
Subject to certain exceptions or as consented to in writing by Acorns (such consent not to be unreasonably withheld, conditioned or delayed) or in connection with COVID-19 Measures, prior to the Closing, the Pioneer Parties will not do any of the following:

•
adopt any amendments, supplements, restatements or modifications to the Pioneer trust agreement, or the governing documents of any Pioneer Party;

•
declare, set aside, make or pay any dividends or distribution or payment in respect of, or repurchase any outstanding, any equity securities of the Pioneer Parties, other than for the Pioneer Shareholder Redemption;

•
merge, consolidate, or combine any Pioneer Party with any person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•
make, change or revoke any material tax election other than any such extension or waiver obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the intended tax treatment of the Merger;

•
adjust, split, combine or reclassify any equity securities of any Pioneer Party;

•
transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of any Pioneer Party, other than pursuant to the Subscription Agreements, or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Pioneer Party to issue, deliver or sell any equity securities of any Pioneer Party;

•
make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business, except as expressly required by the Subscription Agreements;

•
incur, create or assume any material indebtedness or guarantee or guarantee the indebtedness of any other person;

•
enter into, renew, modify or revise any Pioneer Related Party Transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Pioneer Related Party Transaction), other than the entry into any contract with a Pioneer Related Party with respect to the incurrence of indebtedness permitted by the Business Combination Agreement;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•
authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Pioneer Party;

•
change any Pioneer Party’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, U.S. GAAP, or applicable law;

•
enter into any contract providing for the payment of any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement;

•
modify or amend the trust agreement with respect to the Trust Account or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Financing;

•
take any action that would cause Pioneer to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

•
enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above.

•
As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part, Pioneer will duly give notice of a meeting of its shareholders and use reasonable best efforts to convene and hold the extraordinary general meeting, no later than thirty (30) business days following the effectiveness of this proxy statement/consent solicitation statement/prospectus, to approve the Condition Precedent Proposals.

•
On the Closing Date, Pioneer will purchase and maintain in effect for a period of six (6) years after the Effective Time a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of any persons currently covered by any comparable insurance policies of the Pioneer Parties with respect to matters occurring on or prior to the Effective Time.

•
Through the Closing, Pioneer will remain listed as a public company on Nasdaq, and will prepare and submit a listing application in connection with the Transactions, covering the New Acorns Common Stock to be issued in connection with the Closing but not in connection with the Acorns Customer Loyalty Share Program (the “Listing Application”). Subject to certain exceptions, Pioneer shall use its reasonable best efforts to cause: (i) the Listing Application to be approved by Nasdaq; (ii) Pioneer to satisfy all applicable initial and continuing listing requirements of Nasdaq; (iii) the New Acorns Common Stock issuable pursuant to the Business Combination Agreement to be approved for listing on Nasdaq under the trading ticker “OAKS” (and Acorns shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as reasonably practicable as of immediately following the Closing.

•
At least one (1) day prior to the Closing Date, the Pioneer Board will approve and adopt the 2021 Plan and with any changes or modifications thereto as Acorns and Pioneer may mutually agree in the manner prescribed under Section 422 of the Code and other applicable laws. The total number of shares of New Acorns Common Stock to be reserved for issuance pursuant to the 2021 Plan will be equal to twelve percent (12%) of the aggregate number of shares of New Acorns Common Stock that will be outstanding as of immediately after the Closing, calculated on a fully-diluted basis (but not giving effect to the number of shares to be reserved under the 2021 Plan).

•
At least one (1) day prior to the Closing Date, the Pioneer Board will approve and adopt the Pioneer Employee Stock Purchase Plan and with any changes or modifications thereto as Acorns and Pioneer may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Acorns or Pioneer, as applicable), and Pioneer will use reasonable best efforts to file an effective registration statement in Form S-8 (or other applicable form), as promptly as practicable following the date Pioneer is first allowed to file a registration statement on Form S-8, with respect to the New Acorns Common Stock issuable under the Pioneer Incentive Equity Plan and the ESPP.

•
Subject to certain exceptions, unless otherwise approved in advance in writing by Acorns (which approval may be withheld in Acorns’ sole discretion), Pioneer shall not (other than changes that are solely ministerial or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement) permit any amendment or modification to be made, to permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacement of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision).

•
Subject to the immediately preceding bullet and in the event that all conditions in the Subscription Agreements have been satisfied, Pioneer shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Pioneer the applicable purchase price under each Subscription Agreement in accordance with its terms.

•
Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the Pioneer Parties will not and each of them will cause their representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss, negotiate or knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Pioneer Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Pioneer Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Pioneer Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Pioneer Party (or any affiliate or successor of any Pioneer Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•
Promptly following the Closing Date, the New Acorns Board of Directors will approve and adopt the Acorns Customer Loyalty Share Program in the form and substance mutually agreed to by Acorns and Pioneer prior to the Closing Date, and New Acorns will use its reasonable best efforts to implement the provisions of the Acorns Customer Loyalty Share Program promptly following such approval and adoption.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
•
using reasonable best efforts to consummate the Business Combination;

•
as promptly as reasonably practicable (and in any event within ten (10) business days) following the date of the Business Combination Agreement preparing and filing the notification required under the HSR Act with respect to the transactions contemplated by the Business Combination Agreement, and providing a reasonable response as promptly as reasonably practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act;

•
notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document thereto or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements;

•
making relevant public announcements;

•
using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code;

•
cooperate in connection with certain tax matters and filings; and

•
cooperate in good faith to mutually agree upon the terms and conditions of the Acorns Customer Loyalty Share Program.

In addition, Pioneer and Acorns agreed that Pioneer and Acorns will jointly prepare and mutually agree upon and Pioneer will file with the SEC, this proxy statement/consent solicitation statement/prospectus on Form S-4 relating to the Business Combination.
Board of Directors
Following the Closing, it is expected that the directors and officers of Acorns immediately prior to the Effective Time will become the management of New Acorns, and the New Acorns Board of Directors will consist of seven (7) directors who shall be elected annually, of which (a) one (1) director will be designated by Acorns from a list of candidates set forth on the disclosure schedules to the Business Combination Agreement delivered to Acorns by Pioneer and (b) upon consultation with Pioneer, six (6) directors will be designated by Acorns, in each case, designated prior to the effectiveness of this proxy statement/consent solicitation statement/prospectus.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, provided, that such termination will not limit (a) the survival of any agreement or covenant which by their terms contemplate performance after the Closing and (b) the liability of any person with respect to actual fraud in the making of the representations and warranties under the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•
by the mutual written consent of Pioneer and Acorns;

•
by Pioneer, upon written notice to Acorns, subject to certain exceptions, if Acorns breaches any of its representations and warranties or if Acorns fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Pioneer, as described in the section entitled “Conditions to Closing of the Business Combination” above could not be satisfied as of the Closing and the breach (or breaches) of such representations or warranties is (or are) not cured or cannot be cured within the earlier of  (i) thirty (30) days after written notice thereof, and (ii) January 15, 2022 (the “Termination Date”);

•
by Acorns, upon written notice to Pioneer, subject to certain exceptions, if Pioneer breaches any of its representations or warranties or if the Pioneer Parties fail to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Acorns, as described in the section entitled “Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations is (or are) not cured or cannot be cured within the earlier of  (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•
by either Pioneer or Acorns, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;
•
by either Pioneer or Acorns,

•
if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and non-appealable;

•
if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•
by Pioneer, if the Company Shareholder Written Consent has not been obtained when required under the Business Combination Agreement.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of intentional and willful breach prior to the termination of the Business Combination Agreement.
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, will be paid by the party incurring such fees or expenses; provided that, (a) if the Business Combination Agreement is terminated in accordance with its terms, then Acorns shall pay, or cause to be paid, all unpaid Acorns expenses and Pioneer shall pay, or cause to be paid, all unpaid Pioneer expenses and (b) if the Closing occurs, then New Acorns shall pay, or cause to be paid, all unpaid Acorns expenses and all unpaid Pioneer expenses, which such payments shall be made by New Acorns upon consummation of the Merger and release of proceeds from the Trust Account.
Governing Law
The Business Combination Agreement, the ancillary documents thereto and the consummation of the transactions contemplated the Business Combination Agreement and the ancillary documents thereto, and any claim, action, suit, dispute, or controversy arising out of the Business Combination Agreement, the ancillary documents thereto and the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by each of the parties to the Business Combination Agreement.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Subscription Agreement, the Amended and Restated Registration Rights Agreement, the Shareholders’ Agreement, the Sponsor Support Agreements, Sponsor Lock-Up Agreements, the form of Company Support Agreement, the form of Company Lock-Up Agreement and the Sponsor Warrant Forfeiture Agreement are attached hereto as Annex I, Annex J, Annex G, Annex E, Annex N, Annex K, Annex F and Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Subscription Agreements
In connection with and substantially concurrent with the execution of the Business Combination Agreement, Pioneer entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to the PIPE Investors, an aggregate of 16,500,000 shares of New Acorns Common Stock at a price of  $10.00 per share, for aggregate gross proceeds of  $165,000,000, which we refer to as the “PIPE Financing”. Alpha Wave will fund $7,500,000 in the PIPE Financing. The shares of New Acorns Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Pioneer will grant the investors in the PIPE Financing certain customary registration rights and indemnification.
The Subscription Agreements with certain of the investors provide that Pioneer is required to file the registration statement (registering the resale of such shares) with the SEC within 30 calendar days following the Closing Date. Pioneer is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) the 60th calendar day (or 90th calendar day if the SEC notifies Pioneer that it will “review” the registration statement) following the filing date thereof and (ii) the 10th business day after the date Pioneer is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Pioneer must use commercially reasonable efforts to keep the registration statement effective until the earliest of the: (i) the second anniversary of the Closing, (ii) the date the PIPE Investors no longer hold any registrable shares, and (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144 within 90 days without the public information, volume or manner of sale limitations of such rule.
Amended and Restated Registration Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Pioneer, Sponsor, Alpha Wave Ventures, LP, certain stockholders of Acorns, Todd Davis, Mitchell Caplan and Oscar Salazar, entered into the Amended and Restated Registration Rights Agreement relating to, among other things, certain customary registration rights, including demand and piggy-back rights, which will become effective upon Closing.
In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:
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Demand registration rights.   At any time that a registration statement is not available for use by certain holders of registrable securities following such registration statement being declared effective by the SEC, New Acorns will be required, upon the written request of certain holders of registrable securities, to use reasonable best efforts to file a registration statement and effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. New Acorns is not obligated to effect (i) more than one demand registration within any six (6) month period, (ii) more than two demand registrations within any twelve (12) month period or (iii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if Acorns is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the registrable securities then held by such holders that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.

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Shelf registration rights.   No later than thirty (30) days following the Closing Date, New Acorns shall file a Resale Shelf Registration Statement registering all of the registrable securities held by certain equityholders of New Acorns and the certain directors of Pioneer, that are not covered by an effective registration statement. New Acorns shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing.

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Piggyback registration rights.   At any time after the Closing Date, if New Acorns proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.

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Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by New Acorns and incremental selling expenses relating to the sale of registrable securities (such as underwriters’ commissions and discounts, brokerage fees, and underwriter marketing costs) will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New Acorns is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Acorns, and holders of registrable securities are obligated to indemnify New Acorns for material misstatements or omissions attributable to them. New Acorns is additionally obligated to indemnify the underwriters, their officers and directors and each person who controls each such underwriter (within the meaning of the Securities Act) to the same extent the Company is obligated to indemnify the holders of registrable securities.

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Registrable securities.   Securities of New Acorns will cease to be registrable securities upon the earliest to occur of: (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement; (ii) so long as such holder of registrable securities and its affiliates beneficially own less than 1% of the outstanding shares of the New Acorns Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) so long as such holder of registrable securities and its affiliates beneficially own less than 1% of the outstanding shares of the New Acorns Common Stock in the aggregate, such securities may be freely sold without registration pursuant to Rule 144 (or any successor rule); (v) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act (or any successor rules) and (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Pioneer Shareholders’ Agreement
Concurrently with the execution of the Business Combination Agreement, Pioneer, Sponsor (as defined below), and Acorns entered into a shareholders’ agreements (the “Shareholders’ Agreement”) pursuant to which the parties thereto agreed, among other things, following the Effective Time and until the occurrence of the first date following the Closing on which the Sponsor Investors (as defined therein) beneficially own, in the aggregate, a number of Pioneer Common Stock less than 50% of the number of shares of Pioneer Common Stock beneficially owned by the Sponsor Investors immediately following the Closing (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like), Acorns will nominate one director to the board of directors of Pioneer from a list of individuals mutually agreed to by the Sponsor and Acorns as set forth in the Business Combination Agreement.
Pioneer Sponsor Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, the Sponsor, certain directors and executive officers of Pioneer (the “Supporting Directors and Officers”) and

Alpha Wave Ventures, LP (together with the Sponsor and the Supporting Directors and Officers, the “Supporting Sponsor Shareholders”) entered into support agreements (the “Sponsor Support Agreements”), pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Class A and/or Class B ordinary shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Pioneer or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) to the extent the Supporting Sponsor Shareholder may be required to do so pursuant to the Loyalty Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreements.
Pioneer Sponsor Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Sponsor Shareholders entered into lock-up agreements (the “Sponsor Lock-Up Agreements”), pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of  (i) the 12 month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares of Pioneer for cash securities, or other property, (iii) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition will be nonwaivable) of the outstanding shares of Pioneer Common Stock for cash, securities or other property (a “Third Party Tender”), the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Sponsor Lock-Up Period will be revived and continue in accordance with its terms, and (iv) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share subdivisions, share recapitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Sponsor Lock-Up Period”) in respect of their Restricted Securities. During the Sponsor Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Acorns Company Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and certain shareholders of Acorns (the “Supporting Company Shareholders”) entered into support agreements (the “Company Support Agreements”), pursuant to which each of the Supporting Company Shareholders has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) be bound by certain other covenants and agreements related to the Business Combination, and (iii) to the extent the Supporting Company Shareholder may be required to do so pursuant to the Loyalty Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Company Support Agreements.
Acorns Company Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Company Shareholders entered into lock-up agreements (the “Company Lock-Up Agreements”), pursuant to which each of the Supporting Company Shareholders, as a holder of Restricted Securities (as defined therein) has agreed to, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of  (i) the six month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Pioneer Common Stock for cash, securities or other property, (iii) if after the Closing a third party makes a Third Party Tender, the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Company Lock-Up Period will be revived and continue in accordance with its terms, and (iv) certain other events (the “Company Lock-Up Period”). During the Company Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Pioneer Sponsor Warrant Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, Acorns, Pioneer and Pioneer Merger Sponsor LLC, a Cayman Islands exempted limited company (the “Sponsor”), entered into the Sponsor Warrant Forfeiture Agreement (the “Sponsor Warrant Forfeiture Agreement”), pursuant to which, the Sponsor has agreed to, among other things, (i) immediately prior to the Closing, forfeit for no consideration and automatically cancel 3,350,000 private placement warrants of Pioneer held by the Sponsor (the “Sponsor Forfeiture Warrants”), and (ii) prior to the Closing, not transfer, pledge, encumber or otherwise subject to any lien, or otherwise dispose of, any of the Sponsor Forfeiture Warrants. In addition, the Sponsor and Pioneer have agreed to execute and deliver to Continental or any successor Warrant Agent (as defined in the Warrant Agreement), written instructions to register the transfer and cancellation of the Sponsor Forfeiture Warrants, effective as of immediately prior to the Closing.
Loyalty Program Framework (Acorns Customer Loyalty Share Program)
In order to reward Acorns customers for their loyalty to Acorns and its products, New Acorns intends to establish the Acorns Customer Loyalty Share Program (the “Loyalty Program”). The Loyalty Program would be adopted by the New Acorns Board of Directors following the closing of the Business Combination and implemented promptly after New Acorns receives any other approvals that may be necessary to implement the program.
The anticipated material terms of the Loyalty Program are summarized below. This description of the Loyalty Program does not constitute an offer of any securities for sale. Any offers of the securities will be made only by means of a registration statement and prospectus contained therein to be filed with the SEC after the closing of the business combination.
Customers of Acorns or its affiliates that meet the eligibility criteria to be established by the administrator of the Loyalty Program will be eligible to participate in the Loyalty Program. The specific customer eligibility criteria has not yet been established, but it is anticipated that initially the eligibility criteria will be based on factors that align with Acorns’ philosophy of encouraging its customers to invest for the long-term, including among other things, the amount of time that a customer has had an account with Acorns, the balance of such account and the level of activity in the account. We anticipate that the initial criteria may also factor in the number of shares of New Acorns Common Stock or other securities that may be the subject of awards available at the implementation date of the program. In the future, New Acorns anticipates that the Loyalty Program may be expanded so that existing customers may also be eligible to participate in the Loyalty Program when they refer new customers to Acorns who open new investment accounts through an Acorns referral program.
Acorns anticipates that the total number of shares of New Acorns Common Stock that may be issued under the Loyalty Program may not exceed the sum of that number of shares (i) that have been contributed to the Loyalty Program by stockholders and which are not already the subject of outstanding awards, (ii) subject to outstanding awards that have not yet been accepted by eligible customers but remain subject to such acceptance, and (iii) that have been newly issued by Acorns from its authorized and unissued shares and have been allocated to the Loyalty Program. If any shares offered to an eligible customer under an award are rejected by such eligible customer, then such shares would revert back to the Loyalty Program’s share reserve and be available for the offer of future awards to other eligible customers or for other use as determined by the administrator of the Loyalty Program.
Noah Kerner is expected to contribute to the Loyalty Program a number of shares of Pioneer common stock equal in value to 10% of the total value of all vested, in the money equity interests of Pioneer received by Mr. Kerner in connection with the exchange of the total equity interests in Acorns (which shall include any vested Acorns RSUs and other Acorns-vested equity awards to be rolled over by Mr. Kerner) held by Mr. Kerner as of immediately prior to the Closing. In calculating the total number of shares of Pioneer common stock Mr. Kerner is expected to contribute, the value of any Cash Election Share shall be taken into account in such determination. In addition, it is anticipated that at the Closing, the Sponsor and all directors and executive officers of Pioneer will contribute an aggregate of 1,006,250 shares of Pioneer common stock to the Loyalty Program and existing stockholders of Acorns may also elect at Closing to contribute any portion of their New Acorns shares to the Loyalty Program. The number of participating stockholders and the amount of shares they are contributing have not yet been determined.
Acorns anticipates that the Loyalty Program would be administered by a committee comprised of members of New Acorns senior management (established in accordance with the to be agreed terms of the Loyalty Program).
Background to the Business Combination
Pioneer Merger Corp. is a blank check company incorporated on October 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between Acorns and Pioneer and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.
On January 12, 2021, Pioneer consummated its IPO of 40,250,000 units, including 5,250,000 units as a result of the full exercise of the underwriters’ over-allotment option. Each unit consists of one Class A ordinary share, $0.0001 par value per share (a “Pioneer Class A Share”), of Pioneer and one-third of one public warrant of Pioneer. Each whole public warrant entitles the holder to purchase one Pioneer Class A Share at an exercise price of  $11.50 per share, subject to adjustment. The units were sold at an offering price of  $10.00 per unit, generating gross proceeds of  $402,500,000 (before underwriting discounts and commissions and offering expenses). Citigroup Global Markets Inc. acted as the sole book-running manager in the IPO. The units were registered under the Securities Act on the Registration Statement. The Securities and Exchange Commission declared the Registration Statement effective on January 7, 2021.
Simultaneously with the consummation of the IPO, Pioneer consummated a private placement of 6,700,000 private placement warrants at a price of  $1.50 per private placement warrant, issued to the Sponsor, generating total proceeds of  $10,050,000. The proceeds of this private placement were deposited in the Trust Account established for the benefit of Pioneer’s public shareholders. Each whole private placement warrant is exercisable to purchase one Pioneer Class A Share at an exercise price of  $11.50 per share. This private placement was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Prior to the effectiveness of its Registration Statement, neither Pioneer, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination with Pioneer.
After the IPO, representatives of Pioneer and the Sponsor contacted, and were contacted by, representatives of more than 25 potential targets with respect to potential acquisition opportunities.

Of those potential acquisition opportunities, Pioneer entered into confidentiality agreements and/or substantive discussions regarding a potential business combination with approximately nine companies (including Acorns) and engaged in preliminary discussions with approximately three other companies which did not result in entering into confidentiality agreements.
In evaluating potential acquisition opportunities, Pioneer, together with its representatives, the Sponsor and the Sponsor’s operating partners and their respective representatives, surveyed the landscape of potential targets based on their knowledge of, and familiarity with, the M&A marketplace. In general, Pioneer looked for acquisition targets that were positioned, operationally and financially, to be successful as a public company and which had the potential to be an industry disruptor or innovator. Pioneer further looked for transactions that it believed, if entered into, would be well-received by the public markets. In particular, Pioneer generally sought to identify companies that (a) have a significant market opportunity in terms of a sustainable runway for growth, (b) have a proven business/monetization model that has the ability to compound at high or rising returns on invested capital, (c) are market leaders (or near-market leaders) that are protected by barriers to entry, (d) have a management team relentlessly focused on execution and possessing the highest standards of integrity, (e) have a large addressable market relative to current target size that can benefit from platform scaling opportunities and (f) have a reasonable entry valuation that provides an asymmetric risk-reward for all stakeholders. Pioneer also sought to identify companies that it believed would benefit from the expertise of the Sponsor’s operating partners and from being a publicly held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions.
Pioneer’s due diligence efforts with respect to potential acquisition opportunities (which included, in many instances, meetings with the senior management of the companies and their respective advisors) included, among other things, investigation and review of  (depending on the company): business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections); historical and expected financial performance; macroeconomic trends impacting the business and the industry in which it operates; competitive positioning versus comparable companies in the applicable industry; growth opportunities; performance history of the senior management team; the company’s technology and potential impact from trends in the overall economy and industry in which the company operates; regulatory environment and the regulatory risks associated with the industry in which the company operates; the corporate and organizational documents of potential transaction counterparties; and benefits/challenges related to such company engaging in a potential transaction with Pioneer and becoming a public company.
With respect to those companies (other than Acorns) that Pioneer did not ultimately pursue, Pioneer made such decision with respect to each company on a case-by-case basis. Pioneer ultimately determined not to proceed with any of its other potential acquisition opportunities for a variety of reasons, including because (a) the potential counterparty pursued an alternative transaction or strategy, (b) the potential counterparty did not meet the valuation expectations of Pioneer, (c) the potential counterparty did not have a proven business or financial model and/or (d) Pioneer concluded that the opportunity was not as attractive as the Acorns business combination opportunity.
On January 11, 2021, Jonathan Christodoro, chairman of Pioneer reached out to Noah Kerner, Chief Executive Officer of Acorns, to discuss Pioneer’s recent initial public offering. Mr. Christodoro and Mr. Kerner had spoken from time to time in previous years regarding a number of topics, including industry developments. In the course of their conversation, the two discussed exploring what a potential business combination between Pioneer and Acorns could look like. In the course of the discussion, Mr. Kerner offered to send a draft confidentiality agreement to Pioneer. Subsequently, representatives of Acorns circulated a draft confidentiality agreement to representatives of Pioneer.
On January 12, 2021, following Pioneer’s IPO, Pioneer and Acorns executed a mutual confidentiality agreement.
Later on January 12, 2021, Acorns provided representatives of Pioneer with access to a virtual data room and began to share due diligence information regarding its business and industry with

Pioneer. Between January 12, 2021 and May 26, 2021, Pioneer and its representatives conducted extensive due diligence on Acorns.
On January 14, 2021, Acorns circulated an investor presentation to Pioneer following which representatives of Pioneer management held a call with representatives of Acorns.
On January 18, 2021, Pioneer circulated to Acorns an overview of the Pioneer management team.
On January 19, 2021, representatives of the management of Acorns and Pioneer and other representatives of Acorns discussed the terms of a potential business combination transaction and other related matters.
On January 20, 2021, representatives of the management of Acorns and Pioneer discussed the potential valuation and other terms of a potential business combination transaction and other related matters. Representatives of Pioneer management circulated a draft letter agreement providing for an exclusivity period during which Pioneer and Acorns could seek to negotiate a non-binding letter of intent regarding a potential business combination transaction.
On January 22, 2021, Pioneer and Acorns executed a letter agreement providing for (among other things) a mutual exclusivity period of 14 days which would commence on January 25, 2021 (which period would be automatically extended for an additional 14 days following the initial exclusivity period if the parties continued to negotiate in good faith with respect to a potential business combination transaction at the end of the initial exclusivity period). Each of Pioneer and Acorns was permitted to terminate its exclusivity obligations following the initial exclusivity period.
During January 2021, representatives of Pioneer evaluated the engagement of a potential financial advisor in order to assist in the evaluation of a potential business combination with Acorns. During January 2021, representatives of Pioneer evaluated and discussed the potential engagement of more than ten financial advisors, including Citi. On January 22, 2021, Pioneer engaged Citi in light of Citi’s extensive experience with mergers and acquisitions, the fact that Citi acted as lead underwriter with respect to Pioneer’s initial public offering and Citi’s general familiarity with Pioneer.
On January 26, 2021, Mr. Christodoro held an introductory phone call with Mr. Mark Hoffman, a director and affiliate of Acorns’ largest stockholder to introduce Pioneer and highlight its attractiveness as a potential counterparty for Acorns in a business combination transaction.
On January 27, 2021 and January 28, 2021, representatives from the management of Acorns and Pioneer held phone calls to discuss Acorns and its business and industry, as well as the potential terms of a business combination transaction between Acorns and Pioneer.
On January 29, 2021, the Pioneer Board met via videoconference, which meeting was also attended by representatives of Pioneer management. During such meeting, the Pioneer Board discussed Acorns and the industry in which it operates, its financial information and potential future growth. The Pioneer Board also discussed the terms of a potential business combination transaction with Acorns. The Pioneer Board also discussed other potential acquisition opportunities. The Pioneer Board expressed a desire to further pursue a potential business combination transaction with Acorns and discussed a proposed transaction timeline. The Pioneer Board directed Pioneer’s management to send a non-binding letter of intent to Acorns on the terms discussed at the meeting.
Later on January 29, 2021, Pioneer sent Acorns a draft non-binding letter of intent (a “Letter of Intent”) which contemplated a transaction that would value Acorns on a pre-transaction, equity value basis of  $1.45 billion. The Letter of Intent contemplated that Acorns would also consummate a preferred financing round of  $50 to $75 million of newly issued Series F preferred stock contemporaneously with the business combination transaction. The Letter of Intent contemplated that, following the closing of the business combination transaction, a portion of the transaction proceeds would be used to provide secondary liquidity to certain Acorns shareholders. Included in the Letter of Intent was a request for a mutual 30-day exclusivity period, intended to allow Pioneer to complete its due diligence and to negotiate and finalize definitive documentation.

From January 29, 2021 until the execution of the Letter of Intent on March 15, 2021, representatives of Pioneer, including Pioneer management, Citi and Kirkland & Ellis LLP (“K&E”), legal counsel to Pioneer, negotiated the terms of the Letter of Intent with representatives of Acorns and continued to have regular conversations with representatives of Acorns regarding the potential business combination transaction, Acorns’ business and the industry and market in which Acorns operates.
On February 10, 2021, Acorns signed a non-binding letter of intent with affiliates of Senator and Declaration with respect to a private placement financing of Series-F preferred stock which subsequently resulted in the PIPE Convertible Notes Agreement, discussed below. The Series F term sheet provided for an investment of up to $100 million in the proposed Series F convertible preferred stock at a fully-diluted pre-money valuation of  $1.425 billion. This term sheet was ultimately amended as set forth below to provide instead for an investment in convertible notes convertible into PIPE Shares (or Series F shares if the PIPE was not consummated).
On February 19, 2021, Acorns engaged Moelis as independent advisor in order to assist Acorns in the evaluation of a potential business combination with Pioneer. Acorns engaged Moelis in light of Moelis's extensive experience with mergers and acquisitions.
On March 2, 2021, at a meeting of the Acorns Board, a representative of Pioneer management gave a presentation to the Acorns Board regarding the potential business combination transaction between Acorns and Pioneer.
On March 5, 2021, at a meeting of the Pioneer Board, representatives of Pioneer management provided an update to members of the Pioneer Board regarding the proposed business combination transaction with Acorns, including the terms of the draft Letter of Intent being negotiated between Acorns and Pioneer. The members of the Pioneer Board expressed a desire to continue pursuing a potential business combination transaction with Acorns. The members of the Pioneer Board discussed the terms of the draft Letter of Intent and provided their input on the terms of the draft Letter of Intent.
On or about March 14, 2021, representatives of Pioneer management consulted with each member of the Pioneer Board regarding the potential acquisition of Acorns and the proposed final terms of the draft Letter of Intent. Representatives of Pioneer management discussed with each other member of the Pioneer Board Acorns and the industry in which it operates, its financial information and potential future growth. Following such discussions, each member of the Pioneer Board individually approved execution of the Letter of Intent.
On March 15, 2021, the parties executed the non-binding Letter of Intent providing for a potential business combination between Pioneer and Acorns. The executed Letter of Intent provided for a business combination transaction that would reflect an implied pre-transaction enterprise valuation of approximately $1.5 billion with a PIPE investment of  $145 million (the “PIPE Investment”) as well as a convertible notes investment in Acorns by affiliates of Declaration and Senator with an aggregate principal amount of  $55 million of the PIPE Convertible Notes. The consideration to be paid to the equity holders of Acorns would consist of Class A Ordinary Shares of Pioneer and/or cash in the event there were Secondary Liquidity Payments. The Letter of Intent set out a framework with respect to the proposed transaction structure and documentation and also included a mutual 30-day exclusivity provision, expiring on April 14, 2021 (the “Exclusivity Period”), whereby each of Acorns and Pioneer agreed not to continue or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions) during the Exclusivity Period. The executed Letter of Intent contemplated that Sponsor would forfeit 50% of the Sponsor’s private placement warrants immediately prior to the consummation of the transaction. The executed Letter of Intent provided that all Acorns stockholders would have the option to receive cash for up to 10% of their holdings (subject to an overall cap and possibility of pro-rata cut back due to availability of funds, each payment a “Secondary Liquidity Payment”); a shareholder loyalty program whereby Noah Kerner, the Sponsor, and the directors and officers of Pioneer would contribute a specified amount of cash and/or shares to a trust for the benefit of Acorns customers; a minimum closing cash condition of  $340 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes; and the composition of the Pioneer board of directors, which would include two directors designated by Pioneer and five directors designated by Acorns, each whom would be elected annually.
From March 15, 2021 until execution of the Business Combination Agreement on May 26, 2021, Pioneer and Acorns and their representatives had a number of conversations regarding transaction terms and process.
On March 23, 2021, representatives of K&E delivered an initial draft of the Business Combination Agreement to representatives of Paul Hastings LLP (“Paul Hastings”), legal counsel to Acorns. The draft Business Combination Agreement contemplated, among other things, (i) customary representations, warranties, and pre-closing operating covenants, (ii) the conditions to closing and associated obligations of Pioneer and Acorns, including the receipt of FINRA approval of the transaction, Pioneer’s minimum cash amount, the necessary shareholder consents and approvals, the effectiveness of the proxy statement/consent solicitation statement/prospectus, and the effectiveness of various ancillary documents, (iii) the ability of Acorns shareholders to elect to receive cash consideration for up to 10% of their Acorns common shares pursuant to a Secondary Liquidity Commitment Agreement, (iv) the cancellation of Acorns options in exchange for comparable options to purchase Pioneer common shares, (v) the treatment of transaction expenses including the payment by Pioneer of certain Acorns and Pioneer expenses in the event the closing of the transaction occurs, and (vi) the post-closing composition of the Pioneer board of directors.
On March 26, 2021, Acorns entered into a PIPE Convertible Notes Agreement with Declaration and Senator in an aggregate principal amount of  $55,000,000 and Declaration and Senator funded their commitments thereunder. Pursuant to the terms of the PIPE Convertible Notes Agreement, any PIPE Convertible Notes that are outstanding as of immediately prior to Closing shall convert to New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such PIPE Convertible Notes plus any accrued and unpaid interest thereunder in accordance with the terms thereof, in each case as of the Closing, divided by the Pioneer Share Value.
On April 3, 2021, Paul Hastings sent a revised draft of the Business Combination Agreement to K&E. The draft Business Combination Agreement contemplated, among other things, modifications to the treatment of rollover options and warrants, modifications to the interim operating covenants, and modifications to the closing conditions.
From April 3, 2021 to May 26, 2021, the parties and their representatives continued to exchange drafts of and negotiate the provisions of the Business Combination Agreement and engaged in related negotiations. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, the Acorns shareholder consent thresholds necessary for the transaction’s approval, the scope of the representations and warranties, the interim operating covenants, the closing conditions, post-closing governance matters, the composition of the board of directors of Pioneer, the minimum cash condition and other matters. K&E and Paul Hastings also participated in a number of discussions by telephone with one another during this period with respect to these documents. Over the same period of time, representatives and advisors for Pioneer and its equityholders, on the one hand, and for Acorns on the other hand, held numerous conference calls and came to agreement on various outstanding business issues. For further information related to the final resolution of the foregoing items, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Between April 3, 2021 and May 26, 2021, K&E and Paul Hastings exchanged drafts of the ancillary documents to the Business Combination Agreement, including a Sponsor Support Agreement, Sponsor Lock-Up Agreement, Company Support Agreement, Company Lock-Up Agreement, PIPE Investor Subscription Agreement, Shareholders’ Agreement, Amended and Restated Registration Rights Agreement, Sponsor Warrant Forfeiture Agreement, Pioneer Certificate of Incorporation, Pioneer Bylaws, Certificate of Incorporation of Surviving Corporation, Bylaws of Surviving Corporation, Pioneer Incentive Equity Plan, and Loyalty Program Framework. Representatives of Pioneer, Acorns, K&E and Paul Hastings also participated in a number of discussions by telephone with one another during this period with respect to these documents. For further information related to the final resolution of the foregoing items, please see the section entitled “Proposal No. 1 — The Business Combination Proposal —  Related Agreements.”
On April 14, 2021, Pioneer and Acorns executed a letter agreement, pursuant to which the Exclusivity Period was extended from April 15, 2021 to May 20, 2021.
On April 15, 2021, Pioneer engaged Citi to act as placement agent for the PIPE Financing (in such capacity, the “PIPE Placement Agent”), based on Citi’s knowledge and experience with similar PIPE investments.
On April 16, 2020, representatives of Citi contacted potential institutional investors on a “wall cross” basis to arrange for investor meetings with representatives of Pioneer and Acorns. Between April 19, 2021 and May 13, 2021, Pioneer and Acorns, together with Citi, held approximately sixty (60) investor meetings with certain potential investors in the PIPE Financing. Acorns and Citi also arranged for a virtual data room to be established to provide certain financial and commercial materials of Acorns to prospective PIPE Financing investors who agreed to be brought “over the wall”.
On April 18 2021, K&E delivered an initial draft of the form subscription agreement for the PIPE Financing to Latham & Watkins (“Latham”), counsel to the PIPE Placement Agent. Between April 19, 2021 and May 26, 2021, K&E, Paul Hastings and Latham, exchanged drafts of the form of subscription agreement to be used in the PIPE Investment, negotiating, among other items, the terms of the closing process, the conditions to closing, the representations and warranties of Pioneer and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the subscription agreements.
On April 16, 2021, with authorization from Pioneer and Acorns, representatives of the PIPE Placement Agent began to contact potential investors to discuss their interest in making an equity investment in Acorns pursuant to a private placement in connection with the potential business combination.
From April 19, 2021 through May 13, 2021, representatives of Pioneer, Acorns and the PIPE Placement Agent hosted an investor meeting and numerous discussions with potential investors regarding the possibility of their making an equity investment in Acorns in connection with the potential business combination.
On April 22, 2021, Pioneer executed an engagement letter with Connor Group Global Services, LLC to assist in its accounting diligence efforts with respect to Acorns.
On May 3, 2021, the Pioneer Board met telephonically, together with Pioneer management and representatives of K&E participating. During the meeting, representatives of Pioneer management provided the Pioneer Board with a comprehensive overview of Acorns’ business, strategy, and future operating plans and prospects, as well as the strategic rationale for the transaction with Acorns. Representatives of Pioneer management then discussed certain forecasts for Acorns performance for the years 2021, 2022 and 2023, which had been provided by Acorns management, with the Pioneer Board (see “Certain Forecasted Financial Information for Acorns”). Representatives of Pioneer management and representatives of K&E updated the Pioneer Board on the status of Pioneer’s due diligence review, the proposed timeline of the potential transaction, the status of the negotiations of the Business Combination Agreement and the other transaction documents, and the status of and interest in the PIPE Investment, including with respect to key potential investors. Representatives of K&E then reviewed with the Pioneer Board its fiduciary duties. A question and answer session followed, during which the members of the Pioneer Board discussed the matters presented and asked questions. The Pioneer Board instructed K&E to continue to negotiate with Paul Hastings to resolve the open points in the Business Combination Agreement and the other transaction documents in the manner discussed. Mr. Christodoro disclosed to the Pioneer Board his ownership interest in Acorns of 12,500 shares of the Series A preferred stock of Acorns (representing less than 0.1% of the outstanding equity of Acorns based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns Warrants) which the Pioneer Board reviewed in independent session, with representatives of K&E attending and which the Pioneer Board determined not to be a disabling conflict. In addition, the Pioneer Board considered that

Pioneer shares were issued to Alpha Wave Ventures, LP in connection with Pioneer’s initial public offering and that Pioneer shares would be issued to shareholders including Alpha Wave Ventures, LP in connection with the Business Combination (see “Certain Relationships and Related Person Transactions”).
On May 10, 2021, the Pioneer Board met telephonically, together with Pioneer management and representatives of K&E participating. During the meeting, representatives of Pioneer management reviewed with the Pioneer Board Pioneer management’s perspective on Acorns’ valuation as implied by the terms of the proposed transaction, including the PIPE Investment, how that valuation compared to similar companies, and the benefits to Pioneer stockholders of consummating such a transaction. A question and answer session followed, during which the Pioneer Board discussed the matters presented and asked questions of representatives of Pioneer management. Members of Pioneer management and representatives of K&E updated the Pioneer Board on the status of Pioneer’s due diligence review, the proposed timeline of the potential transaction, the status of the negotiations of the Business Combination Agreement and the other transaction documents, and the status of and interest in the PIPE Investment, including with respect to key potential investors. The Pioneer Board instructed K&E to continue to negotiate with Paul Hastings to resolve the open points in the Business Combination Agreement and the other transaction documents in the manner discussed.
On May 20, 2021, Pioneer and Acorns executed a letter agreement, pursuant to which the Exclusivity Period was extended from May 20, 2021 to May 25, 2021. Between May 20, 2021 and May 25, 2021, Pioneer and Acorns continued to exchange drafts and negotiate the provisions of the Business Combination Agreement and certain ancillary documents as well as conduct due diligence on Acorns.
On May 25, 2021, Pioneer and Acorns executed a letter agreement, pursuant to which the Exclusivity Period was extended from May 25, 2021 to May 28, 2021.
On May 25, 2021, the Pioneer Board met, together with representatives of K&E and Maples & Calder, Cayman counsel to Pioneer, to review the terms of the proposed business combination with Acorns and the proposed final definitive documentation. Representatives of K&E and Maples & Calder reviewed with the Pioneer Board its fiduciary duties and summarized the material terms of the Business Combination, including those contained in the Business Combination Agreement and related transaction documents, as well as those related to the PIPE Investment. Representatives of Pioneer management reviewed with the Pioneer Board the strategic rationale for the transaction. Representatives of Pioneer management also discussed with the Pioneer Board the fact that, based upon the forecasts discussed with the Pioneer Board (see “Certain Forecasted Financial Information for Acorns”) the enterprise value as a multiple of revenue (each as defined in, and further described in, “Certain Financial Analysis”) of the pro forma company for the estimated calendar years 2021 and 2022 was lower than those of a selected group of public companies operating in the sectors in which Acorns operates (see “Certain Financial Analysis”). The Pioneer Board also discussed that the fact that the PIPE Investment had been successful at the valuation implied by the transactions indicated support for the reasonableness of the consideration being paid. After fulsome discussion, including asking questions of Pioneer management and their legal advisors, the Pioneer Board determined that based upon the transaction terms and the financial analysis, the transactions were fair to, advisable, and in the best interests of Pioneer and its stockholders. Upon a motion duly made and seconded, the Pioneer Board unanimously (i) determined that it was fair to and in the best interests of Pioneer and its stockholders, and declared it advisable, to enter into the Business Combination Agreement and the ancillary agreements and to consummate the transactions contemplated thereby (including the Merger), (ii) adopted and approved the execution, delivery and performance by Pioneer of the Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby (including the Merger), (iii) resolved to recommend that the Pioneer stockholders entitled to vote thereon vote in favor of each of the Condition Precedent Proposals, including the Business Combination Proposal, and (iv) directed that each Condition Precedent Proposal, including the Business Combination Proposal, be submitted to the Pioneer stockholders for approval.

On May 26, 2021, the parties executed the Business Combination Agreement and the PIPE investors indicated their final subscription amounts and executed subscription agreements with respect to the PIPE investment, which provided for binding subscriptions to purchase an aggregate of 16,500,000 shares of Class A common stock at $10.00 per share. The execution version of the Business Combination Agreement contained certain modifications from the terms of the execution version of the Letter of Intent, which included (i) the right of Pioneer to designate a list of individuals agreed upon by Pioneer and Acorns, of which one would be designated by Acorns to serve on the board of directors and (ii) the right of Acorns to designate six individuals to the board of directors
On May 27, 2021, prior to opening of trading, a press release was issued announcing the Business Combination. Shortly thereafter, Pioneer filed a current report on Form 8-K attaching the press release, the investor presentation previously provided to the PIPE investors, the Business Combination Agreement and certain ancillary transaction documents. Following the announcement of the Business Combination, Pioneer, Acorns with Citi held follow-up meetings with prospective investors.
The Pioneer Board’s Reasons for the Business Combination
In evaluating the transaction with Acorns, the Pioneer Board consulted with Pioneer’s management and legal counsel as well as other advisors. The Pioneer Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Pioneer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Pioneer Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under Forward-Looking Statements and Risk Factor Summary.
Before reaching its decision, the Pioneer Board discussed the material results of the due diligence process conducted by Pioneer’s management, in conjunction with Pioneer’s third party advisors, which included:
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Extensive meetings and calls with Acorns’ management team regarding Acorns’ operations and projections, including conversations with and interviews of top executives regarding Acorns business, results of operations, financial model and business risks and opportunities;

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Research on the financial technology and financial services industry, including historical and projected growth trends and calls with industry experts;

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Financial and valuation analyses, including the financial projections provided by Acorns discussed in “— Projected Financial Information” beginning on page 176;

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Research on the public trading values of companies that Pioneer’s management considered comparable as well as transaction precedents;

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Engagement of the Connor Group to assist with financial, accounting, tax, and public-market readiness due diligence; and

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Engagement of K&E and the Connor Group to assist with legal and accounting due diligence.

The Pioneer Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, and the transactions contemplated thereby, including the following material factors and viewpoints of the Pioneer Board:
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Acorns’ highly visible brand.   The Acorns’ brand has a net promoter score ("Net Promoter Score") in the 93rd percentile of financial services companies and enjoys support from high profile brand advocates.

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Attractive, recurring subscription model, with high gross margins.   Acorns believes that it is the largest U.S. based financial services subscription service based on management's analysis and conclusions regarding both private and publicly available information published by financial services companies for their total subscriber account creation numbers in the United States. Acorns currently serves four million everyday American subscribers and it currently operates with greater than 80% gross margins.

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Acorns’ sticky engaged subscribers, low churn, and strong revenue retention.   Amongst all billing cohorts, Acorns enjoys monthly retention rates of 98.7%. Acorns indicates a five year customer retention rate of 79% for those customers who have been with Acorns for over 12 months.

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Experienced management team.   The Pioneer Board believes that Acorns has a proven and experienced team that is positioned to successfully lead Acorns after the Business Combination.

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Differentiated long-term financial wellness positioning & complete money management solution.   The Pioneer Board believes that Acorns is building a differentiated financial wellness system that permits individuals and families to manage and grow their money over the long-term.

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Easy to use platform, personalized user experience.   The Pioneer Board believes Acorns provides its users with a simple and automated money management tool, to which it is easy to add money and to allocate amongst various products which can be personalized depending on an individual’s behavior.

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Full stack investment platform enabling growth.   The Pioneer Board believes that Acorns will be able to scale rapidly with more products that will allow people to grow more of their money.

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PIPE Financing.   The PIPE Financing was subscribed for by sophisticated third-party investors.

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Large untapped market potential.   The Pioneer Board believes that many American investors are underserved by the financial services industry and Acorns represents a powerful tool to assist a greater number of Americans grow their savings.

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Attractive valuation.   Based on analysis conducted by Pioneer management, the purchase price values Acorns at an attractive value relative to selected comparable companies with respect to Acorns’ pro forma implied enterprise value as a multiple of revenue and customers for the estimated calendar year 2021.

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Reasonableness of aggregate consideration.   Following a review of the financial data provided to Pioneer, including Acorns’ historical financial statements and certain unaudited prospective financial information, as well as Pioneer’s due diligence review of the Acorns business and the views of Pioneer’s consultants and financial and other advisors, the Pioneer Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Lock-Up.   The Chief Executive Officer and certain other officers of Acorns have agreed to be subject to a six-month lock up in respect of their New Acorns Common Stock, and certain other significant Supporting Company Shareholders (as defined in the lock-up agreement) have agreed to be subject to a six-month lock up in respect of their shares of New Acorns Common Stock.

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Other alternatives.   The Pioneer Board believes, after a thorough review of other business combination opportunities reasonably available to Pioneer, that the proposed merger represents the best potential business combination for Pioneer and the most attractive opportunity for Pioneer’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Pioneer Board’s belief that such process has not presented a better alternative.

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Terms of the Business Combination Agreement and the Related Agreements.   The Pioneer Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Merger, including each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitment by both Pioneer and Acorns to complete the Transactions. The Pioneer Board determined that such terms and conditions are reasonable and were the product of arm’s length negotiations between Pioneer and Acorns.
Pioneer also reviewed certain key operational metrics for a limited subset of the Fintech Comparables which had recently been the target of business combination transactions, and compared the results to the benchmark values of Acorns, noting that Acorns compared favorably to this subset of Fintech Comparables.
The Pioneer Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Macroeconomic risks.   Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

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Benefits may not be achieved.   The risk that the potential benefits of the Business Combination may not be achieved in full or in part, including the risk that Acorns would not be able to achieve its growth projections.

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Redemption risk.   The risk that some of Pioneer stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

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Post-combination corporate governance; terms of the Shareholders Agreement.   The Pioneer Board considered the corporate governance provisions of the Business Combination Agreement and the Shareholders Agreement. In particular, they considered the nomination rights they would have in Acorns.

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Shareholder vote.   The risk that Pioneer’s shareholders may fail to provide the votes necessary to effect the Business Combination.

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Limitations of review.   The Pioneer Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by Acorns is fair to Acorns or its shareholders from a financial point of view. Accordingly, the Pioneer Board considered that Pioneer may not have properly valued Acorns.

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Non-survival.   The fact that the remedies for breach of representations, warranties or covenants will not survive the Closing.

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Closing conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pioneer’s control, including approval by Pioneer shareholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

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Listing risks.   The challenges associated with preparing Acorns, a private entity, for the applicable disclosure and listing requirements to which New Acorns will be subject as a publicly traded company on Nasdaq.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Pioneer stockholders receiving a minority position in Acorns.   The risk that Pioneer stockholders will hold a minority position in Acorns following the consummation of the Business Combination.

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Fees & expenses.   The fees and expenses associated with completing the Business Combination.

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Diversion of Acorns’ management & employees.   Successfully effectuating the Business Combination will divert the time and attention of management and employees from ordinary operating matters.

In addition to considering the factors described above, the Pioneer Board also considered that:
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Interests of Certain Persons.   Some officers and directors of Pioneer may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the Company’s stockholders, including, but not limited to (i) the fact that Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns and (ii) that Pioneer Shares were issued to Alpha Wave Ventures, LP in connection with Pioneer’s initial public offering and Pioneer Shares will be issued to shareholders including Alpha Wave Ventures, LP in connection with the Business Combination (see — “Interests of Pioneer’s Directors and Officers and Others in the Business Combination”). Pioneer’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pioneer Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Pioneer Board concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Business Combination outweigh the risks associated with the Business Combination. Accordingly, the Pioneer Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, are in the best interests of, Pioneer.
Comparable Company Analysis
In connection with the valuation of Acorns, Pioneer reviewed certain financial information of certain publicly traded companies, selected based on the experience and the professional judgment of Pioneer management and this analysis was presented to the Pioneer Board. In connection with its analysis, Pioneer reviewed certain financial information of Acorns, such as its current balance sheet and income statements, expected cash needs, financing history and equity capitalization.
Pioneer considered certain financial and operating data for (i) certain high-growth financial technology companies (the “Fintech Comparables”), (ii) certain financial software as a service (“SaaS”) companies (the “SaaS Comparables”) and (iii) certain high-growth internet companies (the “Internet Comparables” and, together with the Fintech Comparables and SaaS Comparables, the “Comparables”). The selected companies, among others were:
Fintech Comparables:	SaaS Comparables:	Internet Comparables:
• PayPal	• Coupa	• Snapchat
• Shopify	• Avalara	• Roku
• Square	• Anaplan	• Pinterest
• Adyen	• Q2	• GoodRx
• Affirm	• nCino
• Afterpay	• Duck Creek Technologies
• XP Inc.
• SoFi
• eToro
• MoneyLion

None of the selected companies has characteristics identical to Acorns. Companies were selected because they have a combination of comparable growth profiles and gross margins, overlapping end markets, or similarly focused products as Acorns. Fintech Comparables are relevant because they are peers in integrating technology into financial service offerings. SaaS Comparables are relevant because they are peers in providing SaaS offerings to drive recurring revenue, data security, agility and scalability. Finally, Internet Comparables are relevant due to their high growth and focus on consumer subscription and brand positioning. Pioneer management considered eToro, which had recently announced a business combination in March 2021, MoneyLion, which had recently announced a business combination in February 2021 and SoFi, which had recently announced a business combination in January 2021, to be the most directly comparable companies. An analysis of selected companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. Pioneer believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Fintech Comparables, the SaaS Comparables and the Internet Comparables. Accordingly, Pioneer also made qualitative judgments, based on the experience and professional judgment of its directors and officers, concerning differences between the operational, business and/or financial characteristics of Acorns and the selected companies to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information and information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics, Pioneer reviewed the following benchmarks of each of the Fintech Comparables, the SaaS Comparables and the Internet Comparables, which Pioneer management deemed relevant based on its professional judgment and expertise:
Valuation Benchmarking
Company	Firm Value (“FV”)	Revenue (‘21)	Revenue Growth (‘21)	Revenue Growth (‘22)	FV / Revenue (‘21)	FV / Revenue (‘22)
Acorns	$1.6	$0.1	77%	65%	12.7x	7.7x
Fintech Comparables
Paypal	$289.5	$25.8	20%	22%	11.2x	9.2x
Shopify	$148.6	$4.4	51%	32%	33.6x	25.4x
Square	$95.2	$4.4	41%	29%	21.7x	16.9x
Adyen	$65.7	$1.2	40%	41%	56.3x	39.9x
Affirm	$22.8	$2.1	39%	35%	10.9x	8.1x
Afterpay	$20.3	$1.2	64%	46%	17.0x	11.7x
XP Inc.	$18.6	$1.0	60%	31%	18.8x	14.4x
SoFi	$15.1	$1.0	58%	53%	15.4x	10.1x
eToro	$10.5	$0.8	48%	23%	13.0x	10.6x
MoneyLion	$2.3	$0.1	89%	79%	16.2x	9.0x
SaaS Comparables
Coupa	$19.8	$0.7	26%	25%	29.7x	23.7x
Avalara	$10.9	$0.7	30%	23%	16.7x	13.5x
Anaplan	$8.6	$0.5	24%	25%	15.9x	12.7x
Q2	$6.5	$0.5	22%	21%	13.2x	10.9x
nCino	$5.7	$0.2	24%	24%	23.0x	18.5x
Duck Creek Technologies	$4.8	$0.2	16%	17%	19.4x	16.5x
Internet Comparables
Snapchat	$86.3	$3.9	56%	49%	22.0x	14.8x
Roku	$42.1	$2.7	54%	38%	15.3x	11.1x
Pinterest	$36.9	$2.6	53%	36%	14.2x	10.4x
GoodRx	$11.8	$0.7	36%	39%	15.8x	11.3x

Source: Company materials. Market data as of 5/21/2021. Acorns projections based on Acorns’ estimates.

Note: Firm value and revenue in $ billion.
Pioneer also reviewed the mean and median value of each valuation benchmark for the Fintech Comparables, SaaS Comparables, and Internet Comparables, and compared the results to the benchmark values of Acorns, determined in accordance with the valuation analysis described above:
		Fintech Comparables		SaaS Comparables		Internet Comparables
	Acorns	Mean	Median	Mean	Median	Mean	Median
FV	$1.6	$68.9	$21.6	$9.4	$7.6	$44.3	$39.5
Revenue (‘21)	$0.1	$4.2	$1.2	$0.5	$0.5	$2.5	$2.7
Revenue Growth (‘21)	77%	51%	50%	24%	24%	50%	54%
Revenue Growth (‘22)	65%	39%	33%	23%	24%	41%	39%
FV / Revenue (‘21)	12.7x	21.4x	16.6x	19.6x	18.0x	16.8x	15.6x
FV / Revenue (‘22)	7.7x	15.5x	11.1x	16.0x	15.0x	11.9x	11.2x

Source: Company materials. Market data as of 5/21/2021. Acorns projections based on Acorns’ estimates.
Interests of Pioneer’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Pioneer Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including Pioneer’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Pioneer shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
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the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of  $25,000 for the 10,062,500 Class B ordinary shares currently owned by the initial shareholders and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that the Sponsor paid $10,050,000 for its private placement of 6,700,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by January 12, 2023;

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Navroz Udwadia of Pioneer, is expected to be a director of the Company after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that the New Acorns Board determines to pay to its directors;

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the fact that the initial shareholders and Pioneer’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Pioneer fails to complete an initial business combination by January 12, 2023;

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the fact that the Registration Rights Agreement will be entered into by the initial shareholders;

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the fact that Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns;

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the fact that Alpha Wave has entered into a subscription agreement to purchase 750,000 shares in the PIPE Financing;

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the fact that the Sponsor and Pioneer’s officers and directors will lose their entire investment in Pioneer and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 12, 2023;

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the fact that if the trust account is liquidated, including in the event Pioneer is unable to complete an initial business combination by January 12, 2023, the Sponsor has agreed to indemnify Pioneer to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Pioneer has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Pioneer, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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following the completion of the Business Combination, the Sponsor, Pioneer’s officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Pioneer from time to time, made by the Sponsor or certain of Pioneer’s officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Pioneer fails to complete a Business Combination within the required period, the Sponsor and Pioneer’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement; and

•
pursuant to the Registration Rights Agreement, the Sponsor and certain of Pioneer’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Acorns common stock and New Acorns warrants held by such parties.

The initial shareholders have, pursuant to the Sponsor Support Agreements, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/consent solicitation statement/prospectus, Pioneer’s initial shareholders own approximately 28.84% of the issued and outstanding ordinary shares. See “Related Agreements  —  Sponsor Support Agreements” in the accompanying proxy statement/consent solicitation statement/prospectus for more information related to the Sponsor Support Agreements.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Acorns and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) each of the Domestication Proposal and the Charter Proposal is approved by the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (ii) each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal is approved by the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the Pioneer shareholder redemptions.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Projected Financial Information
In connection with the proposed business combination, Acorns provided Pioneer with its internally prepared financial forecasts for the calendar year ended December 31, 2021 and each of the years in the following four-year period ending December 31, 2023 for use as a component of Pioneer’s overall evaluation of Acorns. While Acorns has a fiscal year ending September 30, for purposes of comparability to other companies, it restated and presented its financials on a calendar year basis for purposes of the forecast. Forecasts for each of the years in the three-year period ending December 31, 2023 are presented in the table below. Acorns does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to its future performance, sales, earnings, financial condition or other results. However, the management of Acorns has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Pioneer. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections were prepared solely for internal use, and were not intended for third-party use, including by investors or stockholders. Readers of this proxy statement/consent solicitation statement/prospectus are cautioned that projections may differ materially from actual results.
In the view of Acorns’ management, the projections were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Acorns. However, the inclusion of financial projections in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Pioneer, the Pioneer Board, Acorns, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus, including investors or holders, are cautioned that projections may be materially different than actual results. As noted above, the information below, in addition to being forward-looking, does not reflect the fiscal year results that will be publicly reported after consummation of the Business Combination. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Neither Acorns’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The financial projections assume the consummation of the Business Combination and also reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market, regulatory and financial conditions, competitive uncertainties, operational assumptions and other future events, as well as matters specific to Acorns’ business, all of which are difficult to predict and many of which are beyond Acorns’ control. The projections for subscribers, revenue, growth (%), average revenue per user (“ARPU”), cost of revenue, gross profit, gross margin rate (%), operating expenses, operating income, adjusted EBITDA, adjusted EBITDA margin (%), operating cash flow and cash and cash equivalents provided to the Pioneer Board are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Acorns’ control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding Acorns’ yearly forecasts, the summary financial projections are, without limitation, subject to material assumptions regarding Acorns’ estimates of the total addressable market for Acorns’ services, assumptions regarding customer retention, demand for Acorns’ services and Acorns’ ability to meet such demand. The various risks and uncertainties include those set forth in the “Risk Factors”, “Acorns’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements and Risk Factor Summary” sections of this proxy statement/consent solicitation statement/prospectus. Acorns cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/consent solicitation statement/prospectus because they were made available to Pioneer and the Pioneer Board in connection with its review of the proposed business combination.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ACORNS, PIONEER UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the projections provided by management of Acorns to Pioneer are summarized in the table below (in millions of dollars, except subscribers, ARPU and percentages):
	CY2021	CY2022	CY2023
Total Subscribers(1)	4.6	6.2	8.1
Total Revenue	$126	$207	$309
% YoY Growth	77%	65%	49%
Total ARPU(2)	$29.91	$37.03	$41.69
Cost of Revenue	$(20)	$(28)	$(44)
Gross Profit	$106	$179	$265
% Margin	84%	86%	86%
Total Operating Expenses	$(190)	$(261)	$(300)
% of Revenue	(151)%	(126)%	(97)%
Operating Income	$(85)	$(82)	$(35)
% Margin	(67)%	(40)%	(11)%
Adjusted EBITDA	$(68)	$(71)	$(31)
% Margin	(54)%	(34)%	(10)%
Operating Cash Flow	$(70)	$(74)	$(33)
Cash and Cash Equivalents(3)	$471	$396	$361

(1)
Millions of subscribers.

(2)
Acorns defines ARPU as the annualized average revenue per user (subscriber) of Acorns’ platform.

(3)
Represents cash and cash equivalents on the balance sheet at the end of each period. This assumes $500 million in net proceeds from the Business Combination transaction with Pioneer.

Acorns operates on a fiscal year which ends on September 30 and will report its financial results on a fiscal year basis. Because the above key elements are on a calendar year basis, to the extent Acorns is growing its revenue, then the exclusion of the first fiscal quarter of each year and the inclusion instead of the first fiscal quarter of the following year will tend to cause the calendar year numbers to be greater than the actual fiscal year numbers. For instance, the three-month period ended December 31, 2021 is included in CY 2021 above. This period will not be included in reported financial information for the fiscal year ending September 30, 2021.
The key elements in the above table contain measures that are not in accordance with Generally Accepted Accounting Standards (“GAAP”). These non-GAAP measures include Gross Profit and Adjusted EBITDA which are described below. Non-GAAP measures are additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered, individually or collectively, as alternatives to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.
Gross Profit in the above table is a non-GAAP measure which is calculated as Total Revenue less Cost of Revenue which does not contain all the necessary expenses to conform with the comparable GAAP measure. Gross Margin Rate is defined as Total Revenue less Cost of Revenue, expressed as a percentage of Total Revenue.
Acorns defines EBITDA as earnings before (a) interest expense (income), net and changes in fair value of embedded derivative liabilities, (b) income taxes and (c) depreciation and amortization on fixed assets and intangible assets. Acorns defines Adjusted EBITDA as EBITDA adjusted for: (i) non-cash in-kind service amortization of preferred stock issued in exchange for branding, editorial, and production services, (ii) stock-based compensation, (iii) acquisition-related charges, and (iv) gains or losses on investment securities.
Acorns defines operating cash flow as our net loss, adjusted for:
•
Non-cash operating items such as non-cash in-kind service amortization of preferred stock issued in exchange for branding, editorial and production services, non-cash interest expense, stock-based compensation, depreciation and amortization, non-cash acquisition-related charges, and other non-cash income or expenses.

•
Changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash transactions and accruals.

Vote Required for Approval
The approval of the Business Combination Proposal is being proposed as an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Pioneer’s entry into the Business Combination Agreement, dated as of May 26, 2021 (as may be amended and supplemented from time to time, the “Business Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a wholly owned subsidiary of Pioneer (“Merger Sub”), and Acorns Grow Incorporated (“Acorns”), a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Pioneer as an exempted company in the Cayman Islands and the continuation and domestication of Pioneer as a corporation in the State of Delaware with the name “Acorns Holdings, Inc.,” (a) any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing and following the Domestication, will convert into a number of shares of New Acorns Common Stock at the Closing equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10, (b) at the Effective Time, (i) Merger Sub will merge with and into Acorns (the “Merger”), with Acorns as the surviving corporation in the Merger and, after giving effect to such Merger, Acorns shall be a wholly-owned subsidiary of Pioneer and (ii) (x) outstanding common stock (after giving effect to (A) the conversion of Acorns preferred shares and Acorns convertible notes to common stock and (B) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), RSUs and options (vested and unvested) of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (y) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger, in the case of each of the foregoing (x) and (y), based on an implied fully-diluted equity value of Acorns of  $1.5 billion plus the aggregate exercise price of all Acorns options and Acorns warrants; and certain related agreements (including the Sponsor Support Agreements, the Subscription Agreements, the Company Lock-Up Agreements, Shareholders’ Agreements, and the Registration Rights Agreement, each in the form attached to the proxy statement/consent solicitation statement/prospectus as Annex E, Annex I, Annex F, Annex G and Annex J, respectively); and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the Pioneer Board
THE PIONEER BOARD UNANIMOUSLY RECOMMENDS THAT THE PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal —  Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/consent solicitation statement/prospectus, Pioneer is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the Board of Directors of Pioneer has unanimously approved, and Pioneer shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Pioneer’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Pioneer will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Pioneer will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share (as defined above) and each issued and outstanding Class B ordinary share (as defined above) of Pioneer will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Pioneer will automatically represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share of New Acorns Common Stock on the terms and conditions set forth in the Warrant Agreement (as defined above); and (iii) each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number).
The Domestication Proposal, if approved, will approve a change of Pioneer’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Pioneer is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Acorns will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholders’ Rights.” Additionally, we note that if the Domestication Proposal is approved, then Pioneer will also ask its shareholders to approve the Pioneer Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents (as defined above) with a new certificate of incorporation and bylaws of New Acorns under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Pioneer Governing Documents Proposals,” the Existing Governing Documents of Pioneer, attached hereto as Annex B, and the Proposed Governing Documents of New Acorns, attached as Exhibit I and J of the Business Combination Agreement attached hereto as Annex A.
Reasons for the Domestication
Our Board of Directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our Board of Directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders. The Board of Directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Pioneer and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy,

has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s Board of Directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Acorns, its Board of Directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Acorns’ shareholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New Acorns’ incorporation in Delaware may make New Acorns more attractive to future candidates for our Board of Directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws —  especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board of Directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Acorns to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Pioneer as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Acorns immediately following the Domestication will be the same as those of Pioneer immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals (as defined above).
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Pioneer be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Pioneer be continued and domesticated as a corporation under the laws of the state of Delaware.”
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL
Overview
As discussed in this proxy statement/consent solicitation statement/prospectus, Pioneer is asking its shareholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination.
Reasons for the Charter Proposal
Pioneer shareholders are also being asked to adopt the Proposed Certificate of Incorporation and the Proposed Bylaws, which, in the judgment of the Pioneer Board of Directors, are necessary to adequately address the needs of Pioneer following the Domestication and the consummation of the Business Combination.
For a summary of the key differences between the amended and restated memorandum and articles of association of Pioneer under Cayman Islands law and the Proposed Governing Documents under the DGCL, please see “Pioneer Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is attached as Annex C to this proxy statement/consent solicitation statement/prospectus, and the Proposed Bylaws, a copy of which is attached as Annex D to the proxy statement/consent solicitation statement/prospectus.
Vote Required for Approval
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
If any of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal or the Employee Stock Purchase Plan Proposal fails to receive the required shareholder approval, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that: (i) the Memorandum and Articles of Association of Pioneer (the “Existing Governing Documents”) be amended and restated by the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of the Company (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), (ii) the Company change its name from “Pioneer Merger Corp.” to “Acorns Holdings, Inc.”; and (iii) the authorized share capital be changed from 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 5,000,000 preference shares, par value $0.0001 per share to (a) 321,700,000 shares of common stock, par value $0.0001 per share, of New Acorns and (b) 100,000 shares of preferred stock, par value $0.0001 per share, of New Acorns.”

Recommendation of the Pioneer Board of Directors
THE PIONEER Board of Directors UNANIMOUSLY RECOMMENDS THAT THE PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 — THE PIONEER GOVERNING DOCUMENTS PROPOSALS
Overview
As discussed in this proxy statement/consent solicitation statement/prospectus, Pioneer is asking its shareholders to consider and vote upon, on a non-binding advisory basis, four separate proposals (collectively, the “Pioneer Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents (as defined above) with the Proposed Governing Documents.
In the judgment of the Pioneer Board of Directors, these provisions are necessary to adequately address the needs of Pioneer and its shareholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Proposed Certificate of Incorporation in the form set forth on Exhibit I of the Business Combination Agreement attached as Annex A hereto will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.
The Proposed Governing Documents differ materially from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between our amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws (as defined above) for Pioneer. This summary is qualified by reference to the complete text of the Existing Governing Documents of Pioneer, attached to this proxy statement/consent solicitation statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached as Annex C to this proxy statement/consent solicitation statement/prospectus, and the complete text of the Proposed Bylaws, a copy of which is attached as Annex D to this proxy statement/consent solicitation statement/prospectus. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “The Domestication Proposal.”
If each of the following Pioneer Governing Documents Proposals and the other Condition Precedent Proposals (as defined above) are approved and the Business Combination is to be consummated, Pioneer will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Acorns, in each case, under the DGCL.
	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The authorized share capital under the Existing Governing Documents is 500,000,000 Class A ordinary shares (as defined above) of par value $0.0001 per share, 50,000,000 Class B ordinary shares (as defined above) of par value $0.0001 per share and 5,000,000 preference shares par value $0.0001 per share.	The Proposed Governing Documents authorize 321,700,000 shares of New Acorns Common Stock par value $0.0001 per share and 100,000 shares of New Acorns Preferred Stock par value $0.0001 per share.
	See paragraph 5 of the Amended and Restated Memorandum of Association.	See Article 4 of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Governing Documents Proposal B)
The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our Board of Directors.
Accordingly, our Board of Directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.
The Proposed Governing Documents authorize the Board of Directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board of Directors may determine.
	See paragraph 5 of the Amended and Restated Memorandum of Association and Article 3 of the Amended and Restated Articles of Association.	See Article 4 subsection A of the Proposed Certificate of Incorporation.
Shareholder/Shareholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow shareholders to vote in person or by proxy at a meeting of shareholders, but prohibit the ability of shareholders to act by written consent in lieu of a meeting.
	See Article I of our Amended and Restated Articles of Association.	See Article 7 subsection C of the Proposed Certificate of Incorporation.
Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Pioneer Merger Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Acorns Holdings, Inc.”
	See paragraph 1 of our Amended and Restated Memorandum of Association.	See Article 1 of the Proposed Certificate of Incorporation.
Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by January 12, 2023 (twenty-fourth months after the closing of Pioneer’s Initial Public Offering (as defined above)), Pioneer will cease all operations except for the purposes of winding up and	The Proposed Governing Documents do not include any provisions relating to New Acorns’ ongoing existence; the default under the DGCL will make New Acorns’ existence perpetual.

	Existing Governing Documents	Proposed Governing Documents
will redeem the shares issued in Pioneer’s Initial Public Offering and liquidate its trust account.
	See Article 49 subsection 49.7 of our Amended and Restated Articles of Association.	This is the default rule under the DGCL.
Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt (A) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) as the exclusive forum for certain shareholder litigation and (B) the federal district courts of the United States as the exclusive forum for causes of action arising under the Securities Act.
See Article 11 of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Amended and Restated Articles of Association.
Resolution to be Voted Upon
The full text of the resolution to be passed in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents is as follows:
“RESOLVED, that the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached as Exhibits I and J, respectively, of the Business Combination Agreement attached as Annex A to the proxy statement/consent solicitation statement/prospectus), will be approved and adopted with such principal changes as described in Pioneer Governing Documents Proposals A-G.”
Vote Required for Approval
The approval of the Pioneer Governing Documents Proposals will on an advisory basis in a non-binding vote, require the affirmative vote of holders of the majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting. Accordingly, a Pioneer shareholders’ failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Pioneer Governing Documents Proposals will have no effect on the Pioneer Governing Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governing Documents Proposal.
As discussed above, a vote to approve the Pioneer Governing Documents Proposals is an advisory vote, and therefore, is not binding on Pioneer or its Board of Directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Pioneer intends that each of the Proposed Certificate of Incorporation and Proposed Bylaws of Pioneer, in the form set forth on Exhibit I and J, respectively, of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.
If any of the Business Combination Proposal, Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the Long-Term Incentive Award Plan Proposal or the Employee Stock Purchase Plan Proposal fails to receive the required shareholder approval, the Business Combination will not be completed. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Recommendation of the Pioneer Board of Directors with Respect to the Pioneer Governing Documents Proposals
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIONEER GOVERNING DOCUMENTS PROPOSALS.

PIONEER GOVERNING DOCUMENTS PROPOSAL A — ADVISORY VOTE ON THE APPROVAL
OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL,
AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Pioneer Governing Documents Proposal A — an advisory vote on the amendment to approve the change in the authorized share capital of Pioneer from (i) 500,000,000 Class A ordinary shares (as defined above), par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares (as defined above), par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (a) 321,700,000 shares of common stock, par value $0.0001 per share, of New Acorns and (b) 100,000 shares of preferred stock, par value $0.0001 per share, of New Acorns.
As of the date of this proxy statement/consent solicitation statement/prospectus, there are 50,312,500 ordinary shares issued and outstanding, which includes an aggregate of 10,062,500 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/consent solicitation statement/prospectus, there is outstanding an aggregate of 20,116,625 warrants, comprised of 6,700,000 private placement warrants held by Sponsor (3,350,000 of such warrants to be forfeited by Sponsor prior to the Closing pursuant to the Sponsor Warrant Forfeiture Agreement) and the 13,416,625 public warrants.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of Pioneer will convert automatically by operation of law, on a one-for-one basis, into shares of New Acorns Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Pioneer will automatically represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share of New Acorns Common Stock on the terms and conditions set forth in the Warrant Agreement (as defined above); and (iii) each issued and outstanding unit of Pioneer that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Acorns Common Stock and the number of whole warrants issuable upon separation (rounded down to the nearest whole number).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) outstanding common stock (after giving effect to (a) the conversion of Acorns preferred shares and Acorns convertible notes to common stock and (b) the cash consideration which may be paid to Acorns shareholders if a cash election has been made), RSUs and options of Acorns will be exchanged for shares of New Acorns Common Stock or comparable RSUs and options that are exercisable for shares of New Acorns Common Stock, as applicable, and (ii) outstanding Acorns warrants not terminated pursuant to their terms will be exchanged for comparable warrants that are exercisable for shares of New Acorns Common Stock based on the number of shares of New Acorns Common Stock such holder would have received if it had exercised such warrant immediately prior to the Effective Time of the Merger. For further details, see “The Business Combination Proposal — Consideration to Acorns Equityholders in the Business Combination Consideration.”
In order to ensure that New Acorns has sufficient authorized capital for future issuances, our Board of Directors has approved, subject to shareholder approval, that the Proposed Governing Documents of New Acorns change in the authorized share capital from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (a) 321,700,000 shares of common stock, par value $0.0001 per share, of New Acorns and (b) 100,000 shares of preferred stock, par value $0.0001 per share, of New Acorns.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Acorns, copies of which are attached as Exhibits I and J of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Acorns that will enable it to continue as an operating company governed by the DGCL. Our Board of Directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIONEER GOVERNING DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PIONEER GOVERNING DOCUMENTS PROPOSAL B — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW ACORNS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Pioneer Governing Documents Proposal B — an advisory vote on the amendment to authorize the Board of Directors of New Acorns to issue any or all shares of New Acorns Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board of Directors of New Acorns and as may be permitted by the DGCL.
Our shareholders are also being asked to approve, on a non-binding advisory basis, Pioneer Governing Documents Proposal B, which is, in the judgment of our Board of Directors, necessary to adequately address the needs of New Acorns after the Business Combination.
If Pioneer Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Acorns will be 100,000 shares. Approval of this Pioneer Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the Board of Directors, as may be permitted by the DGCL, and without further shareholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Acorns, copies of which are attached as Exhibits I and J of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our Board of Directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the Board of Directors to render it more difficult or to discourage an attempt to obtain control of New Acorns and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Acorns. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors was to determine that a takeover proposal was not in the best interests of New Acorns, such preferred stock could be issued by the board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Board of Directors of New Acorns to issue the authorized preferred stock on its own volition will enable New Acorns to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Acorns currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized preferred stock for such purposes.
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIONEER GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations

PIONEER GOVERNING DOCUMENTS PROPOSAL C — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT,
AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
Pioneer Governing Documents Proposal C — an advisory vote on the amendment to authorize the removal of the ability of New Acorns shareholders to take action by written consent in lieu of a meeting.
Our shareholders are also being asked to approve, on a non-binding advisory basis, Pioneer Governing Documents Proposal C, which is, in the judgment of our Board of Directors, necessary to adequately address the needs of New Acorns after the Business Combination.
The Proposed Governing Documents stipulate that any action required or permitted to be taken by the shareholders of New Acorns must be effected at a duly called annual or special meeting of shareholders of New Acorns, and may not be effected by any consent in writing by such shareholder.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Acorns, copies of which are attached as Exhibits I and J of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Under the Proposed Governing Documents, New Acorns’ shareholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened shareholder meetings. Eliminating the right of shareholders to act by written consent limits the circumstances under which shareholders can act on their own initiative to remove directors, or alter or amend New Acorns’ organizational documents outside of a duly called special or annual meeting of the shareholders of New Acorns. Further, our Board of Directors believes continuing to limit shareholders’ ability to act by written consent will reduce the time and effort our Board of Directors and management would need to devote to shareholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, the elimination of the shareholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Board of Directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Pioneer is aware to obtain control of New Acorns, and Pioneer and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Board of Directors does not believe that the effects of the elimination of shareholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Acorns. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Board of Directors and thereby help protect shareholders from the use of abusive and coercive takeover tactics.
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIONEER GOVERNING DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PIONEER GOVERNING DOCUMENTS PROPOSAL D — ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
Pioneer Governing Documents Proposal D — an advisory vote on the amendment to authorize the amendment and restatement of the Existing Governing Documents and to authorize all other changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws (as defined above) as part of the Domestication (copies of which are attached Exhibits I and J, respectively, of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus), including (i) changing the post-Business Combination corporate name from “Pioneer Merger Corp.” to “Acorns Holdings, Inc.” (which is expected to occur after the consummation of the Domestication), (ii) making New Acorns corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Board of Directors of New Acorns believes is necessary to adequately address the needs of New Acorns after the Business Combination.
Our shareholders are also being asked to approve, on a non-binding advisory basis, Pioneer Governing Documents Proposal D, which is, in the judgment of our Board of Directors, necessary to adequately address the needs of New Acorns after the Business Combination.
The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Acorns Holdings, Inc.” In addition, the Proposed Governing Documents will make New Acorns’ corporate existence perpetual.
The Proposed Certificate of Incorporation will provide that, unless New Acorns consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of New Acorns, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Acorns to New Acorns or New Acorns’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against New Acorns governed by the internal affairs doctrine of the law of the State of Delaware shall to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the state of Delaware, and (B) the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested shareholder” for three years following the time that the person became an interested shareholder, unless, among other exceptions, the interested shareholder attained such status with the approval of the New Acorns Board of Directors or holders of 66 2/3% of the voting power of the outstanding capital stock held by shareholders unaffiliated with the interested shareholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested shareholder and the sale of more than 10% of the company’s assets. In general, an interested shareholder is any shareholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by its shareholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the Trust Account (as defined above), winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Acorns will not be a blank check company.
Approval of each of the Pioneer Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of Pioneer’s Existing Governing Documents with New Acorns’ Proposed Governing Documents. While certain material changes between the Existing Governing Document and the Proposed Governing Documents have been unbundled into distinct Pioneer Governing Documents Proposals or otherwise identified in this Pioneer Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Pioneer Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Acorns, attached as Exhibits I and J of the Business Combination Agreement attached as Annex A hereto, as well as the information set under the “Comparison of Corporate Governance and Shareholders’ Rights” section of this proxy statement/consent solicitation statement/prospectus.
Reasons for the Amendments
Corporate Name
Our Board of Directors believes that changing the post-business combination corporate name from “Pioneer Merger Corp.” to “Acorns Holdings, Inc.” is desirable to reflect the Business Combination with Acorns and to clearly identify New Acorns as the publicly traded entity.
Perpetual Existence
Our Board of Directors believes that making New Acorns’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our Board of Directors believes that it is the most appropriate period for New Acorns’ following the Business Combination.
Exclusive Forum
Adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain kinds of litigation, except in instances when the Court of Chancery lacks subject matter jurisdiction, is intended to assist New Acorns in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our Board of Directors believes that the Court of Chancery is best suited to address disputes involving such matters given that the after the Domestication, New Acorns will be incorporated in Delaware. Delaware law generally applies to such matters and the Court of Chancery has a reputation for expertise in corporate law matters. For example, we believe the Court of Chancery is specialized to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the federal district courts of the United States as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Acorns and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our Board of Directors believes it is the most appropriate period for New Acorns following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from Pioneer’s Initial Public Offering (as defined above) be held in the Trust Account until a business combination or liquidation of Pioneer has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIONEER GOVERNING DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL
Overview
To consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b), (c) and (d), the issuance of shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), (c) or (d) (such proposal, the “Nasdaq Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Pioneer currently expects to issue an estimated 228,386,079 shares of New Acorns Common Stock in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal,” “Long-Term Incentive Award Plan Proposal,” and “Employee Stock Purchase Plan Proposal.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of Pioneer’s ordinary shares, Sponsor and Alpha Wave are considered substantial shareholders of Pioneer under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, Alpha Wave is expected to be issued 750,000 shares of New Acorns Common Stock. Upon the consummation of the Business Combination, Alpha Wave will also receive approximately 4,450,000 shares of New Acorns Common Stock in exchange for the existing shares of Pioneer Class A Shares held by Alpha Wave.
In the event that this proposal is not approved by Pioneer shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Pioneer shareholders, but the Business Combination Agreement is not consummated, New Acorns will not issue such shares of New Acorns Common Stock.
Vote Required for Approval
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Acorns Common Stock in connection with the Business Combination be approved.”
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal —  Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL
Overview
Pioneer’s shareholders are also being asked to approve, by ordinary resolution, the election of seven (7) individuals who will constitute Pioneer’s Board of Directors immediately after the Effective Time, such proposal (the “Director Election Proposal”).
Under the terms of the Business Combination Agreement, Pioneer’s Board of Directors will be a single class of directors elected annually.
Director Nominees
Assuming approval of the Director Election Proposal, the initial seven (7) directors will serve on the Board of Directors of New Acorns until the 2022 annual meeting of shareholders, in each case, in accordance with the terms and subject to the conditions of the Proposed Governing Documents. The following seven (7) nominees have been nominated for election: Brent Callinicos, John Flynn, Sarah Jones Simmer, Noah Kerner, Varsha Rao, Dana Settle and Navroz Udwadia. These seven (7) nominees will be elected only if the Condition Precedent Proposals are approved by the shareholders at the extraordinary general meeting.
For more information on the experience of each of these director nominees, please see the section titled “Management of the Combined Company” of this proxy statement/consent solicitation statement/prospectus.
Vote Required for Approval
The Director Election Proposal is being proposed as an ordinary resolution, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy, and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on New Acorns’ board upon the consummation of the Business Combination.”
Name of Director
Brent Callinicos
John Flynn
Sarah Jones Simmer
Noah Kerner
Varsha Rao
Dana Settle
Navroz Udwadia

Recommendation of the Pioneer Board of Directors
PIONEER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 — THE LONG-TERM INCENTIVE AWARD PLAN PROPOSAL
Overview
The Long-Term Incentive Award Plan Proposal — Pioneer is asking its shareholders to approve the 2021 Long-Term Incentive Award Plan (the “2021 Plan”). The Pioneer board of directors adopted the 2021 Plan on May 25, 2021, subject to shareholder approval at the extraordinary general meeting. If our shareholders approve the 2021 Plan, the 2021 Plan will become effective on the date of closing of the Business Combination. If our shareholders do not approve the 2021 Plan, it will not become effective and no stock awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex L.
The 2021 Plan is intended to replace the 2012 Plan. The 2012 Plan will terminate as of immediately prior to the Effective Time. Following the Closing, no additional stock awards will be granted under the 2012 Plan, although all outstanding option and RSU awards granted under the 2012 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2012 Plan (and subject to adjustment for the exchange ratio set forth in the Business Combination Agreement), except for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement.
Reasons to Approve the 2021 Plan
The purpose of the 2021 Plan is to encourage and enable officers, employees, non-employee directors and consultants of Pioneer, upon whose judgment, initiative and efforts Pioneer depends for the successful conduct of the business, to acquire a proprietary interest in Pioneer. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.
Approval of the 2021 Plan by our shareholders is required, among other things, to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan.
Description of the 2021 Plan
Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as Annex L to this proxy statement/consent solicitation statement/prospectus, and all descriptions of the 2021 Plan contained in this Long-Term Incentive Award Plan Proposal are qualified by reference to Annex L.
Purpose
The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.
Types of Stock Awards
The 2021 Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, other stock-based awards and cash-based awards (all such types of awards, collectively, “stock awards”).

Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares of Pioneer common stock that may be issued under the 2021 Plan will be 28,723,945 shares of Pioneer Common Stock. The shares may be authorized, but unissued, or reacquired Pioneer common stock or from Pioneer’s treasury shares. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event will the maximum aggregate number of shares that may be available for delivery under the 2021 Plan pursuant to incentive stock options exceed 43,085,917 shares. As of October 26, 2021, the Pioneer Record Date, the closing price of Pioneer Class A Shares (which will become ordinary shares of New Acorns immediately upon consummation of the Business Combination) as reported on the Nasdaq was $9.96 per share.
Lapsed Awards
The shares underlying any awards under the 2021 Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2021 Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive stock options only may be granted to employees. As of September 8, 2021, there were approximately 340 employees, including nine executive officers, as well as two consultants and six non-employee directors eligible to be granted awards under the 2021 Plan.
Administration
The 2021 Plan will be administered by our board of directors or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Committee”). The Committee may, in its sole discretion, delegate all or part of the Committee’s authority and duties to accommodate any changes in applicable law.
Subject to the terms of the 2021 Plan, the Committee has the authority, in its discretion, to (i) designate participants; (ii) determine the type or types of awards to be granted to each participant under the 2021 Plan; (iii) determine the number of shares of common stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) awards under the 2021 Plan; (iv) determine the terms and conditions of any award under the 2021 Plan; (v) determine whether, to what extent, and under what circumstances awards under the 2021 Plan may be settled or exercised in cash, shares of common stock, other securities, or other awards under the 2021 Plan, or terminated, forfeited, cancelled or suspended, and the method or methods by which awards under the 2021 Plan may be settled, exercised, terminated, forfeited, cancelled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the 2021 Plan and other amounts payable with respect to an award under the 2021 Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the 2021 Plan and any instrument or agreement relating to, or awards made under, the 2021 Plan; (viii) establish, amend, suspend, or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the 2021 Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2021 Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the 2021 Plan or any award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the 2021 Plan or award agreements.

Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for the option holder) or a non-qualified stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as non-qualified stock options. Incentive stock options may only be granted to employees.
The stock award agreement will state the term of each stock option, which will be ten years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement. In determining the vesting schedule for an option award, the Committee may impose whatever vesting conditions it determines to be appropriate.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Committee, subject to the following: (i) in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a non-qualified stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).
At the time a stock option is granted, the Committee will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Committee will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.
If a participant ceases to be a service provider other than for “Cause” (as defined in the stock award agreement), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her stock option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the ten day period before an option expires, the option exercise period shall be extended until ten days beyond the end of the blackout period (but no later than the original term of the option, the date on which the option otherwise would become unexercisable, or the ten year anniversary of the grant date).
Stock Appreciation Rights (SARs)
The Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be no less than 100% of the fair market value of the underlying shares of

Pioneer common stock on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or such other form as the Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Committee. The term of each SAR shall not exceed ten years from the date of grant. In determining the vesting schedule for an award of SARs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of Pioneer common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Pioneer common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Committee in the form of cash or shares.
In determining the vesting schedule for restricted stock or RSUs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Shares of restricted stock and RSUs shall be subject to such restrictions as the Committee may establish in the applicable award agreement (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Prior to the issuance of shares of Pioneer common stock or restricted stock pursuant to an award under the 2021 Plan, a participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the shares of Pioneer common stock underlying the award (unless otherwise provided in the award agreement for restricted shares).
Performance Awards
The Committee is authorized to grant performance awards under the 2021 Plan that may be settled in Pioneer shares, cash, or other awards. Performance awards will be structured so that the performance awards will be settled following the achievement of certain pre-established performance goals during a designated performance period.
Dividend Equivalents
The Committee is authorized to grant dividend equivalent awards to participants who have awards pursuant to the 2021 Plan (other than options and SARs) which give the holders thereof the right to receive payments equivalent to dividends or interest with respect to a number of shares determined by the Committee and will be subject to such terms and conditions as determined by the Committee.
Other Stock-Based Awards
The Committee is authorized to grant to participants such other awards under the 2021 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Pioneer shares (including, without limitation, securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the 2021 Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the 2021 Plan and any applicable award agreement, the Committee shall determine the terms and conditions of such awards under the 2021 Plan. In determining the vesting schedule for other stock-based awards, the Committee may impose whatever vesting conditions it determines to be appropriate.

Leaves of Absence/Transfer Between Locations
A participant will not cease to be an employee or consultant in the case of  (i) any company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the company, provided that, if an employee is holding an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three month period and the incentive stock option shall thereafter automatically become a non-qualified stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy. Also, a participant’s continuous service as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the company or between the company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or director or from a consultant or director to an employee.
Nontransferability of Stock Awards
Unless determined otherwise by the Committee, a stock award and rights under a stock award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Committee may determine that a participant may, in a manner established by the Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any award on the death of the participant.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. In addition, unless otherwise specifically provided in an award agreement, and to the extent permitted by applicable law, the Committee may require that a participant reimburse the company if and to the extent (i) the granting, vesting, or payment of an award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement; (ii) in the Committee's view the participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by us or any of our affiliates; or (iii) a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii). The Committee will not seek reimbursement relating to any awards that were paid or vested more than three years prior to the first date of the applicable restatement period.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of Pioneer, the outstanding shares of stock are converted into or exchanged for securities of Pioneer or any successor entity (or a parent or subsidiary thereof), the Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan, the number, class, kind and price of securities covered by each outstanding stock award, the repurchase or exercise prices (as applicable) of such stock awards, and other value determinations applicable to outstanding stock awards; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).
Corporate Transaction
In the event of  (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger or consolidation of Pioneer with any other corporation unless: (a) the voting securities of Pioneer outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Pioneer or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner (as defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Pioneer representing 50% or more of the combined voting power of the Company’s then outstanding securities, (iii) a transaction pursuant to which any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, or (iv) the shareholders of Pioneer approving a plan or proposal for liquidation or dissolution of Pioneer, each outstanding stock award (vested or unvested) may be assumed or a substantially equivalent award may be substituted by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority, without obtaining the consent of our shareholders or of any participant, accelerate vesting of some or all awards and/or provide that repurchase rights of the company with respect to shares issued pursuant to an award shall lapse; arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding awards; terminate all or some awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements; or make such other modifications, adjustments, or amendments to outstanding awards or the 2021 Plan as the Committee deems necessary or appropriate.
Amendment, Termination and Duration of the 2021 Plan
If approved by our shareholders, the 2021 Plan will continue in effect for a term of 10 years measured from the date of its approval by the board of directors, unless terminated earlier under the terms of the 2021 Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate the 2021 Plan, provided that shareholder approval is required for material amendments to the extent required by applicable law or listing requirements, including amendments that increase the number of shares issuable under the 2021 Plan, expand the class of persons eligible to receive awards under the 2021 Plan or involve a repricing or exchange of options or SARs.
U.S. Federal Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences to participants and Pioneer with respect to the 2021 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant's particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, and other tax consequences of awards granted pursuant to the 2021 Plan.
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For non-qualified stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if the participant does not make such election . Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether participant holds the shares for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs or performance awards will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant.
Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of Section 409A.
Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted with respect to such stock award.
The Committee may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant.
We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of  $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits
The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on shareholder approval of the 2021 Plan. However, we intend to grant awards to certain executive officers, Noah Kerner, Jasmine Lee, Manning Field, David Hijirida, Rich Sullivan and Seth Wunder.
Mr. Kerner and Ms. Lee will receive retention bonus awards (“Retention Bonus Awards”) under the 2021 Plan, with cash values of  $1,500,000 and $1,200,000, respectively. Such Retention Bonus Awards shall be conditioned on and effective as of the Closing, subject in each case to Mr. Kerner’s and Ms. Lee’s continued employment by New Acorns or one of its subsidiaries on the date that is six months after the Closing with a satisfactory performance rating through such date. Notwithstanding the foregoing, each of Mr. Kerner and Ms. Lee shall be entitled to earn his or her full Retention Bonus Award if terminated without “Cause” by New Acorns or one of its subsidiaries, or if he or she resigns for “Good Reason” (as such terms shall be defined in their respective award agreements) within the six months following the Closing. The number of shares of New Acorns common stock to be delivered to each of Mr. Kerner and Ms. Lee shall be determined by dividing the retention bonus cash value amount set forth above by the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of ten consecutive trading days leading up to, and including, the date that is six months following the Closing, rounding the resulting quotient up to the nearest whole number of shares.
Mr. Field will receive a retention bonus award (the “Field Retention Bonus Award”) under the 2021 Plan, with a cash value of  $1,000,000. The Field Retention Bonus Award shall be conditioned on and effective as of the date of filing of an S-8 registration statement by New Acorns, subject to (i) ratification and approval by the compensation committee of New Acorns and (ii) Mr. Field’s continued employment by New Acorns or one of its subsidiaries on the date that is twelve months after the Closing with a satisfactory performance rating through such date. Notwithstanding the foregoing, Mr. Field shall be entitled to earn his full Field Retention Bonus Award if he is terminated without “Cause” by New Acorns or one of its subsidiaries, or if he resigns for “Good Reason” (as such terms shall be defined in their respective award agreements) within the twelve months following the Closing. The number of shares of New Acorns common stock to be delivered to Mr. Field shall be determined by dividing the retention bonus cash value amount set forth above by the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of ten consecutive trading days leading up to, and including, the date that is twelve months following the Closing, rounding the resulting quotient up to the nearest whole number of shares.
Further, Mr. Field will receive a product launch award (the “Product Launch Award”) and a product performance bonus award (the “Product Performance Award”) under the 2021 Plan, with cash values of up to $1,000,000 and $5,000,000, respectively. The Product Launch Award shall be conditioned on and effective as of the Closing, subject to (i) approval by the compensation committee of New Acorns and the filing of an applicable registration statement on form S-8, (ii) the Company’s achievement of certain business milestones and (iii) Mr. Field’s continued employment by New Acorns or one of its subsidiaries as of such milestones with a satisfactory performance rating through such date. The issuance of the Product Launch Award is conditioned upon the Company’s launch of certain subscription products in either calendar year 2022 or 2023. The issuance of the Product Performance award is conditioned upon the Company’s attainment of certain revenue thresholds attributable to certain subscription products for the first year following the launch of the applicable product. If the foregoing conditions are met, Mr. Field will receive the Product Launch Award or the Product Performance Award, as applicable, as (i) an option to purchase a number of shares of New Acorns common stock such that the Black Scholes value of the option shall equal 50% of the Product Launch Award amount with a per share exercise price equal to the fair market value per share of New Acorns common stock on the date of grant and (ii) a grant of restricted stock units to receive a number of shares of New Acorns common stock such that the Black Scholes value of the option shall equal 50% of the Product Launch Award amount using the per share fair market value determined by using a 30-day volume weighted average trading price of New Acorns common stock ending on the last trading day prior to the date of grant.

Pursuant to the terms of their respective offer letters, and subject to board approval as discussed below, each of David Hijirida, Rich Sullivan and Seth Wunder, our president, chief financial officer and chief investment officer, respectively, may receive equity awards under the 2021 Plan, to the extent such plan receives shareholder approval.
Mr. Hijirida will receive: (i) a stock option (the “Hijirida Option”) to acquire a number of shares of New Acorns common stock with a grant date fair value of  $2,737,500, calculated in accordance with Black Scholes, (ii) a number of restricted stock units (“Hijirida RSUs”) with a grant date fair value equal to $2,737,500, determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant), and (iii) in fiscal year 2022, for so long as Mr. Hijirida remains employed by New Acorns, an annual equity award (the “Annual Refresh Award”) with a grant date fair value of  $3,129,000, determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant). The grant of the Hijirida Option is subject to the New Acorns board of directors’ approval following the closing of the transaction in which Acorns becomes a public company. Such grant will be made under New Acorns’ then-applicable long-term incentive plan (i.e., the 2021 Plan, if such plan is approved by the shareholders) and pursuant to the applicable stock option agreement, with an exercise price to be set forth therein. The Hijirida Option will vest over a four-year period, with one-quarter of the shares subject to the Hijirida Option vesting on the first anniversary of the date on which Mr. Hijirida commences employment with New Acorns, and the remaining shares subject to such option shall vest in equal monthly installments for the remaining three years thereafter (subject to Mr. Hijirida’s continued service with New Acorns as of each vesting date).
The grant of the Hijirida RSUs is subject to the New Acorns board of directors’ approval, which approval shall not occur prior to the existence of an effective registration statement on Form S-8 covering the shares to be issued in connection with the Hijirida RSUs. Such grant will be subject to the terms and conditions of New Acorns’ then-applicable long-term incentive plan and the applicable restricted stock unit award agreement. The Hijirida RSUs will vest over a four-year period, with one-quarter of the shares subject to the Hijirida RSUs vesting on the first anniversary of the date on which Mr. Hijirida commences employment with New Acorns, and the remaining shares subject to the Hijirida RSUs vesting in equal monthly installments for the remaining three years thereafter (subject to Mr. Hijirida’s continued service with New Acorns as of each vesting date). New Acorns will settle the vested Hijirida RSUs as soon as practicable upon vesting and no later than March 15 of the subsequent calendar year. The grant date of the Annual Refresh Award, the type of award and the applicable vesting period will be determined by New Acorns’ board of directors. The grant of the Annual Refresh Award is contingent on Mr. Hijirida’s continued employment with New Acorns in fiscal year 2022.
Mr. Sullivan will receive, subject to approval by the New Acorns board of directors: (i) a stock option (the “Sullivan Option”) to acquire a number of shares of New Acorns common stock with a grant date fair value of  $3,000,000, calculated in accordance with Black Scholes and (ii) a number of restricted stock units (“Sullivan RSUs”) with a grant date fair value equal to $3,000,000, determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant) or, if such determination is not possible, by using the then-current fair market value per share of New Acorns common stock. The grant of the Sullivan Option will take place upon the earliest to occur of  (i) the closing of the Merger, (ii) the termination of negotiations to complete the Merger and (iii) June 1, 2022. Such grant will be made under New Acorns’ then-applicable long-term incentive plan (i.e., the 2021 Plan, if such plan is approved by the shareholders) and pursuant to the applicable stock option agreement, with an exercise price to be set forth therein. The Sullivan Option will vest over a four-year period, with one-quarter of the shares subject to the Sullivan Option vesting on the first anniversary of the date on which Mr. Sullivan commences employment with New Acorns, and the remaining shares subject to such option vesting in equal monthly installments for the remaining three years thereafter (subject to Mr. Sullivan’s continued service with New Acorns as of each vesting date); provided that, if during the 12-month period commencing upon the consummation of a change in control (as defined in the then-applicable long-term incentive plan), or in connection with the change in control, (A) New Acorns terminates Mr. Sullivan’s employment for any reason other than for cause (as defined in Mr. Sullivan’s offer letter) or

(B) Mr. Sullivan terminates his employment for good reason (as defined in Mr. Sullivan’s offer letter), any portion of the Sullivan Option that is unvested as of immediately prior to such date of termination will become fully vested. The grant of the Sullivan RSUs will take place upon the earliest to occur of  (i) the effectiveness of a registration statement on Form S-8 covering the shares to be issued in connection with the Sullivan RSUs, (ii) the termination of negotiations to complete the Merger and (iii) June 1, 2022. Such grant will be subject to the terms and conditions of New Acorns’ then-applicable long-term incentive plan and the applicable restricted stock unit award agreement. The Sullivan RSUs will vest over a four-year period, with one-quarter of the shares subject to the Sullivan RSUs vesting on the first anniversary of the date on which Mr. Sullivan commences employment with New Acorns, and the remaining shares subject to the Sullivan RSUs vesting in equal monthly installments for the remaining three years thereafter (subject to Mr. Sullivan’s continued service with New Acorns as of each vesting date); provided that, if during the 12-month period commencing upon the consummation of a change in control, or in connection with the change in control, (A) New Acorns terminates Mr. Sullivan’s employment for any reason other than for cause or (B) Mr. Sullivan terminates his employment for good reason, any portion of the Sullivan RSUs that are unvested as of immediately prior to such date of termination will become fully vested. New Acorns will settle the vested Sullivan RSUs as soon as practicable upon vesting and no later than March 15 of the subsequent calendar year.
Mr. Wunder will receive: (i) a stock option (the “Wunder Option”) to acquire a number of shares of New Acorns common stock with an aggregate Black Scholes value of  $2,500,000 (ii) a number of restricted stock units (“Wunder RSUs”) with a value equal to $2,500,000, determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant), and (iii) beginning in fiscal year 2022, for so long as Mr. Wunder remains employed by New Acorns, an annual equity award (the “Wunder Annual Refresh Award”) with a grant date fair value of  $2,000,000, determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant). The grant of the Wunder Option is subject to the New Acorns board of directors’ approval, upon the earlier to occur of  (i) the closing of the transaction between Acorns and Pioneer; (ii) the termination of the negotiations to complete the Merger; and (iii) June 1, 2022. Such grant will be made under New Acorns’ then-applicable long-term incentive plan (i.e., the 2021 Plan, if such plan is approved by the shareholders) and pursuant to the applicable stock option agreement, with an exercise price to be set forth therein. The Wunder Option will vest over a four-year period, with one-quarter of the shares subject to the Wunder Option vesting on the first anniversary of the date on which Mr. Wunder commences employment with New Acorns, and the remaining shares subject to such option shall vest in equal monthly installments for the remaining three years thereafter (subject to Mr. Wunder’s continued service with New Acorns as of each vesting date).
The grant of the Wunder RSUs is subject to the New Acorns board of directors’ approval, upon the earliest to occur of  (i) the existence of an effective registration statement on Form S-8 covering the shares to be issued in connection with the Wunder RSUs; (ii) the termination of negotiations to complete the Merger; and (iii) June 1, 2022. Such grant will be subject to the terms and conditions of New Acorns’ then-applicable long-term incentive plan and the applicable restricted stock unit award agreement. The Wunder RSUs will vest over a four-year period, with one-quarter of the shares subject to the Wunder RSUs vesting on the first anniversary of the date on which Mr. Wunder commences employment with New Acorns, and the remaining shares subject to the Wunder RSUs vesting in equal monthly installments for the remaining three years thereafter (subject to Mr. Wunder’s continued service with New Acorns as of each vesting date). New Acorns will settle the vested Wunder RSUs as soon as practicable upon vesting and no later than March 15 of the subsequent calendar year. The Wunder Annual Refresh Award will be granted under New Acorns’ then-applicable long-term incentive plan (i.e., the 2021 Plan, if such plan is approved by the shareholders) and pursuant to the applicable stock option agreement. The grant date of the Annual Refresh Award, the type of award and the applicable vesting period will be determined by New Acorns’ board of directors. The grant of the Annual Refresh Award is contingent on Mr. Wunder’s continued employment with New Acorns in fiscal year 2022.

Anticipated awards to certain of our other executive officers to be granted as of the Closing of the Business Combination have not been finalized. All other future awards to executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time. Because anticipated awards to certain of our executive officers to be granted as of the Closing of the Business Combination are not calculable as of the date of this prospectus, we have not included them in the table below. The following table does not give effect to the exchange ratio set forth in the Business Combination Agreement, and shares shall be subject adjustment in connection with the consummation of the Business Combination.
Name and Position	Dollar Value ($)	Number of Shares
Noah Kerner Chief Executive Officer	$1,500,000(1)	151,668(3)
Jasmine Lee Chief Operating Officer	$1,200,000(1)	121,335(4)
All current executive officers as a group	$31,304,000(2)	4,414,477(5)(6)
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)
Vesting details for the Retention Bonus Awards to Mr. Kerner and Ms. Lee are set forth above.

(2)
Comprised of the Retention Bonus Awards to Mr. Kerner and Ms. Lee, the Field Retention Bonus Award, the maximum value of the Product Launch Award, the maximum value of the Product Performance Award, the Sullivan Option, the Sullivan RSUs, the Hijirida Option, the Hijirida RSUs, the first Annual Refresh award to Mr. Hijirida, the Wunder Option, the Wunder RSUs and the first Annual Refresh award to Mr. Wunder. The vesting details for the Product Launch Award, Product Performance Award, Sullivan Option, Sullivan RSUs, Hijirida Option, the Hijirida RSUs, the first Annual Refresh Award to Mr. Hijirida, the Wunder Option, the Wunder RSUs, and the first Annual Refresh Award to Mr. Wunder are set forth above.

(3)
The number of shares of New Acorns common stock was determined by dividing Mr. Kerner’s retention bonus cash value amount by $9.89, which is the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of 10 consecutive trading days leading up to and including September 8, 2021 (i.e., the assumed grant date). Such number of shares is an estimate and remains subject to change and will ultimately be determined by dividing the retention bonus cash value by the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of 10 consecutive trading days leading up to, and including, the date that is six months following the Closing, rounding the resulting quotient up to the nearest whole number of shares.

(4)
The number of shares of New Acorns common stock was determined by dividing Ms. Lee’s retention bonus cash value amount by $9.89, which was the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of 10 consecutive trading days leading up to and including September 8, 2021 (i.e., the assumed grant date). Such number of shares is an estimate and remains subject to change and will ultimately be determined by dividing the retention bonus cash value by the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of 10 consecutive trading days leading up to, and including, the date that is six months following the Closing, rounding the resulting quotient up to the nearest whole number of shares.

(5)
Includes (i) 151,668 shares of New Acorns common stock to be issued to Mr. Kerner as a Retention Bonus Award (as referenced in footnote 3), (ii) 121,335 shares of New Acorns common stock to be issued to Ms. Lee as a Retention Bonus Award (as referenced in footnote 4), (iii) assuming a grant date of September 8, 2021, an aggregate of 1,179,963 shares of New Acorns common stock to be issued to Mr. Hijirida, comprised of  (a) 586,188 shares of New Acorns common stock to be issued upon exercise of the Hijirida Option, calculated in accordance with Black Scholes as of the date of grant, (b) 277,075 shares of New Acorns common stock to be issued upon settlement of the Hijirida RSUs, determined by using a price of  $9.88, which is the

30-day volume weighted average trading price ending on the last trading day prior to the date of grant plus (c) 316,700 shares of New Acorns common stock to be issued in respect of the Annual Refresh Award for fiscal year 2022, determined by using a price of  $9.88, which is the 30-day volume weighted average trading price ending on the last trading day prior to the date of grant and (iv) assuming a grant date of September 8, 2021, an aggregate of 946,042 shares to be issued to Mr. Sullivan, comprised of  (a) 642,398 shares of New Acorns common stock to be issued upon exercise of the Sullivan Option, calculated in accordance with Black Scholes as of the date of grant plus (b) 303,644 shares of New Acorns common stock to be issued upon settlement of the Sullivan RSUs, determined by using a 30-day volume weighted average trading price ending on the last trading day prior to the date of grant. The number of shares set forth in this footnote are estimates, subject to the noted assumptions, and remain subject to change and will ultimately be determined pursuant to the terms of the applicable equity awards and grants as described herein at the time such awards and grants are actually made under the 2021 Plan.
(6)
Includes (i) assuming a grant date of October 20, 2021, an aggregate of 1,035,326 shares of New Acorns common stock to be issued to Mr. Field, comprised of  (a) 100,604 shares of New Acorns common stock to be issued to Mr. Field as the Field Retention Bonus Award, determined by dividing Mr. Field’s retention bonus cash value amount by $9.94, which is the average of the closing prices of New Acorns common stock as reported on the Nasdaq Capital Market for the period of 10 consecutive trading days leading up to and including the date of grant, (b) a maximum of 155,787 shares of New Acorns common stock to be issued as a Product Launch Award comprised of 105,485 shares of New Acorns common stock to be issued upon exercise of an option, determined such that the Black Scholes Value of the option shall equal 50% of the Product Launch Award (assuming the maximum Product Launch Award) with a per share exercise price equal to the fair market value per share of New Acorns common stock on the date of grant and 50,302 shares of New Acorns common stock to be issued upon settlement of RSUs, determined such that the value of the restricted stock units shall equal 50% of the Product Launch Award (assuming the maximum Product Launch Award) using a price of  $9.94, which is the 30-day volume weighted average trading price ending on the last trading day prior to the date of grant, and (c) a maximum of 778,935 shares of New Acorns common stock to be issued as a Product Performance Award comprised of 527,426 shares of New Acorns common stock to be issued upon exercise of an option and 251,509 shares of New Acorns common stock to be issued upon settlement of RSUs, each as determined in the same manner as described in (b), above, except the number of shares of New Acorns common stock will be determined by substituting the maximum Product Launch Award amount with the maximum Product Performance Award amount and (ii) assuming a grant date of October 20, 2021, an aggregate of 980,142 shares of New Acorns common stock to be issued to Mr. Wunder, comprised of  (a) 527,426 shares of New Acorns common stock to be issued upon exercise of the Wunder Option, calculated in accordance with Black Scholes as of the date of grant, (b) 251,509 shares of New Acorns common stock to be issued upon settlement of the Wunder RSUs, determined by using a price of  $9.94, which is the 30-day volume weighted average trading price ending on the last trading day prior to the date of grant plus (c) 201,207 shares of New Acorns common stock to be issued in respect of the Annual Refresh Award for fiscal year 2022, determined by using a price of  $9.94, which is the 30-day volume weighted average trading price ending on the last trading day prior to the date of grant.

Equity Compensation Plan Information
As of December 31, 2020, Pioneer did not maintain any equity compensation plans.
Vote Required for Approval
The approval of the Long-Term Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Registration with the SEC
If the 2021 Plan is approved by our shareholders and becomes effective, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2020 Plan as soon as reasonably practicable thereafter.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Pioneer Merger Corp. 2021 Long-Term Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects”.
Recommendation of Pioneer’s Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN AND LONG-TERM INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Pioneer and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal —  Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
In this Proposal No. 8, Pioneer is asking its shareholders to approve the Pioneer Employee Stock Purchase Plan (the “ESPP”). Pioneer’s board of directors approved the ESPP on May 25, 2021, subject to shareholder approval at the special meeting of shareholders. If shareholders approve the Employee Stock Purchase Plan Proposal, the ESPP will become effective upon the consummation of the Business Combination. If the Employee Stock Purchase Plan Proposal is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby Pioneer can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, Pioneer’s board of directors believes that the ability to allow its employees to purchase shares of Pioneer common stock on favorable terms will help Pioneer attract, retain and motivate employees and encourages them to devote their best efforts to Pioneer’s business and financial success. Approval of the ESPP by Pioneer shareholders will allow Pioneer to provide its employees with the opportunity to acquire an ownership interest in Pioneer through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of Pioneer’s shareholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex M. Pioneer shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose
The purpose of the ESPP is to provide a means by which eligible employees of Pioneer and certain designated companies may be given an opportunity to purchase shares of Pioneer common stock following the closing of the Business Combination, to assist Pioneer in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Pioneer’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. Pioneer intends that options issued under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
The maximum number of shares of Pioneer common stock that initially may be issued under the ESPP is 4,787,324 shares. Additionally, the number of shares of Pioneer common stock reserved for issuance under the ESPP will automatically increase on September 1 of each year, beginning on September 1, 2022 and continuing through and including September 1, 2031, by the lesser of (1) 1% of the total number of shares of Pioneer capital stock (e.g., each and every class of common stock of Pioneer) outstanding on the immediately preceding December 31, and (2) 478,732 shares. However, before the first day of any calendar year, our board of directors may determine that there will be no annual increase for such calendar year or that the automatic increase will be less than the amount set forth in the preceding sentence. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP.

As of October 26, 2021, the Pioneer Record Date, the closing price of Pioneer Class A Shares (which will become ordinary shares of New Acorns immediately upon consummation of the Business Combination) as reported on the Nasdaq was $9.96 per share.
The discussion in this section does not give effect to the Exchange Ratio, and shares shall be subject to adjustment in connection with the consummation of the Business Combination.
Administration
The board of directors of Pioneer, or a duly authorized committee thereof, will administer the ESPP. The administrator will have the authority to determine how and when purchase rights are granted and the terms of each offering, designate which of our affiliates are eligible to participate in an offering, construe and interpret the ESPP and purchase rights thereunder, settle all controversies regarding the ESPP, amend, suspend or terminate the ESPP, and adopt such rules, procedures and sub-plans as are necessary or appropriate with respect to the participation of eligible employees who are foreign nationals or are located outside the United States.
Limitations
Pioneer employees, and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Pioneer or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with Pioneer or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Pioneer Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If the Employee Stock Purchase Plan Proposal is approved by the shareholders, and assuming the Pioneer board does not adopt any restrictions, all of the U.S. employees of Acorns (without respect to any waiting periods) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Pioneer stock or (b) to the extent that such rights would accrue at a rate that, when aggregated, exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding. As of September 8, 2021, there were approximately 340 employees, including 9 executive officers, who would have been eligible to participate in the ESPP (non-employee directors and consultants are not eligible to participate in the ESPP).
The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of shares of Pioneer common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a common share of Pioneer on the first trading day of a new purchase period is less than or equal to the fair market value of a common share of Pioneer on the first day of the offering period, then that offering will terminate immediately as of the first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately on the first trading day of such new purchase period. Unless the administrator determines otherwise, offerings will be concurrent six-month periods (with one purchase period per offering), commencing on January 1 and July 1 of each year, with the first such offering commencing on January 1, 2022.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP (e.g., if permitted by Pioneer, a beneficiary designation).

Payroll Deductions; Purchase Price
The ESPP permits participants to purchase shares of Pioneer common stock through payroll deductions of up to 25,000 shares of Pioneer common stock, but not exceeding 15% of their compensation (or such lesser percentage determined by the Board prior to the commencement of an offering). Unless otherwise determined by the administrator, the purchase price per share will be at least 85% of the lower of the fair market value of a common share of Pioneer on the first day of an offering or on the date of purchase.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to Pioneer and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, Pioneer will distribute to the employee such employee’s accumulated but unused contributions without interest or earnings (unless otherwise required by applicable law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Pioneer or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Pioneer will distribute to the participant such participant’s accumulated but unused contributions, without interest or earnings (unless required by applicable law). Unless otherwise determined by our board of directors, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and one of our affiliates designated to participate in an offering (or between such designated companies) will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant's purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. The administrator may establish different and additional rules governing transfers between separate offerings within the 423 Component and between offerings under the 423 Component and offerings under the Non-423 Component.
Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Pioneer common stock (rounded down to the nearest whole share) within ten business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ purchase rights will terminate immediately thereafter.
Amendment and Termination
The board of directors of Pioneer has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Pioneer’s shareholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and Pioneer with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of shares of Pioneer common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Pioneer common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of Pioneer common stock as if such amounts were actually received. Under the Non-423 Component, a participant will not be taxed at grant and will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Pioneer or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

Tax Treatment With Respect to Pioneer
There are no U.S. federal income tax consequences to Pioneer by reason of the grant or exercise of rights under the 423 Component of the ESPP. Pioneer is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations). With respect to the grant or exercise of rights under the Non-423 Component, Pioneer is entitled to a deduction equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price.
Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, Pioneer cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Required Vote of Pioneer Shareholders
If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the special meeting. The Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon. Failure to vote by proxy or at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.
Each of the Sponsor Supporting Shareholders has agreed to vote its shares of Pioneer common stock in favor of the Employee Stock Purchase Plan Proposal. See the section titled “Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for more information.
Pioneer’s Board of Directors’ Recommendation
PIONEER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Pioneer Board of Directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/consent solicitation statement/prospectus is provided to Pioneer shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Pioneer ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from Pioneer shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if Pioneer shareholders redeem an amount of public shares such that the Closing Aggregate Cash Amount Condition would not be satisfied. See “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Pioneer Board of Directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals (as defined above). In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued ordinary shares that are present in person or represented by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (a) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/consent solicitation statement/prospectus is provided to Pioneer shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Pioneer ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (b) in order to solicit additional proxies from Pioneer shareholders in favor of one or more of the proposals at the extraordinary general meeting or (c) if Pioneer shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by Pioneer from the Trust Account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, is less than $340,000,000 after deducting Pioneer’s unpaid expenses, liabilities, and any amounts paid to Pioneer shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”
Recommendation of the Pioneer Board of Directors
THE PIONEER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PIONEER SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Pioneer’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Pioneer and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Pioneer’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Pioneer’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION TO PIONEER SHAREHOLDERS
The following discussion sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of Pioneer public shares and public warrants. The following discussion also summarizes (i) the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Pioneer public shares that elect to have their Pioneer public shares redeemed for cash if the Business Combination is completed and (ii) the material U.S. federal income tax consequences for Non-U.S. Holders of owning and disposing of New Acorns’ Common Stock or New Acorns Warrants after the Domestication. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.
For purposes of this discussion, because any unit of Pioneer consisting of one Class A ordinary share and one-third of a public warrant is separable at the option of the holder, Pioneer is treating any Class A ordinary share and one-third of a public warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Pioneer in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Pioneer public shares and public warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption) with respect to any Class A ordinary shares and public warrants held through a unit of Pioneer (including alternative characterizations of a unit of Pioneer).
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Pioneer public shares or public warrants that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if  (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Pioneer public shares or public warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.
This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Pioneer public shares or public warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, including:
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financial institutions or financial services entities;

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broker-dealers;

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persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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certain expatriates or former long-term residents of the United States;

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persons that acquired Pioneer public shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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persons that hold Pioneer public shares or public warrants as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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passive foreign investment companies;

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persons required to accelerate the recognition of any item of gross income with respect to Pioneer public shares or public warrants as a result of such income being recognized on an applicable financial statement;

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persons who actually or constructively own 5 percent or more of the shares of Pioneer by vote or value (except as specifically provided below);

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foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Pioneer public shares or public warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Pioneer public shares or public warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Pioneer public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Pioneer public shares or public warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Pioneer public shares or public warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Pioneer public shares or public warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PIONEER SHARES AND PUBLIC WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE

AVAILABLE. WE URGE BENEFICIAL OWNERS OF PIONEER SHARES AND PUBLIC WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF THE COMPANY’S COMMON STOCK AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences of the Domestication to U.S. Holders of Pioneer Public Shares
The discussion under this heading “— Tax Consequences of the Domestication to U.S. Holders of Pioneer Public Shares” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to Pioneer, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Pioneer Public Shares and Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 to the Registration Statement of which this proxy statement/consent solicitation statement/prospectus forms a part, as well as representations of Pioneer.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.
The Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as Pioneer, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided in this discussion, including with respect to the PFIC rules and Section 367 of the Code, a U.S. Holder of Pioneer public shares would not generally be expected to recognize gain or loss upon the exchange of its Pioneer public shares solely for New Acorns Common Stock or exchange of its public warrants solely for New Acorns Warrants pursuant to the Domestication. The Domestication would generally be expected to be treated for U.S. federal income tax purposes as if Pioneer (i) transferred all of its assets and liabilities to New Acorns in exchange for all of the outstanding common stock and warrants of New Acorns; and then (ii) distributed the common stock and warrants of New Acorns to the shareholders and warrant holders of Pioneer in liquidation of Pioneer. The taxable year of Pioneer will be deemed to end on the date of the Domestication.
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of common stock or a warrant of New Acorns received in connection with the Domestication should generally be the same as its tax basis in the Pioneer public share and public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a New Acorns share or warrant received by a U.S. Holder in the Domestication should generally include such U.S. Holder’s holding period for the Pioneer Public Share or Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder of Pioneer public shares generally would recognize gain or loss with respect to its Pioneer public shares in an amount equal to the difference, if any, between the fair market value of the corresponding New Acorns Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Pioneer public shares surrendered. The U.S. Holder’s basis in the New Acorns Common Stock would be equal to the fair market value of that stock on the date of the Domestication and such U.S. Holder’s holding period for New Acorns Common Stock would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Pioneer public shares (generally, shares of Pioneer purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Pioneer public shares.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Pioneer public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Pioneer public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described below relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to the PFIC rules, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Acorns Warrants in the Domestication. A U.S. Holder’s tax basis in a public warrant received in the Domestication should generally be the same as its tax basis in the public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for a public warrant received in the Domestication should generally include such U.S. Holder’s holding period for the public warrant surrendered in exchange therefor.
PFIC Considerations
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the transaction may still be a taxable event to U.S. Holders of Pioneer public shares or public warrants under the passive foreign investment company, or PFIC, provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer's 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer's status as a PFIC for 2021. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder's particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.”

Effect of PFIC Rules on the Domestication
In the case of a transaction, such as the Domestication, that should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would generally require taxable gain recognition by a Non-Electing Shareholder, as described below, with respect to its exchange of Pioneer shares for New Acorns Common Stock and public warrants for New Acorns Warrants in the Domestication if Pioneer were classified as a PFIC at any time during such U.S. Holder’s holding period therefor. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an a U.S. Holder with respect to its Pioneer public shares if such U.S. Holder made a timely and effective QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below, with respect to such shares. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
Definition and General Taxation of a PFIC
A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.
Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if  (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those two years. Provided the Domestication and Business Combination are completed in 2021, Pioneer believes, although subject to uncertainty, that Pioneer's 2021 taxable year may be the start-up year and that Pioneer may not be treated as a PFIC for 2021. The application of the start-up exception will depend, in part, on whether the Domestication and Business Combination is consummated in 2021 and whether Pioneer will not be treated as a PFIC for the two taxable years following the Domestication. In addition, the application of the start-up exception to the present transaction involves the application of complicated rules with respect to which there is no clear authority. Accordingly, there can be no assurance with respect to Pioneer's status as a PFIC for 2021. All holders are urged to consult their tax advisors concerning the application of the PFIC rules to such securities under such holder's particular circumstances, including the potential to make a “qualified electing fund” election or a protective “qualified electing fund election.”
If Pioneer is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pioneer public shares or public warrants and, solely with respect to the Pioneer public shares, the U.S. Holder did not make either (a) a timely “qualified election fund” (“QEF”) election for Pioneer’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pioneer public shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (“MTM”) election, all of which are discussed further below, such U.S. Holder generally is expected to be subject to special rules with respect to any gain recognized by the U.S.

Holder on the sale or other disposition of its Pioneer public shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Pioneer public shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Pioneer public shares.
Under these rules, the U.S. Holder’s gain or excess distribution is expected to be allocated ratably over the U.S. Holder’s holding period for the Pioneer public shares or public warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pioneer’s first taxable year in which it qualified as a PFIC, is expected to be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period is expected to be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax is expected to be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder. Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “— Effects of Section 367 to U.S. Holders of Pioneer Public Shares”) generally is expected to be treated as gain subject to these rules.
In general, if Pioneer is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Pioneer public shares (but not public warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.
Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Pioneer public shares will depend on whether the U.S. Holder has made a timely and effective election to treat Pioneer as a qualified electing fund, or QEF, under Section 1295 of the Code, for Pioneer’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pioneer public shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
A U.S. Holder’s ability to make a QEF election with respect to its Pioneer public shares is contingent upon, among other things, the provision by Pioneer of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, Pioneer will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Pioneer will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to public warrants. An Electing Shareholder making a valid and timely QEF election generally is not expected to be subject to the adverse PFIC rules discussed above with respect to their Pioneer public shares. As a result, such a U.S. Holder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Pioneer Public Shares” and subject to the discussion above under “— Tax Consequences of the Domestication to U.S. Holders of Pioneer Public Shares,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Pioneer, whether or not such amounts are actually distributed.
As indicated above, if a U.S. Holder of Pioneer public shares has not made a timely and effective QEF election with respect to Pioneer’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pioneer public shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Pioneer public shares for their fair market value on the “qualification date.” The qualification date is the first day of Pioneer’s tax year in which Pioneer qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Pioneer public shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder is expected to increase the adjusted tax basis in its Pioneer public shares by the amount of the gain recognized and also is expected to have a new holding period in the Pioneer public shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Pioneer public shares and for which Pioneer is determined to be a PFIC, such holder is not expected to be subject to the PFIC rules described above in respect to its Pioneer public shares. Instead, the U.S. Holder is expected to include as ordinary income each year the excess, if any, of the fair market value of its Pioneer public shares at the end of its taxable year over the adjusted basis in its Pioneer public shares. The U.S. Holder is also expected to be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Pioneer public shares over the fair market value of its Pioneer public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Pioneer public shares is expected to be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Pioneer public shares will be treated as ordinary income. Shareholders who hold different blocks of Pioneer public shares (generally, shares of Pioneer purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Pioneer public shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders are generally not expected to be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules are expected to apply to certain dispositions of, distributions on and other amounts taxable with respect to Pioneer public shares. An MTM election is not available with respect to public warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to Pioneer public shares under their particular circumstances.
The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Pioneer public shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Pioneer Public Shares
In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain nonrecognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Pioneer public shares on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Pioneer public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
A. U.S. Holders Who Own More Than 10 Percent of the Voting Power or Value of Pioneer
A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Pioneer public shares entitled to vote or 10% or more of the total value of all classes of Pioneer public shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Pioneer public shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of Pioneer public shares or 10% or more of the total value of all classes of Pioneer public shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Pioneer public shares entitled to vote or 10% or more of the total value of all classes of Pioneer public shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Pioneer public shares is the net positive earnings and profits of Pioneer attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Pioneer does not expect to have significant cumulative net earnings and profits on the date of the Domestication. If Pioneer does not have positive cumulative net earnings and profits through the date of the Domestication, then a 10% U.S. Shareholder is not expected to be required to include in gross income an “all earnings and profits amount” with respect to its Pioneer public shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Pioneer’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-2 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders are urged to consult their own tax advisors as to the applicability of the Section 245 of the Code in their particular circumstances.
B. U.S. Holders Whose Pioneer Public Shares Have a Fair Market Value of  $50,000 or More But Who Own Less Than 10 Percent of the Voting Power of Pioneer and Less than 10 Percent of the Total Value of Pioneer
A U.S. Holder whose Pioneer public shares have a fair market value of  $50,000 or more on the date of Domestication but who beneficially owns (directly, indirectly or constructively) less than 10%

of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.
Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to New Acorns Common Stock received in the Domestication in an amount equal to the excess of the fair market value of New Acorns Common Stock received over the U.S. Holder’s adjusted tax basis in the Pioneer public shares deemed surrendered in in the Domestication. Shareholders who hold different blocks of Pioneer public shares (generally, shares of Pioneer purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Pioneer public shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange;

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from Pioneer establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Pioneer public shares, and (B) a representation that the U.S. Holder has notified Pioneer (or New Acorns) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Pioneer or New Acorns no later than the date such tax return is filed. In connection with this election, Pioneer may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Pioneer’s earnings and profits upon written request.
Pioneer does not expect to have significant cumulative earnings and profits through the date of the Domestication. If that proves to be the case, U.S. Holders who make this election are generally not expected to have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Pioneer has positive cumulative earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Pioneer public shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C. U.S. Holders Whose Pioneer Public Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less Than 10 Percent of the Voting Power of Pioneer and Less than 10 Percent of the Total Value of Pioneer.
A U.S. Holder whose Pioneer public shares have a fair market value of less than $50,000 on the date of Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Pioneer public shares entitled to vote and less than 10% of the total value of all classes of Pioneer public shares, is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally is not expected to be required to include any part of the “all earnings and profits amount” in income.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described above relating to the PFIC rules, a U.S. Holder of public warrants is not expected to be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Acorns Warrants in the Domestication.
All U.S. Holders of Pioneer public shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to U.S. Holders of Pioneer public shares (which will be exchanged for New Acorns Common Stock in the Domestication) that elect to exercise redemption rights to receive cash in exchange for Pioneer public shares and is subject in its entirety to the discussion of the Domestication, the “passive foreign investment company” or “PFIC” rules and Section 367 of the Code as discussed above under the section entitled “— Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Pioneer Shares — U.S. Holders.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Pioneer public shares.
The U.S. federal income tax consequences to a U.S. Holder of Pioneer public shares (which will be exchanged for New Acorns Common Stock in the Domestication) that exercises redemption rights to receive cash in exchange for all or a portion of its Pioneer public shares will depend on whether the redemption qualifies as a sale of New Acorns Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s New Acorns Common Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New Acorns Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its Pioneer public shares will generally be equal to the cost of such Pioneer public shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such Pioneer public shares is more than one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Pioneer public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Pioneer public shares (generally, shares of Pioneer purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
The redemption of New Acorns Common Stock generally will qualify as a sale of New Acorns Common Stock redeemed if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in New Acorns, or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such holder may acquire pursuant to options (generally including New Acorns Warrants received in respect of public warrants in the Domestication) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if  (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of New Acorns is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding New Acorns Common Stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of New Acorns entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the New Acorns Common Stock actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the New Acorns Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the New Acorns Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New Acorns Common Stock and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of New Acorns. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the shareholder’s relative interest in the corporation is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any redemption of its New Acorns Common Stock.
If none of the tests described above applies and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of the New Acorns’ current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the New Acorns Common Stock (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of New Acorns Common Stock. After the application of those rules, any remaining tax basis of the U.S. Holder in the New Acorns Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Acorns Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Acorns Warrants or possibly in other New Acorns Common Stock constructively owned by such U.S. Holder. Shareholders who hold different blocks of Pioneer public shares (generally, shares of Pioneer or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW ACORNS COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Distributions on Pioneer Public Shares
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to Pioneer public shares, to the extent the distribution is paid out of Pioneer’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pioneer public shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pioneer public shares and will be treated as described under “— Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants” below.
Dividends that Pioneer pays to a U.S. Holder that is a taxable corporation generally are expected to qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Pioneer pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to Pioneer public shares may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants
Upon a sale or other taxable disposition of Pioneer public shares or public warrants which, in general, would include a redemption of Pioneer public shares or public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pioneer public shares or public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the Pioneer public shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pioneer public shares or public warrants so disposed of. See “— Tax Consequences of the Domestication to U.S. Holders of Pioneer Public Shares” above for discussion of a U.S. Holder’s adjusted tax basis in its Pioneer public shares and/or public warrants following the Domestication. See “— Exercise, Lapse or Redemption of Pioneer Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Pioneer public shares acquired pursuant to the exercise of a Pioneer public warrant.
Exercise, Lapse or Redemption of Pioneer Public Warrants
Except as discussed below with respect to the cashless exercise of a Pioneer public warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of Pioneer public shares upon exercise of a Pioneer public warrant for cash. The U.S. Holder’s tax basis in the Pioneer public share received upon exercise of the Pioneer public warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Pioneer public warrant, and the exercise price of such Pioneer public warrant. It is unclear whether a U.S. Holder’s holding period for the Pioneer public shares received upon exercise of the Pioneer public warrant will commence on the date of exercise of the Pioneer public warrant or the day following the date of exercise of the Pioneer public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Pioneer public warrant. If a Pioneer public warrant is allowed to lapse unexercised, a U.S.

Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Pioneer public warrant. See “— Tax Consequences for U.S. Holders of Public Warrants” above for a discussion of a U.S. Holder’s adjusted tax basis in its Pioneer public warrants following the Domestication.
The tax consequences of a cashless exercise of a Pioneer public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Pioneer public shares received generally should equal the U.S. Holder’s tax basis in the Pioneer public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Pioneer public shares would be treated as commencing on the date of exercise of the Pioneer public warrant or the day following the date of exercise of the Pioneer public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Pioneer public shares received would include the holding period of the Pioneer public warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Pioneer public warrants having a value equal to the exercise price for the total number of Pioneer public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Pioneer public warrants deemed surrendered and the U.S. Holder’s tax basis in the Pioneer public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Pioneer public shares received would equal the sum of the U.S. Holder’s tax basis in the Pioneer public warrants exercised, and the exercise price of such Pioneer public warrants. It is unclear whether a U.S. Holder’s holding period for the Pioneer public shares would commence on the date of exercise of the Pioneer public warrant or the day following the date of exercise of the Pioneer public warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Pioneer public warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Pioneer public shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a Pioneer public warrant occurring after Pioneer’s giving notice of an intention to redeem the Pioneer public warrants described in the section entitled “Description of New Acorns’ Securities — Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if Pioneer redeemed such Pioneer public warrant for Pioneer public shares or as an exercise of the Pioneer public warrant. If the cashless exercise of Pioneer public warrants for Pioneer public shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the Pioneer public shares received should equal the U.S. Holder’s tax basis in the Pioneer public warrants and the holding period of the Pioneer public shares should include the holding period of the Pioneer public warrants. Alternatively, if the cashless exercise of a Pioneer public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Pioneer Public Warrants.” In the case of an exercise of a Pioneer public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of Pioneer Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the exercise of a Pioneer public warrant occurring after Pioneer’s giving notice of an intention to redeem the Pioneer public warrant as described above.

If Pioneer redeems Pioneer public warrants for cash or if Pioneer purchases Pioneer public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants.”
Possible Constructive Distributions
The terms of each Pioneer public warrant provide for an adjustment to the exercise price of the Pioneer public warrant or an increase in the Pioneer public shares issuable on exercise in certain circumstances discussed in “Description of New Acorns’ Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pioneer public warrants would, however, be treated as receiving a constructive distribution from Pioneer if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pioneer’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of Pioneer public shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of Pioneer public shares which is taxable to them as described under “— Distributions on Pioneer Public Shares” above. For example, U.S. Holders of Pioneer public warrants would generally be treated as receiving a constructive distribution from Pioneer where the exercise price of the Pioneer public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Acorns’ Securities — Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the Pioneer public warrant received a cash distribution from Pioneer equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to Pioneer public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Pioneer public warrant.
Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of New Acorns’ Common Stock
Distributions on New Acorns Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of New Acorns Common Stock received in the Domestication will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Acorns’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds New Acorns’ current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in New Acorns Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants.”
Dividends paid to a Non-U.S. Holder of New Acorns Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Acorns Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the New Acorns Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of New Acorns Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Pioneer public shares or public warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)
Pioneer is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the Pioneer public shares are not considered to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding Pioneer public shares.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale exchange or other disposition of Pioneer public shares or public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Pioneer public shares or public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Pioneer will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect Pioneer to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change, and no assurance can be provided as to whether Pioneer will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights
This section is addressed to Non-U.S. Holders of Pioneer public shares that elect to exercise redemption rights to receive cash in exchange for all or a portion of their Pioneer public shares. For purposes of this discussion, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that elects to exercise redemption rights in respect of all or a portion of its Pioneer public shares.

Because the Domestication will occur immediately prior to the redemption of Non-U.S. Holders that exercise redemption rights with respect to Pioneer public shares, the U.S. federal income tax consequences to a Converting Non-U.S. Holder will depend on whether the redemption qualifies as a sale of the Company shares redeemed, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of New Acorns Common Stock, the U.S. federal income tax consequences to the Converting Non-U.S. Holder generally will be as described above under “— Gain on Disposition of New Acorns Common Stock.” If such a redemption does not qualify as a sale of New Acorns Common Stock, the Converting Non-U.S. Holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on New Acorns Common Stock.”
Converting Non-U.S. Holders of Pioneer public shares considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.
Exercise, Lapse or Redemption of Pioneer Public Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Pioneer public warrant, or the lapse of a Pioneer public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of Pioneer Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants.” If Pioneer redeems Pioneer public warrants for cash or if it purchases Pioneer public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Pioneer Public Shares and Public Warrants.”
Possible Constructive Distributions
The terms of each Pioneer public warrant provide for an adjustment to the exercise price of the Pioneer public warrant or an increase in the Pioneer public shares issuable on exercise in certain circumstances discussed in “Description of New Acorns’ Securities — Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the Pioneer public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from Pioneer equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to Pioneer public warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a Pioneer public warrant.
Information Reporting and Backup Withholding
New Acorns generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of New Acorns Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Acorns Common Stock and New Acorns Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Acorns Common Stock and New Acorns Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New Acorns Common Stock and New Acorns Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of New Acorns Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Acorns Common Stock and New Acorns Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in New Acorns Common Stock and New Acorns Warrants.

OTHER INFORMATION RELATED TO PIONEER
Unless the context otherwise requires, all references in this section to the “Company,” “Pioneer,” “we,” “us” or “our” refer to Pioneer prior to the consummation of the Business Combination.
We are a blank check company incorporated in the Cayman Islands on October 21, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on May 26, 2021. We intend to finance the Business Combination through the issuance of New Acorns Common Stock. Our sponsor, Pioneer Merger Sponsor LLC, is an affiliate of Falcon Edge Capital and Patriot Global Management. Founded in 2012, Falcon Edge Capital is a diversified global alternative asset manager led by Rick Gerson, Navroz Udwadia and Ryan Khoury. Falcon Edge Capital offers a variety of investment products that cover a number of asset classes, themes, and geographies and employs an investment philosophy that emphasizes creative, and fact-based research. Jonathan Christodoro partnered with Falcon Edge Capital to form Patriot Global Management in 2018. The firm is focused on investments in broadly defined technology, special situations and high conviction equities. Patriot Global Management is fully integrated with Falcon Edge Capital’s established infrastructure and experienced team across all core business areas, including: investment research, risk management, trading, operations, accounting, legal and compliance.
Pioneer is an early stage and emerging growth company and, as such, Pioneer is subject to all of the risks associated with early stage and emerging growth companies.
Initial Public Offering and Private Placement
As of December 31, 2020, we had not commenced any operations. All of our activity through December 31, 2020 related to our formation, the initial public offering, and identifying a target company for a business combination. We will not generate any operating revenue until after the completion of an initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from our Initial Public Offering.
On January 12, 2021, we consummated an Initial Public Offering (as defined above) of 40,250,000 units, including 5,250,000 additional units issued and sold to cover over-allotments, at an offering price of  $10.00 per unit. The units included 40,250,000 Class A ordinary shares (as defined above) underlying such units. Citigroup Global Markets Inc. acted as the sole book-running manager in this offering. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (File No. 333-251556). The Securities and Exchange Commission declared the registration statement effective on January 7, 2021.
Simultaneously with the consummation of the Initial Public Offering, we consummated a private placement with Sponsor of 6,700,000 warrants at a price of  $1.50 per private placement warrant, generating total proceeds of  $10,050,000. Each whole private placement warrant is exercisable to purchase one share of common stock at an exercise price of  $11.50 per share. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
The private placement warrants are substantially similar to the warrants underlying the units sold in the Initial Public Offering, except that the private placement warrants, if held by Sponsor or its permitted transferees, (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption under certain redemption scenarios and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the company’s initial business combination. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us under all redemption scenarios and exercisable by holders on the same basis as the public warrants. The private placement warrants have been issued pursuant to, and are governed by the Warrant Agreement (as defined above).

Financial Position
As of June 30, 2021, in the Trust Account (as defined above), we had approximately $388,412,500 available to consummate an initial business combination after payment of the estimated expenses of our Initial Public Offering and $14,087,500 of deferred underwriting fees.
Effecting a Business Combination
General
We are not presently engaged in, and we will not engage in, any substantive business activities until we complete the Business Combination with Acorns or another target business.
Fair Market Value of Target Business
The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with our initial business combination. Pioneer’s Board of Directors determined that this test was met in connection with the proposed business combination with Acorns.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriter of our Initial Public Offering, but will be payable only to the extent there are funds legally available therefor. The redemption rights include the requirement that a beneficial holder must identify itself to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares (as defined above) and public shares held by them in connection with the Business Combination.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents (as defined above) provide that in no event will we redeem public shares in an amount that would cause New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the Business Combination and all of the Pioneer shareholder redemptions.
Redemption of Public Shares and Liquidation if No Business Combination
We have until January 12, 2023 to complete a business combination. If we are unable to consummate a business combination by January 12, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to

$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by January 12, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).
Our sponsor, executive officers, and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 12, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares. In addition, in no event will we redeem public shares in an amount that would cause New Acorns’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the Business Combination and all of the Pioneer shareholder redemptions. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, any executive officer, director, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accountant), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accountant), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. As of June 30, 2021, we had access to up to $58,197 following our Initial Public Offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.
If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors — If we are not able to complete the Business Combination with Acorns nor able to complete another business combination by January 12, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.”
Employees
We currently have five executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Periodic Reporting and Audited Financial Statements
Pioneer has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.
Directors and Executive Officers
Our officers and directors are as follows:
Name	Age	Position
Jonathan Christodoro	45	Chairman
Rick Gerson	45	Co-President
Oscar Salazar	43	Co-President and Director
Ryan Khoury	37	Chief Executive Officer
Scott Carpenter	49	Chief Operating Officer
Matthew Corey	36	Chief Financial Officer
Mitchell Caplan	63	Director
Todd Davis	53	Director

Jonathan Christodoro, 45, serves as our Chairman of the Board of Directors. Mr. Christodoro is a Partner at Patriot Global Management, LP, an investment manager, a position he has held since March 2017. Prior to his role at Patriot, Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017. Mr. Christodoro currently serves as a director on the board of PayPal, Inc., Xerox Corporation, SandRidge Energy, Inc. and Frontier Acquisition Corp. Mr. Christodoro has also agreed to serve as a member of the board of directors of Velocity Merger Corp. Mr. Christodoro previously served as a member of the boards of directors of eBay Inc., Lyft, Inc., Herbalife Nutrition Ltd., Hologic, Inc., Talisman Mining Limited, Enzon Pharmaceuticals, Inc., American Railcar Industries, Inc. and Cheniere Energy, Inc. Mr. Christodoro received a Master of Public Health from the Harvard T.H. Chan School of Public Health, an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, and a Bachelor of Science in Applied Economics and Management Magna Cum Laude with honors distinction in research from Cornell University. He also served in the United States Marine Corps.
We believe Mr. Christodoro’s qualifications to serve on our Board of Directors include: his extensive investing and business experience; and experience serving as a director for various public companies.
Rick Gerson, 45, serves as our Co-President. Mr. Gerson is the Founder, Chairman and Chief Investment Officer of Falcon Edge Capital. Prior to founding Falcon Edge Capital, Mr. Gerson was a Founding Member and Managing Director of Blue Ridge Capital, a New York-based investment firm. Mr. Gerson is a member of the Cleveland Clinic International Leadership Board, a founding member of the Board of Trustees of PAVE (a charter school in Brooklyn), and is a member of the board of 92nd Street Y (a cultural and community center in New York). Mr. Gerson is also a member of the Belfer Center’s International Council at the John F. Kennedy School of Government at Harvard University. Mr. Gerson graduated from the University of Virginia, McIntire School of Commerce with a BS in Commerce with a concentration in Finance.
Oscar Salazar, 43, serves as our Co-President and serves on our Board of Directors. Mr. Salazar was a co-founder of Uber, and its founding Chief Technology Officer and Architect, where he contributed to the redesign of on-demand transportation worldwide. Following that innovation, he has gone on to provide expertise in the design and architecture of innovative products and systems to challenge and improve established industries. Mr. Salazar is currently an advisor to private equity firms and executives of private companies (in the United States, Europe, and Latin America), and manages direct investments in emerging private companies through his family office. A few examples from his portfolio over the years include Giphy (which was acquired by Facebook), Cornershop (which was acquired by Uber), Clover Health (which will be listed publicly following its combination with a special purpose acquisition company), Voyager, (a cryptocurrency trading application), and Reservamos (a Mexican booking engine that was acquired this year). Mr. Salazar is also an early investor in CargoX, an asset free freight company based in Brazil. Since his initial investment in CargoX, Mr. Salazar has also joined its Board of Directors and become a strategic advisor to its CEO on business strategy, technology architecture and products. From 2014 to 2019, Mr. Salazar was a co-founder and acted as Chief Technical Officer and board member of Pager, an on-demand healthcare company based in New York with operations in the United States and Latin America. Prior to Pager, Mr. Salazar was the Founding Architect and Chief Technology Officer of Uber Technologies. He is a board member of SEO (a New York City based organization that provides access to education to underserved communities). Mr. Salazar graduated with honors from L’Ecole Nationale des Telecommunications in Paris with a PhD in Telecommunications.
We believe Mr. Salazar’s qualifications to serve on our Board of Directors include: his substantial experience in technology and business services sectors; his track record at Uber and Pager; and in advising companies.
Ryan Khoury, 37, serves as our Chief Executive Officer. Mr. Khoury is a co-Founder and Partner of Falcon Edge Capital. Mr. Khoury is also Co-President of Frontier Acquisition Corp. Prior to joining Falcon Edge Capital, Mr. Khoury worked at Eton Park in London, where he focused on special situations and distressed credit investments in Europe, Middle East and Africa. Before Eton Park,

Mr. Khoury worked with Goldman Sach’s Financial Institutions Group where he worked on transactions including: ABN Amro’s sale and breakup to RBS, Santander and Fortis, Allianz offer for AGF and the Bank of Ireland’s sale of Davy. Prior to that he worked at JP Morgan in their Financial Institutions Group. Mr. Khoury graduated from the London School of Economics with First Class Honors in Economics and completed his MSc. in financial mathematics at Stanford University.
Scott Carpenter, 49, serves as our Chief Operating Officer. Mr. Carpenter is the Chief Operating Officer of Falcon Edge Capital. He is responsible for the non-investment side of the business. He was a founding member of the firm when he joined at the beginning of 2012. Prior to joining Falcon Edge, Scott was the Global Head of Operations at CQS in London for eight years where he held a variety of responsibilities including Company Secretary for the CQS Management entities and Chairman of the CQS Control Committee. Prior to joining CQS in 2004, Scott worked for Credit Suisse for ten years in a variety of operational management roles in London, New York, Singapore.
Matthew Corey, 36, serves as our Chief Financial Officer. Mr. Corey is the Chief Financial Officer of Falcon Edge Capital, Prior to joining Falcon Edge, Matthew worked for Gruss Capital Management for ten years in a variety of roles including Chief Financial Officer, Controller and Senior Accountant. Matthew worked on all aspects of fund accounting, management accounting, tax, operations, treasury and investor reporting at Gruss Capital Management. Matthew started his career as an auditor with Rothstein Kass from 2006 to 2009 where he conducted a variety of private company audits and prepared private company tax returns. Matthew graduated from Lehigh University with a Bachelor of Science in Accounting and completed a Master of Science in Jurisprudence from the Seton Hall School of Law. Matthew is a Certified Public Accountant licensed in New York.
Mitchell Caplan, 63, serves on our Board of Directors. Mr. Caplan was the the Chief Executive Officer of E*Trade, a pioneering electronic trading platform for securities, where he oversaw significant growth and led approximately 15 strategic acquisitions and subsequent integrations. He currently serves as president of Tarsadia Investments, a multi-billion dollar family office. Previously, Mr. Caplan was chief executive officer at Jefferson National, an industry-leading distributor of tax-advantaged investing solutions. From 2000 to 2008 he served as director and chief executive officer at E*Trade. Mr. Caplan also currently serves on the Board of Directors of Pioneer Merger Corp. and is the Chairman of the Board of Directors and Chief Executive Officer of Velocity Acquisition Corp. Mr. Caplan currently serves on the Board of Directors of Modern Bank, PCS Retirement, Envisics Ltd. and Lereta, LLC. Mr. Caplan received a Bachelor’s in history from Brandeis University and a Juris Doctor and Master of Business Administration from Emory University.
We believe Mr. Caplan’s qualifications to serve on our Board of Directors include: his substantial experience in financial, technology and business services sectors; his track record at Jefferson National and E*Trade; and his experience serving as a director for various public and private companies.
Todd Davis, 52, serves on our Board of Directors. Mr. Davis was the Cofounder, Chief Executive Officer and Chairman of Lifelock, Inc., a leading player in the identify-theft protection industry. He led the company from its start-up in 2005 to an initial public offering in 2012 on the NYSE, and years later, through a successful acquisition by Symantec for $2.3 billion. He currently serves as Executive Chairman for Kadenwood, an industry leader in CBD consumer packaged goods. From 2005 to 2016, he was the Co-founder, CEO, and Chairman of LifeLock, Inc., where he led the company through its corporate life cycle. He led the company from a start-up in 2005 to an IPO in 2012 on the NYSE and years later, through a successful acquisition by Symantec for $2.3 billion. Mr. Davis currently sits on multiple other private and philanthropic boards where he applies his experience in marketing, technology and building great teams to support early stage companies and position them for success. Mr. Davis received his Bachelor of Business Administration in entrepreneurship and management from Baylor University.
We believe Mr. Davis qualifications to serve on our Board of Directors include: his substantial experience in technology and business services sectors; his track record at Lifelock and in advising and managing companies.

Number and Terms of Office of Officers and Directors
Our Board of Directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Jonathan Christodoro, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Todd Davis, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Oscar Salazar and Mitchell Caplan, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the Board of Directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the Board of Directors for any reason.
Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. Our Board of Directors is authorized to appoint persons to the offices set forth in our Existing Governing Documents as it deems appropriate. Our Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, co-presidents, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Board of Directors.
Committees of the Board of Directors
Our Board of Directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the Board of Directors. Jonathan Christodoro, Todd Davis and Mitchell Caplan serve as members of the audit committee. Our Board of Directors has determined that each of Todd Davis, Jonathan Christodoro and Mitchell Caplan are independent under Nasdaq listing standards and applicable SEC rules. Jonathan Christodoro will serve as the Chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our Board of Directors has determined that Todd Davis, Jonathan Christodoro and Mitchell Caplan qualify as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee operates pursuant to a charter and is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our Initial Public Offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with the interested director or directors abstaining from such review and approval.

The audit committee is a separately designated standing committee established in accordance with Section 3 (a)(58)(A) of the Exchange Act.
Nominating Committee
We have established a nominating committee of our Board of Directors. The members of our nominating committee are Mitchell Caplan and Todd Davis, and Mitchell Caplan serves as chairman of the nominating committee. Under Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our Board of Directors has determined that each of Mitchell Caplan and Todd Davis are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Compensation Committee
The members of our compensation committee are Mitchell Caplan and Todd Davis, and Todd Davis serves as chairman of the compensation committee.
Under Nasdaq listing standards and applicable SEC rules and subject to applicable phase-in rules, we are required to have a compensation committee composed entirely of independent directors. Our Board of Directors has determined that each of Mitchell Caplan and Todd Davis are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.
Code of Ethics and How to Obtain the Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available without charge upon written request to our principal executive officers. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.
Conflicts of Interest
Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.
Certain of our officers and directors presently have, and any of them in the future are expected to have additional, fiduciary and contractual duties to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. However, we do not expect these duties to materially affect our ability to complete our initial business combination.
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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Our Sponsor subscribed for Founder Shares prior to the date of this proxy statement/consent solicitation statement/prospectus and purchased private placement warrants in a transaction that closed simultaneously with the closing of our Initial Public Offering.

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Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 12, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of  (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
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Alpha Wave has entered into a subscription agreement to purchase 750,000 shares in the PIPE Financing.

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Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, since the consummation of our Initial Public Offering, we reimbursed an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of  $10,000 per month.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if  (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Director Independence
Nasdaq listing standards require that a majority of our Board of Directors be independent, subject to applicable phase-in rules. An “independent director” is defined generally as a person other than an officer or employee of Pioneer or its subsidiaries or any other individual having a relationship with Pioneer which in the opinion of the Pioneer Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our Board of Directors has determined that Jonathan Christodoro, Mitchell Caplan and Todd Davis are “independent directors” as defined in Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such or against any of our property.
Properties
We currently maintain our executive offices at 660 Madison Avenue New York, New York 10065. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of New Acorns will be located at 5300 California Avenue, Irvine, CA 92617.

PIONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “Pioneer,” “we,” “us” or “our” refer to Pioneer prior to the consummation of the Business Combination. The following discussion and analysis of Pioneer’s financial condition and results of operations should be read in conjunction with Pioneer’s consolidated financial statements and notes to those statements included in this proxy statement/consent solicitation statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in this proxy statement/consent solicitation statement/prospectus.
Overview
We are a blank check company incorporated in the Cayman Islands on October 21, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our sponsor is Pioneer Merger Sponsor LLC, a Cayman limited liability company (the “Sponsor”).
The registration statement for our Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, we consummated the Initial Public Offering of 40,250,000 units (the “units” and, with respect to the Class A ordinary shares included in the units being offered, the “public shares”), including 5,250,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of  $402.5 million, and incurring offering costs of approximately $22.8 million, of which approximately $14.1 million was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 6,700,000 warrants, at a price of  $1.50 per private placement warrant with our Sponsor, generating gross proceeds of approximately $10.1 million.
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $10.00 per unit sold in the Initial Public Offering, including the proceeds of the private placement warrants, will be held in a Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on May 26, 2021. We intend to finance the Business Combination using a combination of  (i) shares of New Acorns Stock issued to the equityholders of Acorns, (ii) cash held in the Trust Account net of redemptions and deferred underwriting discounts and (iii) gross proceeds from the PIPE Financing.
The issuance of additional shares of our stock in a business combination:
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may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares (as defined above) resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

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may subordinate the rights of holders of Class A ordinary shares if preference shares are issued with rights senior to those afforded our Class A ordinary shares;

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could cause a change in control if a substantial number of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

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may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

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may adversely affect prevailing market prices for our units, Class A ordinary shares and/or warrants; and

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may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:
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default and foreclosure on our assets if our operating revenue after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our Class A ordinary shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

If we are unable to complete an initial business combination by January 12, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish the underlying shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board of Directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Results of Operations
Our entire activity from January 1, 2021 through June 30, 2021, was in preparation for our Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search for a prospective initial business combination. We will not generate any operating revenue until the closing and completion of our initial business combination, at the earliest. We generate non-operating income in the form of investment income from our investments held in the Trust Account.

We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For period from January 1, 2021 through June 30, 2021, we had net loss of approximately $6.9 million, which consisted of general and administrative expenses of approximately $1 million, financing costs to derivative warrant liabilities of approximately $1.1 million, change in fair value of derivative warrant liabilities of approximately $4 million, loss on excess of fair value over cash received for Private Placement warrants of approximately $700,000 and partially offset by income from investments held in Trust Account of approximately $15,000.
Liquidity and Capital Resources
As of June 30, 2021, we had approximately $58,000 in cash and working capital of approximately $306,000.
Our liquidity needs to date have been satisfied through a contribution of  $25,000 from our Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan of approximately $141,000 from the Sponsor pursuant to the Note, and the proceeds from the consummation of the PIPE Financing not held in the Trust Account. We repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with a loan (“Working Capital Loan“). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that we do not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of these financial statements. In connection with our assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that we have access to funds from the Sponsor, and the Sponsor has the financial wherewithal to fund us, that are sufficient to fund our working capital needs until the earlier of the consummation of the Business Combination or one year from the issuance of these financial statements.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Investments Held in the Trust Account
Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Our investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in income from investments held in Trust Account in the unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021, 35,013,969 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 13,416,667 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,700,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using the Black-Scholes option pricing model. The fair value of the Public Warrants has subsequently been determined using listed prices in an active market for such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Net Income Per Ordinary Share
Our unaudited condensed statement of operations includes a presentation of net income per ordinary share subject to redemption in a manner similar to the two-class method of income per share. Net income per share for the six months ended June 30, 2021, basic and diluted for Class A ordinary share, was calculated by dividing the interest income earned on investments held in the Trust

Account of approximately $9,000 by 40,250,000, the weighted average number of Class A ordinary shares outstanding for the period. Net income per share basic and diluted for Class B ordinary share, was calculated by dividing the net loss (approximately $6.9 million less income attributable to Class A ordinary share in the amount of approximately $9,000, resulting in net loss of approximately $6.9 million), by 9,982,735, the weighted average number of Class B ordinary shares outstanding for the period.
We have not considered the effect of the Warrants sold in the Initial Public Offering and Private Placement since the average market price of our Class A ordinary shares for the three months ended June 30, 2021 was below the Warrants’ $11.50 exercise price. As a result, diluted income per ordinary share is the same as basic net income per ordinary share for the period presented.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

CEO LETTER
Dear Prospective Shareholder:
Acorns set out to solve a big problem: investing wasn’t for everyone. The main barriers were lack of access, affordability, and education. Among the many consequences are increasing economic disparity, a mounting debt crisis, and a power imbalance. We went all-in to address the problems, creating automated, long-term investing for all, easy retirement planning, a wonderful way to invest in your kids, banking that invests in you, cash-forward rewards, a financial literacy platform, a full-stack investment platform, a customer-first business model, and an iron-clad mission that puts responsible tools of wealth making in everyone’s hands.
By building a financial wellness system of products that work together, we support our vision of helping everyday Americans save and invest every day.
Today, we have a loyal base of 4.3 million subscription-paying customers and more than 10 million verified all time customers, with industry low churn rates of 1.3% per month, resulting in 85% customer retention for the last twelve months ending in the third quarter of the current fiscal year. By tapping into our financial wellness system, our customers have invested more than $9.6 billion with Acorns, and we have earned a leading industry Net Promoter Score (NPS) in the 93rd percentile. Building a sustainable business with solid roots has led to annualized average revenue per user of  $28 and revenue of  $29 million in the third quarter of the current fiscal year and high and rising gross margin rates that are currently above 80%, and strong, predictable growth. On the path to becoming a public company, we’re humbled to have secured backing in the PIPE investment from top-tier investors including Wellington Management, Senator, Declaration Partners, Greycroft, The Rise Fund, TPG’s global impact investing platform, and funds and accounts managed by BlackRock.
From acorns mighty oaks do grow is not just a principle of nature; it is the premise that has allowed us to grow into what we believe is the largest subscription service in U.S. consumer finance today, based on management's analysis and conclusions regarding both private and publicly available information published by financial services companies for their total subscriber account creation numbers in the United States. With our continued focus on creating more products and subscription offerings within our financial wellness system that allow individuals and families to responsibly manage and grow their money over the long-term, we believe we can reach a subscriber base of 10 million by 2025.
Our work has just begun. As socioeconomic divides grow, America is still facing a financial crisis, expedited by the economic fallout from COVID. Get rich quick schemes are mounting, and everyday Americans are paying for it. This is the market Acorns serves. Not only will the opportunity to become a public company give us the resources to build a world-class, long-term financial wellness system for the masses; it will help us get there faster.
But, we are not a grow-at-all-costs company. Instead, we believe that when our customers grow, we grow. To that end, we will remain laser-focused on the enhancements, innovations and education people need today, while planning for the future, and we will continue to be led by our mission and values.
Our values: Never stop growing. This deal provides access to meaningful capital, so that we can forward our product, business, and brand, and continue to be leaders. Always build trust. This is not an exit strategy. The invaluable trust we’ve established with partners and customers is our foundation. We’re just getting started, and will continue to stick with them. Lead with heart. Our ambition is 100 million everyday Americans saving and investing every day, for the long term. This path advances that ambition. Make bold decisions. The easy choice would have been to stay safely private, shielded from the public stage. The bold decision is to believe in ourselves and our customers, and bank on our unlimited, long-term potential. Find a way. We have a lot to do, but tiny acorns don’t stop growing into mighty oaks without patience, nurturing, and grit. They find a way to grow stronger, over generations, and so will we.

Our mission is to look after the financial best interests of the up-and-coming, beginning with the empowering, proud step of micro investing. By leading with this mission, we can give our subscribers an easy, diversified, informed way to save and invest for their future, and not only uplift this generation, but have a positive influence on the ones to come. By launching new products filtered through our values, this means when we introduce features like custom portfolios or cryptocurrency, we'll do it in a way that continues to encourage our customers to responsibly invest in diversified portfolios and get educated in the process. Additionally, we intend to introduce a loyalty program that would allow some of our eligible customers to own Acorns shares, and potentially earn more as they invite others on the path toward financial wellness. I plan to gift 10% of the value of my personal vested Acorns ownership to help fund this effort, and Pioneer’s sponsor plans to do the same. We have gotten here with our customers, and we plan to keep growing together.
As we grow, we will listen. We will learn, and continue to make bold decisions to support our vision of helping everyday Americans save and invest every day, for the long term. And we will be grateful for this opportunity to bring financial wellness to everyone, with a generational business we’re all proud to own.
Thank you,
Noah Kerner, Acorns CEO

BUSINESS OF ACORNS
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Acorns.
Company Overview
Acorns set out to solve a big problem: investing wasn’t for everyone. The main barriers were lack of access, affordability, and education. Among the many consequences are increasing economic disparity, a mounting debt crisis, and a power imbalance. We went all-in to address the problems, creating automated, long-term investing for all, easy retirement planning, a wonderful way to invest in your kids, banking that invests in you, cash-forward rewards, a financial literacy platform, a full-stack investment platform, a customer-first business model and an iron-clad mission that puts responsible tools of wealth making in everyone’s hands.
Our vision is to help everyday Americans, the country’s largest consumer market, save and invest every day. Acorns has significant opportunities due to a number of favorable factors, including:
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That we have grown into what we believe is the largest subscription service in U.S. consumer finance today, based on management's analysis and conclusions regarding both private and publicly available information published by financial services companies for their total subscriber account creation numbers in the United States.

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An attractive recurring subscription model currently operating with gross margin rates of more than 80%, built on a scalable cloud infrastructure with significant operating leverage.

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A highly visible brand with a Net Promoter Score of 61 as of March 31, 2021, which is in the 93rd percentile of financial services companies.

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A category creator with differentiated, long-term financial wellness positioning.

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A significant market opportunity, with massive consumer, wallet and revenue expansion potential with the goal of delivering a complete money management solution to everyday consumers, the largest consumer market in the world.

Acorns is building a “financial wellness system” so that individuals and families may responsibly manage and grow their money over the long-term. Many financial companies offer a menu of products that may not be right for each customer and these products are often not integrated to support the customers’ best interests. Instead, everyday Americans can put their money into our financial wellness system and each component will work together to help them grow.
We have focused to date on our offerings in the United States, but we intend to begin expanding internationally in the coming years.
Our Market Opportunity
We believe that we have a significant market opportunity due to the long-standing economic inequalities in the United States and the lack of easy-to-use savings and investment tools. For instance:
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99% of Americans do not get personal financial advice.

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45% of Americans do not invest in the stock market.

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40% of Americans have less than $400 in emergency savings.

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62% of Americans live paycheck to paycheck.

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56% of Americans fail a basic financial literacy test.

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53% of American parents have no savings or investments for their kids.

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73% of Americans die with debt.

Acorns has focused on a significant segment of the American economy — what we refer to as “everyday Americans”. As of 2020, there were 222 million American adults who made under $100,000 a year according to the 2020 U.S. Census. They live in every town and community across America, and while they have access to financial services today, we believe it is clear that the incumbents do not adequately solve their needs as evidenced by the statistics above.
As of 2020, consumers earning less than $100,000 spent on average $490 a year for financial services, excluding mortgage debt. These services included investing fees, banking fees and credit card fees and interest. With 222 million Americans paying $490 a year for financial services, we believe that our addressable revenue opportunity is greater than $100 billion annually.
Our Product: The Acorns Financial Wellness System
Our vision of the Acorns financial wellness system guides our product development and supports the opportunity described above.
Our financial wellness system is being designed to be an automated money manager for those everyday Americans. As it continues to evolve, it will simply automate the act of depositing, allocating those deposits into the right accounts and services, and then helping the subscriber grow their money over the long-term.
A subscriber is able to add money to their Acorns account in one of many ways — one-time deposits, recurring deposits, Round-Ups, paychecks and mobile checks. Round-Ups was the first product feature offered by Acorns, and remains a cornerstone of our philosophy of helping our subscribers to achieve financial wellness through a series of intuitive steps. This feature helps our subscribers invest spare change by tracking the difference between their purchase amounts and the nearest whole dollar when they pay using a card or bank account they’ve linked to Acorns, and then creating an investment into their Acorns portfolio based on those amounts. Acorns subscribers provide us with transactional data from their financial institutions when they set up their accounts and link them to us either directly or using a third party service provided by Plaid.

Acorns will allocate the money based on information provided by the subscriber, either when they enroll or as they change their investor profile in the application over time, into the appropriate account to help them reach financial goals, such as money for emergencies, retirement, investment accounts for their children, and cash to spend with a debit card. Our allocations engine will continue to evolve and grow more sophisticated. We do this by utilizing our access to transactional information provided by our subscribers. We may also make additional allocation suggestions to our subscribers based on which of our investment products they use. For instance, we might recommend maximizing contributions to your IRA at year end.
After money is allocated, we are developing additional tools to encourage our subscribers by celebrating their milestones and helping them further understand their investment potential — with the goal of creating dynamic interactions to visualize the impact of compound growth and their relative investment and deposit decisions. For example, our Potential graph is an interactive hypothetical value tool that helps subscribers understand the impact of factors such as investment frequency, amount and rate of return on the long-term value of their investment accounts. For 2021, we created the Path to $1M milestone program that encourages subscribers to take actions that help them invest for their future, such as setting up recurring investments into their investment portfolios, investing spare change through our Round-Ups feature, setting up investment allocations from their direct deposits, earning bonus investments from our Earn brand partners and reaching account balance milestones. Acorns created a complementary sweepstakes program to help incentivize customers to achieve certain these milestones by awarding subscribers with entries into a year-long sweepstakes for a chance to win $1 million for their investment account.
Because more than half of Acorns’ subscribers are first-time investors, we seek to help improve their financial well-being by increasing their financial literacy. Through our Money Basics articles and Grow Magazine published by CNBC, which are available to any visitor for free on our website and in our application for subscribers, we provide educational content about the steps our visitors and subscribers can take to improve their financial knowledge and invest in their financial futures. This content is not specific to use of the Acorns application or investing with Acorns, but is designed to inspire viewers to create successful money habits through financial news, tips, stories and expert advice on how to best save and invest, build wealth and make the most of their money. We also offer informational tips on screens within our application to provide our subscribers with important disclosures and explain product features.
Acorns also has a rewards feature called Earn that gives the subscriber the opportunity to earn more money invested in their account as bonus investments. These bonus investments come from partner brands when the subscribers shop or do business with them:
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Acorns partners with more than 400 global brands featured in its app that automatically invest into a subscriber’s Acorns account when they use the in-app link to either shop with that brand or sign up with many popular gig economy companies to earn extra money.

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Acorns has a Google Chrome browser extension through a third-party rewards program vendor that has more than 15,000 partners that will automatically invest into a subscriber’s Acorns account when they shop at that brand’s website storefront.

The applicable offers from the brand partners are displayed in-app or through the Google Chrome extension to the subscriber and are activated by the subscriber at the time they shop. We may also suggest brand partners to our subscribers most relevant to them based on our access to transactional information provided by our subscribers. Typically, the brand partner will offer a bonus investment amount that is determined by a percentage of the purchase with such brand or a flat amount. Brand partners confirm to Acorns the qualifying purchases and pay Acorns the related amounts, which Acorns will then automatically invest in ETFs included in the portfolio of the subscribers’ Acorns Invest account. Subscribers are notified within three to seven business days when they make a qualifying purchase, and the contributions to their Acorns Invest accounts are posted within 120 days.
These bonus investment offers vary by brand partner and are negotiated with Acorns or our third-party extension vendor. In addition to the bonus investment amount for the subscribers, the brands will also pay Acorns a percentage of the purchase with them or a flat amount. They may also pay additional fees for marketing services, such as featured in-app, email or other placement. No one Earn partner is material to Acorns’ business.
Acorns will also help a subscriber find a new job via our integrated jobs listings in Acorns Earn. We have white-labeled a third-party job board that allows our customers to search and apply for jobs. This feature does not create bonus investments.
The Acorns Proprietary Investment Products and Technology Platform
Acorns investment products are built under the principles of modern portfolio theory. Dr. Harry Markowitz, a Nobel Prize winner, and one of the leading economists who have developed modern portfolio theory, helped construct the Acorns taxable portfolios. Soon after a subscriber signs up for Acorns, they complete a suitability questionnaire, and an algorithmically derived recommendation for one of our taxable portfolios is made at the start of the investment journey.

Acorns’ Investment Committee approves the portfolios and monitors their performance using appropriate benchmarks, analyzing the underlying securities and making changes as needed. These portfolios range from Conservative to Aggressive — adjusting the equity and bond mix based on the risk, reward and time-horizon goals of the subscriber. They are constructed using low-cost, high-liquidity exchange traded funds, or ETFs. Our retirement product utilizes an age-based asset allocation model using many of the same funds as our taxable portfolio.
Acorns makes no commissions on the trading of these securities and Acorns does not receive compensation for order flow. If our current premium tier subscribers are not fully utilizing the features and account types available to them, we may suggest to them more ways for them to adopt such features. Because of our subscription based revenue model, these suggestions are to help our subscribers find more value in their subscription, and do not increase revenue from any additional investment activity.
To power the financial wellness system, Acorns has developed a proprietary full-stack investment platform built from the ground up. Acorns owns all the key elements required to provide the back-end infrastructure required to run our business. This includes:
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Full recordkeeping and ledgering system

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A portfolio rebalancing engine that rebalances with each deposit

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A statement, trade confirmation and tax form delivery service

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A portfolio investment engine enabling our system to buy ETFs for our subscribers as money is added

This full-stack technology platform is differentiated because very few financial technology companies own this type of integrated technology. Many financial technology companies outsource the majority of core technology functions, which gives those businesses an initial speed to market opportunity but over the long-term, makes it difficult for them to improve margins as they remain dependent on various third parties for core parts of their service delivery model. In contrast, our comprehensive platform has enabled us to drive gross margin rates from the low 70% range to the low 80% range for the periods presented in Acorns’ financial statements set forth elsewhere in this proxy statement/consent solicitation statement/prospectus. We have the flexibility to make changes to our platform as our product needs demand, rather than being limited by a vendor’s product plans.
We pair our critical technology with a legal entity structure that enables us to deliver our financial wellness system and innovate on future investment products. We offer investment advisory services through our subsidiary Acorns Advisers, an SEC registered investment adviser that provides automated investment advice regarding the selection and management of investment accounts featuring our portfolios of ETFs. Our subsidiary Acorns Securities is an affiliated SEC registered broker-dealer and FINRA member that provides brokerage and trading services for these portfolios.

Acorns Portfolio Investment Engine
Acorns is premised on the idea of removing barriers for everyday Americans to invest. One of those barriers is the idea that people need to have a large amount of money to invest in a diversified portfolio, or that investments need to be significant in amount. Instead, Acorns offers each of its subscribers the opportunity to invest their spare change in an affordable manner. These small amounts of change can add up over time for Acorns’ subscribers. Another barrier to investing in equity securities traded in U.S. markets is the limitation imposed by Depository Trust & Clearing Corporation (“DTCC”). DTCC clears and settles virtually all broker-to-broker equity transactions in the U.S markets. DTCC requires trading in equity securities to be processed in whole shares only. This limitation precludes purchasing and selling securities in small amounts directly in U.S. markets if such purchase and sale would involve trades in fractional shares.
Acorns overcomes these barriers through the operation of its proprietary portfolio investment engine, which aggregates all subscriber transactions on an omnibus basis, as described below. Acorns subscribers authorize Acorns Advisers, a registered investment advisor, to combine their funds to submit purchase and sale orders on an omnibus basis under the Acorns customer program agreement (the “Program Agreement”). Specifically, when subscribers add money to their accounts, Acorns Advisers uses Acorns’ portfolio investment engine to automatically calculate the number of shares, which may be whole or fractional shares, to purchase proportionally across the ETFs comprising the subscribers’ portfolios for the amount of funds added. This engine will also make this calculation for subscribers’ withdrawal requests. Acorns Advisers aggregates all subscriber deposit transactions and aggregates all subscriber withdrawal transactions to create an omnibus buy order or sell order, respectively.
To submit omnibus buy orders, Acorns Advisers will “top-off” the aggregated order by purchasing the last remaining fractional share required to round up the order to the next whole share. An omnibus sell order will also be rounded up to the next whole share with the “top-off” portion coming from fractional shares held by Acorns Advisers. Acorns Advisers then submits the omnibus purchase and sale orders in whole shares to the carrying broker. Once per day, Acorns Securities, acting as the carrying broker and agent for Acorns’ subscribers, sends the omnibus whole-share market buy and sell orders to a clearing broker, RBC Capital Markets, LLC (“RBC”). After RBC settles an order, Acorns Securities updates the stock record to reflect each subscriber’s whole and fractional share ownership based upon the subscriber’s dollar investment amount. Acorns Advisers records the residual balances of the fractional shares of each ETF held by Acorns Advisers for the “top-off” portion of the orders, after the settlement of daily buy and sell orders, as investment securities on its balance sheet on a trade-date basis at fair value at each reporting date. To date, these balances have been immaterial.
Acorns believes this service helps Acorns Advisers build a more diversified and more accurately apportioned ETF portfolio for Acorns’ subscribers than if Acorn Advisers were instead investing in whole ETF shares for Acorns’ subscribers regardless of their respective budgets and that it removes a barrier to investing in higher-priced ETFs. Acorns does not currently offer other types of securities, including shares of common stock and other individual ETFs, fractional or otherwise. Acorns also does not allow its subscribers to place orders to buy or sell specific share amounts of the ETFs available within Acorns Advisers’ portfolios.
Acorns Securities, as the agent and securities intermediary, reflects fractional share ownership positions on subscriber account statements in the same way that whole share ownership positions are reflected on subscriber account statements, in compliance with FINRA Rule 2231. ETF shares are held in custody at RBC in omnibus accounts in Acorns Securities name for the benefit of subscribers. Under the Program Agreement, like whole share investors, fractional shareholders are entitled to voting, dividend and other rights in proportion to their fractional share positions. Acorns uses Say Communications, LLC to provide shareholder communications, voting instructions and proxy voting services to fractional shareholders on the same terms that owners of full shares in ETFs receive. Fractional shareholders are entitled to dividends in proportion to their fractional share positions, and Acorns reinvests these dividends on behalf of the subscriber, as applicable, except in the case of dividends of less than one cent.

As disclosed in the Program Agreement, subscribers may make in-kind transfers of whole shares in their investment portfolios to a broker-dealer other than Acorns Securities and will be charged a fee for that transfer service. As further provided in the Program Agreement, Acorns informs its subscribers that Acorns is unable to transfer any fractional ETF shares to a broker-dealer other than Acorns Securities. In the event a subscriber requests a transfer of any portion of his or her portfolio that is a fractional share ETF to a broker-dealer other than Acorns Securities, Acorns will instead liquidate the subscriber’s position through the omnibus sell order process and pay cash to the subscriber, less any applicable fees, after the sell order has been settled. As with all fractional share positions custodied at all U.S. broker-dealers, fractional shares cannot be transferred to another broker-dealer through the DTCC. This transfer limitation is not imposed by Acorns but rather by the DTCC. Other than these restrictions related to transfers, Acorns does not apply any other limitations on the ETFs that it makes available in its subscribers’ portfolio accounts.
Acorns does not reflect the settled subscriber portion of the fractional share ownership on its consolidated balance sheet because Acorns Securities is the agent for purchases and sales of ETFs for its subscribers. Acorns Securities does not carry any firm inventory for the routine daily purchases and sales of ETFs on behalf of Acorns’ subscribers because Acorns Securities processes aggregate buy and sell orders on an omnibus basis with funds from Acorns’ subscribers and a de minimis amount from Acorns Advisers for the last fractional share portion needed to round up subscriber orders to whole shares. As a result, there is no financial commitment from Acorns Securities, acting as an agent, when it submits the buy or sell orders on an omnibus basis. While Acorns Securities does not carry any firm inventory for daily purchases and sales of ETFs in the normal course of business, it will have a temporary balance in firm inventory if a purchase of ETFs is settled but the subscriber’s deposit is returned. These ETFs will be reflected in firm inventory until such ETFs are sold and the cash is received. To date, the amount of firm inventory has been immaterial. Acorns Securities’ firm inventory is included in prepaid expenses and other current assets on Acorns’ consolidated balance sheet on a trade-date basis at fair value at each reporting date. Realized and unrealized gains and losses from the remaining fractional component held by Acorns are recorded in other income (loss), net in its consolidated statement of operations and have been immaterial to date.
Acorns records subscriber cash on a settlement-date basis. Subscriber cash, which in general is held in omnibus accounts at RBC, is recognized as “Receivable from Clearing Firm” and amounts owed to subscribers are recognized in “Liability to Customers” on our consolidated balance sheet.
Our Subscriber Growth
Acorns pioneered the subscription model in consumer financial services in late 2014. We grew to 1 million subscribers over our first 12 quarters, over the next 7 quarters we grew to 2 million subscribers, over the next 4 quarters we grew to 3 million subscribers and through the quarter ending June 30, 2021 we grew to 4.3 million subscribers.
We believe that our subscriber growth is driven by our focus on customer needs, building a strong brand, delivering on our mission and inspiring hope and confidence in our subscribers. We have successfully grown our subscriber base, and we believe our subscriber growth will continue to accelerate as a result of our iterative and creative approach to subscriber acquisition, allowing us to introduce products and guidance that address subscribers’ changing life circumstances. According to Nielsen, over 90% of people around the world trust recommendations from friends and family above all other forms of advertising. Historically, 55% of our subscriber growth has come via organic and word of mouth referral channels, such as existing subscribers recommending our products to family and friends. We attribute our success with subscriber referrals to the trust we cultivate with our subscribers. Our paid marketing channels are across the spectrum of digital performance marketing platforms like Facebook, Google, Snap, TikTok and others.
Acorns subscribers have the opportunity to share a unique link with friends and family to refer them to Acorns. When new subscribers create a verified new account with a minimum $5 investment using that link, the referred prospective subscribers and the existing subscriber who referred them each receive an ETF investment reward of  $5 in their Acorns Invest portfolios as a referral reward from Acorns. The amounts are automatically invested by Acorns within seven business days once it verifies the subscribers have taken the actions necessary to meet the eligibility criteria. Whether or not a subscriber earns referral rewards is solely dependent upon their actions to share the links, and the actions of their friends and family to complete the account activation. Sometimes, Acorns will also offer special limited-time referral bonuses of varying amounts in addition to the regular $5 offer. The terms and conditions of these offers are available in-app or on Acorns website. Existing subscribers agree to a referral agreement before they can use this program, and the new subscribers they refer also receive disclosures about the program and the benefits for the person who made the referral.
We use a disciplined approach to find the most effective methods for subscriber growth. This process includes direct to consumer targeting, general advertising and marketing of the Acorns products and brands, as well as our referral programs. We are also a creative company and produce almost all of our advertisements in-house. We have many high-profile supporters and use disruptive methods to launch products and features. A few disruptive examples:
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When we launched our Acorns Early product for kids, we published a children’s storybook

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When we launched our Acorns Checking product, we made the card activation process utilizing augmented reality

Subscriber Retention
We have operated at nearly 99% monthly retention over the past two years, with approximately 1.3% of our subscribers leaving per month during the six months ended March 31, 2021. The biggest driver of churn is that subscribers don't have enough money to save and invest at a particular point in time, but over the past four years, approximately 30% of subscribers who left within the first twelve months boomeranged back within the next 12 months. We analyze our cohorts from each of our full fiscal years. Comparing subscribers who began in 2020 to subscribers who began in 2015, the average 12-month retention was 75% for the 2020 cohort as compared to 55% for the 2015 cohort, an improvement of 20 percentage points. This result is driven by improvements in the customer experience and also by adding premium subscription products to our offering.
All Cohorts, Total Monthly Retention(1)

(1)
Retention based on net churn, defined as gross churn plus win-backs. 98.7% represents rolling 6 mo. avg. 2019 adjusted to normalize for billing policy changes.

Retention & Premium Product Mix[1]

12 Mo Retention
Premium Product Mix
68%
72%
82%
85%
9%
24%
36%
44%
CY2018
CY2019
CY2020
LTM 6/30/21

(1) As of period end

We have found that subscribers who stay for at least twelve months tend to remain, and in our 2014 and 2015 cohorts, we have retained 80% of subscribers through a full five-year period.
Monthly Retention After 12 Mos.(1)
The Acorns Brand and Mission
We focus on attracting subscribers interested in saving and investing for the future. Our brand and identity are rooted in nature and the idea of growth. An acorn is a metaphor for the idea that as a seed grows into a mighty oak over time, our hope is that our subscribers’ savings and investments grow in a meaningful way in order to provide them with a better financial future. This is best explained by our mission statement, which guides everything that we do:
With benevolence and courage, we look after the financial best interests of the up-and-coming; beginning with the empowering, proud step of micro-investing
Our mission drives how we treat our subscribers, and they trust us with this mission as evidenced by our approval ratings and net promotor scores. The chart below shows some of the metrics on customer satisfaction that we follow:
Net Promoter Score
We have a highly visible brand with a leading industry Net Promoter Score (NPS) in the 93rd percentile. Net Promoter Score is a widely used industry benchmark and is based on the question: “How likely would you be to recommend us to a friend or colleague using a scale of 0 to 10 with 10 being highly likely. The Net Promoter Score is calculated as the percentage of customers that submitted ratings of 9 or 10 (“Promoters”) minus the percentage of customers that submitted ratings of 6 or lower (“Detractors”). Promoters are customers who exhibit strong customer loyalty and are more inclined to forgive a business for making a mistake and are more willing to refer a business to friends and colleagues. Detractors are less willing to repurchase from a “business”, are often a detriment to the business as a result of sharing their disappointment in the business’s performance with others in their sphere of influence. Consequently we believe the Net Promoter Score is a meaningful benchmark to track and monitor customer satisfaction over time and correlate to business performance. Generally, we believe that a higher Net Promoter Score will correspond to revenue growth over time, as we believe it improves the likelihood that word of mouth will drive subscriber growth and that it reflects happier customers who will have higher subscriber retention rates.
The Acorns Business Model
Our business model is simple. We have a fast-growing and loyal subscriber base, powerful technology platform and strong unit economics that we believe will enable us to grow sustainably and control our path to profitability.
Acorns charges an affordable monthly subscriber fee for access to most of our services, with clear, monthly-based subscription pricing. We currently offer three subscription products: Family ($5/ month), Personal ($3/month) and Lite ($1/month), with plans to expand our offering with more premium-priced products. In September 2021, we began migrating away from our entry level $1 subscription product into more premium offerings including a premium individual and family product and removed the legacy basic Invest product from our registration funnel. We will continue to offer basic Invest products to our customers on an as-needed basis through a hardship assistance program, and we may offer promotional pricing from time to time in the future. Our philosophy is that each upgrade will enable our subscribers to save and invest more, with the full suite of products delivering our financial wellness system. Each subscription upgrade delivers increased customer value via more products, benefits, add-ons and smarts. The following is an illustration of the products we currently envision offering:
The following is a description of what is currently offered within each product:
Acorns Lite, which we have begun removing from our registration funnel in September 2021, provides subscribers with five core features, each of which will continue to be available in the Personal and Family products:
•
Acorns Invest:   Subscribers can easily invest in a diversified portfolio built by experts that recommend and customize each user’s portfolio based on their individual long-term money goals. This also includes automatic portfolio rebalancing, which facilitates dividend reinvestment that we believe gives subscribers’ money a better chance to grow.
•
Round-Ups:   Enables subscribers to automatically invest spare change from everyday purchases by rounding each purchase to the nearest dollar; this change is automatically invested into one of Acorns’ diversified ETF portfolios, built by experts.

•
Recurring Investments:   Enables subscribers to set up an automatic recurring investment starting at $5 a day, week or month to tap into the power of dollar cost averaging.

•
Education:   Offers financial literacy tools to subscribers, including custom financial literacy content that is powered by CNBC.

•
Acorns Earn:   Provides subscribers access to shop over 15,000 partners, search millions of jobs in our Job Finder, and earn bonus investments when purchasing items at select stores.

Acorns Personal includes everything from Acorns Lite, plus:
•
Acorns Later:   Provides subscribers with an easy, automated way to save for retirement through individual retirement accounts (“IRAs”).

•
Acorns Checking:   Delivers all-digital banking that aims to help our subscribers save and invest more money while they bank. Acorns Checking includes a deposit account and debit card with various financial service features such as direct deposit, mobile check deposit and check sending. Acorns Checking enables subscribers to instantly invest spare change through Round-Ups of purchases using the Acorns debit card and access over 55,000 fee-free ATMs in the United States and internationally. Accounts are FDIC-insured up to $250,000 and include fraud protection and an all-digital card lock. Subscribers receive a customized debit card with their signature custom-engraved.

•
Smart Deposit:   Automatically allocates a percentage of a subscribers’ paycheck across their accounts.

Acorns Family includes everything from Lite and Personal, plus:
•
Acorns Early:   Provides Uniform Transfers to Minors Act (“UTMA”) / Uniform Gifts to Minors Act (“UGMA”) accounts managed by Acorns subscribers for minor beneficiaries. Subscribers can add multiple children to their account at no added cost per child.

Historically, our customer could only subscribe to Acorns Lite, which was our first subscription offering. As we've introduced new products, pricing and bundled them within premium offerings for individuals and families, we have seen a meaningful shift in adoption away from our Acorns Lite product into premium subscriptions. During the current fiscal year, a significant majority of our new subscribers are selecting our premium offerings, at a 78% rate, over our legacy $1 product. This was a result of  (i) the optimization of our new customer registration process to allow customers to subscribe to any product at the point of sign up and (ii) the introduction of the Acorns Family. We expect to see more of our subscribers moving into premium offerings when we introduce more of them in the future. Acorns also offers cash-forward rewards programs through Acorns Earn, in which our subscribers earn money invested in their accounts on each applicable click-based or action-based ad that is selected in the app. See “Results of Operations” in “Acorns’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of the amounts earned by subscribers under the Acorns Earn program. We believe that the personalization of the system, specifically the intelligent allocation of a subscriber’s deposits, becomes more sophisticated as they up-level subscription products. We intend to offer “add-ons” to current subscriptions in the future.
Other sources of revenue
We also generate revenue from brand partnerships, debit card usage and bank fee negotiations. With the acquisition of Harvest, we began offering a service where we can use automated systems to help customers lower their bank fees and costs.

Our Growth Strategy
We believe we are in the early stages of realizing the full value of our investing platform. We seek to capitalize on the advantages inherent in being a digitally native, customer-centric, and full-stack investing platform as we continue capturing market share and economic gains. Our growth strategy is designed to continue building upon the momentum we have generated to date to create even greater value for consumers:
•
Continue penetrating our large addressable market.   As described above, we start with a loyal existing subscriber base. We believe we have demonstrated the ability to drive upgrades into more premium products as we introduce them. We believe that premium products become increasingly relevant to our subscribers as Acorns becomes more embedded in their financial lives. 41% of our subscriber base today is in premium products, and approximately 50% of those subscribers arrived there via upgrades.

•
Accelerate migration to higher premium products.   Based on our extensive customer research, we expect that subscribers will upgrade to additional premium products ($10, $15) as they are introduced. We also expect new subscribers to select those premium products based on their needs when they join us.

•
Deliver new products and features.    We intend to introduce new products that address other aspects of our subscriber needs, such as debt management, custom portfolios that combine diversification with self-directed investing, and additional co-branded debit card offerings. We intend to deliver new value with products that we believe further strengthen the bond with the subscriber, including greater personalization, and higher levels of customer service.

•
Pursue additional strategic acquisitions.   We expect that strategic acquisitions will continue to be a part of Acorns’ growth strategy as well. We have a track record of successfully utilizing this strategy, with 3 acquisitions over the past 4 years adding meaningfully to our growth trajectory.

•
Expand outside the United States.   We expect that global expansion will also play a role in our long-term growth strategy. We believe the idea of Acorns is a universal idea, and we expect to target attractive international markets where there is a consumer need, a strategic fit and an appropriate regulatory framework to successfully and responsibly operate in that geography.

The Acorns Culture and Team
Acorns has succeeded in part due to a clear mission and a clear set of values that govern our decision-making and fuel our culture.
Here are our values that we use in everything we do, and which we believe lead to a culture of excellence that benefits both our subscribers and our investors.
•
Lead with heart: With compassion, integrity and tenacity, inspire yourself and others to move past all previous thresholds of possibility.

•
Make bold decisions: We are creating a new world. Be optimistic, adventurous, and courageous. Leap fearlessly into the future.

•
Always build trust: Say what you mean, mean what you say, and do what you say you’re going to do. We are all owners. We are one team.

•
Never stop growing: Change IS the constant. Stay hungry and curious. Be relentless in the pursuit of progress.

•
Find a way: Never settle, no excuses, nothing is impossible. Just make it happen!

The Acorns team passionately delivers every day on the mission, vision and values. We believe the development and empowerment of our people are critical to our ability to execute on our objectives. We focus on employee engagement, achievement and growth by investing in development programs, executing on a rigorous performance management program and providing opportunities for internal mobility.
We measure employee engagement by surveying our team’s views on a number of categories on a quarterly basis, including: views on the company, wellness, performance drive, compensation, career growth, work environment, diversity, equity and inclusion, management effectiveness and leadership. We believe our strong employee engagement score of 8/10 evidences our team’s commitment and loyalty to Acorns. We also engage in goal-setting and assessment in relation to our talent acquisition and onboarding activities, development process, and team member turnover, among other items.
As of March 31, 2021, we had 288 full-time employees, all of whom are located in the United States, including 17 in customer service, 23 in sales and marketing, 78 in general and administrative and 170 in research and development functions. None of our employees are represented by a labor union. We have never experienced a labor-related work stoppage, and we consider our relations with our team members to be good.
Competition
The main competitor to Acorns is inertia. Many Americans need help with financial wellness and do not do anything because they are not sure how to proceed.
After inertia and lack of knowledge, there are many competitors trying to solve similar problems for consumers as Acorns. With a market as large and attractive as the one we address, that is to be expected. We compete at multiple levels, including: (i) competition for money deposits among traditional banks and some challenger banks; (ii) competition for investment accounts among other introductory brokerage firms; and (iii) competition for subscribers to fintech applications.
Competition to acquire money accounts.   Traditional banks are typically larger, have been in business longer and generally have greater brand awareness than us. This is the root of the inertia problem and why so many Americans are falling behind. These are the traditional institutions that dominate the landscape today. Because our product requires a subscriber to link a bank to Acorns, we already share subscribers with these institutions today. Our product is already more interoperable with their banking product than their own products are interoperable with each other. This is the driver of that inertia and the root of the reason why Acorns has gained and will continue to gain traction with the up-and-coming.

Competition to acquire investment brokerage accounts.   The leading incumbent brokerage firms are larger, have been in business longer and generally have greater brand awareness than us. We also face competition from neo-brokerage platforms that provide some of the same features as us, such as a mobile brokerage experience and portfolio investing.
Competition for subscribers to fintech applications.   Most fintechs start with a singular focus on solving a specific problem (payday loans), and then attempt to expand the relationship by introducing new products and features. The longer-term challenge is three-fold:
1.
Can you build an effective acquisition engine that is efficient and can scale?

2.
Do you have a business model that will allow you to compete with some of the most well-resourced institutions on the planet?

3.
Is your brand beloved enough to stand for something that drives the flywheel of growth through word of mouth, and creates a sticky loyalty with that customer that will endure?

We believe Acorns is well positioned to be a meaningful force as we effectively compete with all of the companies in the ecosystem and will scale to meet the needs of consumers in the U.S. and globally.
The Program Management Agreement
On November 20, 2020, Acorns and Lincoln Savings Bank entered into a non-exclusive Program Management Agreement (the “PMA”), pursuant to which Lincoln Savings Bank serves as the bank of record to an Acorns-branded checking account and debit card. The PMA provides for the following fees: (i) processing fees, (ii) interchange fees, which are a scaling percentage of the interchange earned by Acorns, (iii) nominal pass-through fees to third parties and (iv) variable program customization fees.
The PMA has an initial term of five years and automatically renews for successive two-year terms unless either party provides notice of non-renewal to the other party at least 180 days prior to the end of any such term. In addition, the PMA may be terminated by either party (i) for cause upon the occurrence of certain enumerated events (including material breach) following a 30-day cure period, (ii) for other material events such as changes in law, bankruptcy proceedings and failure to pay fees and (iii) material service level failures. Acorns holds a voluntary termination right, which would trigger certain termination fees, including, as applicable, the costs for Lincoln Savings Bank to transfer the program to a different bank, a set fee for a certain number of months of the minimum monthly fee, and any costs associated with terminating key third party contracts.
Government Regulation
We are subject to extensive and complex rules and regulations and examination by various federal, state and local government authorities designed to, among other things, protect subscribers and investors. Failure to comply with any of these rules, regulations or requirements may result in, among other things, lawsuits (including class action lawsuits) or administrative enforcement actions seeking monetary damages, fines or civil monetary penalties, restitution or other payments to borrowers or investors, modifications to business practices, revocation of required licenses or registrations, or voiding of contracts.
The following is a summary of certain aspects of the various statutes and regulations applicable to us and our subsidiaries. This summary is not a comprehensive analysis of all applicable laws, and is qualified by reference to the full text of statutes and regulations referenced below.
Laws and Regulation
Registered Financial Adviser and Broker-Dealer.   We offer investment advisory services through Acorns Advisers, an investment adviser that provides automated investment advice regarding the selection and management of investment accounts featuring portfolios of ETFs.

Acorns Advisers is registered as an investment adviser under the Advisers Act, and is subject to regulation by the SEC.
The investment adviser is subject to the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to our relationships with our advisory customers. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our customers.
Our investment adviser and our broker-dealer have in the past and will in the future be subject to periodic SEC examinations. Our investment adviser and our broker-dealer are also subject to other requirements under the Advisers Act and the Exchange Act and related regulations primarily intended to benefit advisory and brokerage customers. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, record-keeping and reporting and disclosure requirements. The Advisers Act and the Exchange Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser or our broker-dealer from conducting advisory or brokerage activities, respectively, in the event they fail to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser or broker-dealer, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing customers or fail to gain new customers.
Acorns Securities is subject to Rule 15c3-1 under the Exchange Act, the “SEC Net Capital Rule”, which requires the maintenance of minimum levels of net capital. The SEC Net Capital Rule is designed to protect customers, counterparties and creditors by requiring a broker-dealer to have sufficient liquid resources available to satisfy its financial obligations. Net capital is a measure of a broker-dealer’s readily available liquid assets, reduced by its total liabilities (other than approved subordinated debt). Among other things, the SEC Net Capital Rule requires that a broker-dealer provide notice to the SEC and FINRA if its net capital is below certain required levels. There are also certain “early warning” requirements that apply. Acorns itself is not a registered broker-dealer and it is not subject to the SEC Net Capital Rule. If Acorns Securities fails to maintain specified levels of net capital, such failure would require notification to the SEC and FINRA and could result in various restrictions on its ability to make capital distributions and even suspension or expulsion from such regulatory organization.
Acorns Securities is also subject to Rule 15c3-3 under the Exchange Act, the “SEC Customer Protection Rule”, which imposes certain responsibilities regarding the protection of customer funds and securities. The SEC Customer Protection Rule requires a broker-dealer to have certain procedures in place to ensure that customer assets are not used to finance firm activities. The SEC Customer Protection Rule requires a broker-dealer to have possession or control of customer securities and to perform a weekly reserve computation. The possession or control portion of the SEC Customer Protection Rule imposes responsibilities regarding the identification and segregation of fully-paid customer securities in good control locations free of any liens. The SEC Customer Protection Rule also requires that a reserve computation is performed on a weekly basis to calculate customer-related payables and receivables. If a computation results in a net customer payable, the broker-dealer is required to deposit this amount in a special reserve bank account for the exclusive benefit of customers. A withdrawal from the special reserve account can only be made in the event that a weekly reserve formula results in a net receivable from customers. If Acorns Securities fails to comply with the SEC Customer Protection Rule, such failure would require prompt notification to the SEC and FINRA, could result in regulatory enforcement actions leading to monetary fine and other sanctions, including restrictions on the business activities of Acorns Securities or even its suspension or expulsion from such regulatory organization.
Acorns Securities is an “introducing” broker that does not carry customer security accounts; rather, customer security accounts are carried by an unaffiliated broker-dealer that also clears transactions for these accounts and maintains segregated cash and investments pursuant to Rule 15c3-3 under the Exchange Act, known as the Customer Protection Rule.
FINRA has adopted extensive regulatory requirements relating to sales practices, registration of personnel, compliance and supervision and compensation and disclosure, to which Acorns Securities and its personnel are subject. FINRA, the SEC and certain states in which Acorns does business also have the authority to conduct periodic examinations of Acorns Securities and Acorns Advisers, monitor their operations on an ongoing basis, and may also conduct administrative proceedings, and have the authority to levy fines and other penalties on Acorns Securities and Acorns Advisers. Acorns Advisers and Acorns Securities are also subject to other requirements under the Advisers Act and/or the Exchange Act and related regulations primarily intended to benefit advisory and brokerage customers. These additional requirements relate to matters including maintaining effective and comprehensive compliance programs, recordkeeping and reporting and disclosure requirements. The Advisers Act and/or the Exchange Act generally grant the SEC broad administrative powers, including the power to limit or restrict an investment adviser or broker-dealer from conducting advisory or brokerage activities, respectively, in the event they fail to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser or broker-dealer, the revocation of registrations and other censures and fines. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing subscribers or fail to gain new subscribers.
In addition, growing regulatory attention on the use of certain DEPs by broker-dealers and investment advisers could lead to new regulatory requirements on DEPs. On August 27, 2021, the SEC requested comment on whether certain digital engagement practices by broker-dealers and investment advisers warrant new regulatory requirements. The SEC also requested comment on digital tools used by investment advisers to develop and provide investment advice and investment advisers’ understanding and oversight of these tools and the related benefits and risks. On October 18, 2021, the SEC staff issued a report recommending consideration from a regulatory standpoint of whether DEPs with game-like features and celebratory animations lead investors to trade more than otherwise. While Acorns deploys certain DEPs, these DEPs are not game-like features currently designed to incentivize investors to trade more often but, rather, to encourage positive savings and investing behavior for the long-term. In addition, Acorns utilizes a flat rate monthly subscription fee month and does not increase its revenue through increased investment activity by its subscribers or payment for order flow. Regulatory restrictions on DEPs that do not differentiate between DEPs that appear to be the focus of current regulatory attention and those deployed by us could adversely impact our ability to use DEPs or result in additional regulatory obligations for us when using them. Any of the foregoing may result in a material adverse effect on our business, financial condition, and results of operations.
Dodd-Frank Wall Street Reform and Consumer Protection Act.   The Dodd-Frank Act, effected comprehensive revisions to a wide array of federal laws governing financial institutions, financial services and financial markets. Among its most notable provisions is the creation of the CFPB, which is charged with regulating consumer financial products or services. In addition to rulemaking authority over several enumerated federal consumer financial protection laws, the CFPB is authorized to issue rules prohibiting UDAAP by persons offering consumer financial products or services and their service providers and has authority to enforce these consumer financial protection laws and CFPB rules. The CFPB may also seek a range of remedies, including rescission of contracts, refund of money, return of real property, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on the target’s activities or functions). Where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.
We are subject to regulation by the CFPB under the Dodd-Frank Act, and we are subject to the CFPB’s enforcement authority with respect to our compliance with these requirements. The CFPB may request reports concerning our organization, business conduct, markets, and activities. CFPB rules and enforcement actions may require us to adjust our activities and may increase our compliance costs.
Uniform Transfers to Minors Act/Uniform Gifts to Minors Act.   Acorns also allows for its subscribers to open investment accounts on behalf of a minor as such minor’s custodian under the Uniform Transfers to Minors Act (“UTMA”) or Uniform Gifts to Minors Act (“UGMA”). These are uniform codes adopted on a state-by-state basis, with state-by-state variations and subject to change on a state-by-state basis.
Federal and State UDAAP Laws.   All persons engaged in commerce, including, but not limited to, us and Lincoln Savings Bank are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. The Dodd-Frank Act grants the CFPB the power to enforce UDAAP prohibitions and to adopt UDAAP rules defining unlawful acts and practices in the context of certain consumer financial products and services. Virtually all states have similar laws. The Federal Trade Commission, CFPB and the state attorneys general or other state agencies have authority to investigate and take action against businesses and financial institutions that are alleged to engage in UDAAP or violate other laws, rules and regulations.
Electronic Fund Transfer Act and NACHA Rules.   The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E that implements it provide disclosure requirements, guidelines and restrictions on the provision of electronic fund transfer services to consumers, on making an electronic transfer of funds from consumers’ bank accounts, and issuing access devices, like debit cards, to consumers. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). We obtain necessary electronic authorization from customers for ACH transfers in compliance with such rules.
Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act.   The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”), and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions and to provide electronic disclosures and other electronic communications to consumers, to obtain the consumer’s consent to receive information electronically.
Bank Secrecy Act.   Due to our partnership with Lincoln Savings Bank, we are subject to pass through compliance obligations related to U.S. anti-money laundering (“AML”) laws and regulations. We have developed and currently operate an AML program designed to prevent our network from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and non-U.S. sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls, including the designation of an AML compliance officer to oversee the programs. Our programs are designed to address these legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing.
Other.   As a third-party service provider to Lincoln Savings Bank, we are subject to the examination and enforcement authority of Lincoln Savings Bank’s regulators, including the FDIC and the Iowa Division of Banking pursuant to the Bank Service Company Act. Prudential regulatory requirements cover our provision of deposit accounts and debit cards to customers and impose obligations related to privacy, consumer protection, and other areas of law.
Services we provide to IRA owners are subject to the Internal Revenue Code of 1986, as amended, and related guidance, which governs the administration of IRAs. These rules include prohibited transactions, which are certain transactions between the IRA and certain others, including service providers. Under the DOL’s recently issued guidance, which also applies to IRAs, a prohibited transaction can arise when a fiduciary advises someone to elect a rollover to an IRA and on how to invest an IRA. Therefore, a conflict of interest can arise if any service provider receives payments for those services unless the prohibited transaction exemption is satisfied. If we fail to comply with these existing or future laws or regulations, we may be subject to governmental, regulatory, or judicial fines or sanctions, while incurring substantial legal fees and costs. Enforcement of these rules for IRAs would be by the Internal Revenue Service but could be based on information received from the Department of Labor.
Privacy and Consumer Information Security
In the ordinary course of our business, we access, collect, store, use, transmit and otherwise process certain types of data, including PII, which subjects us to certain federal and state privacy and information security laws, rules, industry standards and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties. The Gramm-Leach-Bliley Act (the “GLBA”) requires us to disclose certain information sharing practices to consumers, and any subsequent changes to such practices, and provide an opportunity for consumers to opt out of certain sharing of their PII. This may limit our ability to share PII with third parties for certain purposes, such as marketing. In addition, the CFPB is expected to issue a new rule regulating the disclosure of consumer and information, which may limit our ability to receive or use PII and other consumer information and records supplied by third parties, or share information with third parties. Further, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals and government authorities in the event of a data or security breach or compromise, including when a consumer’s PII has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of PII.
On January 1, 2020, the California Consumer Privacy Act (“CCPA”) took effect, directly impacting our California business operations and indirectly impacting our operations nationwide. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. While personal information that we process that is subject to the GLBA is exempt from the CCPA, the CCPA regulates other personal information that we collect and process in connection with the business. A new California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. Certain other state laws impose similar privacy obligations. We anticipate that more states may enact legislation similar to the CCPA, which provides consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. These proposals, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Our broker-dealer and investment adviser are subject to SEC Regulation S-P, which requires that these businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires these businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.

At any and all times, we are under scrutiny by the SEC and FINRA and subject to oversight and review or examination.
Legal Proceedings
We are from time to time subject to, and are presently involved in, litigation and other legal proceedings. We believe that there are no pending lawsuits or claims that, individually or in the aggregate, may have a material effect on our business, financial condition or operating results.
Class Action Litigation.   Acorns and its subsidiary Acorns Advisers are defendants in an action filed on February 13, 2019, titled, Bingham v. Acorns Grow, Inc. and Acorns Advisers, LLC, Orange County Superior Court, Case No. 30-2019-01050842. The nature of the action is a consumer class action in which Plaintiff seeks to plead claims on behalf of a potential class of users of the Acorns’ investment app in California.
The complaint, as amended, stated causes of action for violation of the California Consumer Legal Remedies Act (Civil Code §§ 1750 et seq.), violation of California Unfair Competition Law (Bus. & Prof. Code §§ 17200 et seq.), and violation of California’s False Advertising Law (Bus. & Prof. Code §§ 1700 et seq.). Plaintiff alleges that such customers in California experienced an improper overdraft or nonsufficient funds fee charged by their funding source or financial account on the same day or the day after they made a transfer from this funding source or financial account to Acorns. Acorns denies each and every one of Plaintiff’s allegations of unlawful conduct, damages, or other injuries. The Court has not ruled on the merits of Plaintiff’s claims or Defendants’ defenses.
While the Company believes that the lawsuit is without merit, the parties agreed after private mediation in January and February 2021 to a settlement in the aggregate amount of  $2,500,000, including legal fees, costs, and expenses, to fully settle and release claims of all persons in the settlement class. The settlement agreement has been filed with the Court for preliminary approval. Acorns believes it is probable that its insurance providers will contribute a significant fraction of the settlement amount. If approved, the settlement will also require Acorns to make some modifications to its business practices within a reasonable period of time, including updates to its website and app to add further disclosures about overdraft fee risks, the Round-Ups feature will initially be set to off for subscribers to turn on, and a notification procedure that provides notice, if requested by a user, that a Round-Ups transfer has been initiated and will be processed shortly.
Regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which we are involved is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained.
Intellectual Property
We seek to protect our intellectual property by relying on a combination of federal, state and common law in the United States, as well as on contractual measures. We use a variety of measures, such as trademarks and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures, a key part of our broader risk management strategy.
We have registered several trademarks in the United States and internationally related to our name, “ACORNS” as well as Acorns’ logo, our company taglines “Grow Your Oak” and “Invest Spare Change”, and certain Acorns products and features, such as “Round-Ups” and “Smart Deposit”. We believe our name, logo, motto and products are important brand identifiers for our subscribers and enterprise partners.
We have numerous issued and pending patents protecting our proprietary technology, both in the United States and internationally. The claims of these patents cover our core technologies that gives us a competitive edge in the industry. The patents include those that protect our systems and methods for managing consumer transaction-based investments, our display screens, systems and methods for creating excess funds from retail transactions and apportioning those funds into investments, among others.

ACORNS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Acorns Grow Incorporated (for purposes of this section, “Acorns,” “we,” “us,” “our” and “Company”) should be read together with Acorns’ unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2021 and 2020, audited consolidated financial statements as of and for the fiscal years ended September 30, 2020 and 2019, and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements based on Acorns’ current expectations that involve many risks and uncertainties, including, but not limited to, those described under the “Risk Factors” section of this proxy statement. Actual results may differ materially from such forward-looking statements.
Overview
Acorns set out to solve a big problem: investing wasn’t for everyone. The main barriers were lack of access, affordability and education. Among the many consequences of these barriers are increasing economic disparity, a mounting debt crisis and a power imbalance. We went all-in to address the problems, creating automated, long-term investing for all, easy retirement planning, a wonderful way to invest in your kids, banking that invests in you, cash-forward rewards, a financial literacy platform, a full-stack investment platform, a customer-first business model and an iron-clad mission that puts responsible tools of wealth making in everyone’s hands.
Acorns is building a “financial wellness system,” so that individuals and families may responsibly manage and grow their money over the long-term. Many financial companies offer a menu of products that may not be right for each customer, and these products are often not integrated to support the customers’ best interests. Instead, everyday Americans can put their money into our financial wellness system, and each component will work together to help them grow.
Acorns provides investment advice through model portfolios comprised of exchange traded funds (“ETFs”) managed by third-party investment adviser(s) reflecting target asset allocations across various asset classes. Acorns uses a proprietary computer software-based algorithm to match each account to the portfolio best suited to the underlying subscriber’s investment goals.
Acorns charges an affordable monthly subscriber fee for access to most of our services, with clear, monthly-based subscription pricing. We currently offer three subscription products: Family ($5/month), Personal ($3/month) and Lite ($1/month), with plans to expand our offering with more premium-priced products. In September 2021, we began migrating away from our entry level $1 subscription product into more premium offerings including a premium individual and family product and removed the legacy basic Invest product from our registration funnel. We will continue to offer basic Invest products to our customers on an as-needed basis through a hardship assistance program, and we may offer promotional pricing from time to time in the future. Our philosophy is that as subscribers move up products, each upgrade will enable them to save and invest more, with the full suite of products delivering our financial wellness system.
The Acorns Lite product provides subscribers with five core features:
•
Acorns Invest:   Subscribers can easily invest in a diversified portfolio built by experts that recommend and customize each user’s portfolio based on their individual long-term money goals. This also includes automatic portfolio rebalancing, which facilitates dividend reinvestment that we believe gives subscribers’ money a better chance to grow.

•
Round-Ups:   Enables subscribers to automatically invest spare change from everyday purchases by rounding each purchase to the nearest dollar; this change is automatically invested into one of Acorns’ diversified ETF portfolios, built by experts.

•
Recurring Investments:   Enables subscribers to set up an automatic recurring investment starting at $5 a day, week or month to tap into the power of dollar cost averaging.

•
Education:   Offers financial literacy tools to subscribers, including custom financial literacy content that is powered by CNBC.

•
Acorns Earn:   Provides subscribers access to shop over 15,000 partners, search millions of jobs in our Job Finder, and earn bonus investments when purchasing items at select stores.

Acorns Personal includes everything from Acorns Lite, plus:
•
Acorns Later:   Provides subscribers with an easy, automated way to save for retirement through individual retirement accounts (“IRA”).

•
Acorns Checking:   Delivers all-digital banking that aims to help our subscribers save and invest more money while they bank. Acorns Checking includes a deposit account and debit card with various financial service features such as direct deposit, mobile check deposit and check sending. Acorns Checking enables subscribers to instantly invest spare change through Round-Ups of purchases using the Acorns debit card and access over 55,000 fee-free ATMs in the United States and internationally. Accounts are FDIC-insured up to $250,000 and include fraud protection and all-digital card lock. Subscribers receive a customized debit card with their signature custom-engraved.

•
Smart Deposit:   Automatically allocates a percentage of a subscribers’ paycheck across their accounts.

Acorns Family includes everything from Lite and Personal, plus:
•
Acorns Early:   Provides Uniform Transfers to Minors Act (“UTMA”) / Uniform Gifts to Minors Act (“UGMA”) accounts managed by Acorns subscribers for minor beneficiaries. Subscribers can add multiple children to their account at no added cost per child.

Acorns offers cash-forward rewards programs through Acorns Earn, in which our subscribers earn money invested in their accounts on each applicable click-based or action-based ad that is selected in the app. See “Results of Operations” for further discussion of the amounts earned by subscribers under the Acorns Earn program. We believe that the personalization of the system, specifically the intelligent allocation of a subscriber’s deposits, becomes more sophisticated as they up-level subscription products. We intend to offer “add-ons” to current subscriptions in the future.
With the acquisition of Harvest, which we rebranded as Harvest by Acorns, we were able to begin offering a service using automated systems to help our subscribers and other customers lower their bank fees and costs. Harvest by Acorns only gets paid when there has been a successful bank fee refund negotiated on our customers’ behalf.
Recent Developments
We began offering our first investing products in 2014 and have grown significantly since then, both organically and through acquisitions.

Pioneer Merger Corp Merger and Subscription Agreements
On May 26, 2021, we entered into a definitive agreement for a business combination with Pioneer Merger Corp. (“Pioneer”) (NASDAQ:PACX), a special purpose acquisition company, that would result in us merging into Pioneer (the “2021 Transaction”). In connection with the proposed merger between Pioneer and us, Pioneer has entered into agreements whereby shares of Pioneer common stock will be issued at a purchase price of  $10.00 in a private placement or placements, to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the 2021 Transaction.
Strategic Acquisitions
We have a track record of using strategic acquisitions to grow our business. We anticipate that strategic acquisitions will continue to be a part of our growth strategy moving forward. We plan to pursue deals that will accelerate the rollout of our premium products and benefits that grow ARPU, and expand our geographic footprint. Our acquisitions to date include:
•
Vault Acquisition — In November 2017, we acquired Vault, a Portland-based developer of retirement fund investment services. This acquisition helped power and accelerate the launch of our first premium product, Acorns Later.

•
Harvest Acquisition — In February 2021, we acquired Harvest, a fintech that helps both subscribers and non-subscribers reduce debt, for $1.4 million in cash and contingent consideration with an estimated fair value of  $6.2 million on the acquisition date, which was settled in Acorns’ common stock with a fair value of  $9.3 million on August 1, 2021. This acquisition enabled AI-powered bank fee reduction negotiation capabilities for our customers. See Note 4 to the accompanying unaudited condensed consolidated financial statements.

•
Pillar Acquisition — In March 2021, we acquired the intellectual property of Pillar, an AI-powered startup built to help manage and repay student loan debt. In addition the employees of Pillar joined Acorns. This acquisition added expertise and intellectual property to Acorns.

Impact of COVID-19
The COVID-19 pandemic continues to adversely affect commercial activity, which has contributed to significant volatility in the financial markets. In response to this economic uncertainty,

we temporarily reduced our marketing expenditures during the third fiscal quarter of 2020, which slowed our new subscriber acquisition during that quarter. At the same time, we experienced our highest net retention rates to date in fiscal year 2020, which we believe was partially driven by heightened interest in saving and investing by everyday Americans facing economic challenges in connection with the pandemic. Given the unprecedented and evolving nature of the pandemic, the future impact of these changes and potential changes on Acorns and our vendors, customers, and partners is unknown at this time.
In order to safeguard the health and safety of our employees and their families, we shifted to remote working across the entire organization in March 2020. We believe that we have created an effective remote working environment that remains collaborative, and we now provide employees and new hires the option to remain fully remote. While we closed certain office locations in connection with the increase in remote work, we continue to maintain a physical footprint in Irvine, California and New York, New York for employees who wish to resume in-office working consistent with applicable guidelines.
Factors Affecting Our Performance
We believe that our performance and future success are subject to several factors that pose risks and challenges, including those discussed below and under the “Risk Factors” section of this prospectus.
Subscriber Growth
Our ability to attract new subscribers is a key factor for our future growth. We pioneered the subscription model in consumer financial services in late 2014, and currently have 4.3 million subscribers. To date, we have successfully acquired new subscribers through a combination of organic growth, marketing, brand awareness and expansion of our product offerings. Historically, 55% of our subscriber growth has come via organic and word of mouth referral channels, such as existing subscribers recommending our products to family and friends. We attribute our success with subscriber referrals to the trust we cultivate with our subscribers. Our paid marketing channels span the spectrum of digital performance marketing platforms like Facebook, Google, Snap, TikTok and others.
As a result of subscriber growth, revenue has increased each year since our launch. If we are unable to acquire sufficient new subscribers in the future, our revenue might decline. Growth of new subscribers could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates or changes in terms of use of app stores or performance marketing platforms could also negatively impact our ability to acquire new subscribers in a cost-efficient manner. Consumer tastes, preferences, and sentiment for our brand may also change and result in decreased demand for our products and services.
Revenue Retention
Our ability to retain subscribers is a key factor in our ability to generate revenue growth. We have historically had what we consider high subscriber retention on a monthly basis. All of our current subscribers purchase services through monthly subscription plans, and they are billed on a recurring basis. The recurring nature of this revenue provides us with a certain level of predictability for future revenue. If subscriber behavior changes or subscriber retention decreases in the future, then future revenue could be negatively impacted.
As we added more premium products, including Personal and Family, we have been able to increase our revenue retention for more recent cohorts over the cohort term. As the chart below shows, more recent cohorts have lower attrition and a faster rebound in revenue. The rebound in revenue retention within a cohort is driven by a combination of subscribers upgrading to premium products and additional revenue from increased subscriber engagement in transactional activities.

Cohort Revenue Retention(1)

(1)
Revenue by month from the aggregate of all subscribers within that cohort at that point in time.

We believe that as we continue to add additional products and reasons for consumers to upgrade, this should allow us to continue to improve our subscriber retention based on both the number of subscribers and revenue.
Product Expansion and Innovation
The Acorns financial wellness system is a simple idea that guides all of our product development and links to the market opportunity we have identified. Acorns owns all the key elements from record keeping and ledgering, to a portfolio investing engine, a rebalancing engine, and a statement, trade confirmation, and tax form delivery service. This allows us to innovate on future investment products as we own the critical technology and have the proper legal entity structure. We will continue to invest in enhancing our existing suite of products and developing new products. Any factors that impair our ability to do so may negatively impact our efforts towards retaining and attracting subscribers.
Pricing of Our Products and Product Mix
We generate a substantial portion of our revenue from subscription fees for three products (Lite, Personal and Family, at $1, $3 and $5 per month, respectively). We expect to continue to have more subscribers at premium products as we add additional services or options. In September 2021, we began migrating away from our entry level $1 subscription product into more premium offerings including a premium individual and family product and removed the legacy basic Invest product from our registration funnel. We will continue to offer basic Invest products to our customers on an as-needed basis through a hardship assistance program, and we may offer promotional pricing from time to time in the future. We also generate revenue from various transactional activities, including fees earned from brand partnerships, debit card usage and service fees earned through bank fee negotiations on behalf of our subscribers and other customers. The fees we earn are subject to a variety of external factors such as competition, interchange rates and other macroeconomic factors, such as interest rates and inflation, among others. We also expect to generate revenue from new products as they are developed.
Key Performance Metrics
We measure and regularly review our business performance using the following key metrics to evaluate our business, identify key trends, formulate financial projections, assess operational efficiencies and make strategic decisions.

Subscribers
Our ability to increase the number of subscribers is an indicator of our market penetration and growth. We define subscribers as the total number of unique customers that are eligible to be billed by us for a subscription fee each month. These include customers that have (i) a funding source linked to their Acorns investment account to pay their monthly subscription fee or (ii) ETF shares in an investment account from which we can sell and generate sufficient funds to pay for any unpaid subscription fee. If a customer does not satisfy any of these criteria, we exclude them from our subscriber count. We do not count a subscriber more than once in any month when determining our number of subscribers, even if a subscriber has multiple investment accounts or products with us as a premium subscriber.
The table below sets forth the average number of subscribers (in thousands, except percentages):
	Nine Months Ended June 30,		Years Ended September 30,
	2021	2020	2020	2019
Average Subscribers(1)	3,811	2,864	2,970	2,052

(1)
Average subscribers is calculated by taking a simple monthly average of subscribers for each respective period. For example, the average for a nine month period is calculated by dividing the sum of subscribers at each month end within the period by nine.

The table below sets forth our subscribers (in thousands, except percentages):
	As of June 30,		As of September 30,
	2021	2020	2020	2019
Subscribers	4,266	3,197	3,355	2,419
Subscribers increased by 33% as of June 30, 2021 compared to June 30, 2020, driven by increased marketing aided by elevated consumer interest in investing and the introduction of our Family product. Subscribers increased by 39% as of September 30, 2020 compared to September 30, 2019, driven by continued marketing, improving retention and the introduction of our Family product.
Premium Product Mix
We have historically defined our premium subscriber mix as a percentage of unique subscribers that have an active subscription in a product other than our legacy $1 Acorns Lite product. During 2020 we discontinued a "Later" product that was an add on to the $1 product. At the time this was considered a premium subscriber. We also introduced a premium Family product. Currently, 10% of subscribers are now a family premium subscriber and the majority of new subscribers are selecting the Family product. Our ability to increase our premium product mix is an indicator of our ability to upsell and provide increased value to our subscribers at higher price points.
We evaluate our product offerings and pricing to align with our philosophy of making big decisions simple. As we launched our Family product, we determined that combining the Acorns Later offering with the Acorns Personal offering would allow us to maintain a simple pricing structure without overwhelming potential subscribers with options.
The table below sets forth our premium product mix:
	As of June 30,		As of September 30,
	2021	2020	2020	2019
Premium product mix	44%	27%	32%	18%

Premium product mix increased to 44% as of June 30, 2021 from 27% as of June 30, 2020, driven by subscriber upgrades from the Lite product, the launch of our Family product and the introduction of a new registration funnel, which significantly increased new subscribers joining at a premium product. Premium product mix increased to 32% as of September 30, 2020 from 18% as of September 30, 2019, driven by the introduction of Acorns Checking and subscriber upgrades from the Lite product.
Average Revenue Per User (“ARPU”)
We define ARPU as the average revenue per user (subscriber) of Acorns’ platform. We consider it to be a key performance metric as we use it to measure the growth of our revenue on a subscriber basis and, with respect to the interim periods, we believe that showing the annualized amount provides better insight into recent business trends and better comparability when compared to the full year periods shown. We believe increasing ARPU indicates subscribers engagement and our ability to upsell higher priced products to subscribers.
The table below sets forth our actual and annualized ARPU:
	Nine months ended June 30,		Year ended September 30,
	2021	2020	2020	2019
Average revenue per user	$19.95	$15.72	$21.37	$19.32
Average annualized revenue per user	$26.60	$20.96	$21.37	$19.32
ARPU increased by 27% in the nine months ended June 30, 2021 as compared to the nine months ended June 30, 2020 due to the increase of subscribers in our premium products, which drove higher subscription revenue per user. ARPU increased by 11% for the fiscal year ended September 30, 2020 as compared to the year ended September 30, 2019 due to the increase of subscribers in our premium products and the introduction of our Family product, which drove higher subscription revenue per user.
Gross Margin Rate
We define gross margin rate as revenue less cost of revenue, expressed as a percentage of revenue. We consider it to be a key performance metric as we use it to measure the direct profitability of our business prior to sales and marketing, research and development, and general and administrative expenses.
	Nine months ended June 30,		Year ended September 30,
(in thousands, except percentages)	2021	2020	2020	2019
Revenue	$76,024	$45,012	$63,480	$39,646
Cost of revenue	$13,203	$12,160	$16,131	$11,427
Gross margin rate	82.6%	73.0%	74.6%	71.2%
Gross margin rate increased to 82.6% in the nine months ended June 30, 2021 from 73.0% in the nine months ended June 30, 2020 primarily due to higher ARPU, driven by increased premium product mix and transactional activities, as well as reduction in costs from technology infrastructure and software charges. Gross margin rate increased to 74.6% in the year ended September 30, 2020 from 71.2% in the year ended September 30, 2019 primarily due to higher ARPU, driven by increased premium product mix and transactional activities.

Key Components of Results of Operations
Revenue
We generate our revenue from subscription fees and transactional activities. The majority of our revenue is from monthly subscription fees for the use of our integrated financial wellness system. We also generate revenue from various transactional activities, including fees earned from brand partnerships, debit card usage and service fees earned through bank fee negotiations on behalf of our subscribers. Revenue from brand partnerships is generated from eligible program offers that are based on actions taken by our subscribers in response to those offers and other related promotional activities which are earned over the program period.
We continue to experience strong revenue growth over prior periods. The following factors and trends in our business have driven net revenue growth over prior periods and are expected to be key drivers of our revenue growth for the foreseeable future:
•
Sustained product innovation that appeals to a broad range of individual consumers and families;

•
Enhanced marketing efforts as we continue to build our brand and drive consumer adoption of our products, which seeks to promote our clear pricing and value;

•
Strategic mergers and acquisitions that will add products and benefits, accelerate the rollout of planned future products and expand our geographic footprint; and

•
Continued consumer interest in saving and investing and overall financial wellness.

Revenue has continued to grow year over year at a compounded average annual growth rate of 82% over the past three years. We expect further growth in revenue as we continue to invest in sales and marketing, research and development efforts, and make strategic acquisitions.
Operating Expenses
Cost of revenue — Our cost of revenue consists primarily of expenditures related to the delivery of investment services to our subscribers, including (1) transactional costs for payments to transaction monitoring and account authentication service providers, automated clearing house transaction fees, identification verification services, clearing broker fees, processing costs and other software expenses and (2) infrastructure costs for cloud hosting and server fees. While transaction and processing fees trend closely with our changes in revenue, other costs such as cloud hosting and server fees and other software expenses have historically increased at a slower rate than our revenue.
Sales and marketing expenses — Sales and marketing expenses consist of costs incurred for advertising, marketing programs, subscriber referrals, subscriber retention and business development. Significant costs include non-cash in-kind service amortization of preferred stock issued in exchange for branding, editorial, and production services, and general advertising and marketing costs. Advertising expenses are recognized as incurred and typically deliver a benefit over an extended period of time. For this reason, these expenses do not always correlate with the changes in our revenue or other metrics. Sales and marketing expenses also include personnel-related expenses including salaries, benefits and stock-based compensation, as well as debit card costs and an allocation of our general overhead.
Research and development expenses — Research and development expenses consist of costs incurred for the ongoing enhancement and maintenance of our systems and related infrastructure, new and existing features, and future product offerings. These costs include personnel-related expenses, payments to third-party service providers for professional services and software-related costs, and overhead allocated to our research and development activities. Personnel-related expenses represent the most significant component of research and development expenses which includes salaries, benefits and stock-based compensation. Research and development costs are expensed as incurred and do not always track with revenue due to the discretionary nature of these expenses.

General and administrative expenses — General and administrative expenses consist of personnel-related costs, including salaries, benefits and stock-based compensation, for employees associated with administrative services such as legal, human resources, information technology, accounting, finance and customer support. We also recognize stock compensation expense from secondary sales of common stock primarily between current and former employees and holders of economic interests in Acorns, which were sold at prices in excess of the fair value of such shares. Additionally, these expenses include certain third-party professional fees for legal, accounting, consulting and other services, as well as certain facilities costs and any corporate overhead costs not allocated to other expense categories. Costs associated with professional services, depreciation and amortization of our property and equipment, amortization of our acquired intangible assets, rent and utilities vary based upon our investment in infrastructure, risk management and internal controls and are generally not correlated with our revenue or other metrics.
Interest and Other Income (Expense), Net
Interest and other income (expense), net consists of  (i) investment and interest income earned on our cash balances and investment securities, (ii) interest expense on our convertible notes including the amortization of note discount and debt issue costs, (iii) non-cash financing gains and losses for mark-to-market adjustments of embedded derivative liabilities and (iv) gains and losses on investment securities and other miscellaneous items.
Results of Operations
The following tables summarize key components of our results of operations for the periods indicated (in thousands, except percentages):
	Nine Months Ended June 30,			Year Ended September 30,
	2021	2020	% Change	2020	2019	% Change
Revenue	76,024	45,012	69%	63,480	39,646	60%
Costs and expenses:
Cost of revenue	13,203	12,160	9%	16,131	11,427	41%
Sales and marketing	74,213	54,599	36%	68,559	76,910	(11)%
Research and development	30,565	26,338	16%	33,741	26,289	28%
General and administrative	38,419	20,244	90%	27,409	29,734	(8)%
Total costs and expenses	156,400	113,341	38%	145,840	144,360	1%
Loss from operations	(80,376)	(68,329)	18%	(82,360)	(104,714)	(21)%
Interest and other income (expense), net	3,868	(1,236)	(413)%	(3,106)	(4,396)	(29)%
Loss before benefit for income taxes	(76,508)	(69,565)	10%	(85,466)	(109,110)	(22)%
(Provision) benefit for income taxes	1,647	—	NM	(6)	(5)	20%
Net loss	$(74,861)	$(69,565)	8%	$(85,472)	$(109,115)	(22)%

Revenue
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
Revenue
Subscription fees	$62,503	$33,136	89%	$47,544	$27,088	76%
Gross transactional revenue	18,708	17,445	7%	22,972	18,230	26%
Less: cash-forward rewards	(5,187)	(5,569)	(7)%	(7,036)	(5,672)	24%
Net transactional revenue	13,521	11,876	14%	15,936	12,558	27%
Total revenue	76,024	45,012	69%	63,480	39,646	60%
Revenue for the nine months ended June 30, 2021 increased $31.0 million, or 69%, compared to the same period in fiscal year 2020. The increase was primarily due to an increase in subscription revenue of  $29.4 million attributable to new subscribers and net upgrades to premium products. The average number of subscribers grew from 2.9 million during the nine months ended June 30, 2020 to 3.8 million during the nine months ended June 30, 2021. Additionally, there was a rapid increase in premium product mix from 27% as of June 30, 2020 to 44% as of June 30, 2021. See discussion of these increases in the "Key Performance Metrics" section above. The increase in revenue was also related to higher net transactional revenue of  $1.6 million as a result of an increase in subscribers and subscriber engagement in transactional activities associated with debit cards which were partially offset by a decrease in transactional volume associated with rewards from the Acorns Earn program. Contra-revenue related to the cash-forward rewards program through Acorns Earn decreased to $5.2 million during the nine months ended June 30, 2021 from $5.6 million for the prior year period due to lower transactional volume of rewards generated and earned by subscribers.
Revenue for the fiscal year ended September 30, 2020 increased $23.8 million, or 60%, compared to the year ended September 30, 2019. The increase was primarily due to an increase in subscription revenue of  $20.5 million attributable to new subscribers and net upgrades to premium products. The average number of subscribers grew from 2.1 million in fiscal year 2019 to 3.0 million in fiscal year 2020. Additionally, there was a rapid increase in premium product mix from 18% as of September 30, 2019 to 32% as of September 30, 2020. See discussion of these increases in the "Key Performance Metrics" section above. The increase in revenue was also related to higher net transactional revenue of  $3.4 million as a result of an increase in subscribers and subscriber engagement in transactional activities. Contra-revenue related to cash-forward rewards program through Acorns Earn increased to $7.0 million the years ended September 30, 2020 from $5.6 million for the prior year period as a result of increase in subscribers and subscriber engagement in Acorns Earn.
Cost of Revenue
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
Cost of revenue
Transactional costs	$10,210	$9,000	13%	$12,053	$7,303	65%
Infrastructure costs	2,993	3,160	(5)%	4,078	4,124	(1)%
Total cost of revenue	13,203	12,160	9%	16,131	11,427	41%
Cost of revenue for the nine months ended June 30, 2021 increased $1.0 million, or 9%, as compared with the same period in fiscal year 2020. The increase in cost of revenue was not commensurate with the increase in revenue over the same period as higher variable costs including transaction processing and other incremental expenses that were driven by the increase in revenue and subscribers were offset by cost savings from technology infrastructure and software charges.
Cost of revenue for the fiscal year ended September 30, 2020 increased $4.7 million, or 41%, compared to the year ended September 30, 2019. The increase in cost of revenue was due largely to higher Acorns Checking costs for processing and other incremental transaction-related expenses that were driven by the increase in our subscriber base and transactional volume.
Sales and Marketing
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
Sales and marketing
Advertising, marketing and referral costs	$56,702	$21,613	162%	$29,239	$32,352	(10%)
Non-cash in-kind service amortization of preferred stock costs	10,077	27,144	(63)%	31,435	18,082	74%
Employee compensation, benefits and overhead	4,031	3,363	20%	4,483	4,887	(8)%
Debit card production and distribution costs	2,258	1,513	49%	2,132	17,995	(88)%
Other costs	1,145	966	19%	1,270	3,594	(65%)
Total sales and marketing	74,213	54,599	36%	68,559	76,910	(11)%
Sales and marketing expense for the nine months ended June 30, 2021 increased $19.6 million, or 36% compared to the same period in fiscal year 2020. The increase was primarily related to higher general advertising, marketing and referral costs of  $35.1 million primarily related to search engine, mobile app and social media advertising. We continuously evaluate total advertising, marketing and referral costs relative to the change in subscriber base during the period as an indication of the cost to acquire new customers and the impact on overall subscriber growth. Over time we believe this provides a reasonable and consistent indication of trends in customer acquisition costs and the overall success of our subscriber growth initiatives. The increase was also attributable to higher debit card fulfillment costs of  $0.7 million, higher personnel and allocation costs of $0.7 million, and an increase of  $0.2 million in other sales and marketing costs to support business growth. These increases were offset partially by a decrease of  $17.1 million for non-cash in-kind service amortization of preferred stock issued for strategic branding services.
Sales and marketing expense for the fiscal year ended September 30, 2020 decreased $8.4 million, or 11%, as compared to the year ended September 30, 2019. The decrease was primarily due to the bulk purchase of our branded debit cards in fiscal year 2019 of  $15.0 million and a decrease in related fulfillment and distribution costs of  $0.9 million. The decrease also includes a reduction in general advertising, marketing and referral costs of  $3.1 million primarily in response to COVID-19, a decrease in personnel and allocation costs of  $0.4 million, and a decrease in other sales and marketing costs of  $2.3 million primarily related to the discontinuation of the student fee waiver program at the end of fiscal year 2019 resulting in a reduction of expense of  $1.7 million and lower consulting costs. These decreases were partially offset by an increase of  $13.4 million for non-cash in-kind service amortization of preferred stock issued for strategic branding services.

Research and Development
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
Research and development
Employee compensation, benefits and overhead	$26,944	$22,882	18%	$29,431	$21,061	40%
Software-related costs	3,004	2,434	23%	3,161	3,244	(3)%
Other costs	617	1,022	(40%)	1,149	1,984	(42%)
Total research and development	30,565	26,338	16%	33,741	26,289	28%
Research and development expense for the nine months ended June 30, 2021 increased $4.2 million, or 16%, as compared to the nine months ended June 30, 2020. The increase was driven by an increase in headcount and related costs, as well as software-related and other costs to support our product innovation and infrastructure.
Research and development expense for the fiscal year ended September 30, 2020 increased $7.5 million, or 28%, as compared to the year ended September 30, 2019. The increase was driven by an increase in headcount and related costs to support our product innovation and infrastructure.
General and Administrative
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
General and administrative
Employee compensation, benefits and overhead, excluding secondary sales of common stock	$14,038	$13,330	5%	$17,265	$14,777	17%
Stock-based compensation expense for secondary sales of common stock	9,427	1,755	437%	2,030	7,879	(74)%
Professional fees and other services	7,834	2,266	246%	3,830	2,731	40%
Non-cash charge for the change in the fair value of contingent consideration	3,085	—	NM	—	—	NM
Other costs	4,035	2,893	39%	4,284	4,347	(1)%
Total general and administrative	38,419	20,244	90%	27,409	29,734	(8)%
General and administrative expense for the nine months ended June 30, 2021 increased by $18.2 million, or 90%, compared to the nine months ended June 30, 2020. The increase was attributable to a $7.7 million increase in stock-based compensation expense related to secondary sales of common stock and a $0.7 million increase in employee compensation, benefits and overhead expense. The increase is also attributable to an increase in professional fees and other services due to a $3.5 million increase in professional fees which includes public-company readiness costs for legal, accounting and other services and a $2.1 million increase in outsourced customer support costs. Additionally, there was a $3.1 million non-cash charge for the change in the fair value of contingent consideration related to the Harvest asset acquisition and a $1.1 million increase in other general and administrative expenses to support business growth during the nine months ended June 30, 2021 as compared to the prior period.
General and administrative expense for the fiscal year ended September 30, 2020 decreased by $2.3 million, or 8%, compared to the year ended September 30, 2019. The decrease was attributable to a $5.8 million decrease in stock-based compensation expense related to secondary sales of common stock which were partially offset by an increase in employee compensation,benefits and overhead expense of  $2.5 million. This decrease was partially offset by an increase of $1.1 million in professional fees.
Interest and Other Income (Expense), Net
	Nine Months Ended June 30,			Year Ended September 30,
(in thousands, except percentages)	2021	2020	% Change	2020	2019	% Change
Interest and other income (expense), net
Gain (loss) on investment securities	$3,412	$(1,491)	(329)%	$(828)	$50	(1756)%
Gain (loss) on the fair value of the derivative liability	3,482	—	NM	(2,099)	—	NM
Other non-cash interest expense	(3,457)	(301)	1049%	(788)	(6,273)	(87)%
Interest income	13	353	(96)%	357	1,462	(76)%
Other income (expense)	418	203	105%	252	365	(31)%
Total interest and other income (expense), net	3,868	(1,236)	(413)%	(3,106)	(4,396)	(29)%
Interest and other income (expense), net fluctuated by $5.1 million from a net expense of $1.2 million for the nine months ended June 30, 2020 to a net income of  $3.9 million for the nine months ended June 30, 2021. For the nine months ended June 30, 2021, we recorded a $3.5 million gain on the fair value of our embedded derivative liability associated with our convertible notes which was fully offset by other non-cash interest expense, a $3.4 million gain on investment securities, and a $0.4 million gain from dividend and other income, as compared to a $1.5 million loss on investment securities and $0.6 million gain from interest and other income for the prior year comparable period.
Interest and other expense, net for the fiscal year ended September 30, 2020 decreased $1.3 million, or 29%, as compared to the year ended September 30, 2019. The decrease was attributable to a reduction of  $5.5 million in other non-cash interest expense, partially offset by a $2.1 million loss on the fair value of our embedded derivative liability associated with our convertible notes during the year ended September 30, 2020. The decrease was also partially offset by an increase in losses on investment securities of $0.9 million and a $1.2 million reduction in interest and other income.
Provision for Income Taxes
During the nine months ended June 30, 2021 we recognized a tax benefit in connection with the Harvest acquisition whereby we acquired net deferred tax liabilities of $1.6 million which will allow us to utilize a corresponding amount of deferred tax assets that previously carried a full valuation allowance. There was no benefit for income taxes for the nine months ended June 30, 2020 due to the full valuation allowance against net deferred tax assets at the end of the period.
We believe that net operating losses incurred during the years ended September 30, 2020 and 2019 resulted in no income tax benefits for these periods presented due to the full valuation allowance against net deferred tax assets as of the end of each of these periods. Insignificant provisions were recognized for certain state income taxes.
Non-GAAP Financial Measures
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our financial performance. We believe that these non-GAAP financial measures provide enhanced insight into our ongoing operations for comparisons of our business, as it removes the effect of certain non-cash items and expenses. These non-GAAP measures may not be the same as measures used by other companies due to possible differences in methods and in the items or events for which adjustments are made.
Acorns defines EBITDA as earnings before: (i) interest expense (income), net and changes in fair value of embedded derivatives, (ii) income taxes and (iii) depreciation and amortization on fixed assets and intangible assets. Acorns defines Adjusted EBITDA as EBITDA adjusted for: (i) in-kind service amortization of preferred stock issued in exchange for branding, editorial and production services, (ii) stock-based compensation, (iii) acquisition-related charges and (iv) gains or losses on investment securities.
EBITDA and Adjusted EBITDA are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing the financial performance of Acorns. These metrics should not be considered as alternatives to net loss or any other performance measures derived in accordance with GAAP. The following unaudited table presents the reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA:
	Nine Months Ended June 30,		Year Ended September 30,
(in thousands)	2021	2020	2020	2019
Net Loss	$(74,861)	$(69,565)	$(85,472)	$(109,115)
Non-GAAP adjustments:
Income tax expense (benefit)	(1,647)	—	6	5
Interest expense (income), net	(38)	(52)	2,530	4,811
Depreciation and amortization on fixed assets and intangible assets	2,076	1,406	1,875	1,303
EBITDA	(74,470)	(68,211)	(81,061)	(102,996)
Non-cash in-kind service amortization of preferred stock(1)	10,077	27,144	31,435	18,082
Stock-based compensation	14,005	3,433	4,510	9,922
(Gain) loss on investment securities	(3,412)	1,491	828	—
Acquisition-related charges(2)	3,085	—	—	—
Adjusted EBITDA	$(50,715)	$(36,143)	$(44,288)	$(74,992)

(1)
We issued Series E-1 and E-2 preferred stock to an existing shareholder who is also a service provider for future brand, editorial and production services. The future services for such preferred stock were recorded as prepaid expenses at the fair value of the preferred stock on the grant dates and are being amortized to sales and marketing expense (i.e. In-kind service amortization) based on the service period and usage of services.

(2)
Acquisition-related charges include non-cash changes in the fair value of contingent consideration from the Harvest acquisition.

Liquidity and Capital Resources
We have financed our operations through revenue generated from subscription fees, transactional activities and the proceeds received from issuance of redeemable convertible preferred stock and convertible notes. While we continue to generate increasing revenue year over year, we have incurred net losses and negative cash flows from operating activities since inception. Our net losses are driven by significant investments in our sales and marketing strategies and our research and development efforts, which are the most significant components of our operating expenses which have resulted in an accumulated deficit of  $384.7 million as of June 30, 2021.
In March 2021, we issued unsecured convertible notes with a two-year stated maturity date for an aggregate principal amount of  $55.0 million. The notes bear interest at a rate of 10% per annum and contain a number of conversion features as disclosed within Note 7 to the accompanying unaudited condensed consolidated financial statements. Including the cash received from this issuance, our ending cash and cash equivalents balance at June 30, 2021 was approximately $54.9 million.
Our negative cash flow from operating activities has improved steadily and cash outflows are primarily driven by sales and marketing and research and development activities. We believe that our current cash and cash equivalents will be sufficient to fund our current operating plan for at least the next 12 months.
Cash Flows
	Nine Months Ended June 30,		Year Ended September 30,
(in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(41,011)	$(36,588)	$(45,289)	$(72,895)
Net cash used in investing activities	(815)	(594)	(685)	(2,463)
Net cash provided by financing activities	51,749	22,798	23,126	103,230
Net increase (decrease) in cash and cash equivalents	$9,923	$(14,384)	$(22,848)	$27,872
Operating Activities
Net cash used in operating activities represent the cash receipts and disbursements related to our activities other than investing and financing activities. Such cash flows can fluctuate significantly from period to period as net loss, adjusted for non-cash items, and changes in operating assets and liabilities impact cash flows from operating activities.
Net cash used in operating activities is calculated by adjusting our net loss for:
•
non-cash operating items such as in-kind service amortization of preferred stock issued in exchange for branding, editorial and production services, non-cash interest expense, stock-based compensation, depreciation and amortization, non-cash acquisition-related charges and other non-cash income or expenses; and

•
changes in operating assets and liabilities reflect timing differences between the receipt and payment of cash transactions and accruals.

Net cash used in operating activities of  $41.0 million for the nine months ended June 30, 2021 was comprised of our net loss of  $74.9 million and adjustments for non-cash items including a $14.0 million charge for stock-based compensation, a $10.1 million charge for in-kind service amortization, a $3.4 million gain on investment securities and a $3.1 million charge for acquisition related costs. The non-cash adjustment for in-kind service amortization is due to the issuance of preferred stock that is being amortized over the service period based on usage of services. Additionally, net cash used in operating activities included a net $10.5 million cash inflow related to changes in working capital. Net cash used in operating activities of  $36.6 million for the nine months ended June 30, 2020 was comprised of our net loss of  $69.6 million and adjustments for non-cash operating items including a $27.1 million charge for in-kind service amortization as described above and a $3.4 million charge for stock-based compensation. Additionally, net cash used in operating activities included a net $0.4 million cash outflow related to changes in working capital.

Net cash used in operating activities of  $45.3 million for the fiscal year ended September 30, 2020 was comprised of our net loss of  $85.5 million and adjustments for non-cash operating items including a $31.4 million charge for in-kind service amortization as described above, a $4.5 million charge for stock-based compensation expenses and a $2.9 million charge for non-cash interest expense. Additionally, net cash used in operating activities included a net $0.2 million cash inflow related to changes in working capital. Net cash used in operating activities of  $72.9 million for the year ended September 30, 2019 was comprised of our net loss of  $109.1 million and adjustments for non-cash operating items including a $18.0 million charge for in-kind service amortization as described above, a $9.9 million charge for stock-based compensation expenses and a $6.3 million charge for non-cash interest expense. Additionally, net cash used in operating activities included a net $0.5 million cash inflow related to changes in working capital.
Investing activities
For the nine months ended June 30, 2021, net cash used in investing activities was $0.8 million reflecting $0.4 million of cash paid for asset acquisitions and $0.4 million of investment used for capital expenditures. For the nine months ended June 30, 2020, net cash used in investing activities was $0.6 million for investment used for capital expenditures.
For the fiscal year ended September 30, 2020, net cash used in investing activities was $0.7 million for investment used for capital expenditures. For the fiscal year ended September 30, 2019, net cash used in investing activities was $2.5 million reflecting $9.4 million of investment used for capital expenditures, partially offset by proceeds of   $6.9 million for receipt of a leasehold improvement allowance.
Financing activities
For the nine months ended June 30, 2021, net cash provided by financing activities was $51.7 million related to proceeds from the issuance of convertible notes of  $49.8 million and proceeds from the exercises of stock options of  $1.9 million. For the nine months ended June 30, 2020, net cash provided by financing activities was $22.8 million reflecting proceeds from issuance of convertible notes, net of issuance costs of  $22.6 million.
For the fiscal year ended September 30, 2020, net cash provided by financing activities was $23.1 million primarily related to proceeds from issuance of convertible notes of  $22.6 million and proceeds from the exercises of stock options of   $0.7 million. For the fiscal year ended September 30, 2019, net cash provided by financing activities was $103.2 million reflecting proceeds from issuance of Series E-1 convertible preferred stock of  $104.4 million and proceeds from the exercises of stock options of  $0.9 million, partially offset by the repayment of  $2.1 million on our line of credit.
Contractual Obligations
Our principal material cash requirements consist of obligations under our outstanding debt obligations related to our convertible notes and noncancelable leases for our office space. The following table summarizes these contractual obligations as of June 30, 2021 (in thousands):
		For the years ending September 30,
	Total	2021	2022 — 2023	2024 — 2025	Thereafter
Convertible notes	$77,754	$—	$77,754	$—	$—
Operating leases	16,332	3,163	6,017	6,110	1,042
Total contractual obligations	$94,086	$3,163	$83,771	$6,110	$1,042
Off-Balance Sheet Arrangements
During the periods presented we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In preparing our consolidated financial statements, we make judgments, estimates and assumptions that affect reported amounts of assets and liabilities, as well as revenue and expenses. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly evaluate our estimates, assumptions and judgments, particularly those that include the most difficult, subjective or complex judgments and are often about matters that are inherently uncertain. We consider policies relating to the matters which are summarized below to be critical accounting policies. See Note 1 to the accompanying audited consolidated financial statements for a summary of our critical accounting policies, including information and analysis of judgments, estimates and assumptions involved in their application, a summary of our other significant accounting policies and for a discussion of accounting pronouncements recently adopted and not yet adopted.
Stock-Based Compensation
We account for stock-based compensation awards to employees and non-employees in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). We measure compensation cost of awards on the grant date and recognize the cost on a straight-line method over the requisite service period of the awards. We estimate the fair value of stock-based awards of options to purchase shares of common stock to employees and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (a) our common stock price, (b) the expected stock price volatility, (c) the calculation of the expected term of the award, (d) the risk-free interest rate and (e) expected dividends. Changes in these assumptions can materially affect the fair value of the stock options.
From time to time, there are sales of our common stock between current and former employees and holders of economic interests in Acorns. We evaluate whether secondary sale transactions represent an orderly transaction that is indicative of fair value that should be given weighting in our common stock valuation. If we do not believe a transaction is an orderly transaction indicative of fair value of our common stock, we consider the excess portion of the selling price over the fair value as compensatory and recognize additional stock-based compensation expense for these transactions under ASC 718, as the substance of such a transaction is the economic interest holder making a capital contribution to us, and we make a share-based payment to our current and former employees in exchange for services rendered. Such secondary sales did not have an impact on the fair value of common stock for any regular grants of stock-based awards. There were 1,126,164, 308,946 and 1,025,793 shares sold in secondary sale transactions during the nine months ended June 30, 2021, and fiscal years ended September 30, 2020 and 2019, respectively, as a result of which we recognized total stock-based compensation of  $9.4 million, $2.0 million and $7.9 million, respectively. The weighted-average sale price per share in these secondary sale transactions was $11.99, $9.59 and $9.14, respectively, for the nine months ended June 30, 2021, and fiscal years ended September 30, 2020 and 2019, respectively, compared to the common stock valuation (detailed further below) of  $3.05 to $13.10, $2.95 to $3.05, and $1.20 to $2.95, for such respective periods.
Common Stock Valuation
Due to the absence of an active market for our common stock, the fair value of our common stock, which is used as an input into the valuation of our stock options, is determined by our board of directors based on input from management, taking into account our most recent valuations from an independent third-party valuation specialist when events occur that may significantly impact the value of our common stock, which is at least on an annual basis, but has been more frequent during the past few years. The valuation specialists apply valuation techniques and methods that conform to generally accepted valuation practices and standards established by the American Society of Appraisers in accordance with Uniform Standards of Professional Appraisal Practice and the American Institute of Certified Public Accountants in its Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
Our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:
•
the results of contemporaneous valuations performed at periodic intervals by an independent third-party valuation specialist;

•
the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•
the prices paid for common or redeemable convertible preferred stock sold to third-party investors;

•
our actual operating and financial performance;

•
our current business conditions and projections;

•
the hiring of key personnel and the experience of our management;

•
the history of the company and the introduction of new products;

•
our stage of development;

•
the likelihood and potential timing of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company;

•
the operational and financial performance of comparable publicly traded companies; and

•
the U.S. and global capital market conditions and overall economic conditions.

During 2020 and 2019, we established the fair value of our common stock through placing weight on previous redeemable convertible preferred stock transactions, for which we used the Black-Scholes option pricing model via the backsolve method, secondary transactions in our common stock during the period and a guideline public company multiples analysis.
During 2021, we established the fair value of our common stock through placing weight on two different potential exit scenarios: a near-term acquisition by a special purpose acquisition company and a second scenario considering a stay private scenario assuming an exit in two years. Under the acquisition scenario, we estimated the total equity value based on the business combination agreement and calculated the per share value of the common by dividing the total equity value by total shares outstanding as all shares would convert to common at that value. Under the stay private scenario, we established the fair value of our common stock through placing weight on the conversion terms of the convertible notes issued in 2021 for which we used the Black-Scholes option pricing model via the backsolve method, secondary transactions in our common stock during the period and a guideline public company multiples analysis.
The valuations from 2019, 2020 and 2021 also applied discounts for lack of marketability ranging from 6% to 30% to reflect the fact that there was no market mechanism to sell our common stock and, as such, the common stock option holders would need to wait for a liquidity event to facilitate the sale of their equity awards.
Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
These estimates will not be required when Acorns becomes a public company upon the closing of the Business Combination.

Income Taxes
Income taxes are accounted for using an asset and liability method as required under GAAP. The asset and liability method requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. Deferred taxes as of June 30, 2021 were reduced by a full valuation allowance primarily relating to cumulative net operating losses. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) enacted on April 5, 2012 exempts emerging growth companies (each an “EGC”) from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards under Section 7(a)(2)(B) of the Securities Act. An EGC is a company with less than $1.07 billion in annual sales, has less than $700 million in market value of its shares of common stock held by non-affiliates and issues less than $1.0 billion of non-convertible debt over a three-year period.
The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
We are an EGC and we plan to take advantage of this extended transition period until the date that we are (i) no longer an EGC or (ii) have affirmatively and irrevocably opted out of the extended transition period.
Following the consummation of the Business Combination, we expect to remain an EGC at least through the end of the 2021 fiscal year and to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to lose our EGC status upon the filing of the Form 10-K for the year ending September 30, 2022, when we expect to qualify as a Large Accelerated Filer based upon our then current market capitalization according to Rule 12b-2 of the Exchange Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an EGC or is an EGC that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Subject to certain conditions set forth in the JOBS Act, if, to the extent that we remain an EGC and rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
For as long as we continue to be an EGC, we intend to take advantage of the exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Quantitative and Qualitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We hold public company securities as assets that are subject to market fluctuations, which could have a material impact on our consolidated financial statements.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Pioneer Merger Corp. as of November 1, 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) the expected beneficial ownership of New Acorns Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:
•
each person who is the beneficial owner of more than 5% of issued and outstanding shares of Pioneer Common Stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Acorns following the Closing; and

•
all executive officers and directors of Pioneer as a group pre-Business Combination and all executive officers and directors of New Acorns post-Business Combination.

At any time prior to the special meeting of shareholders, during a period when they are not then aware of any material nonpublic information regarding Pioneer or its securities, the Sponsor, Pioneer’s directors and officers and/or their affiliates may enter into a Rule 10b5-1 plan and may engage in other public market purchases, as well as private purchases, of securities. See the sections of this proxy statement/consent solicitation statement/prospectus entitled “Risk Factors — Pioneer’s executive officers and directors and/or their affiliates may enter into agreements concerning Pioneer’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the public shares.”
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of Pioneer Common Stock pre-Business Combination is based on 50,312,500 outstanding shares of Pioneer Common Stock (including 40,250,000 Public Shares and 10,062,500 shares of Pioneer Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Pioneer Class A Shares that may be purchased after the Ownership Date.
The expected beneficial ownership percentages set forth in the table below post-Business Combination do not give effect to any performance vesting provisions applicable to any shares of Pioneer Common Stock and assumes:
(i)
no exercise of the 13,416,667 public warrants or the 3,350,000 private placement warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of  $11.50 per share, provided that New Acorns has an effective registration statement under the Securities Act covering the shares of New Acorns Common Stock issuable upon exercise of the public warrants or private placement warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/consent solicitation statement/prospectus;

(ii)
no holder has made a Cash Election;

(iii)
16,500,000 shares of Pioneer Class A Shares are issued in connection with the PIPE Financing immediately prior to the Closing;

(iv)
5,957,055 shares of New Acorns Common Stock are issued to the holders of the PIPE Convertible Notes immediately after the Closing;

(v)
that each share of Acorns Common Stock will be exchanged for approximately 1.744 shares of New Acorns Common Stock;

(vi)
that the Closing Date will be January 15, 2022 for purposes of determining the amount of accruing dividends payable to certain Acorns shareholders in the form of additional shares of Acorns Common Stock in connection with the conversion into Acorns Common Stock of Acorns Preferred Stock and certain convertible notes; and

(vii)
the issuance of all shares reserved for issuance under Acorns’ existing equity incentive plans, including pursuant to outstanding options.

The expected beneficial ownership of shares of New Acorns Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon 228,399,985 shares of New Acorns Common Stock outstanding.
The expected beneficial ownership of shares of New Acorns Common Stock post-Business Combination Assuming Maximum Redemptions in the table below has been determined based upon 200,109,885 shares of New Acorns Common Stock outstanding, based on the assumption that the public shareholders holding approximately 90% of the Public Shares exercise redemption rights with respect to their Public Shares and that the public shareholders listed in the table below exercise the redemption rights with respect to their shares. This scenario assumes that 28,290,100 Public Shares are redeemed for an aggregate redemption payment of approximately $282,901,000 million including a pro rata portion of interest accrued on the Trust Account of approximately $2,867.58. This maximum redemption scenario is based on a minimum cash condition of  $340 million, together with aggregate gross proceeds from the PIPE Financing and PIPE Convertible Notes, at Closing of the Business Combination, consisting of Trust Account funds, PIPE Financing proceeds and all other Pioneer cash and cash equivalents of Pioneer less the aggregate amount of cash proceeds that will be required to satisfy the redemption of the Public Shares.
							After the Business Combination
	Before the Business Combination						Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Pioneer Class A Shares	%	Number of Pioneer Class B Shares(2)%		Number of Shares of Acorns Stock	%	Number of shares of New Acorns Common Stock	%	Number of shares of New Acorns Common Stock	%
Directors and Executive Officers of Pioneer(1):
Jonathan Christodoro	—	—	—	—	12,500	*	21,802	*	21,802	*
Rick Gerson(3)	4,450,000	11.1	9,942,500	98.8%			14,392,500	6.3%	14,392,500	7.2%
Todd Davis	—	—	40,000(6)	*			40,000	*	40,000	*
Mitchell Caplan	—	—	40,000(6)	*			40,000	*	40,000	*
Oscar Salazar	—	—	40,000(6)	*			40,000	*	40,000	*
All Directors and Executive Officers of Pioneer (8 Individuals)	—	—	10,062,500	100.0%	12,500	*	14,534,302	6.4%	14,534,302	7.3%

							After the Business Combination
	Before the Business Combination						Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Pioneer Class A Shares	%	Number of Pioneer Class B Shares(2)%		Number of Shares of Acorns Stock	%	Number of shares of New Acorns Common Stock	%	Number of shares of New Acorns Common Stock	%
Five Percent Holders of Pioneer:
Pioneer Merger Sponsor LLC(1)(3)	—	—	9,942,500	98.8%			9,942,500	4.4%	9,942,500	5.0%
Falcon Edge Capital, LP(1)(4)	4,450,000	11.1	—	—			4,450,000	1.9%	4,450,000	2.2%
Rick Gerson(1)(3)	4,450,000	11.1	9,942,500	98.8%			14,392,500	6.3%	14,392,500	7.2%
Bleichroeder LP(5)	2,282,285	5.7	—	—			2,282,285	1.0%	2,282,285	1.1%
Entities Affiliated with Sculptor Capital LP(7)	2,130,822	5.3	—	—			2,130,822	*	2,130,822	1.1%
Directors and Executive Officers of New Acorns After Consummation of the Business Combination:
Noah Kerner(8)	—	—	—	—	3,462,061	4.4%	6,038,271	2.6%	6,038,271	3.0%
Brent Callinicos	—	—	—	—	—	*	—	*	—	*
John Flynn	—	—	—	—	—	*	—	*	—	*
Sarah Jones Simmer	—	—	—	—	—	*	—	*	—	*
Varsha Rao	—	—	—	—	—	*	—	*	—	*
Dana Settle(9)	—	—	—	—	—	*	—	*	—	*
David Hijirida	—	—	—	—	—	*	—	*	—	*
Richard Sullivan Jr.	—	—	—	—	—	*	—	*	—	*
Jasmine Lee(10)	—	—	—	—	504,206	*	879,399	*	879,399	*
Manning Field(11)	—	—	—	—	949,635	1.2%	1,656,283	*	1,656,283	*
Hugh Tamassia(12)	—	—	—	—	661,106	*	1,153,053	*	1,153,053	*
Seth Wunder	—	—	—	—	—	*	—	*	—	*
Ashley Good(13)	—	—	—	—	109,375	*	190,763	*	190,763	*
James Moorhead(14)	—	—	—	—	182,813	*	318,848	*	318,848	*
Patricia Gonzales(15)	—	—	—	—	57,514	*	100,312	*	100,312	*
Navroz Udwadia	—	—	—	—	—	*	—	*	—	*

							After the Business Combination
	Before the Business Combination						Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Pioneer Class A Shares	%	Number of Pioneer Class B Shares(2)%		Number of Shares of Acorns Stock	%	Number of shares of New Acorns Common Stock	%	Number of shares of New Acorns Common Stock	%
All Directors and Executive Officers of New Acorns as a Group (16 Individuals)	—	—	—	—	5,926,710	7.3%	10,336,929	4.5%	10,336,929	5.2%
Five Percent Holders of New Acorns After Consummation of the Business Combination:
Comcast Corporation(16)	—	—	—	—	11,459,094	15.3%	19,986,103	8.8%	19,986,103	10.0%
PayPal, Inc.(17)	—	—	—	—	8,040,559	10.7%	14,023,749	6.1%	14,023,749	7.0%
The Rise Fund Arboretum, L.P.(18)	—	—	—	—	7,229,110	9.6%	12,608,479	5.5%	12,608,479	6.3%
Greycroft Growth, L.P. and affiliates(19)	—	—	—	—	6,159,634	8.2%	10,743,178	4.7%	10,743,178	5.4%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of Pioneer’s shareholders is 660 Madison Avenue, 19th Floor, New York, NY 10065.

(2)
Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares at the time of the Business Combination.

(3)
The shares reported above are held in the name of the Sponsor. The Sponsor is controlled by Mr. Gerson.

(4)
Includes Class A ordinary shares beneficially held by Falcon Edge Capital, LP (“Falcon Edge”), Alpha Wave Ventures, LP (“Alpha Wave”), and Rick Gerson (“Mr. Gerson”), based sole on the Schedule 13D filed jointly by the Sponsor, Falcon Edge, Alpha Wave and Mr. Gerson with the SEC on February 17, 2021, as amended by the Schedule 13D/A jointly filed on June 2, 2021. Mr. Gerson is the manager of Sponsor and therefore may be deemed to have voting and dispositive power with respect to the Class B ordinary shares owned by Sponsor. Falcon Edge is the investment manager of Alpha Wave, and in such capacity, may be deemed to have voting and dispositive power with respect to the Class A ordinary shares held by Alpha Wave. Falcon Edge (Cayman) GP, Ltd., a Cayman Islands exempted company (“Falcon GP”) is the general partner of Falcon Edge. Mr. Gerson is the Chairman and Chief Investment Officer of Falcon Edge and the controlling shareholder of Falcon GP, and in such capacities, may be deemed to have voting and dispositive power with respect to the Class A ordinary shares held by Alpha Wave. The business address of each of Falcon Edge, our Sponsor, Alpha Wave and Mr. Gerson is 660 Madison Avenue, 19th Floor, New York, NY 10065.

(5)
Includes Class A ordinary shares beneficially held by Bleichroeder LP (“Bleichroeder”), based sole on the Schedule 13G filed by Bleichroeder with the SEC on January 28, 2021. Bleichroeder acts as an investment adviser to various clients. Clients of Bleichroeder have the right to receive and ultimate power to direct the receipt of dividends from , or the proceeds of the sale of, our securities. The business address of Bleichroeder is 1245 Avenue of the Americas, 47th Floor, New York, NY 10105.
(6)
Does not include any shares indirectly owned by this individual as a result of his membership interest in the Sponsor.

(7)
Represents the Class A ordinary shares held by Sculptor Capital LP (“Sculptor”) based solely on the Schedule 13G filed jointly on June 10, 2021 by Sculptor, Sculptor II Capital LP (“Sculptor-II”), Sculptor Capital Holding Corporation (“SCHC”), Sculptor Capital Holding II LLC (“SCHC-II”), Sculptor Capital Management, Inc. (“SCU”), Sculptor Master Fund, Ltd. (“SCMF”), Sculptor Special Funding, LP (“NRMD”), Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”), Sculptor SC II LP (“NJGC”) and Sculptor Enhanced Master Fund, Ltd. (“SCEN”) (the “Sculptor 13G”). The Sculptor 13G indicates that (i) Sculptor, a Delaware limited partnership, is the principal investment manager to a number of private funds and discretionary accounts (collectively, the “Accounts”); (ii) Sculptor-II, a Delaware limited partnership that is wholly owned by Sculptor, also serves as the investment manager to certain of the Accounts. The Class A Ordinary Shares reported in the Sculptor 13G are held in the Accounts managed by Sculptor and Sculptor-II; (iii) Sculptor is the beneficial owner of 2,130,822 Class A ordinary shares; (iv) SCHC, a Delaware corporation, serves as the sole general partner of Sculptor and therefore has beneficial ownership of the Class A ordinary shares directly owned by Sculptor; (v) SCHC-II, a Delaware limited liability company that is wholly owned by Sculptor, serves as the general partner of Sculptor-II; (vi) SCU, a Delaware limited liability company, is the sole shareholder of SCHC and the ultimate parent of Sculptor and Sculptor-II and therefore has beneficial ownership of the Class A ordinary shares directly owned by Sculptor and Sculptor-II; (vii) NRMD, a Cayman Islands exempted limited partnership, is the beneficial owner of 1,532,304 Class A ordinary shares; (viii) NRMD is wholly owned by SCMF and therefore SCMF has beneficial ownership of the Class A ordinary shares directly owned by NRMD; (ix) Sculptor is the investment adviser to SCMF; (x) SCCO, a Cayman Islands company, is the beneficial owner of 256,507 Class A Ordinary Shares; (xi) Sculptor is the investment adviser to SCCO; (xii) NJGC, a Delaware limited partnership, is the beneficial owner of 256,507 Class A ordinary shares; (xiii) Sculptor-II is the investment adviser to NJGC; (xiv) SCEN, a Cayman Islands Company, is the beneficial owner of 85,503 Class A ordinary shares; and (xv) Sculptor is the investment adviser to SCEN. Sculptor and Sculptor-II serve as the principal investment managers to the Accounts and thus may be deemed beneficial owners of the Class A ordinary Shares in the Accounts managed by Sculptor and Sculptor-II. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor. As such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the Class A ordinary shares reported in the Sculptor 13G. SCU is the sole shareholder of SCHC, and, for purposes of the Sculptor 13G, may be deemed a beneficial owner of the Class A ordinary shares reported therein. The business address of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of SCMF, SCEN, and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman Islands. The business address of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands. The address of the principal business office of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.

(8)
Before the Business Combination, consists of  (i) 48,409 shares of Acorns stock held by Mr. Kerner and (ii) 3,413,652 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(9)
Dana Settle is a director of Greycroft Managers III, LLC, a Delaware limited liability company (‘‘GCP III GP’’), and Greycroft Growth, LLC, a Delaware limited liability company (‘‘GCG I GP’’) and may be deemed to have beneficial ownership of the shares held by affiliates of GCP III GP and GCG I GP, as described below in footnote 19. Dana Settle disclaims beneficial ownership of such shares, except to the extent of her proportionate pecuniary interest therein, if any. The business address of each of Dana Settle is 292 Madison Ave., Fl. 8, New York, NY 10017.

(10)
Before the Business Combination, consists of  (i) 40,000 shares of Acorns stock held by Ms. Lee and (ii) 464,206 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(11)
Before the Business Combination, consists of 949,635 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(12)
Before the Business Combination, consists of 661,106 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(13)
Before the Business Combination, consists of 109,375 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(14)
Before the Business Combination, consists of 182,813 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(15)
Before the Business Combination, consists of 57,514 shares of Acorns Common Stock issuable upon the exercise of Acorns options exercisable within 60 days of November 1, 2021.

(16)
Before the Business Combination, consists of  (i) 10,975,979 shares of Acorns stock held by NBCUniversal Media, LLC, a wholly-owned subsidiary of Comcast Corporation (‘‘NBCU’’) and (ii) 483,115 shares of Acorns stock held by Comcast Ventures, LP, a wholly-owned subsidiary of Comcast Corporation (‘‘CV LP’’). After the Business Combination, consists of  (i) 19,143,491 shares of Acorns stock held by NBCU and (ii) 842,612 shares of Acorns stock held by CV LP. Comcast Corporation exercises shared voting and dispositive power over such shares. The business address for Comcast Corporation is 1701 John F. Kennedy Blvd., Philadelphia, PA 19103.

(17)
Before the Business Combination, consists of 8,040,559 shares of Acorns stock held by PayPal, Inc. After the Business Combination, consists of 14,023,749 shares of New Acorns Common Stock to be issued in exchange for outstanding Acorns stock held by PayPal, Inc. PayPal, Inc. is a wholly-owned subsidiary of PayPal Holdings, Inc. PayPal Holdings, Inc. exercises voting and dispositive power over such shares through its board of directors, currently consisting of 12 members. The business address for PayPal Holdings, Inc. is 2211 North First Street, San Jose, CA, 95131.

(18)
Before the Business Combination, consists of 7,229,110 shares of Acorns Stock directly held by The Rise Fund Arboretum, L.P. After the Business Combination, consists of 12,602,290 shares of New Acorns Common Stock to be issued in exchange for outstanding Acorns Stock directly held by The Rise Fund Arboretum, L.P. at the Closing. The Rise Fund Arboretum, L.P. is a Delaware limited partnership, whose general partner is The Rise Fund GenPar, L.P., a Delaware limited partnership, whose general partner is The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are controlling shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to beneficially own the Acorns Stock directly held by The Rise Fund Arboretum, L.P. Messrs. Bonderman and Coulter disclaim beneficial ownership of Acorns Stock directly held by The Rise Fund Arboretum, L.P. except to the extent of their pecuniary interest therein. The business address of each of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(19)
Before the Business Combination, consists of  (i) 2,819,111 shares of Acorns stock held by Greycroft Partners III, L.P., a Delaware limited partnership (‘‘GCP III’’) and (ii) 3,340,523 shares of Acorns stock held by Greycroft Growth, L.P., a Delaware limited partnership (“GCG I”). After the Business Combination, consists of  (i) 4,916,884 shares of Acorns stock held by GCP III and (ii) 5,826,294 shares of Acorns stock held by GCG I. GCP III GP, is the general partner of GCP III. GCG I GP, is the general partner of GCG I. The directors of each of GCP III GP and GCG I GP are Dana Settle, Ian Sigalow, John Elton, and Mark Terbeek. As such, each of GCP III GP, Dana Settle, Ian Sigalow, John Elton, and Mark Terbeek may be deemed to beneficially own and have voting, investment, and dispositive power with respect to the shares held by GCP III and each of GCG I GP, Dana Settle, Ian Sigalow, John Elton, and Mark Terbeek may be deemed to beneficially own and have voting, investment, and dispositive power with respect to the shares held by GCG I. Each of GCP III GP, GCG I GP, Dana Settle, Ian Sigalow, John Elton, and Mark Terbeek disclaims beneficial ownership of such shares, except to the extent of its, his, or her proportionate pecuniary interest therein, if any. The business address of each of GCP III, GCG I, GCP III GP, GCG I GP, Dana Settle, Ian Sigalow, John Elton, and Mark Terbeek is 292 Madison Ave., Fl. 8, New York, NY 10017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Pioneer
Unless the context otherwise requires, all references in this section to the “Company,” “Pioneer,” “we,” “us” or “our” refer to Pioneer prior to the consummation of the Business Combination.
Founder Shares
On October 23, 2020, our Sponsor paid $25,000 to cover certain offering costs on our behalf in exchange for issuance of 10,062,500 Class B ordinary shares (as defined above), par value $0.0001 per share. On December 21, 2020, our Sponsor transferred 40,000 Founder Shares (as defined above) to each of Todd Davis and Mitchell Caplan, the independent directors, and 40,000 Founder Shares to Oscar Salazar, the director and co-President. Our Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20% of our issued and outstanding shares after the Initial Public Offering. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,312,500 Founder Shares were no longer subject to forfeiture.
Under the Existing Governing Documents (as defined above), the Class B ordinary shares will automatically convert into Class A ordinary shares (as defined above) upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Pioneer in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor upon conversion of working capital loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis.
The holders of our Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of an initial business combination and (b) subsequent to the initial business combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the public stockholders having the right to exchange their Class A ordinary shares for cash, securities or other property. In addition, the holders of Founder Shares who are also Supporting Sponsor Shareholders entered into Sponsor Lock-Up Agreements which contain additional restrictions on the transfer, assignment, or sale of their Founder Shares, including a restriction on transferring Founder Shares or engaging in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Initial Public Offering
In connection with our Initial Public Offering Alpha Wave purchased 4,450,000 units. Upon the consummation of the Business Combination, Alpha Wave will receive approximately 4,450,000 shares of New Acorns Common Stock in exchange for the existing shares of Pioneer Class A ordinary shares underlying such units.

Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 6,700,000 private placement warrants, at a price of  $1.50 per private placement warrant with our Sponsor, generating gross proceeds of approximately $10.1 million. A portion of the proceeds from the private placement warrants was added to the proceeds from our Initial Public Offering held in the Trust Account.
Each whole private placement warrant is exercisable for one whole Class A ordinary share at a price of  $11.50 per share. If we do not complete an initial business combination by January 12, 2023, the private placement warrants will expire worthless. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.
Our Sponsor and officers and our directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.
Related Party Loans
On October 22, 2020, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover our expenses related to the Initial Public Offering pursuant to a promissory note. The note was non-interest bearing, unsecured and payable upon the completion of the Initial Public Offering. We borrowed approximately $141,000 under the note upon the closing of the Initial Public Offering. On January 15, 2021, we fully repaid the aggregate outstanding note balance of approximately $141,000.
On June 17, 2021, our Sponsor agreed to loan us an aggregate of up to $500,000 to cover our expenses related to the filing of this proxy statement/consent solicitation statement/prospectus pursuant to a promissory note. The note is non-interest bearing and payable upon the completion of the Business Combination. As of June 17, 2021, we borrowed approximately $200,000 under the note.
In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required through working capital loans. If we complete a business combination, we would repay the working capital loans out of the proceeds of the Trust Account released to us. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of the proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post business combination entity at a price of  $1.50 per warrant. The warrants would be identical to the private placement warrants. As of the date hereof, we have no borrowings under the working capital loans.
Administrative Support Agreement
Commencing on the effective date of the prospectus in connection with our Initial Public Offering, we agreed to pay an affiliate of our Sponsor a total of  $10,000 per month for office space, secretarial and administrative services provided to us. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees.
Registration Rights Agreement
Pursuant to a registration rights agreement entered into on January 12, 2021 (the “Original Registration Rights Agreement”), the holders of the Founder Shares, private placement warrants and any warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to the Original Registration Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the Original Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, in accordance with the initial letter agreement our initial shareholders entered into, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Concurrently with the execution of the Business Combination Agreement, Pioneer, Alpha Wave, the holders of founder shares and certain Acorns stockholders entered into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, Alpha Wave, the holders of founder shares and the certain Acorns shareholders will be granted certain customary registration rights, including demand and piggy-back rights, which shall become effective at the closing of the Business Combination (the “Closing”). The Original Registration Rights Agreement will terminate upon the effectiveness of the Amended and Restated Registration Rights Agreement at Closing. See the section entitled “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement”.
Sponsor Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, the Sponsor, and the Supporting Sponsor Shareholders entered into the Sponsor Support Agreements, pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Class A and/or Class B ordinary shares has agreed, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Pioneer or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) to the extent the Supporting Sponsor Shareholder may be required to do so pursuant to the Loyalty Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreements.
Sponsor Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Sponsor Shareholders entered into the Sponsor Lock-Up Agreements, pursuant to which each of the Supporting Sponsor Shareholders, as a holder of Restricted Securities (as defined therein) has agreed, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of  (i) the 12 month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares of Pioneer for cash securities, or other property, (iii) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition will be nonwaivable) of the outstanding shares of Pioneer Common Stock for cash, securities or other property (a “Third Party Tender”), the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Sponsor Lock-Up Period will be revived and continue in accordance with its terms, and (iv) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share subdivisions, share recapitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (the “Sponsor Lock-Up Period”) in respect of their Restricted Securities. During the Sponsor Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Pioneer Sponsor Warrant Forfeiture Agreement
Concurrently with the execution of the Business Combination Agreement, Acorns, Pioneer and Sponsor, entered into the Sponsor Warrant Forfeiture Agreement (as defined above), pursuant to which, the Sponsor has agreed to, among other things, (i) immediately prior to the closing of the Business Combination, forfeit for no consideration and automatically cancel 3,350,000 private placement warrants of Pioneer held by the Sponsor, and (ii) prior to the Closing, not transfer, pledge, encumber or otherwise subject to any lien, or otherwise dispose of, any of such warrants. In addition, the Sponsor and Pioneer have agreed to execute and deliver to Continental or any successor Warrant Agent (as defined in the Warrant Agreement), written instructions to register the transfer and cancellation of such warrants, effective as of immediately prior to the closing of the Business Combination.
PIPE Financing
At the closing of the Business Combination, Alpha Wave will purchase $7,500,000 of New Acorns Common Stock in a private placement in connection with the PIPE Financing. The funds from the PIPE Financing will be used as part of the consideration to New Acorns’ equity holders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Acorns. For additional information, see “Business Combination Proposal — Related Agreements — Subscription Agreements.
Interest of Certain Persons
Jonathan Christodoro is a holder of 12,500 shares of the Series A preferred stock of Acorns.
Certain Relationships and Related Person Transactions — Acorns Related Person Transactions
Registration Rights Agreement
Concurrently with the execution of the Business Combination Agreement, certain Acorns stockholders entered into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, such stockholders will be granted certain customary registration rights, including demand and piggy-back rights, which shall become effective at the Closing. See the section entitled “Business Combination Proposal — Related Agreements — Registration Rights Agreement”.
Company Support Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Company Shareholders entered into the Company Support Agreements, pursuant to which each of the Supporting Company Shareholders has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) be bound by certain other covenants and agreements related to the Business Combination, and (iii) to the extent the Supporting Company Shareholder may be required to do so pursuant to the Loyalty Program, contribute certain shares of such shareholder’s Pioneer Common Stock to Pioneer for use in the Loyalty Program, in each case, on the terms and subject to the conditions set forth in the Company Support Agreements.
Company Lock-Up Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer, Acorns, and the Supporting Company Shareholders entered into the Company Lock-Up Agreements, pursuant to which each of the Supporting Company Shareholders, as a holder of Restricted Securities (as defined therein) has agreed, among other things, to be subject to a lock-up period which will last from the Closing until the earlier of  (i) the six month anniversary of the Closing, (ii) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Pioneer Common Stock for cash, securities or other property, (iii) if after the Closing a third party makes a Third Party Tender, the last day on which shares of Pioneer Common Stock may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Company Lock-Up Period will be revived and continue in accordance with its terms, and (iv) certain other events (the “Company Lock-Up Period”). During the Company Lock-Up Period, the holders of Restricted Securities may not transfer any Restricted Securities or engage in any short sales or other hedging or derivative transactions, subject to certain limited exceptions.
Indemnification Agreements
We intend to enter into indemnification agreements with New Acorns’ directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws will require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Limitation on Liability and Indemnification of Officers and Directors” for additional information.
Commercial Agreements and Partnerships
Noah Kerner, Chief Executive Officer of Acorns and a member of Acorns’ board of directors, is a co-founder and member of the board of directors of and shareholder in A Say Inc., the parent company of Say Communications, LLC. Say Communications, LLC provides proxy services to customers of the Company via a Services Agreement, dated April 18, 2018, by and between Acorns Securities, LLC and Say Communications LLC. In addition, the Company holds 50,000 shares of Class A Common Stock of A Say Inc., from its exercise on April 12, 2021 of a warrant dated April 24, 2018 to purchase such shares for an exercise price per share of  $0.37.
PayPal, Inc., a beneficial owner of more than 5% Acorns’ voting stock, is party to a User Agreement, by and between Acorns Advisers, LLC and PayPal, Inc., as amended and supplemented by that certain Amendment to PayPal User Agreement, dated April 20, 2017, Second Amendment to PayPal User Agreement, dated September 19, 2017 and Third Amendment to PayPal User Agreement, dated April 19, 2018.
NBCUniversal Media, LLC (“NBCU”), a beneficial owner of more than 5% Acorns’ voting stock that also employs our director Mark Hoffman as Chairman of its subsidiary CNBC, LLC, is party to a Strategic Collaboration and Advertising Agreement, dated January 25, 2019, by and between NBCU, CNBC and Acorns Grow Incorporated, as amended by Amendment No. 1, dated April 17, 2020. In connection with this strategic collaboration, in January 2019, we issued and sold to NBCU an aggregate of 8,344,483 shares of our Series E-1 preferred stock at a purchase price of  $11.7323 per share, and in April 2020, we issued and sold to NBCU an aggregate of 1,835,011 shares of our Series E-2 preferred stock at a purchase price of  $13.6239 per share.
Jeffrey Cruttenden, who is a co-founder of Acorns and a family member of Walter Cruttenden, is a former shareholder of Parifi, Inc. and is entitled to receive Company Common Stock pursuant to the Agreement and Plan of Merger dated February 1, 2021 by and among the Company, Harvest Merger Sub, Inc., Parifi, Inc. and Fortis Advisors LLC (the “Harvest Merger Agreement”). Pursuant to the Harvest Merger Agreement, the Company will issue Company Common Stock as merger consideration to certain former shareholders of Harvest on or around August 1, 2021.
Related Party Loans
Acorns has also entered into certain Note Purchase Agreement and Convertible Promissory Notes, each dated as of April 22, 2020, pursuant to which it issued notes to The Rise Fund Arboretum,

L.P., a beneficial owner of more than 5% Acorns’ voting stock, PayPal, Inc., Noah Kerner and Walter Cruttenden, among others. Pursuant to the terms of the applicable agreements, immediately prior to the consummation of the Business Combination, the outstanding balance of each note will be converted into a number of Pioneer Shares as provided in the terms of such note. As of the date of the Business Combination, the outstanding balance of the note issued to The Rise Fund Arboretum was $2,870,409, the outstanding balance of the note issued to PayPal was $3,776,831, the outstanding balance of the note issued to Noah Kerner was $103,342 and the outstanding balance of the note issued to Walter Cruttenden was $258,355, in each case, including accrued and unpaid interest.
Named Executive Officer Offer Letters
Acorns has entered into offer letters with each of its named executive officers and certain other executive officers, as described in “Acorns’ Executive and Director Compensation.”
Related Person Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the New Acorns Board of Directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New Acorns or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of New Acorns’ executive officers or a member of New Acorns’ Board of Directors;

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any person who is known by New Acorns to be the beneficial owner of more than five percent (5%) of our voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that New Acorns will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, the audit committee will have the responsibility to review related person transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDERS’ RIGHTS
Pioneer is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents (as defined above) govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a shareholder of New Acorns, your rights will differ in some regards as compared to when you were a shareholder of Pioneer.
Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder/shareholder rights associated with each of Pioneer and New Acorns according to applicable law and/or the organizational documents of Pioneer and New Acorns. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws (as defined above) of New Acorns attached hereto as Exhibit I and J of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Pioneer and New Acorns.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer shareholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a shareholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any shareholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A shareholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Pioneer Governing Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its shareholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its shareholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

MANAGEMENT OF THE COMBINED COMPANY
Information about Executive Officers and Directors of the Combined Company
The following persons are expected to serve as New Acorns’ executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Executive Officers
Noah Kerner	44	Chief Executive Officer and Director Nominee
David Hijirida	49	President
Rich Sullivan	48	Chief Financial Officer
Jasmine Lee	43	Chief Operating Officer
Manning Field	48	Chief Business Officer
Hugh Tamassia	51	Chief Technology Officer
Seth Wunder	44	Chief Investment Officer
James Moorhead	42	Chief Marketing Officer
Ashley Good	45	Chief Legal Officer and Secretary
Patricia Gonzales	42	Vice President of Human Resources
Non-Executive Director Nominees
Brent Callinicos	55	Director Nominee
John Flynn	38	Director Nominee
Sarah Jones Simmer	38	Director Nominee
Varsha Rao	51	Director Nominee
Dana Settle	49	Director Nominee
Navroz Udwadia	47	Director Nominee
Executive Officers
Noah Kerner has served as the Chief Executive Officer and a director of Acorns since 2015. He is a four time entrepreneur. Mr. Kerner co-founded the shareholder rights startup Say Technologies in 2017 and currently serves as a director. Say serves such companies as Tesla, Palantir and Coinbase. Prior to joining Acorns, Mr. Kerner was the original Chief Strategy & Marketing Officer for WeWork from 2013 to 2014. Prior to this, Mr. Kerner was the co-founder and CEO of the leading creative agency for the young adult market, Noise, from 2003 to 2013. Noise developed hundreds of products and marketing campaigns for this generation including Facebook’s first application, Vice’s music platform, and the first credit card to reward responsibility rather than spending for Chase. He was co-author of the business book, “Chasing Cool,” published in 2007. Passionate about educating today’s youth, Mr. Kerner has lectured on entrepreneurialism, fintech, and media at NYU, UCLA, Stanford, and Columbia and currently serves on the Board of VH1’s Save The Music Foundation. Mr. Kerner has been recognized as one of Billboard Magazine’s “Top 30 Under 30,” AdWeek’s “Top 20 Under 40,” Fast Company’s “Innovation Agents,” and as a judge for the Webby Awards. Mr. Kerner received a B.A. from Cornell University. We believe Mr. Kerner’s strategic vision for the company, his understanding of our business based on his years of service as our Chief Executive Officer, and his expertise in product development, marketing, and business building makes him qualified to serve on our board.
David Hijirida joined Acorns in August 2021 and serves as its President. Prior to joining Acorns, from November 2018 to May 2021, he was the Chief Executive Officer of Simple Finance, a banking and personal finance app that was acquired by BBVA USA (part of PNC Bank). Previously, Mr. Hijirida held various Director roles at Amazon from January 2007 to October 2018, including Director, Global

Payments. Mr. Hijirida holds a Master of Business Administration from The Wharton School at the University of Pennsylvania, a Master of Science in Applied Physics from Cornell University and a Bachelor of Science in Physics from the Massachusetts Institute of Technology.
Rich Sullivan joined Acorns in August 2021 and serves as its Chief Financial Officer. Prior to joining Acorns, Mr. Sullivan served as Vice President of Corporate FP&A at Twitter from August 2019 to August 2021. Mr. Sullivan was also an executive at STX Entertainment, an entertainment and media company, serving as Chief Operating Officer --STX New Media and Unscripted TV from January 2017 to June 2019 and as Chief Financial Officer from September 2014 to April 2017. Previously, he also held various roles at DreamWorks Animation SKG, including Deputy Chief Financial Officer/Head of Corporate Finance, AT&T Corporation and Deutsche Bank Securities. Mr. Sullivan holds a Masters in Business Administration from Columbia University and a Bachelor of Arts in Economics from Hamilton College.
Jasmine Lee joined Acorns in 2019 and serves as Chief Operating Officer, and she also served as Chief Financial Officer until August 2021. Prior to joining Acorns, Ms. Lee held various leadership roles at PayPal from 2012 to 2019, most recently as the Chief Operating Officer and Chief Financial Officer of Consumer Product and Technology. Prior to joining PayPal, Ms. Lee served as a financial and management consultant at Zolfo Cooper and Ernst & Young. Ms. Lee is a certified public accountant (inactive) and received a Bachelor of Science in Finance from the University of Florida and a Master of Science in Accountancy from the University of Virginia.
Manning Field has been an executive of Acorns since 2016 where he is currently the Chief Business Officer, and previously served as the Chief Operating Officer and the Chief Commercial Officer. From 2018 to 2020, Mr. Field served on the Consumer Financial Protection Bureau’s Consumer Advisory Board. Prior to joining Acorns, Mr. Field worked at JP Morgan Chase from 1997-2016 where he held various executive positions. While at JP Morgan Chase, Mr. Field led initiatives resulting over 30 issued or pending patents. Mr. Field attended Indiana University where he was an NCAA All-American Swimmer.
Hugh Tamassia joined Acorns in 2019 and serves as its Chief Technology Officer. Mr. Tamassia previously served as Enterprise Chief Architect at AIG from 2016 to 2017. Prior to joining AIG, Mr. Tamassia served in various roles as a Managing Director at JP Morgan Chase from 2005 to 2016, most notably as Chief Architect of all of the company’s consumer businesses. Previously, Mr. Tamassia was Chief Technology Officer of Liquent, a public regulatory document management company. Mr. Tamassia also was previously the Chief Technology Officer at ESPCard, an advanced mobile payments company. Prior to then, Mr. Tamassia held various leadership positions at First USA Bank and MBNA. Mr. Tamassia holds a B.S. in Computer Science from the University of Delaware, and an MBA from the Lerner College of Business and Economics at the University of Delaware.
Seth Wunder joined Acorns in October 2021 and serves as its Chief Investment Officer. Prior to joining Acorns, Mr. Wunder founded black-and-white Capital LP, a long-short equity hedge fund based in Los Angeles, and served as its sole Portfolio Manager from May 2016. Prior to joining black-and-white Capital, Mr. Wunder was a founding partner and served as a portfolio manager at Contour Asset Management LLC from October 2009 to June 2016. Mr. Wunder holds a Bachelor of Science in Applied Economics and Business Management from Cornell University. Mr. Wunder is also a Chartered Financial Analyst (CFA).
James Moorhead joined Acorns in 2020 and serves as its Chief Marketing Officer. Prior to Acorns, James was the Chief Marketing Officer of Upstart from December 2019 to September 2020. Prior to Upstart, Mr. Moorhead served as the Chief Operating & Marketing Officer of Metromile, a usage-based car insurance business, from October 2015 to May 2019. Prior to Upstart, Mr. Moorhead served as Chief Marketing Officer of Dish Network for three years. Mr. Moorhead spent 11 years of his career at Procter & Gamble, where he oversaw brands including Old Spice, Gillette, Prilosec OTC, and Vicks. Mr. Moorhead served on the board of directors of Cenveo from 2017 to 2018 and has served on the board of directors of Keyme since 2018. Mr. Moorhead holds a Bachelor of Arts from Williams College.

Ashley Good joined Acorns in March 2020 and serves as its Chief Legal Officer and Secretary. Prior to joining Acorns, Ms. Good served as Chief Growth Officer for Part & Parcel, a venture-backed, social retailer of plus size fashion, from December 2018 to February 2020. Ms. Good previously served in various roles from February 2007 to October 2018 at Natural Products Group, Inc., a private company offering Arbonne and Nature’s Gate branded skin care and nutritional products, with most recent executive positions as Arbonne’s Chief Sales Officer and Chief Legal Officer. Previously, Ms. Good was a corporate associate at the law firm Latham & Watkins, LLP. Ms. Good received a Juris Doctor from Duke University School of Law, a Masters in Curriculum and Teacher Education from Stanford University Graduate School of Education, and a Bachelors in Human Biology from Stanford University.
Patricia Gonzales has served as the Head of Human Resources at Acorns since 2018. Prior to joining Acorns, Ms. Gonzales held multiple roles at Experian, including as Human Resource Operator, where she oversaw human resource operations from 2014 to 2015, and as Human Resource Business Partner to the North America corporate division for two years. Ms. Gonzales holds a bachelor of science from the University of California Berkeley.
Non-Executive Director Nominees
Brent Callinicos will serve as a director of New Acorns upon the completion of the Business Combination. From January 2017 to February 2018, Mr. Callinicos served as the Chief Operating Officer and Chief Financial Officer of Virgin Hyperloop One. Prior his role at Virgin Hyperloop, Mr. Callinicos served as the Chief Financial Officer of Uber Technologies Inc. from September 2013 to March 2015, and then as an advisor for 18 additional months thereafter. From January 2007 to September 2013, Mr. Callinicos worked at Google Inc., including as Vice President, Treasurer and Chief Accountant. From 1992 to 2007, Mr. Callinicos worked at Microsoft Corporation, including as Treasurer, Vice President of Worldwide Licensing and Pricing, and CFO of the Platforms and Services Division. Mr. Callinicos is on the board of directors of several companies including PVH Corp, Baidu, Inc. and Rubicon Technology, Inc. Mr. Callinicos has a Bachelor of Science in Business and a Master of Business Administration from UNC Chapel Hill. He is also a Certified Public Accountant. We believe Mr. Callinicos’ long track record of senior management leadership in high growth technology companies makes him well qualified to serve as a director.
John Flynn is currently a director of Acorns and will serve as a director of New Acorns upon the completion of the Business Combination. Mr. Flynn is a Partner of TPG Capital, L.P., a position he has held since 2015, and is a member of TPG’s Internet, Digital Media & Communications group. Prior to his role at TPG, from 2008 to 2015 Mr. Flynn was a Principal at Silver Lake Partners, a private equity firm, where he managed investments in technology, communications, digital media, and internet commerce companies. Mr. Flynn serves on the board of directors of Astound Broadband, DirecTV, Entertainment Partners, Human Interest, Vice Media Group and the San Francisco Zoo and previously served on the board of directors of Greensky, Inc from 2018 to 2020. Mr. Flynn holds a Bachelor of Applied Science in Accounting and a Bachelor of Science Engineering in Systems Engineering from the University of Pennsylvania. We believe Mr. Flynn’s substantial experience in overseeing technology investments for multiple investment firms makes him well qualified to serve as a director.
Sarah Jones Simmer will serve as a director upon the completion of the Business Combination. Ms. Jones Simmer is the Chief Executive Officer of Found, an online telehealth start-up that is dedicated to improving people's overall wellbeing by making evidence-based weight loss accessible and affordable for all, where she has served since September 2021. Prior to her role at Found, she served as an executive at Bumble Inc., which operates the online dating and networking applications Bumble and Badoo, which enable people to connect and build equitable and healthy relationships on their own terms. Mostly recently she served as group Chief Strategy Officer from October 2020 to March 2021. She was previously Chief Operating Officer of the Bumble app from October 2017 to October 2020 and Chief of Staff from June 2017 to October 2017. From July 2015 to July 2017, Ms. Jones Simmer served as Vice President, Head of Business Development and Partnerships for PHLUR, a venture-backed e-commerce company focused on sustainable beauty. She previously held roles in strategy consulting, investment management, and non-profit financial services. Ms. Jones

Simmer holds a Bachelor of Music from the University of Cincinnati College-Conservatory of Music and a Master of Public Policy and Administration from Northwestern University. We believe Ms. Jones Simmer’s extensive experience in the consumer industry and her operational, business strategy, corporate development and social impact experience make her well qualified to serve as a director.
Varsha Rao will serve as a director upon the completion of the Business Combination. Ms. Rao is the Chief Executive Officer of Nurx, a healthcare start-up that delivers prescriptions and home screening tests to the consumer’s doorstep, where she has served since April 2019. Prior to her role at Nurx, she served as Chief Operating Officer of Clover Health Investments, Corp., a health insurance company striving to improve the U.S. healthcare sector through long term health analytics and advanced preventive care, from September 2017 to January 2019. From November 2013 to 2016, Ms. Rao served as Head of Global Operations for Airbnb, Inc., the global community-based travel marketplace. Ms. Rao has also served on the board of directors for Viasat Inc. since July 2017. Ms. Rao holds a Bachelor of Science in Economics, a Bachelor of Arts in Finance and Math, each from the University of Pennsylvania and a Master of Business Administration from Harvard Business School. We believe Ms. Rao’s extensive experience in the consumer industry and her operational experience make her well qualified to serve as a director.
Dana Settle has been an observer on Acorns’ board of directors since 2018 and will serve as a director of New Acorns upon the completion of the Business Combination. In May 2006, Ms. Settle co-founded Greycroft LP, a venture capital firm, and is currently a managing partner. Prior to cofounding Greycroft, Ms. Settle spent several years as a venture capitalist at Mayfield, in global business development at Truveo and McCaw Cellular Communications (owned by AOL LLC and AT&T Inc., respectively), and as an investment banker at Lehman Brothers. Ms. Settle currently serves on the board of directors of Powered Brands, IMAX Corporation, and a number of Greycroft portfolio companies. Ms. Settle holds a Bachelor of Arts in Finance and International Studies from the University of Washington and a Master of Business Administration from Harvard Business School. We believe Ms. Settle is qualified to serve as a member of our board of directors based on her educational training in finance and business and her service as a director of multiple portfolio companies of Greycroft.
Navroz Udwadia will serve as a director of New Acorns upon the completion of the Business Combination. Mr. Udwadia is a Partner at Falcon Edge, a position he has held since 2011. Prior to Falcon Edge, Mr. Udwadia was an investment professional in Eton Park’s Emerging Markets team in London from 2005 to 2011. Prior to joining Eton Park, he graduated from Harvard Business School, receiving his Master of Business Administration with distinction in 2005. Previously, Mr. Udwadia has spent time at both JP Morgan (private equity) and Goldman Sachs, where he was an investment banker in the Financial Institutions Group and worked on Goldman Sach’s internal strategy team, reporting directly to Eric Mindich. Mr. Udwadia graduated from Columbia University with a Bachelor of the Arts in English in 1997 and subsequently completed his Master of Arts in Law at Oxford University in 1999, which he attended as a Rhodes Scholar from India. We believe Mr. Udwadia’s investment experience makes him well qualified to serve as a director.
Board Composition
Following the Closing, it is expected that the current management of Acorns will become the management of New Acorns, and the New Acorns Board will consist of seven directors. Pursuant to the Business Combination Agreement, Navroz Udwadia was selected by Acorns from a list of individuals agreed upon by Pioneer and Acorns and the remaining directors were selected by Acorns in consultation with Pioneer.
Corporate Governance
Director Independence
As a result of New Acorns common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Upon Closing, the New Acorns board of directors is expected to determine that each of the directors on the board other than Noah Kerner will qualify as independent directors, as defined under the rules of Nasdaq, and the New Acorns board of directors will consist of a majority of  “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. Dana Settle is expected to be the New Acorns lead independent director under Nasdaq rules.
Committees of the Board of Directors
The board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New Acorns will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of committee charters will be posted on New Acorns’ website, www.acorns.com, as required under applicable SEC rules and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement/consent solicitation statement/prospectus and does not form part of this proxy statement/consent solicitation statement/prospectus.
Audit Committee
Upon Closing, the audit committee will consist of Brent Callinicos, Sarah Jones Simmer and Navroz Udwadia, with Brent Callinicos expected to serve as the chair of the committee. The board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and applicable Nasdaq listing rules. We have determined that each member of our audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq listing rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The board of directors has determined that Brent Callinicos qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board of directors has considered Brent Callinicos‘ formal education and previous and current experience in financial and accounting roles. The independent registered public accounting firm and management periodically will meet privately with the audit committee.
The audit committee’s responsibilities will include, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing the independent registered public accounting firm;

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discussing with the independent registered public accounting firm their independence from management;

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reviewing with the independent registered public accounting firm the scope and results of their audit;

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pre-approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements that New Acorns files with the SEC;

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reviewing and monitoring accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon Closing, the compensation committee will consist of John Flynn, Varsha Rao and Dana Settle, with Varsha Rao expected to serve as the chair of the committee. John Flynn, Varsha Rao and Dana Settle are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The board of directors has determined that John Flynn, Varsha Rao and Dana Settle are “independent” as defined under applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
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reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Chief Executive Officer;

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reviewing and setting, or making recommendations to the board of directors regarding, the compensation of other executive officers;

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making recommendations to the board of directors regarding the compensation of directors;

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reviewing and approving, or making recommendations to the board of directors regarding, incentive compensation and equity-based plans and arrangements; and

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appointing and overseeing any compensation consultants.

We believe that the composition and functioning of the compensation committee meets the requirements for independence under applicable Nasdaq listing standards.
Nominating and Corporate Governance Committee
Upon Closing, the nominating and corporate governance committee will consist of Brent Callinicos, Varsha Rao and Dana Settle, with Dana Settle expected to serve as the chair of the committee. The board of directors has determined that each of these individuals is “independent” as defined under applicable SEC rules and Nasdaq listing standards.
The nominating and corporate governance committee’s responsibilities include, among other things:
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identifying individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors;

•
recommending to the board of directors the nominees for election to the board of directors at annual meetings of shareholders;

•
overseeing an evaluation of the board of directors and its committees; and

•
developing and recommending to the board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of the nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards.
The board of directors may from time to time establish other committees.
Code of Ethics
New Acorns will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the website of New Acorns, ir.acorns.com. New Acorns intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
No executive officer currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Acorns, that has one or more executive officers serving as a member of the board of directors.
ACORNS’ EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for Acorns’ executive officers who would be Acorns’ “named executive officers” if Acorns was subject to the reporting requirements under the Securities Exchange Act of 1934. We expect that at least some of these executive officers will be named executive officers of the combined business after the closing. For the fiscal year ending September 30, 2021 (the “2021 Fiscal Year”), Acorns’ “named executive officers” and their positions were as follows:
• Noah Kerner, Chief Executive Officer and Director;
• Jasmine Lee, Chief Operating Officer; and
• James Moorhead, Chief Marketing Officer
Unless the context otherwise requires, all references in this section to the “Company,” “Acorns,” or “it” refer to the business of Acorns Grow Incorporated and its subsidiaries prior to the consummation of the Business Combination and to Pioneer Merger Corp. and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on Acorns’ current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Acorns adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
Pioneer Merger Corp. is, and after the Business Combination, the combined business will be, an emerging growth company and a smaller reporting company; therefore it is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder nonbinding advisory approval of any golden parachute payments not previously approved.
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to Acorns’ named executive officers for the 2021 Fiscal Year, prior to the consummation of the Business Combination and any Exchange Ratio adjustment.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Noah Kerner Chief Executive Officer and Director	2021	$316,667	$421,158(2)	$3,461,302	$4,199,127
	2020	$250,000	—	—	$250,000
Jasmine Lee Chief Operating Officer and Chief Financial Officer	2021	$291,667	$330,496(2)	$949,748(3)	$1,571,910
	2020	$250,000	$125,000(4)	$1,302,659(5)	$1,677,659
James Moorhead Chief Marketing Officer	2021	$250,000(6)	$166,667	$1,187,123	$1,603,790

(1)
Amounts reflect the full grant-date fair value of options granted during the 2021 Fiscal Year and the fiscal year ended September 30, 2020 (the “2020 Fiscal Year”), as applicable, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 1 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our named executive officers in the 2020 Fiscal Year and 2021 Fiscal Year consisted of at-the-money options.

(2)
This amount includes a cash bonus of  $150,000 and an equity award bonus valued at $180,496, which was fully vested upon grant and is identified in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table below.

(3)
This amount does not include the value of the stock option award valued at $180,496 and granted to Ms. Lee as a bonus.

(4)
This amount reflects that Ms. Lee elected to forego a bonus of  $125,000 and to receive instead the stock option award granted to her on July 29, 2020 for 16,561 options at a strike price of $3.05, which was fully vested upon grant, identified in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table below.

(5)
This amount does not include the value of the stock option award granted to Ms. Lee in lieu of her $125,000 bonus.

(6)
This amount reflects Mr. Moorhead’s pro-rated salary for the period commencing with his employment date of November 30, 2020 through September 30, 2021.

Elements of Acorns’ Executive Compensation Program
For the 2021 Fiscal Year, the compensation for each named executive officer generally consisted of a base salary, performance-based cash bonus, standard employee benefits, and stock option awards under the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan. These elements (and the amounts of compensation and benefits under each element) were selected because Acorns believes they are necessary to help attract and retain executive talent that is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to Acorns’ named executive officers.
Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to Acorns. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The actual base salaries paid to each named executive officer for the 2021 Fiscal Year are set forth above in the Summary Compensation Table in the column entitled “Salary.”
2021 Fiscal Year Bonuses
Acorns maintained a discretionary cash-based short-term incentive compensation program in which certain of its employees, including certain named executive officers, were eligible to receive bonuses based on, among other things, the named executive officer’s overall performance and Acorns’ performance. Such awards were designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by Acorns’ board of directors or compensation committee.
In the 2021 Fiscal Year, Mr. Kerner was eligible to earn a discretionary annual equity award bonus, based on individual and company performance. In the 2021 Fiscal Year, Mr. Kerner had an annual bonus target of 100% of base salary, which was satisfied in the form of a stock option grant in July 2021.
In the 2021 Fiscal Year, Ms. Lee was eligible to earn discretionary annual cash and equity award bonuses, based on individual and company performance. In the 2021 Fiscal Year, Ms. Lee had an annual bonus target of 100% of base salary, and half of that amount was satisfied in the form of a stock option grant and the other half in cash, in each case, in July 2021.
In the 2021 Fiscal Year, Mr. Moorhead was eligible to earn a discretionary annual cash bonus of up to $200,000, based on individual and company performance. In the 2021 Fiscal Year, Mr. Moorhead received a cash bonus of  $166,667, paid to him in July 2021.
Equity Compensation
Equity Incentive Plans and Outstanding Awards at the End of the 2020 Fiscal Year
Acorns maintains the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan (referred to as the “2012 Plan”), which was approved by its board of directors on October 16, 2012 in order to facilitate the grant of long-term equity incentive awards to directors, employees (including the named executive officers) and consultants of Acorns and its affiliates to obtain and retain services of these individuals, which is essential to its long-term success. As of September 30, 2021, Acorns had reserved 21,722,806 shares of its common stock for issuance under the 2012 Plan. As of September 30, 2021, there were 13,972,895 options and 102,933 restricted stock units outstanding under the 2012 Plan. After the Business Combination, no new awards will be issued under the 2012 Plan. The details of the named executive officers’ outstanding equity awards as of September 30, 2021 are set forth in the table below, “Outstanding Equity Awards at 2021 Fiscal Year-End,” as all awards summarized therein were granted pursuant to the 2012 Plan.
Upon the occurrence of a Corporate Transaction (as defined in the 2012 Plan) and/or in the event Acorns is a party to merger, consolidation or sale of all or substantially all of its assets, outstanding awards under the 2012 Plan may (i) be substituted by the surviving corporation or its parent, (ii) undergo accelerated vesting, or (iii) be cancelled with consideration to the extent then vested, in all cases without the consent of the grantee. The Business Combination will be a Corporate Transaction.
2021 Long-Term Incentive Award Plan
Pioneer Merger Corp. has adopted and is seeking shareholder approval of the 2021 Plan. We expect that, if shareholders approve the 2021 Plan and the 2021 Plan becomes effective, awards will be made following the Business Combination.
The aggregate number of shares of New Acorns Class A common stock reserved for issuance pursuant to awards under the 2021 Plan will be equal to 12% of Class A common stock outstanding as of the Closing. Any employee, director or consultant of Pioneer Merger Corp. is eligible to receive an award under the 2021 Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.
The 2021 Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents, other cash-based awards and other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan, except that Acorns has committed to awarding Mr. Kerner a restricted stock unit with a grant date value of  $1,500,000, Ms. Lee a restricted stock unit with a grant date value of  $1,200,000, Mr. Hirijida a stock option and restricted stock units with an aggregate grant date fair value of  $8,604,000, Mr. Sullivan a stock option and restricted stock units, with a combined grant date fair value of  $6,000,000, Mr. Wunder a stock option and restricted stock units, with a combined grant date value of  $7,000,000 and Mr. Field stock options and restricted stock units with a grant date value of up to $7,000,000. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award. Please see the section entitled “Long-Term Incentive Award Plan Proposal” for a summary of the material terms of the Incentive Plan.

Other Elements of Compensation
Retirement Plans
Acorns maintains a 401(k) defined contribution retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. Mr. Kerner, Ms. Lee, and Mr. Moorhead are eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, including matching employer contributions equal to 100% of the first 3% of the employees’ contribution subject to a cap of  $3,000 and subject to the employees’ employment as of the last day of the calendar year. Acorns did not make any matching employer contributions for calendar year 2021 contributions. Acorns does not maintain any other tax-qualified retirement plans, supplemental executive retirement plans or nonqualified deferred compensation plans.
Employee Benefits and Perquisites
All of Acorns’ full-time employees in the United States, including Mr. Kerner, Ms. Lee, and Mr. Moorhead, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care, flexible spending accounts, short-term and long-term disability insurance and life insurance. Acorns does not maintain any executive-specific benefit or perquisite programs.
Acorns believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table presents information regarding outstanding equity awards held by our named executive officers as of September 30, 2021. All awards were granted pursuant to the 2012 Plan described above. The number of shares subject to the awards, and the exercise prices for the options, reflect the actual shares and exercise prices as of September 30, 2021. As described in the section entitled “Consideration to Acorns Equityholders in the Business Combination” in the Business Combination Proposal above, the number of shares subject to Acorns options that are outstanding at the Effective Time, and the exercise price of such Acorns options, will be adjusted to reflect the Business Combination.
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Noah Kerner	9/3/2015	175,000	0	$0.70	9/02/2025
	4/25/2016	500,000	0	$0.92	4/24/2026
	7/20/2016	500,000	0	$0.92	7/19/2026
	9/23/2016	435,000	0	$0.92	9/22/2026
	12/4/2017	1,725,000	0	$1.06	12/3/2027
	4/8/2021	0	820,000(1)	$9.20	4/7/2031
	7/29/2021	78,652(2)	0	$13.10	7/28/2031
Jasmine Lee	11/19/2019	363,500	403,500(3)	$2.95	11/18/2029
	7/29/2020	16,561(2)	0	$3.05	7/28/2030
	4/8/2021	0	225,000(4)	$9.20	4/7/2031
	7/29/2021	33,708(2)	0	$13.10	7/28/2031
James Moorhead	1/4/2021	0	675,000(5)	$3.05	1/3/2031

(1)
These options will vest as to 25% of the options on the one-year anniversary of the vesting commencement date, which is April 1, 2022, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award will be fully vested on April 1, 2025, subject to Mr. Kerner’s continued service through the applicable vesting dates, with vesting to accelerate if he is terminated without Cause or resigns with Good Reason (as such terms are defined in the 2012 Plan) within the 12-month period commencing on the consummation of a Change of Control (as defined in such option grant).

(2)
These options were fully vested upon grant.

(3)
These options vested as to 25% of the options on September 3, 2020 (the one-year anniversary of the vesting commencement date, which was September 3, 2019), with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award will be fully vested on September 3, 2023, subject to Ms. Lee’s continued service through the applicable vesting dates.

(4)
These options will vest as to 25% of the options on the one-year anniversary of the vesting commencement date, which is April 1, 2022, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award will be fully vested on April 1, 2025, subject to Ms. Lee’s continued service through the applicable vesting dates, with vesting to accelerate if she is terminated without Cause or resigns with Good Reason (as such terms are defined in the 2012 Plan) within the 12-month period commencing on the consummation of a Change of Control (as defined in such option grant).

(5)
These options will vest as to 25% of the options on the one-year anniversary of the vesting commencement date, which is November 30, 2020, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award will be fully vested on November 30, 2024, subject to Mr. Moorhead’s continued service through the applicable vesting dates.
Executive Compensation Arrangements
Executive Employment Agreements
None of Mr. Kerner, Ms. Lee, or Mr. Moorhead are parties to an employment agreement with Acorns; however, each has an offer letter with Acorns, as summarized below.
Offer Letter with Noah Kerner
Mr. Kerner’s March 11, 2016 offer letter from Acorns provided for an annual base salary of $200,000 (which was increased to $350,000 as of April 1, 2021) less withholdings and taxes, and at-will employment.
Offer Letter with Jasmine Lee
Ms. Lee’s June 11, 2019 offer letter from Acorns provided for an annual base salary of  $250,000 (which was increased to $300,000 as of April 1, 2021) less withholdings and taxes, and at-will employment. Ms. Lee is also entitled to unlimited paid time off.
The offer letter provides for the option grant for 807,000 options (described above). During the Company’s fiscal year ended September 30, 2019, pursuant to the offer letter, Ms. Lee received a relocation reimbursement subject to a $10,000 cap.
Offer Letter with James Moorhead
Mr. Moorhead’s November 24, 2020 offer letter from Acorns provided for an annual base salary of  $300,000 less withholdings and taxes, and at-will employment. For the 2021 Fiscal Year, Mr. Moorhead was entitled to an annual bonus of up to $200,000 as determined at the discretion of Acorns’ chief executive officer. Mr. Moorhead is also entitled to unlimited paid time off. The offer letter also provides for the option grant for 675,000 options (described above).
Additional Compensation Arrangements
Offer Letters with Other Executive Officers
We have entered into offer letter agreements with certain of our other executive officers, which provide for at-will employment and the compensation and benefits described below.
Rich Sullivan Offer Letter.   On July 11, 2021, Acorns entered into an offer letter agreement with Rich Sullivan (the “Sullivan Offer Letter”), which provides for an initial base salary of  $400,000, with a target annual cash bonus of up to 80% of his base salary (the “Performance Bonus”). The Performance Bonus may be awarded by the Chief Executive Officer of Acorns, subject to approval by the compensation committee of board of directors of Acorns.
The Sullivan Offer Letter also provides for (i) a $225,000 signing bonus to be paid in cash within thirty days of Mr. Sullivan’s start date, which may be re-payable to Acorns upon termination of his employment under certain conditions described below, and (ii) the grant of options and restricted stock units to acquire shares of Acorns common stock. Please see “Proposal No. 7 — The Long-Term Incentive Award Plan Proposal — New Plan Benefits” for a summary of the material terms of such grants. Any Acorns common stock acquired by Mr. Sullivan pursuant to such grants will be subject to a customary six-month lock-up following the Merger on the same terms applicable to other officers of Acorns.
If, after the twelve-month period following a change in control, Acorns terminates Mr. Sullivan’s employment without cause or he resigns for good reason (a “Qualifying Termination”), Mr. Sullivan is entitled to the following severance benefits subject to his delivery of a waiver and release of claims agreement in standard reasonable form approved by Acorns (a “Release”): (i) a cash severance amount equal to 100% of his then-current annual base salary, payable in equal installments over twelve months and (ii) a lump sum cash amount equal to the pro-rated amount of the Performance Bonus (based on performance for the year of termination) calculated as a fraction of the number of lapsed days in such fiscal year over 365 days. In addition, if a Qualifying Termination occurs in connection with or within twelve months of a change in control, Mr. Sullivan is entitled to the following severance benefits subject his delivery of a Release: (i) a lump sum cash amount equal to 150% of his then current annual base salary and (ii) a cash severance amount equal to 150% of his target bonus for the year of termination, or if no target bonus amount has been set for the year of termination, an amount equal to 150% of the bonus earned for the immediately preceding year.
If Mr. Sullivan’s employment is terminated by Acorns for cause, or if he resigns without good reason (which shall not include termination of employment due to death or disability) within twelve months of his start date, Mr. Sullivan will be required to repay to Acorns the $225,000 cash signing bonus within thirty days of his termination or resignation.
For purposes of the Sullivan Offer Letter:
•
“good reason” means, among other things described therein, (i) Acorns breach of any of the material terms of any written agreement with Mr. Sullivan with respect to his employment, (ii) only with respect to resignation within the six-month period preceding a change in control or the twelve-month period following a change in control, Acorns relocating its office where Mr. Sullivan is principally employed as of the date he commences his employment with Acorns, (iii) any material diminution in Mr. Sullivan’s title, duties, responsibilities or conditions of employment from those in effect on the date he commences his employment with Acorns, or (iv) a material reduction in Mr. Sullivan’s base salary or a reduction in the Performance Bonus without his consent (excluding board reductions affecting similarly situation executives of Acorns); and

•
“cause” means, among other things described therein, and, in each case, only to the extent such occurrence (A) materially affects the ability of Mr. Sullivan to perform his duties to Acorns or (B) materially injures the business or reputation of Acorns, Mr. Sullivan’s (i) material failure (other than by reason of disability) to faithfully and professionally carry out his duties, which failure continues for ten days after written notice detailing such failure is delivered by Acorns to Mr. Sullivan, (ii) conviction or no contest plea to a misdemeanor or a felony (excluding any driving-related misdemeanors or felonies), (iii) material violation of any material written policies adopted by Acorns or any of its affiliates governing the conduct of person performing services on behalf of Acorns or its affiliates, including Acorns code of conduct, (iv) fraud or misappropriation, embezzlement or material misuse of funds or property of Acorns or its affiliates, (v) engagement in acts or omissions that are or would reasonably be expected to (A) become materially detrimental to the image or reputation of Acorns or its affiliates or (B) result in material financial loss of Acorns or its affiliates and failure to cure the same within ten days of written notice from Acorns, or (vi) material breach of any written agreement with Acorns. Whether “cause” exists will be determined by the compensation committee of the Acorns board of directors in good faith in its sole discretion upon, or within sixty days of, termination of the executive’s employment based on information available to the compensation committee through such sixty-day period. Cause will not exist unless the executive first receives a written notice from Acorns setting forth the basis for cause and providing the executive thirty days to cure, unless another cure period is specified.

Mr. Sullivan is entitled to Acorns comprehensive benefits package, including medical, dental, vision, life insurance and AD&D. Mr. Sullivan will be eligible to participate in Acorns 401(k) retirement plan with traditional and Roth options after three months of his employment with Acorns.
David Hijirida Offer Letter.   On July 27, 2021, Acorns entered into an offer letter agreement with David Hijirida, which provides for an initial base salary of  $384,000, with a target annual cash bonus of up to 86% of his base salary (the “Performance Bonus”). During the first twelve months of

Mr. Hijirida’s employment, if he resigns or Acorns terminates his employment without cause (which is defined in the same manner as in the Sullivan Offer Letter, as set forth above, including the determination of cause and the notice and cure periods), he will receive a pro-rated portion of the Performance Bonus. After the first twelve months of Mr. Hijirida’s employment, the Chief Executive Officer of Acorns will have discretion to pay any bonus, subject to approval by the compensation committee of board of directors of Acorns.
The Hijirida Offer Letter also provides for the grant of options and restricted stock units to acquire shares of Acorns common stock. Please see “Proposal No. 7 — The Long-Term Incentive Award Plan Proposal — New Plan Benefits” for a summary of the material terms of such grants. Any Acorns common stock acquired by Mr. Hijirida pursuant to such grants will be subject to a customary six-month lock-up following the Merger on the same terms applicable to other officers of Acorns. Any Acorns common stock acquired by Mr. Hijirida will be subject to a customary six-month lock-up following the Merger on the same terms applicable to other officers of Acorns.
Mr. Hijirida is entitled to Acorns’ comprehensive benefits package, including medical, dental, vision, life insurance and AD&D. Mr. Hijirida will be eligible to participate in Acorns 401(k) retirement plan with traditional and Roth options after three months of his employment with Acorns.
Seth Wunder Offer Letter.   On September 21, 2021, Acorns entered into an offer letter agreement with Seth Wunder (the “Wunder Offer Letter”), which provides for an initial base salary of  $365,000, with a target annual cash bonus of up to 80% of his base salary (the “Performance Bonus”). The Performance Bonus may be awarded by the Chief Executive Officer of Acorns, subject to approval by the compensation committee of the board of directors of Acorns.
The Wunder Offer Letter also provides for the grant of options and restricted stock units to acquire shares of Acorns common stock. Please see “Proposal No. 7 — The Long-Term Incentive Award Plan Proposal — New Plan Benefits” for a summary of the material terms of such grants. Any Acorns common stock acquired by Mr. Wunder pursuant to such grants will be subject to a customary six-month lock-up following the Merger on the same terms applicable to other officers of Acorns.
If, before the six-month period prior to a change in control or after the twelve-month period following a change in control, Acorns terminates Mr. Wunder’s employment without cause (which is defined in the same manner as in the Sullivan Offer Letter, as set forth above, including the determination of cause and the notice and cure periods, provided that Mr. Wunder’s failure to pass the Series 7, Series 66, Series 24 or other professional exams required for his position by June 30, 2022 may also constitute “cause”) or he resigns for good reason (which is defined in the same manner as in the Sullivan Offer Letter, as set forth above) (a “Qualifying Termination”), Mr. Wunder is entitled to the following severance benefits subject to his delivery of a waiver and release of claims agreement in standard reasonable form approved by Acorns (a “Release”): (i) a cash severance amount equal to 50% of his then-current annual base salary, payable in equal installments over six months, (ii) a lump sum cash amount equal to the pro-rated amount of the Performance Bonus (based on performance for the year of termination) calculated as a fraction of the number of lapsed days in such fiscal year over 365 days, (iii) a lump sum cash amount equal to six times the amount Mr. Wunder would be required to pay for one month of health continuation coverage pursuant to COBRA under Acorns’ benefits plans, and (iv) his equity holdings will be governed by the terms of Acorns’ long-term incentive award plan and applicable grant documents.
In addition, if a Qualifying Termination occurs in connection with or within six months prior to or twelve months following a change in control, Mr. Wunder is entitled to the following severance benefits subject his delivery of a Release: (i) a lump sum cash amount equal to 100% of his then current annual base salary, (ii) a cash severance amount equal to 100% of the Performance Bonus, (iii) a lump sum cash amount equal to the pro-rated Performance Bonus for the year of termination, (iv) the Performance Bonus payable for the year prior to the year of termination to the extent not already paid and (v) a lump sum cash amount equal to twelve times the amount Mr. Wunder would be required to pay for one month of health continuation coverage pursuant to COBRA under Acorns’ benefits plans,. In the case of such Qualifying Termination, notwithstanding the terms of Acorns’ long-term incentive award plan and applicable grant documents, (a) Mr. Wunder’s equity awards subject to performance based vesting will accelerate and become vested and exercisable at the higher of actual performance, as determined by the compensation committee of the board of directors of Acorns, and target performance and (b) Mr. Wunder’s equity awards not subject to performance based vesting will accelerate and become vested and exercisable at all times preceding the expiration of such non-performance equity awards by their original terms.
Mr. Wunder is entitled to Acorns comprehensive benefits package, including medical, dental, vision, life insurance and AD&D. Mr. Wunder will be eligible to participate in Acorns 401(k) retirement plan with traditional and Roth options after three months of his employment with Acorns. Acorns will also pay any fees related to his professional exams, professional licenses and designations he is required to maintain for his position with the company.
Post-Business Combination Executive Compensation
Following the consummation of the Business Combination, Acorns intends to develop an executive compensation program that is designed to align compensation with Acorns’ business objectives and the creation of shareholder value, while enabling Acorns to attract, retain, incentivize and reward individuals who contribute to the long-term success of Acorns. Decisions regarding the executive compensation program will be made by the Acorns compensation committee. In addition, following the consummation of the Business Combination, Acorns may, subject to the approval of the New Acorns' board of directors, enter into new employment agreements with its named executive officers and certain other of its executive officers, which may provide for certain severance benefits upon termination, including in connection with a change in control.
DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth information regarding compensation earned by or paid to Acorns’ directors during the 2021 Fiscal Year, excluding Mr. Kerner who earned no additional compensation for his directorship and for whom we provided compensation disclosure in the Summary Compensation Table.
Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($)(1)	Total ($) (h)
Walter Cruttenden(2)	$0.00(2)	$0.00	$0.00
Adam Nash	$0.00	$174,272	$174,272
Gabrielle Sulzberger	$0.00	$177,360	$177,360

(1)
Amounts reflect the full grant-date fair value of options granted during the 2021 Fiscal Year, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards in Note 1 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our directors in the 2021 Fiscal Year consisted of at-the-money options.

(2)
Mr. Cruttenden is an employee of Acorns Securities, LLC., a subsidiary of Acorns, and Mr. Cruttenden earned $24,000 in base salary during the 2021 Fiscal Year with respect to such services and was entitled to participate in the Acorns 401(k) plan and health benefits plan.

Following the completion of the Business Combination, the compensation committee of New Acorns’ board of directors will determine the annual compensation to be paid to the members of its board of directors.

DESCRIPTION OF THE SECURITIES OF ACORNS HOLDINGS, INC.
Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Pioneer and its subsidiaries and affiliates in the present tense or from and after the consummation of the Business Combination, as the context requires.
The following summary of certain provisions of New Acorns securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Exhibit I and J, respectively, of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 321,700,000 shares of New Acorns Common Stock, par value $0.0001 per share, and 100,000 shares of New Acorns Preferred Stock, par value $0.0001 per share. New Acorns expects to have approximately 203,661,447 shares of New Acorns Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of Pioneer’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, or approximately 175,371,347 shares of New Acorns Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of Pioneer public shares have exercised redemption rights with respect to 28,290,100 shares, which is the estimated maximum number of shares that may be redeemed while still enabling the Closing Aggregate Cash Amount Condition to be met.
The following summary describes the material provisions of New Acorns capital stock. You are urged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety (copies of which are attached as Exhibit I and J, respectively, of the Business Combination Agreement attached as Annex A to this proxy statement/consent solicitation statement/prospectus) as well as the applicable provisions of the DGCL.
Common Stock
Voting rights.   Unless otherwise provided in the Proposed Certificate of Incorporation and subject to the DGCL, each share of New Acorns Common Stock will be entitled to one (1) vote per share on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the New Acorns certificate of incorporation. The Proposed Certificate of Incorporation and the Proposed Bylaws do not provide for cumulative voting rights. Directors of New Acorns will be elected by plurality vote of the shares of New Acorns Common Stock present in person or represented by proxy at an annual meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, except as otherwise required by law, the Proposed Certificate of Incorporation or the Proposed Bylaws, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes will not be counted as votes casts.
Dividend rights.   Subject to limitations contained in the DGCL, the Proposed Certificate of Incorporation and preferences that may be applicable to any then-outstanding preferred stock, holders of New Acorns Common Stock will be entitled to receive dividends, if any, paid either in cash, property or shares of New Acorns as may be declared from time to time by the Board of Directors out of legally available funds.
Rights upon liquidation.   In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of shares of New Acorns Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of New Acorns debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Other rights.   Holders of shares of New Acorns Common Stock will have no preemptive, conversion, subscription or other rights, and as of the closing of the Business Combination there will be no redemption or sinking fund provisions applicable to the New Acorns Common Stock. The rights, preferences and privileges of the holders of the New Acorns Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that New Acorns may designate in the future.
Preferred Stock.   The New Acorns Board of Directors will have the authority, without further action by the stockholders, to issue up to 100,000 shares of New Acorns Preferred Stock, par value $0.0001 per share, in one or more series and to fix the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of preferred stock, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rates and rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the stated value, if any, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the New Acorns Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of New Acorns Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of New Acorns or other corporate action. Upon closing of the Business Combination, no shares of preferred stock will be outstanding, and New Acorns has no present current plan to issue any shares of preferred stock.
New Acorns Public Warrants
Each New Acorns whole warrant entitles the registered holder to purchase one share of New Acorns Common Stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Pioneer’s Initial Public Offering and 30 days after the completion of an initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement (as defined above), a warrant holder may exercise its warrants only for a whole number of shares of New Acorns Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New Acorns Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Acorns Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Acorns Common Stock upon exercise of a warrant unless the share of New Acorns Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Acorns Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New Acorns Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Acorns Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if the shares of New Acorns Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Acorns Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of New Acorns Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Acorns Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph means the volume weighted average price of the New Acorns Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent from the holder of such warrant or its securities broker or intermediary.
Redemption of New Acorns Warrants When the Price per Share of New Acorns Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the closing price of the New Acorns Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of the redemption is given to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Acorns Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of New Acorns Warrants When the Price per Share of New Acorns Common Stock Equals or Exceeds $10.00
Once the warrants become exercisable, we may redeem the outstanding warrants:
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in whole and not in part;

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at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Acorns Common Stock, except as otherwise described below;

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if, and only if, the closing price of the New Acorns Common Stock equals or exceeds $10.00 per public share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the notice of the redemption is given to the warrant holders; and

•
if the closing price of the New Acorns Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), then the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of New Acorns Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Acorns pursuant to this redemption feature, based on the “fair market value” of the shares of New Acorns Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the shares of New Acorns Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the Warrant Agreement, references above to shares of New Acorns Common Stock shall include a security other than shares of New Acorns Common Stock into which the shares of New Acorns Common Stock have been converted or exchanged for in the event we are not the surviving corporation in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of New Acorns Common Stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below will be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of New Acorns Common Stock
	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of New Acorns Common Stock
	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Acorns Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New Acorns Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Acorns Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of New Acorns Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Acorns Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Acorns Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Acorns Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Acorns Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Acorns

Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of the New Acorns Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of New Acorns Common Stock are trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Acorns Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Acorns Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Acorns Common Stock if and when such shares were trading at a price higher than the exercise price of  $11.50.
No fractional shares of New Acorns Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Acorns Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than shares of New Acorns Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than shares of New Acorns Common Stock, New Acorns will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures.   A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Acorns Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments.   If the number of outstanding shares of New Acorns Common Stock is increased by a capitalization or share dividend payable in shares of New Acorns Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Acorns Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New Acorns Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Acorns Common Stock equal to the product of  (i) the number of shares of New Acorns Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Acorns Common Stock) and (ii) one minus the quotient of  (x) the price per share of New Acorns Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Acorns Common Stock, in determining the price payable for shares of New Acorns Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Acorns Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Acorns Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of New Acorns Common Stock on account of such shares of New Acorns Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Acorns Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Acorns Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of New Acorns Common Stock in connection with a the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Acorns Common Stock in respect of such event.
If the number of outstanding shares of New Acorns Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of New Acorns Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Acorns Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Acorns Common Stock.
Whenever the number of shares of New Acorns Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Acorns Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Acorns Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New Acorns Common Stock (other than those described above or that solely affects the par value of such shares of New Acorns Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the shares of New Acorns Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Acorns Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Acorns Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Acorns Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Acorns Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of New Acorns Common Stock in such a transaction is payable in the form of shares of New Acorns Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in Pioneer’s prospectus for its Initial Public Offering, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of New Acorns Common Stock and any voting rights until they exercise their warrants and receive shares of New Acorns Common Stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Acorns Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the New Acorns public warrants. The private placement warrants (including the shares of New Acorns Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of New Acorns Common Stock equals or exceeds $10.00, so long as they are held by our Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Acorns Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Acorns Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of New Acorns Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Election of Directors and Vacancies; Board of Directors
The number of directors of the New Acorns Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the New Acorns Board, but shall initially consist of seven directors. Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All directors will be elected to hold office expiring on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Acorns Preferred Stock, newly created directorships resulting from any increase in the number of directors and subject to the Proposed Certificate of Incorporation, any vacancies on the New Acorns Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. A director elected or appointed to fill a vacancy resulting from the death, resignation, disqualification or removal of a director or a newly created directorship will hold office for a term expiring on the date of the next following the annual meeting.
Any director or the entire New Acorns Board of Directors may be removed from office at any time, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of New Acorns entitled to vote in the election of such director, voting together as a single class.
In addition to the powers and authority expressly conferred upon them by statute or by the Proposed Certificate of Incorporation or Proposed Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Acorns, subject to the provisions of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws adopted and in effect from time to time.
Quorum
Unless otherwise provided under the Proposed Certificate of Incorporation and the Proposed Bylaws and subject to the DGCL, the holders of a majority of the total voting power of all outstanding securities of New Acorns generally entitled to vote at a meeting of the stockholders will constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.
Certain Anti-Takeover Provisions of Delaware Law and New Acorns Proposed Certificate of Incorporation
The Proposed Certificate of Incorporation, the Proposed Bylaws and the DGCL contain provisions that may delay, defer or discourage another party from acquiring control of New Acorns. We expect that these provisions, which are summarized below, may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Acorns to first negotiate with the New Acorns Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of New Acorns shareholders. However, they also give the New Acorns Board of Directors the power to discourage acquisitions that some shareholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the New Acorns Common Stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Acorns Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Acorns Board of Directors to issue shares to persons friendly to New Acorns management, which issuance could render more difficult or discourage an attempt to obtain control of New Acorns by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of New Acorns management and possibly deprive shareholders of opportunities to sell their shares of New Acorns Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Shareholder Proposals
Special meetings of the stockholders of New Acorns may be called only by the New Acorns Board of Directors acting pursuant to a resolution adopted by such Board of Directors. Unless otherwise required by the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws, written notice of a special meeting of stockholders, stating the date and hour of the meeting, the place, if any, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Acorns Board of Directors or of any committee thereof may be taken without a meeting, if all members of the New Acorns Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the New Acorns Board of Directors or committee in the same paper or electronic form as the minutes are maintained.
In addition, except as described in the Proposed Bylaws, the Proposed Bylaws require advance notice procedures for shareholder proposals to be brought before an annual meeting of the shareholders, including the nomination of directors. Shareholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Acorns Board of Directors, or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the New Acorns secretary, of the shareholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next shareholder meeting any shareholder actions, even if they are favored by the holders of a majority of New Acorns outstanding voting securities.
Amendments to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of New Acorns stock entitled to vote at an election of directors, voting together as a single class:
•
the provisions providing for the voting rights of the New Acorns Common Stock;

•
the provisions providing for the rights of the Board of Directors and shareholders, respectively, to make, repeal, alter, amend or rescind, in whole or in part, the bylaws of New Acorns;

•
the provisions providing for the power, constitution, term and resignation of the Board of Directors of New Acorns;

•
the provisions providing that a director may only be removed from the New Acorns Board for cause only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of New Acorns entitled to vote in the election of such director, voting as a single class;

•
the provisions providing that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•
the provisions prohibiting cumulative voting;

•
the provisions requiring that any action to be taken by New Acorns shareholders must be effected at a duly called annual or special meeting of shareholders and not be taken by written consent;

•
the provisions regarding calling special meetings of shareholders; and

•
the provisions regarding amendments to the certificate of incorporation of New Acorns.

The Proposed Bylaws may be amended or repealed (A) by the New Acorns Board of Directors then in office without the assent or vote of the stockholder in any manner not inconsistent with the

DGCL or the Proposed Certificate of Incorporation or (B) by the New Acorns stockholders, provided that the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required for the New Acorns stockholders to alter, amend or repeal, in whole or in part, or adopt any provision inconsistent with the Proposed Bylaws.
Delaware Anti-Takeover Statute
New Acorns will be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested shareholder” for three years following the time that the person became an interested shareholder, unless, among other exceptions, the interested shareholder attained such status with the approval of the New Acorns Board of Directors or holders of 66 2/3% of the voting power of the outstanding capital stock held by shareholders unaffiliated with the interested shareholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested shareholder and the sale of more than 10% of the company’s assets. In general, an interested shareholder is any shareholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by its shareholders.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation limits the liability of the directors of New Acorns to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that New Acorns will indemnify them to the fullest extent permitted by such law. Pioneer has entered into indemnification agreements with its directors and officers and New Acorns expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the New Acorns Board of Directors. Under the terms of such indemnification agreements, New Acorns will be required to indemnify each of its directors and officers, to the fullest extent permitted by applicable law and the Proposed Certificate of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Acorns or any of its subsidiaries or was serving at New Acorns’ request in an official capacity for another entity. Any claims for indemnification by New Acorns’ directors and officers may reduce New Acorns’ available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation provides that, unless New Acorns consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of New Acorns, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Acorns to New Acorns or New Acorns’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against New Acorns governed by the internal affairs doctrine of the law of the State of Delaware shall to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and
(B) the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. See “Risk Factors — New Acorns’ Proposed Certificate of Incorporation will provide that a state or federal court located within the State of Delaware shall (to the fullest extent permitted by applicable law) be the exclusive forum for substantially all disputes between New Acorns and its shareholders, and will provide that federal district courts will be the exclusive forum for Securities Act claims, which could limit New Acorns’ shareholders’ ability to obtain a favorable judicial forum for disputes with New Acorns or its directors, officers, shareholders, employees or agents.”
New Acorns Transfer Agent and Warrant Agent
The transfer agent for New Acorns Common Stock and warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ELIGIBLE FOR FUTURE SALE
Of these shares, 35,800,000 shares of New Acorns Common Stock (formerly Class A ordinary shares (as defined above)) are freely tradable without restriction or further registration under the Securities Act, except for any such shares purchased by an affiliate of New Acorns within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the 10,062,500 shares of New Acorns Common Stock issuable upon the conversion of the outstanding founder shares and the conversion of the outstanding private placement warrants (6,700,000 private placement warrants held by Sponsor (3,350,000 of such warrants to be forfeited by Sponsor prior to the Closing pursuant to the Pioneer Sponsor Warrant Forfeiture Agreement (as defined above)) will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Acorns at the time of, or at any time during the three months preceding, a sale and (ii) New Acorns is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Acorns Common Stock shares or warrants for at least six months but who are affiliates of New Acorns at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New Acorns Common Stock shares then-outstanding; or

•
the average weekly reported trading volume of the shares of New Acorns Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates of New Acorns under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class A ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.
We anticipate that following the consummation of the Business Combination, New Acorns will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

INFORMATION ON PIONEER SECURITIES AND DIVIDENDS
Pioneer is a Cayman Islands exempted company and our affairs will be governed by our Existing Governing Documents, the Companies Law and the common law of the Cayman Islands. Pursuant to the Existing Governing Documents, we are authorized to issue 500,000,000 Class A ordinary shares (as defined above) and 50,000,000 Class B ordinary shares (as defined above), as well as 5,000,000 preference shares, $0.0001 par value each. The following contains some information regarding our securities. Because it is only a brief concise summary, it may not contain all the information that is important to you.
Pioneer Merger Corp.
Each unit consists of one Class A ordinary share (as defined above) and one-third of one redeemable warrant.
The units commenced public trading on Nasdaq on January 8, 2021. The Class A ordinary shares and warrants began separate trading on March 1, 2021. Holders will need to have their brokers contact Pioneer’s transfer agent in order to separate the units into Class A ordinary shares and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant.
Upon the closing of the Initial Public Offering Pioneer had 13,416,667 public warrants outstanding, and 13,416,667 Class A ordinary shares underlying such warrants. Pioneer also had 10,062,500 Class B ordinary shares held by its initial shareholders. The Class B ordinary shares are not publicly traded and are designated as founder shares. 6,700,000 private placement warrants held by Sponsor (3,350,000 of such warrants to be forfeited by Sponsor prior to the Closing pursuant to the Pioneer Sponsor Warrant Forfeiture Agreement (as defined above)) exercisable at a price of $11.50 per share are also held by Pioneer’s Sponsor, as of the date of the closing of the Initial Public Offering.
Pioneer’s units, Class A ordinary shares and warrants are each traded on Nasdaq under the symbol “PACXU”, “PACX” and “PACXW”, respectively.
Additionally, the units will automatically separate into their component parts and will not be traded after the completion of our initial business combination.
Dividends
Pioneer has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future will be dependent upon Pioneer’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Acorns Board of Directors at such time. Further, any indebtedness incurred in connection with the Business Combination, may require compliance with restrictive covenants which may limit the ability of the Board of Directors to declare dividends.
Pioneer’s Transfer Agent and Warrant Agent
The transfer agent and warrant agent for Pioneer’s securities is Continental Stock Transfer & Trust Company.

OTHER SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Pioneer’s Board of Directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Pioneer Merger Corp., 660 Madison Avenue, 19th Floor, New York, New York 10065. Following the Business Combination, such communications should be sent in care of Acorns Holdings, Inc., 5300 California Avenue, Irvine, California 92617. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Kirkland Ellis LLP, New York, New York, has passed upon the validity of the securities of Pioneer Merger Corp. offered by this proxy statement/consent solicitation statement/prospectus and certain other legal matters related to this proxy statement/consent solicitation statement/prospectus.
EXPERTS
The consolidated financial statements of Acorns Grow Incorporated and Subsidiaries as of September 30, 2019, and for the year then ended, included in this proxy statement/consent solicitation statement/prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Acorns Grow Incorporated as of September 30, 2020 and for the year ended September 30, 2020 included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Pioneer Merger Corp. as of December 31, 2020 and for the period from October 21, 2020 (inception) through December 31, 2020 included in this Registration Statement, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Pioneer and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Pioneer’s annual report to shareholders and Pioneer’s proxy statement. Upon written or oral request, Pioneer will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Pioneer deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Pioneer deliver single copies of such documents in the future. Shareholders may notify Pioneer of their requests by calling or writing Pioneer at its principal executive offices, 660 Madison Avenue, 19th Floor, New York, New York 10065 or 212-803-9080. Following the Business Combination, such requests should be made by calling or writing Acorns Grow Incorporated at 5300 California Avenue, Irvine, California 92617 or 855-739-2859.
ENFORCEABILITY OF CIVIL LIABILITY
Pioneer is a Cayman Islands exempted company. If Pioneer does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Pioneer. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCH in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Pioneer may be served with process in the United States with respect to actions against Pioneer arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Pioneer’s securities by serving Pioneer’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
Pioneer has filed this proxy statement/consent solicitation statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/consent solicitation statement/prospectus. The descriptions in this proxy statement/consent solicitation statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Pioneer with the SEC at the SEC’s website: http://www.sec.gov.
Information and statements contained in this proxy statement/consent solicitation statement/prospectus or any annex to this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/consent solicitation statement/prospectus.
All information contained in this document relating to Pioneer has been supplied by Pioneer, and all such information relating to Acorns has been supplied by Acorns. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: PACX.info@investor.morrowsodali.com

Pioneer Merger Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$58,197	$—
Prepaid expenses	686,901	—
Total current assets	745,098	—
Deferred offering costs	—	517,758
Investments held in Trust Account	402,515,330	—
Total Assets	$403,260,428	$517,758
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$25,324
Accrued expenses	239,406	387,058
Note payable — related party	200,000	115,388
Total current liabilities	439,406	527,770
Deferred underwriting commissions	14,087,500	—
Derivative warrant liabilities	33,593,830	—
Total liabilities	48,120,736	527,770
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 35,013,969 and 0 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	350,139,690	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,236,031 and 0 shares issued and outstanding (excluding 35,013,969 and 0 shares subjection to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	524	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006	1,006
Additional paid-in capital	—	23,994
Retained earnings (accumulated deficit)	4,998,472	(35,012)
Total shareholders’ equity (deficit)	5,000,002	(10,012)
Total Liabilities and Shareholders’ Equity (Deficit)	$403,260,428	$517,758
The accompanying notes are an integral part of these condensed consolidated financial statements.

Pioneer Merger Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
General and administrative expenses	$675,043	$1,038,239
General and administrative expenses — related party	—	—
Loss from operations	(675,043)	(1,038,239)
Other income (expenses)
Loss on excess of fair value over cash received for Private Placement warrants	—	(737,000)
Change in fair value of derivative warrant liabilities	(12,607,330)	(4,023,500)
Offering costs — derivative warrant liabilities	—	(1,080,020)
Interest income from investments held in Trust Account	6,728	15,330
Net loss	$(13,275,645)	$(6,863,429)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	40,250,000	40,250,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Basic and diluted weighted average shares outstanding of Class B non-redeemable shares	10,062,500	9,982,735
Basic and diluted net loss per share, Class B non-redeemable shares	$(1.32)	$(0.69)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Pioneer Merger Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(35,012)	$(10,012)
Sale of units in initial public offering, less allocation to derivative warrant liabilities	40,250,000	4,025	—	—	383,712,645	—	383,716,670
Offering costs	—	—	—	—	(21,703,537)	—	(21,703,537)
Shares subject to possible redemption	(36,341,533)	(3,634)	—	—	(362,033,102)	(1,378,594)	(363,415,330)
Net income	—	—	—	—	—	6,412,216	6,412,216
Balance — March 31, 2021 (unaudited)	3,908,467	$391	10,062,500	$1,006	$—	$4,998,610	$5,000,007
Shares subject to possible redemption	1,327,564	133	—	—	—	13,275,507	13,275,640
Net loss	—	—	—	—	—	(13,275,645)	(13,275,645)
Balance — June 30, 2021 (unaudited)	5,236,031	524	10,062,500	1,006	—	4,998,472	5,000,002
The accompanying notes are an integral part of these condensed consolidated financial statements.

Pioneer Merger Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
Cash Flows from Operating Activities:
Net loss	$(6,863,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income from investments held in Trust Account	(15,330)
Loss on excess of fair value over cash received for Private Placement warrants	737,000
Change in fair value of derivative warrant liabilities	4,023,500
Offering costs — derivative warrant liabilities	1,080,020
Changes in operating assets and liabilities:
Prepaid expenses	(686,901)
Accounts payable	(25,324)
Accrued expenses	157,348
Net cash used in operating activities	(1,593,116)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(402,500,000)
Net cash used in investing activities	(402,500,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	226,000
Repayment of note payable to related party	(141,388)
Proceeds received from initial public offering, gross	402,500,000
Proceeds received from private placement	10,050,000
Offering costs paid	(8,483,299)
Net cash provided by financing activities	404,151,313
Net change in cash	58,197
Cash — beginning of the period	—
Cash — end of the period	$58,197
Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions	$14,087,500
Reversal of accrued offering costs	$375,000
Initial value of Class A ordinary shares subject to possible redemption	$355,174,100
Change in value of Class A ordinary shares subject to possible redemption	$(5,034,410)
The accompanying notes are an integral part of these condensed consolidated financial statements.

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Pioneer Merger Corp. (the “Company” or “Pioneer”) was incorporated as a Cayman Islands exempted company on October 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not yet commenced operations. All activity for the period from October 21, 2020 through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination including the proposed business combination with Acorns Grow Incorporated (“Acorns”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in trust from the proceeds of its Initial Public Offering.
The Company’s sponsor is Pioneer Merger Sponsor LLC, a Cayman limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, of which approximately $14.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,700,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of  $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.1 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $405.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business

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Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of its Public Shares (the “Public Shareholders”) the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 12, 2023, (the “Combination Period”) or (b) with

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respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On May 26, 2021, Pioneer entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pioneer (“Pioneer Merger Sub”), and Acorns, a Delaware corporation.
The Business Combination Agreement provides for, among other things, the following transactions on the Closing Date (as defined in the Business Combination Agreement): (i) Pioneer will domesticate as a Delaware corporation pursuant to Section 388 of the General Corporation Law

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of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”) and, in connection with the Domestication, (A) Pioneer’s name will be changed to “Acorns Holdings, Inc.” (“New Acorns”), (B) each issued and outstanding Class A ordinary share of Pioneer and each issued and outstanding Class B ordinary share of Pioneer will be converted into one share of common stock of New Acorns (collectively, the “New Acorns Common Stock”), and (C) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pioneer (but subject to the forfeiture, pursuant to the terms of the Sponsor Warrant Forfeiture Agreement (as defined below)) will represent the right to purchase one share of New Acorns Common Stock at an exercise price of  $11.50 per share on the terms and subject to the conditions set forth in that certain Warrant Agreement, dated as of January 12, 2021, by and between Pioneer and Continental Stock Transfer & Trust Company (the “Trustee” or “Continental”) (the “Warrant Agreement”); (ii) convertible notes issued by Acorns to affiliates of Declaration Partners LP and Senator Investor Group, in an aggregate principal amount of  $55,000,000, outstanding as of immediately prior to the closing of the transactions contemplated by the Business Combination (the “Closing”) and following the Domestication, will convert into a number of shares of New Acorns Common Stock equal to the outstanding principal amount due in respect of such convertibles notes plus any accrued and unpaid interest thereunder, divided by $10; (iii) Pioneer will (A) cause the Trustee to contribute to Pioneer Merger Sub the amount of cash remaining in the Trust Account (after deducting any amounts paid to Pioneer shareholders that exercise their redemption rights in connection with the Business Combination, net of Pioneer’s unpaid transaction expenses), (B) contribute to Pioneer Merger Sub the proceeds actually received by Pioneer in the PIPE Financing (as defined below) (net of Acorns’ unpaid transaction expenses), and (C) deposit (or cause the Trustee to deposit) with the exchange agent the cash amount payable in exchange for a portion of the common stock of Acorns outstanding as of immediately prior to the time the Merger (as defined below) becomes effective (the “Effective Time”); and (iv) following the Domestication, Pioneer Merger Sub will merge with and into Acorns, with Acorns as the surviving corporation in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Pioneer (the “Merger”).
The obligation of Pioneer and Acorns to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the approval of Pioneer’s shareholders, (iii) the approval of Acorns’ shareholders, (iv) the conversion of Acorns Preferred Stock to New Acorns Common Stock on the Closing Date but prior to the Effective Time, (v) the conversion of the Company 2020 Convertible Notes to New Acorns Common Stock on the Closing Date but prior to the Effective Time, (vi) Pioneer having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) remaining after the Closing, (vii) the Registration Statement (as defined below) being declared effective under the Securities Act, (viii) no law, order or other legal restraint being issued by any governmental entity enjoining or prohibiting the closing of the Business Combination, and (ix) obtaining Financial Industry Regulatory Authority, Inc. approval of the FINRA Application (as such term is defined in the Business Combination Agreement) with respect to the Business Combination and the indirect change of ownership of Acorns Securities, LLC, a Delaware limited liability company.
Consideration to Acorns Equityholders in the Business Combination
Concurrently with the execution of the Business Combination Agreement, (i) Acorns and the holders of the Company 2020 Convertible Notes (as defined in the Business Combination Agreement) have amended the terms of the Company 2020 Convertible Notes to convert all such notes to common shares of Acorns on the Closing Date but prior to the Effective Time, and (ii) certain holders of Acorns Preferred Stock (as defined in the Business Combination Agreement) have executed and delivered to Acorns an irrevocable written consent in order to increase the number of authorized shares of Acorns Common Stock and effect the conversion of all shares of Acorns

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Preferred Stock to Acorns Common Stock in accordance with the terms of Acorns’ certificate of incorporation, with the effective time of such conversion occurring on the Closing Date but prior to the Effective Time.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (a) outstanding Acorns Common Stock, with respect to which an election to receive cash has been made, up to the Maximum Permitted Cash Election Shares (as defined in the Business Combination Agreement), will be exchanged for cash equal to the Equity Value Per Share (as defined in the Business Combination Agreement), determined based on the implied Acorns fully-diluted equity value of  $1,500,000,000 (the “Acorns Equity Value”), (b) outstanding Acorns Common Stock, with respect to which an election to receive New Acorns Common Stock has been made or has not been revoked or no election to receive New Acorns Common Stock or cash has been made, will be exchanged for shares of New Acorns Common Stock equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement), and (c) all options (vested and unvested), warrants and restricted stock units of Acorns will be exchanged for comparable options, warrants and restricted stock units that are exercisable for shares of New Acorns Common Stock, with such adjustments to number of shares and exercise prices, as applicable, determined based on the Acorns Equity Value plus the aggregate exercise price of all Acorns options and Acorns warrants.
Other Related Agreements
Concurrently with the execution of the Business Combination Agreement, Pioneer entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and Pioneer agreed to issue and sell to such investors, prior to and substantially concurrently with the Closing, an aggregate of 16,500,000 shares of New Acorns Common Stock for a purchase price of  $10.00 per share, for aggregate gross proceeds of  $165,000,000 (the “PIPE Financing”).
Also concurrently with the execution of the Business Combination Agreement, Acorns, Pioneer and the Sponsor, entered into the Sponsor Warrant Forfeiture Agreement (the “Sponsor Warrant Forfeiture Agreement”), pursuant to which, the Sponsor has agreed to, among other things, (i) immediately prior to the Closing, forfeit for no consideration and automatically cancel 3,350,000 private placement warrants of Pioneer held by the Sponsor (the “Sponsor Forfeiture Warrants”), and (ii) prior to the Closing, not transfer, pledge, encumber or otherwise subject to any lien, or otherwise dispose of, any of the Sponsor Forfeiture Warrants. In addition, the Sponsor and Pioneer have agreed to execute and deliver to Continental or any successor Warrant Agent (as defined in the Warrant Agreement), written instructions to register the transfer and cancellation of the Sponsor Forfeiture Warrants, effective as of immediately prior to the Closing.
For a full copy of the agreements and more information, refer to the Company’s current report on Form 8-Ks, filed with the SEC on May 27, 2021 and June 15, 2021, and the Registration Statement on Form S-4 filed with the SEC on June 23, 2021.
Liquidity and Going Concern
As of June 30, 2021, the Company had approximately $58,000 in its operating bank account and working capital of approximately $306,000.
The Company’s liquidity needs to date have been satisfied through a contribution of  $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), the loans of approximately $141,000 prior to a the Initial Public Offering and $200,000 from the Sponsor pursuant to a second promissory note of up to $500,000 available as discussed in Note 4, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the first promissory note of approximately

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$141,000 in full on January 15, 2021. As of June 30, 2021, $200,000 is outstanding from the Sponsor’s second promissory note, and $300,000 remains available. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor, and the Sponsor has the financial wherewithal to fund the Company, that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Business Combination or one year from the issuance of these financial statements.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.
The condensed consolidated financial statements of the Company include its wholly-owned subsidiary in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on January 12, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The

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Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2021 and December 31, 2020, the Company had no cash equivalents held outside the Trust Account.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of  $250,000. At June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximate the carrying amounts represented in the condensed consolidated balance sheets.

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Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815- Derivatives and Hedging (“ASC 815”), paragraph 15- Embedded Derivatives (“ASC 815-15”).
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC Topic 815, paragraph 40, Contracts in Entity’s Own Equity. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until they are exercised. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Black-Scholes Option Pricing Method (the “BSM”) and subsequently, the fair value of the Private Placement Warrants has been estimated using the BSM each measurement date. The fair value of Public Warrants has subsequently been determined using listed prices in an active market for such warrants as of the reporting date. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering

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costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs allocated to the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. The Company will keep deferred underwriting commissions are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021, 35,013,969 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.
Income Taxes
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of net income (loss) per ordinary share. Net income per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods. Class B ordinary shares include the Founder

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Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the exercise price of the warrants is in excess of the average ordinary share price for the period.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income from investments held in Trust Account	$6,728	$15,330
Less: Company’s portion available to be withdrawn to pay taxes	—	—
Net income attributable	$6,728	$15,330
Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	40,250,000	40,250,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Class B ordinary shares
Numerator: Net loss minus net income allocable to Class A ordinary shares
Net loss	$(13,275,645)	$(6,863,429)
Net income allocable to Class A ordinary shares	(6,728)	(15,330)
Net loss attributable	$(13,282,373)	$(6,878,759)
Denominator: weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	10,062,500	9,982,735
Basic and diluted net loss per share, Class B ordinary shares	$(1.32)	$(0.69)
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On January 12, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, of which approximately $14.1 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of  $11.50 per share, subject to adjustment (see Note 6).
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 to cover certain offering costs on behalf of the Company in exchange for issuance of 10,062,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On December 21, 2020, the Sponsor transferred 40,000 Founder Shares to each of Todd Davis and Mitchell Caplan, the independent director, and 40,000 Founder Shares to Oscar Salazar, the director and co-President. The Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,312,500 Founder Shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the initial Business Combination and (b) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,700,000 Private Placement Warrants, at a price of  $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.1 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of  $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three and six months ended June 30, 2021, we had a $0 and $737,000 loss on excess of fair value over cash received from Private Placement Warrants, respectively.
Share Based Compensation
The Company records non-cash compensation recognized as a result of the fair value of the Private Placement Warrants being in excess of the amount paid by the Sponsor, pursuant to ASC 718, Share-based Compensation. For the six months ended June 30, 2021, the Company had a Loss on excess of fair value over cash received for Private Placement Warrants of approximately $737,000.
Related Party Loans
On October 22, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $141,000 under the Note, and on January 15, 2021, the Company repaid the Note in full.
On June 17, 2021, the Sponsor agreed to loan the Company an aggregate of up to $500,000 to cover for expenses related to the Closing pursuant to a promissory note. This loan was non-interest bearing and payable prior to the earlier of December 31, 2021 or the Closing of a Business Combination. As of June 30, 2021, the Company borrowed $200,000 under the note.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of  $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under Working Capital Loans.
Administrative Support Agreement
Commencing on the effective date of the prospectus, the Company agreed to pay an affiliate of the Sponsor a total of  $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company has incurred $30,000 and $50,000 for administrative fees, respectively. Of these amounts, $30,000 is accrued for the three and six months ended June 30, 2021.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 12, 2021, the underwriter fully exercised its over-allotment option.
The underwriter was entitled to an underwriting discount of  $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, ability to successfully close its business combination and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.   DERIVATIVE WARRANT LIABILITIES
As of June 30, 2021, the Company had 13,416,667 Public Warrants and 6,700,000 Private Placement Warrants outstanding. There were no warrants outstanding at December 31, 2020.
Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of  $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
In addition, if  (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 7.   SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of  $0.0001 per share. As of June 30, 2021, there were 5,236,031 Class A ordinary shares issued or outstanding, excluding 35,013,969 Class A ordinary shares subject to possible redemption. As of December 31, 2020, there were no Class A ordinary shares outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of  $0.0001 per share. As of June 30, 2021 and December 31, 2020, 10,062,500 Class B ordinary shares were issued and outstanding.
Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason. These provisions of the amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than two-thirds of the ordinary shares who attend and vote at the general meeting which shall include the affirmative vote of a simple majority of the Class B ordinary shares. With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the initial Business Combination, except as required by law, holders of the Founder Shares and holders of the Public Shares will vote together as a single class, with each share entitling the holder to one vote.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of  (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8.   FAIR VALUE MEASUREMENTS
The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 by level within the fair value hierarchy:
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account — U.S. Treasury Securities	$402,515,330	$—	$—	$402,515,330
Liabilities:
Derivative warrant liabilities — Public Warrants	$21,600,830	$—	$—	$21,600,830
Derivative warrant liabilities — Private Placement Warrants	$—	$—	$11,993,000	$11,993,000
Total fair value	$21,600,830	$—	$11,993,000	$33,593,830
As of December 31, 2020, there were no assets or liabilities that were measured at fair value on a recurring basis.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021, upon trading of the Public Warrants in an active market.
The fair value of the Public Warrants and Private Placement Warrants have initially been measured at fair value using a Black-Scholes option pricing model. The fair value of the Public Warrants has subsequently been determined using listed prices in an active market for such warrants, while the fair value of Private Placement Warrants continue to be estimated using a Black-Scholes

PIONEER MERGER CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
option pricing model. For the three and six months ended June 30, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $12.6 million and $4.0 million, respectively, which is presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statement of operations.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in an option pricing simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	As of January 12, 2021	As of March 31, 2021	As of June 30, 2021
Exercise price	11.50	11.50	11.50
Stock Price	10.67	9.63	9.91
Option term to M&A	5.00	5.00	5.00
Volatility	30%	20%	25%
Risk-free interest rate	0.50%	1.32%	0.87%
The change in the fair value of Level 3 derivative warrant liabilities for the three and six months ended June 30, 2021 is summarized as follows:
Level 3 — Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	29,570,330
Transfer of Public Warrants to Level 1	(18,783,330)
Change in fair value of derivative warrant liabilities — Level 3	(2,278,000)
Level 3 — Derivative warrant liabilities at March 31, 2021	$8,509,000
Change in fair value of derivative warrant liabilities — Level 3	3,484,000
Level 3 — Derivative warrant liabilities at June 30, 2021	$11,993,000
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed consolidated financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Pioneer Merger Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Pioneer Merger Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from October 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2021

PIONEER MERGER CORP.
BALANCE SHEET
December 31, 2020
Assets
Deferred offering costs	$517,758
Total Assets	$517,758
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$25,324
Accrued expenses	387,058
Note payable – related party	115,388
Total current liabilities	527,770
Total liabilities	527,770
Commitments and Contingencies
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding(1)	1,006
Additional paid-in capital	23,994
Accumulated deficit	(35,012)
Total shareholders’ deficit	(10,012)
Total Liabilities and Shareholders’ Deficit	$517,758

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 12, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

PIONEER MERGER CORP.
STATEMENT OF OPERATIONS
For the Period from October 21, 2020 (inception) through December 31, 2020
General and administrative expenses	$35,012
Net loss	$(35,012)
Basic and diluted weighted average shares outstanding of ordinary shares	8,750,000
Basic and diluted net loss per ordinary share	$(0.00)

(1)
This number excludes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 12, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Pioneer Merger Corp.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Period from October 21, 2020 (inception) through December 31, 2020
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – October 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(35,012)	(35,012)
Balance – December 31, 2020	—	$—	10,062,500	$1,006	$23,994	$(35,012)	$(10,012)

(1)
This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 12, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Pioneer Merger Corp.
STATEMENT OF CASH FLOWS
For the Period from October 21, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(35,012)
Changes in operating assets and liabilities:
Accounts payable	22,954
Accrued expenses	12,058
Net cash used in operating activities	—
Net change in cash	—
Cash – beginning of the period	—
Cash – end of the period	$—
Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accounts payable	$2,370
Offering costs included in accrued expenses	$375,000
Offering costs paid by Sponsor under promissory note	$115,388
The accompanying notes are an integral part of these financial statements.

PIONEER MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Pioneer Merger Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on October 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Pioneer Merger Sponsor LLC, a Cayman limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, of which approximately $14.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,700,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of  $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.1 million (Note 4).
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $10.00 per Unit sold in the Initial Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Shareholders”) of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business

Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 12, 2023, (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish

Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had no cash and had a working capital deficit of approximately $528,000.
The Company’s liquidity needs to date have been satisfied through a contribution of  $25,000 from the Sponsor to cover certain of the Company’s offering costs in exchange for the issuance of the Founder Shares (as defined in Note 4), a loan of approximately $115,000 from the Sponsor pursuant to the Note (as defined in Note 4), and the $2,000,000 of proceeds from the consummation of the Private Placement on January 12, 2021 not held in the Trust Account. The Company repaid the Note in full on January 15, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consisted of costs incurred in connection with preparation for the Initial Public Offering. These costs, together with the underwriting discounts and commissions, were charged to capital upon completion of the Initial Public Offering.
Net Loss Per Ordinary Share
Net loss per share of common share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, plus, to the extent dilutive, the incremental number of ordinary shares to settle warrants, as calculated using the treasury stock method. Weighted average shares were reduced for the effect of an aggregate of 1,312,500 shares of Class B that were subject to forfeiture if the overallotment option is not exercised by the underwriters (Note 4). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period.
Income Taxes
FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On January 12, 2021, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, of which approximately $14.1 million was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of  $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions
Founder Shares
On October 23, 2020, the Sponsor paid $25,000 to cover certain offering costs on behalf of the Company in exchange for issuance of 10,062,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On December 21, 2020, the Sponsor transferred 40,000 Founder Shares to each of Todd Davis and Mitchell Caplan, the independent director nominees, and 40,000 Founder Shares to Oscar Salazar, the director nominee and co-President. The Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,312,500 Founder Shares are no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the initial Business Combination and (b) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,700,000 Private Placement Warrants, at a price of  $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $10.1 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of  $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 22, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $115,000 under the Note. On January 15, 2021, the Company repaid the aggregate outstanding Note balance of approximately $115,000.
On June 17, 2021, our Sponsor agreed to loan us an aggregate of up to $500,000 to cover our expenses related to the filing of this proxy statement/consent solicitation statement/prospectus pursuant to a promissory note. The note is non-interest bearing and payable upon the completion of the Business Combination. As of June 17, 2021, we borrowed approximately $200,000 under the note.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of  $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the effective date of the prospectus, the Company agreed to pay an affiliate of the Sponsor a total of  $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has not paid any administrative support fees.
Note 5 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 12, 2021, the underwriter fully exercised its over-allotment option.
The underwriter was entitled to an underwriting discount of  $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.1 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 5,000,000 preference shares, $0.0001 par value each, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of  $0.0001 per share. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of  $0.0001 per share. On October 23, 2020, the Company issued 10,062,500 Class B ordinary shares, of which up to 1,312,500 Class B ordinary shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own approximately 28.84% of the Company’s issued and outstanding ordinary shares (See Note 4). On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,312,500 Class B ordinary shares are no longer subject to forfeiture.
Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason. These provisions of the amended and restated memorandum and articles of association may only be amended by a special resolution passed by not less than two-thirds of the ordinary shares who attend and vote at the general meeting which shall include the affirmative vote of a simple majority of the Class B ordinary shares. With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the initial Business Combination, except as required by law, holders of the Founder Shares and holders of the Public Shares will vote together as a single class, with each share entitling the holder to one vote.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of  (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Warrants — As of December 31, 2020, there were no warrants outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants have an exercise price of  $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
In addition, if  (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption; and

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if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as set forth below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
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in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Subsequent Events
The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Other than the Company’s initial public offering and related transactions, as described in Notes 1,3,4,5 and 6, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Acorns Grow Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and par value data)
	June 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$54,925	$45,801
Restricted cash	2,524	1,725
Receivable from clearing organization	53,050	46,942
Accounts receivable, net	6,650	5,376
Prepaid expenses — related party	13,306	23,384
Prepaid expenses and other current assets	14,402	5,388
Total current assets	144,857	128,616
Property and equipment, net	6,488	7,455
Other non-current assets	9,938	1,245
Total assets	$161,283	$137,316
Liabilities, redeemable convertible preferred stock and shareholders’ deficit
Liabilities
Accounts payable and accrued expenses	$14,004	$5,850
Payable to customers	54,028	47,834
Other current liabilities	22,859	2,591
Total current liabilities	90,891	56,275
Convertible notes payable, net	74,297	21,038
Other non-current liabilities	5,981	10,291
Total liabilities	171,169	87,604
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock, at liquidation preference value
Series E-2 convertible preferred stock; $0.001 par value; 4,893,360 shares authorized as of June 30, 2021 and September 30, 2020; 1,835,011 shares issued and outstanding as of June 30, 2021 and September 30, 2020	26,503	25,568
Series E-1 convertible preferred stock; $0.001 par value; 18,555,408 shares authorized as of June 30, 2021 and September 30, 2020; 16,293,279 shares issued and outstanding as of June 30, 2021 and September 30, 2020	214,351	207,191
Series D-1 convertible preferred stock; $0.001 par value; 4,907,478 shares authorized, issued and outstanding as of June 30, 2021 and September 30, 2020	30,503	29,555
Series D convertible preferred stock; $0.001 par value; 9,882,033 shares authorized, issued and outstanding as of June 30, 2021 and September 30, 2020	55,516	53,849
Series C convertible preferred stock; $0.001 par value; 8,717,154 shares authorized; 8,657,292 shares issued and outstanding as of June 30, 2021 and September 30, 2020	34,161	33,183
Series B convertible preferred stock; $0.001 par value; 5,000,000 shares authorized, issued and outstanding as of June 30, 2021 and September 30, 2020	7,219	7,012
Series A convertible preferred stock; $0.001 par value; 4,166,666 shares authorized, issued and outstanding as of June 30, 2021 and September 30, 2020	3,249	3,155
Total redeemable convertible preferred stock	371,502	359,513
Shareholders’ deficit
Common stock — $0.001 par value; 96,500,000 and 82,500,000 shares authorized as of June 30, 2021 and September 30, 2020, respectively; 13,629,783 and 12,432,325 shares issued and outstanding as of June 30, 2021 and September 30, 2020, respectively	14	12
Additional paid-in capital	3,272	—
Accumulated deficit	(384,674)	(309,813)
Total shareholders’ deficit	(381,388)	(309,801)
Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$161,283	$137,316
See accompanying notes to condensed consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except per share data)
	Nine months ended June 30,
	2021	2020
Revenue	76,024	45,012
Costs and expenses
Cost of revenue	13,203	12,160
Sales and marketing	74,213	54,599
Research and development	30,565	26,338
General and administrative	38,419	20,244
Total costs and expenses	156,400	113,341
Loss from operations	(80,376)	(68,329)
Interest and other income (expense), net	3,868	(1,236)
Loss before benefit for income taxes	(76,508)	(69,565)
Benefit for income taxes	1,647	—
Net loss	(74,861)	(69,565)
Undistributed accumulated dividends on preferred stock	(11,989)	(11,313)
Net loss attributable to common shareholders	$(86,850)	$(80,878)
Net loss per share attributable to common shareholders:
Basic and diluted	$(6.52)	$(6.77)
Weighted-average shares used in computing net loss per share attributable to common shareholders:
Basic and diluted	13,312	11,948
Comprehensive loss	$(74,861)	$(69,565)
See accompanying notes to condensed consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit (Unaudited)
(Dollars in thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — September 30, 2019	48,906,748	$319,182	11,704,203	$12	$—	$(176)	$(214,065)	$(214,229)
Net loss	—	—	—	—	—	—	(69,565)	(69,565)
Reclass of accumulated other comprehensive loss	—	—	—	—	—	176	(176)	—
Exercise of stock options	—	—	428,586	—	392	—	—	392
Issuance of Series E-2 preferred stock, net	1,835,011	25,000	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	3,433	—	—	3,433
Accretion of preferred stock redemption preference	—	11,313	—	—	(11,313)	—	—	(11,313)
Reclass of negative APIC to accumulated deficit	—	—	—	—	7,488	—	(7,488)	—
Balance — June 30, 2020	50,741,759	$355,495	12,132,789	$12	$—	$—	$(291,294)	$(291,282)
Balance — September 30, 2020	50,741,759	$359,513	12,432,325	$12	$—	$—	$(309,813)	$(309,801)
Net loss	—	—	—	—	—	—	(74,861)	(74,861)
Exercise of stock options	—	—	1,233,101	2	1,947	—	—	1,949
Repurchase of unvested common stock awards	—	—	(35,643)	—	—	—	—	—
Stock-based compensation	—	—	—	—	13,314	—	—	13,314
Accretion of preferred stock redemption preference	—	11,989	—	—	(11,989)	—	—	(11,989)
Balance — June 30, 2021	50,741,759	$371,502	13,629,783	$14	$3,272	$—	$(384,674)	$(381,388)
See accompanying notes to condensed consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Nine months ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(74,861)	$(69,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,076	1,406
Deferred income tax	(1,647)	—
Non-cash in-kind service amortization — related party	10,077	27,144
Stock-based compensation expense	14,005	3,433
Non-cash acquisition related charges	3,085	—
Non-cash interest (income) expense	(25)	301
(Gain) loss on investment securities	(3,412)	1,491
Other adjustments	(829)	(441)
Changes in operating assets and liabilities, net of acquisitions:
Receivable from clearing organization	(6,108)	(6,611)
Accounts receivable	(1,221)	1,368
Prepaid expenses and other current assets	(6,202)	149
Other assets	(451)	(211)
Accounts payable and accrued expenses	7,352	(2,926)
Payable to customers	6,194	6,877
Other current liabilities	10,956	997
Net cash used in operating activities	(41,011)	(36,588)
Cash flows from investing activities
Purchase of property and equipment	(392)	(602)
Proceeds from sales of property and equipment	18	8
Cash paid for asset acquisitions, net of cash received	(441)	—
Net cash used in investing activities	(815)	(594)
Cash flows from financing activities
Proceeds from exercises of stock options	1,947	392
Repayment of principal on line of credit	—	(177)
Proceeds from issuance of convertible notes, net of issuance costs	49,802	22,583
Net cash provided by financing activities	51,749	22,798
Net increase (decrease) in cash and cash equivalents	9,923	(14,384)
Cash and cash equivalents and restricted cash at beginning of period	47,526	70,374
Cash and cash equivalents and restricted cash at end of period	$57,449	$55,990
Supplemental disclosures of cash flow information
	Nine months ended June 30,
	2021	2020
Noncash investing and financing activities
Contingent consideration for asset acquisition	$6,229	$—
Consideration received through issuance of Series E-2 convertible preferred stock for branding and advertising services.	$—	$25,000
See accompanying notes to condensed consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
Note 1. Summary of Business and Significant Accounting Policies
Description of Business
Acorns Grow Incorporated (“Acorns Grow”, “Acorns”, “we”, or “our”) was incorporated in Delaware on February 29, 2012. Acorns is building a “financial wellness system” so that individuals and families may responsibly manage and grow their money over the long-term. Many financial companies offer a menu of products that may not be right for each customer, and these products are often not integrated to support the customer’s best interests. Instead, everyday Americans can put their money into our financial wellness system and each component will work together to help them grow.
We offer three different automated investment products: a taxable investment account (“Acorns Invest”), a selection of Individual Retirement Accounts (“IRAs”, or “Acorns Later”), and a selection of custodial accounts (“Acorns Early”). We also offer a demand deposit checking account and debit card (collectively “Acorns Checking”) in partnership with an Iowa state-chartered bank. We additionally promote reward offers from participating partner brands as part of our Acorns Earn program (also referred to as “Found Money”). By participating in an Acorns Earn offer, subscribers are eligible for cash incentives that are invested into their Acorns Invest account.
Acorns Advisers, LLC (“Acorns Advisers”) is a registered investment adviser with the United States Securities and Exchange Commission (“SEC”). Acorns Securities, LLC (“Acorns Securities”) is a registered broker-dealer in securities with the SEC and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Under its membership agreement with FINRA and pursuant to SEC Rule 15c3-3(a)(1)(ii), Acorns Securities maintains sub accounts pursuant to an omnibus arrangement with a clearing broker. Acorns Securities also transmits block trades and other orders placed by its affiliated investment adviser, Acorns Advisers. Acorns Insurance, LLC is registered as an insurance producer in certain states and, as such, is subject to regulatory oversight by the relevant insurance regulatory body in each of those states.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year. The condensed consolidated balance sheet at September 30, 2020, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended September 30, 2020.
The condensed consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
Use of Estimates
The preparation of condensed consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of our assets and liabilities, and revenue and expenses, which are not readily apparent from other sources. These estimates are based on information available as of the date of the condensed consolidated financial statements, including historical information and various other assumptions that we believe are reasonable under the circumstances. GAAP requires us to make estimates and judgments in several areas, including, but not limited to, revenue recognition, valuation of stock-based compensation, impairment assessment for goodwill and intangibles, useful lives of property and equipment, including leasehold improvements, the valuation allowance on deferred tax assets, derivative valuations and contingent liabilities. These judgments, estimates and assumptions are inherently subjective in nature. Actual results may differ from these estimates and assumptions, and the differences could be material.
Revenue Recognition
We generate our revenue from services which are comprised of subscription fees and transactional revenue. The majority of our revenue is from monthly subscription fees for the use of our integrated financial wellness system. We also generate revenue from various transactional activities, including fees earned from brand partnerships, debit card usage and service fees earned through bank fee negotiations on behalf of our subscribers and customers. Revenue from brand partnerships arise from eligible program offers that are based on actions taken by our subscribers in response to those offers and other related promotional activities which are earned over the program period. As prescribed under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, we recognize revenue when control of the promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, as determined under the five-step process. Substantially all of our revenue is recognized over time.
Subscription fees:   Our financial wellness system is free to download and view, but once a prospective customer links a bank account, we charge a monthly subscription fee for use of our investment advisory service and individual portfolio maintenance services through the e-consent program as defined in our program agreement, which requires both parties to mutually agree to the services. The subscriber receives access to services based on the applicable product for one monthly subscription fee upon activation as stated in the program agreement. If we are unable to collect subscription fees through the linked bank account, we may at any time in our sole discretion initiate sales in one or more of the subscriber’s portfolio accounts as necessary and cause the proceeds to be used to pay any fees due to us. We have determined that our performance obligation to provide the specified services is satisfied over time as services are received and consumed by subscribers evenly over the period. The transaction price does not include any variable consideration.
Transactional revenue:   Revenue from transaction-based activities is generated from promotional programs with our brand partners within our financial wellness system over specified program periods, fees earned from debit card interchange and deposit networks and service fees earned through bank fee negotiations on behalf of our subscribers and customers.
We offer click-based and action-based ads associated with our brand partners which depend upon direct subscriber interaction, and impression-based ads which are displayed to our subscribers as they view other content online and in our financial wellness system. We have contracts with our brand partners that stipulate the content to be delivered, the timing, the pricing and term. In determining which promises are distinct in the contract, we considered the fact that the customer can benefit independently from each type of advertising insertion order, including targeted email, inclusion in monthly seasonal emails, in-app placements, push notifications, and action cards. Our brand partners pay for their own advertising content either directly or through their relationships with advertising networks. Billings to our brand partners generally occur monthly after the delivery of the advertisement and determination of transaction fees earned during the period.
We recognize revenue associated with the delivery of click-based ads over the program period in which a subscriber clicks on the content, and action-based ads over the period in which a subscriber takes the action for which the brand partner contracted for the program period. The performance obligation of soliciting subscribers to activate the marketed brand is satisfied over the program period. As such, we recognize revenue associated with the solicitation of subscribers over time using an output methodology based upon the number of days elapsed as services are consumed ratably over the period. Although the number of actions that a subscriber might perform is unknown and meets the definition of variable consideration, any uncertainty is resolved at the end of each contract period.
We recognize revenue from the display of impression-based ads during the period the impressions are delivered. Impressions are considered delivered when an ad is displayed to subscribers. Certain performance obligations involving the marketing and promoting of partners are satisfied over time, which include daily, weekly and monthly advertising campaigns. For performance obligations for which revenue is recognized over time, we utilize an output methodology based upon the number of days elapsed as services are consumed ratably over the period. Another performance obligation involving the marketing and promoting of partners is satisfied at a point in time when the ad placement is made and distributed in advertising communications to our subscribers. There is no consideration payable to the subscriber and the transaction price does not include any variable consideration.
Debit card revenue is generated from interchange. Interchange revenue is earned from fees remitted by the merchant’s bank based on rates established by the payment networks, such as Visa. We recognize debit card revenue over time as the customer simultaneously receives and consumes the benefits of our services during the month.
For our subscription revenue-generating arrangements, we record revenue on a gross basis, as we serve as principal in these arrangements, there are no other parties involved in providing the performance obligation to the customer and we have control over each service provided to the customer. For our transactional revenue-generating arrangements associated with click-based and action-based ads, we incur a liability for the rewards and bonus investments payable to subscribers under the Acorns Earn program when they perform the required action associated with each type of promotional offer and meet the eligibility requirements, with a corresponding reduction in revenue. The subscriber will earn money invested in his or her account based on the applicable click-based or action-based ad that is selected in the app. Since the amount earned by the subscriber has been determined to be consideration payable to a customer as the subscriber is a customer within the distribution chain of the promotional offer and is not in exchange for any distinct goods or services, this amount is recognized as a reduction of revenue under ASC 606. Amounts earned by subscribers under the Acorns Earn program were $5.2 million and $5.6 million for the nine months ended June 30, 2021 and 2020, respectively. All incremental customer contract acquisition costs are expensed as they are incurred as the amortization period of the asset that we otherwise would have recognized is one year or less in duration and are recorded in sales and marketing expense.
Advertising Expenses
Advertising expenses are recognized as incurred and were $48.1 million and $18.5 million for the nine months ended June 30, 2021 and 2020, respectively.
Stock-Based Compensation
We grant stock-based awards to employees and non-employees, generally in the form of stock options, pursuant to the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan (“the 2012 Incentive Plan”). We account for stock-based compensation awards to employees and non-employees in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”).
We estimate the fair value of stock-based awards of options to purchase shares of common stock to employees and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (a) our common stock price, (b) the expected stock price volatility, (c) the calculation of the expected term of the award, (d) the risk-free interest rate and (e) expected dividends. Changes in these assumptions can materially affect the fair value of the stock options.

Due to the lack of a public market for the trading of our common stock, we have based our estimate of expected volatility on the historical volatility of a group of comparable companies that are publicly traded over the estimated expected term of the stock options. Companies with similar characteristics to us include companies in the growth stage of product development, technology or financial industry focus, and of similar size.
For “plain-vanilla” options, such as our stock options, a simplified method of estimating expected term is allowed. Under this simplified method, the expected term of the options is presumed to be the midpoint between the vesting date and the end of the contractual term. We utilize this simplified method to calculate the expected term for options granted to employees and non-employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as we do not expect substantially different exercise or post-vesting termination behavior among our employee population.
The risk-free interest rate is based on the U.S. Treasury daily treasury yield curve rate whose term is consistent with the expected life of the stock options.
The expected dividend yield is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.
Stock-based awards are subject to service-based vesting conditions. Compensation expense related to awards with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated requisite service period of the award, which is generally the vesting term. Stock-based awards with performance conditions, which we have offered infrequently, are expensed under the accelerated attribution method to the extent the achievement of the performance condition is probable.
From time to time, there are sales of our common stock between current and former employees and holders of economic interests in Acorns. We evaluate whether secondary sale transactions represent an orderly transaction that is indicative of fair value that should be given weighting in our common stock valuation. If we do not believe a transaction is an orderly transaction indicative of fair value of our common stock, we consider the excess portion of the selling price over the fair value as compensatory and recognize additional stock-based compensation expense for these transactions under ASC 718, as the substance of such a transaction is the economic interest holder making a capital contribution to us, and we make a share-based payment to our current and former employees in exchange for services rendered. Such secondary sales did not have an impact on the fair value of common stock for any regular grants of stock-based awards.
Income Taxes
All wholly-owned limited liability companies of Acorns (each, an “LLC”) are treated as disregarded entities for federal income tax purposes, in accordance with single member LLC rules. All tax effects of the subsidiaries’ income or loss are passed through to Acorns Grow, a C corporation. Beginning in fiscal year 2021, Acorns’ consolidated income tax returns will include Harvest, a wholly-owned corporation acquired in February 2021 (see Note 4), which will be treated as a subsidiary C corporation. We file U.S. federal and state income tax returns.
We account for income taxes using the asset and liability method. Provisions are made for the current and deferred income tax expense on pretax income adjusted for permanent and temporary differences based on enacted tax laws and applicable statutory tax rates. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained.
A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. On an ongoing basis, management evaluates the deferred tax assets to determine if the tax benefits are expected to be realized in future periods. To the extent the benefit of a deferred tax asset is no longer expected to be realized, a valuation allowance is established with a corresponding charge through the provision for income taxes.
We recognize income taxes in accordance with the provisions of ASC 740-10, Income Taxes —  Overall (“ASC 740-10”), which prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 requires that we recognize in the condensed consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. We recognize liabilities for uncertain tax positions based on the two-step process prescribed by GAAP. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We reevaluate these uncertain tax positions on an annual basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. We recognize interest and penalties in the provision for income taxes in the statements of operations. There were no liabilities recorded for uncertain tax positions as of June 30, 2021 or September 30, 2020.
Accounting for Business Combinations and Asset Acquisitions
We follow the guidance in ASC 805, Business Combinations, for determining whether an acquisition meets the definition of a business combination or asset acquisition. For acquisitions that are accounted for as business combinations, under the acquisition method, assets acquired and liabilities assumed are recorded at their respective fair values as of the acquisition date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction-related costs are expensed as incurred. The operating results of the acquired business are reflected in our condensed consolidated financial statements as of the acquisition date. For acquisitions that are accounted for as acquisitions of assets, we record the acquired tangible and intangible assets and assumed liabilities, if any, based on each asset’s and liability’s relative fair value at the acquisition date to the total purchase price plus capitalized acquisition costs. The method for determining relative fair value varies depending on the type of asset. We estimate the fair value of contingent consideration at the purchase date, which we subsequently revalue at the end of each period and recognize corresponding changes in fair value in the statement of operations.
Intangible Assets
Intangible assets, including goodwill, were $8.6 million and $0.8 million as of June 30, 2021 and September 30, 2020, respectively. See Note 4 for intangible assets of $8.0 million from an asset acquisition.
Impairment of Long-Lived Assets
Long-lived assets, including intangible assets with finite lives, are amortized over their estimated useful lives. Each period, we evaluate the estimated remaining useful life of our long-lived assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.
We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net discounted cash flow the asset is expected to generate. There were no impairment charges recorded on long-lived assets for nine months ended June 30, 2021 or 2020.
Preferred Stock
We follow the guidance of ASC 480, Distinguishing Liabilities from Equity, when determining the classification and measurement of our preferred stock. Conditionally redeemable preferred stock, including preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within our control, are classified as temporary equity. As only the passage of time is required for our preferred stock to become redeemable, we considered the redemption of the preferred stock to be probable. We have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the preferred stock to equal the redemption value at the end of each reporting period. The convertible preferred stock is not mandatorily redeemable, but since a deemed liquidation event would constitute a redemption event outside of our control, all shares of redeemable convertible preferred stock have been presented outside of permanent equity in mezzanine equity on the condensed consolidated balance sheets.
Concentrations of Credit Risk and Significant Customers
Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, segregated cash and securities, and marketable securities.
One customer accounted for greater than 10% of the accounts receivable balance as of June 30, 2021 and September 30, 2020. There was no single customer that accounted for greater than 10% of revenue during the nine months ended June 30, 2021 and 2020.
Recently Adopted Accounting Pronouncements
In July 2017, the FASB issued ASU No. 2017-11, Accounting for Certain Financial Instruments with Down Round Features. This standard simplifies the accounting for certain equity-linked financial instruments and embedded features with down round features that reduce the exercise price when the pricing of a future round of financing is lower. This guidance is effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted. The adoption of this ASU on October 1, 2020 had no impact on the condensed consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement — Disclosure Framework (Topic 820). The updated guidance modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted for any removed or modified disclosures. The adoption of this ASU on October 1, 2020 had no impact on the condensed consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. The guidance offers specific accounting guidance for a lessee, lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the income statement. In March 2019, the FASB issued ASU No. 2019-01 which made further targeted improvements including clarification regarding the determination of fair value of lease assets and liabilities and statement of cash flows and presentation guidance. In June 2020, the FASB issued ASU 2020-05, which extended the effective date of this guidance for non-public entities to fiscal years beginning after December 15, 2021. This standard is effective for us on October 1, 2022. We are currently assessing the impact this guidance will have on the condensed consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326). ASU 2016-13 changes how companies measure credit losses on most financial instruments measured at amortized cost, such as loans, receivables and held-to-maturity debt securities. Rather than generally recognizing credit losses when it is probable that the loss has been incurred, the revised guidance requires companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. ASU No. 2016-13 is effective for fiscal periods beginning after December 15, 2019 for SEC filers, excluding smaller reporting companies and after December 15, 2022 for all other entities, and must be adopted as a cumulative effect adjustment to retained earnings. Early adoption is permitted. This standard is effective for us on October 1, 2023. We do not expect the adoption of this ASU to have a material impact on the condensed consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles —  Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the accounting for goodwill impairment. This guidance, among other things, removes step 2 of the goodwill impairment test thus eliminating the need to determine the fair value of individual assets and liabilities of the reporting unit. The standard also eliminated the requirement to perform a qualitative assessment for reporting units with zero or negative carrying values. Upon adoption of ASU No. 2017-04, the goodwill impairment charge will be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This ASU is effective for interim and fiscal periods beginning after December 15, 2019 for SEC filers and after December 15, 2021 for non-public entities, and must be adopted as a cumulative effect adjustment to retained earnings. Early adoption is permitted. This standard is effective for us on October 1, 2022. We do not expect the adoption of this ASU to have a material impact on our condensed consolidated financial statements.
In September 2018, the FASB issued ASU No. 2018-15, Intangibles —  Goodwill and Other —  Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Early adoption is permitted and can be applied prospectively to all implementation costs incurred after the date of adoption or retrospectively. This guidance is effective for annual reporting periods beginning after December 15, 2020. We do not have any significant implementation costs in progress associated with hosting arrangements and therefore do not expect the adoption of this guidance to have a material impact on our condensed consolidated financial statements upon adoption on October 1, 2021.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 in Generally Accepted Accounting Principles and simplifies the accounting for income taxes. Following adoption of the ASU, entities are no longer required to consider: the exception to intraperiod tax allocation when there is a loss in continuing operations and income in other components, the exception in interim period income tax accounting that limits the benefit for year-to-date losses that exceed anticipated losses for the year, and exceptions to accounting for outside basis differences of equity method investments and foreign subsidiaries. This update also simplifies the accounting for: a franchise tax (or similar tax) that is partially based on income, tax rate changes in an interim period, the allocation of taxes to separate company financial statements for entities both not subject to tax and disregarded by the taxing authority, and when a step-up in the tax basis of goodwill should be considered part of a business combination versus a separate transaction. This guidance is effective for annual reporting periods beginning after December 15, 2020 for public business entities and after December 15, 2022 for other entities; however, early adoption is permitted. This standard is effective for us on October 1, 2023. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating the cash conversion and beneficial conversion feature models which require separate accounting for embedded conversion features. This update also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions and requires the application of the if-converted method for calculating diluted earnings per share. ASU No. 2020-06 is effective for fiscal years beginning after December 15, 2021 for SEC filers, excluding smaller reporting companies and after December 15, 2023 for all other entities. Early adoption is permitted. This standard is effective for us on October 1, 2024. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which requires issuers to account for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. Under the guidance, an issuer determines the accounting for the modification or exchange based on whether the transaction was done to issue equity, to issue or modify debt, or for other reasons. This ASU is effective for all entities for fiscal years beginning after December 15, 2021 on a prospective basis. Early adoption is permitted. This standard is effective for us on October 1, 2022. We are currently evaluating the impact of the guidance on our condensed consolidated financial statements.
Note 2. Merger Agreement with Pioneer
Pioneer Merger Corp Merger and Subscription Agreements
On May 26, 2021, we entered into a definitive agreement for a business combination with Pioneer Merger Corp. (“Pioneer”) (NASDAQ:PACX), a special purpose acquisition company, that would result in us merging into Pioneer (the “2021 Transaction”). In connection with the proposed merger between Pioneer and us, Pioneer has entered into agreements whereby shares of Pioneer common stock will be issued at a purchase price of  $10.00 in a private placement or placements, to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the merger.
Note 3. Disaggregated Revenue
Disaggregated revenue consisted of the following (in thousands):
	Nine Months Ended June 30,
	2021	2020
Subscription fees	$62,503	$33,136
Transactional revenue	13,521	11,876
Total revenue	$76,024	$45,012
All of our revenue is generated within the United States of America.
There were no material contract assets or contract liabilities recorded on the condensed consolidated balance sheets in any of the periods presented.

Note 4. Asset Acquisition
On February 1, 2021, we acquired certain assets and liabilities including cash, accounts payable, trade names, customer relationships, developed technology, and an assembled workforce from PariFi, Inc. (“Parifi”). The total purchase price was as follows (in thousands):
Cost
Contingent consideration	$6,229
Cash	1,352
Transaction costs	403
Total purchase price	$7,984
We accounted for this transaction as an asset acquisition as substantially all of the fair value of the assets acquired was concentrated in a single asset, the Parifi platform, which was recorded as developed technology. Parifi developed an all-in-one platform (also known as “Harvest”) that provides customers with no-fee banking and debt management services. We recorded the acquired tangible and intangible assets based on each asset’s relative fair value at the acquisition date to the total purchase price. The following table details the purchase price allocation of the acquired assets based on their relative fair values as of the acquisition date (in thousands):
Asset (liability) acquired:	Fair Value
Cash	$1,714
Accounts receivable	52
Trade names and trademarks	249
Developed technology	7,063
Customer relationships	92
Assembled workforce	573
Accounts payable and accrued expenses	(112)
Deferred tax liability	(1,647)
Total	$7,984
The definite-lived intangible assets acquired are amortized over the weighted-average useful life of 5.1 years and are included in other non-current assets on the consolidated balance sheet. These definite-lived intangible assets include developed technology with a 5-year useful life based on our expected future cash flows from the asset and assumed technology obsolescence. Other definite-lived intangible assets are assembled workforce with a 4-year useful life, trade names and trademarks with a 10-year useful life, and customer relationships with a 7.5-year useful life.
The contingent consideration will be settled in common stock, with the number of shares to be issued based on the occurrence or non-occurrence of a specified triggering event. If a triggering event occurs, we will issue a variable number of common stock based on a conversion price determined by the triggering event. The number of shares of common stock to be issued will depend upon the implied fair value of the triggering event. If no triggering event occurs within six months of the acquisition date, we will issue a fixed number of shares of common stock after this time period has passed. Key inputs in estimating the fair value of the contingent consideration include the likelihood of a triggering event occurring within the six month time period and the fair value of our common stock. At the acquisition date, we estimated that there is a 90% probability that a triggering event will occur within six months after the acquisition date. This resulted in an estimated fair value of the contingent consideration liability of  $6.2 million on the acquisition date. We remeasure the fair value of the contingent consideration at each reporting period with changes in the fair value recognized in the statement of operations in the period of change within general and administrative expenses.
As of June 30, 2021, due to changes in the fair value of our common stock and changes in the probability of a triggering event occurring within six months of the acquisition date, we determined that the fair value of the contingent consideration was $9.3 million. The non-cash increase of $3.1 million in the fair value of the contingent consideration was recognized within general and administrative expenses. The contingent consideration was settled in Acorns’ common stock with a fair value of  $9.3 million on August 1, 2021.
In connection with the Harvest asset acquisition, we executed retention agreements with Parifi’s key employees which provide for a combination of stock-based and cash compensation valued at $2.3 million whereby these employees must remain continuously employed for a two-year period from the close of the transaction. The stock-based component was valued at $2.1 million on the acquisition date. If either of the key employees terminates his or her employment prior to the end of the two-year period, his or her respective unearned compensation will be forfeited. As the stock-based component is based on a variable number of shares, based on the occurrence or non-occurrence of the same triggering event as the contingent consideration, it is recognized as a liability as the compensation is earned and will be remeasured to fair value at each reporting date until the shares are granted and a grant date fair value is established. As of June 30, 2021, due to changes in the fair value of our common stock and changes in the probability of a triggering event occurring within six months of the acquisition date, we determined that the fair value of the stock-based component was $3.3 million, of which $0.7 million has been recognized as an expense. The majority of the non-cash increase of  $1.2 million in the fair value of the stock-based component from the acquisition date through June 30, 2021 will be recognized over the future remaining service periods.
We also agreed to provide a cash incentive plan for the employees of Parifi to receive cash bonuses if certain milestones and revenue targets are achieved during the 12 months following the closing of the transaction. The participant must remain continuously employed by us or our subsidiaries through the payment date which is 60 days following the 12 month measurement period which commenced on the close of the transaction. The expected probable amount under the cash incentive plan is $2.0 million at the acquisition date, which is recognized ratably over the 12 months and 60 days service period. As of June 30, 2021, due to changes in the expected achievement of revenue targets, we determined that the fair value of the cash incentive plan was $1.7 million.
We have determined that the amounts payable under the retention agreements with Parifi’s key employees and the cash incentive plan require future service to Acorns and will be accounted for prospectively as compensation expense over the requisite future service period and not as part of the transaction price.
Note 5. Fair Value of Financial Instruments
Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:
Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2: Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.
Level 3: Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.
In determining the appropriate hierarchy levels, we analyze the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The following table presents our assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy (in thousands):

As of June 30, 2021
Assets	Total	Level 1	Level 2	Level 3
Equity securities with readily determinable fair value	$6,541	$6,541	$—	$—
Equity securities without readily determinable fair value	1,018	—	—	1,018
Total assets	$7,559	$6,541	$—	$1,018
Liabilities	Total	Level 1	Level 2	Level 3
Contingent consideration	$9,313	$—	$—	$9,313
Derivative liability	949	—	—	949
Total liabilities	$10,262	$—	$—	$10,262
As of September 30, 2020
Assets	Total	Level 1	Level 2	Level 3
Equity securities with readily determinable fair value	$3,727	$3,727	$—	$—
Total assets	$3,727	$3,727	$—	$—
Liabilities	Total	Level 1	Level 2	Level 3
Derivative liability	$4,431	$—	$—	$4,431
Total liabilities	$4,431	$—	$—	$4,431
Our short-term financial instruments consist of unrestricted and restricted cash and cash equivalents, accounts receivable, other assets, accounts payable, payables to customers, and accrued liabilities. These financial instruments are short term in nature and accordingly, we believe their carrying amounts approximate their fair values. Convertible notes payable, net, are not measured at fair value on a recurring basis in the balance sheets. The fair value of convertible notes payable, net, as of June 30, 2021 approximates its carrying value.
We hold equity securities without readily determinable fair value and elected the measurement alternative to record them at their initial costs minus impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer.
Substantially all of the gain (loss) on investment securities of  $3.4 million of gain and $1.5 million of loss for the nine months ended June 30, 2021 and 2020, respectively, is unrealized.
The contingent consideration liability is related to the Harvest asset acquisition discussed in Note 4.
The derivative liability relates to a share settled redemption feature bifurcated from the convertible promissory notes issued on April 22, 2020, May 8, 2020, and June 19, 2020 (see Note 7). The embedded derivative liability is determined as 20% of the then-outstanding payable at the estimated time of the qualifying financing event multiplied by the probability of the financing event occurring. The derivative liability is recorded within other non-current liabilities on the condensed consolidated balance sheet. Both the estimated timing of the qualifying financing event and the probability of conversion are level 3 unobservable inputs, and changes to these inputs would impact the original debt discount recorded and the resulting interest expense recorded as a result of the amortization of the debt discount. Additionally, changes in the fair value of the bifurcated embedded derivative liability at each reporting period are recorded through earnings within interest and other income (expense), net. For the nine months ended June 30, 2021, a change in fair value was recorded in interest expense based on a 20% probability of conversion and a conversion timing of 16 months (see Note 7).

Changes in the fair value of our Level 3 derivative liability were as follows (in thousands):
	Nine Months Ended June 30,
	2021	2020
Balance at beginning of period	$4,431	$—
Additions	—	2,332
Changes in fair value	(3,482)	—
Balance at end of period	$949	$2,332
Note 6. Income Taxes
During the nine months ended June 30, 2021 we recognized a tax benefit in connection with the Harvest acquisition whereby we acquired net deferred tax liabilities of  $1.6 million, which will allow us to utilize a corresponding amount of deferred tax assets that previously carried a full valuation allowance. There was no benefit for income taxes for the nine months ended June 30, 2020 due to the full valuation allowance against net deferred tax assets at the end of the period.
Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.
Note 7. Convertible Notes Payable
On April 22, 2020, May 8, 2020, and June 19, 2020, we issued convertible promissory notes in the original principal amount of  $17.2 million, $0.5 million, and $5.1 million, respectively (collectively the “2020 Notes”). The convertible notes bear interest at a rate of 3.0% per annum and are scheduled to mature 24 months from their respective issuance dates. The interest accrues daily and all accrued interest is paid quarterly in arrears by being added to the then-outstanding principal amount. The conversion price for the convertible notes is 80% of the lowest price per share sold in our next preferred stock financing. The principal and accrued interest will automatically convert into our most senior preferred stock sold and issued to investors at the time we complete a preferred stock financing of  $20.0 million or more in the future.
In accordance with ASC 815, Derivatives and Hedging, and ASC 470, Debt, we assessed whether any provisions within the 2020 Notes agreements constitute embedded derivatives requiring bifurcation from the host instrument, and assessed the fair values of any such features. We determined that the provision allowing the holders to convert the principal outstanding into shares of preferred stock at a predetermined discount of 20% of the next round of financing effectively provided the holders with an embedded put option derivative meeting the definition of an embedded derivative pursuant to ASC 815. Consequently, the embedded derivative was bifurcated and recognized separately as a liability recognized at fair value (see Note 5). On the date of issuance, the fair value of the derivative and the resulting debt discount was $2.3 million. This discount is amortized over the life of the note in accordance with the effective interest method.
On March 26, 2021, we issued convertible notes in the original aggregate principal amount of  $55.0 million (the “2021 Notes”). The convertible notes bear interest at a rate of 10% per annum and are due and payable upon written demand by the holders at any time after 24 months of the issuance date (the “Maturity Date”). The interest accrues daily and all accrued interest is paid quarterly in arrears by being added to the then-outstanding principal amount. The 2021 Notes include a most-favored-nation provision which requires us to notify the holders of any new convertible financing securities with the principal purpose of raising capital or amends the terms of any existing convertible securities that could be more preferable to the terms of the 2021 Notes. Upon written notice from the holders of the 2021 Notes, we are obligated to amend the agreement to reflect such preferable terms. As of June 30, 2021, no such amendments have occurred.
In accordance with ASC 815, Derivatives and Hedging, and ASC 470, Debt, we assessed whether any provisions within the 2021 Notes agreements constitute an embedded derivative requiring bifurcation from the host instrument and assessed the fair values of any such features. We determined that there was a provision that met the definition of an embedded derivative in accordance with ASC 815; however, the fair value associated with the provision as of and for the nine months ended June 30, 2021 was immaterial. We will continue to assess the fair value associated with the provision at each reporting period for future recognition. Debt issuance costs of  $5.2 million are presented as a reduction in long-term debt and amortized over the life of the notes using the effective interest method.
Convertible notes payable, net consisted of the following (in thousands):
	June 30, 2021	September 30, 2020
Principal amount	$77,754	$22,754
Accrued interest	2,271	280
Unamortized discount	(987)	(1,860)
Unamortized debt issuance costs	(4,741)	(136)
Total convertible notes payable, net	$74,297	$21,038
As of June 30, 2021, future maturities of convertible notes payable are as follows (in thousands):
Fiscal year ending September 30,	Principal Due
2022	$22,754
2023	55,000
Total	$77,754
The following table sets forth our interest expense on convertible notes payable recognized in our condensed consolidated statement of operations (in thousands):
	Nine Months Ended June 30,
	2021	2020
Accrued coupon interest expense added to principal balance	$1,991	$107
Amortization of debt discount on 2020 Notes	873	178
Amortization of deferred financing offering costs	593	16
Total convertible notes interest expense	$3,457	$301
Note 8. Redeemable Convertible Preferred Stock
As of June 30, 2021, redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):
	Shares Authorized	Shares Issued and Outstanding	Original Per Share Issuance Price	Dividend Rate Per Annum	Carrying Amount (Redemption Value)	Liquidation Preference
Series E-2	4,893,360	1,835,011	$13.6239	$0.6812	$26,503	$26,503
Series E-1	18,555,408	16,293,279	11.7323	0.5866	214,351	214,351
Series D-1	4,907,478	4,907,478	5.1503	0.2575	30,503	30,503
Series D	9,882,033	9,882,033	4.4930	0.2247	55,516	55,516
Series C	8,717,154	8,657,292	3.0069	0.1503	34,161	34,161
Series B	5,000,000	5,000,000	1.1000	0.0550	7,219	7,219
Series A	4,166,666	4,166,666	0.6000	0.0300	3,249	3,249
	56,122,099	50,741,759			$371,502	$371,502

From and after the date of issuance of any shares of preferred stock, dividends accrue on such issued preferred stock. Dividends accrue whether or not declared and are cumulative. The following table presents accumulated dividends on preferred stock (in thousands, except per share data):
	June 30, 2021		September 30, 2020
	Accumulated Dividends Per Share	Aggregate Accumulated Dividends	Accumulated Dividends Per Share	Aggregate Accumulated Dividends
Series E-2	$0.82	$1,503	$0.31	$568
Series E-1	1.42	23,193	0.98	16,033
Series D-1	1.07	5,228	0.87	4,280
Series D	1.12	11,116	0.96	9,449
Series C	0.94	8,129	0.83	7,151
Series B	0.34	1,719	0.30	1,512
Series A	0.18	749	0.16	655
		$51,637		$39,648
Changes in the redemption value of each class of preferred stock are shown below (in thousands):
	Total	Series E-2	Series E-1	Series D-1	Series D	Series C	Series B	Series A
Redemption value at September 30, 2020	$359,513	$25,568	$207,191	$29,555	$53,849	$33,183	$7,012	$3,155
Accumulated dividends	11,989	935	7,160	948	1,667	978	207	94
Redemption value at June 30, 2021	$371,502	$26,503	$214,351	$30,503	$55,516	$34,161	$7,219	$3,249
We previously issued Series E-1 and E-2 preferred stock to a service provider for future brand, editorial, and production services. The future services for these preferred stock were recorded at the grant date fair value and are being amortized to sales and marketing expense (i.e. non-cash in-kind service amortization) over the service period based on usage of services. We recognized $10.1 million and $27.1 million of non-cash in-kind service amortization expense for the nine months ended June 30, 2021 and 2020, respectively, and had $13.3 million and $23.4 million of unamortized future services remaining at June 30, 2021 and September 30, 2020, respectively, which is recorded as prepaid expenses — related party.
On May 28, 2021, in connection with the 2021 Transaction, we executed the Seventh Amended and Restated Certificate of Incorporation to multiply accrued but unpaid dividends on redeemable convertible preferred stock by 0.5682 upon mandatory conversion triggered specifically by the business combination with Pioneer Merger Corp. At that time, the authorized amount of common stock was increased from 86,500,000 shares to 96,500,000 shares.
Note 9. Common Stock
As of June 30, 2021, we were authorized to issue 96,500,000 shares of common stock, $0.001 par value per share.
If declared by the Board of Directors, holders of our common stock are entitled to dividends paid out of funds legally available for such purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No dividends have been paid or declared in the nine months ended June 30, 2021 and 2020.

Note 10. Stock-Based Compensation Plans
The following table reflects the components of stock-based compensation expense recognized in our condensed consolidated statement of operations (in thousands):
	Nine Months Ended June 30,
	2021	2020
Sales and marketing	$886	$69
Research and development	1,447	497
General and administrative	11,672	2,867
Total stock-based compensation expense	$14,005	$3,433
Stock-based compensation for the nine months ended June 30, 2021 and 2020 included compensation expense of  $9.4 million and $1.8 million, respectively, related to secondary sales of common stock by current and former employees recognized in general and administrative expense in the condensed consolidated statement of operations (see Note 13). Secondary sales of common stock comprised of 1,126,164, and 269,446 shares sold during the nine months ended June 30, 2021 and 2020, respectively, at a weighted-average sale price per share of  $11.99 and $9.53, respectively.
Stock-based compensation for the nine months ended June 30, 2021 included $0.7 million of expense for the liability classified retention agreements arrangement related to Harvest asset acquisition, see Note 4.
As of June 30, 2021, there was approximately $16.5 million of unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized over a weighted average period of 1.48 years.
Note 11. Net Loss Per Share
The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted net loss per share attributable to common shareholders and the weighted-average common stock outstanding (in thousands, except for per share data):
	Nine Months Ended June 30,
	2021	2020
Basic net loss per share attributable to common shareholders:
Numerator:
Net loss	$(74,861)	$(69,565)
Undistributed accumulated dividends on preferred stock	(11,989)	(11,313)
Net loss attributable to common shareholders	$(86,850)	$(80,878)
Denominator:
Weighted-average common stock outstanding	13,312	11,948
Basic and diluted net loss per share attributable to common shareholders	$(6.52)	$(6.77)
As we reported net losses for all periods presented, all potentially dilutive common stock equivalents are anti-dilutive and have been excluded from the calculation of net loss per share.

The following number of potential common stock at the end of each period were excluded from the calculation of diluted net loss per share attributable to common shareholders because their effect would have been anti-dilutive for the periods presented:
	As of June 30,
	2021	2020
Stock options	13,624,939	10,713,144
Restricted stock awards	270,357	55,085
Common stock warrants	360,516	400,516
Convertible preferred stock	50,741,759	50,741,759
Series C convertible preferred stock warrants	59,862	59,862
2020 and 2021 convertible notes*	—	—

*
For the periods presented, the conversion of the convertible notes into convertible preferred stock was dependent on the outstanding loan balance including accrued interest and the conversion stock per share price at the date of the next qualified equity financing, change of control, or failure to repay the note in full by the initial maturity date. These factors could not be estimated and the number of convertible preferred stock was not determinable.

Note 12. Commitments and Contingencies
Our principal commitments consist of obligations under our outstanding debt obligations related to our convertible notes (see Note 7) and noncancelable leases for our office space.
Legal
We may be subject to legal proceedings and regulatory actions in the ordinary course of business. As of June 30, 2021, we were party to two legal matters of potential material consequence.
We were the defendant in a class action lawsuit related, primarily, to how we advertise the manner in which the Round-Ups feature operates. As of June 30, 2021 and through the date of issuance of the financial statements, the plaintiff had not yet made a demand for a settlement or damages amount. No commitment or contingency was recorded as of June 30, 2021. We are currently in mediation with the plaintiff for an amount of  $2.5 million, of which $2.1 million is probable of being covered by our insurance providers. Accordingly, we recognized a charge of  $0.4 million during the nine months ended June 30, 2021 which is included in general and administrative expense. We recognized a liability of  $2.5 million which is included in other current liabilities and the insurance recovery of  $2.1 million is included in prepaid expenses and other current assets as of June 30, 2021.
We were a defendant in a lawsuit related to a breach of implied contract filed by an individual plaintiff. The plaintiff made settlement demands in a material amount and we filed a motion to dismiss. In February 2021, the Court ruled in favor of us and granted the summary judgement for us and ordered the case dismissed. On March 2, 2021, the plaintiff filed a notice of appeal. No commitment or contingency was recorded as of June 30, 2021.
Note 13. Related-Party Transactions
During the nine months ended June 30, 2021 and 2020, we recorded $9.4 million and $1.8 million, respectively, of stock-based compensation related to secondary sale transactions primarily between current and former employees and holders of economic interest in Acorns at prices in excess of the fair value of such shares. Accordingly, we recognized such excess value as stock-based compensation. We did not sell any shares or receive any proceeds from the transactions.
Several of our executives and directors invested an aggregate amount of  $0.4 million in the convertible note financing issued in April 2020. All activity made by related parties were transacted on terms and conditions that were not more favorable than those obtained by other investors.

In connection with the Harvest asset acquisition during February 2021 (see Note 4), a family member of one of our directors was also a Parifi shareholder who will be issued Acorns common stock as part of the transaction.
In April 2018, Acorns Securities entered into a four-year agreement with a company that is co-owned by certain of our shareholders to provide investor communications services on behalf of the investment funds in its portfolio. There were no expenses related to this contract for the nine months ended June 30, 2021 and 2020 as the investment funds pay for the services.
As described in Note 8, we have issued Series E-1 and E-2 preferred stock to an existing shareholder who is also a service provider.
Note 14. Subsequent Events
We have evaluated events subsequent to the balance sheet date for items requiring recording or disclosure in the condensed consolidated financial statements. The evaluation was performed through November 12, 2021 when the condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Acorns Grow Incorporated
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Acorns Grow Incorporated and its subsidiaries (the “Company”) as of September 30, 2020, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and shareholders’ deficit, and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Costa Mesa, California
June 22, 2021
We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm
The Shareholders and the Board of Directors
Acorns Grow Incorporated
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Acorns Grow Incorporated and its subsidiaries (the “Company”) as of September 30, 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and shareholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2019, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Moss Adams LLP
Phoenix, Arizona
June 22, 2021
We served as the Company’s auditor from 2015 to 2021.

Acorns Grow Incorporated and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2020 and 2019
(In thousands, except share and par value data)
	September 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$45,801	$68,956
Restricted cash	1,725	1,418
Receivable from clearing organization	46,942	28,153
Accounts receivable, net	5,376	6,145
Prepaid expenses — related party	23,384	29,818
Prepaid expenses and other current assets	5,388	5,553
Total current assets	128,616	140,043
Property and equipment, net	7,455	8,683
Other non-current assets	1,245	1,311
Total assets	$137,316	$150,037
Liabilities, redeemable convertible preferred stock and shareholders’ deficit
Liabilities
Accounts payable and accrued expenses	$5,850	$7,572
Payable to customers	47,834	29,467
Other current liabilities	2,591	1,357
Total current liabilities	56,275	38,396
Convertible notes payable, net	21,038	—
Other non-current liabilities	10,291	6,688
Total liabilities	87,604	45,084
Commitments and contingencies (Note 13)
Redeemable convertible preferred stock, at liquidation preference value
Series E-2 convertible preferred stock; $0.001 par value; 4,893,360 shares authorized as of September 30, 2020 and 2019; 1,835,011 and 0 shares issued and outstanding as of September 30, 2020 and 2019, respectively	25,568	—
Series E-1 convertible preferred stock; $0.001 par value; 18,555,408 and 16,293,280 shares authorized as of September 30, 2020 and 2019, respectively; 16,293,279 shares issued and outstanding as of September 30, 2020 and 2019	207,191	197,624
Series D-1 convertible preferred stock; $0.001 par value; 4,907,478 shares authorized, issued and outstanding as of September 30, 2020 and 2019	29,555	28,288
Series D convertible preferred stock; $0.001 par value; 9,882,033 shares authorized, issued and outstanding as of September 30, 2020 and 2019	53,849	51,625
Series C convertible preferred stock; $0.001 par value; 8,717,154 shares authorized; 8,657,292 shares issued and outstanding as of September 30, 2020 and 2019	33,183	31,879
Series B convertible preferred stock; $0.001 par value; 5,000,000 shares authorized, issued and outstanding as of September 30, 2020 and 2019	7,012	6,736
Series A convertible preferred stock; $0.001 par value; 4,166,666 shares authorized, issued and outstanding as of September 30, 2020 and 2019	3,155	3,030
Total redeemable convertible preferred stock	359,513	319,182
Shareholders’ deficit
Common stock — $0.001 par value; 82,500,000 and 80,000,000 shares authorized as of September 30, 2020 and 2019, respectively; 12,432,325 and 11,704,203 shares issued and outstanding as of September 30, 2020 and 2019, respectively	12	12
Additional paid-in capital	—	—
Accumulated deficit	(309,813)	(214,065)
Accumulated other comprehensive loss	—	(176)
Total shareholders’ deficit	(309,801)	(214,229)
Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$137,316	$150,037
See accompanying notes to consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended September 30, 2020 and 2019
(In thousands, except per share data)
	2020	2019
Revenue	$63,480	$39,646
Costs and expenses
Cost of revenue	16,131	11,427
Sales and marketing	68,559	76,910
Research and development	33,741	26,289
General and administrative	27,409	29,734
Total costs and expenses	145,840	144,360
Loss from operations	(82,360)	(104,714)
Interest and other income (expense), net	(3,106)	(4,396)
Loss before provision for income taxes	(85,466)	(109,110)
Provision for income taxes	(6)	(5)
Net loss	(85,472)	(109,115)
Undistributed accumulated dividends on preferred stock	(15,331)	(11,648)
Net loss attributable to common shareholders	$(100,803)	$(120,763)
Net loss per share attributable to common shareholders:
Basic and diluted	$(8.41)	$(10.77)
Weighted-average shares used in computing net loss per share attributable to common shareholders:
Basic and diluted	11,992	11,216
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities (Note 4)	—	(272)
Total other comprehensive loss	—	(272)
Comprehensive loss	$(85,472)	$(109,387)
See accompanying notes to consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and
Shareholders’ Deficit
Years Ended September 30, 2020 and 2019
(Dollars in thousands)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — September 30, 2018	32,613,469	$116,376	10,515,819	$10	$—	$96	$(103,529)	$(103,423)
Net loss	—	—	—	—	—	—	(109,115)	(109,115)
Other comprehensive loss	—	—	—	—	—	(272)	—	(272)
Exercise of stock options	—	—	1,188,384	2	856	—	—	858
Issuance of Series E-1 preferred stock, net	16,293,279	191,158	—	—	(551)	—	—	(551)
Stock-based compensation	—	—	—	—	9,922	—	—	9,922
Accretion of preferred stock redemption preference	—	11,648	—	—	(11,648)	—	—	(11,648)
Reclass of negative APIC to accumulated deficit	—	—	—	—	1,421	—	(1,421)	—
Balance — September 30, 2019	48,906,748	$319,182	11,704,203	12	—	(176)	(214,065)	(214,229)
Net loss	—	—	—	—	—	—	(85,472)	(85,472)
Reclass of accumulated other comprehensive loss	—	—	—	—	—	176	(176)	—
Exercise of stock options	—	—	728,122	—	721	—	—	721
Issuance of Series E-2 preferred stock, net	1,835,011	25,000	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	4,510	—	—	4,510
Accretion of preferred stock redemption preference	—	15,331	—	—	(15,331)	—	—	(15,331)
Reclass of negative APIC to accumulated deficit	—	—	—	—	10,100	—	(10,100)	—
Balance — September 30, 2020	50,741,759	$359,513	12,432,325	$12	$—	$—	$(309,813)	$(309,801)
See accompanying notes to consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended September 30, 2020 and 2019
(In thousands)
	2020	2019
Cash flows from operating activities
Net loss	$(85,472)	$(109,115)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,909	1,303
Non-cash in-kind service amortization — related party	31,435	18,082
Stock-based compensation expense	4,510	9,922
Non-cash interest expense	2,851	6,257
Other adjustments	(714)	180
Changes in operating assets and liabilities:
Receivable from clearing organization	(18,789)	(11,483)
Accounts receivable	769	(1,971)
Prepaid expenses and other current assets	176	413
Other assets	(22)	3,313
Accounts payable and accrued expenses	(1,722)	(1,824)
Payable to customers	18,367	11,968
Other current liabilities	1,413	60
Net cash used in operating activities	(45,289)	(72,895)
Cash flows from investing activities
Purchase of property and equipment	(716)	(9,417)
Proceeds from sales of property and equipment	31	20
Receipt of leasehold improvement allowance	—	6,934
Net cash used in investing activities	(685)	(2,463)
Cash flows from financing activities
Proceeds from exercises of stock options	721	858
Repayment of principal on line of credit	(177)	(2,077)
Proceeds from issuance of Series E-1 convertible preferred stock, net of issuance costs	—	104,449
Proceeds from issuance of convertible notes, net of issuance costs	22,582	—
Net cash provided by financing activities	23,126	103,230
Net (decrease) increase in cash and cash equivalents	(22,848)	27,872
Cash and cash equivalents and restricted cash at beginning of year	70,374	42,502
Cash and cash equivalents and restricted cash at end of year	$47,526	$70,374
Supplemental disclosures of cash flow information
	2020	2019
Cash paid during the year for
Interest	$—	$56
Income taxes, net of refunds	$6	$5
Noncash investing and financing activities
Consideration received through issuance of Series E-1 convertible preferred stock for branding and advertising services	$—	$47,900
Conversion of convertible notes and accrued interest to Series E-1 convertible preferred stock	$—	$38,258
Consideration received through issuance of Series E-2 convertible preferred stock for branding and advertising services	$25,000	$—
See accompanying notes to consolidated financial statements

Acorns Grow Incorporated and Subsidiaries
Notes to Consolidated Financial Statements
Note 1.    Summary of Business and Significant Accounting Policies
Description of Business
Acorns Grow Incorporated (“Acorns Grow”, “Acorns”, “we”, or “our”) was incorporated in Delaware on February 29, 2012. Acorns is building a “financial wellness system” so that individuals and families may responsibly manage and grow their money over the long-term. Many financial companies offer a menu of products that may not be right for each customer, and these products are often not integrated to support the customer’s best interests. Instead, everyday Americans can put their money into our financial wellness system and each component will work together to help them grow.
We offer three different automated investment products; a taxable investment account (“Acorns Invest”), a selection of Individual Retirement Accounts (“IRAs”, or “Acorns Later”), and a selection of custodial accounts (“Acorns Early”). We also offer a demand deposit checking account and debit card (collectively “Acorns Checking”) in partnership with an Iowa state-chartered bank. We additionally promote reward offers from participating partner brands as part of our Acorns Earn program (also referred to as “Found Money”). By participating in an Acorns Earn offer, subscribers are eligible for cash incentives that are invested into their Acorns Invest account.
Acorns Advisers, LLC (“Acorns Advisers”) is a registered investment adviser with the United States Securities and Exchange Commission (“SEC”). Acorns Securities, LLC (“Acorns Securities”) is a registered broker-dealer in securities with the SEC and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Under its membership agreement with FINRA and pursuant to SEC Rule 15c3-3(a)(1)(ii), Acorns Securities maintains sub accounts pursuant to an omnibus arrangement with a clearing broker. Acorns Securities also transmits block trades and other orders placed by its affiliated investment adviser, Acorns Advisers. Acorns Insurance, LLC is registered as an insurance producer in certain states and, as such, is subject to regulatory oversight by the relevant insurance regulatory body in each of those states.
Fiscal Year
Our fiscal year ends on September 30. References to fiscal year 2020, for example, refer to the fiscal year ended September 30, 2020.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
Reclassifications
Certain reclassifications have been made to the consolidated statements of operations for both periods presented to conform with the current presentation. Legal settlement costs, gain (loss) on fixed assets, and miscellaneous business taxes totaling $1.3 million and $1.0 million for the years ended September 30, 2020 and 2019, respectively, which were previously reported within interest income and other income (expense), net, have been reclassified to general and administrative expenses. Certain other costs for the year ended September 30, 2019, which were previously reported within cost of revenue have been reclassified to general and administrative expenses to conform with the current year presentation.
Use of Estimates
The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of our assets and liabilities, and revenue and expenses, which are not readily apparent from other sources. These estimates are based on information available as of the date of the consolidated financial statements, including historical information and various other assumptions that we believe are reasonable under the circumstances. GAAP requires us to make estimates and judgments in several areas, including, but not limited to, revenue recognition, valuation of stock-based compensation, impairment assessment for goodwill and intangibles, useful lives of property and equipment, including leasehold improvements, the valuation allowance on deferred tax assets, derivative valuations, and contingent liabilities. These judgments, estimates and assumptions are inherently subjective in nature. Actual results may differ from these estimates and assumptions, and the differences could be material.
Segment Reporting
We have a single reportable operating segment which operates as the core business function of the sale of a single product, a holistic financial wellness system. In reaching this conclusion, management considered the definition of the chief operating decision maker (“CODM”), how the business is defined by the CODM, the nature of the information provided to the CODM and how that information is used to make operating decisions, allocate resources, and assess performance. Our CODM comprises the Chief Operating Officer and Chief Financial Officer, who is a single individual performing both roles, and the Chief Executive Officer. The results of operations provided to and analyzed by the CODM are at the consolidated level, and accordingly, key resource decisions and assessment of performance are performed at the consolidated level. We assess our determination of operating segments at least annually.
Revenue Recognition
We generate our revenue from services which are comprised of subscription fees and transactional revenue. The majority of our revenue is from monthly subscription fees for the use of our integrated financial wellness system. We also generate revenue from various transactional activities, including fees earned from brand partnerships and debit card usage. Revenue from brand partnerships arise from eligible program offers that are based on actions taken by our subscribers in response to those offers and other related promotional activities which are earned over the program period. As prescribed under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, we recognize revenue when control of the promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, as determined under the five-step process. Substantially all of our revenue is recognized over time.
Subscription fees:    Our financial wellness system is free to download and view, but once a prospective customer links a bank account, we charge a monthly subscription fee for use of our investment advisory service and individual portfolio maintenance services through the e-consent program as defined in our program agreement, which requires both parties to mutually agree to the services. The subscriber receives access to services based on the applicable product for one monthly subscription fee upon activation as stated in the program agreement. If we are unable to collect subscription fees through the linked bank account, we may at any time in our sole discretion initiate sales in one or more of the subscriber’s portfolio accounts as necessary and cause the proceeds to be used to pay any fees due to us. We have determined that our performance obligation to provide the specified services is satisfied over time as services are received and consumed by subscribers evenly over the period. The transaction price does not include any variable consideration.
Transactional revenue:    Revenue from transaction-based activities is generated from promotional programs with our brand partners within our financial wellness system over specified program periods and fees earned from debit card interchange.
We offer click-based and action-based ads associated with our brand partners which depend upon direct subscriber interaction, and impression-based ads which are displayed to our subscribers as they view other content online and in our financial wellness system. We have contracts with our brand partners that stipulate the content to be delivered, the timing, the pricing and term. In determining which promises are distinct in the contract, we considered the fact that the customer can benefit independently from each type of advertising insertion order, including targeted email, inclusion in monthly seasonal emails, in-app placements, push notifications, and action cards. Our brand partners pay for their own advertising content either directly or through their relationships with advertising networks. Billings to our brand partners generally occur monthly after the delivery of the advertisement and determination of transaction fees earned during the period.
We recognize revenue associated with the delivery of click-based ads over the program period in which a subscriber clicks on the content, and action-based ads over the period in which a subscriber takes the action for which the brand partner contracted for the program period. The performance obligation of soliciting subscribers to activate the marketed brand is satisfied over the program period. As such, we recognize revenue associated with the solicitation of subscribers over time using an output methodology based upon the number of days elapsed as services are consumed ratably over the period. Although the number of actions that a subscriber might perform is unknown and meets the definition of variable consideration, any uncertainty is resolved at the end of each contract period.
We recognize revenue from the display of impression-based ads during the period the impressions are delivered. Impressions are considered delivered when an ad is displayed to subscribers. Certain performance obligations involving the marketing and promoting of partners are satisfied over time, which include daily, weekly and monthly advertising campaigns. For performance obligations for which revenue is recognized over time, we utilize an output methodology based upon the number of days elapsed as services are consumed ratably over the period. Another performance obligation involving the marketing and promoting of partners is satisfied at a point in time when the ad placement is made and distributed in advertising communications to our subscribers. There is no consideration payable to the subscriber, and the transaction price does not include any variable consideration.
Debit card revenue is generated from interchange and deposit network fees. Interchange revenue is earned from fees remitted by the merchant’s bank based on rates established by the payment networks, such as Visa. Deposit network revenue is interest earned from excess deposits in subscriber accounts. We recognize debit card revenue over time as the customer simultaneously receives and consumes the benefits of our services during that month.
For our subscription revenue-generating arrangements, we record revenue on a gross basis, as we serve as principal in these arrangements, there are no other parties involved in providing the performance obligation to the subscriber and we have control over each service provided to the subscriber. For our transactional revenue-generating arrangements associated with click-based and action-based ads, we incur a liability for the rewards and bonus investments payable to subscribers under the Acorns Earn program when they perform the required action associated with each type of promotional offer and meet the eligibility requirements, with a corresponding reduction in revenue. The subscriber will earn money invested in his or her account based on the applicable click-based or action-based ad that is selected in the app. Since the amount earned by the subscriber has been determined to be consideration payable to a customer, as the subscriber is a customer within the distribution chain of the promotional offer and is not in exchange for any distinct goods or services, this amount is recognized as a reduction of revenue under ASC 606. Amounts earned by subscribers under the Acorns Earn program were $7.0 million and $5.7 million for the years ended September 30, 2020 and 2019, respectively. All incremental customer contract acquisition costs are expensed as they are incurred as the amortization period of the asset that we otherwise would have recognized is one year or less in duration and are recorded in sales and marketing expense.
Cost of Revenue
Our cost of revenue consists primarily of expenditures related to delivering investment services to our paying customers, including payments to outside transaction monitoring and account authentication service providers, automated clearing house transaction fees for processing customer transactions, identification verification services, cloud hosting and server fees, clearing broker fees, processing costs, and other software expenses.
Advertising Expenses
Advertising expenses are recognized as incurred and were $25.1 million and $27.6 million for the years ended September 30, 2020 and 2019, respectively.
Research and Development Costs
Research and development expenses consist of costs incurred for the ongoing enhancement and maintenance of our systems, related infrastructure, and existing features, and development of new features and future product offerings. These costs include personnel-related expenses, payments to third-party service providers, and overhead allocated to our research and development activities. Personnel-related expenses include salaries, benefits, and stock-based compensation. Research and development costs are expensed as incurred.
Stock-Based Compensation
We grant stock-based awards to employees and non-employees, generally in the form of stock options, pursuant to the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan (“the 2012 Incentive Plan”). We account for stock-based compensation awards to employees and non-employees in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”).
We estimate the fair value of stock-based awards of options to purchase shares of common stock to employees and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (a) our common stock price, (b) the expected stock price volatility, (c) the calculation of the expected term of the award, (d) the risk-free interest rate and (e) expected dividends. Changes in these assumptions can materially affect the fair value of the stock options.
Due to the lack of a public market for the trading of our common stock, we have based our estimate of expected volatility on the historical volatility of a group of comparable companies that are publicly traded over the estimated expected term of the stock options. Companies with similar characteristics to us include companies in the growth stage of product development, technology or financial industry focus, and of similar size.
For “plain-vanilla” options, such as our stock options, a simplified method of estimating expected term is allowed. Under this simplified method, the expected term of the options is presumed to be the midpoint between the vesting date and the end of the contractual term. We utilize this simplified method to calculate the expected term for options granted to employees and non-employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as we do not expect substantially different exercise or post-vesting termination behavior among our employee population.
The risk-free interest rate is based on the U.S. Treasury daily treasury yield curve rate whose term is consistent with the expected life of the stock options.
The expected dividend yield is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.
Stock-based awards are subject to service-based vesting conditions. Compensation expense related to awards with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated requisite service period of the award, which is generally the vesting term. Stock-based awards with performance conditions, which we have offered infrequently, are expensed under the accelerated attribution method to the extent the achievement of the performance condition is probable.

From time to time, there are sales of our common stock between current and former employees and holders of economic interests in Acorns. We evaluate whether secondary sale transactions represent an orderly transaction that is indicative of fair value that should be given weighting in our common stock valuation. If we do not believe a transaction is an orderly transaction indicative of fair value of our common stock, we consider the excess portion of the selling price over the fair value as compensatory and recognize additional stock-based compensation expense for these transactions under ASC 718, as the substance of such a transaction is the economic interest holder making a capital contribution to us, and we make a share-based payment to our current and former employees in exchange for services rendered. Such secondary sales did not have an impact on the fair value of common stock for any regular grants of stock-based awards.
Debt Issuance Costs
Debt issuance costs related to our convertible notes payable have been recorded as a reduction of the carrying amount of the debt and are amortized to interest expense using the effective interest method.
Income Taxes
All wholly-owned subsidiaries are treated as disregarded entities for federal income tax purposes, in accordance with single member limited liability company rules. All tax effects of the subsidiaries’ income or loss are passed through to Acorns Grow, a C corporation. We file U.S. federal and state income tax returns.
We account for income taxes using the asset and liability method. Provisions are made for the current and deferred income tax expense on pretax income adjusted for permanent and temporary differences based on enacted tax laws and applicable statutory tax rates. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained.
A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. On an ongoing basis, management evaluates the deferred tax assets to determine if the tax benefits are expected to be realized in future periods. To the extent the benefit of a deferred tax asset is no longer expected to be realized, a valuation allowance is established with a corresponding charge through the provision for income taxes.
We recognize income taxes in accordance with the provisions of ASC 740-10, Income Taxes —  Overall (“ASC 740-10”), which prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 requires that we recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. We recognize liabilities for uncertain tax positions based on the two-step process prescribed by GAAP. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We reevaluate these uncertain tax positions on an annual basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. We recognize interest and penalties in the provision for income taxes in the statements of operations. There were no liabilities recorded for uncertain tax positions as of September 30, 2020 or 2019.
Net Loss Per Share
Basic loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted-average number of shares of common stock outstanding. We apply the two-class method to allocate earnings between common stock and participating securities. We consider all series of our redeemable convertible preferred stock to be participating securities. Undistributed losses are allocated only to common stock as the redeemable convertible preferred stock are not contractually obligated to participate in our losses. To calculate basic loss per share, we adjust net income for the guaranteed dividends on all classes of redeemable convertible preferred stock accumulated during the period.
Diluted loss per share attributable to common shareholders adjusts the basic loss per share attributable to common shareholders and the weighted-average number of shares of common stock outstanding for the potential dilutive impact of common stock options using the treasury-stock method. The potential dilutive impact of redeemable convertible preferred stock and convertible debt is evaluated using the as-if-converted method. Because we reported net losses for all periods presented, all potentially dilutive common stock equivalents are antidilutive and have been excluded from the calculation of net loss per share.
Accounting for Business Combinations and Asset Acquisitions
We follow the guidance in ASC 805, Business Combinations, for determining whether an acquisition meets the definition of a business combination or asset acquisition. For acquisitions that are accounted for as business combinations, under the acquisition method, assets acquired and liabilities assumed are recorded at their respective fair values as of the acquisition date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction-related costs are expensed as incurred. The operating results of the acquired business are reflected in our consolidated financial statements as of the acquisition date. For acquisitions that are accounted for as acquisitions of assets, we record the acquired tangible and intangible assets and assumed liabilities, if any, based on each asset’s and liability’s relative fair value at the acquisition date to the total purchase price plus capitalized acquisition costs. The method for determining relative fair value varies depending on the type of asset.
Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities we consider the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.
Assets and liabilities measured at fair value are disclosed in accordance with a three-level hierarchy (i.e., Level 1, Level 2, and Level 3) established under ASC Topic 820, Fair Value Measurement.
Cash and Cash Equivalents
Cash and cash equivalents include unrestricted deposits with financial institutions in checking and money market accounts. We consider all highly liquid investments with stated maturity dates of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents are stated at fair value. We maintain bank accounts at various financial institutions. These accounts are insured either by the Federal Deposit Insurance Commission (“FDIC”), up to $250 thousand, or the

SIPC, up to $500 thousand. At times during the year, cash balances held in financial institutions were in excess of the FDIC and SIPC’s insured limits. We have not experienced any losses in such accounts and management believes that we have placed our cash on deposit with financial institutions which are financially stable.
Restricted Cash
We maintain segregated cash in a special reserve account for the exclusive benefit of customers pursuant to Rule 15c3-3 under the Securities Exchange Act of 1934.
Receivable from Clearing Organization and Payable to Customers
Our subsidiary, Acorns Securities, has an omnibus account trading agreement with our clearing broker in order to execute trades on behalf of our clients as customers of the clearing broker. The receivable from clearing organization and payable to customers relate to cash remitted to the clearing broker for investments purchases by customers that have not yet settled and sales of securities for which cash has not yet been remitted to Acorns Securities and customers. Changes in the receivable from clearing organization, investment securities, and payable to customers are presented within cash flows from operating activities as Acorns Securities’ business is to buy and sell investment securities.
Pursuant to the clearing agreement, Acorns Securities introduces all of our securities transactions to our clearing brokers on an omnibus basis. Customers’ money balances and security positions are carried on the books of the clearing brokers. In accordance with the clearance agreement, we have agreed to indemnify the clearing brokers for losses, if any, which the clearing brokers may sustain from carrying securities transactions introduced by us.
Investment Securities
Investment securities consist of exchange traded funds (“ETFs”) and public company stock. The fair value of all investments is determined by the quoted prices in active markets with changes in fair value recorded in interest and other income (expense). Investment securities are recorded within prepaid expenses and other current assets on the consolidated balance sheet.
Accounts Receivable
Accounts receivable, net represents our unconditional right to receive consideration from our customers. Substantially all payments are collected in accordance with our standard terms, which do not include a significant financing component. Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. We review accounts receivable regularly and make estimates for the allowance for doubtful accounts when there is doubt as to our ability to collect individual balances. In evaluating our ability to collect outstanding receivable balances, we consider many factors, including the age of the balance, the customer’s payment history and current creditworthiness, and current economic trends. Bad debts associated with transactional revenue are written off after all collection efforts have ceased, and changes in the allowance include amounts written off to bad debt expense within general and administrative expenses. We do not require collateral from our customers.
Property and Equipment
Property and equipment consists of computer equipment, leasehold improvements, and furniture and fixtures which are recorded at cost, less accumulated depreciation and amortization. Maintenance and repairs of premises and equipment are expensed as incurred; major improvements enhancing the function and/or useful life are capitalized. Computer equipment is depreciated on a straight-line basis over three years, and furniture and fixtures are depreciated on a straight-line basis over five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term excluding renewal periods or the estimated useful life, generally seven years.

The cost and related accumulated depreciation and amortization of assets sold or otherwise disposed of are removed from their respective accounts and any gain or loss is included in general and administrative expense.
Leases
We categorize leases at their inception as either operating or capital leases. In certain lease agreements, we may receive rent holidays and other incentives or be subject to rent escalation clauses. We recognize lease costs on a straight-line basis over the entire term of the lease once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, lease incentives received are amortized over the term of the agreement and treated as a reduction of lease expense. Unamortized lease incentives expected to be recognized within one from the balance sheet date are reported in other current liabilities and the remainder is reported as long-term liability.
Goodwill and Other Intangibles
Goodwill is evaluated for impairment at least annually or more frequently if circumstances or specific events indicate that it is more likely than not the fair value of a reporting unit is less than its carrying amount. We follow the guidance under ASC 350, Intangibles — Goodwill and Other, and assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will perform the first step of the two-step goodwill impairment test and, depending on the results, may perform the second step of the two-step goodwill impairment test to determine the amount of impairment loss, if any, to be recognized through earnings. Goodwill and other intangible assets were $0.8 million and $0.9 million at September 30, 2020 and 2019, respectively, and are included in other noncurrent assets.
We follow the guidance of ASC 350-40 Internal-use Software, and have capitalized costs related to the development of our system. Capitalized costs consist of salaries and payroll related costs for technical and programming personnel who are directly associated with and who devote time to the software project, to the extent of time spent directly on the project, and fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Internally developed software is amortized on a straight-line basis over its estimated useful life of three years. Costs of internally developing, maintaining, or restoring intangible assets such as patents and trademarks are expensed as incurred.
Impairment of Long-Lived Assets
Long-lived assets, including intangible assets with finite lives, are amortized over their estimated useful lives. Each period, we evaluate the estimated remaining useful life of our long-lived assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.
We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net discounted cash flow the asset is expected to generate. There were no impairment charges recorded on long-lived assets for the years ended September 30, 2020 or 2019.
Preferred Stock
We follow the guidance of ASC 480, Distinguishing Liabilities from Equity, when determining the classification and measurement of our preferred stock. Conditionally redeemable preferred stock, including preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within our control, are classified as temporary equity. As only the passage of time is required for our preferred stock to become redeemable, we considered the redemption of the preferred stock to be probable. We have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the preferred stock to equal the redemption value at the end of each reporting period. The convertible preferred stock is not mandatorily redeemable, but since a deemed liquidation event would constitute a redemption event outside of our control, all shares of redeemable convertible preferred stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.
Concentrations of Credit Risk and Significant Customers
Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, segregated cash and securities, and marketable securities.
One customer accounted for greater than 10% of the accounts receivable balance as of September 30, 2020 and September 30, 2019. There was no single customer that accounted for greater than 10% of revenue during the years ended September 30, 2020 and September 30, 2019.
Recently Adopted Accounting Pronouncements
In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments — Overall (Subtopic 825-10) (“ASU 2016-01”). ASU 2016-01 requires all investments in equity securities to be measured at fair value with changes in fair value recognized through earnings. This standard also eliminates the requirements for nonpublic business entities to disclose the fair value of financial instruments measured at amortized cost. We adopted the standard on October 1, 2019 using a cumulative effect adjustment which resulted in $0.2 million of unrealized losses previously reflected in accumulated other comprehensive income to be reclassified to beginning retained earnings.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This standard update was issued to address diversity in practice in how certain cash receipts and cash payments are presented and classified. This ASU was adopted prospectively on October 1, 2019 and did not have a material impact on the consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard clarifies the definition of a business and provides a screen to determine if a set of inputs, processes and outputs is a business. The screen requires that when substantially all of the fair value of gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the assets acquired would not be a business. Under the new guidance, in order to be considered a business, an acquisition must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. In addition, the standard narrows the definition of the term “output” so that it is consistent with how it is described in Topic 606 standards. The adoption of this ASU on October 1, 2019 did not have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments. This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Upon adoption of the ASU, in most cases expense recognition for non-employee stock compensation will be in line with employee stock compensation, using a grant date fair value, without periodic revaluation. The standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than our adoption date of Topic 606. The new guidance is required to be applied on a modified retrospective basis with the cumulative effect recognized at the date of initial application. We elected to early adopt the provisions of the standard on October 1, 2019, which did not result in a cumulative adjustment to opening retained earnings due to an immaterial impact on our financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, which requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. The guidance offers specific accounting guidance for a lessee, lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the income statement. In March 2019, the FASB issued ASU No. 2019-01 which made further targeted improvements including clarification regarding the determination of fair value of lease assets and liabilities and statement of cash flows and presentation guidance. In June 2020, the FASB issued ASU 2020-05, which extended the effective date of this guidance for non-public entities to fiscal years beginning after December 15, 2021. This standard is effective for us on October 1, 2022. We are currently assessing the impact this guidance will have on the consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326). ASU 2016-13 changes how companies measure credit losses on most financial instruments measured at amortized cost, such as loans, receivables and held-to-maturity debt securities. Rather than generally recognizing credit losses when it is probable that the loss has been incurred, the revised guidance requires companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. ASU No. 2016-13 is effective for fiscal periods beginning after December 15, 2019 for SEC filers excluding smaller reporting companies and after December 15, 2022 for all other entities, and must be adopted as a cumulative effect adjustment to retained earnings. Early adoption is permitted. This standard is effective for us on October 1, 2023. We do not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the accounting for goodwill impairment. This guidance, among other things, removes step 2 of the goodwill impairment test thus eliminating the need to determine the fair value of individual assets and liabilities of the reporting unit. The standard also eliminated the requirement to perform a qualitative assessment for reporting units with zero or negative carrying values. Upon adoption of ASU No. 2017-04, the goodwill impairment charge will be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This ASU is effective for interim and fiscal periods beginning after December 15, 2019 for SEC filers and after December 15, 2021 for non-public entities, and must be adopted as a cumulative effect adjustment to retained earnings. Early adoption is permitted. This standard is effective for us on October 1, 2022. We do not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In July 2017, the FASB issued ASU No. 2017-11, Accounting for Certain Financial Instruments with Down Round Features. This standard simplifies the accounting for certain equity-linked financial instruments and embedded features with down round features that reduce the exercise price when the pricing of a future round of financing is lower. This guidance is effective for annual periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted. We do not expect the adoption of this ASU to have a material impact on the consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement-Disclosure Framework (Topic 820). The updated guidance modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted for any removed or modified disclosures. We do not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

In September 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Early adoption is permitted and can be applied prospectively to all implementation costs incurred after the date of adoption or retrospectively. This guidance is effective for annual reporting periods beginning after December 15, 2020. We do not have any significant implementation costs in progress associated with hosting arrangements and therefore do not expect the adoption of this guidance to have a material impact on our consolidated financial statements upon adoption on October 1, 2021.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 in Generally Accepted Accounting Principles and simplifies the accounting for income taxes. Following adoption of the ASU, entities are no longer required to consider: the exception to intraperiod tax allocation when there is a loss in continuing operations and income in other components, the exception in interim period income tax accounting that limits the benefit for year-to-date losses that exceed anticipated losses for the year, and exceptions to accounting for outside basis differences of equity method investments and foreign subsidiaries. This update also simplifies the accounting for: a franchise tax (or similar tax) that is partially based on income, tax rate changes in an interim period, the allocation of taxes to separate company financial statements for entities both not subject to tax and disregarded by the taxing authority, and when a step-up in the tax basis of goodwill should be considered part of a business combination versus a separate transaction. This guidance is effective for annual reporting periods beginning after December 15, 2020 for public business entities and after December 15, 2022 for other entities; however, early adoption is permitted. This standard is effective for us on October 1, 2023. We are currently evaluating the impact of the guidance on our consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating the cash conversion and beneficial conversion feature models which require separate accounting for embedded conversion features. This update also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions and requires the application of the if-converted method for calculating diluted earnings per share. ASU No. 2020-06 is effective for fiscal years beginning after December 15, 2021 for SEC filers, excluding smaller reporting companies and after December 15, 2023 for all other entities. Early adoption is permitted. This standard is effective for us on October 1, 2024. We are currently evaluating the impact of the guidance on our consolidated financial statements.
Note 2.    Disaggregated Revenue
Disaggregated revenue consisted of the following (in thousands):
	Years Ended September 30,
	2020	2019
Subscription fees	$47,544	$27,088
Transactional revenue	15,936	12,558
Total revenue	$63,480	$39,646
All of our revenue was generated within the United States of America.
There were no material contract assets or contract liabilities recorded on the consolidated balance sheets in any of the periods presented.

Note 3.    Fair Value of Financial Instruments
Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:
Level 1:    Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:    Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.
Level 3:    Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.
In determining the appropriate hierarchy levels, we analyze the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The following table presents our assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy (in thousands):
As of September 30, 2020
Assets	Total	Level 1	Level 2	Level 3
Investment securities	$3,727	$3,727	$—	$—
Total assets	$3,727	$3,727	$—	$—
Liabilities	Total	Level 1	Level 2	Level 3
Derivative liability	$4,431	$—	$—	$4,431
Total liabilities	$4,431	$—	$—	$4,431
As of September 30, 2019
Assets	Total	Level 1	Level 2	Level 3
Investment securities	$3,987	$3,987	$—	$—
Total assets	$3,987	$3,987	$—	$—
Our short-term financial instruments consist of unrestricted and restricted cash and cash equivalents, accounts receivable, other assets, accounts payable, payables to customers, and accrued liabilities. These financial instruments are short term in nature and accordingly, we believe their carrying amounts approximate their fair values. Convertible notes payable, net, are not measured at fair value on a recurring basis in the balance sheets. The fair value of convertible notes payable, net, as of September 30, 2020 approximates its carrying value.
The derivative liability relates to a share settled redemption feature bifurcated from the convertible promissory notes issued on April 22, 2020, May 8, 2020, and June 19, 2020 (see Note 8). The embedded derivative liability is determined as 20% of the then-outstanding payable at the estimated time of the qualifying financing event multiplied by the probability of the financing event occurring. The derivative liability is recorded within other non-current liabilities on the consolidated balance sheet. Both the estimated timing of the qualifying financing event and the probability of conversion are level 3 unobservable inputs, and changes to these inputs would impact the original debt discount recorded and the resulting interest expense recorded as a result of the amortization of the debt discount. Additionally, changes in the fair value of the bifurcated embedded derivative liability at each reporting period are recorded through earnings within interest and other income (expense), net. For the fiscal year ended September 30, 2020, a change in fair value of  $2.1 million was recorded in interest expense based on a 95% probability of conversion and a conversion timing in February 2021 (see Note 8).

Changes in the fair value of our Level 3 derivative liability were as follows (in thousands):
	Year ended September 30,
	2020	2019
Balance at beginning of period	$—	$7,652
Addition for convertible notes discount	2,332	—
Reclass to preferred stock for conversions	—	(7,652)
Changes in fair value	2,099	—
Balance at end of period	$4,431	$—
Note 4.    Investment Securities Available-for-Sale
The fair value of investment securities as of September 30, 2020 was $3.7 million. The following table, required for periods prior to adoption of ASU 2016-01, summarizes the amortized cost and estimated fair value for the major categories of investment securities as of September 30, 2019 (in thousands):
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Public company common stock	$3,647	$—	$176	$3,471
Exchange traded funds	516	—	—	516
Total investment securities	$4,163	$—	$176	$3,987
Note 5.    Accounts Receivable
Accounts receivable are recorded net of allowance of doubtful accounts and summarized by type as follows (in thousands):
September 30, 2020	Accounts Receivable	Allowance for Doubtful Accounts	Accounts Receivable, net
Subscription fees	$1,179	$—	$1,179
Transactional revenue	4,388	(191)	4,197
Total	$5,567	$(191)	$5,376
September 30, 2019	Accounts Receivable	Allowance for Doubtful Accounts	Accounts Receivable, net
Subscription fees	$3,522	$(593)	$2,929
Transactional revenue	3,372	(156)	3,216
Total	$6,894	$(749)	$6,145
Note 6.    Property and Equipment
Property and equipment are recorded net of accumulated depreciation and amortization and summarized by major asset classification as follows (in thousands):
	September 30, 2020	September 30, 2019
Computer equipment	$1,336	$1,265
Furniture and fixtures	1,241	1,084
Leasehold improvements	7,891	7,764
Total property and equipment	10,468	10,113
Accumulated depreciation and amortization	(3,013)	(1,430)
Property and equipment, net	$7,455	$8,683

Note 7.    Income Taxes
Our loss before provision for income taxes was fully attributable to our operations in the United States of America for the years ended September 30, 2020 and 2019. The current and deferred portions of the income tax provision included in the statement of operations were as follows (in thousands):
	Years Ended September 30,
	2020	2019
Current:
Federal	$—	$—
State	6	5
	6	5
Deferred:
Federal	—	—
State	—	—
	—	—
Total Income tax provision	$6	$5
Reconciliation of the statutory federal income tax rate to our effective tax rate were as follows:
	Years Ended September 30,
	2020	2019
U.S. federal statutory tax rate	21.00%	21.00%
State income taxes, net of federal tax benefit	1.06	1.78
Change in valuation allowance	(20.51)	(20.86)
Permanent differences	(1.61)	(1.95)
Other	0.05	0.03
Effective income tax rate	(0.01)%	0.00%
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when uncertainty exists as to whether all or a portion of the net deferred tax assets will be realized. At September 30, 2020 and 2019, we have concluded that it is more likely than not that we may not realize the benefit of our deferred tax assets due to our history of losses. The major components of the net deferred tax assets and liabilities were as follows (in thousands):
	Years Ended September 30,
	2020	2019
Deferred tax assets:
Stock compensation	$492	$341
Net operating losses	58,003	40,175
Depreciation and amortization	582	356
Other	382	2,353
Valuation allowance	(59,459)	(43,142)
Total deferred tax assets	—	83
Deferred tax liabilities:
Mark to market	—	(83)
Total deferred tax liabilities	—	(83)
Total	$—	$—

As of September 30, 2020, we had federal and state net operating losses of approximately $255.7 million and $67.3 million, respectively. The federal and state net operating loss carryforwards begin to expire in 2032.
The utilization of our net operating loss carryforwards to offset future taxable income may be subject to an annual limitation, pursuant to Internal Revenue Code (“IRC”) Sections 382 and 383, as a result of ownership changes that may have occurred previously or that could occur in the future. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization. Further, until a study is completed and any limitation known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance with no net effect on income tax expense or the effective tax rate. The valuation allowance increased by $16.3 million and $23.2 million for the years ended September 30, 2020 and 2019, respectively, primarily due to increases in net operating loss carryforwards.
Our deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a valuation allowance has been recorded against our deferred tax asset, as it was determined based upon past and present losses that it was “more likely than not” that our deferred tax assets would not be realized. In future years, if the deferred tax assets are determined by management to be “more likely than not” to be realized, the recognized tax benefits relating to the reversal of the valuation allowance as of September 30, 2020 will be recorded.
There were no significant uncertain tax positions taken, or expected to be taken, in a tax return that would be determined to be an unrecognized tax benefit taken or expected to be taken in a tax return that should have been recorded on our consolidated financial statements for the period ended September 30, 2020. We do not expect to book any significant unrecognized tax benefits within the next 12 months.
We are required to file income tax returns in both federal and state tax jurisdictions. Our tax returns are subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction. It should be noted that net operating loss carryforwards remain open for audit adjustment until such time as the statute of limitation closes on the year such carryforwards are used. Our federal tax returns for fiscal years 2016 and prior are not subject to audit due to expiration of the statute of limitations. For federal purposes, the statute of limitations is three years. The statute of limitations for state purposes is generally four years, depending upon the jurisdiction involved. Returns that were filed within the applicable statute remain subject to examination. As of September 30, 2020, neither the IRS nor any state tax authorities have proposed any adjustment to our tax position. We are not under audit in any taxing jurisdiction.
Note 8.    Notes Payable and Long-Term Debt
Convertible Notes Payable
On March 26, 2018, we entered into two separate convertible promissory note arrangements in the original aggregate principal amount of  $5.0 million. On May 8, 2018, we issued an additional convertible promissory note in the original principal amount of  $25.0 million. The convertible notes bear interest at a rate of 3.0% per annum and are scheduled to mature 18 months from their respective issuance dates. The interest accrues daily and all accrued interest is paid quarterly in arrears by being added to the then-outstanding principal amount. The conversion price for the convertible notes is 80% of the lowest price per share sold in our next preferred stock financing. The principal and accrued interest will automatically convert into our most senior preferred stock sold and issued to investors at the time we complete a preferred stock financing of  $25.0 million or more in the future.

As a result of the closing of the Series E-1 financing on January 25, 2019, the share settle redemption feature of the convertible notes was triggered. The conversion price for the convertible notes was 80% of the lowest price per share sold in our Series E-1 preferred stock offering, or $9.3858. The principal amount of the convertible notes of  $30.0 million and accrued interest of $0.6 million through December 31, 2018 was automatically converted into 3,260,886 shares of Series E-1 Preferred Stock. Remaining interest through January 25, 2019 of  $0.1 million was paid in cash as agreed to as part of the financing. Non-cash interest expense incurred as a result of closing the Series E-1 financing and conversion of the convertible debt was $5.4 million for the year ended September 30, 2019.
On April 22, 2020, May 8, 2020, and June 19, 2020, we issued convertible promissory notes in the original principal amount of  $17.2 million, $0.5 million, and $5.0 million, respectively (collectively the “2020 Notes”). The convertible notes bear interest at a rate of 3.0% per annum and are scheduled to mature 24 months from their respective issuance dates. The interest accrues daily and all accrued interest is paid quarterly in arrears by being added to the then-outstanding principal amount. The conversion price for the convertible notes is 80% of the lowest price per share sold in our next preferred stock financing. The principal and accrued interest will automatically convert into our most senior preferred stock sold and issued to investors at the time we complete a preferred stock financing of  $20.0 million or more in the future. Interest of  $0.3 million was recognized and added to the outstanding principal balance for the fiscal year ended September 30, 2020.
In accordance with ASC 815, Derivatives and Hedging, and ASC 470, Debt, we assessed whether any provisions within the 2020 Notes agreements constitute embedded derivatives requiring bifurcation from the host instrument, and assessed the fair values of any such features. We determined that the provision allowing the holders to convert the principal outstanding into shares of preferred stock at a predetermined discount of 20% of the next round of financing effectively provided the holders with an embedded put option derivative meeting the definition of an embedded derivative pursuant to ASC 815. Consequently, the embedded derivative was bifurcated and recognized separately as a liability recognized at fair value (see Note 3). On the date of issuance, the fair value of the derivative and the resulting debt discount was $2.3 million. This discount is amortized over the life of the note in accordance with the effective interest method. Amortization of the discount was $0.5 million for the fiscal year ended September 30, 2020 which is included in interest and other income (expense), net.
Legal fees of  $0.2 million were incurred in relation to the issuance of the 2020 Notes and were capitalized as an adjustment to the carrying amount of the debt liability. The fees are being amortized into interest expense over the life of the notes.
Convertible notes payable, net consisted of the following (in thousands):
September 30, 2020
Principal amount due in fiscal year 2022	$22,754
Accrued interest	280
Unamortized discount	(1,860)
Unamortized debt issuance costs	(136)
Total convertible notes payable, net	$21,038
There were no convertible notes outstanding as of September 30, 2019.
SVB Loan Agreement
On October 11, 2018, we entered into an amended and restated loan and security agreement pursuant to the original agreement dated as of October 9, 2015. The amended agreement provides for a line-of-credit for an amount of up to $10.0 million in Tranche One and $10.0 million in Tranche Two with Silicon Valley Bank (“SVB”). The term loan was never drawn and expired on October 11, 2019. We issued warrants to purchase up to 23,000 shares of common stock in conjunction with the loan and security agreement. We have recorded the option as a warrant liability in the aggregate amount of  $0.3 million as of September 30, 2020.
On October 9, 2015, we entered into a contractual agreement for a line-of-credit for an amount of up to $6.0 million with SVB. The loan matured on October 1, 2019, and the final principal payment of  $0.2 million was made.
We recognized $0 and $0.5 million of interest expense related to all line-of-credit arrangements for the years ended September 30, 2020 and 2019, respectively.
Note 9.    Redeemable Convertible Preferred Stock
During the year ended September 30, 2019, we issued Series E-1 preferred stock to a service provider for future brand, editorial, and production services. The future services were recorded within prepaid expenses and other current assets at the fair value of the Series E-1 preferred stock and are being amortized to sales and marketing expense (i.e. non-cash in-kind amortization) over the service period based on the service period and usage of services. We recognized $18.1 million of non-cash in-kind service amortization expense for the year ended September 30, 2019 and had $29.8 million of future services remaining at September 30, 2019 which was recorded as prepaid expenses — related party. In connection with our Series E-2 preferred stock, we issued additional shares to the service provider as discussed below.
During the fiscal year ended September 30, 2020, we issued Series E-2 preferred stock to a service provider for future brand, editorial, and production services. This service provider also received Series E-1 preferred stock as discussed above. The future services for the Series E-2 preferred stock were also recorded within prepaid expenses and other current assets at the fair value of the Series E-2 preferred stock and are being amortized to sales and marketing expense (i.e. non-cash in-kind service amortization) based on the service period and usage of services. We recognized $31.4 million of in-kind service amortization expense for both the Series E-1 and E-2 preferred stock for the fiscal year ended September 30, 2020 and have $23.4 million of unamortized future services remaining at September 30, 2020 which is recorded as prepaid expenses — related party.
As of September 30, 2020, redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):
	Shares Authorized	Shares Issued and Outstanding	Original Per Share Issuance Price	Dividend Rate Per Annum	Carrying Amount (Redemption Value)	Liquidation Preference
Series E-2	4,893,360	1,835,011	$13.6239	$0.6812	$25,568	$25,568
Series E-1	18,555,408	16,293,279	11.7323	0.5866	207,191	207,191
Series D-1	4,907,478	4,907,478	5.1503	0.2575	29,555	29,555
Series D	9,882,033	9,882,033	4.4930	0.2247	53,849	53,849
Series C	8,717,154	8,657,292	3.0069	0.1503	33,183	33,183
Series B	5,000,000	5,000,000	1.1000	0.0550	7,012	7,012
Series A	4,166,666	4,166,666	0.6000	0.0300	3,155	3,155
	56,122,099	50,741,759			$359,513	$359,513
From and after the date of issuance of any shares of preferred stock, dividends accrue on such issued preferred stock. Dividends accrue whether or not declared and are cumulative. The following table presents accumulated dividends on preferred stock (in thousands, except per share data):

	September 30, 2020		September 30, 2019
	Accumulated Dividends Per Share	Aggregate Accumulated Dividends	Accumulated Dividends Per Share	Aggregate Accumulated Dividends
Series E-2	$0.31	$568	N/A	N/A
Series E-1	0.98	16,033	$0.40	$6,466
Series D-1	0.87	4,280	0.61	3,013
Series D	0.96	9,449	0.73	7,225
Series C	0.83	7,151	0.68	5,847
Series B	0.30	1,512	0.25	1,236
Series A	0.16	655	0.13	530
		$39,648		$24,317
Our preferred stock dividend accruals are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock from day to day whether or not declared and shall be cumulative; provided however, all accruing dividends shall be payable only upon the occurrence of a liquidation event or redemption event and we shall be under no obligation to pay such accruing dividends.
Our preferred stock is convertible into shares of common stock, par value $0.001 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions within the Articles of Incorporation.
In the event we declare or pay any dividends on common stock or any class of stock that is convertible into common stock, we shall also pay to the holders of preferred stock an amount equal to the greater of  (1) the amount of unpaid accrued dividends on each respective class of preferred stock or (2) the product of the dividend payable on each share as if all shares had been converted to common stock and the number of shares of common stock issuable upon conversion.
The preferred stock is redeemable upon a liquidation event, such as voluntary or involuntary liquidation, dissolution, or winding up of our company, which is outside of our control. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of preferred stock then outstanding shall be entitled to be paid out of our assets available for distribution to our shareholders, before any payment shall be made to the holders of common stock, an amount per share equal to the greater of  (i) the original issue price for each series of preferred stock as listed above plus any accruing dividends for each series accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of preferred stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up.
Similarly, if a deemed liquidation event or qualified public offering has not occurred on or prior to April 17, 2025 (the fifth anniversary of the Series E-2 original issue date), then the holders of at least 67% of the issued and outstanding preferred stock, voting as a single class, may require us to redeem all of the outstanding preferred stock, in three equal annual installments. We shall pay in cash in exchange for the shares of preferred stock to be redeemed in amounts equal to the original issue prices of each series of preferred stock plus any dividends accrued but unpaid, whether or not declared.

Changes in the redemption value of each class of preferred stock are shown below (in thousands):
	Total	Series E-2	Series E-1	Series D-1	Series D	Series C	Series B	Series A
Redemption value at September 30, 2018	$116,376	$—	$—	$27,025	$49,407	$30,578	$6,461	$2,905
Issuance of shares	191,158	—	191,158	—	—	—	—	—
Accumulated dividend	11,648	—	6,466	1,263	2,218	1,301	275	125
Redemption value at September 30, 2019	319,182	—	$197,624	28,288	51,625	31,879	6,736	3,030
Issuance of shares	25,000	25,000	—	—	—	—	—	—
Accumulated dividend	15,331	568	9,567	1,267	2,224	1,304	276	125
Redemption value at September 30, 2020	$359,513	$25,568	$207,191	$29,555	$53,849	$33,183	$7,012	$3,155
Note 10.    Common Stock
As of September 30, 2020, we were authorized to issue 82,500,000 shares of common stock, $0.001 par value per share.
If declared by the Board of Directors, holders of our common stock are entitled to dividends paid out of funds legally available for such purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No dividends have been paid or declared in the years ended September 30, 2020 and 2019.
Note 11.    Stock-Based Compensation Plans
The Acorns Grow Incorporated 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) was approved by our Board of Directors on October 16, 2012. Our Board of Directors adopted amendments to the Plan, most recently in January 2019, in each case increasing the authorized number of shares of common stock available for issuance under the Plan. The following tables reflects the components of stock-based compensation expense recognized in our consolidated statement of operations (in thousands):
	Years Ended September 30,
	2020	2019
Sales and marketing	$105	$117
Research and development	763	650
General and administrative	3,642	9,155
Total stock-based compensation expense	$4,510	$9,922
Stock-based compensation for the years ended September 30, 2020 and 2019 included compensation expense of  $2.0 million and $7.9 million, respectively, related to secondary sales of common stock by current and former employees recognized in general and administrative expense in the consolidated statement of operations (see Note 14). Secondary sales of common stock comprised of 308,946, and 1,025,793 shares sold during the years ended September 30, 2020 and 2019, respectively, at a weighted-average sale price per share of  $9.59 and $9.14, respectively.
(a)
Plan Description

The Plan provides for the grant of common stock and options to purchase shares of common stock to officers, directors, other key employees and non-employee consultants. The purpose of the Plan is to promote the success of our business by providing an additional way to attract, retain and reward officers, employees and consultants for service and our financial performance, and to link non-employee directors’ compensation with shareholder interests through equity grants.
At September 30, 2020, there were 790,642 shares of common stock available for grant through stock options or restricted stock awards of the total 15,222,806 shares of common stock authorized under the Plan. Upon exercise of stock options, treasury shares are reissued to the extent there are any outstanding or new shares are issued.
(b)
Stock Options

Our stock option plan provides for the grant of options to purchase shares of common stock. The purchase price may be paid in cash or “net settled” in shares of our common stock. In a net settlement of an option, we do not require a payment of the exercise price of the option from the optionee, but reduce the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. To date, there have been no net settlements of stock options exercised. Options generally vest over a four year period from the date of grant and expire ten years from the date of grant.
Employee Awards
The option awards generally cliff vest 25% after one year of service and the remaining 75% step-vest on a monthly basis over the subsequent three years of service.
The table below summarizes the assumptions utilized to estimate the fair value of stock option awards in the Black-Scholes model for the stock options granted to employees:
	Years Ended September 30,
	2020	2019
Input	Range	Range
Exercise price	$2.95 — $3.05	$1.20 — $2.95
Expected volatility	56.14% — 66.05%	56.14% — 59.19%
Expected term (years)	5.00 — 6.08	5.00 — 6.25
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	0.25% — 1.67%	1.46% — 2.85%
Weighted average grant date fair value	$1.66	$1.55
A summary of stock option activity for employee awards and related information for the fiscal year ended September 30, 2020 is presented below:
	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value(1)	Weighted average remaining contractual term (in years)
Options:
Outstanding at September 30, 2019	9,418,201	$1.44	$14,237,088
Granted	2,710,156	3.01
Exercised	(568,122)	1.08	1,117,409
Forfeited or expired	(1,318,647)	2.08
Outstanding at September 30, 2020	10,241,588	$1.78	$12,982,504	7.20
Exercisable as of September 30, 2020	6,376,623	$1.31	$11,125,511	6.23

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and our latest common stock valuation of  $3.05. The total intrinsic value of options exercised during the year ended September 30, 2019 was $1.6 million.
As of September 30, 2020, the number, weighted average exercise price, aggregate intrinsic value, and weight average remaining contractual term of our aggregate employee stock option awards that either had vested or are expected to vest approximate the corresponding amount for options outstanding. As of September 30, 2020, there was approximately $5.2 million of unrecognized compensation cost related to unvested employee stock options granted. The cost is expected to be recognized over a weighted average period of 1.33 years.
Non-employee Awards
The option awards vest over related service periods ranging from 3 months to 24 months.
These are estimated at its fair value on its grant date. The table below summarizes the assumptions utilized to estimate the fair value of stock option awards in the Black-Scholes model for the stock options granted to non-employees:
	Years Ended September 30,
	2020	2019
Input	Range	Range
Exercise price	$2.95 — $3.05	$1.20 — $2.95
Expected volatility	56.09% — 57.89%	55.99% — 57.00%
Expected term (years)	10.00	7.74 — 10.00
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	0.71% — 1.78%	1.48% — 3.03%
Weighted average grant date fair value	$1.95	$1.97
A summary of stock option activity for non-employee awards and related information for the fiscal year ended September 30, 2020 is presented below:
	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value(1)	Weighted average remaining contractual term (in years)
Options:
Outstanding at September 30, 2019	944,598	$0.86	$1,976,067
Granted	19,435	2.98
Exercised	(160,000)	0.66	382,000
Outstanding at September 30, 2020	804,033	$0.95	$1,689,927	5.99
Exercisable as of September 30, 2020	738,949	$0.90	$1,588,760	5.83

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and our latest common stock valuation of  $3.05. The total intrinsic value of options exercised during the year ended September 30, 2019 was $0.5 million.

As of September 30, 2020, the number, weighted average exercise price, aggregate intrinsic value, and weight average remaining contractual term of our aggregate non-employee stock option awards that either had vested or are expected to vest approximate the corresponding amount for options outstanding. As of September 30, 2020, there was approximately $30 thousand of unrecognized compensation cost related to unvested non-employee stock options granted. The cost is expected to be recognized over a weighted average period of 0.63 years.

(c)
Restricted Stock Awards (“RSAs”)

The Plan provides for granting of RSAs of our common stock to employees, directors, and consultants. During the year ended September 30, 2018, we granted 207,376 RSAs in relation to the acquisition of Vault. 25% of the RSAs vested immediately on November 2, 2017, with the remaining 75% vesting monthly on a straight-line basis over a three-year service term.
Note 12.    Net Loss Per Share
The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted net loss per share attributable to common shareholders and the weighted-average common stock outstanding (in thousands, except for per share data):
	Years Ended September 30,
	2020	2019
Basic net loss per share attributable to common shareholders:
Numerator:
Net loss	$(85,472)	$(109,115)
Undistributed accumulated dividends on preferred stock	(15,331)	(11,648)
Net loss attributable to common shareholders	$(100,803)	$(120,763)
Denominator:
Weighted-average common stock outstanding	11,992	11,216
Basic and diluted net loss per share attributable to common shareholders	$(8.41)	$(10.77)
As we reported net losses for all periods presented, all potentially dilutive common stock equivalents are anti-dilutive and have been excluded from the calculation of net loss per share.
The following number of potential common stock at the end of each period were excluded from the calculation of diluted net loss per share attributable to common shareholders because their effect would have been anti-dilutive for the periods presented:
	As of September 30,
	2020	2019
Stock options	11,045,621	10,362,799
Restricted stock awards	45,364	84,247
Common stock warrants	360,516	400,516
Convertible preferred stock	50,741,759	48,906,748
Series C convertible preferred stock warrants	59,862	59,862
2018 and 2020 convertible notes*	—	—

*
For the periods presented, the conversion of the convertible notes into convertible preferred stock was dependent on the outstanding loan balance including accrued interest and the conversion stock per share price at the date of the next qualified equity financing, change of control, or failure to repay the note in full by the initial maturity date. These factors could not be estimated and the number of convertible preferred stock was not determinable. In January 2019, convertible notes with a total principal amount of  $30.0 million and accrued interest of $0.6 million were converted into 3,260,886 shares of Series E-1 convertible preferred stock.

Note 13.    Commitments and Contingencies
Operating Lease Commitments
We have several facility leases for our corporate headquarters and other locations which expire on various dates through January 2026. In connection with the lease for our corporate headquarters,

we received $6.8 million in tenant improvement allowances which were recognized in other current and other non-current liabilities and are being amortized over the life of the lease as a reduction of rent expense. The current liability was $1.0 million as of both September 30, 2020 and 2019 and the non-current portion was $4.2 million and $5.2 million as of September 30, 2020 and 2019, respectively.
Rental and operating expense, net of amortization of lease incentives, was $2.6 million and $1.7 million for the years ended September 30, 2020 and 2019, respectively.
At September 30, 2020, the future minimum rental commitments payable under the facility leases are as follows (in thousands):
Years Ending September 30,	Minimum rental commitments
2021	$3,163
2022	3,093
2023	2,924
2024	3,011
2025	3,099
Thereafter	1,042
Total	$16,332
Minimum rental commitments do not assume exercise of an early termination option as of January 2024 due to a termination penalty of over $4.5 million.
Legal
We may be subject to legal proceedings and regulatory actions in the ordinary course of business. As of September 30, 2020, we were party to two legal matters of potential material consequence.
We were the defendant in a class action lawsuit related, primarily, to how we advertise the manner in which the Round-Ups feature operates. As of September 30, 2020 and through the date of issuance of the financial statements, the plaintiff had not yet made a demand for a settlement or damages amount. No commitment or contingency was recorded as of September 30, 2020.
We were a defendant in a lawsuit related to a breach of implied contract filed by an individual plaintiff. The plaintiff made settlement demands in a material amount and we filed a motion to dismiss. Given the uncertainty regarding the court’s ruling on our motion to dismiss, no commitment or contingency was recorded as of September 30, 2020.
Note 14.    Related-Party Transactions
During the years ended September 30, 2020 and 2019, we recorded $2.0 million and $7.9 million, respectively, of stock-based compensation related to secondary sale transactions primarily between current and former employees and holders of economic interest in Acorns at prices in excess of the fair value of such shares. We did not sell any shares or receive any proceeds from the transactions.
Several of our executives and directors invested an aggregate amount of  $0.4 million in the convertible note financing issued in April 2020. All activity made by related parties were transacted on terms and conditions that were not more favorable than those obtained by other investors.
In April 2018, Acorns Securities entered into a four-year agreement with company that is co-owned by certain of our shareholder to provide investor communications services on behalf of the investment funds in its portfolio. There were no expenses related to this contract for the years ended September 30, 2020 or 2019 as the investment funds pay for the services.

As described in Note 9, we have issued Series E-1 and E-2 preferred stock to an existing shareholder who is also a service provider.
Note 15.    Subsequent Events
We have evaluated events subsequent to the balance sheet date for items requiring recording or disclosure in the consolidated financial statements. The evaluation was performed through June 22, 2021 when the consolidated financial statements were available to be issued.
Amended and Restated Certificate of Incorporation
On May 28, 2021, we executed the Seventh Amended and Restated Certificate of Incorporation to multiply accrued but unpaid dividends on redeemable convertible preferred stock by 0.5682 upon mandatory conversion triggered specifically by the business combination with Pioneer Merger Corp. In addition, the number of authorized common stock was increased to 96,500,000 shares.
Pioneer Merger Corp Merger and Subscription Agreements
On May 26, 2021, we entered into a definitive agreement for a business combination with Pioneer Merger Corp. (“Pioneer”) (NASDAQ:PACX), a special purpose acquisition company, that would result in us merging into Pioneer (the “2021 Transaction”). In connection with the proposed merger between Pioneer and us, Pioneer has entered into agreements whereby shares of Pioneer common stock will be issued at a purchase price of  $10.00 in a private placement or placements, to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the merger.
Harvest Asset Acquisition
On February 1, 2021, we entered into an agreement and plan of merger, and completed the transaction with Parifi, Inc. (“Parifi”) to acquire 100% of Parifi’s outstanding equity securities. The purchase price consisted of cash consideration of  $1.4 million and contingent consideration to issue a variable amount of common stock based on the occurrence or non-occurrence of events. This transaction was accounted for as an asset acquisition as substantially all of the fair value of the assets acquired was concentrated in a single asset, the Parifi platform, which was recorded as developed technology. Parifi developed an all-in-one platform (also known as “Harvest”) that provides customers with no-fee banking and debt management services.
Convertible Notes
On March 26, 2021, we entered into a note purchase agreement to issue an aggregate amount of  $55.0 million of 10% convertible notes.
Legal
We were the defendant in a class action lawsuit as described in Note 13. We are currently in mediation with the plaintiff for an amount of  $2.5 million, of which $2.1 million is probable of being covered by our insurance providers.
We were a defendant in a lawsuit related to a breach of implied contract filed by an individual plaintiff as described in Note 13. In February 2021, the court ruled in favor of us and granted the summary judgement for us and ordered the case dismissed. On March 2, 2021, the plaintiff filed a notice of appeal.

Annex A
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
PIONEER MERGER CORP.,
PIONEER SPAC MERGER SUB INC.,
AND
ACORNS GROW INCORPORATED
DATED AS OF MAY 26, 2021

A-i

A-ii

ANNEXES AND EXHIBITS
Annex A	Supporting Sponsor Shareholders
Annex B	Key Company Shareholders
Annex C	Specified Company Shareholders
Annex D	PIPE Investors
Annex 1	Seventh Amended and Restated Company Certificate of Incorporation
Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Sponsor Lock-Up Agreement
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Company Lock-Up Agreement
Exhibit E	Form of PIPE Investor Subscription Agreement
Exhibit F	Form of Shareholders’ Agreement
Exhibit G	Form of Amended and Restated Registration Rights Agreement

A-iii

Exhibit H	Form of Sponsor Warrant Forfeiture Agreement
Exhibit I	Form of Pioneer Certificate of Incorporation
Exhibit J	Form of Pioneer Bylaws
Exhibit K	Form of Certificate of Incorporation of Surviving Corporation
Exhibit L	Form of Bylaws of Surviving Corporation
Exhibit M	Form of Pioneer Incentive Equity Plan
Exhibit N	Loyalty Program Framework

A-iv

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Pioneer SPAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pioneer (“Merger Sub”), and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) Pioneer is a blank check company incorporated as a Cayman Islands exempted company on October 21, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Pioneer that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of Pioneer, Pioneer is required to provide an opportunity for its shareholders to have their outstanding Pioneer Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Pioneer Shareholder Approvals;
WHEREAS, concurrently with the execution of this Agreement, Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), and each director and executive officer of Pioneer set forth on Annex A attached hereto (collectively, the “Supporting Sponsor Shareholders”) are entering into support agreements (each, a “Sponsor Support Agreement”) substantially in the form attached hereto as Exhibit A, and lock-up agreements (each, a “Sponsor Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;
WHEREAS, concurrently with the execution of this Agreement, the shareholders of the Company set forth on Annex B attached hereto (the “Key Company Shareholders”) are entering into support agreements (each, a “Company Support Agreement”) substantially in the form attached hereto as Exhibit C, and lock-up agreements (each, a “Company Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D;
WHEREAS, concurrently with the execution of this Agreement, certain holders of Company Preferred Shares who, collectively, constitute the Company Conversion Election Required Holders, have executed and delivered to the Company an irrevocable written consent (the “Conversion Written Consent”) in order to increase the number of authorized Company Common Shares and effect the conversion of all of the Company Preferred Shares to Company Common Shares, in each case, pursuant to and in accordance with the terms of the Seventh Amended & Restated Certificate of Incorporation of the Company in the form attached hereto as Annex 1 and the form of which shall be filed with the Delaware Secretary of State as soon as practicable following the date of this Agreement (the “Seventh Amended and Restated Company Certificate of Incorporation”), with the effective time for such conversion to occur on the Closing Date but prior to the Effective Time (the “Company Preferred Shares Conversion”);
WHEREAS, concurrently with the execution of this Agreement, holders of Company 2020 Convertible Notes representing at least sixty-six and sixty-seven hundredths percent (66.67%) of the aggregate principal amount and accrued but unpaid interest outstanding under all of the Company 2020 Convertible Notes, have executed an irrevocable agreement (the “2020 Notes Written Consent”) to amend the terms of the Company 2020 Convertible Notes in order to effect the conversion of all such notes to Company Common Shares on the Closing Date but prior to the Effective Time in accordance with the terms and conditions set forth therein (the “Company 2020 Convertible Notes Conversion”);
WHEREAS, concurrently with the execution of this Agreement, certain holders of Company Preferred Shares and Company Common Shares who, collectively, constitute the Company Shareholders Agreements Required Holders, have executed and delivered to the Company an irrevocable written consent (the “Shareholders Agreements Written Consent”) terminating each of the Company Shareholders Agreements and each of the Company Side Letters, in each case, effective on the Closing Date but prior to the Effective Time.
WHEREAS, prior to the execution of this Agreement, affiliates of Declaration Partners LP (“Declaration”) and Senator Investment Group (“Senator”) entered into a Note Purchase Agreement (the “PIPE Convertible Notes Agreement”) with the Company, pursuant to which the Company issued to Declaration and Senator convertible notes in an aggregate principal amount of  $55,000,000 (the “PIPE Convertible Notes”). Pursuant to the terms of the PIPE Convertible Notes Agreement, any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing shall convert into a number of Pioneer Shares at the Closing equal to: (i) the outstanding principal amount due in respect of such PIPE Convertible Notes plus any accrued and unpaid interest thereunder in accordance with the terms thereof, in each case as of the Closing, divided by (ii) the Pioneer Share Value;
WHEREAS, prior to the Closing, Pioneer shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and, after giving effect to the Merger, becoming a wholly-owned Subsidiary of Pioneer, and each Company Common Share will be converted into the right to receive the applicable Per Share Consideration, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, each PIPE Investor is entering into a subscription agreement, substantially in the form attached hereto as Exhibit E (collectively, the “PIPE Investor Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase, and Pioneer has agreed to issue and sell to each such PIPE Investor, following the Domestication, the number of Pioneer Shares set forth in the applicable PIPE Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Investor Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all PIPE Investor Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution of this Agreement, (i) Pioneer and the Sponsor shall enter into a shareholders’ agreement, substantially in the form attached hereto as Exhibit F (the “Shareholders’ Agreement”), pursuant to which, among other things, following the Closing, the Company shall nominate one director to the board of directors of Pioneer (the “Pioneer Board”) from a list of individuals mutually agreed to by the Sponsor and the Company pursuant to Section 6.15 hereto, and (ii) Pioneer and the Sponsor, the Supporting Sponsor Shareholders and the shareholders of the Company set forth on Annex C hereto (the “Specified Company Shareholders”) shall enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit G (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the Supporting Sponsor Shareholders and the Specified Company Shareholders (and certain of their respective Affiliates) will be granted certain registration rights with respect to their Pioneer Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Pioneer and the Company are entering into a Sponsor Warrant Forfeiture Agreement, in the form attached hereto as Exhibit H (the “Sponsor Warrant Forfeiture Agreement”), pursuant to which Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) is agreeing to forfeit and cancel immediately prior to the Closing for no consideration in exchange therefor 3,350,000 Pioneer Warrants held by Sponsor, pursuant to the terms and conditions set forth therein (the “Sponsor Warrant Forfeiture”);

WHEREAS, the Pioneer Board has (a) approved this Agreement, the Ancillary Documents to which Pioneer is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Pioneer Shares entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, Pioneer, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Equity Securities of the Company entitled to vote thereon; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“Additional Pioneer SEC Reports” has the meaning set forth in Section 5.9.
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Advisory Agreement” means all agreements and arrangements that contemplate the performance by the Company RIA Subsidiary of discretionary and/or non-discretionary investment advisory or investment management (including sub-advisory or other similar) services to, or otherwise managing any investment or trading account of, or for, any Person.
“Advisory Client” means any Person to which the Company RIA Subsidiary provides investment advisory or investment management (including sub-advisory or other similar) services pursuant to an Advisory Agreement.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Cash Amount” means an amount equal to the sum of (a) the cash proceeds to be received by Pioneer or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Pioneer Shareholder Redemption) and (b) the aggregate cash proceeds actually received by Pioneer or any of its Affiliates in respect of the PIPE Financing.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Amended and Restated Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“Ancillary Documents” means the Sponsor Support Agreement, the Sponsor Lock-Up Agreement, the Company Support Agreement, the Company Lock-Up Agreement, the PIPE Investor Subscription Agreements, the Amended and Restated Registration Rights Agreement, the Loyalty Program Framework, the Sponsor Warrant Forfeiture Agreement, the Pioneer Certificate of Incorporation, the Pioneer Bylaws, the Confidentiality Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other Laws related to combating bribery, corruption and money laundering.
“Banking Services” has the meaning set forth in Section 4.23(u) of the Company.
“Banking Services Customer” means each customer of any Group Company that receives Banking Services from a Banking Services Provider and which results in compensation, revenue or other economic benefit to any Group Company.
“Banking Services Customer Agreement” means (a) each standard form Contract or terms pursuant to which any Group Company provides Banking Services to any customer and (b) any Contract (or group of Contracts that, in the aggregate, are material) or terms pursuant to which any Group Company provides, or makes available, Banking Services to any customer that is not on any such standard form or includes any material deviations from any such standard form.
“Banking Services Provider” means Lincoln Savings Bank, a bank chartered under the laws of Iowa, and any other insured depository institution that provides Banking Services to any customers of any Group Company.
“Banking Services Provider Agreement” means any Contract between any Group Company and any Banking Services Provider.
“BD Associated Person” has the meaning set forth in Section 4.23(i).
“BD Compliance Policies” has the meaning set forth in Section 4.23(j).
“BD Consent States” has the meaning set forth in Section 6.20.
“Broker-Dealer” means any Person registered or required to be registered as a “broker” or “dealer” with the SEC under the Exchange Act.
“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial and related services, or any other services that involve acting as a Broker-Dealer and performing ancillary services and activities related or incidental thereto.
“Business Combination Proposal” has the meaning set forth in Section 6.8.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“CARES Act” means the federal Coronavirus Aid, Relief and Economic Security Act.

“Cash Fund” has the meaning set forth in Section 3.5(b).
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council.
“Certificate of Merger” has the meaning set forth in Section 3.1.
“Certificates” has the meaning set forth in Section 3.4(a).
“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other amount payable to any Person as a result of the transactions contemplated by the Business Combination Proposal, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).
“Client Notices” has the meaning set forth in Section 6.22.
“Closing” has the meaning set forth in Section 2.2.
“Closing Aggregate Cash Amount” means an amount equal to (a) Aggregate Cash Amount plus (b) $55,000,000.
“Closing Company Unaudited Financial Statements” has the meaning set forth in Section 4.4(b).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 6.4(a).
“Closing Press Release” has the meaning set forth in Section 6.4(a).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986 and the rulings and regulations thereunder.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company 2020 Convertible Notes” means each convertible note set forth on Section 1.1(b) of the Company Disclosure Schedules.
“Company 2020 Convertible Notes Agreement” has the meaning set forth in the recitals to this Agreement.
“Company 2020 Convertible Notes Conversion” has the meaning set forth in the recitals to this Agreement.
“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, (a) acquires or otherwise purchases 20% or more of the aggregate Equity Securities, or any class of Equity Securities, of the Company or any of its Subsidiaries, or (b) or all or a material portion of assets or businesses of the Company or any of its Subsidiaries (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Broker-Dealer Subsidiary” means Acorns Securities, LLC, a Delaware limited liability company.

“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof.
“Company Common Shares” means the shares of common stock, par value $0.001 per share, of the Company.
“Company Conversion Election Required Holders” means (a) the holders of a majority of the issued and outstanding Company Common Shares and Company Preferred Stock, voting together as a single class (with all shares of Company Preferred Stock voting on an as-converted to Company Common Share basis), (b) the holders of at least sixty-seven percent (67%) of the issued and outstanding shares of Company Preferred Stock (other than the Company Series E Preferred Stock), voting together as a single class on an as-converted to Company Common Share basis, (c) the holders of a majority of the issued and outstanding shares of Company Series E Preferred Stock, voting together as a single class on an as-converted to Company Common Share basis, and (d) the holders of at least sixty-seven percent (67%) of the issued and outstanding Company Preferred Stock, voting together as a single class on an as-converted to Company Common Share basis.
“Company Designated Balance Sheet Amount” means an amount in cash designated by the Company (after consultation with the Sponsor and Pioneer) to Pioneer in writing no later than five (5) Business Days prior to the Closing Date, provided, in no event shall such amount be greater than $500,000,000 or less than $400,000,000.
“Company Designees” has the meaning set forth in Section 6.15(c).
“Company D&O Persons” has the meaning set forth in Section 6.14(a).
“Company D&O Tail Policy” has the meaning set forth in Section 6.14(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Pioneer by the Company concurrently with the execution and delivery of this Agreement.
“Company Equity Award” means, as of any determination time, each Company Option, Company RSU, and each other award to any current or former director, manager, officer, employee, independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.
“Company Equity Plan” means the Acorns Grow Incorporated Amended and Restated 2012 Employee, Director and Consultant Equity Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2(c)-(e) (Capitalization), Section 4.3 (Authority) and Section 4.17 (Brokers).
“Company Insurance Permits” has the meaning set forth in Section 4.23(n).
“Company Insurance Subsidiary” means Acorns Insurance Services, LLC.
“Company IT Systems” means all information technology and computer systems, networks and infrastructure, Software, databases, facilities and hardware, communication systems, servers, network equipment and related documentation (collectively, “IT Systems”), in each case, that are used in connection with the businesses of the Group Companies as currently conducted. Company IT Systems shall include Company Products.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following), alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes attributable to the announcement or pendency of the transactions contemplated by this Agreement, (iv) changes in conditions of the credit, debt, financial, banking, capital or securities markets (including changes in interests or exchange rates, prices of any security or market index or commodity, or any disruption of such markets) generally in the United States or any other country or region in the world, (v) changes in any applicable Laws or changes or proposed changes in GAAP (or any interpretation thereof) after the date hereof, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)) or (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 or any COVID-19 Measures) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing after the date hereof; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur if such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, and granted under a Company Equity Plan.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.
“Company Preferred Shares” means, each share of Company Preferred Stock, par value $0.001 per share, of the Company.
“Company Preferred Shares Conversion” has the meaning set forth in the recitals to this Agreement.
“Company Preferred Stock” means each and all of the (a) Series A Preferred Stock, par value $0.001 per share, of the Company, (b) Series B Preferred Stock, par value $0.001 per share, of the Company, (c) Series C Preferred Stock, par value $0.001 per share, of the Company, (d) Series D Preferred Stock, par value $0.001 per share, of the Company, (e) Series E-1 Preferred Stock, par value $0.001 per share, of the Company, and (f) Series E-2 Preferred Stock, par value $0.001 per share, of the Company.
“Company Product” means any and all proprietary Software and other proprietary products or services (a) that any Group Company provides, sells, offers for sale, markets, distributes, licenses or otherwise makes commercially available, (b) from which any Group Company currently derives or has in the past two (2) years derived revenue or (c) that is in development as of the date of this Agreement or the Closing Date by or on behalf of any Group Company for the purpose of doing any of the foregoing.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.
“Company Related Party” has the meaning set forth in Section 4.19.
“Company Related Party Transactions” has the meaning set forth in Section 4.19.
“Company RIA Subsidiary” means Acorns Advisers, LLC, a Delaware limited liability company.
“Company RSU” means, as of any determination time, each restricted stock unit covering a specified number of Company Common Shares that is outstanding and granted under a Company Equity Plan.
“Company Series E Preferred Stock” means, collectively, (a) the Series E-1 Preferred Stock, par value $0.001 per share, of the Company, and (b) the Series E-2 Preferred Stock, par value $0.001 per share, of the Company.
“Company Shareholder Written Consent” shall mean the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), by written consent of the holders of a majority of the issued and outstanding Company Common Shares and Company Preferred Stock, voting together as a single class (with all shares of Company Preferred Stock voting on an as-converted to Company Common Share basis).
“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 6.12.
“Company Shareholders” means, collectively, the holders of Equity Securities of the Company at any time prior to the Effective Time.
“Company Shareholders Agreements” means, collectively, (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of January 25, 2019, by and among the Company and the Company Shareholders party thereto (the “Company Investors’ Rights Agreement”), (b) the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 25, 2019, by and among the Company and the Company Shareholders party thereto (the “Company ROFR and Co-Sale Agreement”), and (c) the Amended and Restated Voting Agreement, dated as of January 25, 2019, by and among the Company and the Company Shareholders party thereto (the “Company Voting Agreement”).
“Company Shareholders Agreements Required Holders” means: (a) with respect to the Company Investors’ Rights Agreement, the written consent of  (i) the holders of at least sixty-seven percent (67%) of the Registrable Securities (as defined in the Company Investors’ Rights Agreement) outstanding, (ii) the holders of at least sixty-seven percent (67%) of the Registrable Securities outstanding and held by all Major Investors (as defined in the Company Investors’ Rights Agreement), and (iii) the holders of a majority of the issued and outstanding shares of Series E Preferred Stock, acting together as a separate class on an as-converted to Company Common Share basis; (b) with respect to the Company ROFR and Co-Sale Agreement, the written consent of  (i) the Key Holders (as defined in the Company ROFR and Co-Sale Agreement) holding at least a majority of the shares of Transfer Stock (as defined in the Company ROFR and Co-Sale Agreement) held by all of the Key Holders who are providing services to the Company as officers, employees or consultants, and (ii) the holders of at least sixty-seven percent (67%) of the Company Common Shares issued or issuable upon conversion of the outstanding shares of Company Preferred Stock held by the Investors (as defined in the Company ROFR and Co-Sale Agreement), voting as a single class and on an as-converted to Company Common Share basis; and (c) with respect to the Company Voting Agreement, the written consent of  (i) the Key Holders (as defined in the Company Voting Agreement) holding at least a majority of the Shares (as defined in the Company Voting Agreement) held by all of the Key Holders who are providing services to the Company as officers, employees or consultants, and

(ii) the holders of at least sixty-seven percent (67%) of the Company Common Shares issued or issuable upon conversion of the outstanding shares of Company Preferred Stock held by the Investors (as defined in the Company Voting Agreement), voting as a single class and on an as-converted to Company Common Share basis, (iii) NBCUniversal Media, LLC, (iv) the holders of a majority of the Series E Preferred Stock held by the Investors voting together as a single class on an as-converted to Company Common Share basis, (v) the holders of a majority of the Series D Preferred Stock, par value $0.001 per share, of the Company, held by the Investors, (vi) the holders of a majority of the Series C Preferred Stock, par value $0.001 per share, of the Company, held by the Investors, (vii) at least sixty-seven percent (67%) of the Series A Preferred Stock par value $0.001 per share, and Series B Preferred Stock, par value $0.001 per share, of the Company, held by the Investors, (viii) the holders of a majority of the Company Common Shares held by the Stockholders (as defined in the Company Voting Rights Agreement), and (ix) Comcast Ventures, LP.
“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.
“Company Side Letters” means each of the letter agreements set forth on Section 1.1(c) of the Company Disclosure Schedules.
“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 12, 2021, by and between the Company and Pioneer.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Conversion Written Consent” has the meaning set forth in the recitals to this Agreement.
“Converted Rollover Option Shares” has the meaning set forth in Section 3.3(a).
“Converted Rollover RSU Shares” has the meaning set forth in Section 3.3(a).
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means the regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and other action, inaction, activity, responses or other conduct reasonably necessary in connection with or in response to or in compliance with any of the foregoing.
“Current Aggregate Exercise Price” means the aggregate exercise price of all Rollover Options and Rollover Warrants as of immediately prior to the Closing. For the avoidance of doubt, the exercise prices used to calculate “Current Aggregate Exercise Price” shall be the exercise prices of the Rollover Options and Rollover Warrants as of immediately prior to the Closing, without giving effect to the adjustments to the exercise prices of the Rollover Options and Rollover Warrants set forth in Section 3.3(a) or Section 3.3(b).
“Data Security Requirements” has the meaning set forth in Section 4.20.
“Designated Cash Merger Consideration” means, at the time of the Closing, an amount equal to (a) the Aggregate Cash Amount, minus (b) any Unpaid Pioneer Expenses and Unpaid Company Expenses in connection with Section 9.5, and minus (c) the Company Designated Balance Sheet

Amount; provided, however, if the resulting number is negative, the Designated Cash Merger Consideration shall be deemed to be zero.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Director Election Proposal” has the meaning set forth in Section 6.8.
“Domestication” has the meaning set forth in the recitals to this Agreement.
“Domestication Proposal” has the meaning set forth in Section 6.8.
“Effective Time” has the meaning set forth in Section 3.1.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy, agreement, arrangement or Contract, including any employment, consulting, service, bonus, incentive or deferred compensation, profit sharing, stock ownership, stock purchase, stock option, phantom stock, equity or equity-based compensation, severance, retention, supplemental retirement, retention, employee loan, change in control, vacation, paid time off, fringe benefit or similar plan, policy, program or agreement), whether or not subject to ERISA, that any Group Company maintains, sponsors or contributes to (or is required to contribute to), for the benefit of any current or former employee, independent contractor, officer, director or other individual service provider of the Group Company or under or with respect to which any Group Company has any current, contingent or potential liability or obligation.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or human health or safety.
“Equity Incentive Plan and Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 6.8.
“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).
“Equity Value” means $1,500,000,000.
“Equity Value Per Share” means (a) the Equity Value, plus the Current Aggregate Exercise Price divided by (b) the Fully Diluted Company Capitalization.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rulings and regulations thereunder.
“Exchange” means with respect to any Person, any U.S. or non-U.S. securities, commodities, futures, options, derivatives or other financial product exchange, transaction facility or other financial market or system (and its clearinghouse, if any) through which such Person or any of its Affiliates conducts trading.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.4(a).
“Exchange Agent Agreement” has the meaning set forth in Section 3.4(a).
“Exchange Fund” has the meaning set forth in Section 3.5(b).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the Pioneer Share Value.
“Financial Statements” has the meaning set forth in Section 4.4(a).
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“FINRA Application” has the meaning set forth in Section 6.20.
“FINRA Approval” means the decision of FINRA granting approval of the FINRA Application with respect to the transactions contemplated by this Agreement and the indirect change of ownership of the Company Broker-Dealer Subsidiary. For the avoidance of doubt, the FINRA Approval shall not include or require, or be deemed to include or require, any decision of FINRA granting approval of any matter as may be filed pursuant to a separate application with FINRA other than the transactions contemplated by this Agreement or the indirect change of ownership of the Company Broker-Dealer Subsidiary.
“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of Company Common Shares (a) outstanding as of immediately prior to the Effective Time, (b) issuable upon conversion of  (i) the Company Preferred Shares based on the then applicable conversion ratio and (ii) the Company 2020 Convertible Notes based on the then applicable conversion ratio, (c) issuable upon exercise of the Rollover Options, (d) issuable upon vesting of the Rollover RSUs, (e) issuable upon exercise of the Rollover Warrants, and (f) issuable upon the exercise of any other Company Equity Awards issued prior to the Effective Time (other than as already set forth in the preceding clauses (b) through (e)). For the avoidance of doubt, in no event shall the foregoing definition include or be deemed to include any Equity Securities issued or issuable pursuant to the PIPE Convertible Notes, the Pioneer Incentive Equity Plan or the Pioneer Employee Stock Purchase Plan.
“GAAP” means United States generally accepted accounting principles.
“Governing Document Proposals” has the meaning set forth in Section 6.8.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), court, authority, agency, department, bureau, office, instrumentality, commission, legislative or executive body, authority, Self-Regulatory Organization, agency or official of or relating to any of the foregoing (including, for the avoidance of doubt, the SEC, FINRA and any relevant Exchange).
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of  (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all indebtedness for borrowed money of any Person for which such Person has guaranteed payment, (d) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (e) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (f) leases required to be capitalized under GAAP, (g) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (h) all obligations for cash incentive, severance, deferred compensation or similar obligations arising prior to the Closing Date and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, determined as though all amounts were payable as of the Closing Date (without regard to any deferral pursuant to the CARES Act), and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, neither the principal amount of, nor any interest and/or dividends accrued on, the Company Preferred Shares shall constitute Indebtedness.
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, and operating and maintenance manuals; (e) Internet domain names and social media accounts, (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Investment Advisory Services” means investment management, investment advisory and/or financial planning services, including any subadvisory or similar services.
“Investors” has the meaning set forth in the recitals to this Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Key Company Shareholders” has the meaning set forth in the recitals to this Agreement.
“Latest Unaudited Balance Sheet” has the meaning set forth in Section 4.4(a).
“Law” means any federal, state, self-regulatory organization, local, foreign, national or supranational statute, law (including common and civil law), act, ordinance, treaty, rule, notice, code, regulation, Order, Permit or other binding directive or guidance issued, enacted, adopted, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 4.18(b).
“Letter of Transmittal” has the meaning set forth in Section 3.4(b).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions, and excluding, for the avoidance of doubt, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice).
“Loyalty Program” has the meaning set forth in the recitals to this Agreement.
“Loyalty Program Framework” has the meaning set forth in Section 6.23.
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 4.7(a).
“Material Permits” has the meaning set forth in Section 4.6.
“Maximum Permitted Cash Election Shares” means, with respect to each holder of Company Common Shares, a number of such holder’s Company Common Shares (after giving effect to the Company Preferred Shares Conversion and the Company 2020 Convertible Notes Conversion) equal to (a) the aggregate number of Company Common Shares (after giving effect to the Company Preferred Shares Conversion and the Company 2020 Convertible Notes Conversion) held by such Holder as of immediately prior to the Effective Time, multiplied by (b) ten percent (10%).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means the aggregate Per Share Consideration payable to all Company Shareholders pursuant to this Agreement.
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” has the meaning set forth in Section 6.8.
“Objecting Client” has the meaning set forth in Section 6.22.
“Objection” has the meaning set forth in Section 6.22.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $500,000 per license or an ongoing licensee fee of less than $250,000 per year.
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict, settlement, stipulation or decree entered, issued, made or rendered by any Governmental Entity.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Consideration” means (a) with respect to each Cash Election Share, the Equity Value Per Share, and (b) with respect to each Stock Election Share and No Election Share, the Per Share Stock Consideration.
“Per Share Stock Consideration” means, subject to the adjustment set forth in Section 3.4(e), a number of validly issued, fully paid and nonassessable Pioneer Shares equal to (a) the Equity Value Per Share, divided by (b) the Pioneer Share Value.
“Permit” means any Consent, approval, authorization, clearance, license, registration, permit, certificate grant of membership or qualification, in each case, which is granted by any Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the business of the Group Companies, and (e) grants by any Group Company of non-exclusive rights or non-exclusive licenses in Company Owned Intellectual Property in the ordinary course of business consistent with past practice.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.
“Personal Data” means all information that falls within the definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law or by any Group Company in any of its or their privacy policies, notices or Contracts, as well as all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.
“Pioneer” has the meaning set forth in the introductory paragraph to this Agreement.
“Pioneer Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, (a) acquires or otherwise purchases 20% or more of the total Equity Securities, or any class of Equity Securities, of Pioneer or any of its Subsidiaries, or (b) or all or a material portion of the assets or businesses of Pioneer or any of its Subsidiaries (in the case of each of clause (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the PIPE Financing, the PIPE Convertible Notes, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Pioneer Acquisition Proposal.
“Pioneer Board” has the meaning set forth in the recitals to this Agreement.

“Pioneer Bylaws” has the meaning set forth in Section 2.1(a).
“Pioneer Certificate of Incorporation” has the meaning set forth in Section 2.1(a).
“Pioneer Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pioneer.
“Pioneer Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Pioneer.
“Pioneer D&O Persons” has the meaning set forth in Section 6.13(a).
“Pioneer D&O Tail Policy” has the meaning set forth in Section 6.13(a).
“Pioneer Designee” has the meaning set forth in Section 6.15(c).
“Pioneer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Pioneer concurrently with the execution and delivery of this Agreement.
“Pioneer Employee Stock Purchase Plan” has the meaning set forth in Section 6.17.
“Pioneer Financial Statements” means all of the financial statements of Pioneer included in the Pioneer SEC Reports.
“Pioneer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Brokers) and Section 5.8(b)-(d) (Capitalization of the Pioneer Parties).
“Pioneer Incentive Equity Plan” has the meaning set forth in Section 6.17.
“Pioneer Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of Pioneer or Merger Sub to consummate the Merger.
“Pioneer Parties” means, collectively, Pioneer and Merger Sub.
“Pioneer Related Parties” has the meaning set forth in Section 5.11.
“Pioneer Related Party Transactions” has the meaning set forth in Section 5.11.
“Pioneer SEC Reports” has the meaning set forth in Section 5.9.
“Pioneer Share Value” means $10.00.
“Pioneer Shareholder Approvals” means the approval of each of the Condition Precedent Proposals by the affirmative vote of the requisite number of Pioneer Shares entitled to vote thereon in accordance with the requirements for proceedings and general meetings as set forth in the Governing Documents of Pioneer, whether in person or by proxy at the Pioneer Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Pioneer, the rules and regulations of the Nasdaq and applicable Law.
“Pioneer Shareholder Redemption” means the right of the holders of Pioneer Class A Shares to redeem all or a portion of their Pioneer Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Pioneer.
“Pioneer Shareholders Meeting” has the meaning set forth in Section 6.8.
“Pioneer Shares” means (a) prior to the occurrence of the Domestication, collectively, the Pioneer Class A Shares and the Pioneer Class B Shares and (b) from and after the occurrence of the Domestication, shares of common stock, par value $0.0001 per share, of Pioneer. Any reference to the Pioneer Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Pioneer Warrant” means a warrant issued by Pioneer to purchase one Pioneer Class A Share at an exercise price of  $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.
“PIPE Convertible Notes” has the meaning set forth in the recitals to this Agreement.
“PIPE Convertible Notes Agreement” has the meaning set forth in the recitals to this Agreement.
“PIPE Convertible Notes Shares” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.
“PIPE Investor” means the Persons set forth on Annex D.
“PIPE Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding (including fines), cause of action, grievance, hearing, inquiry, investigation, enforcement, suit, arbitration, disciplinary action or Order (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the access, collection, use, storage, modification, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, deletion or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 9.18.
“Public Shareholders” has the meaning set forth in Section 9.18.
“Public Software” means any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is licensed, provided or distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions currently listed at http://opensource.org/licenses/ or that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works or (c) be redistributable at no, or a nominal, charge.
“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise uses or occupies any Leased Real Property.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Pioneer, for the purposes of  (a) registering under the Securities Act the Pioneer Shares and Pioneer Warrants issuable hereunder in the Domestication and the Merger, (b) providing Pioneer’s stockholders with the opportunity to redeem their Pioneer Class A Common Stock in connection with the Pioneer Shareholder Redemption and (c) soliciting proxies from Pioneer’s shareholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at the Pioneer Shareholders Meeting.
“Regulatory Documents” means, with respect to a Person, all filings (including, as applicable, all (a) Uniform Applications for Investment Adviser Registration as filed with the Investment Adviser

Registration Depository on Form ADV (Parts 1, 2A and 2B) and Form CRS, including all Forms DRP related thereto, (b) Uniform Applications for Broker-Dealer Registration on Form BD as filed with the Central Registration Depository, (c) Forms U-4 filed with the Registration Depository and/or the Investment Adviser Registration Depository, as applicable and (d) all other reports, schedules, forms, registrations and other documents), together with any amendments required to be made with respect to any of the foregoing, filed, or required to be filed, by such Person with any applicable Governmental Entity pursuant to applicable Law.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.
“Rollover Option” has the meaning set forth in Section 3.3(a).
“Rollover RSUs” has the meaning set forth in Section 3.3(a).
“Rollover Warrants” has the meaning set forth in Section 3.3(b).
“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Patrol, and the EU Dual Use Regulation, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations or Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the Pioneer Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. or non-U.S. Exchange.
“Seventh Amended and Restated Company Certificate of Incorporation” has the meaning set forth in the introductory paragraph to this Agreement.
“Signing Filing” has the meaning set forth in Section 6.4(a).
“Signing Press Release” has the meaning set forth in Section 6.4(a).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Sponsor” has the meaning set forth in the recitals to this Agreement.
“Sponsor Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.
“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Warrant Forfeiture” has the meaning set forth in the recitals to this Agreement.
“Sponsor Warrant Forfeiture Agreement” has the meaning set forth in the recitals to this Agreement.
“Stock Fund” has the meaning set forth in Section 3.5(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority (or with respect to any Person that is a Broker-Dealer or registered or required to be registered as an investment adviser with the SEC pursuant to the Advisers Act, 25% or more) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority (or with respect to any Person that is a Broker-Dealer or registered or required to be registered as an investment adviser with the SEC pursuant to the Advisers Act, 25% or more) of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority (or other percentage, as applicable) ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority (or other percentage, as applicable) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Surviving Corporation” has the meaning set forth in Section 2.1(d).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever imposed by a Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any successor or transferee liability for any of the aforementioned.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Transaction Litigation” has the meaning set forth in Section 6.2(d).
“Transaction Proposals” has the meaning set forth in Section 6.8.
“Trust Account” has the meaning set forth in Section 9.18.
“Trust Account Released Claims” has the meaning set forth in Section 9.18.
“Trust Agreement” has the meaning set forth in Section 5.10.
“Trustee” has the meaning set forth in Section 5.10.
“Unpaid Company Expenses” means the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, any Group Company (and not otherwise expressly allocated to a Pioneer Party pursuant to the terms of this Agreement or any Ancillary Document), and that are unpaid as of immediately prior to the Closing, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid Company Expenses shall not include any Unpaid Pioneer Expenses.
“Unpaid Pioneer Expenses” means the aggregate amount of fees, expenses, commissions or other amounts that have been incurred by or on behalf of, and that are due and payable by, a Pioneer Party (and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document) and that are unpaid as of immediately prior to the Closing, including in connection with (a) any deferred underwriting commissions, (b) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, underwriters, consultants or other agents or service providers of any Pioneer Party incurred in connection with Pioneer’s initial public offering, (c) obligations owed by any Pioneer Party to the Sponsor, (d) the evaluation, consideration, negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Pioneer Party or (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any Pioneer Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid Pioneer Expenses shall not include any Unpaid Company Expenses.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.
“Warrant Agreement” means the Warrant Agreement, dated as of January 12, 2021, by and between Pioneer and the Trustee.
ARTICLE 2
CLOSING TRANSACTIONS
Section 2.1   Closing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)   Domestication.   Subject to receipt of the Pioneer Shareholder Approvals, prior to the Closing, and, for the avoidance of doubt, prior to the conversion of the PIPE Convertible Notes described in Section 2.1(b) below, Pioneer shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Law (2020 Revision). In connection with the Domestication, (i) Pioneer shall file with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Company; (ii) each Pioneer Class A Share and each Pioneer Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of Pioneer, (ii) each Pioneer Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication (but subject to forfeiture pursuant to the terms of the Sponsor Warrant Forfeiture Agreement), represent the right to purchase one share of common stock, par value $0.0001 per share, of Pioneer at an exercise price of  $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) the Governing Documents of Pioneer shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit I (the “Pioneer Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit J (the “Pioneer Bylaws”), of Pioneer and (iv) Pioneer’s name shall be changed to “Acorns Holdings, Inc.”; provided, however, that, in the case of clause (iii), each of the parties hereto hereby acknowledges and agrees that each of the Pioneer Certificate of Incorporation and the Pioneer Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of Pioneer contemplated by the Pioneer Certificate of Incorporation and the Pioneer Bylaws that are not adopted and approved by the Pioneer shareholders at the Pioneer Shareholder Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of Pioneer that are contemplated by the Required Governing Document Proposals).
(b)   PIPE Convertible Notes.   Prior to the execution of this Agreement, Affiliates of Declaration and Senator entered into the PIPE Convertible Notes Agreement with the Company, whereby the Company agreed to issue to Declaration and Senator the PIPE Convertible Notes. Pursuant to the terms of the PIPE Convertible Notes Agreement, any PIPE Convertible Notes that are outstanding as of immediately prior to the Closing, and, for the avoidance of doubt, following the Domestication, shall convert into a number of Pioneer Shares at the Closing equal to (i) the outstanding principal amount due in respect of such PIPE Convertible Notes plus any accrued and unpaid interest thereunder in accordance with the terms thereof, in each case as of the Closing, divided by (ii) the Pioneer Share Value.
(c)   Contribution of Cash.   At the Closing and on the Closing Date, Pioneer shall (i) cause the Trustee to contribute to Merger Sub the amount of cash remaining in the Trust Account, after giving effect to all Pioneer Shareholder Redemptions and the payment of all Unpaid Pioneer Expenses (which Pioneer shall direct the Trustee to pay), (ii) contribute to Merger Sub the proceeds actually received by Pioneer in the PIPE Financing, after giving effect to the payment of all Unpaid Company Expenses (which shall be paid by Pioneer in accordance with the instructions provided by the Company to Pioneer (such instructions to be provided at least three (3) Business Days prior to the Closing and to set forth the dollar amount to be paid to the recipients of such Unpaid Company Expenses and each such recipient’s wire information), and (iii) deposit (or cause the Trustee to deposit) with the Exchange Agent the Cash Fund.
(d)   Merger.   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 2.2   Closing of the Transactions Contemplated by This Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of documents via e-mail as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Pioneer and the Company may agree in writing.
ARTICLE 3
MERGER
Section 3.1   Merger; Effective Time.   At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Pioneer (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Pioneer and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”). The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL. In addition, at the Effective Time, by virtue of the Merger, (a) the Governing Documents of the Surviving Corporation will be amended and restated in their entirety to be in the forms attached as Exhibits I and J, respectively, in each case, until thereafter changed or amended as provided therein or by applicable Law, and (b) the directors and officers of the Company as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 3.2   Effect of the Merger on Capital Stock.
(a)   Effect of the Merger on Company Common Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, and subject to Section 3.4(e):
(i)   each Company Common Share (including any Company Common Shares issuable upon the conversion of Company Preferred Shares and the Company 2020 Convertible Notes Conversion, but excluding the Company Common Shares to be cancelled pursuant to Section 3.2(a)(iii)) issued and outstanding as of immediately prior to the Effective Time and with respect to which an election to receive cash has been effectively made and has not been revoked (each such Company Common Share, a “Cash Election Share”) shall be canceled and extinguished and converted into the right to receive an amount in cash equal to the Equity Value Per Share;
(ii)   each Company Common Share (including any Company Common Shares issuable upon the conversion of Company Preferred Shares and the Company 2020 Convertible Notes Conversion, but excluding the Company Common Shares cancelled pursuant to Section 3.2(a)(iii)) issued and outstanding as of immediately prior to the Effective Time and with respect to which (A) an election to receive Pioneer Shares has been effectively made on an Election Form and has not been revoked (each such share, a “Stock Election Share”), or (B) no election to receive cash or Pioneer Shares has been made on an Election Form (each such share, a “No Election Share”), shall be canceled and extinguished and be converted into the right to receive the Per Share Stock Consideration; and
(iii)   each Company Common Share held as of immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.
All of the Company Common Shares converted into the right to receive consideration as described in this Section 3.2(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.2(a) into which such Company Common Share shall have been converted.
(b)   Effect of the Merger on Capital Stock of Merger Sub.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001, of the Surviving Corporation.
Section 3.3   Treatment of Company Options, Company RSUs and Company Warrants.
(a)   Treatment of Company Options and Company RSUs.
(i)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.3(a)(ii) and in the case of Pioneer, Section 3.3(c)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase Company Common Shares, shall be assumed by

Pioneer and shall be cancelled in exchange for options to purchase Pioneer Shares (each such Company Option, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Option shall (i) be exercisable for, and represent the right to purchase, a number of Pioneer Shares (rounded down to the nearest whole share) equal to (A) the number of Company Common Shares subject to the corresponding Company Option as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio and (ii) have an exercise price per Pioneer Share (rounded up to the nearest whole cent) subject to such Rollover Option equal to (A) the exercise price per Company Common Share applicable to the corresponding Company Option as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio (such number of Pioneer Shares resulting from the conversion of all of the Rollover Options, the “Converted Rollover Option Shares”). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the Pioneer Board (or the compensation committee of the Pioneer Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with (x) for any Rollover Option that is an Incentive Stock Option, the requirements of Section 424 of the Code and (y) in each case, the requirements of Section 409A of the Code.
(ii)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.3(a)(iii) and in the case of Pioneer, Section 3.3(c)), each Company RSU (whether vested or unvested) shall cease to represent the right to receive Company Common Shares, shall be assumed by Pioneer and shall be cancelled in exchange for options to purchase Pioneer Shares (each such Company RSU, a “Rollover RSU”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover RSU shall represent the right to receive a number of Pioneer Shares (rounded down to the nearest whole share) equal to (A) the number of Company Common Shares subject to the corresponding Company RSU as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (such number of Pioneer Shares resulting from the conversion of all of the Rollover RSUs, the “Converted Rollover RSU Shares”). Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company RSU as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the Pioneer Board (or the compensation committee of the Pioneer Board) may determine in good faith are appropriate to effectuate the administration of the Rollover RSUs. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code.
(iii) As of immediately prior to the Effective Time, all Company Equity Plans shall terminate; provided that Rollover Options and Rollover RSUs shall continue to be governed by the terms of the Company Equity Plan under which such Rollover Options and Rollover RSUs were granted subject to the adjustments in Section 3.3(a)(i) and (ii); provided, however, that all references to “Company” in the Company Equity Plan and the documents governing the Rollover Options and Rollover RSUs after the Effective Time will be deemed references to Pioneer. Pioneer and the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 3.3 including taking any actions that are necessary to effectuate the treatment of the Company Options and Company RSUs. For the avoidance of doubt, any Company Common Shares available for awards under the Company Equity Plan as of the Effective Time shall not be available for future awards under either the Pioneer Incentive Equity Plan or the Pioneer Employee Stock Purchase Plan.

(b)   Treatment of Company Warrants.   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of Pioneer, Section 3.3(c)), each Company Warrant shall cease to represent the right to purchase Company Common Shares, shall be assumed by Pioneer and shall be cancelled in exchange for a warrant to purchase Pioneer Shares (each such Company Warrant, a “Rollover Warrant”) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each Rollover Warrant shall (i) be exercisable for, and represent the right to purchase, a number of Pioneer Shares (rounded down to the nearest whole share) equal to (A) the number of Company Common Shares subject to the corresponding Company Warrant as of immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio and (ii) have an exercise price per Pioneer Share (rounded up to the nearest whole cent) subject to such Rollover Warrant equal to (A) the exercise price per Company Common Share applicable to the corresponding Company Warrant as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio (such number of Pioneer Shares resulting from the conversion of all of the Rollover Warrants, the “Converted Rollover Warrant Shares”). Each Rollover Warrant shall be subject to the same terms and conditions (including applicable expiration and termination provisions) that applied to the corresponding Company Warrant as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other immaterial administrative or ministerial changes as the Pioneer Board may determine in good faith are appropriate to effectuate the administration of the Rollover Warrants.
(c)   From and after the Effective Time, Pioneer shall (i) reserve for issuance a number of Pioneer Shares equal to the Converted Option Rollover Shares and Converted Warrant Rollover Shares, and (ii) issue or cause to be issued the appropriate number of Converted Option Shares upon the exercise of the Converted Options and the appropriate number of Converted Warrant Rollover Shares upon the settlement of the Converted Warrants. Pioneer will use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form), as promptly as practicable following the date Pioneer is first allowed to file a registration statement on Form S-8, registering a number of Pioneer Shares necessary to fulfill Pioneer’s obligations under this Section 3.3(c).   The Company and its counsel shall reasonably cooperate with Pioneer in the preparation of such registration statement.
Section 3.4   Election Procedures.
(a)   Prior to the Effective Time, Pioneer shall appoint Continental Stock Transfer & Trust Company (or another Person with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) to act as exchange agent (the “Exchange Agent”), and the Company and Pioneer shall enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”), for the purpose of delivering and receiving Election Forms and exchanging the certificates evidencing Company Common Shares, in physical or electronic form, as the case may be (the “Certificates”), on the stock transfer books of the Company as of immediately prior to the Effective Time for the portion of the Merger Consideration issuable in respect of such Company Common Shares pursuant to Section 3.2 and on the terms and subject to the other conditions set forth in this Agreement.
(b)   Not less than twenty (20) days prior to the Election Deadline, the Company shall cause the Exchange Agent to mail or otherwise deliver the Election Form to all Persons who are record holders of Company Common Shares as of the close of the fifth (5th) Business Day prior to the filing of the Registration Statement/Proxy Statement (and the Company shall provide the Exchange Agent with the addresses and names of all such holders prior to such time).
(c)   Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Shares to specify (i) the number of Company Common Shares, up to the Maximum Permitted Cash Election Shares, with respect to which such holder elects to receive an amount in cash equal to the Equity Value Per Share, (ii) the number of Company Common Shares with respect to which such holder elects to receive the Per Share Stock Consideration or (iii) that such holder makes no election with respect to such holder’s Company Common Shares. Any Company Common Shares with respect to which the Exchange Agent does not receive a properly completed Election Form prior to 5:00 p.m. (Eastern time) on the business day that is three (3) Business Days prior to the Closing Date or such other date as Pioneer and the Company will, prior to the Closing, mutually agree (the “Election Deadline”) shall be deemed to be No Election Shares. Pioneer and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Closing Date, and such announcement shall include a designation by the Company (after consultation with the Sponsor with respect to the Company Designated Balance Sheet Amount) of the Designated Cash Merger Consideration. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Pioneer and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(d)   Any election made pursuant to this Section 3.4 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form prior to the Election Deadline. Any Election Form may be revoked or changed by the person submitting it, by written notice delivered to the Exchange Agent prior to the Election Deadline. After an election has been validly made pursuant to this Section 3.4, any further registration of transfer of the corresponding Company Common Shares made on the stock transfer books of the Company following such election shall be automatically deemed to be a revocation of such election. In the event an Election Form is revoked prior to the Election Deadline, the Company Common Shares represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Pioneer, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form. Any election shall be automatically deemed revoked if this Agreement is terminated in accordance with Article 8.
(e)   Notwithstanding anything to the contrary contained in this Agreement, if the product of the aggregate number of Cash Election Shares and the Equity Value Per Share (such product being the “Elected Cash Consideration”) exceeds the Designated Cash Merger Consideration, then:
(i)   all Stock Election Shares and No Election Shares shall be exchanged for the Per Share Stock Consideration; and
(ii)   a portion of the Cash Election Shares of each holder of Company Common Shares shall be exchanged for an amount in cash equal to the Equity Value Per Share, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Cash Election Shares by (B) a fraction, the numerator of which will be the Designated Cash Merger Consideration and the denominator of which will be the Elected Cash Consideration, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Per Share Stock Consideration.
(f)   Notwithstanding anything to the contrary contained in this Agreement, if the Elected Cash Consideration is equal to or less than the Designated Cash Merger Consideration, then (i) all Cash Election Shares shall be exchanged for cash in an amount equal to the Equity Value Per Share and (ii) all Stock Election Shares and No Election Shares shall be exchanged for the Per Share Stock Consideration.
(g)   Unless the properly completed Election Form provides otherwise, for all purposes of this Section 3.4 and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total amount of the Equity Value Per Share, if any, to be paid to such holder under this Section 3.4 (with respect to a holder, the “Cash Portion”), the number of Company Common Shares owned by such holder as to which such holder has a right to receive cash pursuant to this Section 3.4; and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder’s Cash Portion will be deemed to be: (A) first, of those Certificates evidencing shares held by such holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Certificates with the highest U.S. federal income tax basis, in descending order until such Certificates are exhausted or the Cash Portion for such holder is fully paid, then (B) of all other of such holder’s Certificates, those Certificates with the highest U.S. federal income tax basis, in descending order until the Cash Portion for such holder is fully paid.
Section 3.5   Exchange Procedures.
(a)   At least three (3) Business Days prior to the Closing Date, Pioneer shall cause the Exchange Agent to mail or otherwise deliver, to the Company Shareholders a letter of transmittal (and the Company shall provide the Exchange Agent with the addresses and names of all such Company Shareholders prior to such time), which shall (i) contain instructions for use in effecting, among other things, the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration payable to such holder, (ii) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (iii) be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Company Common Shares held in book-entry form) as Pioneer may specify, subject to reasonable approval of the Company (the “Letter of Transmittal”).
(b)   At the Effective Time, Pioneer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 3.5 through the Exchange Agent, (i) evidence of Pioneer Shares in book-entry form representing the aggregate Per Share Stock Consideration issuable pursuant to Section 3.2(a)(ii) in exchange for the Company Common Shares outstanding as of immediately prior to the Effective Time (the “Stock Fund”), and (ii) cash in an amount equal to the aggregate Equity Value Per Share payable pursuant to Section 3.2(a)(i) in exchange for the Company Common Shares outstanding as of immediately prior to the Effective Time (the “Cash Fund”). The Stock Fund and the Cash Fund shall be referred to in this Agreement collectively as the “Exchange Fund.”
(c)   Each Company Shareholder whose Company Common Shares have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 3.2 shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Common Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(d)   If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 3.5(c) (i) at least one (1) Business Day prior to the Closing Date, then Pioneer and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date or (ii) less than one (1) Business Day prior to the Closing Date, then Pioneer and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Shareholder pursuant to Section 3.3(c) in book-entry form within three (3) Business Days after such delivery.

(e)   If any portion of the Merger Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate is registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(f)   No interest will be paid or accrued on the Merger Consideration. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.5, each Certificate (other than, for the avoidance of doubt, the Company Common Shares cancelled pursuant to Section 3.2(a)(iii)) shall solely represent the right to receive a portion of the Merger Consideration to which the Company Common Shares represented by such Certificate are entitled to receive pursuant to Section 3.2.
(g)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding as of immediately prior to the Effective Time.
(h)   Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Pioneer or as otherwise instructed by Pioneer, and any Company Shareholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to Pioneer for the issuance of the applicable portion of the Merger Consideration without any interest thereon. None of Pioneer, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Pioneer free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.6   Withholding.   Pioneer and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that each person entitled to any payment under this Agreement shall provide an applicable IRS Form W-8 or W-9, and in the case of any payment of the Per Share Cash Consideration to any Company Shareholder who has provided the withholding agent with an applicable IRS Form W-9, the applicable payor shall use reasonable best efforts to provide such Company Shareholder with a written notice of such payor’s intention to withhold (which notice shall include the basis of the proposed deduction or withholding) at least five (5) Business Days prior to the intended withholding or, in the event that a requirement to withhold is discovered fewer than five (5) Business Days prior to making such payment, as soon as reasonably practicable prior to making such payment, indicating the amount of and basis for such withholding. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Except as set forth in the Company Disclosure Schedules, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to the Pioneer Parties as follows:
Section 4.1   Organization and Qualification.
(a)   Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreements have been made available to Pioneer, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreements.
(c)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 4.2   Capitalization of the Group Companies.
(a)   The total number of shares which the Company has authority to issue pursuant to the Company Certificate of Incorporation is 86,500,000 Company Common Shares (of which 13,284,603 shares are issued and outstanding as of the date hereof) and 56,122,099 Company Preferred Shares, consisting of  (i) 4,166,666 shares of Series A Preferred Stock, par value $0.001 per share, of the Company, all of which are issued and outstanding as of the date hereof, (b) 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share, of the Company, all of which are issued and outstanding as of the date hereof, (c) 8,717,154 shares of Series C Preferred Stock, par value $0.001 per share, of the Company (of which 8,657,292 shares are issued and outstanding as of the date hereof and 59,862 of which have been reserved for issuance upon exercise of certain outstanding warrants), (d) 9,882,033 shares of Series D Preferred Stock, par value $0.001 per share, of the Company, all of which shares are issued and outstanding as of the date hereof, (e) 4,907,478 shares of Series D-1 Preferred Stock, par value $0.001 per share, of the Company, all of which shares are issued and outstanding as of the date hereof, (f) 18,555,408 shares of Series E-1 Preferred Stock, par value $0.001 per share, of the Company, 16,293,279 shares of which are issued and outstanding as of the date hereof, and (g) 4,893,360 shares of Series E-2 Preferred Stock, par value $0.001 per share, of the Company, 1,835,011 shares of which are issued and outstanding as of the date hereof. Section 4.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of  (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to any Company Option, whether such Company Option is an Incentive Stock Option. All Company

Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder). All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreements or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with all applicable Laws and (D) are free and clear of all Liens (other than transfer restrictions under applicable Law or under the Company Shareholders Agreements). Except for the Company Equity Awards set forth on Section 4.2(a) of the Company Disclosure Schedules, the Company has no outstanding (x) equity appreciation, phantom equity, profit participation rights, or other equity or equity-based rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Shareholders Agreements or as set forth on Section 4.2(a) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.
(b)   Section 4.2(b) of the Company Disclosure Schedules sets forth a true and complete statement of  (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company that are (x) authorized and (y) issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, profit participation rights or other equity or equity-based rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.
(c)   Except as set forth on Section 4.2(c) of the Company Disclosure Schedule, none of the Group Companies (i) owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security (other than of one or more other Group Companies) or (ii) is a partner or member of any partnership, limited liability company or joint venture (other than of one or more other Group Companies).
(d)   Section 4.2(d) of the Company Disclosure Schedules sets forth a list of all material Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(e)   Section 4.2(e) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies as of the date of this Agreement and as of the Closing.
Section 4.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party have been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitute or will constitute, upon execution and delivery thereof, as applicable, valid, legal and binding agreements of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.4   Financial Statements; Undisclosed liabilities.
(a)   The Company has made available to Pioneer a true and complete copy of  (i) the audited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020 and the related audited consolidated statements of operations and cash flows of the Group Companies for each of the years then ended and (ii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Unaudited Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Group Companies for the six (6)-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 4.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof  (including Regulation S-X or Regulation S-K, as applicable).
(b)   The unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 and the related unaudited consolidated statements of operations and cash flows of the Group Companies for the six (6)-month period then ended (the “Closing Company Unaudited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.7, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof  (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Latest Unaudited Balance Sheet, (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Unaudited Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) as set forth on Section 4.4(c) of the Company Disclosure Schedules, and (v) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any liabilities, debts or obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law),

Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, in each case, that would be required by GAAP to be set forth on the consolidated balance sheets of the Group Companies.
(d)   The Group Companies have established and maintain systems of internal accounting controls that provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(e)   Since January 1, 2018, except as set forth on Section 4.4(e) of the Company Disclosure Schedules, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
(f)   No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and a Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements.
Section 4.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No Consent with any Governmental Entity is required on the part of the Company or any of the other Group Companies with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of  (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger, (iv) the FINRA Approval, and (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of  (A) any Contract to which any Group Company is a party or (B) any Permits, (iii) violate, or constitute a breach under, any Order or applicable Law or Data Security Requirement to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any

Group Company, except for (x) the Client Notices contemplated by Section 6.22 hereunder or (y) in the case of any of clauses (iii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 4.6   Permits.   Each of the Group Companies holds, and, at all times since December 31, 2017, has held, all Permits (the “Material Permits”) that are required or are necessary to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect, and each such Material Permit is set forth in Section 4.6 of the Company Disclosure Schedules. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice has been received by any Group Company regarding any (A) actual or potential violation of, or failure to comply with, any term or requirement of any Material Permit or (B) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any Material Permit and (iii) there is no Proceeding pending, or, to the knowledge of the Company, threatened in writing that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Material Permit.
Section 4.7   Material Contracts.
(a)   Section 4.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;
(ii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iii)   any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iv)   any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;
(v)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Pioneer or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Pioneer or any of its Affiliates after the Closing;
(vi)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $2,500,000 over the life of the agreement;
(vii)   any Contract requiring any Group Company to guarantee the liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the liabilities of a Group Company, in each case in excess of  $500,000;
(viii)   any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(ix)   any Contract related to a Company Related Party Transaction or a Company Shareholder Agreement;
(x)   any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;
(xi)   any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of  $250,000 or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof or accelerated vesting of any compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) that requires prior notice of termination of thirty (30) days or longer;
(xii)   any Contract for the sale or transfer of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than sales, transfers, or acquisitions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xiii)   any CBA;
(xiv)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Pioneer or any of its Affiliates after the Closing);
(xv)   any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of  $1,500,000 or (B) aggregate payments to or from any Group Company in excess of  $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;
(xvi)   any Contract between the any Group Company and any Governmental Entity;
(xvii)   any (A) license agreement relating to the use of any (y) third-party Intellectual Property Rights by any Group Company, except for (1) licenses for unmodified Off-the-Shelf Software, and (2) non-exclusive licenses with contractors, vendors or other service providers of any Group Company where such license is incidental to the performance by or receipt of services from such contractor, vendor or service provider; or (z) Company Owned Intellectual Property by a third party, except for grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property in the ordinary course of business consistent with past practice, (B) Contract relating to the acquisition, divestiture, or development of Intellectual Property Rights (other than Contracts with employees and contractors in the ordinary course of business consistent with past practice on the Company’s standard forms provided to Pioneer or substantially similar forms with respect to assignment of Intellectual Property Rights) or (C) Contract entered into to settle or resolve any Intellectual Property Rights-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;
(xviii)   (A) any Contract pursuant to which any Group Company provides, or makes available, Banking Services to its customers, including each Banking Services Provider Agreement and (B) any Banking Services Customer Agreement; and
(xix)   (A) any standard form Contract pursuant to which any Group Company provides brokerage services or investment advisory services to any customer and (B) any Contract (or group of Contracts that, in the aggregate, are material) pursuant to which any Group Company provides Brokerage Services or investment advisory services to any customer that is not on any such standard form or includes any material deviations from any such standard form.
(b)   (i) Each Material Contract is valid, legal and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Since December 31, 2018 through the date hereof, no Group Company has received notice of  (i) any material breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract or materially accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to Pioneer.
Section 4.8   Absence of Changes.   During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Pioneer if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).
Section 4.9   Litigation.   Except as set forth on Section 4.9 of the Company Disclosure Schedules, there is no (and since January 1, 2018, there has not been any) Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Group Company pending against any other Person.
Section 4.10   Compliance with Applicable Law.   Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company (including, for the avoidance of doubt, all Laws and Orders applicable to, or where compliance with any such Laws and Orders have been assumed by, any Group Company pursuant to any Banking Services Provider Agreement) and is not in violation of any such Law or Order and (b) except as set forth on Section 4.10 of the Company Disclosure Schedules, has not received any written communication from a Governmental Entity or any Banking Services Provider that allege that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.11   Employee Plans.
(a)   Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided Pioneer with true and complete copies of, as applicable: (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service; (iv) the most recent Form 5500 annual report (with all schedules and attachments thereto); (v) the most recent actuarial valuation report; (vi) all related trust agreements, insurance Contracts and other funding arrangements; (vii) pending voluntary correction filings with any Governmental Entity and a description of any pending self-correction actions; and (viii) any non-routine correspondence with any Governmental Entity.
(b)   No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to, has any obligation to contribute to or otherwise has any current or contingent liability or obligation with respect to or under (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any current or potential liabilities or obligations to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA and for which the recipient pays the full cost of coverage (except as required by applicable Law). No Group Company has any current or contingent liabilities or obligations by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan. No Group Company has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any penalty, Tax or other liability under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)   There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings with respect to any Employee Benefit Plan or the assets thereof  (other than routine claims for benefits), and there is no fact or circumstance that could give rise to any such claims or Proceedings. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(e)   Except as set forth on Section 4.11(e) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement would not (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits, including severance payment, to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(f)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(g)   The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
Section 4.12   Environmental Matters.   Except as would not have a Company Material Adverse Effect:
(a)   None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.
(b)   There is no (and since January 1, 2018 there has not been any) Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.
(c)   There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
The Group Companies have made available to Pioneer copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section 4.13   Intellectual Property.
(a)   Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Registered Intellectual Property, (ii) material unregistered Marks, and (iii) Company Products. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item. The Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.
(b)   All necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office, Governmental Entity or Internet domain name registrars, in each case to maintain such Company Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. Except as set forth on Section 4.13(b) of the Company Disclosure Schedules, there are no material Proceedings, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c)   A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than

Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all such Company Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by such Group Company, free and clear of all Liens (other than Permitted Liens). The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the operation of the Group Companies’ respective businesses as currently conducted. Immediately after the Closing, all Company Owned Intellectual Property will be owned or available for use by the Surviving Entity on the same terms and conditions under which the Group Companies owned or used such Intellectual Property Rights as of the Closing, without the payment of any additional amounts or consideration.
(d)   Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have entered into a valid and enforceable written Contract whereby such Person has (i) agreed to maintain, protect, and not disclose the trade secrets and confidential information of all Group Companies and (ii) assigned, via a present assignment, to a Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with such Group Company. To the Company’s knowledge, no Person has breached in any material respect any such Contract.
(e)   Each Group Company has taken reasonable steps to safeguard and maintain the secrecy and value of any trade secrets, know-how and other confidential information included in the Company Owned Intellectual Property. Without limiting the foregoing, each Group Company has not disclosed (and, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in a requirement for any Group Company to disclose) any such trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information included in the Company Owned Intellectual Property or in the possession of each Group Company or of any written obligations with respect to such.
(f)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property.
(g)   To the Company’s knowledge, neither the conduct of the business of the Group Companies nor the use or exploitation of any Company Product or Company Owned Intellectual Property infringes, misappropriates, or otherwise violates, and in the past three (3) years has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person.
(h)   Except as set forth on Section 4.13(h) of the Company Disclosure Schedules, since January 1, 2018, there has been no Proceeding pending, nor has any Group Company received any written communications or, to the Company’s knowledge, threats (i) alleging that the conduct of the business of any Group Company or the use or exploitation by any Group Company of any Company Product or Company Owned Intellectual Property has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii)

challenging the validity, enforceability, use or exclusive ownership of any material Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any Company Product or to the conduct of the business of the Group Companies.
(i)   To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating, or has since January 1, 2018 infringed, misappropriated, misused, diluted or violated, any Company Owned Intellectual Property. Since January 1, 2018, no Group Company has asserted or, to the Company’s knowledge, threatened any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.
(j)   To the Company’s knowledge, each Group Company has obtained, possesses and is, in all material respects, in compliance with valid licenses to use all of Company IT Systems. No source code constituting Company Owned Intellectual Property has been (and, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by any Group Company to, or accessed by, any escrow agent or other Person, other than employees, contractors or service providers of the Group Companies subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Group Companies and (solely in connection with their employment by or engagement with the Group Companies) such employees, contractors, and service providers has been granted any license or other right to, any such source code or, to the Company’s knowledge, is in possession of any such source code.
(k)   No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product any Public Software, in whole or in part, in each case in a manner that (i) has required or would require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) has granted, or would require any Group Company to grant, to any Person the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product, (iii) limits in any manner the ability of the Group Companies to charge license fees or otherwise seek compensation in connection with the marketing, licensing, distribution, or making available of any Company Product.
Section 4.14   Labor Matters.
(a)   Since January 1, 2018, the Group Companies are, and for the last three years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, affirmative action, COVID-19 and unemployment insurance.
(b)   Since January 1, 2018, (i) none of the Group Companies (A) has or has had any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing and (B) has or has had any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and

(ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Group Companies.
(b)   Since January 1, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN.
(c)   No Group Company is a party to or bound by any CBAs nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.
(d)   To the knowledge of the Company, no current employee with annualized compensation at or above $300,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(e)   The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the applicable Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies reasonably expects no material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Group Companies, that, if known to the public, would bring any Group Company into material disrepute.
(f)   Except as set forth on Section 4.14(f) of the Company Disclosure Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or independent contractors of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
Section 4.15   Insurance.   Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Pioneer. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.16   Tax Matters.
(a)   Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.
(d)   No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(h)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(j)   Within the last three years, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)   No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for its respective Intended Tax Treatment. To the knowledge of the

Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for its respective Intended Tax Treatment.
Section 4.17   Brokers.   Except as set forth on Section 4.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.5).
Section 4.18   Real and Personal Property.
(a)   Owned Real Property.   No Group Company owns any real property.
(b)   Leased Real Property.   Section 4.18(b)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True, correct and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to Pioneer. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge or as set forth on Section 4.18(b)(ii) of the Company Disclosure Schedules, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any party to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Leases. Except as set forth in Section 4.18(b)(iii) of the Company Disclosure Schedules, with respect to each of the Real Property Leases, there are no (i) written or oral subleases, licenses, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property or any portion thereof and (ii) outstanding options or rights of first refusal to purchase all or any portion of any Leased Real Property. The Leased Real Property comprises all of the real property used in, or otherwise related to the Business. No Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, or collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.
(c)   Personal Property.   Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. The tangible assets and properties of the Group Companies are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the date of the Latest Unaudited Balance Sheet, occurred with respect to such assets and properties.
Section 4.19   Transactions with Affiliates.   Section 4.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), other than the Company, a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b).   No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.19 are referred to herein as “Company Related Party Transactions”.
Section 4.20   Data Privacy and Security.
(a)   The Group Companies are and have been in compliance in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Data (including the Processing thereof), or otherwise relating to privacy, security or security breach notification requirements and applicable to the businesses of the Group Companies: (i) all applicable Laws (including the Gramm Leach Bliley Act and the California Consumer Protection Act); (ii) the Group Companies’ internal and external privacy policies; (iii) all applicable industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). No Group Company has received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.
(b)   There are no pending, nor have there been any, material Proceedings against or investigations or inquiries into any Group Company initiated by any (i) Person, (ii) Governmental Entity (including any state securities regulatory authority) or (iii) regulatory or Self-Regulatory Organization (including FINRA) alleging that any Group Company or any Processing of Personal Data by or on behalf of any Group Company is in violation of any applicable Data Security Requirements.
(c)   The Group Companies use commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the Company IT Systems and to prevent any unauthorized use, access, interruption or modification of the Company IT Systems. The Company IT Systems are (i) together with the other IT Systems used or held for use by the Group Companies, sufficient for the immediate and currently anticipated future needs of the Group Companies and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the businesses of the Group Companies. To the Company’s knowledge, the Company IT Systems do not contain any (A) unauthorized feature (including any worm, bomb, “trojan horse”, backdoor, clock, timer or other disabling device, code, design or routine) or defects, technical concerns or problems that would cause (with or without the passage of time) any Company IT System to be, in any material respect, erased, inoperable or otherwise incapable of being used or (B) computer code designed to disrupt, disable or harm in any material respect the operation of any Company IT System, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.
(d)   Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, since January 1, 2018, no Group Company has been subject to any, or received any written notices of any or provided any notice to any Person in connection with any, (i) breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the

Company IT Systems in any material respect or (B) any Personal Data stored or maintained by any Group Company (or any third party on its or their behalf) or (ii) failures, breakdowns, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption of or material interruption in or to the use of the Company IT Systems.
(e)   Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.
Section 4.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   Neither the Group Companies nor any of their directors, officers or employees nor, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2016, (i) a Person named on any Sanctions and Export Control Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory (a “Sanctioned Country”) which is or has since January 1, 2016 been the subject or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); (iii) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i), (ii) or (iii). No Group Company has engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under Sanctions and Export Control Laws.
(b)   Neither the Group Companies nor any of their directors, officers or employees nor, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks, facilitation payments or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise violated any Anti-Corruption Laws.
(c)   Since January 1, 2016, no Group Company has received from any Governmental Entity or other Person any notice, inquiry or allegation; made any disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or alleged violation, in each case related to Anti-Corruption Laws or Sanctions and Export Control Laws.
(d)   No Group Company is a TID U.S. business (as such term is defined at 31 CFR §800.248).
Section 4.22   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the holders of Pioneer Shares or at the time of the Pioneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.23   Regulatory Compliance.
(a)   (i) The Company RIA Subsidiary is the only Subsidiary of the Company that is registered or required to be registered as an investment adviser with the SEC under the Advisers Act; (ii) the Company RIA Subsidiary is (x) and, at all times during the five (5) years preceding the date hereof, has been duly registered as an investment adviser under the Advisers Act and (y) except as would not have a Company Material Adverse Effect, duly registered and licensed as an investment adviser under all applicable state statutes (if required to be so registered under applicable Law) and has made notice filings in each state in which such filings are required to be made under applicable Law and to the extent required under all other applicable Laws; and

(iii) neither the Company nor any of its Subsidiaries (other than the Company RIA Subsidiary) is required to be registered as an investment adviser under the Advisers Act or any other Law in any jurisdiction.
(b)   At all times during the three (3) years preceding the date hereof, the Company RIA Subsidiary has been in compliance in all material respects with the requirements of the Advisers Act, the rules and regulations of the SEC and any applicable state securities regulatory authority or Self-Regulatory Organizations and any other Law applicable to it, except, in each case, where the failure to do so would not have a material adverse effect on the Company RIA Subsidiary. The Company RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. The Company RIA Subsidiary has established, adopted, maintained, had in effect, and to the knowledge of the Company, at all times during the three (3) years preceding the date hereof, there have been no material violations of, all written policies and procedures necessary or required to comply with applicable Law, including, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by the Company RIA Subsidiary under applicable Law, including Rules 204A-1 and 206(4)-7 under the Advisers Act, complete and correct copies of which (including any required reports prepared by the Company RIA Subsidiary thereunder during the three (3) years preceding the date hereof relating to compliance by the Company RIA Subsidiary and its employees subject thereto) have been provided to Pioneer.
(c)   Neither the Company RIA Subsidiary nor, to the knowledge of the Company, any “persons associated with” (as defined in Section 202(a)(17) of the Advisers Act) the Company RIA Subsidiary is (i) subject to any disqualification that would be the basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Advisers Act or (ii) subject to any event that requires an affirmative response to any question in Item 11 of Part 1 of the Form ADV of the Company RIA Subsidiary, or to the knowledge of the Company, there is no Proceeding pending or threatened in writing by any Governmental Entity that would reasonably be expected to result in any such required affirmative response or the ineligibility or disqualification of any such Person to serve in such capacities or that would reasonably be expected to provide a substantial basis for any such required affirmative response or ineligibility or disqualification.
(d)   Except, in each case, as would not have a Company Material Adverse Effect, each officer, employee, consultant, independent contractor or other similar Person of the Company RIA Subsidiary who is required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) or in any similar capacity with any Governmental Entity is duly registered, licensed or qualified to act in such capacity, has been so registered, licensed or qualified at all times while in the employ or under contract with the Company RIA Subsidiary and all such registrations, licenses or qualifications are in full force and effect or are in the process of being registered as such within the time periods required by applicable Law.
(e)   At all times during the three (3) years preceding the date hereof, the Company RIA Subsidiary has complied in all respects with Rule 206(4)-2 under the Advisers Act, except, in each case, where the failure to do so would not have a material adverse effect on the Company RIA Subsidiary.
(f)   The Company Broker-Dealer Subsidiary is the only Subsidiary of the Company that is a Broker-Dealer. The Company Broker-Dealer Subsidiary is (x) and, at all times required by applicable Law during the five (5) years preceding the date hereof, has been duly registered as a Broker-Dealer with the SEC under the Exchange Act and (y) duly registered as a Broker-Dealer in each state and other jurisdictions in which it is required to be so registered. The Company Broker-Dealer Subsidiary is duly registered with the Security Investor Protection Corporation, is a member in good standing of FINRA and is in compliance in all material respects with its broker-dealer Membership Agreement with FINRA. Each “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) (a “BD Associated Person”) of the Company Broker-Dealer Subsidiary whose functions require him or her to be registered, licensed or qualified with any Governmental Entity in order to perform his or her responsibilities for the Company Broker-Dealer Subsidiary (including as a representative or principal of the Company Broker-Dealer Subsidiary) is duly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times required by applicable Law during the three (3) years preceding the date hereof, while in the employ or under contract with the Company Broker-Dealer Subsidiary, and all such registrations, licenses and qualifications are in full force and effect, except, in each case, as would not have a Company Material Adverse Effect.
(g)   The Company has delivered or made available to Pioneer a true and complete copy of the Uniform Application for Broker-Dealer Registration in Form BD for the Company Broker-Dealer Subsidiary and the Uniform Applications for Investment Adviser Registration as filed with the Investment Adviser Registration Depository on Form ADV (Parts 1, 2A and 2B) and Form CRS for the Company RIA Subsidiary, in each case, as in effect on the date of this Agreement. The Regulatory Documents of the Company Broker-Dealer Subsidiary and the Company RIA Subsidiary have complied, and have been timely filed, in all material respects with applicable Law, as in effect at the time such Regulatory Documents were filed except, in each case, where the failure to do so would not have a material adverse effect on the Company Broker-Dealer Subsidiary or the Company RIA Subsidiary, respectively. To the knowledge of the Company, the Company RIA Subsidiary has delivered and/or made available to each Advisory Client and/or any other Person to whom such delivery or offer is required by applicable Law Part 2 of its Form ADV, Form CRS or any other disclosure document or other information required by the Advisers Act or other applicable Law to be delivered and/or made available to any Advisory Client, potential client or other Person, except, in each case, if not so given or obtained, as would not, individually or in the aggregate, have a Company Material Adverse Effect, and the Company RIA Subsidiary has policies and procedures in place reasonably designed to ensure that such disclosure documents and other information required by the Advisers Act or other applicable Law to be delivered and/or made available to any Advisory Client, potential client or other Person are so delivered or made available. To the knowledge of the Company, as of the date of each filing, no Form ADV (Parts 1, 2A and 2B) or Form CRS filed by the Company RIA Subsidiary or the Company Broker-Dealer Subsidiary contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(h)   Except as set forth in Section 4.23(h) of the Company Disclosure Schedules, neither the Company Broker-Dealer Subsidiary nor any BD Associated Person is (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a Broker-Dealer or as a BD Associated Person, (ii) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (iii) subject to any material disciplinary proceeding or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons are required to file such forms, (iv) subject to a disqualification that would be a basis for a material censure or limitation on the activities, functions or operations of, or suspension or revocation of the Company Broker-Dealer Subsidiary’s broker-dealer Membership Agreement with FINRA or registration as a broker-dealer under Section 15 of the Exchange Act, or (v) subject to any order of any Governmental Entity that enjoins such Person from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security, and there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Entity that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i) and (ii).

(i)   No fact relating to the Company Broker-Dealer Subsidiary or any “control affiliate” of the Company Broker-Dealer Subsidiary, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the Company Broker-Dealer Subsidiary, as applicable.
(j)   At all times during the three (3) years preceding the date hereof, the Company Broker-Dealer Subsidiary has been in compliance in all material respects with the requirements of the Exchange Act, the rules and regulations of the SEC, FINRA, any applicable state securities regulatory authority or Self-Regulatory Organizations and any other Law applicable to it, except, in each case, where the failure to do so would not have a material adverse effect on the Company Broker-Dealer Subsidiary. The Company Broker-Dealer Subsidiary has established, adopted, maintained, had in effect, and, at all times during the three (3) years preceding the date hereof, it and each of its employees subject thereto have been, in compliance with, all written policies and procedures necessary or required to comply with applicable Law, including the Exchange Act and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules and by-laws, including FINRA Rule 3110, 3120 and 3130, (ii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (iv) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations, except, in each case, where the failure to do so would not have a Company Material Adverse Effect. Complete and correct copies of such BD Compliance Policies have been provided to Pioneer. All such BD Compliance Policies comply in all material respects with applicable Laws.
(k)   The Company Broker-Dealer Subsidiary currently maintains, and at all times during the three (3) years preceding the date hereof has maintained, “net capital” (as such term is defined in Rule 15c3-1 under the Exchange Act) (i) equal to or in excess of the minimum “net capital” required to be maintained by the Company Broker-Dealer Subsidiary under the Exchange Act and (ii) in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act. As of the date hereof, the Company Broker-Dealer Subsidiary has not entered into any agreement or arrangement to increase its minimum net capital above the amount set forth in its FINRA Membership Agreement.
(l)   Except as a set forth in Section 4.23(l) of the Company Disclosure Schedules, no Governmental Entity has, during the three (3) year period preceding the date hereof, formally initiated any Proceeding or investigation (other than ordinary course examinations) into any of the Group Companies and no Group Company has received a written “wells notice” or other written indication of the commencement of an enforcement action or material non-compliance with any applicable Law from the SEC, FINRA or any other Governmental Entity. During the three (3) years preceding the date hereof, no Group Company has settled any claim or proceeding of the SEC, FINRA or any other Governmental Entity and neither the Company Broker-Dealer Subsidiary nor the Company RIA Subsidiary has had an Order entered against it in connection with any applicable Law governing their operations, except where the underlying issue has been resolved in all material respects or as disclosed in the Form BD or Form ADV, as applicable. Except as set forth in Section 4.23(l) of the Company Disclosure Schedules, to the knowledge of the Company RIA Subsidiary or the Company Broker-Dealer Subsidiary, respectively, there are no material unresolved issues with the SEC or FINRA with respect to the Company RIA Subsidiary or the Company Broker-Dealer Subsidiary.
(m)   The Company Insurance Subsidiary is the only Subsidiary of the Company that is a licensed life and personal lines insurance producer. The Company Insurance Subsidiary and its employees or contractors, as applicable, own, hold or possess all insurance, insurance agent, broker, third party administrator, adjuster and producer and other material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity necessary for the Company Insurance Subsidiary to own, lease and operate its properties and to carry on their respective businesses as currently conducted (the “Company Insurance Permits”). All Company Insurance Permits are valid and in full force and effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all such Company Insurance Permits and, since January 1, 2016, neither the Company nor the Company Insurance Subsidiary has received notice to the effect that a Governmental Entity was amending, terminating, revoking or cancelling any Company Insurance Permit, or to the Company’s Knowledge, any threat of amendment, termination, revocation or cancellation of any Company Insurance Permit. No Company Insurance Permit has been, or to the Company’s Knowledge, is threatened to be, revoked cancelled, suspended or materially adversely modified. No event or condition has occurred that would reasonably be expected to result in such revocation, cancellation, suspension or adverse modification, or a violation, breach of, default under, or loss of a benefit under, or acceleration of any obligation of the Company or any of its Subsidiaries under, any Company Insurance Permit (in each case, with or without notice or lapse of time or both).
(n)   Subject to Section 4.23(a), Section 4.23(g), and Section 4.23(m), no Group Company is required to be registered, licensed, or qualified as a bank, credit union, trust company, investment company, investment adviser, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, futures commission merchant, swap execution facility, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company, insurance agency or producer, insurance broker or municipal securities dealer. No Group Company has received any notice concerning any failure to obtain any such registration, license or qualification.
(o)   With respect to each Advisory Client, except, in each case, as would not have a material adverse effect on Company RIA Subsidiary, (i) there has been in full force and effect an Advisory Agreement at all times pursuant to which the Company RIA Subsidiary was performing Investment Advisory Services for such Advisory Client, (ii) each Advisory Agreement is a valid and binding contract of the Company RIA Subsidiary, enforceable in accordance with its terms, (iii) each Advisory Agreement with an Advisory Client has been entered into and performed by the Company RIA Subsidiary in accordance respects with its terms (including any applicable investment restrictions or policies of such Advisory Client), the Advisers Act and applicable Law, in each case in all material respects, (iv) each Advisory Agreement includes all provisions required by Section 205 of the Advisers Act for such Advisory Agreement, and (v) at all times during the three (3) years preceding the date hereof, there have been no errors, miscalculations, discrepancies and/or changes to calculation methodologies with respect to any fees charged under such Advisory Agreements (or any credits, refunds or reimbursements to such Advisory Clients related thereto), and all fees paid by such Advisory Client have been calculated in all respects in accordance with the relevant Advisory Agreement and applicable Law, using a calculation methodology for such fees consistent with the Advisory Agreement. The Company has delivered or made available to Pioneer a true and complete copy of the form(s) of Advisory Agreement(s) currently in effect for each Advisory Client.
(p)   The Company RIA Subsidiary does not act as an investment adviser to any fund of one or pooled investment vehicle or fund, including any such vehicle or fund (i) excepted from the definition of  “investment company” (as defined under the Investment Company Act), including under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act or (ii) required to register as an “investment company” under the Investment Company Act.
(q)   All contracts for the solicitation of Advisory Clients have been made in compliance in all material respects with Rule 206(4)-3 under the Advisers Act and any Advisory Client required under Rule 206(4)-3 of the Advisers Act has received a written disclosure document that satisfies Rule 206(4)-3 to the extent such Advisory Client is required to receive such written disclosure document pursuant to Rule 206(4)-3, except, in each case, where the failure to do so would not have a Company Material Adverse Effect.
(r)   During the three (3) years preceding the date hereof, the Company RIA Subsidiary has satisfied in all material respects its duty of  “best execution” (as such term is understood under the Advisers Act) for each Advisory Client for which it exercises trading discretion. The receipt of all soft dollar brokerage and research services by the Company RIA Subsidiary qualify for the safe harbor afforded by Section 28(e) of the Exchange Act and the Company RIA Subsidiary has complied in all material respects with related disclosure rules, except, in each case, where the failure to do so would not have a Company Material Adverse Effect.
(s)   Any payment received by the Company RIA Subsidiary or any of its Subsidiaries under a placement agreement or arrangement, 12b-1 Plan or any other solicitation, distribution or revenue sharing arrangements complies in all material respects with applicable Law, except, in each case, where the failure to do so would not have a Company Material Adverse Effect.
(t)   With respect to any “wrap fee program” (as defined under Rule 204(f) of the Advisers Act) sponsored or offered by the Company RIA Subsidiary, such “wrap fee program” complies in all material respects with the requirements of the Advisers Act, the Investment Company Act (including the safe harbor provisions of Rule 3a-4 promulgated thereunder) and all other applicable Laws, except as is not and would not have a material adverse effect on the Company RIA Subsidiary.
(u)   Section 4.23(u) of the Company Disclosure Schedules sets forth a list of all banking products and services provided by, or made available to, customers of any Group Company (“Banking Services”) pursuant to any Banking Services Provider Agreement and all forms of Banking Services Customer Agreements pursuant to which such Banking Products are provided to customers of any Group Company. No investigation, audit, inquiry or review by any Banking Services Provider or any Governmental Entity with respect to any Group Company is pending or, to the knowledge of any Group Company, threatened, nor has any Banking Services Provider (or any authorized agent or Government Entity that has supervisory or similar authority with respect to any Banking Services Provider) notified any Group Company in writing of its intention to conduct the same, nor has there been any such investigation, audit, inquiry or review in the past three (3) years. The applicable Group Company has established, adopted, maintained, had in effect, and to the knowledge of the Company, at all times during the three (3) years preceding the date hereof, there have been no material violations of, all such policies and procedures necessary or required to comply with applicable Law (including, for the avoidance of doubt, all Laws and Orders applicable to, or where compliance with any such Laws and Orders have been assumed by, any Group Company pursuant to any Banking Services Provider Agreement) and each Banking Services Provider Agreement. Complete and correct copies of such policies and procedures have been provided to Pioneer. The Group Companies, as applicable, have the legal right and authority, at any time and at their sole discretion, to transfer (or cause to be transferred) the Banking Services relationship (including each applicable customer agreement relating to the Banking Services relationship and all related customer and customer transaction data) of any Banking Services Customer to any other third-party provider of Banking Services without obtaining any third party approval, providing any notice in excess of 30 days or incurring any fees, costs or expenses in connection with such transfer.
Section 4.24   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Pioneer Parties and (ii) it has been furnished with or given access to such documents and information about the Pioneer Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Pioneer Party or any other

Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party, none of the Pioneer Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.25   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PIONEER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PIONEER PARTY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PIONEER PARTY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PIONEER PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE PIONEER PARTIES
Except (a) as set forth on the Pioneer Disclosure Schedules, it being agreed that disclosure of any item in any section or subsection of the Pioneer Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face or (b) as set forth in any Pioneer SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Pioneer Party hereby jointly and severally represents and warrants to the Company as follows:
Section 5.1   Organization and Qualification.
(a)   Each Pioneer Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Each Pioneer Party has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Pioneer Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the each Pioneer Party have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Pioneer Party are in full force and effect, and no Pioneer Party is in breach or violation of any provision set forth in its Governing Documents.
(c)   Each Pioneer Party is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Pioneer Material Adverse Effect.
Section 5.2    Authority.   Each Pioneer Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Pioneer Shareholder Approvals and the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Pioneer Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Pioneer Party. This Agreement and each Ancillary Document to which a Pioneer Party is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by such Pioneer Party and constitute or will constitute, upon execution thereof, as applicable, valid, legal and binding agreements of such Pioneer Party (assuming this Agreement has been and the Ancillary Documents to which such Pioneer Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Pioneer Party in accordance with their terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 5.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Pioneer Party with respect to such Pioneer Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of  (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby, (iii) such filings with and approvals of Nasdaq to permit Pioneer Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, (vii) the Pioneer Shareholder Approvals or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Pioneer Material Adverse Effect.
(b)   Neither the execution, delivery or performance by a Pioneer Party of this Agreement nor the Ancillary Documents to which a Pioneer Party is or will be a party nor the consummation by a Pioneer Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Pioneer Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Pioneer Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Pioneer Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Pioneer Party, except in the case of clauses (ii) through (iv) above, as would not have a Pioneer Material Adverse Effect.
Section 5.4   Brokers.   Except as set forth on Section 5.4 of the Pioneer Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pioneer for which Pioneer has any obligation (which fees shall be the sole responsibility of Pioneer, except as otherwise provided in Section 9.5).
Section 5.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of either Pioneer Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the holders of Pioneer Shares or at the time of the Pioneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.6   Permits.   Each of the Pioneer Parties, and, at all times since the date of its organization or incorporation, has held, all Permits that are required or are necessary to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a Pioneer Material Adverse Effect. Except as is not and would not reasonably be expected to have a Pioneer Material Adverse Effect, (a) each such Permit is in full force and effect in accordance with its terms, (b) no written notice has been received by any Pioneer Party regarding any (i) actual or potential violation of, or failure to comply with, any term or requirement of any such Permit or (ii) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any such Permit and (c) there is no Proceeding pending, or, to the knowledge of Pioneer, threatened in writing that seeks, or, to the knowledge of Pioneer, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any such Permit.
Section 5.7   Absence of Changes.   During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Pioneer Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) no Pioneer Party has conducted any material business activities other than activities directed towards the accomplishment of its formation, initial public offering and a business combination (and related matters) and (ii) other than activities directed towards the accomplishment of its formation, initial public offering and a business combination (and related matters), no Pioneer Party has taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.10(b).
Section 5.8   Capitalization of the Pioneer Parties.
(a)   Section 5.8(a) of the Pioneer Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pioneer Shares and the Pioneer Warrants as of the date hereof. All outstanding Equity Securities of Pioneer (except to the extent such concepts are not applicable under the applicable Law of Pioneer’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Pioneer and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under the Securities Act or under the Governing Documents of Pioneer) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Pioneer Shares and Pioneer Warrants set forth on Section 5.8(a) of the Pioneer Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pioneer Shares and the Pioneer Warrants as a result of, or to give effect to, the Domestication), immediately prior to Closing, there shall be no other equity interests of Pioneer issued and outstanding.
(b)   Immediately after the Effective Time, all of the issued and outstanding Pioneer Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Pioneer is a party or bound.
(c)   Except as expressly provided by this Agreement, the Ancillary Documents, the Pioneer SEC Reports or the transactions contemplated hereby and thereby or as mutually agreed to by the Parties, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or other equity or equity-based rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Pioneer, and, except as expressly contemplated by this Agreement, the Ancillary Documents or as mutually agreed in writing by the Parties, there is no obligation of Pioneer, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Pioneer.
(d)   The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Pioneer is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Pioneer free and clear of all Liens (other than transfer restrictions under applicable Laws). Pioneer has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
Section 5.9   SEC Filings.   Pioneer has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to applicable Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Pioneer SEC Reports”) and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to applicable Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Pioneer SEC Reports”). Each of the Pioneer SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Pioneer SEC Reports, as of their respective dates of filing (or, if amended, as of the date of such amendment), and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the applicable Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Pioneer SEC Reports or the Additional Pioneer SEC Reports (for purposes of the Additional Pioneer SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Pioneer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional

SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Pioneer SEC Reports.
Section 5.10   Trust Account.   As of the date of this Agreement, Pioneer has an amount in cash in the Trust Account equal to at least $402,511,911.15. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated January 12, 2021, between Pioneer and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Pioneer SEC Reports to be inaccurate in any material respect or, to Pioneer’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the holders of Pioneer Shares who shall have elected to redeem their Pioneer Class A Shares pursuant to the Governing Documents of Pioneer or (iii) if Pioneer fails to complete a business combination within the allotted time period set forth in the Governing Documents of Pioneer and liquidates the Trust Account, subject to the terms of the Trust Agreement, Pioneer (in limited amounts to permit Pioneer to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Pioneer) and then the holders of Pioneer Shares as of such time). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Pioneer and the Trust Agreement. Pioneer has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Pioneer, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the holders of Pioneer Shares who have elected to redeem their Pioneer Class A Shares pursuant to the Governing Documents of Pioneer, each in accordance with the terms of and as set forth in the Trust Agreement, Pioneer shall have no further obligation under either the Trust Agreement or the Governing Documents of Pioneer to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 5.11   Transactions with Affiliates.   Section 5.11 of the Pioneer Disclosure Schedules sets forth all Contracts between (a) Pioneer, on the one hand and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Pioneer or the Sponsor, on the other hand (each Person identified in this clause (b), other than any Pioneer Party, an “Pioneer Related Party”), other than (i) Contracts with respect to a Pioneer Related Party’s employment with, or the provision of services to, Pioneer entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.10(b) or entered into in accordance with Section 6.10(b).   No Pioneer Related Party (A) owns any interest in any material asset used in the business of Pioneer, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Pioneer or (C) owes any material amount to, or is owed material any amount by, Pioneer. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.11 are referred to herein as “Pioneer Related Party Transactions”.

Section 5.12   Litigation.   There is no (and since its organization, incorporation or formation, as applicable, there has not been any) Proceeding pending or, to Pioneer’s knowledge, threatened against or involving any Pioneer Party that, if adversely decided or resolved, would be material to the Pioneer Parties, taken as a whole. None of the Pioneer Parties or any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Pioneer Party pending against any other Person.
Section 5.13   Compliance with Applicable Law.   Each Pioneer Party (a) conducts (and since its organization, incorporation or formation, as applicable, has conducted) its business in accordance with all Laws and Orders applicable to such Pioneer Party and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that allege that such Pioneer Party is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Pioneer Parties, taken as a whole.
Section 5.14   Merger Sub Activities.   Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
Section 5.15   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Pioneer’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Pioneer has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Pioneer’s financial reporting and the preparation of Pioneer’s financial statements for external purposes in accordance with GAAP and (ii) Pioneer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Pioneer is made known to Pioneer’s principal executive officer and principal financial officer by others within Pioneer.
(b)   Pioneer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, Pioneer has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Pioneer Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Pioneer, threatened against Pioneer by Nasdaq or the SEC with respect to any intention by such entity to deregister Pioneer Class A Shares or prohibit or terminate the listing of Pioneer Class A Shares on Nasdaq. Pioneer has not taken any action that is designed to terminate the registration of Pioneer Class A Shares under the Exchange Act.
(d)   The Pioneer SEC Reports contain true and complete copies of the applicable Pioneer Financial Statements. The Pioneer Financial Statements (i) fairly present in all material respects the financial position of Pioneer as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Pioneer Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof  (including Regulation S-X or Regulation S-K, as applicable).
(e)   Pioneer has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Pioneer’s and its Subsidiaries’ assets. Pioneer maintains and, for all periods covered by the Pioneer Financial Statements, has maintained books and records of Pioneer in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of Pioneer in all material respects.
(f)   Since its incorporation, Pioneer has not received any written notification of any (i) a “significant deficiency” in the internal controls over financial reporting of Pioneer to Pioneer’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Pioneer to Pioneer’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Pioneer who have a significant role in the internal controls over financial reporting of Pioneer.
Section 5.16   No Undisclosed Liabilities.   Except for the liabilities (a) incurred in connection with the evaluation, consideration, negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Pioneer Expenses and any liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (b) set forth or disclosed in the Pioneer Financial Statements included in the Pioneer SEC Reports, (c) that have arisen since the date of the most recent balance sheet included in the Pioneer SEC Reports in the ordinary course of business, (d) either permitted to be incurred pursuant to Section 6.10(b) or incurred in accordance with Section 6.10(b) or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Pioneer, Pioneer does not have any liabilities, debts or obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, in each case, that would be required by GAAP to be set forth on the balance sheet of Pioneer.
Section 5.17   Tax Matters.
(a)   Each Pioneer Party has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Pioneer Party has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   Each Pioneer Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   No Pioneer Party is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)   No Pioneer Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Pioneer Party which agreement or ruling would be effective after the Closing Date.
(f)   None of the Pioneer Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   Each Pioneer Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(h)   None of the Pioneer Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of Pioneer, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.
(i)   There are no Liens for material Taxes on any assets of any Pioneer Party other than Permitted Liens.
(j)   No Pioneer Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Pioneer Party or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Pioneer Party or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(k)   Within the last three years, no written claims have been made by any Tax Authority in a jurisdiction where a Pioneer Party does not file Tax Returns that such Pioneer Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(l)   No Pioneer Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), and no Pioneer Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
Section 5.18   Investigation; No Other Representations.
(a)   Each Pioneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Pioneer Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each Pioneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 5.19   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NONE OF THE PIONEER PARTIES OR ANY OTHER PERSON MAKES, AND EACH PIONEER PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY PIONEER PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PIONEER PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PIONEER PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PIONEER PARTY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PIONEER PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 6
COVENANTS
Section 6.1   Conduct of Business of the Company.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, as consented to in writing by Pioneer (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), or as a result of or in connection with COVID-19 Measures, (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (1) as expressly contemplated by this Agreement or any Ancillary Document, (2) as required by applicable Law, (3) as set forth on Section 6.1(b) of the Company Disclosure Schedules, (4) for

transactions solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries, or (4) as consented to in writing by Pioneer (such consent, other than in the case of Section 6.1(b)(i) or Section 6.1(b)(vi), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company;
(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adjust, split, combine or reclassify any of its Equity Securities;
(iv) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;
(v)   (A) sell, assign, abandon, lease, license, convey, sublicense or otherwise dispose of any material assets or properties of the Group Companies (other than Intellectual Property, which is subject to Section 6.1(b)(xi)), or (B) create, subject or incur any Lien (other than Permitted Liens) on any material assets or properties of the Group Companies (other than Intellectual Property, which is subject to Section 6.1(b)(xi)), except in each case of clauses (A) and (B) for dispositions of obsolete assets or properties;
(vi)   transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens), (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, except in the cases of each of clauses (A) and (B) for (1) the issuances of Equity Securities of the Company pursuant to the exercise or conversion of any options, warrants, convertible capital stock or other rights to acquire such Equity Securities; provided, that each such option, warrant, convertible capital stock or other right to acquire Equity Securities shall be in existence as of the date of this Agreement, or (2) the grant of Company Options, Company RSUs or other equity awards under the Company Equity Plan;
(vii)   (A) incur, create or assume any Indebtedness, other than ordinary course trade payables or (B) pay down the Company Convertible Notes or the PIPE Convertible Notes;
(viii)   except in the ordinary course of business (A) enter into, amend, modify, extend, renew or terminate any Real Property Lease or any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would be a Material Contract;
(ix)   amend, modify, extend, renew, terminate or waive any benefits or rights under the Company Shareholder Written Consent, the Conversion Written Consent, the 2020 Notes Written Consent, the Shareholders Agreements Written Consent or the PIPE Convertible Notes Agreement;
(x)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;

(xi)   transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien (other than Permitted Liens), fail to diligently maintain or otherwise dispose of any right, title or interest in any Company Owned Intellectual Property;
(xii)   disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;
(xiii)   commit to, authorize or enter into any agreement in respect of any capital expenditure (or series of commitments or capital expenditures), other than those made in the ordinary course of business;
(xiv)   (i) modify, extend or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Group Companies;
(xv)   implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;
(xvi)   except as required under the terms of any Employee Benefit Plan that is set forth on the Section 4.11(a) of the Company Disclosure Schedules, (A) amend or modify in any material respect, establish, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) other than in the ordinary course of business (including in connection with any annual performance reviews), pay, announce, promise to pay, increase or decrease, the compensation or benefits, including any severance, change in control, transaction bonus, equity or equity-based, retention or termination payments or benefits, payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) hire, engage or terminate (other than for “cause”), furlough or temporarily layoff any executive officer of the Group Companies whose annualized base salary cash compensation exceeds or would exceed $325,000, (D) take any action to accelerate any payment, right to payment or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;
(xvii)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;
(xviii)   compromise, commence, or enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of  $4,500,000, in the aggregate, which grants injunctive relief or other equitable remedies against a Group Company or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Pioneer or any of its Affiliates after the Closing);
(xix)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xx)   except as may be required by GAAP (or any interpretation thereof) or applicable Law, change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or applicable law;
(xxi)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement;
(xxii)   make any Change of Control Payment that is not set forth on Section 4.2(e) of the Company Disclosure Schedules;
(xxiii)   enter into any new line of business or expand any existing line of business, including enter or expand into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any governmental entity or regulatory authority;
(xxiv)   any action that would result in the Company Broker-Dealer Subsidiary maintaining an amount of capital less than the amount required to be maintained by the Company Broker-Dealer Subsidiary under Rule 15c3-1 of the Exchange Act;
(xxv)   fail to maintain the Leased Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or
(xxvi)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.
Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Pioneer, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its Business.
Section 6.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents.
(b)   Each of the Pioneer Parties and the Company shall (and to the extent required, shall cause its Affiliates to) (i) as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement prepare and file the notification required of it under the HSR Act with respect to the transactions contemplated by this Agreement, and (ii) provide a reasonable response as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall as promptly as reasonably practicable furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any filing, application or submission that is necessary under the HSR Act. Without limiting the foregoing, (a) the Parties agree to use reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to cause the expiration or termination of the applicable waiting periods, including requesting at the earliest possible time the early termination of the applicable waiting period under the HSR Act, as applicable, and (b) no Party shall extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Pioneer and the Company. Each Party shall (i) as promptly as reasonably practicable inform the other Party of any substantive communication between such Party and any Governmental Entity regarding any filings or other requests made under the HSR Act, (ii) permit the other Party to review any proposed written communication to any Governmental Entity related to the HSR Act or the filings of submissions made by any Party in advance of such written communications being provided to any such Governmental Entity, and each Party shall consider in good faith incorporating the reasonable comments of the other Party into any such written communications, (iii) give the other Party prompt written notice of the commencement of any Proceeding with respect to the matters contemplated in this Section 6.2 and keep the other Party reasonably informed as to the status of any such Proceeding, (iv) not agree to attend or participate in any substantive meeting or discussion, whether in person, videoconference or by telephone, with any Governmental Entity in respect of any filing, investigation or inquiry undertaken by such Governmental Entity pursuant to the HSR Act unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by applicable Law, gives the other Party the opportunity to attend or participate, and (v) as promptly as reasonably practicable, and to the extent permitted by applicable Law, furnish the other Party with copies of all correspondence, filings and written communications between such Party and their Affiliates and respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, in each case, with respect to the matters contemplated in this Section 6.2; provided that, any materials shared may be redacted before being provided to the other Party (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements and (C) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Party or any of its Affiliates or any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Party’s prior written consent.
(c)   (i) The Company shall bear the costs incurred in connection with obtaining the FINRA Approval, and (ii) the HSR Act filing fee shall be borne 50% by the Company and 50% by Pioneer.
(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Pioneer, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Pioneer, any of the Pioneer Parties or any of their respective Representatives (in their capacity as a representative of a Pioneer Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Pioneer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Pioneer shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought by any holder of Pioneer Shares; provided, however, that in no event shall Pioneer or any of its respective Representatives settle or compromise any such Transaction Litigation brought by a holder or holders of Pioneer Shares without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without Pioneer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 6.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, at all times prior to the termination of this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Pioneer and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Pioneer or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract in effect as of the date hereof with such third party, (C) violate any legally-binding obligation of any Group Company in effect as of the date hereof with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if any Group Company, on the one hand, and any Pioneer Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Pioneer shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Pioneer Parties (in a manner so as to not interfere with the normal business operations of the Pioneer Parties). Notwithstanding the foregoing, Pioneer shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Pioneer Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract in effect as of the date hereof with such third party, (C) violate any legally-binding obligation in effect as of the date hereof of any Pioneer Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Pioneer Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D),

Pioneer shall use, and shall cause the other Pioneer Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if a Pioneer Party, on the one hand, and any Group Company, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Pioneer shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(d)   The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person; provided that, if this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 6.4   Public Announcements.
(a)   Subject to this Section 6.4(a), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Pioneer Party, or Pioneer, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Sponsor and Pioneer and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that (x) the Company and Pioneer and their respective Affiliates and Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor in connection with normal fund raising or related marketing or informational or reporting activities, so long as such investors are subject to obligations of confidentiality, (y) the Company may make internal announcements to the employees of the Company and its Subsidiaries in the ordinary course of business and engage in communications with its bankers, customers, vendors and suppliers (in each case, subject to the prior written approval of Pioneer), and (z) in no event shall any public statement, press release or other communication made pursuant to this Agreement (including the Signing Press Release, the Closing Press Release and any Registration Statement / Proxy Statement) identify the Company Shareholder set forth on Section 6.4(a) of the Company Disclosure Schedule, by name or other identifying characteristic, without the consent of such Company Shareholder, except for any such announcement or other communication that is required by applicable Law or requested by a Governmental Entity, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with such Company Shareholder to review such announcement or communication and give such Company Shareholder the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Pioneer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement, but no later than the first Business Day thereafter. Promptly after the execution of this Agreement and the release of the Signing Press Release, Pioneer shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable Laws. The form and substance of the Signing Filing shall be approved in advance of filing in writing by the Company (such approval not to be unreasonably withheld, conditioned, or delayed). The Company, on the one hand, and Pioneer, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pioneer, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Pioneer shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable Laws. The form and substance of the Closing Filing shall be approved in advance of filing in writing by the Company (such approval not to be unreasonably withheld, conditioned, or delayed). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 6.5   Tax Matters.
(a)   Tax Treatment.
(i)   The Parties intend that (A) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.
(ii)   Pioneer and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment and (B) in the case of Pioneer, the Domestication qualifying for the Intended Tax Treatment.
(iii)   Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).
(iv)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Pioneer and the Company shall deliver to Kirkland & Ellis LLP and Paul Hastings LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Paul Hastings LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.
(b)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the holders of Pioneer Shares as of such time such information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Pioneer’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing Fund” election under Section 1295 of the Code for such taxable period and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.
(c)   Pioneer Taxable Year.   The Parties agree to treat the taxable year of Pioneer as ending on the date of the Domestication for U.S. federal income tax purposes.
Section 6.6   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies not to, and shall direct its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss, negotiate or knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Pioneer promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Pioneer fully informed on a current basis of any modifications to such offer or information.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pioneer Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss, negotiate or knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Pioneer Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Pioneer Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Pioneer Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Pioneer Party (or any Affiliate or successor of any Pioneer Party);

or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Pioneer agrees to (A) notify the Company promptly upon receipt of any Pioneer Acquisition Proposal by any Pioneer Party, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Pioneer Acquisition Proposal) and (B) keep the Company fully informed on a current basis of any modifications to such offer or information.
Section 6.7   Preparation of Registration Statement / Proxy Statement.   As promptly as reasonably practicable (and in any event within 40 days) following the date of this Agreement, Pioneer and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Pioneer shall file with the SEC, the Registration Statement / Proxy Statement. Each of Pioneer and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under applicable Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Pioneer, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of Pioneer to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iv).   If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Pioneer Party, the Company, or, in the case of the Company, Pioneer thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Pioneer, the Company, or, in the case of the Company, Pioneer (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Pioneer shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) Pioneer shall cause, if appropriate, such amendment or supplements to be mailed to the Pioneer stockholders. Pioneer shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Pioneer Shares for offering or sale in any jurisdiction, and Pioneer and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 6.8   Pioneer Shareholder Approvals.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Pioneer shall (a) duly give notice of a meeting of its shareholders (the “Pioneer Shareholders Meeting”) and (b) use reasonable best efforts to convene and hold the Pioneer

Shareholders Meeting in accordance with the Governing Documents of Pioneer, no later than thirty (30) Business Days following the date the Registration Statement / Proxy Statement is declared effective by the SEC for the purposes of obtaining the Pioneer Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Pioneer Shareholder Redemption. Pioneer shall, through its board of directors, recommend to its shareholders (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Pioneer Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of Pioneer contemplated by the Pioneer Certificate of Incorporation and the Pioneer Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the Pioneer Designee and the Company Designees to serve as directors on the Board (the “Director Election Proposal”); (vi) the adoption and approval of the Pioneer Incentive Equity Plan and Pioneer Employee Stock Purchase Plan (the “Equity Incentive Plan and Employee Stock Purchase Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, (viii) the adoption and approval of each other proposal reasonably agreed by Pioneer and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the Pioneer Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals” and such proposals in (i) through (viii) together, the “Condition Precedent Proposals”)); provided, that, notwithstanding the foregoing, Pioneer may postpone or adjourn the Pioneer Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Pioneer Shareholder Approvals and approval of the Transaction Proposals, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Pioneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Pioneer Shares prior to the Pioneer Shareholders Meeting or (D) if the holders of Pioneer Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall Pioneer adjourn the Pioneer Shareholders Meeting for more than thirty (30) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date.
Section 6.9   Merger Sub Shareholder Approvals.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Pioneer, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 6.10   Conduct of Business of Pioneer.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pioneer Parties shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as consented to in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or in connection with COVID-19 Measures, (i) operate the business of the Pioneer Parties in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Pioneer Parties; and (iii) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

(b)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Pioneer Parties shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, the PIPE Convertible Notes or the PIPE Financing), as required by applicable Law, as set forth on Section 6.10 of the Pioneer Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(i)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Pioneer Party
(ii)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Pioneer Parties, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of the Pioneer Parties, other than, for the avoidance of doubt, for the Pioneer Shareholder Redemption;
(iii)   (A) merge, consolidate, or combine any Pioneer Party with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iv)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;
(v)   adjust, split, combine or reclassify any Equity Securities of any Pioneer Party;
(vi)   transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Pioneer Party, other than pursuant to the PIPE Investor Subscription Agreements, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Pioneer Party to issue, deliver or sell any Equity Securities of any Pioneer Party;
(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business; except as expressly required by the Subscription Agreements,
(viii)   incur, create or assume any material Indebtedness or guarantee or guarantee the Indebtedness of any other Person;
(ix)   enter into, renew, modify or revise any Pioneer Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Pioneer Related Party Transaction), other than the entry into any Contract with a Pioneer Related Party with respect to the incurrence of Indebtedness permitted by Section 6.10(b)(vii);
(x)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(xi)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Pioneer Party;

(xii)   change any Pioneer Party’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, GAAP, or applicable law;
(xiii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement;
(xiv)   modify or amend the Trust Agreement or PIPE Investor Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Financing;
(xv)   take any action that would cause Pioneer to not qualify as an “emerging growth company” within the meaning of the JOBS Act; or
(xvi)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.10.
Section 6.11   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee (which notice Pioneer shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Pioneer shall (i) cause the documents, certificates, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Termination Letter (attached as Exhibit A to the Trust Agreement), and (ii) use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Termination Letter (attached as Exhibit A to the Trust Agreement), including (A) paying as and when due all amounts, if any, payable to the Public Shareholders of Pioneer pursuant to the Pioneer Shareholder Redemption, (B) paying the amounts due to the underwriters of Pioneer’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Pioneer in accordance with the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 6.12   Company Shareholder Approval.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain the Company Shareholder Written Consent.
Section 6.13   Pioneer Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Pioneer Party, as provided in the Governing Documents of the applicable Pioneer Party’s Governing Documents or otherwise in effect as of immediately prior the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time (in the case of Pioneer and Merger Sub), shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time, for a period of six (6) years and (ii) Pioneer will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pioneer shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Pioneer Party’s Governing Documents or other applicable agreements as in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Pioneer Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Pioneer Party (the “Pioneer D&O Persons”)

to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time (in the case of Pioneer and Merger Sub) and relating to the fact that such Pioneer D&O Person was a director or officer of any Pioneer Party immediately prior the Effective Time, as applicable, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Pioneer shall not have any obligation under this Section 6.13 to any Pioneer D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Pioneer D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   Pioneer shall purchase on the Closing Date and maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Pioneer Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, as applicable (the “Pioneer D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Pioneer’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Pioneer shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by Pioneer prior to the date of this Agreement and, in such event, Pioneer shall purchase the maximum coverage available for 300% of the most recent annual premium paid by Pioneer prior to the date of this Agreement.
(d)   If Pioneer or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pioneer shall assume all of the obligations set forth in this Section 6.13.
(e)   The Pioneer D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13.   This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pioneer.
Section 6.14   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Pioneer will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Pioneer shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Pioneer or the Group Companies shall have any obligation under this Section 6.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall purchase, at or prior to the Closing, and Pioneer shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d)   If Pioneer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pioneer shall assume the appropriate obligations set forth in this Section 6.14.
(e)   The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Pioneer.
Section 6.15   Post-Closing Directors and Officers.
(a)   Pioneer shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Pioneer Board shall consist of seven (7) directors who shall be elected annually, of which (x) one (1) director shall be designated by the Company in accordance with Section 6.15(b), and (y) six (6) directors shall be designated by the Company, in each case as set forth below, (ii) the members of the Pioneer Board are the individuals determined in accordance with Section 6.15(b) or Section 6.15(c); (iii) the members of the compensation committee, audit committee and nominating committee of the Pioneer Board are the individuals determined in accordance with Section 6.15(d); and (iv) the officers of Pioneer (the “Officers”) are the individuals determined in accordance with Section 6.15(e).
(b)   Prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC, the Company shall designate one (1) Person from the list of candidates set forth on Section 6.15(b) of the Pioneer Disclosure Schedules to be a director on the Pioneer Board immediately after the Effective Time (the “Pioneer Designee”).
(c)   Prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC, the Company shall, upon consultation with Pioneer, designate six (6) Persons to be directors on the Pioneer Board immediately after the Effective Time (the “Company Designees”).

(d)   Prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC, (i) Pioneer shall designate the Pioneer Designee to serve as a member of the compensation committee or the audit committee of the Pioneer Board immediately after the Effective Time, subject to applicable listing rules of Nasdaq and applicable Law and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the Pioneer Board immediately after the Effective Time, subject to applicable listing rules of Nasdaq and applicable Law.
(e)   The Persons identified on Section 6.15(e) of the Company Disclosure Schedules shall be the officers of Pioneer immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such Persons identified on Section 6.15(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an officer, then, prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC, the Company may, with the prior written consent of Pioneer (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such officer by amending Section 6.15(e) of the Company Disclosure Schedules to include such replacement individual as such officer.
(f)   Prior to the effectiveness of the Registration Statement / Proxy Statement with the SEC, Pioneer shall use reasonable best efforts to assist Acorns in identifying qualified candidates to serve on the Pioneer Board.
Section 6.16   PCAOB Financials.
(a)   As promptly as reasonably practicable (and, in the case of clause (i), in any event within 30 days following the date of this Agreement), the Company shall deliver to Pioneer (i) the Closing Company Unaudited Financial Statements and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Pioneer with the SEC in connection with the transactions contemplated by this Agreement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Pioneer with the SEC in connection with the transactions contemplated in this Agreement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof  (including Regulation S-X or Regulation S-K, as applicable).
(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Pioneer in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Pioneer with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 6.17   Pioneer Incentive Equity Plan.   At least one (1) day prior to the Closing Date, the Pioneer Board shall approve and adopt an equity incentive plan in substantially the form attached hereto as Exhibit M, with any changes or modifications thereto as the Company and Pioneer may mutually agree (the “Pioneer Incentive Equity Plan”), in the manner prescribed under Section 422 of the Code and other applicable Laws. The total number of Pioneer Shares to be reserved for issuance pursuant to the Pioneer Incentive Equity Plan shall be equal to twelve percent (12%) of the aggregate number of Pioneer Shares that will be outstanding as of immediately after the Closing, calculated on a fully-diluted basis (but not giving effect to the number of shares to be reserved under the Pioneer Incentive Equity Plan). For the avoidance of doubt, at least one (1) day prior to the Closing Date, the Pioneer Board shall approve and adopt an employee stock purchase plan, with such terms and conditions as the Company and Pioneer may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pioneer, as applicable) (the “Pioneer Employee Stock Purchase Plan”). Pioneer shall use reasonable best efforts to file an effective registration statement in Form S-8 (or other applicable form), as promptly as practicable following the date Pioneer is first allowed to file a registration statement on Form S-8, with respect to the Pioneer Shares issuable under the Pioneer Incentive Equity Plan and Pioneer Employee Stock Purchase Plan.
Section 6.18   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Pioneer (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Pioneer, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.
Section 6.19   PIPE Investor Subscription Agreements.   Unless otherwise approved in advance in writing by the Company (which approval may be withheld in the Company’s sole discretion), Pioneer shall not (other than changes that are solely ministerial or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement) permit any amendment or modification to be made, to permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacement of, any of the PIPE Investor Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such permitted assignment or transfer, the initial party to such PIPE Investor Subscription Agreement remains bound by its obligations with respect thereto in the event that the assignee or transferee does not comply with its obligations to consummate the purchase of the Pioneer Shares thereunder. Subject to the immediately preceding sentence and in the event that all conditions in the PIPE Investor Subscription Agreements have been satisfied, Pioneer shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary to consummate the transactions contemplated by the PIPE Investor Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Investor Subscription Agreements to cause the PIPE Investors to pay to Pioneer the applicable purchase price under each PIPE Investor Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Pioneer shall give the Company prompt written notice: (i) of any requested amendment to any PIPE Investor Subscription Agreement, (ii) of any breach of default to the knowledge of Pioneer (or any event or circumstance that, to the knowledge of Pioneer, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any PIPE Investor Subscription Agreement, (iii) of the receipt of any written notice or other written communication from any party to a PIPE Investor Subscription Agreement with respect to any actual or, to the knowledge of Pioneer, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Investor Subscription Agreement or any provision thereof, and (iv) if Pioneer does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor Subscription Agreement in accordance with its terms. The Company shall have the right to compel Pioneer to use reasonable best efforts to enforce the provisions of the PIPE Investor Subscription Agreements against any Person who is a party thereto.
Section 6.20   FINRA Approval.   The Company shall, or shall cause the Company Broker-Dealer Subsidiary to, (i) prepare and file as soon as reasonably practicable following the date hereof  (and in any event within ten (10) Business Days following the date hereof) a continuing membership application for approval of a change in ownership or control of the Company Broker-Dealer Subsidiary under FINRA Rule 1017 with respect to the transaction contemplated by this Agreement (the “FINRA Application”) and (ii) use commercially reasonable efforts to prepare and submit applications for approval or notice filings required under applicable state securities Laws with respect to a change in ownership or control of the Company Broker-Dealer Subsidiary with respect to Governmental Authorities in the U.S. states which require such approvals or filings (such states, the “BD Consent States”). The Company shall provide Pioneer with a reasonable opportunity to review and provide comments on any draft materials and applications relating to the FINRA Application and any application for approval or notice filing with respect to BD Consent States, and the Company shall consider in good faith Pioneer’s reasonable comments regarding such materials and, to the extent any such comments relate to disclosure directly regarding Pioneer and such comments are reasonable, the Company shall incorporate such comments. The Company shall use reasonable efforts to promptly apprise Pioneer of the occurrence and substance of each material communication from or to FINRA or the SEC with respect to the FINRA Approval and any application for approval or notice filing with respect to BD Consent States. Without the prior written consent of Pioneer, the Company shall not, and shall not permit the Company Broker-Dealer Subsidiary to, agree to any material restriction or condition imposed by FINRA in connection with the FINRA Approval.
Section 6.21   Nasdaq Listing.   From the date of this Agreement through the Closing, Pioneer shall remain listed as a public company on Nasdaq, shall prepare and submit a listing application in connection with the transactions contemplated hereby, covering the Pioneer Shares to be issued hereunder in connection with the Closing but not in connection with the Acorns Customer Loyalty Share Program (the “Listing Application”). Pioneer shall use its reasonable best efforts to cause (i) the Listing Application to be approved by the Nasdaq, (ii) Pioneer to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (iii) the Pioneer Shares to be issued hereunder to be approved for listing on Nasdaq the trading ticker “OAKS” (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Closing.
Section 6.22   Advisory Client Consents.   The Company shall, or shall cause the Company RIA Subsidiary to, as soon as reasonably practicable following the date hereof  (and in any event within ten (10) Business Days following the date hereof), send to each Advisory Client a written notice in a manner authorized or permitted under such Advisory Client’s Advisory Agreement(s) (the “Client Notices”) (a) describing the transactions contemplated by this Agreement, (b) requesting such Advisory Client’s affirmative Consent to the “assignment” (as defined in the Advisers Act) of its Advisory Agreement resulting from the consummation of the transactions contemplated hereby, (c) providing an opportunity for such Advisory Client to countersign and acknowledge such Client Notice and (d) to the extent permitted in such Advisory Client’s Advisory Agreement(s), informing such Advisory Client that the Advisory Client’s consent to the assignment of its Advisory Agreement(s) will be deemed given if the Advisory Client does not, before the date that is sixty (60) days following the date such Client Notice was provided to the Advisory Client, indicate in writing to the Company RIA Subsidiary that it does not consent to the assignment of its Advisory Agreement(s). In the event that an Advisory Client (an “Objecting Client”) has (A) notified the Company or the Company RIA Subsidiary that it intends to terminate its investment relationship with the Company or the Company RIA Subsidiary or (B) otherwise objected to the consummation of the transactions contemplated hereby (any such action taken under sub-clause (A) or (B), an “Objection”), such Objecting Client may in the sole discretion of the Company be deemed to have given its Consent if, subsequent to receiving the Objecting Client’s Objection, the Company obtains the written consent of such Objecting Client to the “assignment” of its Advisory Agreement resulting from the consummation of the transactions contemplated hereby. Pioneer shall be provided a reasonable opportunity to review and provide comments on all Client Notices to be used by the Company RIA Subsidiary prior to distribution, and the Company shall incorporate such comments to the extent it would be reasonable and practical to do so.
Section 6.23   Loyalty Program.   From and after the date of this Agreement, and in any event prior to the Closing Date, Pioneer and the Company shall cooperate in good faith to mutually agree upon the terms and conditions of the Acorns Customer Loyalty Share Program (the “Loyalty Program”), which Pioneer and the Company agree will include, at a minimum, the terms and conditions set forth in Exhibit N attached hereto, together with any changes or modifications thereto as the Company and Pioneer may mutually agree upon prior to the Closing Date (the “Loyalty Program Framework”). Promptly following the Closing Date, the Pioneer Board shall approve and adopt the Loyalty Program in the form and substance mutually agreed to by the Company and Pioneer prior to the Closing Date, and Pioneer shall use its reasonable best efforts to implement the provisions of the Loyalty Program promptly following such approval and adoption.
Section 6.24   Notices.   Promptly following the execution of this Agreement, and in any event prior to the Closing Date, the Company shall deliver to the counterparties under the Contracts set forth on Section 6.24 of the Company Disclosure Schedules any notices required to be given by the Company under such Contracts as a result of or in connection with the transactions contemplated by this Agreement.
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT
Section 7.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   all applicable waiting periods under the HSR Act shall have expired or otherwise been terminated, and there shall not be in effect any voluntary agreement between Pioneer and the Company, on the one hand, and the Federal Trade Commission or the Department of Justice, on the other hand, pursuant to which the Parties have agreed not to consummate the Merger for any period of time;
(b)   no Order, Law or other legal restraint issued by any Governmental Entity enjoining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; provided, that the Governmental Entity issuing such Order, Law or legal restraint has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   the Company Preferred Shares Conversion shall have occurred as contemplated by the Conversion Written Consent;
(e)   the Company 2020 Convertible Notes Conversion shall have occurred as contemplated by the 2020 Notes Written Consent;

(f)   the Company Shareholder Written Consent shall have been obtained;
(g)   the Pioneer Shareholder Approvals shall have been obtained;
(h)   after giving effect to the transactions contemplated hereby (including the PIPE Financing and the Pioneer Shareholder Redemption), Pioneer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and
(i)   the FINRA Approval shall have been obtained without any material restrictions or conditions.
Section 7.2   Other Conditions to the Obligations of the Pioneer Parties.   The obligations of the Pioneer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Pioneer (on behalf of itself and the other Pioneer Parties) of the following further conditions:
(a)   (i) the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 4.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.2(a), Section 4.2(b) and Section 4.8(a)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and
(d)   at or prior to the Closing, the Company shall have delivered to Pioneer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied.
Section 7.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the Pioneer Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.8(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the Pioneer Parties (other than the Pioneer Fundamental Representations and the representations and warranties set forth in Section 5.8(a)) contained in Article 5 of this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Pioneer Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Pioneer Material Adverse Effect;
(b)   the Pioneer Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Pioneer Material Adverse Effect shall have occurred;
(d)   the Closing Aggregate Cash Amount shall be equal to or greater than $340,000,000;
(e)   Pioneer’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved by Nasdaq and, immediately following the Effective Time, Pioneer shall be in compliance with any applicable initial and continuing listing requirements of Nasdaq, and Pioneer shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Pioneer Shares (including the Pioneer Shares to be issued hereunder in connection with the Closing but not in connection with the Acorns Customer Loyalty Share Program) included in the Listing Application shall have been approved for listing on Nasdaq; and
(f)   at or prior to the Closing, Pioneer shall have delivered, or caused to be delivered to the Company certificate duly executed by an authorized officer of Pioneer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(b) are satisfied.
Section 7.4   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3, or a breach of this Agreement. None of the Pioneer Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a Pioneer Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3, or a breach of this Agreement.
ARTICLE 8
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Pioneer and the Company;
(b)   by Pioneer, upon written notice to the Company, if there is any breach of any of the representations or warranties set forth in Article 4 or if there is any breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied as of the Closing and the breach or breaches of such representations, warranties covenants or agreements, is (or are) not cured or cannot be cured within the earlier of  (i) thirty (30) days after written notice thereof is delivered to the Company by Pioneer and (ii) the Termination Date; provided, however, that none of the Pioneer Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
(c)   by the Company, upon written notice to Pioneer, if there is any breach of the representations or warranties set forth in Article 5 or if there is any breach by any Pioneer Party of any covenant or agreement on the part of such applicable Pioneer Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied as of the Closing and the breach or breaches of such representations, warranties, covenants or agreements, is (or are) not cured or cannot be cured within the earlier of  (i) thirty (30) days after written notice thereof is delivered to Pioneer by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;
(d)   by either Pioneer or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 15, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Pioneer if any Pioneer Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either Pioneer or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;
(f)   by either Pioneer or the Company, if the Pioneer Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Pioneer’s shareholders have duly voted and the Pioneer Shareholder Approvals were not obtained; or
(g)   by Pioneer, if the Company Shareholder Written Consent has not been obtained on or prior to the Company Shareholder Written Consent Deadline.
Section 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties or their respective Representatives), with the exception of Section 6.3, this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), and the Confidentiality Agreement, each of which shall survive such termination and remain a valid and binding obligation of the Parties in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not relieve any Party from liability for any intentional and willful breach of this Agreement prior to such termination.
ARTICLE 9
MISCELLANEOUS
Section 9.1   Non-Survival.   All of the representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any of such representations, warranties, agreements and covenants, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time; provided that nothing in this Section 9.1 or anything else in this Agreement shall limit: (i) the survival of any agreement or covenant of the Parties that, by its terms, expressly contemplates performance, in whole or in part, after the Closing, which agreements and covenants shall survive the Closing in accordance with their respective terms, (ii) the liability of any Person with respect to actual fraud in the making of the representations and warranties in Article 4 and Article 5 as applicable, or (iii) the rights of the Parties under this Article 9.
Section 9.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of each of the Parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.
Section 9.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties hereto, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.
Section 9.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a) If to any Pioneer Party, to:
Pioneer Merger Corp.
660 Madison Avenue, 19th Floor
New York, NY 10065
Attn: Jonathan Christodoro
E-mail:
jchristodoro@patriotgm.com

notices@falconedgecap.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
Marshall Shaffer, P.C.

Christian O. Nagler
Eric Schiele, P.C.
Facsimile:
(212) 446-6460

E-mail:
marshall.shaffer@kirkland.com

christian.nagler@kirkland.com
eric.schiele@kirkland.com
(b) If to the Company, to:
Acorns Grow Incorporated
5300 California Avenue
Irvine, CA 92617
Attention:
Ashley Good, Esq.

E-mail:
legal@acorns.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
4747 Executive Drive, Ste. 1200
San Diego, CA 92121
Attention:
Carl R. Sanchez

Joseph Swanson
Facsimile:
(858) 458-3130

E-mail:
carlsanchez@paulhastings.com

josephswanson@paulhastings.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.5   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Pioneer shall pay, or cause to be paid, all Unpaid Pioneer Expenses and (b) if the Closing occurs, then Pioneer shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Pioneer Expenses, which such payments shall be made by Pioneer upon consummation of the Merger and release of proceeds from the Trust Account.
Section 9.6   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Pioneer, any documents or other materials posted to the electronic data room located at www.dfsvenue.com under the project name “Project Achieve” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof  (subject to any restrictions on amendments or modifications set forth in this Agreement). When calculating the period of time before which, within which or following which any action under this Agreement is required to be done, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.7   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Pioneer Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Pioneer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Pioneer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 4 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 9.8   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies of any nature whatsoever under or by reason of this Agreement, other than the rights of a Person pursuant to the provisions of Section 3.4(c), Section 6.4(a), Section 6.13, Section 6.14, Section 9.12 and Section 9.18 (which will be for the benefit of such Persons set forth therein and each of whom are intended to be express third-party beneficiaries of, and may enforce, such provisions).
Section 9.9   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.10   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 9.11   Knowledge of Company; Knowledge of Pioneer.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Pioneer’s knowledge” and “to the knowledge of Pioneer” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the Pioneer Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.11 of the Company Disclosure Schedules or Section 9.11 of the Pioneer Disclosure Schedules shall have any personal liability or obligations regarding such knowledge.
Section 9.12   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the Parties to this Agreement, and none of the Pioneer Related Parties nor the Company Related Parties shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. No Party shall have any right of recovery in respect hereof against any Company Related Party or Pioneer Related Party of such Party, as applicable, and no personal liability shall attach to any Company Related Party or Pioneer Related Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Proceeding or otherwise. The provisions of this Section 9.12 are intended to be for the benefit of, and are enforceable by, the Company Related Parties and the Pioneer Related Parties and each such Person shall be an express third-party beneficiary of this Section 9.12.   This Section 9.12 shall be binding on all successors and assigns of the Parties.
Section 9.13   Extension; Waiver.   At any time prior to the Closing, the Company, on the one hand, and Pioneer (on behalf of itself and Merger Sub), on the other hand may, to the extent not prohibited by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made by the other Party for the benefit of such waiving Party set forth herein, and (c) waive compliance by the other Party with any of the agreements or conditions for the benefit of such waiving Party set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 9.14   Governing Law.   This Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any claim, action, suit, dispute, or controversy arising out of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 9.15   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County) for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 9.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding.
Section 9.16   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.
Section 9.17   Remedies.   Except as otherwise expressly provided herein, prior to the Closing, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 9.18   Legal Representation.   Pioneer agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including the Sponsor), and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Paul Hastings Waiving Parties”) that Paul Hastings LLP (“Paul Hastings”) may represent the stockholders of the Company or any of their respective directors, members, partners, officers, employees of Affiliates (other than the Surviving Corporation) (collectively, the “Paul Hastings WP Group”) in each case, solely in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Paul Hastings Waiving Parties, and each of Pioneer and the Company on behalf of itself and the Paul Hastings Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising out of or relating to Paul Hastings’ prior representation of the Company, its Subsidiaries or any Paul Hastings Waiving Parties. Pioneer and the Company, on behalf of themselves and on behalf of the Paul Hastings Waiving Parties hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Paul Hastings WP Group and Paul Hastings, made in connection with the negotiation, preparation, execution, delivery and performance under, or any Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby and thereby, or any matter related to the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Paul Hastings WP Group (the “Paul Hastings Privileged Communications”), without any waiver thereof. Pioneer and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Paul Hastings Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Proceeding against or involving any of the Parties after the Closing, and Pioneer and the Company agree not to assert that any privilege has been waived as to the Paul Hastings Privileged Communications, by virtue of the Merger.
Section 9.19   Trust Account Waiver.   Reference is made to the final prospectus of Pioneer, filed with the SEC (File No. 333-251556) on January 7, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Pioneer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Pioneer’s public shareholders (including overallotment shares acquired by Pioneer’s underwriters, the “Public Shareholders”), and Pioneer may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Pioneer entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Pioneer or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Pioneer or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Pioneer or its Affiliates).
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Jonathan Christodoro

Name:
Jonathan Christodoro

Title:
Chairman

PIONEER SPAC MERGER SUB INC.
By:
/s/ Jonathan Christodoro

Name:
Jonathan Christodoro

Title:
Chief Executive Officer and President

ACORNS GROW INCORPORATED
By:
/s/ Noah Kerner

Name:
Noah Kerner

Title:
Chief Executive Officer

Annex B
Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman
Pioneer Merger Corp. (ROC #367259) (the “Company”)
TAKE NOTICE that by written resolution of the shareholders of the Company dated 4 January 2021 and effective on 7 January 2021, the following special resolution was passed:
Adoption of Amended and Restated Memorandum and Articles of Association
It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Ella Ebanks
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited
Dated this 11th day of January 2021
www.verify.gov.ky File#: 367259	Filed: 11-Jan-2021 11:26 EST Auth Code: D68070832572

THE COMPANIES ACT (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
PIONEER MERGER CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 JANUARY 2021
AND EFFECTIVE ON 7 JANUARY 2021)
Filed: 11-Jan-2021 11:26 EST Auth Code: C38341518427

THE COMPANIES ACT (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
PIONEER MERGER CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 JANUARY 2021
AND EFFECTIVE ON 7 JANUARY 2021)
1
The name of the Company is Pioneer Merger Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of  $0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
PIONEER MERGER CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 4 JANUARY 2021
AND EFFECTIVE ON 7 JANUARY 2021)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreement”	means an agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the closing of a Business Combination.
“Forward Purchase Share”	means a Class A Share to be issued pursuant to a Forward Purchase Agreement.
“Forward Purchase Warrant”	means a warrant to purchase a Class A Share to be issued pursuant to a Forward Purchase Agreement.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (2020 Revision) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of  “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the

Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.
8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.
14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.
16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.
22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary

Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.
29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself  (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock

Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.
43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).
49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.
49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.11
The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
51
Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable

Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.
51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
CERTIFICATE OF INCORPORATION
OF
ACORNS HOLDINGS, INC.
ARTICLE 1.
NAME
The name of the corporation is Acorns Holdings, Inc. (the “Corporation”).
ARTICLE 2.
REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County. The name of its registered agent at such address is Corporation Service Company.
ARTICLE 3.
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE 4.
CAPITAL STOCK
(A)
Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 321,800,000 shares, of which 321,700,000 shares shall be classified as common stock, $0.0001 par value per share (the “Common Stock”), and of which 100,000 shares shall be classified as preferred stock, par value $0.0001 par value per share (the “Preferred Stock”).
The Company may issue Preferred Stock in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereafter provided. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:
(i)
the distinctive name and serial designations;

(ii)
the annual dividend rate or rates and the dividend payment dates;

(iii)
whether dividends are to be cumulative or non-cumulative and the participating or other special rights, if any, with respect to the payment of dividends;

(iv)
whether any series shall be subject to redemption and, if so, the manner of redemption and the redemption price or prices;

(v)
the amount or amounts of preferential or other payment to which any series is entitled over any other series or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding up;

(vii)
any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock;

(viii)
any conversion, exchange, purchase or other privileges to acquire shares of any other series or of the Common Stock;

(ix)
the number of shares of such series;

(x)
the voting rights, if any, of such series;

(xi)
the stated value, if any, for such series, the consideration for which shares of such series may be issued and the amount of such consideration which shall be credited to the capital account.

Each share of such series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series.
Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.
Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, may by resolution or resolutions of the Board of Directors be returned to the status of authorized but unissued Preferred Stock of the same series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the foregoing requirements. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.
(B)
Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which holders of Common Stock generally are entitled to vote.
ARTICLE 5.
BYLAWS
The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.
The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
ARTICLE 6.
BOARD OF DIRECTORS
(A)
Power of the Board of Directors.   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B)
Number of Directors.   The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The initial Board of Directors shall consist of seven directors.

(C)
Election of Directors.

(1)
The directors shall be elected at the annual meetings of stockholders as specified in this Certificate of Incorporation, and each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation and the Bylaws. No decrease in the number of directors shall shorten the term of any incumbent director.

(2)
There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)
Vacancies.   Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

(E)
Term.   Any director appointed in accordance with the preceding clause (D) shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(F)
Resignation.   Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(G)
Removal.   No director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS
(A)
Annual Meetings.   An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)
Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

(C)
No Action by Written Consent.   Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
INDEMNIFICATION
(A)
Limited Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. To the fullest extent permitted by Section 145 of Delaware Law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. For purposes of this Article 8 and Article 9, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Pioneer Merger Corp., a Cayman Islands exempted company.

(B)
Right to Indemnification.   The Corporation, to the fullest extent permitted by law, shall indemnify, advance expenses to and hold harmless all persons whom it may indemnify pursuant thereto (including current and former directors and officers). The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law. Expenses (including attorneys’ fees) incurred by a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article 8 shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

(C)
Insurance.   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D)
Nonexclusivity of Rights.   The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)
Preservation of Rights.   Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right, protection or limitation on personal liability of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9.
AMENDMENTS
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class. For the avoidance of doubt, to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE 10.
CORPORATE OPPORTUNITY
In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under Delaware Law (including Section 122(17) thereof):
(a)
renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

(b)
waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
ARTICLE 11.
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of

Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this      day of                  , 2021.
By:
Name:
Title:

Annex D
BYLAWS
OF
ACORNS HOLDINGS, INC.
(the “Corporation”)
* * * * *
ARTICLE I.
OFFICES
Section 1.01  Registered Office and Agent.   The address of the registered office of the Corporation is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County. The name of its registered agent at such address is Corporation Service Company.
Section 1.02  Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
Section 1.03  Books.   The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II.
MEETINGS OF STOCKHOLDERS
Section 2.01  Time and Place of Meetings.   All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office
Section 2.02  Annual Meetings.   An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03  Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.
Section 2.04  Notice of Meetings and Adjourned Meetings; Waivers of Notice.   (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(b)  A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05  Quorum.   Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06  Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(b)  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.
Section 2.07  No Action by Written Consent.   Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, the Certificate of Incorporation and these Bylaws, and may not be taken by written consent of stockholders without a meeting.
Section 2.08  Organization.   At each meeting of stockholders, the chairman of the Board of Directors, if one shall have been elected, or in the chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.09  Order of Business.   The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10  Nomination of Directors and Proposal of Other Business.
(a)  Annual Meetings of Stockholders.   (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) with respect to Pioneer Merger Sponsor LLC and its affiliates, in accordance with the procedures set forth in the Shareholders’ Agreement by and among the Corporation and the stockholders party thereto, dated as of May 26, 2021 (the “Shareholders’ Agreement”) or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. Notwithstanding anything in this Section 2.10 to the contrary, the advance notice procedures set forth in this Section 2.10 shall not apply with respect to the nomination of any director pursuant to and in accordance with the Shareholders’ Agreement (such a director, a “Designated Director”), and the nomination of a Designated Director shall instead by governed by the procedures set forth in the Shareholders’ Agreement.
(ii)  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Business Combination Agreement, dated as of May 26, 2021, by and among Pioneer Merger Corp., Pioneer SPAC Merger Sub Inc., and Acorns Grow Incorporated, be deemed to have occurred on September 1, 2021 of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.
(iii)  A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:
(1)  the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;
(2)  for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;
(3)  a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4)  a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;
(5)  a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(6)  a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;
(7)  any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(8)  such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)  Special Meetings of Stockholders.   If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(c)  General.   (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii)  No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.
(iii)  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).
(v)  Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.
ARTICLE III.
DIRECTORS
Section 3.01  General Powers.   Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02  Number, Election and Term of Office.   Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term expiring on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.03  Quorum and Manner of Acting.   Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04  Time and Place of Meetings.   The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05  Annual Meeting.   The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.
Section 3.06  Regular Meetings.   After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.07  Special Meetings.   Special meetings of the Board of Directors may be called by the chairman of the Board of Directors or the President and shall be called by the chairman of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.
Section 3.08  Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
Section 3.09  Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.
Section 3.10  Remote Meetings.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.11  Resignation.   Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.12  Vacancies.   Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring on the date of the next following the annual meeting. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.13  Removal.   No director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.
Section 3.14  Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
Section 3.15  Chairman of the Board of Directors.   Subject to the provisions of Section 2.08 herein, the chairman of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided herein and as the Board of Directors may from time to time prescribe. The chairman of the Board may or may not be an officer of the Corporation.
Section 3.16  Lead Independent Director.   The Board of Directors may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the chairman of the Board of Directors is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.
ARTICLE IV.
OFFICERS
Section 4.01  Principal Officers.   The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.
Section 4.02  Appointment, Term of Office and Remuneration.   The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.
Section 4.03  Delegation of Authority.   In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
Section 4.04  Removal.   Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.
Section 4.05  Resignations.   Any officer may resign at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.06  Powers and Duties.   The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE V.
CAPITAL STOCK
Section 5.01  Certificates For Stock; Uncertificated Shares.   The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairman or vice chairman of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.
Section 5.02  Lost Certificates.   The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.03  Shares Without Certificates.   The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law
Section 5.04  Transfer Of Shares.   Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05  Authority for Additional Rules Regarding Transfer.   The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
ARTICLE VI.
GENERAL PROVISIONS
Section 6.01  Fixing the Record Date.   (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.02   Dividends.   Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 6.03   Year.   The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.
Section 6.04  Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 6.05  Voting of Stock Owned by the Corporation.   The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 6.06  Amendments.   The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation, these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.
Section 6.07  Severability.   If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
ARTICLE VII.
INDEMNIFICATION
Section 7.01  Indemnification of Officers and Directors.   Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of the foregoing (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VII, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing or Section 7.02, subject to Section 7.05 of this Article VII, the Corporation shall not be required to indemnify or advance expenses incurred by any Indemnitee seeking indemnity or advancement of expenses in connection with a Proceeding (or part thereof) initiated by such Indemnitee or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such a Proceeding unless such Proceeding (or part thereof) was authorized by the Board of Directors or such indemnification is authorized by an agreement approved by the Board of Directors.
Section 7.02  Advance of Expenses.   Except as otherwise provided in a written indemnification agreement between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding as they are incurred in advance of its final disposition; provided, however, that if Delaware Law then so requires, the advancement of such expenses (i.e., payment of such expenses as incurred or otherwise in advance of the final disposition of the Proceeding) shall be made only upon delivery to the

Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined by final judicial decision from which there is no appeal that such Indemnitee is not entitled to be indemnified under this Article VII or otherwise.
Section 7.03  Non-Exclusivity of Rights.   The rights conferred on any person in this Article VII shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VII shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VII.
Section 7.04  Indemnification Contracts.   The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VII.
Section 7.05  Right of Indemnitee to Bring Suit.   The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 7.04 above.
(a)   Right to Bring Suit. If a claim under Section 7.01 or 7.02 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in applicable law.
(b)   Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
(c)   Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII, or otherwise, shall be on the Corporation.
Section 7.06  Nature of Rights.   The rights conferred upon Indemnitees in this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VII that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VII and existing at the time of such amendment, repeal or modification.

Section 7.07  Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.
Section 7.08  Other Indemnification.   The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
ARTICLE VIII.
NOTICES
Section 8.01  Form and Delivery.   Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of Delaware Law, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of  (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Section 8.02  Affidavit of Giving Notice.   An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Section 8.03  Waiver of Notice.   Whenever notice is required to be given under any provision of Delaware Law, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE IX.
INTERESTED DIRECTORS
Section 9.01  Interested Directors.   No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
Section 9.02  Quorum.   Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes a contract or transaction described in Section 9.01.

Annex E
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Alpha Wave Ventures, LP, a Cayman Islands limited partnership (the “Supporting Sponsor Shareholder”) and holder of Class A ordinary shares, par value $0.0001 per share (“Pioneer Class A Shares”) and/or Class B ordinary shares, par value $0.0001 per share (“Pioneer Class B Shares”), as applicable, of Pioneer (the “Pioneer Shares”) and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, and including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Sponsor Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Shares set forth on the signature page hereto (together with any other equity securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Pioneer Securities”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Pioneer Shareholders Meeting, or any other meeting of the shareholders of Pioneer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Pioneer is sought, Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Pioneer Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Pioneer Securities:
a.   in favor of each Transaction Proposal;
b.   against any Pioneer Acquisition Proposal (in each case, other than the Business Combination Proposal or the other Transaction Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination

Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Pioneer’s corporate structure or business other than as contemplated by the Combination Agreement.
Supporting Sponsor Shareholder hereby agrees that Supporting Sponsor Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Pioneer board of directors.
2.   No Redemption.   The Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Pioneer’s transfer agent or otherwise exercise any right to redeem, any Subject Pioneer Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
3.   Waiver of Anti-dilution Protection.   If the Supporting Sponsor Shareholder holds Pioneer Class B Shares, the Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Memorandum and Articles of Association of Pioneer, dated as of January 7, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the Class B ordinary shares of Pioneer, par value $0.0001 per share, held by it convert into Class A ordinary shares of Pioneer, par value $0.0001 per share, in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   Agreement to Contribute Common Stock.   To the extent the Supporting Sponsor Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Sponsor Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
5.   Supporting Sponsor Shareholder Representations and Warranties.   The Supporting Sponsor Shareholder represents and warrants to the Company as follows:
a.   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.   Supporting Sponsor Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Pioneer Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Pioneer Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Pioneer Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Pioneer, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the members of Pioneer’s board of directors and/or management team, (v) the Registration and Shareholder Rights Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. The Subject Pioneer Securities are the only equity securities in Pioneer owned of record and/or beneficially by Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Pioneer Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Pioneer Securities other than this Agreement. Other than the Pioneer Warrants held by Supporting Sponsor Shareholder, Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Pioneer or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Pioneer.
d.   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to the Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
g.   Except as described in Section 5.4 of the Pioneer Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Sponsor Shareholder, for which Pioneer or any of its Affiliates may become liable.
6.   Other Support Agreements.   Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support

Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Supporting Sponsor Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Supporting Sponsor Shareholder (including the Supporting Sponsor Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
7.   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and Supporting Sponsor Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 7 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 7, together with Sections 8 through 10 of this Agreement, shall survive any termination of this Agreement and Section 4 shall survive any termination pursuant to clause (a) of this Section 7.
8.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By: Name: Scott Carpenter Title: Chief Operating Officer
ACORNS GROW INCORPORATED
By: Name: Title:
SUPPORTING SPONSOR SHAREHOLDER:
ALPHA WAVE VENTURES, LP
By: Falcon Special Opportunities General Partner, LP Its: General Partner
By: Falcon Edge (Cayman) GP, Ltd Its: General Partner
By: Name: Scott Carpenter Title: Director
Record and/or Beneficial Ownership: Pioneer Class A Shares: 4,450,000 Pioneer Class B Shares:
Address for Notice: 660 Madison Avenue, 19th Floor New York, New York 10065 Attention: Scott Carpenter Facsimile: E-mail: scarpenter@falconedgecap.com
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By: Name: Noah Kerner Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share (“Pioneer Class A Shares”) and/or Class B ordinary shares, par value $0.0001 per share (“Pioneer Class B Shares”), as applicable, of Pioneer (the “Pioneer Shares”) and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, and including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Sponsor Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Shares set forth on the signature page hereto (together with any other equity securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Pioneer Securities”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Pioneer Shareholders Meeting, or any other meeting of the shareholders of Pioneer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Pioneer is sought, Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Pioneer Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Pioneer Securities:
a.   in favor of each Transaction Proposal;
b.   against any Pioneer Acquisition Proposal (in each case, other than the Business Combination Proposal or the other Transaction Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Pioneer’s corporate structure or business other than as contemplated by the Combination Agreement.

Supporting Sponsor Shareholder hereby agrees that Supporting Sponsor Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Pioneer board of directors.
2.   No Redemption.   The Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Pioneer’s transfer agent or otherwise exercise any right to redeem, any Subject Pioneer Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
3.   Waiver of Anti-dilution Protection.   If the Supporting Sponsor Shareholder holds Pioneer Class B Shares, the Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Memorandum and Articles of Association of Pioneer, dated as of January 7, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the Class B ordinary shares of Pioneer, par value $0.0001 per share, held by it convert into Class A ordinary shares of Pioneer, par value $0.0001 per share, in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   Agreement to Contribute Common Stock.   To the extent the Supporting Sponsor Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Sponsor Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
5.   Supporting Sponsor Shareholder Representations and Warranties.   The Supporting Sponsor Shareholder represents and warrants to the Company as follows:
a.   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.   Supporting Sponsor Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Pioneer Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Pioneer Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Pioneer Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Pioneer, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the members of Pioneer’s board of directors and/or management team, (v) the Registration and Shareholder Rights Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. The Subject Pioneer Securities are the only equity securities in Pioneer owned of record and/or beneficially by Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Pioneer Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Pioneer Securities other than this Agreement. Other than the Pioneer Warrants held by Supporting Sponsor Shareholder, Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Pioneer or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Pioneer.
d.   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to the Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
g.   Except as described in Section 5.4 of the Pioneer Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Sponsor Shareholder, for which Pioneer or any of its Affiliates may become liable.
6.   Other Support Agreements.   Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Supporting Sponsor Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Supporting Sponsor Shareholder (including the Supporting Sponsor Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
7.   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and Supporting Sponsor Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 7 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 7, together with Sections 8 through 10 of this Agreement, shall survive any termination of this Agreement and Section 4 shall survive any termination pursuant to clause (a) of this Section 7.
8.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By: Name: Scott Carpenter Title: Chief Operating Officer
ACORNS GROW INCORPORATED
By: Name: Title:
SUPPORTING SPONSOR SHAREHOLDER:
By: Name: Mitchell Caplan
Record and/or Beneficial Ownership: Pioneer Class A Shares: Pioneer Class B Shares: 40,000
Address for Notice: 660 Madison Avenue, 19th Floor New York, New York 10065 Attention: Mitchell Caplan Facsimile: E-mail:
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By: Name: Noah Kerner Title: Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By: Name: Scott Carpenter Title: Chief Operating Officer
ACORNS GROW INCORPORATED
By: Name: Title:
SUPPORTING SPONSOR SHAREHOLDER:
By: Name: Mitchell Caplan
Record and/or Beneficial Ownership: Pioneer Class A Shares: N/A Pioneer Class B Shares: 40,000
Address for Notice: 660 Madison Avenue, 19th Floor New York, New York 10065 Attention: Mitchell Caplan
Facsimile: N/A E-mail: mhcaplan@gmail.com
[Signature Page to Sponsor Support Agreement]

SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share (“Pioneer Class A Shares”) and/or Class B ordinary shares, par value $0.0001 per share (“Pioneer Class B Shares”), as applicable, of Pioneer (the “Pioneer Shares”) and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, and including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Sponsor Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Shares set forth on the signature page hereto (together with any other equity securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Pioneer Securities”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Pioneer Shareholders Meeting, or any other meeting of the shareholders of Pioneer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Pioneer is sought, Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Pioneer Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Pioneer Securities:
a.   in favor of each Transaction Proposal;
b.   against any Pioneer Acquisition Proposal (in each case, other than the Business Combination Proposal or the other Transaction Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Pioneer’s corporate structure or business other than as contemplated by the Combination Agreement.

Supporting Sponsor Shareholder hereby agrees that Supporting Sponsor Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Pioneer board of directors.
2.   No Redemption.   The Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Pioneer’s transfer agent or otherwise exercise any right to redeem, any Subject Pioneer Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
3.   Waiver of Anti-dilution Protection.   If the Supporting Sponsor Shareholder holds Pioneer Class B Shares, the Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Memorandum and Articles of Association of Pioneer, dated as of January 7, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the Class B ordinary shares of Pioneer, par value $0.0001 per share, held by it convert into Class A ordinary shares of Pioneer, par value $0.0001 per share, in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   Agreement to Contribute Common Stock.   To the extent the Supporting Sponsor Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Sponsor Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
5.   Supporting Sponsor Shareholder Representations and Warranties.   The Supporting Sponsor Shareholder represents and warrants to the Company as follows:
a.   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.   Supporting Sponsor Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Pioneer Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Pioneer Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Pioneer Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Pioneer, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the members of Pioneer’s board of directors and/or management team, (v) the Registration and Shareholder Rights Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. The Subject Pioneer Securities are the only equity securities in Pioneer owned of record and/or beneficially by Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Pioneer Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Pioneer Securities other than this Agreement. Other than the Pioneer Warrants held by Supporting Sponsor Shareholder, Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Pioneer or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Pioneer.
d.   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to the Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
g.   Except as described in Section 5.4 of the Pioneer Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Sponsor Shareholder, for which Pioneer or any of its Affiliates may become liable.
6.   Other Support Agreements.   Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Supporting Sponsor Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Supporting Sponsor Shareholder (including the Supporting Sponsor Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
7.   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and Supporting Sponsor Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 7 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 7, together with Sections 8 through 10 of this Agreement, shall survive any termination of this Agreement and Section 4 shall survive any termination pursuant to clause (a) of this Section 7.
8.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By: Name: Scott Carpenter Title: Chief Operating Officer
ACORNS GROW INCORPORATED
By: Name: Title:
SUPPORTING SPONSOR SHAREHOLDER:
By: Name: Oscar Salazar
Record and/or Beneficial Ownership: Pioneer Class A Shares: Pioneer Class B Shares: 40,000
Address for Notice: 660 Madison Avenue, 19th Floor New York, New York 10065 Attention: Oscar Salazar Facsimile: E-mail:
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
	Name:	Noah Kerner
	Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
	Name:	Scott Carpenter
	Title:	Chief Operating Officer
ACORNS GROW INCORPORATED
By:
Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
	Name:	Oscar Salazar

Record and/or Beneficial Ownership:
Pioneer Class A Shares:
Pioneer Class B Shares: 40,000
Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Oscar Salazar
Facsimile:
E-mail: oscar@ogonllc.com

[Signature Page to Sponsor Support Agreement]

SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Supporting Sponsor Shareholder”) and holder of Class A ordinary shares, par value $0.0001 per share (“Pioneer Class A Shares”) and/or Class B ordinary shares, par value $0.0001 per share (“Pioneer Class B Shares”), as applicable, of Pioneer (the “Pioneer Shares”) and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, and including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Sponsor Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Shares set forth on the signature page hereto (together with any other equity securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Pioneer Securities”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Pioneer Shareholders Meeting, or any other meeting of the shareholders of Pioneer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Pioneer is sought, Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Pioneer Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Pioneer Securities:
a.   in favor of each Transaction Proposal;
b.   against any Pioneer Acquisition Proposal (in each case, other than the Business Combination Proposal or the other Transaction Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination

Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Pioneer’s corporate structure or business other than as contemplated by the Combination Agreement.
Supporting Sponsor Shareholder hereby agrees that Supporting Sponsor Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Pioneer board of directors.
2.   No Redemption.   The Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Pioneer’s transfer agent or otherwise exercise any right to redeem, any Subject Pioneer Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
3.   Waiver of Anti-dilution Protection.   If the Supporting Sponsor Shareholder holds Pioneer Class B Shares, the Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Memorandum and Articles of Association of Pioneer, dated as of January 7, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the Class B ordinary shares of Pioneer, par value $0.0001 per share, held by it convert into Class A ordinary shares of Pioneer, par value $0.0001 per share, in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   Agreement to Contribute Common Stock.   To the extent the Supporting Sponsor Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Sponsor Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
5.   Supporting Sponsor Shareholder Representations and Warranties.   The Supporting Sponsor Shareholder represents and warrants to the Company as follows:
a.   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.   Supporting Sponsor Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Pioneer Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Pioneer Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Pioneer Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Pioneer, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the members of Pioneer’s board of directors and/or management team, (v) the Registration and Shareholder Rights Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. The Subject Pioneer Securities are the only equity securities in Pioneer owned of record and/or beneficially by Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Pioneer Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Pioneer Securities other than this Agreement. Other than the Pioneer Warrants held by Supporting Sponsor Shareholder, Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Pioneer or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Pioneer.
d.   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to the Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
g.   Except as described in Section 5.4 of the Pioneer Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Sponsor Shareholder, for which Pioneer or any of its Affiliates may become liable.
6.   Other Support Agreements.   Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support

Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Supporting Sponsor Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Supporting Sponsor Shareholder (including the Supporting Sponsor Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
7.   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and Supporting Sponsor Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 7 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 7, together with Sections 8 through 10 of this Agreement, shall survive any termination of this Agreement and Section 4 shall survive any termination pursuant to clause (a) of this Section 7.
8.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
	Name:	Scott Carpenter
	Title:	Chief Operating Officer
ACORNS GROW INCORPORATED
By:
Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
PIONEER MERGER SPONSOR LLC
By:
	Name:	Richard Gerson
	Title:	Manager

Record and/or Beneficial Ownership:
Pioneer Class A Shares:
Pioneer Class B Shares: 9,942,500
Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Richard Gerson
Facsimile:

E-mail:	rgerson@falconedgecap.com notices@falconedgecap.com
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
	Name:	Noah Kerner
	Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
	Name:	Scott Carpenter
	Title:	Chief Operating Officer
ACORNS GROW INCORPORATED
By:
Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
PIONEER MERGER SPONSOR LLC
By:
	Name:	Richard Gerson
	Title:	Manager

Record and/or Beneficial Ownership:
Pioneer Class A Shares:
Pioneer Class B Shares: 9,942,500
Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Richard Gerson
Facsimile:

E-mail:	rgerson@falconedgecap.com notices@falconedgecap.com
[Signature Page to Sponsor Support Agreement]

SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share (“Pioneer Class A Shares”) and/or Class B ordinary shares, par value $0.0001 per share (“Pioneer Class B Shares”), as applicable, of Pioneer (the “Pioneer Shares”) and Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, and including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Sponsor Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Shares set forth on the signature page hereto (together with any other equity securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Pioneer Securities”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   At the Pioneer Shareholders Meeting, or any other meeting of the shareholders of Pioneer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Pioneer is sought, Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Pioneer Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Pioneer Securities:
a.   in favor of each Transaction Proposal;
b.   against any Pioneer Acquisition Proposal (in each case, other than the Business Combination Proposal or the other Transaction Proposals);
c.   against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Pioneer; and
d.   against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Pioneer’s corporate structure or business other than as contemplated by the Combination Agreement.

Supporting Sponsor Shareholder hereby agrees that Supporting Sponsor Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Pioneer board of directors.
2.   No Redemption.   The Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Pioneer’s transfer agent or otherwise exercise any right to redeem, any Subject Pioneer Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.
3.   Waiver of Anti-dilution Protection.   If the Supporting Sponsor Shareholder holds Pioneer Class B Shares, the Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Memorandum and Articles of Association of Pioneer, dated as of January 7, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the Class B ordinary shares of Pioneer, par value $0.0001 per share, held by it convert into Class A ordinary shares of Pioneer, par value $0.0001 per share, in connection with the consummation of the transactions contemplated by the Combination Agreement.
4.   Agreement to Contribute Common Stock.   To the extent the Supporting Sponsor Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Sponsor Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
5.   Supporting Sponsor Shareholder Representations and Warranties.   The Supporting Sponsor Shareholder represents and warrants to the Company as follows:
a.   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.   Supporting Sponsor Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Pioneer Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Pioneer Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Pioneer Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Pioneer, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the members of Pioneer’s board of directors and/or management team, (v) the Registration and Shareholder Rights Agreement, dated as of January 12, 2021, by and among Pioneer, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. The Subject Pioneer Securities are the only equity securities in Pioneer owned of record and/or beneficially by Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Pioneer Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Pioneer Securities other than this Agreement. Other than the Pioneer Warrants held by Supporting Sponsor Shareholder, Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Pioneer or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Pioneer.
d.   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
e.   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to the Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
g.   Except as described in Section 5.4 of the Pioneer Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Sponsor Shareholder, for which Pioneer or any of its Affiliates may become liable.
6.   Other Support Agreements.   Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Supporting Sponsor Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Supporting Sponsor Shareholder (including the Supporting Sponsor Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
7.   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and Supporting Sponsor Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 7 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 7, together with Sections 8 through 10 of this Agreement, shall survive any termination of this Agreement and Section 4 shall survive any termination pursuant to clause (a) of this Section 7.
8.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
10.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
	Name:	Scott Carpenter
	Title:	Chief Operating Officer
ACORNS GROW INCORPORATED
By:
Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
	Name:	Todd Davis
Record and/or Beneficial Ownership: Pioneer Class A Shares: Pioneer Class B Shares: 40,000 Address for Notice: 660 Madison Avenue, 19th Floor New York, New York 10065 Attention: Todd Davis Facsimile:
E-mail:
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
	Name:	Noah Kerner
	Title:	Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
	Name:	Scott Carpenter
	Title:	Chief Operating Officer
ACORNS GROW INCORPORATED
By:
Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
	Name:	Todd Davis

Record and/or Beneficial Ownership:
Pioneer Class A Shares:
Pioneer Class B Shares: 40,000
Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Todd Davis
Facsimile: 6026842112
E-mail: LIFELOCKCEO@gmail.com

[Signature Page to Sponsor Support Agreement]

Annex F
FORM OF
COMPANY LOCK-UP AGREEMENT
This COMPANY LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) Acorns Grow Incorporated, a Delaware corporation (the “Company”), and (iii) the undersigned holder (the “Supporting Company Shareholder”) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, and/or Series E-2 Preferred Stock, par value $0.001 per share (“Company Preferred Shares”), and/or Common Stock, par value $0.001 per share (“Company Common Shares”), as applicable (collectively, the “Company Shares”), of the Company. Pioneer, the Company and the Supporting Company Shareholder shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 4(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Company Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, pursuant to the Combination Agreement, at the Effective Time, each Company Common Share (including any Company Common Shares issuable upon the conversion of Company Preferred Shares and the Company 2020 Convertible Notes Conversion) will be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Pioneer (“Pioneer Shares”), equal to the Per Share Stock Consideration, upon the terms and subject to the conditions set forth in the Combination Agreement;
WHEREAS, as of the date hereof, the Supporting Company Shareholder is the record and beneficial owner of the number of Company Shares set forth on the signature page hereto and, as a result of the Merger, the Supporting Company Shareholder will become entitled to receive in respect of such Company Shares a number of Pioneer Shares as determined in accordance with the Combination Agreement (such Pioneer Shares, together with any other Equity Securities of Pioneer that the Supporting Company Shareholder acquires record or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”); and
WHEREAS, the Supporting Company Shareholder acknowledges and agrees that Pioneer would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Company Shareholder and the Company entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
      1.   Lock-Up Provisions.
            (a)   The Supporting Company Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (x) the date that is six (6) months after the date of the Closing, (y) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Pioneer Shares for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which

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Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (z) in the Third Party Tender itself and not otherwise outside the Third Party Tender) (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Company Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Company Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, in each case with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of the Supporting Company Shareholder being an individual, by gift to a member of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (B) by gift to a charitable organization; (C) in the case of the Supporting Company Shareholder being an individual, by virtue of laws of descent and distribution upon death of the Supporting Company Shareholder; (D) in the case of the Supporting Company Shareholder being an individual, pursuant to a qualified domestic relations order; (E) in the case of the Supporting Company Shareholder being an entity, by pro rata distributions from the Supporting Company Shareholder to its members, partners, or shareholders pursuant to the Supporting Company Shareholder’s organizational documents; (F) by virtue of applicable Law or the Supporting Company Shareholder’s organizational documents upon liquidation or dissolution of the Supporting Company Shareholder; (G) in connection with the consummation of a Liquidity Event or Third Party Tender; (H) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event; (I) in the case of the Supporting Company Shareholder being an entity, to the Supporting Company Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Company Shareholder’s officers or directors, any members, partners or other equity holders of the Supporting Company Shareholder or their affiliates, any affiliates of the Supporting Company Shareholder, or any employees of such affiliates or (J) to Pioneer in connection with the Supporting Company Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program.
            (b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of the Supporting Company Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

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            (c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
            (d)   For the avoidance of any doubt, the Supporting Company Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
            (e)   At any time during the Lock-Up Period, the Company or Pioneer may, to the extent not prohibited by applicable Law and subject to Section 1(f), waive compliance by the Supporting Company Shareholder with any of the agreements or conditions for the benefit of the Company or Pioneer set forth herein, as applicable, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company or Pioneer, as applicable.
            (f)   If any Key Company Shareholder or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Company Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Company Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of  (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Company Shareholder immediately following the consummation of the Closing.
      2.   Representations and Warranties of Supporting Company Shareholder.   The Supporting Company Shareholder represents and warrants to the Company as follows:
            (a)   The Supporting Company Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
            (b)   If the Supporting Company Shareholder is not an individual, the Supporting Company Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Company Shareholder is an individual, the Supporting Company Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Company Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Company Shareholder and constitutes the valid, legal and binding agreements of the Supporting Company Shareholder

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(assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Company Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
            (c)   The execution and delivery of this Agreement by the Supporting Company Shareholder does not, and the performance by the Supporting Company Shareholder of its obligations hereunder will not, (i) violate any provision of, or result in the breach of, any Law to which the Supporting Company Shareholder is subject or by which any property or asset of the Supporting Company Shareholder is bound, (ii) if the Supporting Company Shareholder is an entity, conflict with or result in a violation of the Governing Documents of the Supporting Company Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Supporting Company Shareholder or, if the Supporting Company Shareholder is an entity, its Equity Securities, or require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by the Supporting Company Shareholder of its obligations under this Agreement
            (d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Company Shareholder with respect to the Supporting Company Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
            (e)   As of the date hereof, there are no Proceedings pending against the Supporting Company Shareholder or, to the knowledge of the Supporting Company Shareholder threatened against the Supporting Company Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Supporting Company Shareholder of its obligations under this Agreement.
      3.   Other Lock-Up Agreements.   The Company represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, an “Other Company Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Key Company Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, together with the Other Company Lock-up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(f), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Company Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).
      4.   Miscellaneous.
            (a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action

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by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms, (ii) the end of the Lock-Up Period, and (iii) the written agreement of Pioneer, the Company and the Supporting Company Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
            (b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of the Supporting Company Shareholder are personal to the Supporting Company Shareholder and may not be transferred or delegated by the Supporting Company Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of the Supporting Company Shareholder.
            (c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
            (d)   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.   The parties expressly agree that Sections 9.14 (Governing Law), 9.15 (Submission to Jurisdiction) and 9.16 (Waiver of Jury Trial) of the Combination Agreement shall apply to this Agreement as if fully stated herein, mutatis mutandis.
            (e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Company Shareholder, to the address set forth below the Supporting Company Shareholder’s name on the signature page to this Agreement.
            (f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company and the Supporting Company Shareholder, and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
            (g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, obligations or remedies of Pioneer, the Company or the Supporting Company Shareholder under any other agreement among any of the Pioneer, the Company or the Supporting Company Shareholder or any certificate or instrument executed by any party in favor of any other party, and nothing in any other agreement, certificate or

F-5

instrument shall limit any of the rights, obligations or remedies of Pioneer, the Company or the Supporting Company Shareholder under this Agreement.
            (h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall use commercially reasonable efforts to execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
            (i)   Fees and Expenses.   All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, shall be paid by the party incurring such fees or expenses.
            (j)   Construction; Interpretation.   The term “this Agreement” means this Company Lock-Up Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Sections are to Sections of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
            (k)   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
            (l)   Counterparts; Electronic Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
            (m)   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the parties to this Agreement, and none of the Company Related Parties, the Pioneer Related Parties or the Shareholder Related Parties (as defined below) shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any Proceeding (whether in tort,

F-6

contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. No party shall have any right of recovery in respect hereof against any Company Related Party, Pioneer Related Party or Shareholder Related Party, as applicable, and no personal liability shall attach to any Company Related Party, Pioneer Related Party or Shareholder Related Party through such applicable party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Proceeding or otherwise. The provisions of this Section 4(m) are intended to be for the benefit of, and are enforceable by, the Company Related Parties, the Pioneer Related Parties and the Shareholder Related Parties and each such Person shall be an express third-party beneficiary of this Section 4(m). This Section 4(m) shall be binding on all successors and assigns of the parties. As used herein, “Shareholder Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Supporting Company Shareholder or any family member of the foregoing Persons.
            (n)   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
[signature page follows]

F-7

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:	Name: Title:
ACORNS GROW INCORPORATED
By:	Name: Title:
SUPPORTING COMPANY SHAREHOLDER:
By:	Name: Title:
Series A Preferred Stock: Series B Preferred Stock: Series C Preferred Stock: Series D Preferred Stock: Series E Preferred Stock: Common Stock:
Address for Notice:

Attention: Facsimile: E-mail:

F-8

Annex G
Confidential
SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement (this “Agreement”) is made and entered into as of May 26, 2021, by and among Pioneer Merger Corp., a Cayman Islands exempted company limited by shares (“Pioneer”), Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and Acorns Grow Incorporated, a Delaware corporation (“Acorns”). Each of the Sponsor, Pioneer, the Company (as defined below) and Acorns are referred to herein as a “party” and collectively as “parties”). This Agreement shall become effective only upon the Closing (as defined in the BCA (as defined below)).
RECITALS
WHEREAS, Pioneer and Acorns have entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended or supplemented from time to time, the “BCA”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Acorns;
WHEREAS, pursuant to the BCA and the transactions contemplated thereby, among other things, (i) Pioneer will be domesticated as a Delaware corporation and, in connection therewith, renamed “Acorns Holdings, Inc.” (Pioneer, following such domestication, the “Company”), (ii) Merger Sub will merge with and into Acorns, with Acorns being the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”), and (ii) by virtue of the Merger, former stockholders of Acorns will receive newly issued shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the BCA; and
WHEREAS, the parties desire to set forth certain rights and obligations with respect to certain matters, including those relating to the Company’s Board of Directors (the “Board”).
AGREEMENT
In consideration of the foregoing and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.   Defined Terms; Interpretation.
1.1   “Affiliated Fund” means, with respect to any Person, an affiliated fund or entity of such Person, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment adviser.
1.2   “Board” means the board of directors of the Company.
1.3   “Certificate of Incorporation” means the certificate of incorporation of the Company as of immediately following the Effective Time, as amended and/or restated from time to time.
1.4   “Director” means any member of the Board.
1.5   “Fallaway Event” means the first date following the Closing on which the Sponsor Investors beneficially own, in the aggregate, a number of Shares less than fifty percent (50%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like).

1.6   “Initial Sponsor Shares” means the aggregate number of Shares beneficially owned by the Sponsor Investors immediately following the Closing.
1.7   “Nasdaq” means the Nasdaq Capital Market.
1.8   “Nasdaq Listing Standards” means Nasdaq listing standards, taking into account the specific factors and guidance set forth in Rule 5605 of the Nasdaq listing standards, including the commentary thereto.
1.9   “Permitted Transfer” means, with respect to any Person, (A) in the case of such Person being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of such Person being an individual, by virtue of laws of descent and distribution upon death of such Person; (C) in the case of such Person being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from such Person to its members, partners, or shareholders pursuant to such Person’s organizational documents; (E) by virtue of applicable law or such Person’s organizational documents upon liquidation or dissolution of the Sponsor Investor; or (F) to such Person’s officers or directors, any affiliate or family member of any of such Persons’s officers or directors, any members or partners of such Person or their affiliates, any affiliates of such Person, or any employees of such affiliates.
1.10   “Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
1.11   “Shares” means shares of Common Stock.
1.12   “Sponsor Investors” means (i) the Sponsor, (ii) any Affiliated Fund of the Sponsor to whom the Sponsor has transferred Shares, (iii) the recipient of any Permitted Transfer of Shares by the Sponsor or any Affiliated Fund of the Sponsor to whom the Sponsor has transferred Shares and (iv) the recipient of any Permitted Transfer of Shares by another Sponsor Investor.
1.13   The phrase “beneficially owned” shall refer to beneficial ownership as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
2.   Board Matters.
2.1   Sponsor Nominee.
(a)   Following the Effective Time and until the occurrence of a Fallaway Event, the Company shall nominate in writing one (1) person from the list of candidates set forth on Section 6.15(b) of the Pioneer Disclosure Schedules (as defined in the BCA) for election to the Board at any meeting of Company stockholders at which directors are to be elected (the “Sponsor Nominee,” and such Sponsor Nominee, while serving as a Director, a “Sponsor Director”).
(b)   Until the occurrence of a Fallaway Event, the Company, once the Company has nominated the Sponsor Nominee in accordance with Section 2.1, will nominate and support the Sponsor Nominee at any meeting of Company stockholders at which directors are to be elected in accordance with Section 2.3(f).
(c)   If at any time a Fallaway Event occurs, then (i) upon receipt of a request from the Board to the Sponsor or to the Sponsor Director, the Sponsor Director shall (and the Sponsor shall cause the Sponsor Director to) immediately tender his or her resignation as a Director and (ii) the Sponsor Investors shall no longer have any rights under this Section 2.3.
(d)   Prior to his or her nomination, and as a condition to his or her nomination to the Board, the Sponsor Nominee shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon delivery of a request for resignation by the Sponsor or, following the Fallaway Event, by the Company.
(e)   Removal of Directors; Replacement of Sponsor Nominee.   The Sponsor Director shall be subject to removal pursuant to the applicable provisions of the Certificate of Incorporation of the Company and the Bylaws of the Company, in each case as amended through such time. Until the occurrence of a Fallaway Event, in the event of the death, disability, resignation or removal of the Sponsor Director as a Director, the Company shall nominate a Sponsor Nominee from the list of candidates set forth on Section 6.15(b) of the Pioneer Disclosure Schedules (but excluding for the avoidance of doubt, such former Sponsor Director who is no long a Director) to replace such Sponsor Director and the Sponsor Investors and the Company shall take such lawful action as is necessary to cause such Sponsor Nominee to be appointed to the Board as a Sponsor Director.
(f)   Company Obligations.   The Company agrees that for as long as this Agreement remains in effect and a Fallaway Event has not occurred:
(i)   provided that the Sponsor Nominee is able and willing to continue to serve on the Board, the Company will include the Sponsor Nominee in the Company’s slate of director nominees to stand for election to the Board at any meeting of Company stockholders at which directors are to be elected;
(ii)   to use its reasonable efforts to cause the election to the Board of a slate of directors that includes the Sponsor Nominee, including by recommending, supporting and soliciting proxies for such Sponsor Nominee, in each such case, in substantially the same manner as it recommends, supports and solicits proxies for any other members of such slate of director nominees; and
(iii)   if the Sponsor Nominee (or currently serving Sponsor Director) is not elected to serve as a Director, the Board will take all lawful actions to appoint such Sponsor Nominee as a Director, including, if required, increasing the size of the Board and appointing such Sponsor Nominee to fill the vacancy created by such increase.
2.2   Reimbursement of Expenses.   The Company shall reimburse the Sponsor Director for all reasonable out-of-pocket expenses incurred in connection with their participation in and/or attendance at, meetings of the Board and any committees thereof, including commercial air travel, lodging and meal expenses.
2.3   Indemnification.   For so long as the Sponsor Director serves as a Director, (i) the Company shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to any of the other directors of the Company and (ii) the Company shall not amend, alter or repeal any right to expense reimbursement, indemnification or exculpation covering or benefiting such Sponsor Director (except to the extent such amendment or alteration permits the Company to provide broader expense reimbursement, indemnification or exculpation rights than permitted prior thereto).
3.   Company Representations and Warranties.   The Company represents and warrants to the Sponsor that: (a) the Company has all requisite corporate power and authority to (i) execute and deliver this Agreement, and (ii) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder and thereunder; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) duly and validly authorized and approved by the Board and (ii) determined by the Board as advisable to the Company and its stockholders; (c) no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby; and (d) this Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.   Miscellaneous.
4.1.   Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto.
4.2.   Successors and Assigns; Third Party Beneficiaries.   Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties; provided, that no party may assign its respective rights or delegate its respective obligations under this Agreement without the prior written consent of the other parties, and any assignment in contravention hereof shall be null and void; provided, that any Sponsor Investor may assign any of its rights and obligations hereunder to an Affiliated Fund without the consent of the other parties, but no such assignment will relieve such Sponsor Investor of its obligations hereunder; provided, further, that the Company may assign its rights and obligations hereunder without the consent of the other parties in connection with a merger, consolidation, business combination or other extraordinary transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
4.3.   Termination.   This Agreement shall terminate upon the earliest to occur of  (a) the termination of the BCA in accordance with its terms, (b) the mutual written agreement of the Company and the Sponsor and, prior to the Effective Time (as defined in the BCA), Acorns, and (c) the direct or indirect Change of Control of the Company, including as a result of a merger, consolidation, business combination or other extraordinary transaction. A “Change of Control” shall mean a transaction in which the common equity holders of the Company as of immediately prior to such transaction own less than a majority of the outstanding common equity or voting securities of the surviving entity or ultimate parent of the surviving entity in such transaction as of immediately following such transaction. Notwithstanding anything to the contrary in this Agreement, each of Section 4.6, Section 4.7, Section 4.8 and Section 4.9 shall survive termination of this Agreement and each of the parties shall be entitled to enforce such provisions notwithstanding the termination of this Agreement.
4.4.   Amendments and Waivers.   Any term of this Agreement may be amended or waived only with the written consent of each of the parties hereto . No waiver or failure to insist on strict compliance with any term of this Agreement shall operate as a waiver of any subsequent or other failure of compliance.
4.5.   Notices.   Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier (upon customary confirmation of receipt) or sent by email (upon non- automated confirmation of receipt), or upon delivery thereof after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or email address as set forth on the signature page hereto, or as subsequently modified by written notice.
4.6.   Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
4.7.   Expenses.   Except as provided in Sections 2.2 and/or 2.3, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

4.8.   Governing Law; Jurisdiction.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
4.9.   Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
4.10.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
4.11.   Headings, Titles and Subtitles.   The headings, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.
“PIONEER”
PIONEER MERGER CORP.
By:

Name:
Scott Carpenter

Title:
Chief Operating Officer

[Signature Page to the Shareholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.
“SPONSOR”
PIONEER MERGER SPONSOR LLC
By:

Name:
Richard Gerson

Title:
Manager

[Signature Page to the Shareholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.
“ACORNS”
ACORNS GROW INCORPORATED
By:

Name:
Noah Kerner

Title:
Chief Executive Officer

[Signature Page to the Shareholders’ Agreement]

Annex H
Execution Version
SPONSOR WARRANT FORFEITURE AGREEMENT
May 26, 2021
Pioneer Merger Corp.
660 Madison Avenue
New York, NY 10065
Re: Forfeiture of Sponsor Warrants
Ladies and Gentlemen:
Reference is made to that certain Business Combination Agreement, dated as of the date hereof, by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Pioneer SPAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pioneer, and Acorns Grow Incorporated, a Delaware corporation (the “Company”) (as may be amended, restated, or amended and restated, the “Combination Agreement”). Capitalized terms used in this letter agreement (this “Letter Agreement”) but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 8 hereof, shall have the meanings ascribed to such terms in the Combination Agreement.
In order to induce the Company to enter into the Combination Agreement and consummate the transactions contemplated by the Combination Agreement, including the Merger, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, Pioneer and the Company hereby agree as follows:
1.   Forfeiture by Sponsor.   In connection with and effective as of immediately prior to the Closing, 3,350,000 private placement warrants (“Sponsor Forfeiture Warrants”) held by, or beneficially owned by, the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of January 7, 2021 (the “Warrant Purchase Agreement”) by and between the Sponsor and Pioneer, shall be automatically forfeited by the Sponsor to Pioneer for no consideration and automatically cancelled in accordance with the terms of the Sponsor Forfeiture Warrants. Any Sponsor Forfeiture Warrants forfeited pursuant to this Section 1 shall be cancelled for no consideration and shall cease to be exercisable or exchangeable for any Equity Securities (including, without limitation, any Class A ordinary shares) of Pioneer.
2.   Transfer and Cancellation Instructions.   Prior to the Closing, Sponsor and Pioneer shall execute and deliver to Continental Stock Transfer & Trust Company, or any successor Warrant Agent under that certain Warrant Agreement, dated as of January 12, 2021, between Pioneer and Continental (the “Warrant Agreement”), written instructions instructing the Warrant Agent to register the transfer and cancellation of the Sponsor Forfeiture Warrants pursuant to Section 1 on the Warrant Register (as defined in the Warrant Agreement), effective as of immediately prior to the Closing.
3.   Transfer.   Prior to the Closing, the Sponsor shall not, directly or indirectly, transfer, pledge, hypothecate, encumber or otherwise subject to any Lien, or otherwise dispose of, any Sponsor Forfeiture Warrants.
4.   Sponsor Representations.   The Sponsor hereby represents and warrants to Pioneer, as of the date hereof, as follows:
a.   The Sponsor has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Sponsor.
b.   This Letter Agreement has been duly and validly executed and delivered by the Sponsor and constitutes the valid, legal and binding agreements of the Sponsor (assuming this Letter Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Sponsor in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.   The Sponsor owns beneficially, and holds of record, all of the warrants purchased pursuant to the Warrant Purchase Agreement, and all such warrants include such Sponsor’s Sponsor Forfeiture Warrants, free and clear of all Liens, other than such Liens and other obligations imposed by applicable Securities Laws and the Combination Agreement.
5.   Assignment.   No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 5 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Pioneer and their respective successors and assigns.
6.   Notices.   Any notice, consent, or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be given to the Sponsor, Pioneer or the Company in accordance with Section 9.4 of the Combination Agreement.
7.   Amendments.   No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this Letter Agreement shall be valid unless the same shall be in writing and signed by the party hereto against which such waiver is to be enforced. No waiver by any party hereto of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
8.   Incorporation by Reference.   Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment), 9.4 (Notices), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement are incorporated herein by reference and shall apply to this Letter Agreement, mutatis mutandis.
8.   Third Party Beneficiary.   The Company shall be a third party beneficiary to Sections 1, 2, 3, 5, 6 and 7 of this Letter Agreement and shall have the right to enforce such sections directly to the extent the Company may deem such enforcement necessary or advisable to protect its rights.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Letter Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER SPONSOR, LLC
By:	Name: Richard Gerson Title: Manager
PIONEER MERGER CORP.
By:	Name: Scott Carpenter Title: Chief Operating Officer
[Signature Page to Sponsor Warrant Forfeiture Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Letter Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER SPONSOR, LLC
By:	Name: Richard Gerson Title: Manager
PIONEER MERGER CORP.:
By:	Name: Scott Carpenter Title: Chief Operating Officer
[Signature Page to Sponsor Warrant Forfeiture Agreement]

ACORNS GROW INCORPORATED

By:	Name: Noah Kerner Title: CEO
[Signature Page to Sponsor Warrant Forfeiture Agreement]

Annex I
FORM OF SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Pioneer Merger Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“SPAC”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof  (as may be amended, supplemented or otherwise modified from time to time, the “Combination Agreement”), by and among SPAC, Acorns Grow Incorporated, a Delaware corporation (the “Company”), and Pioneer SPAC Merger Sub Inc. (“SPAC Merger Sub”), pursuant to which, among other things, SPAC Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will become a subsidiary of SPAC, on the terms and subject to the conditions therein (the transactions contemplated by the Combination Agreement, including the merger, the “Transaction”);
WHEREAS, in connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of SPAC’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of  $10.00 per share (the “Per Share Purchase Price”);
WHEREAS, on or about the date of this Subscription Agreement, SPAC is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 16,500,000 Shares, at the Per Share Purchase Price;
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Combination Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”); and
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
NOW, THEREFORE, in connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SPAC acknowledges and agrees as follows:
1.    Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SPAC the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that SPAC reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by SPAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of SPAC; SPAC may do so in counterpart form. Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by SPAC pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2.    Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SPAC, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for SPAC to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SPAC shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on SPAC’s share register; provided, however, that SPAC’s obligation to issue the Shares to the Investor is contingent upon SPAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within ten (10) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.    Closing Conditions.
a.    The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)    no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii)    all conditions precedent to the closing of the Transaction under the Combination Agreement shall have been satisfied (as determined by the parties to the Combination Agreement and other than those conditions under the Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.
b.    The obligation of SPAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c.    The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC of each of the representations and warranties of SPAC contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of SPAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
4.    Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   SPAC Representations and Warranties. Except with respect to the SPAC’s ongoing review of the implications of the U.S. Securities and Exchange Commission’s (the “SEC”) issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021, and any actions taken by SPAC in connection with such review or statement, SPAC represents and warrants to the Investor that:
a.   SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SPAC will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation (as amended on the Closing Date) or under the Corporation Law of the State of Delaware.
c.   This Subscription Agreement has been duly authorized, executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The issuance and sale of the Shares and the compliance by SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of  (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC or any of its subsidiaries is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SPAC and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SPAC;

or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with this Subscription Agreement.
e.   As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.
f.   SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq, or such other applicable stock exchange on which SPAC’s common stock is then listed (the “Stock Exchange”), (iv) filings required by the Combination Agreement as conditions to consummation of the Transaction, and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
g.   As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of 5,000,000 preference shares (“Preferred Shares”), 500,000,000 Class A ordinary shares (“Class A Shares”), and 50,000,000 Class B ordinary shares (the “Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 40,250,000 Class A Shares are issued and outstanding, (iii) 10,062,500 Class B Shares are issued and outstanding and (iv) 13,416,667 redeemable warrants and 3,350,000 private placement warrants to acquire Class A Shares are outstanding. Following the Domestication, and immediately prior to the closing of the Transaction (assuming that all shares to be issued pursuant to the Subscription Agreements have been issued and that no holders of Class A Shares have validly elected to redeem their shares in connection with the closing of the Transaction), the authorized capital stock of SPAC will consist of 100,000 shares of preferred stock, par value $0.0001 per share (“Delaware Preferred Shares”) and 321,700,000 shares of common stock, par value $0.0001 per share (“Delaware Common Shares”), of which (1) no Delaware Preferred Shares will be issued and outstanding, (2) a number of Delaware Common Shares will be issued and outstanding pursuant to the Combination Agreement, subject in all respects to the assumptions referenced in such section, and (3) 13,416,632 redeemable warrants and 3,350,000 private placement warrants to acquire Delaware Common Shares will be outstanding. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A Shares, Class B Shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries, other than Pioneer SPAC Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Combination Agreement.
h.   As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. Except as disclosed in SPAC’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against the SPAC by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the Delaware Common Shares, or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.
i.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by SPAC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
j.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC, threatened against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC. SPAC is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. For avoidance of doubt, any restatement of the financial statements of SPAC in connection with the Statement shall not be considered to result in a Material Adverse Effect.
k.   Other than the Placement Agent (as defined below), SPAC has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and SPAC is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.
l.   SPAC is not, and immediately after receipt of payment for the Shares and prior to the closing of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
m.   Neither SPAC nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does SPAC or any of its subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.
n.   Other than the Other Subscription Agreements, the Combination Agreement and any other agreement expressly contemplated by the Combination Agreement or described in the SEC Reports, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement relating to the transfer to any investor of  (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement).
6.   Investor Representations and Warranties. The Investor represents and warrants to SPAC that:
a.   The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), the Investor has full investment discretion with respect to each such account, and has the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.
b.   The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
c.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
d.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SPAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement.
e.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
g.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agent and that the Placement Agent does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
h.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor will not look to the Placement Agent for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
i.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.
j.   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, the Company, the Transaction, the Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
k.   The Investor acknowledges that SPAC, the Company and the Placement Agent currently may have, and later may come into possession of, information regarding SPAC or the Company that is not known to the Investor and that may be material to a decision to enter into this transaction to purchase the Shares (“Excluded Information”), (ii) the Investor has determined to enter into this transaction to purchase the Shares notwithstanding its lack of knowledge of the Excluded Information, and (iii) neither SPAC, the Company or the Placement Agent shall have liability to the Investor, and to the extent permitted by law, the Investor hereby waives and releases any claims it may have against SPAC, the Company or the Placement Agent with respect to the nondisclosure of the Excluded Information.
l.   The Investor acknowledges that the Placement Agent: (i) has not provided the Investor with any information or advice with respect to the Shares, (ii) has not made or make any representation, express or implied as to SPAC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) has not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SPAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.
m.   The Investor acknowledges that it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agent, any of its affiliates or any person acting on their behalf have conducted with respect to the Shares, SPAC or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agent or any of its affiliates.
n.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
o.   The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
p.   The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
q.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
r.   No disclosure or offering document has been prepared by Citigroup Global Markets Inc. or any of its respective affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.
s.   Neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC. The Placement Agent has not made and does not make any representation as to SPAC, the Company or the quality or value of the Shares.
t.   In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary. In addition, the Investor acknowledges and agrees that the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from it with respect to the offer and sale of the Shares and it has consulted with its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The Investor further acknowledges and agrees that, although the Placement Agents may choose to provide certain Regulation Best Interest and Form CRS disclosures or other documentation to it in connection with the offer and sale of the Shares, the Placement Agents are not making a recommendation to participate in the offer and sale of the Shares, or to enter into any purchase agreement or similar document, and nothing set forth in any such disclosure or documents that may be provided to it from time to time is intended to suggest that the Placement Agents are making such a recommendation.
u.   The Investor has or has commitments to have and, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
v.   The Investor acknowledges the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021, and the SPAC’s ongoing review of the implications of such statement, and the Investor agrees that any actions taken by SPAC in connection with such review or statement shall not be deemed to constitute a breach of any of the representations, warranties or covenants in this Subscription Agreement.
7.   Registration Rights.
a.   In the event that the Shares are not registered in connection with the consummation of the Transaction, SPAC agrees that, within forty-five (45) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SPAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SPAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. SPAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of  (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, SPAC will use commercially reasonable efforts toqualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to SPAC upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents SPAC from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), SPAC will use commercially reasonable efforts to update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, SPAC will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement or Rule 144 of the

Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. Notwithstanding anything to the contrary contained herein, SPAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SPAC becomes eligible to use such Form S-3. The Investor acknowledges and agrees that SPAC may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) SPAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) SPAC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. SPAC’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SPAC such information regarding the Investor, the securities of SPAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SPAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SPAC may reasonably request that are customary of a selling stockholder in similar situations.
b.   Indemnification.
(i)   SPAC agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to SPAC by or on behalf of the Investor expressly for use therein.
(ii)   The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless SPAC, its directors and officers and agents and each person who controls SPAC (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v)   If the indemnification provided under this Section 7(b) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to in Sections 7(b)(i), (ii) and (iii) above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(b)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 7(b)(v) by any seller of Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8.   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of  (a) such date and time as the Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) 30 days after the Termination Date (as defined in the Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date other than as a result of a breach of Investor’s obligations hereunder, or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in each case of  (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)  — (d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.   Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated January 7, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.
10.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to an affiliate or any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SPAC and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10 shall relieve the Investor of its obligations hereunder.
b.   SPAC may request from the Investor such additional information as SPAC may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, SPAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SPAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC with such requested information, SPAC may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC may file a copy of this

Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC.
c.   The Investor acknowledges that SPAC, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC and the Placement Agent if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d.   SPAC, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.
e.   The Investor hereby acknowledges and agrees that it will not, nor will any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 10(e) shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 10(e) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
f.   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
g.   This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by

SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(b), Section 8, Section 10(c), Section 10(d), Section 10(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, and Section 6 with respect to the Placement Agent, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
i.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
l.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. For the avoidance of doubt, the Placement Agent is third party beneficiary with rights to enforce Section 4, Section 5, Section 6, Section 10 and Section 11 hereof on its own behalf and not, for the avoidance of doubt, on behalf of SPAC.

m.   If any change in the number, type or classes of authorized shares of SPAC (including the Shares), other than as contemplated by the Combination Agreement or any agreement contemplated by the Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
n.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
o.   Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a)such party is not personally subject to the jurisdiction of the above named courts for any reason, (b)such action, suit or proceeding may not be brought or is not maintainable in such court, (c)such party’s property is exempt or immune from execution, (d)such action, suit or proceeding is brought in an inconvenient forum, or (e)the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
p.   Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC.
11.    Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of  (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Combination Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company, the Placement Agent or any Non-Party Affiliate concerning SPAC, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company, the Placement Agent or any of SPAC’s, the Company’s or the Placement Agent’s controlled affiliates or any family member of the foregoing.
12.    Disclosure. SPAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agent or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i)as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii)to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii)to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: May 26, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice. To the extent the offering is oversubscribed the number of Shares received and the Subscription Amount may be less than the maximum number of Shares subscribed for.

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.
PIONEER MERGER CORP.
By:

Name:
Title:
Date: May 26, 2021

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐   Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of  $5,000,000;
☐   Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of  $5,000,000;
☐   Any organization described in Section501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of  $5,000,000;
☐   Any trust with assets in excess of  $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐   Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
C.
QUALIFIED PURCHASER STATUS
(Please check the applicable subparagraphs):

FOR INDIVIDUALS:
1.
☐   A natural person who owns not less than U.S.$5,000,000 in investments. For this purpose, investments owned by the Investor include all investments that are the Investor’s separate property and any investments held jointly with the Investor’s spouse, as community property or otherwise, but do not include investments that are the separate property of the Investor’s spouse unless the interest will be a joint investment of the Investor and the Investor’s spouse.

2.
☐   A natural person who has discretionary investment authority with regard to at least

U.S.$25,000,000 of investments, including for this purpose solely the Investor’s own investments and investments of third parties that are themselves accurately described by one or more paragraphs of this Section C.
(Please check the applicable subparagraphs):
FOR ENTITIES:
3.
☐   A corporation, partnership, limited liability company, trust or other organization that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii)owns not less than U.S.$5,000,000 in investments; and (iii)is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

4.
☐   A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph(1), (2), (3) or (4) of this Section C.

5.
☐   An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

6.
☐   An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of the SPAC, submit to SPAC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex J
FORM OF
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made and entered into by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), certain stockholders of Acorns Grow Incorporated, a Delaware corporation (“Acorns”), as set forth on Schedule 1 hereto (such stockholders, the “Acorns Holders”), Alpha Wave Ventures, LP (“Alpha Wave”), Todd Davis, Mitchell Caplan and Oscar Salazar (together with Todd Davis and Mitchell Caplan, the “Director Holders” and, collectively with the Sponsor, the Acorns Holders, Alpha Wave, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.15 of this Agreement, the “Holders” and each, a “Holder”). This Agreement shall become effective upon the Closing (as defined in the Combination Agreement (as defined below)).
WHEREAS, Pioneer, the Sponsor and the Director Holders are party to that certain Registration and Shareholder Rights Agreement, dated as of January 12, 2021 (the “Original RRA”);
WHEREAS, the Sponsor currently owns 9,942,500 shares of the Company’s (as defined below) Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), Alpha Wave currently owns 4,450,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and the Director Holders currently own an aggregate of 120,000 shares of Class B Common Stock, which were received from the Sponsor (collectively, the “Founder Shares”);
WHEREAS, the shares of Class B Common Stock are convertible into the shares of the Common Stock, at the time of the Merger (as defined below) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation, as may be amended from time to time;
WHEREAS, on January 7, 2021, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 6,700,000 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;
WHEREAS, on the date hereof, the Company, Acorns and the Sponsor entered into that certain Sponsor Warrant Forfeiture Agreement, pursuant to which the Sponsor agreed to forfeit 3,350,000 Private Placement Warrants in connection with and effective as of immediately prior to the Closing;
WHEREAS, in order to finance the Company’s transaction costs in connection with the Merger, the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into an additional 750,000 private placement warrants (the “Working Capital Warrants”);
WHEREAS, Pioneer has entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended or supplemented from time to time, the “Combination Agreement”), by and among Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pioneer (“Merger Sub”), and Acorns;
WHEREAS, pursuant to the Combination Agreement and the transactions contemplated thereby, among other things, (i) Pioneer will be domesticated as a Delaware corporation and be renamed to “Acorns Holdings, Inc.” (Pioneer, following such domestication, the “Company”), (ii) Merger Sub will merge with and into Acorns, with Acorns continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”), and (iii) the Acorns Holders will receive shares of Common Stock of the Company;
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of Pioneer and the Holders

(as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are, and will be, Holders (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof and as of the Closing; and
WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Definitions.   The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below.
“Acorns” shall have the meaning given in the Preamble hereto.
“Acorns Holders” shall have the meaning given in the Preamble hereto.
“Additional Holder” shall have the meaning given in Section 5.15.
“Additional Holder Common Stock” shall have the meaning given in Section 5.15.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Class B Common Stock” shall have the meaning given in the Recitals hereto.
“Combination Agreement” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Recitals hereto.
“Demand Exercise Notice” shall have the meaning given in Section 2.1.5.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Demand Registration” shall have the meaning given in Section 2.1.5.
“Demand Registration Period” shall have the meaning given in Section 2.1.5.
“Demand Registration Request” shall have the meaning given in Section 2.1.5.
“Director Holders” shall have the meaning given in the Preamble hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Founder Shares” shall have the meaning given in the Recitals hereto.
“Holder” shall have the meaning given in the Preamble hereto.
“Initiating Holders” shall have the meaning given in Section 2.1.5.
“Investor Indemnified Party” shall have the meaning given in Section 4.1.
“Joinder” shall have the meaning given in Section 5.15.
“Lock-Up Period” shall (i) with respect to the Sponsor, Alpha Wave or any Director Holder, have the meaning set forth in that certain Sponsor Lock-Up Agreement, dated as of the date hereof, among Pioneer, the Sponsor, Alpha Wave or such Director Holder, as applicable, and Acorns, and (ii) with respect to any Acorns Holder, have the meaning set forth in that certain Company Lock-Up Agreement, dated as of the date hereof, among Pioneer, such Acorns Holder, and Acorns.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.6.
“Merger” shall have the meaning given in the Recitals hereto.
“Minimum Demand Threshold” shall mean $25 million.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Pioneer” shall have the meaning given in the Preamble hereto.
“Private Placement Warrants” shall have the meaning given in the Recitals hereto.
“Pro Rata” shall have the meaning given in Section 2.1.6.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares (including any shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for shares of Common Stock), (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Working Capital Warrants (including any shares of Common Stock issued or issuable upon the conversion of working capital loans), (d) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Combination Agreement); (e) any Additional Holder Common Stock; and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, such securities may be freely sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (including with no volume or other restrictions or limitations including as to manner or timing of sale); (v) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)
all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with FINRA clearance of Underwriter compensation or blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C)
printing, messenger, telephone and delivery expenses;

(D)
the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.5;

(E)
fees and disbursements of counsel for the Company;

(F)
fees and expenses of all independent registered public accountants retained by the Company and any other persons, including special experts, retained by the Company, incurred specifically in connection with such Registration;

(G)
all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(H)
the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(I)
in an Underwritten Offering, reasonable fees and expenses (up to $75,000) of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.6.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Suspension Event” shall have the meaning given in Section 3.4.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.7.
“Working Capital Warrants” shall have the meaning given in the Recitals hereto.
2.   Registrations and Offerings.
2.1.   Shelf Registration.
2.1.1.   Filing.   As soon as practicable but no later than thirty (30) calendar days following the Closing Date (as defined in the Combination Agreement), the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use aForm S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of  (a) the sixtieth (60th) calendar day following the filing date thereof  (or the ninetieth (90th) calendar day after the filing thereof if the SEC notifies the Company that it will “review” the Registration Statement), and (b) the seventh (7th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in such a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf  (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
2.1.2.   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as soon as practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as soon as practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as soon as practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3.    Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, Alpha Wave, an Acorns Holder, or a Director Holder, shall cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf  (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;

provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, Alpha Wave, each Acorns Holder, and each Director Holder; provided further that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.
2.1.4.    Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, Alpha Wave or an Acorns Holder (any of the Sponsor or such Acorns Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf  (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor or an Acorns Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5.   Other Demand Registration.   At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.5, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.5 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). The Demanding Holders shall be entitled to request (and the Company shall be required to effect) an aggregate of three (3) Demand Registrations pursuant to this Section 2.1.5 with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.4. The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable, but no later than five (5) Business Days after receipt of the Demand Registration Request. The Company shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to this Section 2.1.5 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.
2.1.6.   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Demand Registration, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities, Pro Rata of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.7.   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Shelf Takedown or Demand Registration, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such

Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown or Demand Registration and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown or Demand Registration prior to its withdrawal under this Section 2.1.7.
2.2.   Piggyback Registration.
2.2.1.   Piggyback Rights.   Subject to Section 2.2.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.4), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, (vi) an Other Coordinated Offering, or (vii) filed in connection with a confidentially marketed public offering by the Company of primary shares, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (1) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (2) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.2.
2.2.2.   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (A) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (B) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (C) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 and (2) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, pro rata, based on the respective number of Registrable Securities and shares of Common Stock that each Holder and other person or entity has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities and shares of Common Stock that the Holders and such persons and entities have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6.
2.2.3.   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown or Demand Registration, and related obligations, shall be governed by Section

2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4.   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.7, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof or a Demand Registration under Section 2.1.5 hereof.
2.3.   Market Stand-Off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4.   Block Trades; Other Coordinated Offerings.
2.4.1.   Notwithstanding any other provision of this Article 2, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an Other Coordinated Offering, and in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $15 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade or Other Coordinated Offering and, subject to Section 3.1.7 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Notwithstanding anything herein to the contrary, a Block Trade or Other Coordinated Offering shall not be counted as an Underwritten Shelf Takedown effected pursuant to Section 2.1.4.
2.4.2.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.
2.4.3.   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4.   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters for such Block Trade or Other Coordinated Offering (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5.   A Holder in the aggregate may make unlimited demands in respect of Block Trades or Other Coordinated Offerings pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
3.   Company Procedures.
3.1.   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1.   prepare and file with the Commission after receipt of a request for a Demand Registration pursuant to Section 2.1.5, a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, with respect to such Registrable Securities and shall use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2.   until the earlier of  (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities or Registrable Securities held by the Sponsor, Alpha Wave and Director Holders, as applicable, cease to be outstanding (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3.    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request;

3.1.4.   prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5.   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the Nasdaq Stock Market;
3.1.6.   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7.   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.8.   after the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the Holders of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4, and promptly make available to the Holders any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon;
3.1.9.    in the event of an Underwritten Offering, permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.10.   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.11.   in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12.   enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders, and the representations, warranties and covenants of the Holders included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company;
3.1.13.   in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14.   comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15.   make the principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the investors, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. If the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) in excess of $50 million, use its reasonable best efforts to make available senior executives of the

Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16.   upon execution of confidentiality agreements, make available for inspection by the Holders, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
3.2.    Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of  “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3.   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangement.
3.4.   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company or the happening of any event of the kind described in Section 3.1.8, or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board of Directors of the Company, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall immediately discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement contemplated by Section 3.1.8(iv) (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the restriction on the ability of  “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”) for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, that in no event may the Company exercise such rights on more than two occasions in any consecutive twelve (12) month period; provided further, that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investors such numbers of copies of the Prospectus as so amended or supplemented as the investors may reasonably request.
3.5.   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
4.   Indemnification and Contribution.
4.1.   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”) against all losses, judgments, claims, damages, liabilities and expenses, whether joint or several (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.2.   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company

(within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus contained in the Registration Statement or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information so furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. The selling Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.3.   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any loss, claim, judgment, damage, liability or action with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification or relieve any party from any liability hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim and, to the extent that it wishes, jointly with all other persons entitled to indemnification, to assume control of the defense thereof with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless, based upon the written opinion of counsel of any indemnified party, representation of an indemnified party and any other of such indemnified parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.4.   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.5.   If the indemnification provided under Section 4 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.
5.   Miscellaneous.
5.1.    Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:
if to Pioneer (prior to the Closing), to:
Pioneer Merger Corp.
c/o Falcon Edge Capital
660 Madison Avenue, 19th Floor
New York, NY 10065
Attention:
Jonathan Christodoro

E-mail:
jchristodoro@patriotgm.com
notices@falconedgecap.com

with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
Marshall Shaffer, P.C.
Christian O. Nagler
Eric Schiele, P.C.

Facsimile:
(212) 446-6460

E-mail:
marshall.shaffer@kirkland.com
christian.nagler@kirkland.com
eric.schiele@kirkland.com

if to the Company (after the Closing), to:
Acorns Grow Incorporated
5300 California Avenue
Irvine, CA 92617
Attention:
Ashley Good, Esq.

E-mail:
legal@acorns.com

with a copy (which shall not constitute notice) to:
Paul Hastings LLP
4747 Executive Drive, Ste. 1200
San Diego, CA 92121
Attention:
Carl R. Sanchez
Joseph Swanson

Facsimile:
(858) 458-3130

E-mail:
carlsanchez@paulhastings.com
josephswanson@paulhastings.com

if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.
Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2.   Assignment; No Third Party Beneficiaries.
5.2.1.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2.   Prior to the expiration of the Lock-Up Period applicable to a Holder, such Holder may not assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.
5.2.3.   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4.   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5.   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3.   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4.   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5.   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Upon the Closing, the Original RRA shall terminate and shall no longer be of any force or effect.
5.6.   Governing Law.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.7.    WAIVER OF JURY TRIAL.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.
5.8.   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court within the State of New York, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.8 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.
5.9.   Amendment.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of Holders, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.10.   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.11.   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.12.   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.13.   Other Registration Rights.   The Company represents and warrants that except for the rights granted to the PIPE Investors (as defined in the Combination Agreement) pursuant to the PIPE Investor Subscription Agreements (as defined in the Combination Agreement), no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.14.   Term.   This Agreement shall terminate on the date that all Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Sections 3.2 and 3.5 and Sections 4 and 5 shall survive any termination of this Agreement

5.15.   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor, Alpha Wave, each Acorns Holder and each Director Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
[signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.
“PIONEER”
PIONEER MERGER CORP.
By:

Name:
Title:

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.
“SPONSOR”
PIONEER MERGER SPONSOR LLC
By:

Name:
Title:
Address for Notice:

Attention:
Facsimile:
E-mail:

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.
“ACORNS HOLDERS”:
[HOLDER NAME]
By:

Name:
Title:
Address for Notice:

Attention:
Facsimile:
E-mail:
[HOLDER NAME]
By:

Name:
Title:
Address for Notice:

Attention:
Facsimile:
E-mail:

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.
“ALPHA WAVE”
ALPHA WAVE VENTURES, LP
By:

Name:
Title:
Address for Notice:

Attention:
Facsimile:
E-mail:

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.
“DIRECTOR HOLDERS”:

TODD DAVIS
Address for Notice:

Attention:
Facsimile:
E-mail:

MITCHELL CAPLAN
Address for Notice:

Attention:
Facsimile:
E-mail:

OSCAR SALAZAR
Address for Notice:

Attention:
Facsimile:
E-mail:

Exhibit A
Form of Joinder

REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of May 26, 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Acorns Holdings, Inc. a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of        , 20  .

Signature of Stockholder

Print Name of Stockholder qaIts:
Address:

Agreed and Accepted as of
                 , 20
ACORNS HOLDINGS, INC.
By:

Name:
Its:

Annex K
FORM OF
COMPANY SUPPORT AGREEMENT
This COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among Pioneer Merger Corp., a Cayman Islands exempted company (“Pioneer”), Acorns Grow Incorporated, a Delaware corporation (the “Company”), and the undersigned holder (the “Supporting Company Shareholder”) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, and/or Series E-2 Preferred Stock, par value $0.001 per share (“Company Preferred Shares”), and/or Common Stock, par value $0.001 per share (“Company Common Shares”), as applicable (collectively, the “Company Shares”), of the Company. Pioneer, the Company and the Supporting Company Shareholder shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 9(h) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (including the schedules and exhibits thereto, all substantially in the form provided to the Supporting Company Shareholder on the date hereof, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Company Shareholder is the record and beneficial owner of the number of Company Shares set forth on the signature page hereto (together with any other equity securities of the Company that the Supporting Company Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Company Securities”); and
WHEREAS, the Supporting Company Shareholder acknowledges and agrees that Pioneer would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Company Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.    Agreement to Vote.   At any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Company is sought, the Supporting Company Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Company Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver (or cause to be executed and delivered) the Company Shareholder Written Consent or other written consent, as applicable, covering, all of its Subject Company Securities:
a.    in favor of each matter set forth in the Company Shareholder Written Consent, including the approval and adoption of the Combination Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated thereby (including the Merger, the Company Preferred Shares Conversion and the Company 2020 Convertible Notes Conversion) (collectively, the “Shareholder Written Consent Matters”);
b.    against any Company Acquisition Proposal (in each case, other than the transactions contemplated by the Combination Agreement and the Ancillary Documents);

c.    against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and
d.    against any proposal, action or agreement that would reasonably be expected to (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger, or (ii) result in any liquidation, dissolution or other change in the Company’s corporate structure or business other than as contemplated by the Combination Agreement.
The Supporting Company Shareholder agrees that the Supporting Company Shareholder shall not, in its capacity as a stockholder of the Company, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Company board of directors.
2.    Agreement to Contribute Common Stock.   To the extent the Supporting Company Shareholder is required to do so pursuant to the Loyalty Program Framework, the Supporting Company Shareholder agrees that at the Closing, the Supporting Company Shareholder shall contribute to Pioneer certain shares of common stock of Pioneer, par value $0.0001 per share, in accordance with the terms and conditions set forth in the Loyalty Program Framework.
3.    Supporting Company Shareholder Representations and Warranties.    The Supporting Company Shareholder represents and warrants to Pioneer as follows:
a.    The Supporting Company Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
b.    If the Supporting Company Shareholder is not an individual, the Supporting Company Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Company Shareholder is an individual, the Supporting Company Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Company Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Company Shareholder and constitutes the valid, legal and binding agreements of the Supporting Company Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Company Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
c.    The Supporting Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Company Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Company Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Company Securities, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Combination Agreement, (iv) the Company Shareholders Agreements, or (v) any applicable securities Laws. The Subject Company Securities are the only equity securities in the Company owned of record or beneficially by the Supporting Company Shareholder on the date of this Agreement, and none of such Subject Company Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Company Securities, other than this Agreement and the Company Shareholders Agreements. Other than the Company Preferred Shares, and if applicable, Company 2020 Convertible Notes, held by the Supporting Company Shareholder, the Supporting Company Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of the Company.
d.    The execution and delivery of this Agreement by the Supporting Company Shareholder does not, and the performance by the Supporting Company Shareholder of its obligations hereunder will not, (i) violate any provision of, or result in the breach of, any Law to which the Supporting Company Shareholder is subject or by which any property or asset of the Supporting Company Shareholder is bound, (ii) conflict with or result in a violation of the Governing Documents of the Supporting Company Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Supporting Company Shareholder or, if the Supporting Company Shareholder is an entity, its Equity Securities, or require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by the Supporting Company Shareholder of its obligations under this Agreement.
e.    No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Supporting Company Shareholder with respect to the Supporting Company Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
f.    As of the date hereof, there are no Proceedings pending against the Supporting Company Shareholder or, to the knowledge of the Supporting Company Shareholder threatened against the Supporting Company Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Supporting Company Shareholder of its obligations under this Agreement.
g.    Except as described in Section 4.17 of the Company Disclosure Schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by the Supporting Company Shareholder, for which Pioneer or any of its Affiliates may become liable.
4.    Other Support Agreements.   The Company represents and warrants to the Supporting Company Shareholder that, as of the date hereof, each other Key Company Shareholder has entered into or will enter into a Company Support Agreement with the Company and Pioneer (each, an “Other Support Agreement”) having terms and conditions that are no more favorable to such other Key Company Shareholder than the terms and conditions contained in this Agreement. Furthermore, the Company and Pioneer hereby agree that, in the event that any Other Support Agreement includes (notwithstanding the representation and warranty in the previous sentence), or is amended or modified (including by waiver of a Key Company Shareholder’s obligations thereunder), to include any terms or conditions that are more favorable to the applicable Key Company Shareholder under such Other Support Agreement than those contained in this Agreement or any Other Support Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Support Agreement, offer to each other Key Company Shareholder (including the Supporting Company Shareholder) the opportunity to amend or modify this Agreement and each such Other Support Agreement to include such terms and conditions (or waive such obligations, if applicable).
5.    Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representations, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 8 thereof, and (c) the written agreement of Pioneer, the Company and the Supporting Company Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 5 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 5, together with Sections 6 through 9 of this Agreement, shall survive any termination of this Agreement and Section 2 shall survive any termination pursuant to clause (a) of this Section 5.
6.   No Third Party Beneficiaries.   Except as expressly provided herein, this Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.
7.    Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Company Shareholder, to the address set forth below the Supporting Company Shareholder’s name on the signature page to this Agreement, in each case or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
8.    Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
9.    Miscellaneous.
a.    This Agreement, together with the other agreements referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each of the parties hereto, except that the Supporting Company Shareholder shall be required to assign this Agreement to any Person that acquires any of its Subject Company Securities, or if applicable, its Company 2020 Convertible Notes (and the consent of the Company and Pioneer shall not be required for any such assignment). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9(a) shall be void.
b.    Except as provided in Section 4, this Agreement may be amended or modified only by a written agreement executed and delivered by each of the parties hereto, and any purported amendment by any party or parties effected in a manner which does not comply with this Section 9(b) shall be void, ab initio.

c.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, shall be paid by the party incurring such fees or expenses.
d.    The term “this Agreement” means this Company Support Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Sections are to Sections of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
e.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
f.    Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the parties to this Agreement, and none of the Company Related Parties, the Pioneer Related Parties or the Shareholder Related Parties (as defined below) shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. No party shall have any right of recovery in respect hereof against any Company Related Party, Pioneer Related Party or Shareholder Related Party, as applicable, and no personal liability shall attach to any Company Related Party, Pioneer Related Party or Shareholder Related Party through such applicable party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Proceeding or otherwise. The provisions of this Section 9(f) are intended to be for the benefit of, and are enforceable by, the Company Related Parties, the Pioneer Related Parties and the Shareholder Related Parties and each such Person shall be an express third-party beneficiary of this Section 9(f). This Section 9(f) shall be binding on all successors and assigns of the parties. As used herein, “Shareholder Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Supporting Company Shareholder or any family member of the foregoing Persons.

g.    At any time prior to the Closing, the Company and Pioneer (upon mutual agreement), on the one hand (but subject to Section 4), and the Supporting Company Shareholder, on the other hand, may, to the extent not prohibited by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made by the other party for the benefit of such waiving party set forth herein, and (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such waiving party set forth herein. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.
h.    The parties expressly agree that Sections 9.14 (Governing Law), 9.15 (Submission to Jurisdiction) and 9.16 (Waiver of Jury Trial) of the Combination Agreement shall apply to this Agreement as if fully stated herein, mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:

Name:
Title:
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING COMPANY SHAREHOLDER:
By:

Name:
Title:
Series A Preferred Stock:

Series B Preferred Stock:

Series C Preferred Stock:

Series D Preferred Stock:

Series E Preferred Stock:

Common Stock:

Address for Notice:

Attention:
Facsimile:
E-mail:

Annex L
FORM OF
PIONEER MERGER CORP.
2021 LONG-TERM INCENTIVE AWARD PLAN
ADOPTED BY THE BOARD OF DIRECTORS:    , 2021
APPROVED BY THE SHAREHOLDERS:    , 2021
SECTION 1.    PURPOSE
Pioneer Merger Corp. hereby establishes this 2021 Long-Term Incentive Award Plan (the “Plan”). This Plan is intended to (i) attract and retain the best available personnel to ensure the success of the Company (as defined below) and its Affiliates (as defined below) and accomplish the goals of the Company and its Affiliates; (ii) to incentivize selected Eligible Persons (as defined below) with long-term incentive awards to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the business of the Company and its Affiliates.
SECTION 2. DEFINITIONS
As used in the Plan, the following terms have the meanings set forth below:
(a)
“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)
“Applicable Law” shall mean the legal requirements that apply to the Plan and Awards granted hereunder in any given circumstance as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards, as well as any applicable stock exchange or automated quotation system rules or regulations.

(c)
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award or cash award granted under the Plan.

(d)
“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(e)
“Beneficial Owner” shall have the meaning attributed thereto in the Exchange Act.

(a)
“Board” shall mean the Board of Directors of the Company.

(b)
“Cause” for termination from a Participant’s Continuous Service will exist (unless another definition is provided in an applicable Option Agreement, Restricted Stock Purchase Agreement, employment agreement or other applicable written agreement that provides that such other definition applies to an Award hereunder) if the Company reasonably determines that the Participant engaged in (i) any breach by Participant of any written agreement between Participant and the Company; (ii) any failure by Participant to comply with the Company’s written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (v) Participant’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) Participant’s commission of or participation in any act (A) that causes material harm to the business or reputation of the Company; or (B) of fraud against the Company; (vii) Participant’s damage to the Company’s business, property or reputation; or (viii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, Affiliate, or any successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause, regardless of whether the Participant initiated the termination of the Participant’s Continuous Service.
(c)
“Change in Control” shall mean the first of the following to occur after the Effective Date:

(i)
Acquisition of Controlling Interest.   Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)
Merger.   The Company consummates a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iii)
Sale of Assets.   The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(iv)
Liquidation or Dissolution.   The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (I) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company.
(d)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations issued thereunder.

(e)
“Committee” shall mean a committee of the Board, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than two (2) non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board.
(f)
“Company” shall mean Pioneer Merger Corp. and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.

(g)
“Consultant” shall mean any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services. A Consultant includes non-natural persons, to the extent permitted by Applicable Law.

(h)
“Continuous Service” shall mean a Participant’s period of service in the absence of any interruption or termination of service as an Employee, Consultant, or Director. Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three (3) month period and the Incentive Stock Option shall thereafter automatically become a Non-Qualified Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or Director or from a Consultant or Director to an Employee.

(i)
“Director” shall mean a member of the Board, or a member of the board of directors of an Affiliate.

(j)
“Disability” shall mean “disability” within the meaning of Section 22(e)(3) of the Code.

(k)
“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(l)
“Eligible Person” shall mean (i) an Employee, Consultant, or Director, or (ii) a non-Employee, non-Consultant, or non-Director to whom an offer of a service relationship as an Employee, Consultant, or Director has been extended.

(m)
“Employee” shall mean any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of director’s fees to a Director shall not constitute “employment” of such Director by the Company.

(n)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)
“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share or other security on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.

(p)
“Grant Date” shall mean the later of  (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(q)
“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(r)
“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(s)
“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t)
“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(u)
“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(v)
“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(w)
“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.

(x)
“Performance Period” shall mean any period as determined by the Committee in its sole discretion.

(y)
“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(z)
“Restricted Stock” shall mean any Award of Shares granted under Section 6(c) of the Plan.

(aa)
“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 6(c) of the Plan that is denominated in Shares.

(bb)
“Shares” shall mean the common shares of the Company, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(cc)
“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(dd)
“10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

SECTION 3. ADMINISTRATION
Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate; provided, however, that the Board may act in lieu of the Committee on any matter. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law.
(a)
Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or terminated, forfeited, cancelled or suspended, and the method or methods by which Awards may be settled, exercised, terminated, forfeited, cancelled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable.
(b)
Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee or the Company makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s or the Company’s inherent authority to change their determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly affected by fraud.

(c)
Any determination made by the Committee or the Company with respect to any provisions of this Plan may be made on an Award-by-Award basis. The Committee and the Company have no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly situated Eligible Persons, Participants, Awards or Award Agreements, except as required by Applicable Law.

(d)
CLAIMS LIMITATION PERIOD.   Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

(e)
NO LIABILITY; INDEMNIFICATION.   Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties on behalf of this Plan. The Company may, but shall not be required to, obtain liability insurance for this purpose.

(f)
EXPENSES.   The Company shall bear the expenses of administering this Plan.

SECTION 4. SHARES AVAILABLE FOR AWARDS AND NON-EMPLOYEE DIRECTOR COMPENSATION LIMITS
(a)
SHARES AVAILABLE.   Subject to adjustment as provided in this Section 4:

(i)
The total number of Shares that may be issued under the Plan pursuant to Awards may not exceed 28,723,945. This is the “Share Reserve.” No more than 43,085,917 Shares shall be available for delivery pursuant to the exercise of Incentive Stock Options.

(ii)
If any Shares issued to a Participant under the Plan are subject to an Award that is terminated, forfeited or cancelled (e.g., unvested Restricted Stock Awards), or settled in cash the Share Reserve shall be increased by the number of Shares underlying such Award. If Shares are withheld in satisfaction of withholding taxes or payment of exercise price then the Shares so withheld or used in payment shall be available for Awards under the Plan and the Share Reserve shall be increased by the same number of Shares as the Share Reserve was decreased on account of such Shares, if any.

(iii)
ACCOUNTING FOR AWARDS.   For purposes of this Section 4, unless the Committee determines otherwise:

(A)
if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

(B)
Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, whether through an asset or equity transaction, shall not be counted against the Shares available for granting Awards under this Plan; and

(C)
Shares subject to Awards that qualify as inducement grants under NASDAQ Listing Rule 5635 or its successor shall not be counted against the Share Reserve.

(iv)
SOURCES OF SHARES DELIVERABLE UNDER AWARDS.   The Shares to be issued, transferred, and/or sold under the Plan shall be made available from authorized and unissued Shares or from the Company’s treasury shares.

(b)
ADJUSTMENTS.

(i)
In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring, or otherwise affects the Shares, then the Committee may adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(A)
the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in Section 4(a)(i);

(B)
the number and type of Shares or other securities subject to outstanding Awards;

(C)
the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(D)
other value determinations applicable to outstanding Awards.

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(ii)
ADJUSTMENTS OF AWARDS ON CERTAIN ACQUISITIONS.   In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common stock of such acquired company) may be used for similar Awards under the Plan and shall not reduce the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed, immediately before such acquisition or combination, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

(iii)
ADJUSTMENTS OF AWARDS ON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS.   The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

(iv)
DISSOLUTION OR LIQUIDATION.   Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(v)
CHANGE IN CONTROL.   In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or substituted with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:

(A)
accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;

(B)
arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee); provided that the Committee shall have full discretion to unilaterally cancel (A) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (B) any Options or Stock Appreciation Rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and Stock Appreciation Rights are being cancelled;
(C)
terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to the notice requirements of Section 8(o); or

(D)
make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

SECTION 5. ELIGIBILITY
Any Eligible Person is eligible to be designated a Participant. The Committee shall determine which Eligible Persons may receive Awards. If the Committee does not determine that an Eligible Person is to receive a specific Award, he or she shall not be entitled to any such Award. Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award; is signed on behalf of the Company (unless the Committee determines otherwise); and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.
SECTION 6. AWARDS
(a)
OPTIONS.   The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)
EXERCISE PRICE.   The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than (A) 100% of the Fair Market Value of a Share on the date of grant of such Option or (B) if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(ii)
OPTION TERM.   The term of each Option shall not exceed ten (10) years from the date of grant; provided, however, that with respect to Incentive Stock Options issued to 10% Stockholders, the term of each such Option shall not exceed five (5) years from the date it is granted.

(iii)
TIME AND METHOD OF EXERCISE.   The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Company shall not be required to deliver Shares pursuant to the exercise of an Option and the Option will be deemed unexercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable withholding obligations. The Committee may in its sole discretion set forth in an Award Agreement that a Participant may exercise an unvested Option, in which case the Shares then issued shall be restricted Shares having the same vesting restrictions as the unvested Option.
(iv)
TERMINATION OF CONTINUOUS SERVICE.   The Committee may set forth in the applicable Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time and as specified in the Award Agreement or below (as applicable), the Option shall terminate. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability after termination of a Participant’s Continuous Service, such Options shall not terminate at the time they otherwise would terminate but instead shall remain outstanding, but unexercisable, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that no such extension shall cause an Option to be exercisable after the ten (10) year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.

Subject to the preceding paragraph and Section 6(a)(vi) and to the extent an Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, does not otherwise specify the terms and conditions on which an Option shall terminate when a Participant terminates Continuous Service, the following provisions apply:
Reason for Terminating Continuous Service	Option Termination Date
(I) By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts, or due to Participant’s material breach of his or her unexpired employment agreement or independent contractor agreement with the Company.	All Options, whether or not vested, shall immediately expire effective on the date of termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) Disability or death of the Participant during Continuous Service (in either case unless Reason I applies).	All unvested Options shall immediately expire effective as of the date of termination of the Participant’s Continuous Service, and all vested and unexercised Options shall expire twelve (12) months after such termination.
(III) Any other reason.	All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service. All vested and unexercised Options, to the extent unexercised, shall expire effective ninety (90)days after the date of termination of the Participant’s Continuous Service.

(v)
BLACKOUT PERIODS.   If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10)day period before an Option expires (as described above), the Option exercise period shall be extended until ten (10)days beyond the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the later of the date its original term expires as set forth in the Award Agreement, the date on which the Option otherwise would become unexercisable, or the ten (10) year anniversary of its Grant Date.
(vi)
COMPANY CANCELLATION RIGHT.   Subject to Applicable Law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.

(vii)
NON-EXEMPT EMPLOYEES.   An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B)in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C)on a Change in Control; or (D)on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(viii)
INCENTIVE STOCK OPTIONS.   By law, only Employees are eligible to receive Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (A) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (B) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of Continuous Service (or such other period of time provided in Section 422 of the Code).

(ix)
NO RELOAD OPTIONS.   No Option shall include terms entitling the Participant to a grant of Options or Stock Appreciation Rights on exercise of the Option.

(b)
STOCK APPRECIATION RIGHTS.   The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, on exercise thereof, the excess of  (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.

(i)
GRANT PRICE.   The grant price shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.
(ii)
TERM.   The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

(iii)
OTHER RULES.   The rules of Sections 6(a)(iii) – 6(a)(ix) shall apply to Stock Appreciation Rights as if the Award were an Option.

(c)
RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(i)
ISSUANCE.   The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)
RESTRICTIONS.   Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units with or without the requirement for payment of cash or other consideration.

(iii)
REGISTRATION.   Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates in the case of Restricted Stock. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv)
FORFEITURE.   On termination of Continuous Service during the applicable restriction period, except as otherwise determined by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and, to the extent applicable, reacquired by the Company. However, if the Participant paid cash or other consideration for Restricted Stock that is so forfeited, the Company shall return to the Participant the lower of the Fair Market Value of the Shares on the date of forfeiture or their original purchase price, to the extent set forth in an Award Agreement or required by Applicable Law.

(d)
PERFORMANCE AWARDS.   The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)
may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

(ii)
shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(iii)
AMENDMENT OF PERFORMANCE CRITERIA.   After a Performance Award has been granted, the Committee may, if it determines appropriate, amend any Performance Criteria, at its sole and absolute discretion.

(iv)
SATISFACTION OF PERFORMANCE CRITERIA.   If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.

(e)
DIVIDEND EQUIVALENTS.   The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)
OTHER STOCK-BASED AWARDS.   The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)
GENERAL.

(i)
CASH CONSIDERATION FOR AWARDS.   Awards may be granted for no cash consideration or for such cash consideration as may be required by Applicable Law or determined by the Committee; however, Participants may be required to pay any amount the Committee determines in connection with Awards not inconsistent with the terms of this Plan.

(ii)
AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

(iii)
FORMS OF PAYMENT UNDER AWARDS.   Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate on the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)
LIMITS ON TRANSFER OF AWARDS.   Except as provided by the Committee, no Award and no right under any such Award shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award on the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
(v)
CONDITIONS AND RESTRICTIONS ON SECURITIES SUBJECT TO AWARDS.   The Committee may provide that the Shares issued on exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to Applicable Law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee shall include in any Award Agreement any claw back or forfeiture provisions required by Applicable Law. The Committee also may include in any Award Agreement provisions providing for forfeiture of the Award or requiring the Participant to return the Shares underlying the Award to the Company in the event the Participant engages in specified behavior that is adverse to the Company’s interests, including after termination of his or her service relationship with the Company, such as for competing with the Company, soliciting its Employees, or breaching a written agreement with the Company.

(vi)
RECOUPMENT OF AWARDS.   Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), if and to the extent—

(A)
the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(B)
in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; or

(C)
a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii).

In each instance, the Committee may, to the extent practicable and allowable or required under Applicable Laws, require Reimbursement relating to any such Award granted to a Participant; provided that the Committee will not seek Reimbursement relating to any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.
(vii)
SHARE CERTIFICATES.   All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7. AMENDMENT AND TERMINATION
The Plan shall terminate on the ten (10) year anniversary of its approval by the Board, but no such termination shall affect any outstanding grants under the Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:
(a)
AMENDMENTS TO THE PLAN.   The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by Applicable Law; and provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:

(i)
increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;

(ii)
materially expand the class of Eligible Persons under the Plan, materially increase the benefits accruing to Participants under the Plan, materially extend the term of the Plan with respect to Share-based Awards, or expand the types of Share-based Awards available for issuance under the Plan; or

(iii)
except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Option or the grant price of a previously granted Stock Appreciation Right, or the purchase price of a previously granted Other Stock-Based Award.

(b)
AMENDMENTS TO AWARDS.   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such action shall be taken that would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any such action if such action is taken under Section 6(a)(vi) hereof or if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (ii)is not reasonably likely to significantly diminish the benefits provided under such Award. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an ISO or to bring the Award into compliance with Section 409A of the Code.

SECTION 8. GENERAL PROVISIONS
(a)
NO RIGHTS TO AWARDS.   No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Persons, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)
WITHHOLDING.   The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor any Affiliate, nor any of their employees, directors, or agents, shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any or all of such tax consequences. The Company’s obligation to deliver Shares (or to pay cash or other consideration) to Participants pursuant to Awards is at all times subject to such Participant’s prior or coincident satisfaction of all withholding taxes.

(c)
NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS.   Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)
NO RIGHT TO EMPLOYMENT OR CONTINUED SERVICE.   The grant of an Award shall not constitute an employment or services contract nor be construed as giving a Participant the right to be retained in the employ or services of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or services, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)
GOVERNING LAW AND VENUE.   The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law. For purposes of litigating any dispute that arises directly or indirectly under the Plan, the parties to any Award Agreement agree to submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the state courts of Delaware or the federal courts for the United States for Delaware, and no other courts.

(f)
SEVERABILITY.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)
NO TRUST OR FUND CREATED.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)
NO FRACTIONAL SHARES.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i)
HEADINGS.   Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)
COMPLIANCE WITH THE CODE.   Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, or adverse tax consequences under another Code provision, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code or another Code provision to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, Participants shall be solely responsible for the satisfaction of any taxes or interest or other consequence that may arise pursuant to Awards (including taxes arising under Code Section 409A), and neither the Company nor the Committee nor anyone other than the Participant, his or her estate or beneficiaries shall have any obligation whatsoever to pay such taxes or interest or to otherwise indemnify or hold any Participant harmless from any or all of such taxes.

(k)
CODE SECTIONS 280G AND 4999.   Notwithstanding anything else contained in the Plan or any other document to the contrary, in no event shall the vesting of any Award or payment be accelerated to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of, a Participant under any other plan or agreement of the Company or its Affiliates, would not be fully deductible by the Company or one of its Affiliates for U.S. federal income tax purposes because of Section 280G of the Code, unless the Participant would be better off on an after tax basis after paying applicable income and excise taxes as determined by the Committee in its sole discretion (“Better Off”). If a holder of an Award would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then, unless the Participant would be Better Off not having such benefits or payments reduced, the Company shall reduce or eliminate such parachute payments in the following order so that the Company or one of its Affiliates is not denied federal income tax deductions because of Section 280G of the Code: cash severance benefits shall be reduced or eliminated first, then any accelerated vesting of Options shall be reduced or eliminated, and finally any other benefits to which the Participant is or may be entitled shall be reduced or eliminated. Notwithstanding the foregoing, if a Participant is a party to a written agreement with the Company or one of its Affiliates, or is a participant in a severance program sponsored by the Company or one of its Affiliates that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable Award Agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such other agreement or plan, as applicable, shall control as to the Awards held by that Participant.

(l)
NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(m)
AWARDS TO NON-U.S. EMPLOYEES AND OTHER SERVICE PROVIDERS.   The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees or other service providers outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or on termination of Continuous Service; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(n)
DATA PRIVACY.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(o)
NO DUTY TO NOTIFY.   The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.
Notwithstanding the foregoing to the contrary, the Company shall take reasonable steps to notify Participants holding then outstanding Awards regarding the occurrence of a Change in Control; provided, further, that if pursuant to the Change in Control outstanding Awards shall be cancelled for no consideration, such notice shall be provided at least five (5) business days prior to the occurrence of the Change in Control (or such shorter period as the Committee may determine is reasonable in its sole discretion taking into account the potential need for confidentiality with respect to a Change in Control). For purposes of the foregoing, the Company providing notice via email to (i) a Participant’s Company email address for Participants who are then in Continuous Service, or (ii) the personal email address in the Company’s personnel records for a Participant no longer in Continuous Service shall be deemed to be reasonable steps to notify a Participant on the part of the Company.
(p)
NO STOCKHOLDER RIGHTS.   Neither a Participant nor any transferee or beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a stock certificate to such Participant, transferee, or beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law, and if Shares are not certificated, the date the Company’s records are updated to reflect the Participant’s (or transferee’s or beneficiary’s) status as a stockholder with respect to the Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Stock pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Shares), notwithstanding its exercise in the case of Options and Stock Appreciation Rights. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the share certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

(q)
COMPLIANCE WITH LAWS.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i)
obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(ii)
completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Notwithstanding anything to the contrary herein or in any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws.
SECTION 9. EFFECTIVE DATE OF THE PLAN
The Plan shall be effective as of the date of its approval by the stockholders of the Company (the “Effective Date”).

Option No.
PIONEER MERGER CORP.
Stock Option Grant Notice
Stock Option Grant under the Company’s
2021 Long-Term Incentive Award Plan
Pioneer Merger Corp. (the “Company”), pursuant to its 2021 Equity Incentive Award Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the common stock of the Company set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan and the Stock Option Agreement, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein, but defined in the Plan or the Stock Option Agreement, shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.
1. Name and Address of Participant:
2. Date of Option Grant:
3. Type of Grant:
4. Maximum Number of Shares for which this Option is exercisable:
5. Exercise (purchase) price per share:	$
6. Option Expiration Date:
7. Vesting Commencement Date:
8. Vesting Schedule:	The Shares subject to this Option shall vest as follows: (i) twenty five percent (25%) of the Shares subject to this Option shall vest upon the one (1) year anniversary of the Vesting Commencement Date and (ii) the balance of the Shares subject to this Option shall vest in a series of thirty six (36) successive equal monthly installments upon completion of each additional month of service for the Company measured from the first anniversary of the Vesting Commencement Date.
The foregoing rights are cumulative and are subject to the other terms and conditions of this Option Grant, the Stock Option Agreement and the Plan.
The Company and the Participant acknowledge receipt of this Stock Option Grant Notice and agree to the terms of the Stock Option Agreement attached hereto and incorporated by reference herein, the Company’s 2021 Long-Term Incentive Award Plan and the terms of this Option Grant as set forth above.
[Remainder of page left blank.]

PIONEER MERGER CORP.
By:
Name: Noah Kerner
Title: Chief Executive Officer
PARTICIPANT

PIONEER MERGER CORP.
STOCK OPTION AGREEMENT — INCORPORATED TERMS AND CONDITIONS
This AGREEMENT is made as of the date of grant set forth in the Stock Option Grant Notice by and between Pioneer Merger Corp. (the “Company”), a Delaware corporation, and the individual whose name appears on the Stock Option Grant Notice (the “Participant”).
WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock (the “Shares”), under and for the purposes set forth in the Company’s 2021 Long-Term Incentive Award Plan (the “Plan”);
WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and
WHEREAS, the Company and the Participant each intend that the Option granted herein shall be of the type set forth in the Stock Option Grant Notice.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
1.
GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of the number of Shares set forth in the Stock Option Grant Notice, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.
2.
EXERCISE PRICE.

The exercise price of the Shares covered by the Option shall be the amount per Share set forth in the Stock Option Grant Notice, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other event affecting the holders of Shares after the date hereof  (the “Exercise Price”). Payment shall be made in cash (check or wire transfer), if so permitted by the Company, by tender of already owned Shares, or, if so permitted by the Company, on a cashless basis through a broker-assisted exercise.
3.
EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become vested and exercisable as set forth in the Stock Option Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan.
4.
TERM OF OPTION.

This Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice and, if this Option is designated in the Stock Option Grant Notice as an Incentive Stock Option and the Participant owns, as of the date hereof, more than 10% of the total combined voting power of all classes of capital stock of the Company or an Affiliate, such date may not be more than five years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.
If the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option, to the extent then vested and exercisable pursuant to Section 3 hereof as of the Termination Date and not previously terminated in accordance with this Agreement, may be exercised within three months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

If this Option is designated in the Stock Option Grant Notice as an Incentive Stock Option and the Participant ceases to be an Employee of the Company or of an Affiliate but continues after termination of employment to provide services to the Company or an Affiliate as a director or Consultant, this Option shall continue to vest in accordance with Section 3 above as if this Option had not terminated until the Participant is no longer providing services to the Company. In such a case, this Option shall automatically convert and be deemed a Non-Qualified Stock Option as of the date that is three months from termination of the Participant’s employment and this Option shall continue on the same terms and conditions set forth herein until such Participant is no longer providing services to the Company or an Affiliate.
Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the Termination Date, the Option may be exercised, to the extent vested as of the Termination Date, within one year after the Termination Date, but in no event after the Option Expiration Date as specified in the Stock Option Grant Notice.
In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option, even if vested, shall cease immediately as of the time the Participant is notified that his or her service is terminated for Cause, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Committee determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.
In the event of Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one year after the Participant’s termination of service due to Disability or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice. In such event, the Option shall be exercisable:
(a)
to the extent that the Option has become exercisable but has not been exercised as of the date of the Participant’s termination of service due to Disability; and

(b)
in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

In the event of death of the Participant while an Employee, director or Consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s estate within one year after the date of death of the Participant or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice. In such event, the Option shall be exercisable:
(x)
to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)
in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

5.
METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by following the applicable exercise procedures available through the Company’s equity compensation management software (i.e., Shareworks). If you have trouble accessing Shareworks, please contact Stock Administration at stockadmin@acorns.com. Payment of the Exercise Price for such Shares shall be made in accordance with Paragraph 2 above. The Company shall deliver such Shares as soon as practicable after the notice shall be received; provided, however, that the Company may delay issuance of such Shares until completion of any action or the obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.
6.
PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.
7.
NON-ASSIGNABILITY.

Unless otherwise provided herein, this Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution. If this Option is a Non-Qualified Stock Option then it may also be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder and the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer. The term “Immediate Family” shall mean the Participant’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren (and, for this purpose, shall also include the Participant). Except as provided above in this paragraph, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.
8.
NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until Shares issuable upon exercise of the Options have been validly issued to the Participant in connection with the exercise of Options. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.
9.
ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.
10.
TAXES.

The Participant acknowledges and agrees that (i) any income or other taxes due from the Participant with respect to this Option or the Shares issuable upon exercise of this Option shall be the Participant’s responsibility; (ii) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import and is entering into this Agreement freely and without coercion or duress; (iii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any Employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iv) neither the Committee, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.
If this Option is designated in the Stock Option Grant Notice as a Non-Qualified Stock Option or if the Option is an Incentive Stock Option and is converted into a Non-Qualified Stock Option and such Non-Qualified Stock Option is exercised, the Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.
11.   COMPANY INFORMATION.   The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the service of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.
12.
NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not, by the Plan or this Option, obligated to continue the Participant as an Employee, director or Consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iv) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any, and (vii) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
13.
IF OPTION IS INTENDED TO BE AN INCENTIVE STOCK OPTION.

If this Option is designated in the Stock Option Grant Notice as an Incentive Stock Option so that the Participant (or the Participant’s Survivors) may qualify for the favorable tax treatment provided to holders of Options that meet the standards of Section 422 of the Code, then any provision of this Agreement or the Plan which conflicts with the Code so that this Option would not be deemed an Incentive Stock Option is null and void and any ambiguities shall be resolved so that the Option qualifies as an Incentive Stock Option. The Participant should consult with the Participant’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.
Notwithstanding the foregoing, to the extent that the Option is designated in the Stock Option Grant Notice as an Incentive Stock Option and is not deemed to be an Incentive Stock Option pursuant to Section 422(d) of the Code because the aggregate Fair Market Value (determined as of the Date of Option Grant) of any of the Shares with respect to which this Incentive Stock Option is granted becomes exercisable for the first time during any calendar year in excess of  $100,000, the portion of the Option representing such excess value shall be treated as a Non-Qualified Stock Option and the Participant shall be deemed to have taxable income measured by the difference between the then Fair Market Value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement.
Neither the Company nor any Affiliate shall have any liability to the Participant, or any other party, if the Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Committee, including without limitation the conversion of an Incentive Stock Option to a Non-Qualified Stock Option.
14.
NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION OF AN INCENTIVE STOCK OPTION.

If this Option is designated in the Stock Option Grant Notice as an Incentive Stock Option then the Participant agrees to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any of the Shares acquired pursuant to the exercise of the Incentive Stock Option. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale) of such Shares before the later of  (a) two years after the date the Participant was granted the Incentive Stock Option and (b) one year after the date the Participant acquired Shares by exercising the Incentive Stock Option, except as otherwise provided in Section 424(c) of the Code. If the Participant has died before the Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.
15.
NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:
If to the Company:
Pioneer Merger Corp.
5300 California Avenue
Irvine, CA 92612
Attention: Chief Financial Officer
If to the Participant:
at the address set forth on the Stock Option Grant Notice
or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.
16.
GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in California and agree that such litigation shall be conducted in the state courts of Orange County, California or the federal courts of the United States for the Central District of California.
17.
BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

18.
ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan.
19.
MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.
20.
WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
21.
DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

Pioneer Merger Corp.
2021 Long-Term Incentive Plan
NOTICE OF RESTRICTED STOCK UNIT AWARD
Pioneer Merger Corp. (“Company”) has awarded to you (“Participant”) Restricted Stock Units (“RSUs”) covering the number of Shares set forth below (the “RSU Award”) under the Pioneer Merger Corp. 2021 Long-Term Incentive Plan (the “Plan”). Your award agreement (“Award Agreement”) applicable to the RSUs consists of  (a) this Notice of Restricted Stock Unit Award (this “Notice”) and (b) the attached Standard Terms and Conditions for Restricted Stock Units (RSUs) (the “RSU Terms and Conditions”). Capitalized terms used but not defined in this Award Agreement will have the same meanings specified in the Plan.
Name of Participant:
Grant Date:
Number of RSUs:
Country at Grant:	United States
Vesting Commencement Date:	(the “Vesting Commencement Date”)
Vesting Schedule:	The RSUs shall vest as follows: (i) twenty-five percent (25%) of the RSUs shall vest upon the one (1) year anniversary of the Vesting Commencement Date and (ii) the balance of the RSUs shall vest in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service for the Company measured from the first anniversary of the Vesting Commencement Date.
By accepting (whether electronically or otherwise) the RSU Award, you acknowledge and agree to the following:
1.
The RSU Award is governed by the terms and conditions of this Award Agreement and the Plan. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will prevail.

2.
You have received a copy of the Plan, this Award Agreement, and the Plan prospectus, and represent that you have read these documents and are familiar with their terms. You further agree to accept as binding, conclusive, and final all decisions and interpretations of the Administrator regarding any questions relating to the RSU Award and the Plan.

3.
Vesting of the RSUs is subject to your remaining in service as an Employee, director, or Consultant, which service is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Award Agreement or the Plan changes the nature of that relationship.

4.
The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. You should consult with your own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5.
If you wish to accept this RSU Award, you must promptly (and in any event within 90 days of the Grant Date) complete the required acceptance procedures through the Company’s equity compensation management software (i.e., Shareworks). If you have trouble accessing Shareworks, please contact Stock Administration at stockadmin@acorns.com. If you do not accept or decline this RSU Award within 90 days of the Grant Date or by such other date that may be communicated to you by the Company, you will be deemed to have declined this RSU Award on the 91st day following the Grant Date or on such other date as may be communicated to you by the Company. If you decline (or are deemed to decline) this RSU Award, the RSUs will be cancelled, and no benefits from the RSUs nor any compensation or benefits in lieu of the RSUs will be provided to you.
IN WITNESS WHEREOF, the Company has caused this Notice to be executed by its duly authorized officer.
PIONEER MERGER CORP.

Name
Title
[Participant/Spouse Signature Page follows on the reverse side of this Notice]

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing RSU Award and agrees to the terms and conditions of the Award Agreement and the Plan. The undersigned hereby acknowledges receipt of the attached Standard Terms and Conditions and that a copy of the Plan is available via request to stock administration at stockadmin@acorns.com.
PARTICIPANT

Signature

Pioneer Merger Corp.
2021 Long-Term Incentive Plan
STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK UNITS (RSUs)
1.
GRANT OF RESTRICTED STOCK UNITS

A restricted stock unit (“RSU”) is a non-voting unit of measurement that is deemed solely for bookkeeping purposes to be equivalent to one outstanding Share. The RSUs are used solely as a device to determine the number of Shares to eventually be issued to Participant if such RSUs vest. The RSUs shall not be treated as property or as a trust fund of any kind. The Participant shall have status solely as an unsecured creditor of the Company with respect to the Shares covered by RSUs.
2.
SETTLEMENT

On or as soon as administratively practical (and within thirty (30) days) following the Vesting Date, and subject to satisfaction of the Vesting Conditions, the Company will deliver to Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of RSUs subject to the RSU Award that vest on the applicable Vesting Date, subject to the satisfaction of any applicable withholding obligations for Tax-Related Items (defined below); provided, however, that if, at the time of proposed settlement, the Participant is restricted from transacting in Shares due to Company policy, settlement shall be delayed until the Participant is no longer restricted from transacting in Shares or, if earlier, January 30 of the year following the year in which the underlying RSUs vested. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.
The Company reserves the right, in its sole discretion, to issue to Participant the cash equivalent of Shares, in part or in full satisfaction of the delivery of Shares, upon vesting of the RSUs, and to the extent applicable, references in this Award Agreement to Shares issuable in connection with the RSUs will include the potential issuance of their cash equivalent pursuant to such right.
3.
DIVIDEND AND VOTING RIGHTS

Unless and until such time as Shares are issued in settlement of vested RSUs, Participant will have no ownership of the Shares allocated to the RSUs and will have no rights to vote such Shares and no rights to dividends nor any payment, payment-in-kind or any equivalent with regard to any cash or other dividends that are declared and paid on Shares.
4.
NON-TRANSFERABILITY OF RSUs

The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order, and any permitted transferee shall be bound by all of the terms and conditions of the Plan and this Award Agreement. The terms of the Plan and this Award Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Participant.
5.
TERMINATION

The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her RSU Award (including whether Participant may still be considered to be providing services while on a leave of absence).
Cause.   In the event that Participant’s continuous service is terminated for Cause, as of the date of such termination all RSUs shall cease to vest and any outstanding RSUs and vested RSUs that have yet to settle (pursuant to Section 2 of these RSU Terms and Conditions) shall immediately be forfeited to the Company, and all rights of Participant to such RSUs will immediately terminate without payment of consideration by the Company.

Termination without Cause or Resignation for Good Reason.   In the event that Participant’s service terminates as the result of a termination without Cause or a resignation for Good Reason, the Participant shall be treated as having remained an Employee, director, or Consultant for purposes of this Award Agreement and, provided all other Vesting Conditions are satisfied, Participant shall vest in the RSUs on the Vesting Date.
Other.   Unless the Administrator determines otherwise, in the event that Participant’s termination of service occurs for any reason other than a termination without Cause or a resignation for Good Reason, as of the date of such termination all RSUs shall cease to vest and (except for any vested RSUs that have yet to settle, pursuant to Section 2 of these RSU Terms and Conditions) shall immediately be forfeited to the Company and all rights of Participant to such RSUs will immediately terminate without payment of consideration by the Company.
For the purposes of this Award Agreement, “Good Reason” means the occurrence of any of the following events without the express written consent of Participant: (a) a material reduction in Participant’s base salary or compensation and/or bonus opportunity as in effect immediately prior to the Grant Date; or (b) the Company (or any successor entity) requiring Participant to be based at any office or location more than 35 miles from that location at which Participant performed Participant’s services immediately prior to the Grant Date, except for travel reasonably required in the performance of Participant’s responsibilities; provided, however, that any provision in an agreement between Participant and the Company or an Affiliate, which contains a conflicting definition of Good Reason for termination and which is in effect at the time of such termination, shall supersede this definition with respect to Participant. In order for a resignation to be treated as for Good Reason, Participant must give written notice to the Chief Legal Officer of the Company of the existence of the Good Reason condition within thirty (30) days of the occurrence of such condition, allow the Company at least thirty (30) days after receipt of such notice to cure the Good Reason condition, and Participant must terminate services within five (5) days after the end of such cure period if the Company has not reasonably cured such Good Reason condition by the end of such cure period.
6.
TAXES

Responsibility for Taxes.   By accepting this RSU Award, Participant acknowledges that, regardless of any action taken by the Company or, if different, any Affiliate that employs Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant, including any employer liability for which the Participant is liable (the “Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant, vesting, or settlement of the RSU Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, as applicable, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
Withholding.   Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

Withholding for Tax-Related Items will be made in accordance with the Plan and such rules and procedures as may be established by the Administrator, and in compliance with any trading policy, if applicable. In the event the Company or the Employer withholds more than the Tax-Related Items using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld. If the withholding obligation is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of vested Shares underlying the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. No fractional Shares will be withheld or issued pursuant to the settlement of the RSUs and the Tax-Related Items thereunder.
7.
CODE SECTION 409A

It is intended that the terms of the RSU Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code; and this Award Agreement shall be construed and interpreted consistent with that intent. Payments pursuant to this RSU Award are intended to constitute separate payments for purposes of Section 409A of the Code.
8.
GOVERNING LAW AND VENUE

This Award Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the state courts of Orange County, California or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
9.
ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS

This Award Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions, agreements, commitments, or negotiations between the parties. Except as otherwise permitted by the Plan, no modification of, or amendment to, this Award Agreement, nor any waiver of any rights under this Award Agreement, will be effective unless in writing and signed by the parties to this Award Agreement (which signature may be electronic). The failure by either party to enforce any rights under this Award Agreement will not be construed as a waiver of any rights of such party.
10.
SEVERABILITY

If one or more provisions of this Award Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provisions in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provisions, then (a) such provisions shall be excluded from this Award Agreement, (b) the balance of this Award Agreement shall be interpreted as if such provisions were so excluded, and (c) the balance of this Award Agreement shall be enforceable in accordance with its terms.
11.
CONSENT TO ELECTRONIC DELIVERY AND PARTICIPATION

By accepting this RSU Award, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses, and all other documents, communications, or information related to the RSU Award and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company’s stock administration website or to the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail to legal@acorns.com.

12.
LANGUAGE

Participant acknowledges that Participant is proficient in the English language and, accordingly, understands the provisions of this Award Agreement and the Plan. If Participant has received this Award Agreement, or any other document related to the RSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.
IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSU Award, and on any cash payment delivered upon exercise of the RSU Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.
INSIDER TRADING/MARKET ABUSE LAWS

Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States, which may affect Participant’s ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs), or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable trading policy. Neither the Company nor any of its Affiliates will be responsible for such restrictions or liable for the failure on Participant’s part to know and abide by such restrictions. Participant should consult with his or her own personal legal advisers to ensure compliance with local laws.
15.
NO CONTINUED SERVICE RIGHT

Nothing in the Plan, in the Award Agreement or any other instrument executed pursuant to the Plan shall confer upon Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate Participant’s service at any time for any reason.

Annex M
FORM OF
PIONEER MERGER CORP.
2021 EMPLOYEE STOCK PURCHASE PLAN
ADOPTED BY THE BOARD OF DIRECTORS:                  , 2021
APPROVED BY THE SHAREHOLDERS:            , 2021
1.
General; Purpose.

(a)
The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)
The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)
The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.
Administration.

(a)
The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee where such administration has been delegated.

(b)
The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)
to determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical);

(ii)
to designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)
to construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective;

(iv)
to settle all controversies regarding the Plan and Purchase Rights granted under the Plan;

(v)
to suspend or terminate the Plan at any time as provided in Section 12;

(vi)
to amend the Plan at any time as provided in Section 12;

(vii)
generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component; and

(viii)
to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)
The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)
All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.
Shares of Common Stock Subject to the Plan.

(a)
Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 4,787,324 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on September 1st of each year for a period of up to ten years, commencing on the first September 1st following the year in which the Plan is adopted and ending on (and including) September 1, 2031, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (ii) 478,732 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no September 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)
If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)
The shares purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.
Grant of Purchase Rights; Offering.

(a)
The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, in the case of the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges, except for differences that are mandated by local law and consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a sub-plan that is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as other Employees participating in the Plan. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive. The Company may impose restrictions on eligibility and participation of Eligible Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

(b)
If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan (and, if there is more than one such form, the latest filed form will apply unless otherwise indicated), and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)
The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.
Eligibility.

(a)
Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b) or as required by applicable law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be two years or longer. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any

Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)
The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering that coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)
the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)
the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)
the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)
No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns shares possessing five percent or more of the total combined voting power or value of all classes of Capital Stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and shares that such Employee may purchase under all outstanding Purchase Rights and options will be treated as shares owned by such Employee.

(d)
As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase shares of the Company or any Related Corporation to accrue at a rate that, when aggregated, exceeds US $25,000 of Fair Market Value of such shares (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)
Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by applicable law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)
Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.
Purchase Rights; Purchase Price.

(a)
On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to 25,000 shares of Common Stock (or such lesser number of shares determined by the Board prior to the commencement of the Offering), but not exceeding 15% (or such lesser percentage determined by the Board prior to the commencement of an Offering) of such Employee’s Compensation during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)
The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering. Unless the Board determines otherwise, Offerings and Purchase Periods shall be concurrent six-month periods, commencing on January 1 and July 1 of each year, with the first such Offering and Purchase Period commencing on January 1, 2022.

(c)
In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. Unless the Board determines otherwise, the maximum number of shares that all Participants may purchase in the aggregate on any Purchase Date is ten percent (10%) of the available share reserve under this Plan as of the date of the commencement of the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)
The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will not be less than the lesser of:

(i)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)
an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.
Participation; Withdrawal; Termination.

(a)
An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law or regulations requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. Except as otherwise determined by the Board, a Participant only will be permitted to increase or reduce his or her Contributions once per Offering. If required under applicable law or regulations or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)
During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate, and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions, without interest or earnings (unless otherwise required by applicable law) and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)
Unless otherwise required by applicable law or regulations, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions without interest or earnings (unless otherwise required by applicable law).

(d)
Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)
During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)
Unless otherwise specified in the Offering or required by applicable law or regulations, the Company will have no obligation to pay interest on Contributions.

8.
Exercise of Purchase Rights.

(a)
On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering. Unless the Board determines otherwise, shares will be deposited directly with a Plan Broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. Unless the Board determines otherwise, a Participant must retain such shares with the Plan Broker until the later of the two-year anniversary of the date of grant of the associated Purchase Rights or the one-year anniversary of the exercise date of the associated Purchase Rights, but unless the Board elects to restrict dispositions during such period, a Participant may sell the shares at any time after the shares are deposited with a Plan Broker.

(b)
Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest or earnings (unless otherwise required by applicable law or regulations).

(c)
No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act, and the Plan is in material compliance with all applicable U.S. federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement, and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws and regulations, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.
Covenants of the Company.

The Company will seek to obtain from each U.S. federal, state, foreign or other regulatory commission or agency or governmental body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock on exercise of such Purchase Rights.
10.
Designation of Beneficiary.

(a)
The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)
If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.
Adjustments on Changes in Common Stock; Corporate Transactions.

(a)
In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)
In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.
Amendment, Termination or Suspension of the Plan.

(a)
The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable law, regulations or listing requirements.

(b)
The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other applicable laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.
Tax Qualification; Tax Withholding.

(a)
Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)
Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied
14.
Effective Date of Plan.

The Plan will become effective immediately prior to and contingent on the occurrence of the Closing Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.
Miscellaneous Provisions.

(a)
Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)
A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)
The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company, a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)
To the extent that United States federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws, and construed accordingly.

(e)
If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision was omitted.

(f)
If any provision of the Plan does not comply with applicable law or regulations, such provision shall be construed in such a manner as to comply with applicable law or regulations.

16.
Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)
“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)
“Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The

Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)
“Board” means the Board of Directors of the Company.

(d)
“Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(e)
“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)
“Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of May 26, 2021, by and among the Company and the other parties thereto.

(g)
“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)
“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i)
“Common Stock” means the common shares of the Company.

(j)
“Company” means Pioneer Merger Corp., a Delaware corporation, or any successor to all or substantially all of its businesses by merger, amalgamation, consolidation, purchase of assets or otherwise.

(k)
“Compensation” means an Eligible Employee’s cash compensation, including, without limitation, regular and recurring straight time gross earnings, payments for overtime and shift premium, as well as cash payments for incentive compensation, bonuses and other similar compensation. The Board or the Committee, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering prior to the commencement of such Offering.

(l)
“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(m)
“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)
a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)
a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n)
“Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(o)
“Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(p)
“Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(q)
“Director” means a member of the Board.

(r)
“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s)
“Employee” means any person who is the Company’s (or a Related Corporation’s) Code Section 3401(c) employee. Notwithstanding anything to the contrary in this Plan, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)
“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u)
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v)
“Fair Market Value” means, as of any date, the value of the Common Stock is determined as follows:

(i)
if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists; and

(ii)
in the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and regulations and in a manner that is intended to comply with Section 409A of the Code.

(w)
“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x)
“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)
“Offering Date” means a date selected by the Board for an Offering to commence.

(z)
“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)
“Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb)
“Plan” means this Pioneer Merger Corp. 2021 Employee Stock Purchase Plan.

(cc)
“Plan Broker” means a broker designated by the Company.

(dd)
“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ee)
“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ff)
“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(gg)
“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(hh)
“Securities Act” means the U.S. Securities Act of 1933, as amended.

(ii)
“Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(jj)
“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex N
SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) Alpha Wave Ventures, LP, a Cayman Islands limited partnership (the “Supporting Sponsor Shareholder”) and holder of Class A ordinary shares, par value $0.0001 per share, Class B ordinary shares, par value $0.0001 per share, and/or warrants (issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Pioneer and Pioneer Merger Sponsor LLC) as applicable, of Pioneer (the “Pioneer Equity Securities”), and (iii) Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Equity Securities set forth on the signature page hereto (together with any other Equity Securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Pioneer, Supporting Sponsor Shareholder and the members of Pioneer’s board of directors and/or management team are party to that certain letter agreement, dated as of January 12, 2021 (the “Insider Letter”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Sponsor Shareholder and Pioneer entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Sponsor Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (w) the twelve (12) month anniversary of the date of the Closing, (x) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares in Pioneer for cash, securities or other property (clause (x), a “Liquidity Event”), (y) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (y) in the Third Party Tender itself and not otherwise outside the Third Party Tender), and (z) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Sponsor Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Sponsor Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Supporting Sponsor Shareholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Supporting Sponsor Shareholder being an individual, by virtue of laws of descent and distribution upon death of Supporting Sponsor Shareholder; (C) in the case of Supporting Sponsor Shareholder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Supporting Sponsor Shareholder to its members, partners, or shareholders pursuant to the Supporting Sponsor Shareholder’s organizational documents; (E) by virtue of applicable law or the Supporting Sponsor Shareholder’s organizational documents upon liquidation or dissolution of Supporting Sponsor Shareholder; (F) to Pioneer for no value for cancellation in connection with the consummation of a Liquidity Event; (G) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event or Third Party Tender; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Pioneer’s holders of Pioneer Restricted Securities having the right to exchange their Pioneer Restricted Securities for cash, securities or other property subsequent to the completion of a Liquidity Event; (I) in the case of the Supporting Sponsor Shareholder being an entity, to the Supporting Sponsor Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Sponsor Shareholder’s officers or directors; or (J) to the Company in connection with the Supporting Sponsor Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program. To the extent the Supporting Sponsor Shareholder is the Sponsor, it is agreed the term “Permitted Transfer” shall be deemed to include a Transfer made by any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of Supporting Sponsor Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, Supporting Sponsor Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Sponsor Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Sponsor Shareholder shall not permit the Insider Letter to be amended or modified without the Company’s consent.
(f)   At any time during the Lock-Up Period, the Company may, to the extent not prohibited by applicable Law and subject to Section 1(g), waive compliance by the Supporting Sponsor Shareholder with any of the agreements or conditions for the benefit of the Company set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company.
(g)   If any Supporting Company Shareholder (as defined below) or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Sponsor Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Sponsor Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Sponsor Shareholder immediately following the consummation of the Closing.
2.   Representations and Warranties of Supporting Sponsor Shareholder.   Supporting Sponsor Shareholder represents and warrants to the Company as follows:
(a)   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) if Supporting Sponsor Shareholder is an entity, conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
3.   Other Lock-Up Agreements.   Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, an “Other Sponsor Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, together with the Other Sponsor Lock-Up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(g), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder) to include, any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Sponsor Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

4.   Miscellaneous.
(a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of  (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Sponsor Shareholder are personal to Supporting Sponsor Shareholder and may not be transferred or delegated by Supporting Sponsor Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Sponsor Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver) (subject to Section 1(g) herein), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company Shareholder Representative and the Supporting Sponsor Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under any other agreement between Supporting Sponsor Shareholder and Pioneer or the Company or any certificate or instrument executed by Supporting Sponsor Shareholder in favor of Pioneer, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Scott Carpenter

Name: Scott Carpenter
Title:   Chief Operating Officer
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
ALPHA WAVE VENTURES, LP
By:
Falcon Special Opportunities General Partner, LP

Its:
General Partner

By:
Falcon Edge (Cayman) GP, Ltd

Its:
General Partner

By:
/s/ Scott Carpenter

Name: Scott Carpenter
Title:   Director
Record and/or Beneficial Ownership:
Pioneer Class A Shares:
4,450,000

Pioneer Class B Shares:

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Scott Carpenter
Facsimile:
E-mail: scarpenter@falconedgecap.com
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
/s/Noah Kerner

Name: Noah Kerner Title:   Chief Executive Officer
[Signature Page to Sponsor Lock-Up Agreement]

SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share, Class B ordinary shares, par value $0.0001 per share, and/or warrants (issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Pioneer and Pioneer Merger Sponsor LLC) as applicable, of Pioneer (the “Pioneer Equity Securities”), and (iii) Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Equity Securities set forth on the signature page hereto (together with any other Equity Securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Pioneer, Supporting Sponsor Shareholder and the members of Pioneer’s board of directors and/or management team are party to that certain letter agreement, dated as of January 12, 2021 (the “Insider Letter”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Sponsor Shareholder and Pioneer entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Sponsor Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (w) the twelve (12) month anniversary of the date of the Closing, (x) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares in Pioneer for cash, securities or other property (clause (x), a “Liquidity Event”), (y) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (y) in the Third Party Tender itself and not otherwise outside the Third Party Tender), and (z) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Sponsor Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Sponsor Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Supporting Sponsor Shareholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Supporting Sponsor Shareholder being an individual, by virtue of laws of descent and distribution upon death of Supporting Sponsor Shareholder; (C) in the case of Supporting Sponsor Shareholder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Supporting Sponsor Shareholder to its members, partners, or shareholders pursuant to the Supporting Sponsor Shareholder’s organizational documents; (E) by virtue of applicable law or the Supporting Sponsor Shareholder’s organizational documents upon liquidation or dissolution of Supporting Sponsor Shareholder; (F) to Pioneer for no value for cancellation in connection with the consummation of a Liquidity Event; (G) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event or Third Party Tender; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Pioneer’s holders of Pioneer Restricted Securities having the right to exchange their Pioneer Restricted Securities for cash, securities or other property subsequent to the completion of a Liquidity Event; (I) in the case of the Supporting Sponsor Shareholder being an entity, to the Supporting Sponsor Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Sponsor Shareholder’s officers or directors; or (J) to the Company in connection with the Supporting Sponsor Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program. To the extent the Supporting Sponsor Shareholder is the Sponsor, it is agreed the term “Permitted Transfer” shall be deemed to include a Transfer made by any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of Supporting Sponsor Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, Supporting Sponsor Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Sponsor Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Sponsor Shareholder shall not permit the Insider Letter to be amended or modified without the Company’s consent.
(f)   At any time during the Lock-Up Period, the Company may, to the extent not prohibited by applicable Law and subject to Section 1(g), waive compliance by the Supporting Sponsor Shareholder with any of the agreements or conditions for the benefit of the Company set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company.
(g)   If any Supporting Company Shareholder (as defined below) or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Sponsor Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Sponsor Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Sponsor Shareholder immediately following the consummation of the Closing.
2.   Representations and Warranties of Supporting Sponsor Shareholder.   Supporting Sponsor Shareholder represents and warrants to the Company as follows:
(a)   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) if Supporting Sponsor Shareholder is an entity, conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
3.   Other Lock-Up Agreements.   Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, an “Other Sponsor Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, together with the Other Sponsor Lock-Up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(g), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder) to include, any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Sponsor Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

4.   Miscellaneous.
(a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of  (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Sponsor Shareholder are personal to Supporting Sponsor Shareholder and may not be transferred or delegated by Supporting Sponsor Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Sponsor Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver) (subject to Section 1(g) herein), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company Shareholder Representative and the Supporting Sponsor Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under any other agreement between Supporting Sponsor Shareholder and Pioneer or the Company or any certificate or instrument executed by Supporting Sponsor Shareholder in favor of Pioneer, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Scott Carpenter

Name: Scott Carpenter
Title:   Chief Operating Officer
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:

Name: Mitchell Caplan
Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Mitchell Caplan
Facsimile:
E-mail:
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
/s/ Noah Kerner

Name: Noah Kerner
Title:   Chief Executive Officer
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:

Name: Scott Carpenter
Title:   Chief Operating Officer
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
/s/ Mitchell Caplan

Name: Mitchell Caplan
Record and/or Beneficial Ownership:
Pioneer Class A Shares:
N/A

Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Mitchell Caplan
Facsimile: N/A
E-mail: mhcaplan@gmail.com
[Signature Page to Sponsor Lock-Up Agreement]

SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share, Class B ordinary shares, par value $0.0001 per share, and/or warrants (issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Pioneer and Pioneer Merger Sponsor LLC) as applicable, of Pioneer (the “Pioneer Equity Securities”), and (iii) Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Equity Securities set forth on the signature page hereto (together with any other Equity Securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Pioneer, Supporting Sponsor Shareholder and the members of Pioneer’s board of directors and/or management team are party to that certain letter agreement, dated as of January 12, 2021 (the “Insider Letter”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Sponsor Shareholder and Pioneer entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Sponsor Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (w) the twelve (12) month anniversary of the date of the Closing, (x) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares in Pioneer for cash, securities or other property (clause (x), a “Liquidity Event”), (y) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (y) in the Third Party Tender itself and not otherwise outside the Third Party Tender), and (z) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Sponsor Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Sponsor Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Supporting Sponsor Shareholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Supporting Sponsor Shareholder being an individual, by virtue of laws of descent and distribution upon death of Supporting Sponsor Shareholder; (C) in the case of Supporting Sponsor Shareholder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Supporting Sponsor Shareholder to its members, partners, or shareholders pursuant to the Supporting Sponsor Shareholder’s organizational documents; (E) by virtue of applicable law or the Supporting Sponsor Shareholder’s organizational documents upon liquidation or dissolution of Supporting Sponsor Shareholder; (F) to Pioneer for no value for cancellation in connection with the consummation of a Liquidity Event; (G) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event or Third Party Tender; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Pioneer’s holders of Pioneer Restricted Securities having the right to exchange their Pioneer Restricted Securities for cash, securities or other property subsequent to the completion of a Liquidity Event; (I) in the case of the Supporting Sponsor Shareholder being an entity, to the Supporting Sponsor Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Sponsor Shareholder’s officers or directors; or (J) to the Company in connection with the Supporting Sponsor Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program. To the extent the Supporting Sponsor Shareholder is the Sponsor, it is agreed the term “Permitted Transfer” shall be deemed to include a Transfer made by any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of Supporting Sponsor Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, Supporting Sponsor Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Sponsor Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Sponsor Shareholder shall not permit the Insider Letter to be amended or modified without the Company’s consent.
(f)   At any time during the Lock-Up Period, the Company may, to the extent not prohibited by applicable Law and subject to Section 1(g), waive compliance by the Supporting Sponsor Shareholder with any of the agreements or conditions for the benefit of the Company set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company.
(g)   If any Supporting Company Shareholder (as defined below) or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Sponsor Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Sponsor Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Sponsor Shareholder immediately following the consummation of the Closing.
2.   Representations and Warranties of Supporting Sponsor Shareholder.   Supporting Sponsor Shareholder represents and warrants to the Company as follows:
(a)   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) if Supporting Sponsor Shareholder is an entity, conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
3.   Other Lock-Up Agreements.   Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, an “Other Sponsor Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, together with the Other Sponsor Lock-Up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(g), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder) to include, any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Sponsor Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

4.   Miscellaneous.
(a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of  (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Sponsor Shareholder are personal to Supporting Sponsor Shareholder and may not be transferred or delegated by Supporting Sponsor Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Sponsor Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver) (subject to Section 1(g) herein), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company Shareholder Representative and the Supporting Sponsor Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under any other agreement between Supporting Sponsor Shareholder and Pioneer or the Company or any certificate or instrument executed by Supporting Sponsor Shareholder in favor of Pioneer, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Scott Carpenter

Name: Scott Carpenter
Title:   Chief Operating Officer
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:

Name: Oscar Salazar
Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Oscar Salazar
Facsimile:
E-mail:
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
/s/ Noah Kerner

Name: Noah Kerner
Title:   Chief Executive Officer
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:

Name: Scott Carpenter
Title:   Chief Operating Officer
ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
/s/ Oscar Salazar

Name: Oscar Salazar
Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Oscar Salazar
Facsimile:
E-mail: oscar@ogonllc.com
[Signature Page to Sponsor Lock-Up Agreement]

SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) Pioneer Merger Sponsor LLC, a Cayman Islands limited liability company (the “Supporting Sponsor Shareholder”) and holder of Class A ordinary shares, par value $0.0001 per share, Class B ordinary shares, par value $0.0001 per share, and/or warrants (issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Pioneer and Pioneer Merger Sponsor LLC) as applicable, of Pioneer (the “Pioneer Equity Securities”), and (iii) Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Equity Securities set forth on the signature page hereto (together with any other Equity Securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Pioneer, Supporting Sponsor Shareholder and the members of Pioneer’s board of directors and/or management team are party to that certain letter agreement, dated as of January 12, 2021 (the “Insider Letter”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Sponsor Shareholder and Pioneer entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Sponsor Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (w) the twelve (12) month anniversary of the date of the Closing, (x) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares in Pioneer for cash, securities or other property (clause (x), a “Liquidity Event”), (y) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (y) in the Third Party Tender itself and not otherwise outside the Third Party Tender), and (z) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Sponsor Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Sponsor Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Supporting Sponsor Shareholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Supporting Sponsor Shareholder being an individual, by virtue of laws of descent and distribution upon death of Supporting Sponsor Shareholder; (C) in the case of Supporting Sponsor Shareholder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Supporting Sponsor Shareholder to its members, partners, or shareholders pursuant to the Supporting Sponsor Shareholder’s organizational documents; (E) by virtue of applicable law or the Supporting Sponsor Shareholder’s organizational documents upon liquidation or dissolution of Supporting Sponsor Shareholder; (F) to Pioneer for no value for cancellation in connection with the consummation of a Liquidity Event; (G) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event or Third Party Tender; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Pioneer’s holders of Pioneer Restricted Securities having the right to exchange their Pioneer Restricted Securities for cash, securities or other property subsequent to the completion of a Liquidity Event; (I) in the case of the Supporting Sponsor Shareholder being an entity, to the Supporting Sponsor Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Sponsor Shareholder’s officers or directors; or (J) to the Company in connection with the Supporting Sponsor Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program. To the extent the Supporting Sponsor Shareholder is the Sponsor, it is agreed the term “Permitted Transfer” shall be deemed to include a Transfer made by any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of Supporting Sponsor Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, Supporting Sponsor Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Sponsor Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Sponsor Shareholder shall not permit the Insider Letter to be amended or modified without the Company’s consent.
(f)   At any time during the Lock-Up Period, the Company may, to the extent not prohibited by applicable Law and subject to Section 1(g), waive compliance by the Supporting Sponsor Shareholder with any of the agreements or conditions for the benefit of the Company set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company.
(g)   If any Supporting Company Shareholder (as defined below) or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Sponsor Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Sponsor Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Sponsor Shareholder immediately following the consummation of the Closing.
2.   Representations and Warranties of Supporting Sponsor Shareholder.   Supporting Sponsor Shareholder represents and warrants to the Company as follows:
(a)   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) if Supporting Sponsor Shareholder is an entity, conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
3.   Other Lock-Up Agreements.   Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, an “Other Sponsor Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, together with the Other Sponsor Lock-Up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(g), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder) to include, any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Sponsor Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

4.   Miscellaneous.
(a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of  (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Sponsor Shareholder are personal to Supporting Sponsor Shareholder and may not be transferred or delegated by Supporting Sponsor Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Sponsor Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver) (subject to Section 1(g) herein), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company Shareholder Representative and the Supporting Sponsor Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under any other agreement between Supporting Sponsor Shareholder and Pioneer or the Company or any certificate or instrument executed by Supporting Sponsor Shareholder in favor of Pioneer, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Scott Carpenter

Name:
Scott Carpenter

Title:
Chief Operating Officer

ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
PIONEER MERGER SPONSOR LLC
By:

Name:
Richard Gerson

Title:
Manager

Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
9,942,500

Pioneer Warrants:
6,700,000

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Richard Gerson
Facsimile:
E-mail:
rgerson@falconedgecap.com
notices@falconedgecap.com

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
/s/ Noah Kerner

Name:
Noah Kerner

Title:
Chief Executive Officer

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:

Name:
Scott Carpenter

Title:
Chief Operating Officer

ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
PIONEER MERGER SPONSOR LLC
By:
/s/ Richard Gerson

Name:
Richard Gerson

Title:
Manager

Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
9,942,500

Pioneer Warrants:
6,700,000

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Richard Gerson
Facsimile:
E-mail:
rgerson@falconedgecap.com
notices@falconedgecap.com

[Signature Page to Sponsor Lock-Up Agreement]

SPONSOR LOCK-UP AGREEMENT
This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 26, 2021, is made by and among (i) Pioneer Merger Corp, a Cayman Islands exempted company (“Pioneer”), (ii) the undersigned director of Pioneer (the “Supporting Sponsor Shareholder”), a holder of Class A ordinary shares, par value $0.0001 per share, Class B ordinary shares, par value $0.0001 per share, and/or warrants (issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 7, 2021, by and between Pioneer and Pioneer Merger Sponsor LLC) as applicable, of Pioneer (the “Pioneer Equity Securities”), and (iii) Acorns Grow Incorporated, a Delaware corporation (the “Company”). Pioneer, the Supporting Sponsor Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).
WHEREAS, Pioneer, Pioneer SPAC Merger Sub Inc., a Delaware corporation, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof  (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);
WHEREAS, as of the date hereof, the Supporting Sponsor Shareholder is the record and/or beneficial owner of the number of Pioneer Equity Securities set forth on the signature page hereto (together with any other Equity Securities of Pioneer that the Supporting Sponsor Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);
WHEREAS, Pioneer, Supporting Sponsor Shareholder and the members of Pioneer’s board of directors and/or management team are party to that certain letter agreement, dated as of January 12, 2021 (the “Insider Letter”); and
WHEREAS, the Supporting Sponsor Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Sponsor Shareholder and Pioneer entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.   Lock-Up Provisions.
(a)   The Supporting Sponsor Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of  (w) the twelve (12) month anniversary of the date of the Closing, (x) the date after the Closing on which Pioneer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pioneer’s shareholders having the right to exchange their Class A ordinary shares in Pioneer for cash, securities or other property (clause (x), a “Liquidity Event”), (y) if after the Closing a third party makes a tender offer or similar transaction to all of Pioneer’s shareholders to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding Pioneer Shares for cash, securities or other property (a “Third Party Tender”), the last day on which Pioneer Shares may be tendered or otherwise committed in connection with such Third Party Tender, provided that, if such Third Party Tender is not completed, the Lock-Up Period shall be revived and continue in accordance with its terms (and for the avoidance of doubt, such Pioneer Shares may only be Transferred pursuant to this clause (y) in the Third Party Tender itself and not otherwise outside the Third Party Tender), and (z) the trading day, if any, on which the closing price of the Class A ordinary shares of Pioneer equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 consecutive trading days within a 30-trading day period commencing at least 150 days after the Closing Date (such period described in this clause (1), the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities that require the disclosure of such transaction on either Form 3 or Form 4 pursuant to the applicable requirements of Section 16 of the Exchange Act; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Sponsor Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Pioneer and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Sponsor Shareholder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of Supporting Sponsor Shareholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of Supporting Sponsor Shareholder being an individual, by virtue of laws of descent and distribution upon death of Supporting Sponsor Shareholder; (C) in the case of Supporting Sponsor Shareholder being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from Supporting Sponsor Shareholder to its members, partners, or shareholders pursuant to the Supporting Sponsor Shareholder’s organizational documents; (E) by virtue of applicable law or the Supporting Sponsor Shareholder’s organizational documents upon liquidation or dissolution of Supporting Sponsor Shareholder; (F) to Pioneer for no value for cancellation in connection with the consummation of a Liquidity Event; (G) in the event of Pioneer’s liquidation prior to the completion of a Liquidity Event or Third Party Tender; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Pioneer’s holders of Pioneer Restricted Securities having the right to exchange their Pioneer Restricted Securities for cash, securities or other property subsequent to the completion of a Liquidity Event; (I) in the case of the Supporting Sponsor Shareholder being an entity, to the Supporting Sponsor Shareholder’s officers or directors, any affiliate or family member of any of the Supporting Sponsor Shareholder’s officers or directors; or (J) to the Company in connection with the Supporting Sponsor Shareholder’s contribution of Restricted Securities to the Acorns Customer Loyalty Share Program. To the extent the Supporting Sponsor Shareholder is the Sponsor, it is agreed the term “Permitted Transfer” shall be deemed to include a Transfer made by any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates.
(b)   If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pioneer shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pioneer may impose stop-transfer instructions with respect to the Restricted Securities of Supporting Sponsor Shareholder (and Permitted Transferees thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 26, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
(d)   For the avoidance of any doubt, Supporting Sponsor Shareholder shall retain all of its rights as a shareholder of Pioneer during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)   Supporting Sponsor Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Sponsor Shareholder shall not permit the Insider Letter to be amended or modified without the Company’s consent.
(f)   At any time during the Lock-Up Period, the Company may, to the extent not prohibited by applicable Law and subject to Section 1(g), waive compliance by the Supporting Sponsor Shareholder with any of the agreements or conditions for the benefit of the Company set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of the Company.
(g)   If any Supporting Company Shareholder (as defined below) or Supporting Sponsor Shareholder is granted a release or waiver from or termination of any lock-up agreement (such holder, a “Triggering Holder”) executed in connection with the transactions contemplated by the Combination Agreement prior to the expiration of the Lock-Up Period, then the Company and Pioneer (i) shall provide written notice to the Supporting Sponsor Shareholder of the terms of such release, waiver or termination and (ii) shall be deemed to have granted a release, waiver or termination of this Agreement in respect of the Supporting Sponsor Shareholder’s obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Restricted Securities (rounded down to the nearest whole security) equal to the product of (i) the total percentage of Restricted Securities (as defined in the Triggering Holder’s lock-up agreement) held by the Triggering Holder immediately following the consummation of the Closing that are being released from the applicable lock-up agreement multiplied by (ii) the total number of Restricted Securities held by the Supporting Sponsor Shareholder immediately following the consummation of the Closing.
2.   Representations and Warranties of Supporting Sponsor Shareholder.   Supporting Sponsor Shareholder represents and warrants to the Company as follows:
(a)   The Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.
(b)   If the Supporting Sponsor Shareholder is not an individual, the Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Sponsor Shareholder is an individual, the Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of the Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)   The execution and delivery of this Agreement by Supporting Sponsor Shareholder does not, and the performance by Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Sponsor Shareholder is subject or by which any property or asset of Supporting Sponsor Shareholder is bound, (ii) if Supporting Sponsor Shareholder is an entity, conflict with or result in a violation of the Governing Documents of Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Sponsor Shareholder or, if Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
(d)   No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Supporting Sponsor Shareholder with respect to Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)   As of the date hereof, there are no Proceedings pending against Supporting Sponsor Shareholder, or to the knowledge of Supporting Sponsor Shareholder threatened against Supporting Sponsor Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Sponsor Shareholder of its obligations under this Agreement.
3.   Other Lock-Up Agreements.   Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each other Supporting Sponsor Shareholder has entered into or will enter into a Sponsor Lock-Up Agreement with the Company and Pioneer (each, an “Other Sponsor Lock-Up Agreement”) having terms and conditions that are no more favorable to such other Supporting Sponsor Shareholder than the terms and conditions contained in this Agreement. Pioneer represents and warrants to the Supporting Sponsor Shareholder that, as of the date hereof, each Key Company Shareholder has entered into or will enter into a Company Lock-Up Agreement with the Company and Pioneer (each, together with the Other Sponsor Lock-Up Agreements, an “Other Lock-Up Agreement”) substantially in the form attached as an exhibit to the Combination Agreement. Furthermore, and in addition to and without limiting the express provisions of Section 1(g), the Company and Pioneer hereby agree that, in the event that any Other Lock-Up Agreement includes (notwithstanding the representations and warranties in the previous two sentences), or is amended or modified (including by waiver of a Key Company Shareholder’s or Supporting Sponsor Shareholder’s obligations thereunder) to include, any terms or conditions that are more favorable to the applicable Key Company Shareholder or Supporting Sponsor Shareholder under such Other Lock-Up Agreement than those contained in this Agreement or any Other Lock-Up Agreement, the Company or Pioneer, as applicable, shall, promptly following the execution, amendment or modification (including by waiver) of such Other Lock-Up Agreement, offer to the Supporting Sponsor Shareholder the opportunity to amend or modify this Agreement to include such terms and conditions (or waive such obligations, if applicable).

4.   Miscellaneous.
(a)   Termination.   This Agreement, and all of the representations, warranties, agreements and covenants contained herein, shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of  (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of  (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 4(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 4 of this Agreement, including this Section 4(a), shall survive any termination of this Agreement.
(b)   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Sponsor Shareholder are personal to Supporting Sponsor Shareholder and may not be transferred or delegated by Supporting Sponsor Shareholder (except to a Permitted Transferee) at any time without the prior written consent of Pioneer and the Company. Each of Pioneer and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Sponsor Shareholder.
(c)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)   Incorporation by Reference.   Supporting Sponsor Shareholder expressly agrees to be bound by the provisions of Sections 9.1 (Non-Survival), 9.5 (Fees and Expenses), 9.6 (Construction; Interpretation), 9.9 (Severability), 9.10 (Counterparts; Electronic Signatures), 9.12 (No Recourse), 9.13 (Extension; Waiver) (subject to Section 1(g) herein), 9.14 (Governing Law), 9.15 (Submission to Jurisdiction), 9.16 (Waiver of Jury Trial), 9.17 (Remedies) and 9.18 (Legal Representation) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) (a) in the case of the Company or Pioneer, in accordance with Section 9.4 of the Combination Agreement and (b) in the case of the Supporting Sponsor Shareholder, to the address set forth below Supporting Sponsor Shareholder’s name on the signature page to this Agreement.
(f)   Amendment.   Except as provided in Section 1(e) and Section 3, this Agreement may be amended or modified only by a written agreement executed and delivered by Pioneer, the Company Shareholder Representative and the Supporting Sponsor Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 4(f) shall be void, ab initio.
(g)   Entire Agreement.   This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Ancillary Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under any other agreement between Supporting Sponsor Shareholder and Pioneer or the Company or any certificate or instrument executed by Supporting Sponsor Shareholder in favor of Pioneer, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pioneer or the Company or any of the obligations of Supporting Sponsor Shareholder under this Agreement.
(h)   Further Assurances.   From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:
/s/ Scott Carpenter

Name:
Scott Carpenter

Title:
Chief Operating Officer

ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:

Name:
Todd Davis

Record and/or Beneficial Ownership:
Pioneer Class A Shares:
Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Todd Davis
Facsimile:
E-mail:
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
ACORNS GROW INCORPORATED
By:
/s/ Noah Kerner

Name:
Noah Kerner

Title:
Cheif Executive Officer

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.
PIONEER MERGER CORP.
By:

Name:
Scott Carpenter

Title:
Chief Operating Officer

ACORNS GROW INCORPORATED
By:

Name:
Title:
SUPPORTING SPONSOR SHAREHOLDER:
By:
/s/ Todd Davis

Name:
Todd Davis

Record and/or Beneficial Ownership:
Pioneer Class A Shares:

Pioneer Class B Shares:
40,000

Pioneer Warrants:

Address for Notice:
660 Madison Avenue, 19th Floor
New York, New York
10065
Attention: Todd Davis
Facsimile: 6026842112
E-mail: LIFEdockCEO@gmail.com
[Signature Page to Sponsor Lock-Up Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1†*	Business Combination Agreement, dated as of May 26, 2021, by and among Pioneer Merger Corp., Pioneer SPAC Merger Sub, Inc. and Acorns Grow Incorporated (included as Annex A to the proxy statement/consent solicitation statement/prospectus).
3.1*	Amended and Restated Memorandum and Articles of Association of Pioneer Merger Corp., as currently in effect (included as Annex B to the proxy statement/consent solicitation statement/prospectus).
3.2*	Form of Certificate of Incorporation of Acorns Holdings, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/consent solicitation statement/prospectus).
3.3*	Form of Bylaws of Acorns Holdings, Inc., to become effective upon Domestication (included as Annex D to the proxy statement/consent solicitation statement/prospectus).
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on December 30, 2020).
4.2*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on December 30, 2020).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on December 30, 2020).
4.4*	Form of Certificate of Corporate Domestication of Pioneer Merger Corp., to be filed with the Secretary of the State of Delaware.
4.5*	Warrant Agreement, dated as of January 12, 2021, by and between Continental Stock Transfer & Trust Company and Pioneer Merger Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on January 14, 2021).
4.6*	Note Purchase Agreement, dated as of March 26, 2021, by and among Acorns Grow Incorporated and the individuals and entities listed on the Schedule of Lenders attached thereto (incorporated by reference to Exhibit 4.6 of the original filing of this Registration Statement on Form S-4).

Exhibit Number	Description
5.1*	Opinion of Kirkland & Ellis LLP.
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1*	Sponsor Support Agreements, dated as of May 26, 2021, by and among the Supporting Sponsor Shareholder as defined therein, Pioneer Merger Corp. and Acorns Grow Incorporated (included as Annex E to the proxy statement/consent solicitation statement/prospectus).
10.2*	Form of Company Lock-up Agreement (included as Annex F to the proxy statement/consent solicitation statement/prospectus).
10.3*	Shareholders’ Agreement, dated as of May 26, 2021, by and among Pioneer Merger Corp., Pioneer Merger Sponsor LLC and Acorns Grow Incorporated (included as Annex G to the proxy statement/consent solicitation statement/prospectus).
10.4*	Sponsor Warrant Forfeiture Agreement, dated as of May 26, 2021, by and among Pioneer Merger Corp., Pioneer Merger Sponsor LLC and Acorns Grow Incorporated (included as Annex H to the proxy statement/consent solicitation statement/prospectus).
10.5*	Form of Subscription Agreement (included as Annex I to the proxy statement/consent solicitation statement/prospectus).
10.6*	Form of Amended and Restated Registration Rights Agreement (included as Annex J to the proxy statement/consent solicitation statement/prospectus).
10.7*	Form of Company Support Agreement (included as Annex K to the proxy statement/consent solicitation statement/prospectus).
10.8*	Form of Pioneer Merger Corp. 2021 Long-Term Incentive Award Plan (and related award agreements) (included as Annex L to the proxy statement/consent solicitation statement/prospectus).
10.9*	Form of Pioneer Merger Corp. 2021 Employee Stock Purchase Plan (included as Annex M to the proxy statement/consent solicitation statement/prospectus)
10.10*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on December 30, 2020).
10.11*	Sponsor Lock-Up Agreements, dated as of May 26, 2021, by and among the Supporting Sponsor Shareholder as defined therein, Pioneer Merger Corp. and Acorns Grow Incorporated (included as Annex N to the proxy statement/consent solicitation statement/prospectus).
10.12#*	Offer Letter, dated July 11, 2021, between Rich Sullivan and Acorns Grow Incorporated.
10.13#*	Offer Letter, dated July 27, 2021, between David Hijirida and Acorns Grow Incorporated.
10.14#*	Offer Letter, dated September 21, 2021 between Seth Wunder and Acorns Grow Incorporated.
10.15#*	Offer Letter, dated November 24, 2020, between James Moorhead and Acorns Grow Incorporated.
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Pioneer Merger Corp.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Acorns Grow Incorporated.
23.3	Consent of Moss Adams LLP, independent registered public accounting firm for Acorns Grow Incorporated.
23.4*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (see page II-5 of the original filing of this Registration Statement on Form S-4).
99.1*	Form of Proxy for Extraordinary General Meeting.

Exhibit Number	Description
99.2	Consent of Sarah Jones Simmer to be named as a director.
99.3*	Consent of Brent Callinicos to be named as a director.
99.4*	Consent of John Flynn to be named as a director.
99.5*	Consent of Noah Kerner to be named as a director.
99.6*	Consent of Varsha Rao to be named as a director.
99.7*	Consent of Dana Settle to be named as a director.
99.8	Consent of Navroz Udwadia to be named as a director.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

#
Management contract or compensatory plan or arrangement.

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.
Undertakings

The undersigned Registrant hereby undertakes:
(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 12th day of November, 2021.
PIONEER MERGER CORP.
By: /s/ Ryan Khoury

Name: Ryan Khoury
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
* Jonathan Christodoro	Chairman	November 12, 2021
* Oscar Salazar	Director	November 12, 2021
* Mitchell Caplan	Director	November 12, 2021
* Todd Davis	Director	November 12, 2021
/s/ Ryan Khoury Ryan Khoury	Chief Executive Officer (Principal Executive Officer)	November 12, 2021
* Matthew Corey	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2021
*By: /s/ Ryan Khoury Name: Ryan Khoury Title: Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Pioneer Merger Corp. has signed this registration statement or amendment thereto in New York, New York on November 12, 2021.
Authorized U.S. Representative
Pioneer Merger Corp.
By:
/s/ Ryan Khoury

Name: Ryan Khoury
Title: Chief Executive Officer